As filed with the Securities and Exchange Commission on August 12, 2008

Registration No. 333-150141

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, LLC

(Exact name of registrant as specified in its charter)

Delaware	6282	20-8880053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Suydam, Esq.

Chief Legal and Administrative Officer

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor,

New York, New York 10019

(212) 515-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Monica K. Thurmond, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A shares, representing Class A limited liability company interests	37,324,540	$14.00	$522,543,560	$20,536

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. No exchange or over-the-counter market exists for the registrant’s Class A shares, however, shares of the registrant’s Class A shares issued to qualified institutional buyers in connection with its August 2007 exempt sale are traded through a private over-the-counter market for Tradable Unregistered Equity Securities, developed by Goldman, Sachs & Co., or the “GSTrUESM OTC market,” under the symbol “APOLLZ.” The last sale of shares of the registrant’s Class A shares that was effected on the GSTrUESM OTC market, of which the registrant is aware, occurred on August 11, 2008 at a price of $14.00.

(2)	$16,410 was paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 12, 2008

PROSPECTUS

Apollo Global Management, LLC

37,324,540 Class A Shares

Representing Class A Limited Liability Company Interests

This prospectus relates solely to the resale of up to an aggregate of 37,324,540 Class A shares, representing Class A limited liability company interests of Apollo Global Management, LLC, by the selling shareholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). The selling shareholders acquired the Class A shares in the exempt offerings, both of which closed on August 8, 2007 and which we refer to as the “Offering Transactions.” We are registering the offer and sale of the Class A shares to satisfy registration rights we have granted to the selling shareholders. We intend to apply to list our Class A shares on the New York Stock Exchange, or the “NYSE,” under the symbol “            .” The listing is subject to approval of our application. Until our Class A shares are regularly traded on the NYSE, we expect that the selling shareholders initially will sell their shares at prices between $            and $            per share, if any shares are sold.

The selling shareholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of these Class A shares by the selling shareholders. We have agreed to pay all expenses relating to registering the securities. The selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of these Class A shares.

Investing in our Class A shares involves risks. You should read the section entitled “Risk Factors “ beginning on page 31 for a discussion of certain risk factors that you should consider before investing in our Class A shares. These risks include:

•

Apollo Global Management, LLC is managed by our manager, which is controlled and owned by our managing partners. Our manager and its affiliates have limited fiduciary duties to us and our shareholders, which may permit them to favor their own interests to the detriment of us and our shareholders.

•	Our Class A shareholders will have only limited voting rights on matters affecting our businesses and will have no right to elect our manager.

•

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses without shareholder consent, each of which may result in additional risks and uncertainties in our businesses.

•

As discussed in “Material U.S. Federal Tax Considerations,” Apollo Global Management, LLC will be treated as a partnership for U.S. Federal income tax purposes and you may therefore be subject to taxation on your allocable share of items of income, gain, loss, deduction and credit of Apollo Global Management, LLC. You may not receive cash distributions equal to your allocable share of our net taxable income or even in an amount sufficient to pay the tax liability that results from that income.

•

Members of the United States Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and to apply to us, we would incur a material increase in our tax liability, which could result in a reduction in the value of our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2008.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In considering the performance information relating to our funds contained herein, prospective Class A shareholders should bear in mind that the performance of our funds is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results.

In addition, an investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. As a result of deconsolidation of most of our funds, we will not be consolidating those funds in our financial statements for periods after either August 1, 2007 or November 30, 2007.

This prospectus is solely an offer with respect to Class A shares, and is not an offer directly or indirectly of any securities of any of our funds.

The distribution of this prospectus and the offering and sale of the Class A shares in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Class A shares in any jurisdiction in which such offer or invitation would be unlawful.

i

VALUATION AND RELATED DATA

This prospectus contains valuation data relating to the Apollo funds and related data that have been derived from such funds. When considering the valuation and related data presented in this prospectus, you should bear in mind that the historical results of the private equity and capital markets funds that Apollo has managed or sponsored in the past are not indicative of the future results that you should expect from the Apollo funds or from us.

TERMS USED IN THIS PROSPECTUS

When used in this prospectus, unless the context otherwise requires:

•

“AAA” refers to AP Alternative Assets, L.P., a Guernsey limited partnership that generally invests alongside our private equity funds and directly in our capital markets funds and in other transactions that we sponsor and manage; the common units of AAA are listed on Euronext Amsterdam N.V., which we refer to as “Euronext Amsterdam”;

•	“AAA Investments” refers to AAA Investments, L.P., a Guernsey limited partnership through which AAA’s investments are made;

•	“AAOF” refers to Apollo Asia Opportunity Master Fund, L.P., together with its feeder funds;

•	“ACLF” refers to Apollo Credit Liquidity Fund, L.P.;

•	“AIC” refers to Apollo Investment Corporation, our publicly traded business development company;

•	“AIE I” and “AIE II” mean AP Investment Europe Limited and Apollo Investment Europe II, L.P., respectively;

•

“Apollo,” “we,” “us,” “our” and the “company” refer collectively to Apollo Global Management, LLC and its subsidiaries, including the Apollo Operating Group (as defined below) and all of its subsidiaries;

•	“Apollo funds” and “our funds” refer to the private funds and alternative asset companies that are managed by the Apollo Operating Group;

•

“Apollo Operating Group” refers to (i) the limited partnerships through which our managing partners currently operate our businesses and (ii) one or more limited partnerships formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we refer to as our “principal investments”;

•

“Apollo Real Estate” refers to the entities that manage the Apollo Real Estate Investment Funds, a series of private real estate oriented funds initially established in 1993; our managing partners maintain a minority interest in Apollo Real Estate, but neither they nor we exert any managerial control;

•

“Ares” refers to Ares Corporate Opportunity Fund, which Apollo established in 1997 to invest predominantly in capital markets-based securities, including senior bank loans and high-yield and mezzanine debt, and other related funds; our managing partners maintain a minority interest in Ares, but neither they nor we exert any managerial control;

•	“Artus” refers to Apollo/Artus Investors 2007-1, L.P.;

•

“Assets Under Management,” or “AUM,” refers to the assets we manage or with respect to which we have control, including capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)	the fair value of our private equity investments plus the capital that we are entitled to call from our investors pursuant to the terms of their capital commitments plus non-recallable capital to the extent a fund is within the commitment period in which management fees are calculated based on total commitments to the fund;

(ii)	the net asset value, or “NAV,” of our capital markets funds, other than collateralized senior credit opportunity funds (such as Artus, which we measure by using the mark-to-market value of the aggregate principal amount of the underlying collateralized loan obligations) plus used or available leverage and/or capital commitments; and

(iii)	the fair value of any other assets that we manage plus unused credit facilities and/or capital commitments available for investment that are not otherwise included in clauses (i) or (ii) above.

We earn management fees from the funds that we manage pursuant to management agreements on a basis that varies from Apollo fund to Apollo fund (e.g., any of “net asset value,” “gross assets,” “adjusted cost of all unrealized portfolio investments,” “capital commitments,” “adjusted assets” or “capital contributions,” each as defined in the applicable management agreement, may form the basis for a management fee calculation). Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our AUM measure includes assets under management for which we charge either no or nominal fees. See “Business—Fees, Carried Interest, Redemption and Termination.” Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Apollo fund management agreements.

•

“carried interest,” “incentive income” and “carried interest income” refer to interests granted to Apollo by an Apollo fund that entitle Apollo to receive allocations, distributions or fees calculated by reference to the performance of such fund or its underlying investments;

•	“COF I” and “COF II” mean Apollo Credit Opportunity Fund I, L.P. and Apollo Credit Opportunity Fund II, L.P., respectively;

•	“co-founded” means the individuals who joined Apollo in 1990, the year in which the company commenced business operations;

•	“contributing partners” refers to those of our partners, collectively, who own approximately 9.1% of the Apollo Operating Group units;

•	“EPF” refers to Apollo European Principal Finance Fund, L.P., together with its feeder funds;

•

“feeder funds” refer to funds that operate by placing substantially all of their assets in, and conducting substantially all of their investment and trading activities through, a master fund, which is designed to facilitate collective investment by the participating feeder funds. With respect to certain of our funds that are organized in a master-feeder structure, the feeder funds are permitted to make investments outside the master fund when deemed appropriate by the fund’s investment manager;

•

“Fund I,” “Fund II,” “Fund III,” “Fund IV,” “Fund V,” “Fund VI,” and “Fund VII” mean Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P., Apollo Investment Fund VI, L.P. and Apollo Investment Fund VII, L.P., respectively, together with their parallel funds, as applicable;

•

“gross annualized return” means the gross compound annual rate of return based on proceeds and estimated fair market valuations of the underlying investments at the beginning and end of the measurement period;

•

“gross IRR” of a fund represents the cumulative investment-related cash flows for all of the investors in the fund on the basis of the actual timing of investment inflows and outflows (for unrealized investment assuming disposition on March 31, 2008) aggregated on a gross basis quarterly, and the return is annualized and compounded before management fees, carried interest and certain other fund expenses (including interest incurred by the fund itself) and measures the returns on the fund’s investments as a whole without regard to whether all of the returns would, if distributed, be payable to the fund’s investors;

•

“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership through which our managing partners and our contributing partners hold their Apollo Operating Group units;

•	“IRS” refers to the Internal Revenue Service;

•	“managing partners” refers to Messrs. Leon Black, Joshua Harris and Marc Rowan, collectively;

•

“multiple of invested capital” means (i) with respect to a given investment as of any date, the actual amount realized with respect to such investment plus the estimated fair market value of the remaining interest in such investment as of such date divided by the total capital invested in such investment through such date, and (ii) with respect to a fund as of any date, the aggregate actual amount realized in respect of such fund’s investments plus the estimated fair market value of the fund’s remaining interests in such investments as of such date divided by the lesser of the total capital invested in such investments and the total committed capital of such fund;

•	“net annualized return” of a fund means the gross annualized return of such fund, net of management fees, incentive income and all other fund expenses (including interest incurred by the fund itself);

•

“net IRR” of a fund means the gross IRR applicable to all investors, including related parties which may not pay fees, net of management fees, organizational expenses, transaction costs, and certain other fund expenses (including interest incurred by the fund itself) and realized carried interest, and measures returns based on amounts that, if distributed, would be paid to investors of the fund; to the extent that an Apollo private equity fund exceeds all requirements detailed within the applicable fund agreement, the estimated unrealized value is adjusted such that a percentage of up to 20.0% of the unrealized gain is allocated to the general partner, thereby reducing the balance attributable to fund investors;

•	“our manager” means AGM Management, LLC, a Delaware limited liability company that is controlled by our managing partners;

•

“permanent capital” means capital of funds that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law, which currently consist of AIC, AIE I and AAA; such funds may be required, or elect, to return all or a portion of capital gains and investment income;

•

“private equity investments” refers to (i) direct or indirect investments in existing and future private equity funds managed or sponsored by Apollo, (ii) direct or indirect co-investments with existing and future private equity funds managed or sponsored by Apollo, (iii) direct or indirect investments in securities which are not immediately capable of resale in a public market that Apollo identifies but does not pursue through its private equity funds, and (iv) investments of the type described in (i) through (iii) above made by Apollo funds;

•	“SOMA” refers to Apollo Special Opportunities Managed Account, L.P.;

•	“SVF” refers to Apollo Strategic Value Master Fund, L.P., together with its feeder funds;

•	“total annualized return” means the total compound annual rate of return for a security or index based on the change in market price, assuming the reinvestment of all dividends; and

•	“VIF” refers to Apollo Value Investment Master Fund, L.P., together with its feeder funds.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering, but does not contain all of the information that you should consider before investing in our Class A shares. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the related notes and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our Class A shares.

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with a track record of successful private equity, distressed debt and mezzanine investing. At the present time, as a result of the current supply and demand imbalance in the global credit markets, we are investing primarily in senior and subordinated debt securities. We raise, invest and manage private equity and credit-oriented capital markets funds on behalf of some of the world’s most prominent pension and endowment funds as well as other institutional and individual investors. As of March 31, 2008, we had Assets Under Management, or “AUM,” of $40.7 billion in our private equity and capital markets businesses. Our latest private equity fund, Fund VII, has raised over $14.0 billion as of the date hereof with a target of $15.0 billion, and a number of our capital markets funds are in various stages of fundraising. We have consistently produced attractive investment returns for our investors, with our private equity funds generating a 40% gross IRR and a 28% net IRR from inception through March 31, 2008.

Apollo is led by our managing partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 20 years and lead a team of more than 190 professionals as of March 31, 2008. This team possesses a broad range of transaction, financial, managerial and investment skills. We have offices in New York, London, Los Angeles, Singapore, Frankfurt and Paris. Subject to obtaining appropriate regulatory authority, we anticipate opening offices in India and Luxembourg. We operate two businesses in which we believe we are a market leader: private equity and credit-oriented capital markets. We generally operate these businesses in an integrated manner. Our investment professionals frequently collaborate and share information including market insight, management, consultant and banking contacts as well as potential investment opportunities, which contributes to our “library” of extensive industry knowledge and enables us to successfully invest across a company’s capital structure. This platform and the depth and experience of our investment team have enabled us to deliver strong long-term investment performance across various asset classes throughout a range of economic cycles. For example, three of Apollo’s most successful funds (in terms of net IRR), Funds I, II and V, were initiated during economic downturns. Funds I and II were initiated during the economic downturn of 1990 through 1993 and Fund V was initiated during the economic downturn of 2001 through late 2003.

We have experienced significant growth in our businesses through the growth of our private equity funds, globalizing our capital markets business and adding new products. We had AUM of $40.7 billion as of March 31, 2008 consisting of $30.6 billion in our private equity business and $10.1 billion in our capital markets business. Fund VII has raised over $14.0 billion as of the date hereof with a target of $15.0 billion. See “Risk Factors—Risks Related to Our Businesses—We may not be successful in raising new private equity or capital markets funds or in raising more capital for our capital markets funds.” Additionally, a number of our capital markets funds are currently in various stages of fundraising. We have grown our AUM at a 48% compound annual growth rate, or “CAGR,” from December 31, 2004 to March 31, 2008. We have achieved this growth by raising additional capital in our private equity and credit-oriented capital markets businesses, growing AUM through appreciation and by expanding our businesses to new strategies and geographies. We have also expanded the base of investors in our funds by accessing permanent capital through AIC, AIE I, and AAA. These distribution channels, including their current leverage, represent approximately 17% of our AUM as of March 31, 2008. In addition, we benefit from mandates with long-term capital commitments. As of March 31, 2008, approximately 82% of our AUM was in funds with a duration of ten years or more from inception.

We expect our growth in AUM to continue over time as we (1) raise larger private equity funds than the funds being liquidated, (2) retain profits in certain of our capital markets funds and raise additional capital to support those vehicles and (3) launch new investment vehicles as market opportunities present themselves. See “Risk Factors—Risks Related to Our Businesses—We may not be successful in raising new private equity or capital markets funds or in raising more capital for our capital markets funds.”

Our Businesses

We manage private equity and credit-oriented capital markets investment entities. We also manage AAA, a publicly listed vehicle, which generally invests alongside our private equity funds and directly in our capital markets funds. The diagram below summarizes our Assets Under Management.(1)

(1)	All data is as of March 31, 2008 unless otherwise noted. The chart does not reflect legal entities or assets managed by former affiliates.
(2)	Fund VII has a fundraising target of $15.0 billion. As of the date hereof, Fund VII has raised over $14.0 billion.
(3)	Two of our funds are denominated in Euros and translated into U.S. dollars at an exchange rate of €1.00 to $1.58 as of March 31, 2008.

Our revenues and other income consist principally of (i) management fees, which are based upon a percentage of the committed or invested capital (in the case of our private equity funds and certain of our capital markets funds), adjusted assets (in the case of AAA) and gross invested capital or fund net asset value (in the case of the rest of our capital markets funds), (ii) transaction and advisory fees received from private equity portfolio companies in respect of business and transaction consulting services that we provide, as well as advisory services provided to a capital markets fund, (iii) income based on the performance of our funds, which consists of allocations, distributions or fees from our private equity funds, AAA and our capital markets funds, and (iv) investment income from our investments as general partner and other direct investments primarily in the form of net gains from investment activities and dividend income. Carried interest from our private equity funds and certain of our capital markets funds entitles us to an allocation of a portion of the income and gains from that fund and is as much as 20% of the net realized income and gains that are achieved by the funds, generally subject to an annual preferred return for the limited partners of 8% with a “catch-up” allocation to us thereafter. The general partner of each of the funds accrues for its portion of carried interest at each balance sheet date for any changes in value of the funds’ underlying investments. For example, if one of our private equity funds were to exceed the preferred return threshold and generate $100 million of profits net of allocable fees and expenses from a given investment, our carried interest would entitle us to receive as much as $20 million of these net profits. Carried interest from most of our capital markets funds is as much as 20% of either the fund’s income and gain or the yearly appreciation of the fund’s net asset value. For such capital markets funds, we accrue carried interest on both realized and unrealized gains, subject to any applicable hurdles and high-water marks. Certain of our capital markets funds are subject to a preferred return. Our ability to generate carried interest is an important element of our business and has historically accounted for a very significant portion of our income. For the year ended December 31, 2007, management fees, transaction and advisory fees, and carried interest income represented 23.1%, 8.4% and 68.5%, respectively of our $1,078 million of pro forma revenues. Pro forma other income for the year ended December 31, 2007 was $261.7 million. See our “Unaudited Condensed Consolidated Pro Forma Financial Information” included elsewhere in this prospectus.

In considering the performance information contained in this prospectus, prospective Class A shareholders should bear in mind that such performance information is not indicative of the possible performance of our Class A shares. An investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. As a result of the deconsolidation of most of our funds, we will not be consolidating those funds in our financial statements for periods after either August 1, 2007 or November 30, 2007.

Private Equity

Private Equity Funds

The private equity business is the cornerstone of our investment activities, with AUM of $30.6 billion as of March 31, 2008. Our private equity business grew AUM by a 42% CAGR from December 31, 2004 through March 31, 2008. From our inception in 1990 through March 31, 2008, our private equity business invested approximately $21.7 billion of equity capital. Most recently, during the fourth quarter of 2007 and through the first quarter of 2008, our private equity funds and AAA deployed $3.6 billion of capital in debt and equity opportunities. Since inception, the returns of our private equity funds have performed in the top quartile for all U.S. buyout funds, as measured by Thomson Financial. Our private equity funds have generated a gross IRR of 40% and a net IRR of 28% from inception through March 31, 2008, as compared with a total annualized return of 8% for the S&P 500 Index over the same period. In addition, since our inception, our private equity funds have achieved a 2.4x multiple of invested capital. See “—The Historical Investment Performance of Our Funds” for reasons why our historical private equity returns are not indicative of the future results you should expect from our current or future funds or from us. In addition to owning the companies that manage the investments of each of our private equity funds, the Apollo Operating Group also holds all of the general partner interests in the general partners of such funds.

We believe we have a demonstrated ability to quickly adapt to changing market environments and capitalize on market dislocations through our traditional and distressed investment approach. In periods of strained financial liquidity and economic recession, we have made attractive private equity investments by buying the distressed debt of quality businesses, converting that debt to equity, creating value through active management and ultimately monetizing the investment. In addition, in the current market environment, we are able to buy portfolios of performing debt from motivated sellers, such as financial institutions, at attractive rates of return.

Our two more recent funds, Fund V and Fund VI, have proven successful to date despite the difficult economic conditions within which those funds have operated. Fund V, with $3.7 billion of committed capital, started investing during the economic downturn of 2001 through late 2003. This fund has generated a gross IRR of 68% and a net IRR of 52% from its first investment in April 2001 to March 31, 2008. Fund V is in the top quartile of similar vintage funds according to Thomson Financial. See “—The Historical Investment Performance of Our Funds” for a discussion of the reasons we do not believe our future IRRs will be similar to the IRRs for Fund V. Fund VI, together with AAA through its co-investment with Fund VI, had $11.6 billion of committed capital as of March 31, 2008 and had invested or committed to invest approximately $10.1 billion through March 31, 2008. Fund VI has generated a gross IRR of 30% and a net IRR of 21% from the first investment in July 2006 to March 31, 2008 and has already returned more than $1.2 billion to investors.

The following charts summarize the breakdown of our funds’ private equity investments by type and industry from our inception through March 31, 2008.

Private Equity Investments by Type	Private Equity Investments by Industry

AP Alternative Assets (AAA)

AAA issued approximately $1.9 billion of equity capital in its initial global offering in June 2006 to invest alongside our private equity funds and directly in our capital markets funds and certain other transactions that we sponsor and manage. The common units of AAA, which represent limited partner interests, are listed on Euronext Amsterdam. On June 1, 2007, AAA’s investment vehicle, AAA Investments, entered into a credit agreement that provides for a $900 million revolving line of credit, thus increasing the amount of cash that AAA Investments has available for making investments and funding its liquidity and working capital needs. AAA may incur additional indebtedness from time to time. AAA is an important component of our business strategy, as it has allowed us to quickly target attractive investment opportunities by capitalizing new investment vehicles formed by Apollo in advance of a lengthy third party fundraising process. In particular, we have used AAA capital to seed one of our mezzanine funds and three of our global distressed and hedge funds. AAA Investments’ current portfolio also includes private equity co-investments in Fund VI and Fund VII portfolio companies and temporary cash investments. AAA may also invest in additional capital markets funds, private equity funds and opportunistic investments identified by Apollo Alternative Assets, L.P., the investment manager of AAA. As of March 31, 2008, AAA Investments had utilized approximately $385 million of its line of credit for certain investments.

Capital Markets

Our credit-oriented capital markets operations commenced in 1990 with the management of a $3.5 billion high-yield bond and leveraged loan portfolio. The business was spun off in the late 1990s and re-established in 2003 to complement our private equity business.

As of March 31, 2008, we managed nine capital markets funds that utilize the same disciplined, value-oriented investment philosophy that we employ with respect to private equity. These vehicles include mezzanine funds, distressed and hedge funds, and senior credit opportunity funds. Our capital markets business had AUM of $10.1 billion as of March 31, 2008 and grew its AUM by a 78% CAGR from December 31, 2004 through March 31, 2008. Additionally, a number of our capital markets funds are currently in various stages of fundraising. We expect our existing funds to be regularly fundraising, as we continue to add new products, geographies and strategies.

Mezzanine Funds

As of March 31, 2008, we managed two mezzanine funds: AIC, which is a publicly traded, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the “Investment Company Act,” and AIE I, which is an unregistered private closed-end investment fund formed in July 2006 that utilizes a similar strategy to AIC but with a focus on Europe. The investment objective of our mezzanine funds is to generate both capital appreciation and current income through mezzanine, debt and equity investments while adhering to Apollo’s industry-specialized, value-oriented investment strategy.

Global Distressed and Hedge Funds

We currently manage five distressed and hedge funds that primarily invest in North America, Europe and Asia.

SVF and VIF (the “Value Funds”), as well as SOMA, utilize similar investment strategies, seeking to identify and capitalize on absolute-value driven investment opportunities by investing primarily in the securities of leveraged companies through special situations, distressed investments and privately negotiated investments.

We have been expanding our international presence and have launched new initiatives to capitalize on capital markets oriented investment opportunities in Europe and Asia. We manage AAOF, an investment vehicle that seeks to generate attractive risk-adjusted returns throughout economic cycles by capitalizing on investment opportunities in the Asian markets, excluding Japan, and targeting event-driven volatility across capital structures, as well as opportunities to develop proprietary platforms. We also manage EPF, which was launched in May 2007 and invests primarily in non-performing loans, or “NPLs,” in Europe. Our global distressed and hedge funds utilize similar value-oriented investment philosophies as our private equity business and are focused on capitalizing on our substantial industry knowledge and network of industry relationships. We currently expect our global distressed and hedge fund activities will increase in scale and scope as we continue our global expansion.

Senior Credit Opportunity Funds

We established two new senior credit opportunity funds, Artus and ACLF, in late 2007 in order to take advantage of the supply-demand imbalances in the leveraged finance market. We were able to establish these funds with some of our largest and most loyal investors in a rapid fashion to capitalize on the time sensitive nature of the dislocation in the capital markets which began in July 2007. In November 2007, Artus purchased certain of the notes issued by a collateralized loan obligation, or the “CLO.” The notes issued by the CLO are secured by a diversified pool of approximately $1.0 billion in aggregate principal amount of United States dollar denominated commercial loans and cash as of March 31, 2008. ACLF invests principally in newly issued senior secured bank debt in the U.S. and Europe in order to take advantage of a major component of the financial market dislocation.

Competitive Strengths

Over our 18-year history, we have grown to be one of the largest alternative asset managers in the world. We attribute our success, and our confidence in our future plans, to the following competitive strengths.

•

Our Investment Track Record. Our cornerstone private equity funds have generated a 40% gross IRR and a 28% net IRR from inception through March 31, 2008. Our track record of generating attractive risk-adjusted returns is a key differentiating factor for our fund investors and, we believe, will allow us to continue to expand our AUM and capitalize new investment vehicles. See “—The Historical Investment Performance of Our Funds” for reasons why our historical returns are not indicative of the future results you should expect from our current or future funds or from us.

•

Our Integrated Business Model. Generally, we operate our global franchise as an integrated investment platform with a free flow of information across our businesses. Each of our private equity and credit-oriented capital markets businesses contributes to and draws from what we refer to as our “library” of information and experience, thereby providing investment opportunities and intellectual capital to the other, enabling the firm to successfully invest across a company’s capital structure. See “Risk Factors—Risks Related to Our Businesses—Possession of material, non-public information could prevent Apollo funds from undertaking advantageous transactions; our internal controls could fail; we could determine to establish information barriers.”

•

Our Flexible Approach to Investing Across Market Cycles. We have consistently invested capital and grown AUM throughout economic cycles by focusing on opportunities that we believe are often overlooked by other investors. Our expertise in capital markets, focus on core industry sectors and investment experience allow us to respond quickly to changing environments. In our private equity business, we have had success investing in buyouts during both expansionary and recessionary economic periods. During the recovery and expansionary periods of 1994 through 2000 and late 2003 through the first half of 2007, we invested or committed to invest approximately $13.2 billion primarily in traditional and corporate partner buyouts. In the recessionary periods of 1990 through 1993, 2001 through late 2003 and the slowdown period of the third quarter of 2007 through the second quarter of 2008, we invested approximately $12.4 billion, the majority of which was in distressed buyouts and debt investments when the debt securities of quality companies traded at deep discounts. Since September 30, 2007 through June 30, 2008, the Apollo funds have invested in $15.2 billion of debt securities representing a face value of $20.0 billion, to take advantage of these strategies. Of the amount invested, $7.9 billion of equity was contributed by various private equity and capital markets funds managed by Apollo.

•

Our Deep Industry Expertise and Focus on Complex Transactions. We have substantial expertise in eight core industry sectors and have invested in over 150 companies since inception. Our core industry sectors are chemicals; consumer and retail; distribution and transportation; financial and business services; manufacturing and industrial; media, cable and leisure; packaging and materials; and satellite and wireless. We believe that situational and structural complexity often hides compelling value that competitors may lack the inclination or ability to uncover, and that our industry expertise and comfort with complexity help drive our performance.

•

Our Investment Edge Creates Proprietary Investment Opportunities. We seek to create an investment “edge,” which allows us to consistently deploy capital up and down the balance sheet of franchise businesses, make investments at attractive valuations and maximize returns. We believe our industry expertise allows us to create strategic platforms and approach new investments as a strategic buyer with synergies, cross-selling opportunities and economies of scale advantages over other purely financial sponsors. Since our inception, we believe over 75% of our private equity buyouts have been proprietary in nature, and we have been the sole financial sponsor in 15 of our last 16 private equity portfolio company transactions. We believe these competitive advantages often result in our buyouts being effected at a lower multiple of adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” than many of our peers.

•

Our Strong, Longstanding Investor Relationships. We manage capital for hundreds of investors in our private equity funds, which include many of the world’s most prominent pension funds, university endowments and financial institutions, as well as individuals. Most of our private equity investors are invested in multiple Apollo private equity funds, and many have invested in one or more of our capital markets funds, including as seed investors in new strategies. We believe that our deep investor relationships have facilitated the growth of our existing businesses and will assist us with the launch of new businesses.

•

The Continuity of Our Strong Management Team and Reputation. Our managing partners actively participate in the oversight of the investment activities of our funds, have worked together for more than 20 years and lead a team of more than 190 professionals who possess a broad range of transaction, financial, managerial and investment skills. We have developed a strong reputation in the market as an investor and partner who can make significant contributions to a business or investing decision, and we believe the longevity of our management team is a key competitive advantage.

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Alignment of Interests with Investors in Our Funds. Fundamental to our business model is the alignment of interests of our professionals with those of the investors in our funds. From our inception through March 31, 2008, our professionals have committed or invested an estimated $1.0 billion of their own capital to our funds (including Fund VII). In addition, our practice is to allocate a portion of the management fees and incentive income payable by our funds to our professionals, which serves to incentivize those employees to generate superior investment returns. We believe that this alignment of interests with our fund investors helps us to raise new funds and execute our growth strategy.

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Long-Term Capital Base. A significant portion of our $40.7 billion of AUM as of March 31, 2008 was long-term in nature. Our permanent capital vehicles, AIC, AIE I and AAA, including their current leverage, represented approximately 17% of our AUM. As of March 31, 2008, approximately 82% of our AUM was in funds with a duration of ten years or more from inception. Our long-lived capital base allows us to invest assets with a long-term focus that we believe drives attractive returns. These permanent capital vehicles are able to grow organically through the continuous investment and reinvestment of capital, which we believe provides us with stability and with a valuable potential source of long-term income.

Growth Strategy

Our growth and investment returns have been supported by an institutionalized and strategic organizational structure designed to promote teamwork, industry specialization, permanence of capital, compliance and regulatory excellence and internal systems and processes. Our ability to grow our revenues depends on our performance and on our ability to attract new capital and fund investors, which we have done successfully over the last 18 years.

The following are key elements of our growth strategy:

•	continuing to achieve superior returns in our funds;

•	continuing our commitment to our fund investors;

•	raising additional investment capital for our current businesses;

•	expanding into new investment strategies, markets and businesses; and

•	taking advantage of the benefits of being a public company.

We cannot assure you that our funds will be successful in raising the capital described above or that any capital they do raise will be on terms favorable to us or consistent with terms of capital that our funds have previously raised. See “Risk Factors—Risks Related to Our Businesses—We may not be successful in raising new private equity or capital markets funds, or in raising more capital for our funds” for a more detailed discussion of these risks.

The Offering Transactions and the Strategic Investors Transaction

On August 8, 2007, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), we sold 27,000,000 Class A shares, at an initial offering price of $24 per share, to (i) Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse (USA) LLC, which we refer to as the “initial purchasers,” for their resale to qualified institutional buyers that are also qualified purchasers in reliance upon Rule 144A under the Securities Act, and (ii) to accredited investors, with the initial purchasers acting as placement agents, in a private placement, as defined in Rule 501(a) under the Securities Act. The initial purchasers exercised their over-allotment option and on September 5, 2007, we sold an additional 2,824,540 Class A shares to the initial purchasers at the price of $24 per share. We refer to this exempt sale of Class A shares to the initial purchasers and to accredited investors as the “Rule 144A Offering.” We entered into a registration rights agreement with the initial purchasers in the Rule 144A Offering, pursuant to which we undertook to register under the Securities Act the Class A shares sold in the Rule 144A Offering. A portion of the Class A shares offered by this prospectus are the shares sold in the Rule 144A Offering. See “Registration Rights.”

In connection with the Rule 144A Offering, on July 16, 2007, we entered into a purchase agreement with Credit Suisse Securities (USA) LLC, one of the Rule 144A Offering initial purchasers, pursuant to which Credit Suisse Management LLC, or the “CS Investor,” purchased from us in a private placement that closed concurrently with the Rule 144A Offering an aggregate of $180 million of the Class A shares at a price per share of $24, or 7,500,000 Class A shares. Pursuant to a shareholders agreement we entered into with the CS Investor, the CS Investor agreed not to sell its Class A shares for a period of one year from August 8, 2007, the closing date of the Rule 144A Offering. We entered into a registration rights agreement with the CS Investor in the Private Placement, pursuant to which we undertook to register under the Securities Act the Class A shares sold in the Private Placement. A portion of the Class A shares offered by this prospectus are the shares sold in the Private Placement. See “Registration Rights.” We refer to our sale of Class A shares to the CS Investor as the “Private Placement” and to the Private Placement, and the Rule 144A Offering collectively, as the “Offering Transactions.”

On July 13, 2007, we sold securities to the California Public Employees’ Retirement System, or “CalPERS,” and an affiliate of the Abu Dhabi Investment Authority, or “ADIA,” in return for a total investment of $1.2 billion. We refer to CalPERS and ADIA as the “Strategic Investors.” Upon completion of the Offering Transactions, the securities that we sold to the Strategic Investors converted into non-voting Class A shares. We refer to the foregoing issuance of securities, our use of proceeds from that sale and the conversion of such securities into non-voting Class A shares as the “Strategic Investors Transaction.” Pursuant to a lenders rights agreement we have entered into with the Strategic Investors, the Strategic Investors have agreed not to sell any of their Class A shares for a period of two years after the date on which the shelf registration statement of which this prospectus forms a part became effective, or the “shelf effectiveness date,” subject to limited exceptions. Thereafter, the amount of Class A shares they may sell is subject to a limit that increases with each year. See “Certain Relationships and Related Party Transactions—Lenders Rights Agreement—Transfer Restrictions.” The Strategic Investors are two of the largest alternative asset investors in the world and have been significant investors with us in multiple funds covering a variety of strategies. In total, from our inception through the date hereof, the Strategic Investors have invested or committed to invest approximately $6.4 billion of capital in us and our funds. The Strategic Investors are significant supporters of our integrated platform, with one or both having invested in multiple private equity and capital markets funds. With substantial combined assets, we believe the Strategic Investors will be an important source of future growth in the AUM in our existing and future funds for many years, as well as in new products and geographic expansions. Although they have no obligation to invest further in our funds, in connection with our sale of securities to the Strategic Investors, we granted to each of them the option, exercisable until July 13, 2010, to invest or commit to invest up to 10% of the aggregate dollar amount invested or committed by investors in the initial closing of any privately placed fund that we offer to third party investors, subject to limited exceptions.

Structure and Formation of the Company

Apollo Global Management, LLC is a holding company whose primary assets are 100% of the general partner interests in each limited partnership included in the Apollo Operating Group, which is described below under “—Holding Company Structure,” and 28.9% of the limited partner interests of the Apollo Operating Group entities, in each case held through intermediate holding companies. The remaining 71.1% limited partner interests of the Apollo Operating Group entities are owned directly by Holdings, an entity 100% owned, directly or indirectly, by our managing partners and contributing partners, and represent its economic interest in the Apollo Operating Group. With limited exceptions, the Apollo Operating Group owns each of the operating entities included in our historical consolidated and combined financial statements as described below under “—Our Assets.”

Apollo Global Management, LLC is owned by its Class A and Class B shareholders. Holders of our Class A shares and Class B share vote as a single class on all matters presented to the shareholders, although the Strategic Investors do not have voting rights in respect of any of their Class A shares. We have issued to BRH Holdings GP, Ltd., or “BRH,” a single Class B share solely for purposes of granting voting power to BRH. BRH is the general partner of Holdings and is a Cayman Islands exempted company owned and controlled by our managing partners. The Class B share does not represent an economic interest in Apollo Global Management, LLC. The voting power of the Class B share, however, increases or decreases with corresponding changes in Holdings’ economic interest in the Apollo Operating Group.

Our shareholders vote together as a single class on the limited set of matters on which shareholders have a vote. Such matters include a proposed sale of all or substantially all of our assets, certain mergers and consolidations, certain amendments to our operating agreement and an election by our manager to dissolve the company.

We intend to continue to employ our current management structure with strong central control by our managing partners and to maintain our focus on achieving successful growth over the long term. This desire to preserve our existing management structure is one of the principal reasons why upon listing of our Class A shares on the New York Stock Exchange, if achieved, we have decided to avail ourselves of the “controlled company” exception from certain of the NYSE governance rules. This exception eliminates the requirements that we have a majority of independent directors on our board of directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. It is also the reason that the managing partners chose to have a manager that manages all of our operations and activities, with only limited powers retained by the board of directors, as long as the Apollo control condition, which is discussed below under “—Our Manager,” is satisfied.

We refer to the formation of the Apollo Operating Group described below under “—Holding Company Structure,” “—Our Manager,” “—Our Assets” and “—Equity Interests Retained by Our Managing Partners and Contributing Partners,” the deconsolidation of most Apollo funds described below under “—Deconsolidation of Apollo Funds” and the borrowing under the Apollo Management Holdings, L.P. (“AMH”) credit facility and the related distribution to our managing partners described below under “—Distributions to Our Managing Partners Prior to the Offering Transactions,” collectively, as the “Reorganization.”

Prior to the Reorganization, our business was conducted through a number of entities as to which there was no single holding entity but that were separately owned by our managing partners. In order to facilitate the Rule 144A Offering, which closed in August 2007, we effected the Reorganization to form our current holding company structure.

The diagram below depicts our current organizational structure.

Managing Partners
100% of LP units
BRH Holdings GP, Ltd. (Class B share)(2)
GP
BRH Holdings, L.P.(3)
GP
Public Investors, CS Investor and Strategic Investors (Class A shares) (1)
86.5% of total voting power
Sole Member
87.2% of LP units
Contributing Partners
AGM Management, LLC(5) (Our Manager)
AP Professional Holdings, L.P. (71.1% of Apollo Operating Group units)(4)
12.8% of LP units
13.5% of total voting power
Apollo Global Management, LLC
(28.9% of Apollo Operating Group units) (6)
71.1% of the LP units of each Apollo Operating Group entity
100%
100%
Intermediate Holding Companies
APO Asset Co., LLC
APO Corp.
100%
100%
100%
100%
100%
Apollo Principal Holdings I GP, LLC
Apollo Principal Holdings III GP Ltd.
Apollo Principal Holdings II GP, LLC
Apollo Principal Holdings IV GP Ltd.
Apollo Management Holdings GP, LLC
GP
28.9% of LP units
28.9% of LP units
GP
GP
28.9% of LP units
GP
28.9% of LP units
28.9% of LP units
GP
Apollo Operating Group
Apollo Principal Holdings I, L.P.(7)
Apollo Principal Holdings III, L.P.(8)
Apollo Principal Holdings II, L.P.(9)
Apollo Principal Holdings IV, L.P.(10)
Apollo Management Holdings, L.P.(11)
Domestic Co-Invest Vehicles of Private Equity Funds and certain Capital Markets Funds
Apollo Co-Investors VII (D), L.P.
Apollo COF Investor, LLC
Domestic General Partners of Private Equity Funds(12) and certain Capital Markets Funds
Apollo Advisors IV, L.P.
Apollo Advisors V, L.P.
Apollo Advisors VI, L.P.
Apollo Advisors VII, L.P.
Apollo Credit Opportunity Advisors, LLC
Foreign General Partners of Private Equity Funds and AAA(13)
Apollo Advisors V (EH Cayman), L.P.
AAA Associates, L.P.
Apollo Advisors VI (EH), L.P.
Apollo Advisors VII (EH), L.P.
Foreign Private Equity Co-Invest Vehicle
Apollo Co-Investors VII (EH-D), L.P.
Domestic General Partners of Capital Markets Funds(14)
Apollo SVF Advisors, L.P.
Apollo Asia Advisors, L.P.
Apollo Credit Liquidity Advisors, L.P.
Apollo Value Advisors, L.P.
Apollo SOMA Advisors, L.P.
A/A Capital Management, LLC
Domestic Capital Markets Co-Invest Vehicles
A/A Investor I, LLC
Apollo Credit Liquidity Investor, LLC
Management Companies
Foreign Capital Markets Co-Invest Vehicles
Apollo EPF Co-Investors (B), L.P.
Apollo AIE II Co-Investors (B), L.P.
Foreign General Partners of Capital Markets Funds(15)
Apollo EPF Advisors, L.P. (Cayman)
Apollo Europe Advisors, L.P. (Cayman)

(1)

Investors in the Rule 144A Offering hold 30.7% of the Class A shares, the CS Investor holds 7.7% of the Class A shares, and the Strategic Investors hold 61.6% of the Class A shares. The Class A shares held by investors in the Rule 144A Offering represent 10.8% of the total voting power of our shares entitled to vote and 8.8% of the economic interests in the Apollo Operating Group. Class A shares held by the CS Investor represent 2.7% of the total voting power of our shares entitled to vote and 2.2% of the economic interests in the Apollo Operating Group. Class A shares held by the Strategic Investors do not have voting rights and represent 17.8% of the economic interests in the Apollo Operating Group. Such Class A shares will become entitled to vote upon transfers by a Strategic Investor in accordance with the agreements entered into in connection with the Strategic Investors Transaction.

(2)	Our managing partners own BRH, which in turn holds our only outstanding Class B share. The Class B share initially represents 86.5% of the total voting power of our shares entitled to vote but no economic interest in Apollo Global Management, LLC. Our managing partners’ economic interests are instead represented by their indirect ownership, through Holdings, of 71.1% of the limited partnership interests in the Apollo Operating Group.
(3)	Through BRH Holdings, L.P., our managing partners own limited partnership interests in Holdings.
(4)	Represents 71.1% of the limited partner interests in each Apollo Operating Group entity. The Apollo Operating Group units held by Holdings are exchangeable for Class A shares, as described below under “—Equity Interests Retained by Our Managing Partners and Contributing Partners.” Our managing partners, through their interests in BRH and Holdings, own 62.0% of the Apollo Operating Group units. Our contributing partners, through their ownership interests in Holdings, own 9.1% of the Apollo Operating Group units.
(5)	BRH is the sole member of AGM Management, LLC, our manager. The management of Apollo Global Management, LLC is vested in our manager as provided in our operating agreement. See “Description of Shares—Operating Agreement” for a description of the authority that our manager exercises.
(6)	Represents 28.9% of the limited partnership interests in each Apollo Operating Group entity, held through intermediate holding companies. Apollo Global Management, LLC also indirectly owns 100% of the general partner interests in each Apollo Operating Group entity.
(7)	Apollo Principal Holdings I, L.P. holds 100% of the non-economic general partner interests in the domestic general partners set forth below its name in the chart above. It also holds between 50% and 100% (depending on the particular fund investment) of all limited partner interests in the domestic general partners set forth below its name. The remaining limited partner interests in these domestic general partners are held by certain of our current and former professionals. Apollo Principal Holdings I, L.P. also holds 100% of the limited partner interests in Apollo Co-Investors VII (D), L.P. The general partner interest in Apollo Co-Investors VII (D), L.P. is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners. Apollo Principal Holdings I, L.P. is the sole owner of Apollo COF Investor, LLC.
(8)	Apollo Principal Holdings III, L.P. holds 100% of the non-economic general partner interests in the foreign general partners set forth below its name in the chart above. It also holds between 54% and 66% (depending on the particular fund investment) of all limited partner interests in the foreign general partners set forth below its name. The remaining limited partner interests in these foreign general partners are held by certain of our current and former professionals. Apollo Principal Holdings III, L.P. also holds 100% of the limited partner interests in the foreign private equity co-invest vehicle set forth below its name in the chart above. The general partner interest in the foreign private equity co-invest vehicle is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners.
(9)	Apollo Principal Holdings II, L.P. holds 100% of the non-economic general partner interests in the domestic general partners set forth below its name in the chart above. Apollo Principal Holdings II, L.P. also holds between 81% and 95% (depending on the particular fund investment) of all limited partner interests in the domestic general partners set forth below its name, except for A/A Capital Management, LLC. The remaining limited partner interests in these domestic general partners are held by certain of our current and former professionals. Apollo Principal Holdings II, L.P. is the sole owner of A/A Capital Management, LLC and the domestic capital markets co-invest vehicles set forth below its name in the chart above.
(10)	Apollo Principal Holdings IV, L.P. holds 100% of the non-economic general partner interests in the foreign general partners set forth below its name in the chart above. It also holds 95% of the limited partner interests in the foreign general partners set forth below its name. The remaining limited partner interests in the foreign general partners are held by certain of our professionals. Apollo Principal Holdings IV, L.P. also holds 100% of the limited partner interests in the foreign capital markets co-invest vehicles set forth below its name in the chart above. The general partner interest in Apollo EPF Co-Investors (B), L.P. is held by Apollo EPF Administration, Limited which is solely owned by one of our managing partners. The general partner interest in Apollo AIE II Co-Investors (B), L.P. is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners.
(11)	Apollo Management Holdings, L.P. holds 100% of the management companies comprising the investment advisors of all of Apollo’s funds including AIC, AIE I, and AAA; however, a portion of the management fees, incentive income and other fees payable to these investment advisors are allocated to certain of our current and former professionals, as described in more detail under “Our Structure—Reorganization—Our Assets.”
(12)	Apollo Advisors IV, L.P. is the general partner of Fund IV, Apollo Advisors V, L.P. is the general partner of Fund V, Apollo Advisors VI, L.P. is the general partner of Fund VI, Apollo Advisors VII, L.P. is the general partner of Fund VII, and Apollo Credit Opportunity Advisors, LLC is the sole general partner of COF I and COF II. Certain offshore vehicles that comprise the foregoing funds also have an administrative general partner, which is an affiliate of the foregoing general partner.
(13)	Apollo Advisors V (EH Cayman), L.P. is the sole general partner of Fund V’s Cayman Islands alternative investment vehicle, Apollo Advisors VI (EH), L.P. is the sole general partner of Fund VI’s Cayman Islands alternative investment vehicle, Apollo Advisors VII (EH), L.P. is the sole general partner of Fund VII’s Cayman Islands alternative investment vehicle and AAA Associates, L.P. is the sole general partner of AAA Investments, the limited partnership through which AAA’s investments are made.
(14)	Apollo SVF Advisors, L.P. is the general partner of SVF, Apollo Asia Advisors, L.P. is the general partner of AAOF, Apollo Credit Liquidity Advisors, L.P. is the sole general partner of ACLF, Apollo Value Advisors, L.P. is the general partner of VIF, Apollo SOMA Advisors, L.P. is the sole general partner of SOMA, and A/A Capital Management, LLC is the sole general partner of Artus. Certain offshore vehicles that comprise the foregoing funds also have an administrative general partner, which is an affiliate of the foregoing general partners.
(15)	Apollo EPF Advisors, L.P. is the sole general partner of EPF. Apollo Europe Advisors, L.P. is the sole general partner of AIE II.

Holding Company Structure

Apollo Global Management, LLC, through two intermediate holding companies (APO Corp. and APO Asset Co., LLC) owns 28.9% of the economic interests of, and operates and controls all of the businesses and affairs of, the Apollo Operating Group and its subsidiaries. Holdings owns the remaining 71.1% of the economic interests in the Apollo Operating Group. Apollo Global Management, LLC consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a minority interest in Apollo Global Management, LLC’s consolidated financial statements.

The “Apollo Operating Group” consists of the following partnerships: Apollo Principal Holdings I, L.P. (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings II, L.P. (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings III, L.P. (a Cayman Islands exempted limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings IV, L.P. (a Cayman Islands exempted limited partnership that is a partnership for U.S. Federal income tax purposes), and Apollo Management Holdings, L.P., or “AMH” (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes). Apollo Global Management, LLC conducts all of its material business activities through the Apollo Operating Group.

Each of the Apollo Operating Group partnerships holds interests in different businesses or entities organized in different jurisdictions. Apollo Principal Holdings I, L.P. holds our domestic general partners of private equity funds and certain capital markets funds and our domestic co-invest vehicles of our private equity funds and certain of our capital markets funds; Apollo Principal Holdings II, L.P. holds our domestic general partners of capital markets funds and two capital markets domestic co-invest vehicles; Apollo Principal Holdings III, L.P. holds our foreign general partners of private equity funds, including the foreign general partner of AAA Investments, and our private equity foreign co-invest vehicle; Apollo Principal Holdings IV, L.P. holds our foreign general partners of capital markets funds and two capital markets foreign co-invest vehicles; and Apollo Management Holdings, L.P. holds the management companies for our private equity funds (including AAA) and our capital markets funds.

Our structure is designed to accomplish a number of objectives, the most important of which are as follows:

•

We are a holding company that is qualified as a partnership for U.S. Federal income tax purposes. Our intermediate holding companies enable us to maintain our partnership status and to meet the qualifying income exception. See also “Material Tax Considerations—Material U.S. Federal Tax Considerations—Taxation of the Company—Taxation of Apollo” for a discussion of the qualifying income exception.

•

We have historically used multiple management companies to segregate operations for business, financial and other reasons. Going forward, we may increase or decrease the number of our management companies or partnerships within the Apollo Operating Group, based on our views regarding the appropriate balance between (a) administrative convenience and (b) continued business, financial, tax and other optimization.

Our Manager

Our operating agreement provides that so long as the Apollo Group (as defined below) beneficially owns at least 10% of the aggregate number of votes that may be cast by holders of outstanding voting shares, our manager, which is 100% owned by BRH, will conduct, direct and manage all activities of Apollo Global Management, LLC. We refer to the Apollo Group’s beneficial ownership of at least 10% of such voting power as the “Apollo control condition.” So long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it. See “Description of Shares.”

For purposes of our operating agreement, the “Apollo Group” means (i) our manager and its affiliates, including their respective general partners, members and limited partners, (ii) Holdings and its affiliates, including their respective general partners, members and limited partners, (iii) with respect to each managing partner, such managing partner and such managing partner’s “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”), (iv) any former or current investment professional of or other employee of an “Apollo employer” (as defined below) or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group), (v) any former or current executive officer of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and (vi) any former or current director of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group). With respect to any person, “Apollo employer” means Apollo Global Management, LLC or such other entity controlled by Apollo Global Management, LLC or its successor as may be such person’s employer.

Holders of our Class A shares and Class B share have no right to elect our manager, which is controlled by our managing partners through BRH. Although our manager has no business activities other than the management of our businesses, conflicts of interest may arise in the future between us and our Class A shareholders, on the one hand, and our managing partners, on the other. The resolution of these conflicts may not always be in our best interests or those of our Class A shareholders. We describe the potential conflicts of interest in greater detail under “Risk Factors—Risks Related to Our Organization and Structure—Potential conflicts of interest may arise among our manager, on the one hand, and us and our shareholders on the other hand. Our manager and its affiliates have limited fiduciary duties to us and our shareholders, which may permit them to favor their own interests to the detriment of us and our shareholders.” We will reimburse our manager and its affiliates for all costs incurred in managing and operating us, and our operating agreement provides that our manager will determine the expenses that are allocable to us. Our operating agreement does not limit the amount of expenses for which we will reimburse our manager and its affiliates.

Our Assets

Prior to the Offering Transactions, our managing partners contributed to the Apollo Operating Group their interests in each of the entities included in our historical consolidated and combined financial statements, but excluding the “excluded assets” described under “Our Structure—Reorganization—Excluded Assets.”

Certain assets were not contributed to the Apollo Global Management, LLC structure as these assets were either at the end of their life (e.g., general partners of Funds I, II and III) or these assets were owned by the managing partners and the contributing partners. The managing partners chose which assets were to be included in the Apollo Global Management, LLC structure. Except for the general partners of Funds I, II and III, none of the excluded assets were included in the combined financial statements of the Apollo Operating Group prior to the Reorganization. As a result of the Reorganization, the general partner interests were treated as distributions to the managing partners and other Reorganization adjustments in the “Statements of Changes in Shareholders’ Equity and Partners’ Capital.” See our consolidated and combined financial statements included elsewhere in this prospectus.

The following is a condensed list of excluded assets from the Reorganization (for a more detailed description see “Our Structure—Reorganization—Excluded Assets”);

•	our managing partners’ personal investments or co-investments in our funds (subject to certain limitations);

•	amounts owed to any managing partners pursuant to any Apollo deferral or waiver programs or carried interest earned but held in escrow;

•	our managing partners’ interests in Apollo Real Estate, Ares and the general partners of Funds I, II and III;

•

compensation and benefits paid or given to the managing partners consistent with the terms of their employment agreements (as described below under “Management—Executive Compensation—Employment Non-Competition and Non-Solicitation Agreements with Managing Partners”);

•	director options issued prior to January 1, 2007 by any of our funds’ portfolio companies;

•	an entity partially owned by our managing partners (without any economics) that has 100% voting control over the investment of Fund VI in Harrah’s Entertainment, Inc.; and

•	other miscellaneous, non-core assets.

In addition, prior to the Offering Transactions, our contributing partners contributed to the Apollo Operating Group a portion of their rights to receive a portion of the management fees and incentive income that are earned from management of our funds, or “points.” We refer to such contributed points as “partner contributed interests.” In return for a contribution of points, each contributing partner received an interest in Holdings. Prior to the exchange, the points held by our managing partners and contributing partners were designated relative values based upon estimated 2007 cash flows. The partnership interests in Holdings (representing an indirect ownership interest of an equivalent number of Apollo Operating Group units) that were granted to each managing partner and contributing partner, correspond to the value of the points such partner contributed relative to each other. Each contributing partner continues to own directly those points that such contributing partner did not contribute to the Apollo Operating Group or sell to the Apollo Operating Group in connection with the Strategic Investors Transaction. Each contributing partner will remain entitled (on an individual basis and not through ownership interests in Holdings) to receive payments in respect of his partner contributed interests with respect to fiscal year 2007 based on the date his partner contributed interests were contributed or sold as described below under “—Distributions to Our Managing Partners and Contributing Partners Related to the Reorganization.” The Strategic Investors will similarly receive a pro rata portion of our net income prior to the date of the Offering Transactions for our fiscal year 2007, calculated in the same manner as for the managing partners and contributing partners, as described in more detail under “Our Structure—Strategic Investors Transaction.” In addition, we issued points in Fund VII, and intend to issue points in future funds, to our contributing partners and other of our professionals.

As a result of these contributions and the contributions of our managing partners, the Apollo Operating Group and its subsidiaries generally is entitled to:

•

all management fees payable in respect of all our current and future funds as well as transaction and other fees that may be payable by these funds’ portfolio companies (other than fees that certain of our professionals have a right to receive, as described below);

•

50% – 66% (depending on the particular fund investment) of all incentive income earned from the date of contribution in relation to investments by our current private equity and capital markets funds (with the remainder of such incentive income continuing to be held by certain of our professionals);

•

all incentive income earned from the date of contribution in relation to investments made by our future private equity and capital markets funds, other than the percentage we determine to allocate to our professionals, as described below; and

•	all returns on current or future investments of our own capital in the funds we sponsor and manage.

With respect to our existing funds that are currently investing, as well as any future funds that we may sponsor, we intend to continue to allocate a portion of the management fees, transaction and advisory fees and incentive income earned in relation to these funds to our professionals, including the contributing partners, in order to better align their interests with our own and with those of the investors in these funds. Our current estimate is that approximately 20% to 40% of management fees, 20% of transaction and advisory fees and 34% to 50% of incentive income earned in relation to our funds will be allocated to our investment professionals, although these percentages may fluctuate up or down over time. When apportioning incentive income to our professionals, we typically cause our general partners in the underlying funds to issue these professionals limited partner interests, thereby causing our percentage ownership of the limited partner interests in these general partners to fluctuate. For the next four years, our managing partners will not directly receive any allocations of management fees, transaction and advisory fees or incentive income, and all of their rights to receive such fees and incentive income earned in relation to our actively investing funds and future funds will be solely through their ownership of Apollo Operating Group units.

The income of the Apollo Operating Group (including management fees, transaction and advisory fees and incentive income) benefits Apollo Global Management, LLC to the extent of its equity interest in the Apollo Operating Group. See “Business—Fees, Carried Interest, Redemption and Termination.”

Equity Interests Retained by Our Managing Partners and Contributing Partners

In exchange for the contributions of assets described above and after giving effect to the Strategic Investor Transactions, Holdings (which is owned by BRH and contributing partners) received 80.0% of the limited partnership units in the Apollo Operating Group. We use the terms “Apollo Operating Group unit” or “unit in/of Apollo Operating Group” to refer to a limited partnership unit in each of the Apollo Operating Group partnerships. We refer to the managing partners’ and contributing partners’ contribution of assets to the Apollo Operating Group and Holdings’ receipt of Apollo Operating Group units in exchange therefor as the “Apollo Operating Group Formation.”

Our managing partners, through their interests in BRH and Holdings, own 62.0% of the Apollo Operating Group units and, through their ownership of BRH, the Class B share that we have issued to BRH. Our managing partners have entered into an agreement, which we refer to as the “Agreement Among Managing Partners,” providing that each managing partner’s interest in the Apollo Operating Group units that he holds indirectly through his partnership interest in BRH and Holdings is subject to vesting. Each of Messrs. Harris and Rowan vests in his interest in the Apollo Operating Group units in 60 equal monthly installments, and Mr. Black vests in his interest in the Apollo Operating Group units in 72 equal monthly installments. Although the Agreement Among Managing Partners was entered into on July 13, 2007, for purposes of its vesting provisions, our managing partners are credited for their employment with us since January 1, 2007. In the event that a managing partner terminates his employment with us for any reason, he will be required to forfeit the unvested portion of his Apollo Operating Group units to the other managing partners. The number of Apollo Operating Group units that must be forfeited upon termination depends on the cause of the termination. See “Certain Relationships and Related Party Transactions—Agreement Among Managing Partners.” However, this agreement may be amended and the terms and conditions of the agreement may be changed or modified upon the unanimous approval of the managing partners. We, our shareholders (other than the Strategic Investors, as set forth under “Certain Relationships and Related Party Transactions—Lenders Rights Agreement—Amendments to Managing Partner Transfer Restrictions”) and the Apollo Operating Group have no ability to enforce any provision of this agreement or to prevent the managing partners from amending the agreement or waiving any of its obligations.

Pursuant to a shareholders agreement that we entered into with our managing partners prior to the Offering Transactions, which we refer to as the “Managing Partners Shareholders Agreement,” no managing partner may voluntarily effect transfers of the interests in Apollo Operating Group units that such managing partner owns through BRH and Holdings or Class A shares into which such Apollo Operating Group units are exchanged, or his “Equity Interests,” for a period of two years after the shelf effectiveness date, subject to certain exceptions, including an exception for certain transactions entered into by one or more managing partners the results of which are that the managing partners no longer exercise control over us or the Apollo Operating Group or no longer hold at least 50.1% of the economic interests in us or the Apollo Operating Group. The transfer restrictions applicable to Equity Interests held by our managing partners and the exceptions to such transfer restrictions are described in more detail under “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement—Transfer Restrictions.” Our managing partners and contributing partners also were granted demand, piggyback and shelf registration rights through Holdings which are exercisable six months after the shelf effectiveness date.

Our contributing partners, through their interests in Holdings, own 9.1% of the Apollo Operating Group units. Pursuant to the agreements by which our contributing partners contributed their partner contributed interests to the Apollo Operating Group and received interests in Holdings, which we refer to as the “Roll-Up Agreements,” no contributing partner may voluntarily effect transfers of his Equity Interests for a period of two years after the shelf effectiveness date. The transfer restrictions applicable to Equity Interests held by our contributing partners are described in more detail under “Certain Relationships and Related Party Transactions—Roll-Up Agreements.”

Subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and any applicable transfer restrictions and lock-up agreements), upon 60 days’ notice prior to a designated quarterly date, each managing partner and contributing partner will have the right to cause Holdings to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, to sell such Class A shares at the prevailing market price (or at a lower price that such managing partner or contributing partner is willing to accept) and to distribute the net proceeds of such sale to such managing partner or contributing partner. We have reserved for issuance 240,000,000 Class A shares, corresponding to the number of existing Apollo Operating Group units held by our managing partners and contributing partners. To effect an exchange, a managing partner or contributing partner, through Holdings, must simultaneously exchange one Apollo Operating Group unit, being an equal limited partner interest in each Apollo Operating Group entity, for each Class A share received. As a managing partner or contributing partner exchanges his Apollo Operating Group units, our interest in the Apollo Operating Group units will be correspondingly increased and the voting power of the Class B share will be correspondingly decreased. If and when any managing partner or contributing partner, through Holdings, exchanges an Apollo Operating Group unit for a Class A share of Apollo Global Management, LLC, the relative economic ownership positions of the exchanging managing partner or contributing partner and of the other equity owners of Apollo (whether held at Apollo Global Management, LLC or at the Apollo Operating Group) will not be altered.

Deconsolidation of Apollo Funds

Certain of our private equity and capital markets funds have historically been consolidated into our financial statements, due to our controlling interest in certain funds notwithstanding that we have only a non-controlling equity interest in these funds. Consequently, our pre-Reorganization financial statements do not reflect our ownership interest at fair value in these funds, but rather reflect on a gross basis the assets, liabilities, revenues, expenses and cash flows of our funds. We amended the governing documents of most of our funds to provide that a simple majority of the funds’ unaffiliated investors have the right to liquidate that fund. These amendments, which became effective on either August 1, 2007 or November 30, 2007, deconsolidated these funds that have historically been consolidated in our financial statements. Accordingly, we no longer reflect the share that other parties own in total assets and Non-Controlling Interest in these respective funds. The deconsolidation of these funds will present our financial statements in a manner consistent with how Apollo evaluates its business and the related risks. Accordingly, we believe that deconsolidating these funds will provide investors with a better understanding of our business. See “Unaudited Condensed Consolidated Pro Forma Financial Information” for a more detailed description of the effect of the deconsolidation of these funds on our financial statements.

As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, and therefore Apollo, for accounting purposes, will continue to control this entity.

Tax Considerations

We believe that under current law, Apollo Global Management, LLC is treated as a partnership and not as a corporation for U.S. Federal income tax purposes. An entity that is treated as a partnership for U.S. Federal income tax purposes is not a taxable entity and incurs no U.S. Federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. Federal income tax liability, regardless of whether or not cash distributions are then made. Investors in this offering will be deemed to be limited partners of Apollo Global Management, LLC for U.S. Federal income tax purposes. Accordingly, an investor will generally be required to pay U.S. Federal income taxes with respect to the income and gain of Apollo Global Management, LLC that is allocated to such investor, even if Apollo Global Management, LLC does not make cash distributions. See “Material Tax Considerations—Material U.S. Federal Tax Considerations” for a summary discussing certain U.S. Federal income tax considerations related to the purchase, ownership and disposition of our Class A shares as of the date of this offering.

Legislation was introduced in Congress in mid-2007 that would, if enacted in its present form, cause Apollo Global Management, LLC to become taxable as a corporation, and other proposed legislation could change the character of portions of our income to ordinary income, either of which would substantially reduce our net income or increase our net loss, as applicable, or cause other significant adverse tax consequences for us and/or the holders of Class A shares. See “Risk Factors—Risks Related to Taxation—The U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of our long-term capital gains as ordinary income, that would cause us to become taxable as a corporation and/or have other adverse effects” and “Risk Factors—Risks Related to Our Organization and Structure—Members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a substantial increase in our tax liability and it could well result in a reduction in the value of our Class A shares.” See also “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Possible New Legislation or Administrative or Judicial Action.”

Distribution to Our Managing Partners Prior to The Offering Transactions

On April 20, 2007, AMH, one of the entities in the Apollo Operating Group, entered into a credit facility, or the “AMH credit facility,” under which AMH borrowed a $1.0 billion variable-rate term loan. We used these borrowings to make a $986.6 million distribution to our managing partners and to pay related fees and expenses. This distribution was a distribution of prior undistributed earnings, and an advance on possible future earnings, of AMH. As a result, this distribution caused the managing partners’ accumulated equity basis in AMH to become negative. The AMH credit facility is guaranteed by Apollo Management, L.P.; Apollo Capital Management, L.P.; Apollo International Management, L.P.; Apollo Principal Holdings II, L.P.; Apollo Principal Holdings IV, L.P.;

and AAA Holdings, L.P. and matures on April 20, 2014. It is secured by (i) a first priority lien on substantially all assets of AMH and the guarantors and (ii)  a pledge of the equity interests of each of the guarantors, in each case subject to customary carveouts.

Distributions to Our Managing Partners and Contributing Partners Related to the Reorganization

We intend to make one or more distributions to our managing partners and contributing partners, representing all of the undistributed earnings generated by the businesses contributed to the Apollo Operating Group prior to July 13, 2007. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to July 13, 2007 or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to July 13, 2007 shall be treated as having been earned prior to that date. Undistributed earnings generated through the date of Reorganization that were payable to the managing partners and the contributing partners were approximately $193.0 million (see “Capitalization—Footnote (1)”) and $387.0 million, and were included in our consolidated and combined statements of financial condition as of March 31, 2008 and December 31, 2007, respectively. In addition, we have also entered into a Tax Receivable Agreement with our managing partners and contributing partners which requires us to pay them 85% of any tax savings received by APO Corp. from our step-up in tax basis. In our condensed and consolidated financial statements, the item Due to Affiliates includes $520.3 million payable to our managing partners and contributing partners in connection with the Tax Receivable Agreement as of March 31, 2008 and December 31, 2007.

As part of the Reorganization, the managing partners and the contributing partners received the following:

•	Apollo Operating Group units having a fair value on issuance date of approximately $5.6 billion (subject to five or six year forfeiture);

•	$1,224 million in cash in July 2007, excluding any potential contingent consideration;

•

In January 2008 and April 2008, a preliminary and final distribution related to a contingent consideration of $37.7 million. The determination of the amount and timing of the distribution were based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC, the general partner of AMH. Included in the distribution were AAA restricted depositary units (“RDUs”) valued at approximately $12.7 million and a distribution of interests in Apollo VIF Co-Investors, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund, Ltd. of approximately $0.8 million; and

•

The fair value of carried interest related to the sale of portfolio companies where definitive sales contracts were executed but had not closed at July 13, 2007. We have accrued an estimated payment of approximately $193.0 million (see “Capitalization—Footnote (1)”) and $387.0 million at March 31, 2008 and December 31, 2007, respectively.

The Historical Investment Performance of Our Funds

In this “Prospectus Summary” and elsewhere in this prospectus, we present information relating to the historical performance of our funds, including certain legacy Apollo funds that do not have a meaningful amount of unrealized investments and the general partners of which have not been contributed to Apollo Global Management, LLC.

When considering the data presented in this prospectus, you should note that the historical results of our funds are not indicative of the future results that you should expect from such funds, from any future funds we may raise or from your investment in our Class A shares. An investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. As a result of the deconsolidation of most of our funds, we will not be consolidating those funds in our financial statements for periods after either August 1, 2007 or November 30, 2007. The historical and potential future returns of the funds we manage are not directly linked to returns on our Class A shares. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in our Class A shares. However, poor performance of the funds that we manage would cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and in all likelihood the value in our Class A shares. There can be no assurance that any Apollo fund will continue to achieve its historical results.

Moreover, the historical returns of our funds should not be considered indicative of the future results you should expect from such funds or from any future funds we may raise, in part because:

•	our private equity funds’ rates of return, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains, which may never be realized;

•

our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly or that favorable financial market conditions will exist;

•

the historical returns that we present in this prospectus derive largely from the performance of our earlier private equity funds, whereas future fund returns will depend increasingly on the performance of our newer funds, which may have little or no investment track record;

•	Fund VI and Fund VII are several times larger than our previous private equity funds, and we may not be able to deploy this additional capital as profitably as our prior funds;

•

the attractive returns of certain of our funds have been driven by the rapid return of invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

•

our track record with respect to our capital markets funds is relatively short as compared to our private equity funds and five out of nine of our capital markets funds commenced operations in the eighteen months prior to March 31, 2008;

•

in recent years, there has been increased competition for private equity investment opportunities resulting from the increased amount of capital invested in private equity funds and periods of high liquidity in debt markets; and

•	our newly established capital markets funds may generate lower returns during the period that they take to deploy their capital.

Finally, our private equity IRRs have historically varied greatly from fund to fund. For example, Fund IV has generated a 12% gross IRR and 10% net IRR since inception, while Fund V has generated a 68% gross IRR and 52% net IRR since inception. Accordingly, you should realize that the IRR going forward for any current or future fund may vary considerably from the historical IRR generated by any particular fund, or for our private equity funds as a whole. Future returns will also be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests. See “Risk Factors—Risks Related to Our Businesses—The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares.”

Recent Developments

Subsequent to March 31, 2008, Fund VII raised an additional $2.3 billion of committed capital and as of the date hereof, Fund VII has raised over $14.0 billion of committed capital and has a target of $15.0 billion. As of June 30, 2008, our AUM for our private equity segment was $31.5 billion.

Subsequent to March 31, 2008, the capital markets segment raised approximately $4.4 billion as of the date hereof, centering on EPF, AIE I, AIE II, AIC, ACLF, COF I and COF II, which brings our AUM for our capital markets segment to $13.2 billion as of June 30, 2008.

Beginning in July 2007, the financial markets encountered a series of events from the sub-prime contagion to the ensuing credit crunch. These events led to a significant dislocation in the capital markets and created a backlog in the debt pipeline. Much of the backlog is left over from debt raised for large private equity-led transactions which reached record levels in 2006 and 2007. This record backlog of supply in the debt markets has materially affected the ability and willingness of lenders to fund new large private equity-led transactions and has applied downward pressure on prices of outstanding debt. Due to the difficulties in financing transactions in this market, the volume and size of traditional private equity-led transactions has declined significantly. We are drawing on our long history of investing across market cycles and are deploying capital in the following ways:

•

We are looking to acquire distressed securities in industries that we know well. Examples include investments in the transportation, media, financial services and packaging industries. We believe that we can find good companies with stressed balance sheets in this market at attractive prices.

•

We are investing in debt securities of companies that are performing well, but are attractively priced due to the disruption in the debt markets. For example, we are able to buy portfolios of performing debt from motivated sellers, such as financial institutions, at attractive rates of return.

•	We are taking advantage of more creative structures to use our equity to deleverage a company’s balance sheet and take a controlling position.

•	We are building our strategic platforms through the acquisition of synergistic add-on opportunities.

Our combination of traditional buyout investing with a “distressed option” has proven successful throughout economic cycles and has allowed us to achieve attractive rates of return for our funds in different economic and market environments. However, we cannot assure you that we will be successful in implementing this strategy in the current economic and market environments. See “Risk Factors—Risks Related to Our Businesses—Difficult market conditions may adversely affect our businesses in many ways, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow and adversely affect our financial prospects and condition.”

In light of the current adverse conditions in the financial markets, returns for funds may be lower than they were historically and our fundraising efforts may be challenging. While these conditions last, we will continue to focus on investing in distressed debt markets and raising capital for funds focusing on distressed debt markets. In particular, we formed two new capital markets funds: COF I and COF II in April 2008. Both funds seek to capitalize on the recent dislocations in the credit market by opportunistically investing through privately negotiated transactions in a broad range of debt and debt-related securities, including bank debt, publicly traded debt securities and “bridge” financings, using a wide variety of investment types and transaction structures. As of the date hereof, COF I is fully funded with $1.2 billion of committed capital, including a commitment by one of our Strategic Investors of $1.0 billion. COF I began investing in April 2008. As of the date hereof, COF II has raised approximately $1.5 billion of committed capital. COF II began investing in June 2008.

In April 2008, we formed AIE II, an unregistered private closed-end investment fund that utilizes the same strategy as AIE I.

We have formed a team of investment professionals to explore opportunities in commodities and in commodity businesses. We are also in the process of forming a team of investment professionals to explore opportunities in real estate.

We intend to form a strategic partnership for sourcing and making private equity investments in Europe with Lazard Group LLC (“Lazard”). The strategic partnership will focus on private equity investments in companies that have a majority of their assets and employees located in Europe. Individuals from each firm will be dedicated to the effort. The team will work closely with their colleagues across Europe, leveraging our strong track record in private investment and Lazard’s European presence and history of advising on merger and acquisitions transactions. Separately, Apollo and Lazard will continue to work with other financial advisory and private equity firms, respectively, in the ordinary course of business.

On April 4, 2008, we announced our first cash distribution amounting to $0.33 per Class A share, resulting from the first quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.17 per Class A share primarily resulting from the sale by Fund V of Goodman Global, Inc., one of its portfolio companies, to affiliates of another private equity firm, in February 2008. The $111.3 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $32.2 million was received by Apollo Global Management, LLC and distributed to its Class A shareholders of record on April 18, 2008. Additionally, on July 15, 2008, we declared a cash distribution amounting to $0.23 per Class A share, resulting from our second quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.07 per Class A share primarily resulting from realizations from (i) portfolio companies of Fund IV, Sky Terra Communications, Inc. and United Rentals, Inc., (ii) dividend income from a portfolio company of Fund VI, and (iii) interest income related to debt investments of Fund VI. This $77.6 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $22.4 million was received by Apollo Global Management, LLC and distributed on July 25, 2008, to its Class A shareholders of record on July 18, 2008.

On June 18, 2008, the company and certain of its affiliates, including Hexion Specialty Chemicals, Inc. (“Hexion”), a portfolio company of Funds IV and V, commenced legal action in Delaware to declare its contractual rights with respect to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Hexion, Nimbus Merger Sub, Inc. and Huntsman Corporation (“Huntsman”). In this suit, Hexion alleges, among other things, that it believes that the capital structure agreed to by Huntsman and Hexion for the combined company is no longer viable because of Huntsman’s increased net debt and decreased earnings. The suit alleges that while both companies individually are solvent, consummating the merger on the basis of the capital structure agreed to with Huntsman would render the combined company insolvent. The suit alleges that, in light of this conclusion, Hexion does not believe that the banks will provide the debt financing for the merger contemplated by their commitment letters. The suit also alleges that in light of the substantial deterioration in Huntsman’s financial performance, the increase in its net debt and the expectation that the material downturn in Huntsman’s business that has occurred will continue for a significant period of time, Huntsman has suffered a material adverse effect as defined in the Merger Agreement. The suit further seeks a declaration that the company and certain of its affiliates have no liability to Huntsman in connection with the merger.

On June 23, 2008, the company, Leon Black, Joshua Harris and certain of the company’s affiliates were named as defendants in a lawsuit filed by Huntsman in Texas. Huntsman asserts certain fraud and tortious interference claims in connection with the facts surrounding the Merger Agreement and seeks, among other things, damages in excess of $3.0 billion. The company believes, after consulting with its counsel, that the Huntsman lawsuit is without merit and intends to vigorously defend itself.

On July 2, 2008, Huntsman filed an answer and counterclaims in the lawsuit filed in Delaware by the company and certain of its affiliates described above, which asserts claims against the company and certain of its affiliates, including Hexion, in connection with the Merger Agreement including breach of contract, breach of the duty of good faith and fair dealing, tortious interference with contract, and defamation. The company believes, after consulting with its counsel, that the claims alleged in Huntsman’s answer and counterclaims are without merit.

On July 7, 2008, the company and certain of its affiliates, including Hexion, filed an amended and supplemental complaint against Huntsman in the Delaware action. In this complaint, the company and certain of its affiliates assert the same claims as set forth in the June 18, 2008 complaint. In addition, they seek a declaration that Huntsman’s extension of the termination date of the Merger Agreement to October 2, 2008 was invalid, and they assert that Huntsman breached the Merger Agreement by bringing suit in Texas.

The Delaware court has scheduled trial to begin September 8, 2008.

On July 16, 2008, the company was joined as a defendant in a pre-existing purported class action pending in Massachusetts federal court against, among other defendants, numerous private equity firms. The suit alleges that beginning in mid-2003 the company, the other private equity firm defendants, and other unidentified alleged co-conspirators, violated U.S. antitrust laws by forming “bidding clubs” or “consortia” that, among other things, rigged the bidding for control of various public corporations, restricted the supply of private equity financing, fixed the prices for target companies at artificially low levels, and allocated amongst themselves an alleged market for private equity services in leveraged buyouts. The suit seeks class action certification, declaratory and injunctive relief, unspecified damages, and attorneys’ fees. The company believes that the lawsuit is without merit and intends to defend itself vigorously.

Investment Risks

An investment in our Class A shares involves a high degree of risk. Some of the more significant challenges and risks include those associated with our susceptibility to conditions in the global financial markets and global economic conditions, the volatility of our revenue, net income and cash flow, our dependence on our managing partners and other key investment professionals, our ability to retain and motivate our existing investment professionals and recruit, retain and motivate new investment professionals in the future and risks associated with adverse changes in tax law and other legislative or regulatory changes. See “Risk Factors” for a discussion of the factors you should consider before investing in our Class A shares.

Our Corporate Information

Apollo Global Management, LLC was formed in Delaware on July 3, 2007. Our principal executive offices are located at 9 West 57th Street, New York, New York 10019, and our telephone number is (212) 515-3200.

The Offering

Shares Offered for Resale by the Selling Shareholders in this Offering	37,324,540 Class A shares

Shares Outstanding:

Class A Shares	97,324,541 Class A shares

Class B Shares	1 Class B share

Shares Held by Our Managing Partners:

Class A Shares	None

Class B Share	Our managing partners indirectly hold the single Class B share that we have issued to BRH, representing 86.5% of the total voting power of our shares entitled to vote.

Apollo Operating Group Units Held:

By Us	97,324,541 or 28.9% of the total Apollo Operating Group units

Indirectly By Our Managing Partners and Contributing Partners	240,000,000 or 71.1% of the total Apollo Operating Group units

Voting:

Class A Shares	One vote per share (except that Class A shares held by the Strategic Investors and their affiliates do not have any voting rights).

Class B Share	Initially, 240,000,000 votes. In the event that a managing partner or contributing partner, through Holdings, exercises his right to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share will be proportionately reduced.

Voting Rights	Holders of our Class A shares (other than the Strategic Investors and their affiliates, who have no voting rights) and our Class B share vote together as a single class on all matters submitted to our shareholders for their vote or approval. So long as the Apollo control condition is satisfied, however, our manager manages all of our operations and activities and exercises substantial control over extraordinary matters and other structural changes. You will have only limited voting rights on matters affecting our businesses and will have no right to elect our manager, which is owned and controlled by our managing partners. Moreover, our managing partners, through their ownership of BRH, hold 86.5% of the total combined voting power of our shares entitled to vote and thus are able to exercise control over all matters requiring shareholder approval. See “Description of Shares.”

Use of Proceeds	We will not receive any proceeds from the sale of the Class A shares pursuant to this prospectus.

Cash Dividend Policy

Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of our net after-tax cash flow from operations in excess of amounts determined by our manager to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, to service our indebtedness or to provide for future distributions to our Class A shareholders for any one or more of the ensuing four quarters. Our quarterly dividend is determined based on available cash flow from our management companies as well as any special activities which provide excess cash flow from our private equity or capital markets funds. Items such as the sale of a portfolio company, dividends from portfolio companies and interest income from the funds debt investments typically provide excess cash flows for distribution. On April 4, 2008, we announced our first cash distribution amounting to $0.33 per Class A share, resulting from the first quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.17 per Class A share primarily resulting from the sale by Fund V of Goodman Global, Inc., one of its portfolio companies, to affiliates of another private equity firm, in February 2008. The $111.3 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $32.2 million was received by Apollo Global Management, LLC and distributed to its Class A shareholders of record on April 18, 2008. Additionally, on July 15, 2008, we declared a cash distribution amounting to $0.23 per Class A share, resulting from our second quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.07 per Class A share primarily resulting from realizations from (i) portfolio companies of Fund IV, Sky Terra Communications, Inc. and United Rentals, Inc., (ii) dividend income from a portfolio company of Fund VI, and (iii) interest income related to debt investments of Fund VI. This $77.6 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $22.4 million was received by Apollo Global Management, LLC and distributed on July 25, 2008, to its Class A shareholders of record on July 18, 2008. Because we will not know what our actual available cash flow from operations will be for any year until the end of such year, we expect that the fourth quarter dividend payment will be adjusted to take into account actual net after-tax cash flow from operations for that year. From time to time, management may also declare special quarterly distributions based on investment realizations. Our Class B shareholder is not entitled to any dividends.

The declaration, payment and determination of the amount of our quarterly dividend will be at the sole discretion of our manager. We cannot assure you that any dividends, whether quarterly or otherwise, will or can be paid. See “Cash Dividend Policy” for a discussion of the factors our manager is likely to consider in regard to our payment of cash dividends.

Because we are a holding company that owns intermediate holding companies, the funding of each dividend, if declared, will occur in three steps, as follows:

•	first, we will cause one or more entities in the Apollo Operating Group to make a distribution to all of its partners, including our wholly-owned subsidiaries APO Corp. and APO Asset Co., LLC (as applicable), and Holdings, on a pro rata basis;

•

second, we will cause our intermediate holding companies, APO Corp. and APO Asset Co., LLC (as applicable), to distribute to us, from their net after-tax proceeds, amounts equal to the aggregate dividend we have declared; and

•	third, we will distribute the proceeds received by us to our Class A shareholders on a pro rata basis.

If Apollo Operating Group units are issued to other parties, such as employees, such parties would be entitled to a portion of the distributions from the Apollo Operating Group as partners described above.

In addition, the partnership agreements of the Apollo Operating Group partnerships provide for cash distributions, which we refer to as “tax distributions,” to the partners of such partnerships if the general partners of such partnerships determine that the taxable income of the relevant partnership will give rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. Federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). The Apollo Operating Group partnerships will make tax distributions only to the extent distributions from such partnerships for the relevant year were otherwise insufficient to cover such tax liabilities and all such distributions will be made to all partners on a pro rata basis based upon their respective interests in the applicable partnership. No such tax distribution will necessarily be required to be distributed by us and there can be no assurance that we will pay cash dividends on the Class A shares in an amount sufficient to cover any tax liability arising from the ownership of Class A shares.

Managing Partners’ and Contributing Partners’ Exchange Rights

Subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and any applicable transfer restrictions and lock-up agreements), at any time and from time to time, each managing partner and contributing partner has the right to cause Holdings to exchange Apollo Operating Group units for Class A shares to sell such Class A shares at the prevailing market price (or at a lower price that such managing partner or contributing partner is willing to accept) and to distribute the net proceeds of such sale to such managing partner or contributing partner. We have reserved for issuance 240,000,000 Class A shares, corresponding to the number of existing Apollo Operating Group units held by our managing partners and contributing partners. To effect an exchange, a managing partner or contributing partner, through Holdings, must simultaneously exchange one Apollo Operating Group unit, being an equal limited partner interest in each Apollo Operating Group entity, for each Class A share received. As a managing partner or contributing partner exchanges his Apollo Operating Group units, our interest in the Apollo Operating Group units will be correspondingly increased and the voting power of the Class B share will be correspondingly reduced. If and when any managing partner or contributing partner, through Holdings, exchanges an Apollo Operating Group unit for a Class A share of Apollo Global Management, LLC, the relative economic ownership positions of the exchanging managing partner or contributing partner and of the other equity owners of Apollo (whether held at Apollo Global Management, LLC or at the Apollo Operating Group) will not be altered. See “Our Structure—Reorganization—Holding Company Structure” for further discussion of our Reorganization structure.

Any exchange of the Apollo Operating Group units generally is expected to result in increases in the tax basis of the tangible and intangible assets of APO Corp. that would not otherwise have been available. These increases in tax basis are expected to increase (for tax purposes) the depreciation and amortization deductions available to APO Corp. and therefore reduce the amount of tax that APO Corp. would otherwise be required to pay in the future. APO Corp. has entered into a tax receivable agreement with Holdings whereby it agrees to pay to Holdings 85% of the amount of actual cash savings, if any, in U.S. Federal, state and local income taxes that APO Corp. realizes as a result of these increases in tax basis. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Apollo Operating Group units in the future, or if we become taxable as a corporation for U.S. Federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and “Unaudited Condensed Consolidated Pro Forma Financial Information.”

Trading	We intend to apply for our Class A shares to be listed on the NYSE under the symbol “ .” The listing is subject to approval of our application.

Risk Factors	Please read the section entitled “Risk Factors” beginning on page 28 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A shares.

References in this section to the number of our Class A shares outstanding, and the percent of our voting rights held, exclude:

•	240,000,000 Class A shares issuable upon exchange of the Apollo Operating Group units and interests in our Class B share by Holdings on behalf of our managing partners and contributing partners;

•	interests granted or reserved under our equity incentive plan, consisting of:

•

20,477,101 restricted share units (“RSUs”) that were granted in 2007 and 6,403,553 that were granted (net of forfeited awards) in the first quarter of 2008, subject to vesting, to certain employees and consultants;

•	an additional 2,586,432 RSUs (net of awards forfeited in the second quarter of 2008) that were granted on June 30, 2008; and

•

effective as of January 1, 2008, 25,756,931 additional interests in respect of Class A shares that were reserved for issuance under the equity incentive plan, for a total number of shares covered by awards issued and reserved for issuance, as of January 1, 2008, of 78,706,931 shares. The plan is subject to automatic increases annually.

Summary Historical and Other Data

The following summary historical consolidated and combined financial and other data of Apollo Global Management, LLC should be read together with “Our Structure,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined financial statements and related notes included elsewhere in this prospectus and the unaudited condensed consolidated pro forma financial information and notes thereto included elsewhere in this prospectus under “Unaudited Condensed Consolidated Pro Forma Financial Information.”

We derived the summary historical consolidated and combined statements of operations data of Apollo Global Management, LLC for the years ended December 31, 2007, 2006 and 2005 and the summary historical consolidated and combined statements of financial condition data as of December 31, 2007 and 2006 from our audited consolidated and combined financial statements, which are included elsewhere in this prospectus.

We derived the summary historical consolidated and combined statements of operations data for the years ended December 31, 2004 and 2003 and the summary consolidated and combined statements of financial condition data as of December 31, 2005, 2004 and 2003 from our unaudited consolidated and combined financial statements which are not included in this prospectus. The unaudited consolidated and combined financial statements have been prepared on substantially the same basis as the audited consolidated and combined financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated and combined financial position and results of operation for all periods presented.

We derived the summary historical condensed consolidated and combined statement of operations of Apollo Global Management, LLC for the three months ended March 31, 2008 and 2007 and the summary historical condensed consolidated and combined statement of financial condition data as of March 31, 2008 from our unaudited condensed consolidated and combined financial statements, which are included elsewhere in this prospectus. The unaudited condensed consolidated and combined financial statements of Apollo Global Management, LLC have been prepared on substantially the same basis as the audited consolidated and combined financial statements and include all adjustments that we consider necessary for a fair presentation of the company’s consolidated and combined financial condition and results of operations for all periods presented.

The summary historical financial data are not indicative of our expected future operating results. In particular, after undergoing the Reorganization on July 13, 2007 and providing liquidation rights to investors of most of the funds we manage on either August 1, 2007 or November 30, 2007, Apollo Global Management, LLC no longer consolidates in its financial statements most of the funds that have historically been consolidated in our financial statements.

	Three months ended March 31,		Year ended December 31,
	2008(c)	2007(c)	2007(c)	2006(c)	2005	2004	2003
	(in thousands)
Statement of Operations Data
Revenues:
Advisory and transaction fees from affiliates	$72,975	$26,399	$150,191	$147,051	$80,926	$67,503	$42,126
Management fees from affiliates	84,692	31,210	192,934	101,921	33,492	26,391	9,299
Carried interest (loss) income from affiliates	(142,238)	67,301	294,725	97,508	69,347	67,370	25,915

Total Revenues	15,429	124,910	637,850	346,480	183,765	161,264	77,340

Expenses:
Compensation and benefits	268,067	109,471	1,450,330	266,772	309,235	473,691	165,086
Interest expense—beneficial conversion feature	—	—	240,000	—	—	—	—
Interest expense	16,564	3,253	105,968	8,839	1,405	2,143	3,919
Professional fees	23,995	18,033	81,824	31,738	45,687	39,652	37,806
General, administrative and other	12,836	6,827	36,618	38,782	25,955	19,506	15,927
Placement fees	24,132	—	27,253	—	47,028	171	538
Occupancy	5,262	2,926	12,865	7,646	5,993	5,089	1,731
Depreciation and amortization	6,336	830	7,869	3,288	2,304	2,210	1,876

Total Expenses	357,192	141,340	1,962,727	357,065	437,607	542,462	226,883

Other (Loss) Income:
Net (losses) gains from investment activities	(125,300)	753,017	2,279,263	1,620,554	1,970,770	2,826,300	1,809,319
Dividend income from affiliates	—	79,836	238,609	140,569	25,979	178,620	188,549
Interest income	6,752	14,924	52,500	38,423	33,578	41,745	73,064
(Loss) income from equity method investments	(2,639)	584	1,722	1,362	412	1,010	321
Other (loss) income	(468)	487	(36)	3,154	2,832	3,098	3,457

Total Other (Loss) Income	(121,655)	848,848	2,572,058	1,804,062	2,033,571	3,050,773	2,074,710

(Loss) Income Before Income Tax Tax Benefit (Provision) and Non-Controlling Interest	(463,418)	832,418	1,247,181	1,793,477	1,779,729	2,669,575	1,925,167
Income tax benefit (provision)	2,494	(1,771)	(6,726)	(6,476)	(1,026)	(2,800)	(2,506)

(Loss) Income Before Non-Controlling Interest	(460,924)	830,647	1,240,455	1,787,001	1,778,703	2,666,775	1,922,661
Non-Controlling Interest	364,520	(686,606)	(1,810,106)	(1,414,022)	(1,577,459)	(2,191,420)	(1,725,815)

Net (Loss) Income	$(96,404)	$144,041	$(569,651)	$372,979	$201,244	$475,355	$196,846

Statement of Financial Condition Data (as of period end)
Total Assets	$4,637,060	$11,187,967	$5,115,642	$11,179,921	$7,571,249	$7,798,333	$7,267,359
Total Debt Obligations	1,056,406	78,017	1,057,761	93,738	20,519	22,262	42,061
Total Equity	80,503	431,667	96,043	484,921	338,625	406,672	190,860
Non-Controlling Interest	2,073,693	9,971,875	2,312,286	9,847,069	6,556,621	6,843,076	6,843,741
Other Data (non-U.S. GAAP):
Economic Net (Loss) Income (a)	$(57,341)	$145,368	$152,846	$376,600	$198,860	$475,796	$196,962
Private equity dollars invested(b)	3,166,342	359,998	8,647,912	5,216,715	686,663	819,843	1,544,671
Assets Under Management (as of period end) (in millions):
Private Equity	$30,553	$19,534	$30,237	$20,186	$18,734	$9,765	$9,200
Capital Markets	10,141	6,028	10,118	4,392	2,463	1,557	529

Total AUM	$40,694	$25,562	$40,355	$24,578	$21,197	$11,322	$9,729

(a)	Economic Net Income (“ENI”) is a key performance measure used by management in evaluating the performance of our private equity and capital markets segments, as the amount of management fees, advisory and transaction fees and carried interest income are indicative of the company’s performance. ENI is a measure of profitability and has certain limitations in that is does not take into account certain items included under U.S. GAAP. ENI represents segment income (loss), which excludes the impact of non-cash charges related to equity-based compensation, income taxes and Non-Controlling Interest. In addition, segment data excludes the assets, liabilities and operating results of the Apollo funds that are included in the consolidated and combined financial statements. We believe that ENI is helpful to an understanding of our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. Refer to the section titled “Managing Business Performance” on page 97 for a more comprehensive explanation as to how economic net income is used to manage and evaluate our business.

Below is a reconciliation of our net (loss) income for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2003 through 2007 to ENI for such periods:

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands)
Net (Loss) Income :	$(96,404)	$144,041	$(569,651)	$372,979	$201,244	$475,355	$196,846
(i) Adjusted for the impact of non-cash charges related to equity-based compensation	283,277	189	989,849	—	—	—	—
(ii) Income tax (benefit) provision	(2,494)	1,771	6,726	6,476	1,026	2,800	2,506
(iii) Non-Controlling Interest(d)	(241,720)	(633)	(274,078)	(2,855)	(3,410)	(2,359)	(2,390)

Economic Net (Loss) Income	$(57,341)	$145,368	$152,846	$376,600	$198,860	$475,796	$196,962

(b)	Private equity dollars invested represents the aggregate amount of newly funded or committed capital invested by our private equity funds during a reporting period.

(c)	Significant changes in the statement of operations for 2008 and 2007 compared to their respective comparative period are due to (i) the Reorganization, (ii) the deconsolidation of certain funds and (iii) the Strategic Investors Transaction.

Some of the significant impacts of the above items are as follows:

•	Revenue from affiliates increased due to the deconsolidation of certain funds.

•	Compensation and benefits, including non-cash charges related to equity-based compensation increased due to amortization of Apollo Operating Group units, RDUs and RSUs.

•	Interest expense increased as a result of conversion of debt on which the Strategic Investors had a beneficial conversion feature. Additionally, interest expense increased related to the $1.0 billion AMH credit facility obtained in April 2007.

•	Professional fees increased due to Apollo Global Management, LLC’s formation and ongoing new requirements.

•	Net gain from investment activities increased due to increased activity in our consolidated funds through the date of deconsolidation.

•	Non-Controlling Interest changed significantly due to the formation of Holdings and reflects net losses attributable to Holdings post-Reorganization.

(d)	Amounts include Non-Controlling Interest for Holdings, and a trust which holds certain of our corporate aircraft (the “Aircraft Trust”).

RISK FACTORS

Investing in our Class A shares involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our Class A shares. The occurrence of any of the following risks could materially and adversely affect our businesses, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our Class A shares could decline and you could lose all or part of your investment.

Risks Related to Taxation

You may be subject to U.S. Federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

Under current law, so long as we are not required to register as an investment company under the Investment Company Act and 90% of our gross income for each taxable year constitutes “qualifying income” within the meaning of the Code on a continuing basis, we will be treated, for U.S. Federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. You will be subject to U.S. Federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash distributions from us. Accordingly, you may be required to make tax payments in connection with your ownership of Class A shares that significantly exceed your cash distributions in any specific year.

If we are treated as a corporation for U.S. Federal income tax purposes, the value of the Class A shares would be adversely affected.

The value of your investment will depend in part on our company being treated as a partnership for U.S. Federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Code, and that we are not required to register as an investment company under the Investment Company Act and related rules. Although we intend to manage our affairs so that our partnership will meet the 90% test described above in each taxable year, we may not meet these requirements or current law may change so as to cause, in either event, our partnership to be treated as a corporation for U.S. Federal income tax purposes. If we were treated as a corporation for U.S. Federal income tax purposes, (i) we would become subject to corporate income tax and (ii) distributions to shareholders would be taxable as dividends for U.S. Federal income tax purposes to the extent of our earnings and profits. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. O’Melveny & Myers LLP has provided an opinion to us based on factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs and the composition of our income, that we will be treated as a partnership and not as a corporation for U.S. Federal income tax purposes. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

The U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of our long-term capital gains as ordinary income, that would cause us to become taxable as a corporation and/or have other adverse effects.

The U.S. Congress, the IRS and the U.S. Treasury Department are currently examining the U.S. Federal income tax treatment of private equity funds, hedge funds and other kinds of investment partnerships. The present U.S. Federal income tax treatment of a holder of Class A shares and/or our own taxation as described under “Material Tax Considerations—Material U.S. Federal Tax Considerations” may be adversely affected by any new legislation, new regulations or revised interpretations of existing tax law that arise as a result of such examinations. Most notably, on June 14, 2007, legislation was introduced in the Senate that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment advisor or asset management services and similar legislation was later introduced in the House of Representatives. In addition, on June 22, 2007, legislation was introduced in the House of Representatives that would cause allocations of income associated with carried interests to be taxed as ordinary income for the performance of services, which apparently would have the effect of treating publicly traded partnerships that derive substantial amounts of income from carried interests as corporations for U.S. Federal income tax purposes. On October 25, 2007, the House Ways and Means Committee Chairman, in connection with his tax reform proposal, introduced legislation that was substantially similar to the June 22, 2007 bill. On November 9, 2007, the House of Representatives passed legislation similar to the June 22, 2007 legislation. Under a transition rule contained in the November 9, 2007 legislation, the carried interest would not be treated as ordinary income for purposes of Section 7704 until December 31, 2009 and therefore would not preclude us from qualifying as a partnership for U.S. Federal income tax purposes until our taxable year beginning January 1, 2010. None of these legislative proposals affecting the tax treatment of our carried interests or of our ability to qualify as a partnership for U.S. Federal income tax purposes has yet been entered into law. Any such changes in tax law would cause us to be taxable as a corporation, thereby substantially increasing our tax liability and reducing the value of Class A shares. Furthermore, it is possible that the U.S. Federal income tax law could be changed so as to adversely affect the anticipated tax consequences for us and/or the holders of Class A shares as described under “Material Tax Considerations—Material U.S. Federal Tax Considerations,” including possible changes that would adversely affect the taxation of tax-exempt and/or non-U.S. holders of Class A shares. It is unclear whether any such legislation would apply to us and/or the holders of Class A shares, and it is unclear whether any other such tax law changes will occur or, if they do, how they might affect us and/or the holders of Class A shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares in light of such potential U.S. Federal income tax law changes.

Our structure involves complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. Federal income tax treatment of holders of Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. Federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships and entities taxed as partnerships. The present U.S. Federal income tax treatment of an investment in our Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. Federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership for U.S. Federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) or otherwise adversely affect an investment in our Class A shares. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Possible New Legislation or Administrative or Judicial Action.”

Our operating agreement permits our manager to modify our operating agreement from time to time, without the consent of the holders of Class A shares, to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all holders of Class A shares. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders of Class A shares in a manner that reflects such beneficial ownership of items by holders of Class A shares, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects holders of Class A shares.

The interest in certain of our businesses will be held through entities that will be treated as corporations for U.S. Federal income tax purposes; such corporations may be liable for significant taxes and may create other adverse tax consequences, which could potentially adversely affect the value of your investment.

In light of the publicly traded partnership rules under U.S. Federal income tax law and other requirements, the partnership will hold its interest in certain of our businesses through entities that will be treated as corporations for U.S. Federal income tax purposes. Each such corporation could be liable for significant U.S. Federal income taxes and applicable state, local and other taxes that would not otherwise be incurred, which could adversely affect the value of your investment. Furthermore, it is possible that the IRS could challenge the manner in which such corporation’s taxable income is computed by us.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. Federal income tax purposes.

Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. Federal income tax purposes. Such an entity may be a passive foreign investment company (a “PFIC”) or a controlled foreign corporation (a “CFC”) for U.S. Federal income tax purposes. Class A shareholders indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Taxation of Holders of Class A Shares—Passive Foreign Investment Companies and Controlled Foreign Corporations.”

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. Federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment we (or our subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we may not have otherwise entered into. This may cause us to incur additional tax liability and/or adversely affect our ability to operate solely to maximize our cash flow. Our structure also may impede our ability to engage in certain corporate acquisitive transactions because we generally intend to hold all of our assets through the Apollo Operating Group. In addition, we may be unable to participate in certain corporate reorganization transactions that would be tax free to our holders if we were a corporation. To the extent we hold assets other than through the Apollo Operating Group, we will make appropriate adjustments to the Apollo Operating Group agreements so that distributions to Holdings and us would be the same as if such assets were held at that level. Moreover, we are precluded by a contract with one of the Strategic Investors from acquiring assets in a manner that would cause that Strategic Investor to be engaged in a commercial activity within the meaning of Section 892 of the Code.

Non-U.S. persons face unique U.S. tax issues from owning our shares that may result in adverse tax consequences to them.

We believe that we will not be treated as engaged in a trade or business for U.S. Federal income tax purposes and, therefore, non-U.S. holders of Class A shares will generally not be subject to U.S. Federal income tax on interest, dividends and gains derived from non-U.S. sources. It is possible, however, that the IRS could disagree or that the tax laws and regulations could change and we could be deemed to be engaged in a U.S. trade or business, which would have a material adverse effect on non-U.S. holders. If we have income that is treated as effectively connected to a U.S. trade or business, non-U.S. holders would be required to file a U.S. Federal income tax return to report that income and would be subject to U.S. Federal income tax at the regular graduated rates. Holders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all jurisdictions where we operate. It is the responsibility of each holder to file all U.S. Federal, state and local tax returns that may be required of such holder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in Class A shares.

An investment in Class A shares will give rise to UBTI to certain tax-exempt holders.

We will not make investments through taxable U.S. corporations solely for the purpose of limiting unrelated business taxable income, or “UBTI,” from “debt-financed” property and, thus, an investment in Class A shares will give rise to UBTI to tax-exempt holders of Class A shares. APO Asset Co., LLC may borrow funds from APO Corp. or third parties from time to time to make investments. These investments will give rise to UBTI from “debt-financed” property. Moreover, if the IRS successfully asserts that we are engaged in a trade or business, then additional amounts of income could be treated as UBTI.

We do not intend to make, or cause to be made, an election under Section 754 of the Internal Revenue Code to adjust our asset basis or the asset basis of certain of the Group Partnerships. Thus, a holder of Class A shares could be allocated more taxable income in respect of those Class A shares prior to disposition than if such an election were made.

We currently do not intend to make, or cause to be made, an election to adjust asset basis under Section 754 of the Internal Revenue Code with respect to us Apollo Principal Holdings I, L.P., and Apollo Principal Holdings III, L.P. If no such election is made, there will generally be no adjustment for a transferee of Class A shares even if the purchase price of those Class A shares is higher than the Class A shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to a transferee could include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Tax Elections.”

Risks Related to Our Organization and Structure

Members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a substantial increase in our tax liability and it could well result in a reduction in the value of our Class A shares.

On June 14, 2007, the Chairman and the Ranking Republican Member of the U.S. Senate Committee on Finance introduced legislation that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment advisor or asset management services. In addition, the Chairman and the Ranking Republican Member concurrently issued a press release stating that they do not believe that proposed public offerings of private equity and hedge fund management firms are consistent with the intent of the existing rules regarding publicly traded partnerships because the majority of their income is from the active provision of services to investment funds and limited partner investors in such funds. Further, they have sent letters to the Secretary of the Treasury and the Chairman of the U.S. Securities and Exchange Commission regarding these tax issues in which they express a view that recent initial public offerings of private equity and hedge funds “raise serious tax questions that if left unaddressed have the potential to jeopardize the integrity of the tax code and the corporate tax base over the long term.” As explained in the technical explanation accompanying the proposed legislation:

Under the bill, the exception from corporate treatment for a publicly traded partnership does not apply to any partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from services provided by any person as an investment advisor, as defined in the Investment Advisers Act, or as a person associated with an investment advisor, as defined in that Act. Further, the exception from corporate treatment does not apply to a partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from asset management services provided by an investment advisor, a person associated with an investment advisor, or any person related to either, in connection with the management of assets with respect to which investment advisor services were provided. For purposes of the bill, these determinations are made without regard to whether the person is required to register as an investment advisor under the Investment Advisers Act.

If enacted in its present form, the proposed legislation introduced by the Chairman and the Ranking Republican Member of the U.S. Senate Committee on Finance would be effective as of the date it was introduced and could potentially apply to us as early as our 2007 taxable year. On June 20, 2007, a Congressman from Vermont introduced legislation in the House of Representatives that is substantially similar to the proposed legislation introduced in the Senate. In addition, on June 22, 2007, legislation was introduced in the House of Representatives that would cause allocations of income associated with carried interests to be taxed as ordinary income for the performance of services, which apparently would have the effect of treating publicly traded partnerships that derive substantial amounts of income from carried interests as corporations for U.S. Federal income tax purposes (although the effective date of such legislation has not been determined). On October 25, 2007, the House Ways and Means Committee Chairman, in connection with his tax reform proposal, introduced legislation that was substantially similar to the June 22, 2007 bill. On November 9, 2007, the House of Representatives passed legislation similar to the June 22, 2007 legislation. Under a transition rule contained in the November 9, 2007 legislation, the carried interest would not be treated as ordinary income for purposes of Section 7704 until December 31, 2009 and therefore would not preclude us from qualifying as a partnership for U.S. Federal income tax purposes until our taxable year beginning January 1, 2010. None of these legislative proposals affecting the tax treatment of our carried interests or of our ability to qualify as a partnership for U.S. Federal income tax purposes has yet been entered into law. If the proposed legislation introduced in either the Senate or the House of Representatives were to be enacted into law in its proposed form, we would incur a substantial increase in our tax liability when such legislation begins to apply to us. If Apollo Global Management, LLC were taxed as a corporation, our effective tax rate would increase substantially. The U.S. Federal statutory rate for corporations is currently 35%, and the state and local tax rates, net of the Federal benefit, would aggregate approximately 4%. If any of this proposed legislation or any other change in the tax laws, rules, regulations or interpretations preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules, this would substantially increase our tax liability and it could well result in a reduction in the value of our Class A shares.

Our shareholders do not elect our manager or vote and have limited ability to influence decisions regarding our businesses.

So long as the Apollo control condition is satisfied, our manager, AGM Management, LLC, which is owned by our managing partners, will manage all of our operations and activities. AGM Management, LLC is managed by BRH, a Cayman entity owned by our managing partners and managed by an executive committee composed of our managing partners. Our shareholders do not elect our manager, its manager or its manager’s executive committee and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our businesses and therefore limited ability to influence decisions regarding our businesses. Furthermore, if our shareholders are dissatisfied with the performance of our manager, they will have little ability to remove our manager. As discussed below, the managing partners collectively have 86.5% of the voting power of Apollo Global Management, LLC. Therefore, they will have the ability to control any shareholder vote that occurs, including any vote regarding the removal of our manager.

Control by our managing partners of the combined voting power of our shares and holding their economic interests through the Apollo Operating Group may give rise to conflicts of interests.

Our managing partners, through their partnership interests in Holdings, control 86.5% of the combined voting power of our shares entitled to vote. Accordingly, our managing partners have the ability to control our management and affairs to the extent not controlled by our manager. In addition, they are able to determine the outcome of all matters requiring shareholder approval (such as a proposed sale of all or substantially of our assets, the approval of a merger or consolidation involving the company, and an election by our manager to dissolve the company) and are able to cause or prevent a change of control of our company and could preclude any unsolicited acquisition of our company. The control of voting power by our managing partners could deprive Class A shareholders of an opportunity to receive a premium for their Class A shares as part of a sale of our company, and might ultimately affect the market price of the Class A shares.

In addition, our managing partners and contributing partners, through their partnership interests in Holdings, are entitled to 71.1% of Apollo Operating Group’s economic returns through the Apollo Operating Group units owned by Holdings. Because they hold their economic interest in our businesses directly through the Apollo Operating Group, rather than through the issuer of the Class A shares, our managing partners and contributing partners may have conflicting interests with holders of Class A shares. For example, our managing partners and contributing partners may have different tax positions from us, which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration the managing partners’ and contributing partners’ tax considerations even where no similar benefit would accrue to us.

We expect to qualify for and intend to rely on exceptions from certain corporate governance and other requirements under the rules of the NYSE.

We expect to qualify for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, we will elect not to comply with certain corporate governance requirements of the NYSE, including the requirements (i) that a majority of our board of directors consist of independent directors, (ii) that we have a nominating/corporate governance committee that is composed entirely of independent directors and (iii) that we have a compensation committee that is composed entirely of independent directors. In addition, we will not be required to hold annual meetings of our shareholders. Accordingly, you will not have the same protections afforded to equityholders of entities that are subject to all of the corporate governance requirements of the NYSE.

Potential conflicts of interest may arise among our manager, on the one hand, and us and our shareholders on the other hand. Our manager and its affiliates have limited fiduciary duties to us and our shareholders, which may permit them to favor their own interests to the detriment of us and our shareholders.

Conflicts of interest may arise among our manager, on the one hand, and us and our shareholders, on the other hand. As a result of these conflicts, our manager may favor its own interests and the interests of its affiliates over the interests of us and our shareholders. These conflicts include, among others, the conflicts described below.

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Our manager determines the amount and timing of our investments and dispositions, indebtedness, issuances of additional stock and amounts of reserves, each of which can affect the amount of cash that is available for distribution to you.

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Our manager is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its duties (including fiduciary duties) to our shareholders; for example, our affiliates that serve as general partners of our funds have fiduciary and contractual obligations to our fund investors, and such obligations may cause such affiliates to regularly take actions that might adversely affect our near-term results of operations or cash flow; our manager has no obligation to intervene in, or to notify our shareholders of, such actions by such affiliates.

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Because our managing partners and contributing partners hold their Apollo Operating Group units through entities that are not subject to corporate income taxation and Apollo Global Management, LLC holds the Apollo Operating Group units in part through a wholly-owned subsidiary that is subject to corporate income taxation, conflicts may arise between our managing partners and contributing partners, on the one hand, and Apollo Global Management, LLC, on the other hand, relating to the selection and structuring of investments.

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Other than as set forth in the non-competition, non-solicitation and confidentiality agreements to which our managing partners and other professionals are subject, which may not be enforceable, affiliates of our manager and existing and former personnel employed by our manager are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

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Our manager has limited its liability and reduced or eliminated its duties (including fiduciary duties) under our operating agreement, while also restricting the remedies available to our shareholders for actions that, without these limitations, might constitute breaches of duty (including fiduciary duty). In addition, we have agreed to indemnify our manager and its affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct. By purchasing our Class A shares, you will have agreed and consented to the provisions set forth in our operating agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable state law.

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Our operating agreement does not restrict our manager from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to us as determined under the operating agreement.

•	Our manager determines how much debt we incur and that decision may adversely affect our credit ratings.

•	Our manager determines which costs incurred by it and its affiliates are reimbursable by us.

•	Our manager controls the enforcement of obligations owed to us by it and its affiliates.

•	Our manager decides whether to retain separate counsel, accountants or others to perform services for us.

See “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Responsibilities” for a more detailed discussion of these conflicts.

Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our manager and limit remedies available to shareholders for actions that might otherwise constitute a breach of duty. It will be difficult for a shareholder to challenge a resolution of a conflict of interest by our manager or by its conflicts committee.

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligations to us or our shareholders whatsoever. When our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity.

Whenever a potential conflict of interest exists between us and our manager, our manager may resolve such conflict of interest. If our manager determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our manager, then it will be presumed that in making this determination, our manager acted in good faith. A shareholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our shareholders will only have recourse and be able to seek remedies against our manager if our manager breaches its obligations pursuant to our operating agreement. Unless our manager breaches its obligations pursuant to our operating agreement, we and our unitholders will not have any recourse against our manager even if our manager were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our operating agreement, our operating agreement provides that our manager and its officers and directors will not be liable to us or our shareholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the manager or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty including fiduciary duties.

Also, if our manager obtains the approval of its conflicts committee, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our manager of any duties it may owe to us or our shareholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase a Class A share, you will be treated as having consented to the provisions set forth in the operating agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, shareholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See “Conflicts of Interest and Fiduciary Responsibilities.”

The control of our manager may be transferred to a third party without shareholder consent.

Our manager may transfer its manager interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without the consent of our shareholders. Furthermore, at any time, the partners of our manager may sell or transfer all or part of their partnership interests in our manager without the approval of the shareholders, subject to certain restrictions as described elsewhere in this prospectus. A new manager may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as Apollo’s track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our businesses, our results of operations and our financial condition could materially suffer.

Our ability to pay regular dividends may be limited by our holding company structure. We are dependent on distributions from the Apollo Operating Group to pay dividends, taxes and other expenses.

As a holding company, our ability to pay dividends will be subject to the ability of our subsidiaries to provide cash to us. We intend to distribute quarterly dividends to our Class A shareholders. Accordingly, we expect to cause the Apollo Operating Group to make distributions to its unitholders (in other words, Holdings, which is 100% owned, directly and indirectly, by our managing partners and our contributing partners, and the two intermediate holding companies, which are 100% owned by us), pro rata in an amount sufficient to enable us to pay such dividends to our Class A shareholders; however, such distributions may not be made. In addition, our manager can reduce or eliminate our dividend at any time, in its discretion. The Apollo Operating Group intends to make periodic distributions to its unitholders in amounts sufficient to cover hypothetical income tax obligations attributable to allocations of taxable income resulting from their ownership interest in the various limited partnerships making up the Apollo Operating Group, subject to compliance with any financial covenants or other obligations. Tax distributions will be calculated assuming each shareholder was subject to the maximum (corporate or individual, whichever is higher) combined U.S. Federal, New York State and New York City tax rates, without regard to whether any shareholder was subject to income tax liability at those rates. If the Apollo Operating Group has insufficient funds, we may have to borrow additional funds or sell assets, which could materially adversely affect our liquidity and financial condition. Furthermore, by paying that cash distribution rather than investing that cash in our business, we might risk slowing the pace of our growth or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise. Because tax distributions to unitholders are made without regard to their particular tax situation, tax distributions to all unitholders, including our intermediate holding companies, were increased to reflect the disproportionate income allocation to our managing partners and contributing partners with respect to “built-in gain” assets at the time of the Offering Transactions.

There may be circumstances under which we are restricted from paying dividends under applicable law or regulation (for example, due to Delaware limited partnership or limited liability company act limitations on making distributions if liabilities of the entity after the distribution would exceed the value of the entity’s assets). In addition, under the AMH credit facility, Apollo Management Holdings is restricted in its ability to make cash distributions to us and may be forced to use cash to collateralize the AMH credit facility, which would reduce the cash it has available to make distributions.

Tax consequences to our managing partners and contributing partners may give rise to conflicts of interests.

As a result of unrealized built-in gain attributable to the value of our assets held by the Apollo Operating Group entities at the time of the Offering Transactions, upon the sale, refinancing or disposition of the assets owned by the Apollo Operating Group entities, our managing partners and contributing partners will incur different and significantly greater tax liabilities as a result of the disproportionately greater allocations of items of taxable income and gain to the managing partners and contributing partners upon a realization event. As the managing partners and contributing partners will not receive a corresponding greater distribution of cash proceeds, they may, subject to applicable fiduciary or contractual duties, have different objectives regarding the appropriate pricing, timing and other material terms of any sale, refinancing, or disposition, or whether to sell such assets at all. Decisions made with respect to an acceleration or deferral of income or the sale or disposition of assets with unrealized built-in gains may also influence the timing and amount of payments that are received by an exchanging or selling founder or partner under the tax receivable agreement. All other factors being equal, earlier disposition of assets with unrealized built-in gains following such exchange will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets with unrealized built-in gains before an exchange will increase a managing partner’s or contributing partner’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement. Decisions made regarding a change of control also could have a material influence on the timing and amount of payments received by our managing partners and contributing partners pursuant to the tax receivable agreement.

We will be required to pay Holdings for most of the actual tax benefits we realize as a result of the tax basis step-up we receive in connection with taxable exchanges by our units held in the Apollo Operating Group entities or our acquisitions of units from our managing partners and contributing partners.

On a quarterly basis, each managing partner and contributing partner will have the right to exchange the Apollo Operating Group units that he holds through his partnership interest in Holdings for our Class A shares in a taxable transaction. These taxable exchanges, as well as our acquisitions of units from our managing partners or contributing partners, may result in increases in the tax depreciation and amortization deductions from depreciable and amortizable assets, as well as an increase in the tax basis of other assets of the Apollo Operating Group that otherwise would not have been available. A portion of these increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of such other assets, will reduce the amount of tax that APO Corp. would otherwise be required to pay in the future. The IRS may challenge all or part of these increased deductions and tax basis increases and a court could sustain such a challenge.

We have entered into a tax receivable agreement with Holdings that provides for the payment by APO Corp. to our managing partners and contributing partners of 85% of the amount of actual tax savings, if any, that APO Corp. realizes (or is deemed to realize in the case of an early termination payment by APO Corp. or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis of the Apollo Operating Group. The payments that APO Corp. may make to our managing partners and contributing partners could be material in amount. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Apollo Operating Group units in the future, or if we become taxable as a corporation for U.S. Federal income tax purposes, we expect, and have agreed that, each will become subject to a tax receivable agreement with substantially similar terms.

The IRS could challenge our claim to any increase in the tax basis of the assets owned by the Apollo Operating Group that results from the exchanges entered into by the managing partners or contributing partners. The IRS could also challenge any additional tax depreciation and amortization deductions or other tax benefits (including deductions for imputed interest expense associated with payments made under the tax receivable agreement) we claim as a result of, or in connection with, such increases in the tax basis of such assets. If the IRS were to successfully challenge a tax basis increase or tax benefits we previously claimed from a tax basis increase, Holdings would not be obligated under the tax receivable agreement to reimburse APO Corp. for any payments previously made to them (although any future payments would be adjusted to reflect the result of such challenge). As a result, in certain circumstances, payments could be made to our managing partners and contributing partners under the tax receivable agreement in excess of 85% of the actual aggregate cash tax savings of APO Corp. APO Corp.’s ability to achieve benefits from any tax basis increase and the payments to be made under this agreement will depend upon a number of factors, including the timing and amount of its future income.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, APO Corp.’s (or its successor’s) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that APO Corp. would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as contemplated and could have a material adverse effect on our businesses and the price of our Class A shares.

We do not believe that we are an “investment company” under the Investment Company Act because the nature of our assets excludes us from the definition of an investment company under the Investment Company Act. In addition, we believe we are not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in non-investment company businesses. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, we would be taxed as a corporation and other restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates that apply to us, could make it impractical for us to continue our businesses as contemplated and would have a material adverse effect on our businesses and the price of our Class A shares.

Risks Related to Our Businesses

We depend on Leon Black, Joshua Harris and Marc Rowan, and the loss of any of their services would have a material adverse effect on us.

The success of our businesses depends on the efforts, judgment and personal reputations of our managing partners, Leon Black, Joshua Harris and Marc Rowan. Their reputations, expertise in investing, relationships with our fund investors and relationships with members of the business community on whom our funds depend for investment opportunities and financing are each critical elements in operating and expanding our businesses. We believe our performance is strongly correlated to the performance of these individuals. Accordingly, our retention of our managing partners is crucial to our success. Retaining our managing partners could require us to incur significant compensation expense after the expiration of their current employment agreements in 2012. Our managing partners may resign, join our competitors or form a competing firm at any time. If any of our managing partners were to join or form a competitor, some of our investors could choose to invest with that competitor rather than in our funds. The loss of the services of any of our managing partners would have a material adverse effect on us, including our ability to retain and attract investors and raise new funds, and the performance of our funds. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of any of our managing partners. In addition, the loss of one or more of our managing partners may result in the termination of our role as general partner of one or more of our funds and the acceleration of our debt.

Although in connection with the Strategic Investors Transaction, our managing partners entered into employment, non-competition and non-solicitation agreements, which impose certain restrictions on competition and solicitation of our employees by our managing partners if they terminate their employment, a court may not enforce these provisions. See “Management—Executive Compensation—Employment, Non-Competition and Non-Solicitation Agreements with Managing Partners” for a more detailed description of the terms of the agreements. In addition, although the Agreement Among Managing Partners imposes vesting and forfeiture requirements on the managing partners in the event any of them terminates their employment, we, our shareholders (other than the Strategic Investors, as described under “Certain Relationships and Related Party Transactions—Lenders Rights Agreement—Amendments to Managing Partner Transfer Restrictions”) and the Apollo Operating Group have no ability to enforce any provision of this agreement or to prevent the managing partners from amending the agreement or waiving any of its provisions, including the forfeiture provisions. See “Certain Relationships and Related Party Transactions—Agreement Among Managing Partners” for a more detailed description of the terms of this agreement.

Difficult market conditions may adversely affect our businesses in many ways, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow and adversely affect our financial prospects and condition.

Our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world that are outside our control, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). These factors may affect the level and volatility of securities prices and the liquidity and the value of investments. We may not be able to or may choose not to manage our exposure to these market conditions. In the event of a downturn in one or more markets, a deterioration in economic conditions or a disruptive political event, our businesses could be materially adversely affected. For example, financing leveraged buyout transactions by issuing high-yield debt securities in the public capital markets has recently become difficult. In particular, beginning in July 2007, the financial markets encountered a series of events from the sub-prime fall-out which led to a dislocation of credit markets and a rapid deterioration of conditions in fixed income markets. As a result, the backlog of debt raised to fund pending large private equity-led transactions reached record levels. This record backlog of supply in the debt markets has materially affected the ability and willingness of lenders to fund new large private equity-led transactions and recently some lenders have reneged on their funding commitments. Due to the difficulties in financing transactions, the volume of private equity-led transactions has declined significantly. If the disruption continues, we and the funds we manage may experience further tightening of liquidity, reduced earnings and cash flow, impairment charges, as well as, challenges in raising additional capital, obtaining investment financing and making investments on attractive terms. These market conditions can also have an impact on our ability to liquidate positions in a timely and efficient manner. More costly and restrictive financing may adversely impact the returns of our leveraged buyout transactions and, therefore, adversely affect our results of operations and financial condition. This was the case following the attacks of September 11, 2001 and the U.S. invasion of Iraq in March 2003, when the economic effects of such events made it more difficult for us to raise capital and to consummate transactions. Our profitability may also be adversely affected by the possibility that we would be unable to scale back our costs, many of which are fixed, within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

A general market downturn, a specific market dislocation, or deteriorating economic conditions may cause our revenue and results of operations to decline by causing:

•	our AUM to decrease, lowering management fees from our capital markets funds and AAA;

•	lower investment returns, reducing incentive income;

•	higher interest rates, which could increase the cost of the debt capital we use to acquire companies in our private equity business; and

•	material reductions in the value of our private equity fund investments in portfolio companies, affecting our ability to realize carried interest from these investments.

Lower investment returns and such material reductions in value may result, among other reasons, because during periods of difficult market conditions or slowdowns in a particular sector, companies in which we invest may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies may also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due, including expenses payable to us. In addition, during periods of adverse economic conditions, we may have difficulty accessing financial markets, which could make it more difficult or impossible for us to obtain funding for additional investments and harm our Assets Under Management and operating results. Furthermore, such conditions would also increase the risk of default with respect to investments held by our funds that have significant debt investments, such as our mezzanine funds, hedge funds and distressed funds. Our funds may be affected by reduced opportunities to exit and realize value from their investments and by the fact that we may not be able to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds and thus adversely impact our prospects for future growth.

A decline in the pace of investment in our private equity funds would result in our receiving less revenue from transaction and advisory fees.

The transaction and advisory fees that we earn are driven in part by the pace at which our private equity funds make investments. Any decline in that pace would reduce our transaction and advisory fees and could make it more difficult for us to raise capital. Many factors could cause such a decline in the pace of investment, including the inability of our investment professionals to identify attractive investment opportunities, competition for such opportunities among other potential acquirers, decreased availability of capital on attractive terms and our failure to consummate identified investment opportunities because of business, regulatory or legal complexities and adverse developments in the U.S. or global economy or financial markets. In particular, the current lack of financing options for new leveraged buy-outs resulting from the credit market dislocation, has significantly reduced the pace of traditional buyout investments by our private equity funds.

If one or more of our managing partners or other investment professionals leave our company, the commitment periods of certain private equity funds may be terminated, and we may be in default under our credit agreement.

The governing agreements of our private equity funds provide that in the event certain “key persons” (such as one or more of Messrs. Black, Harris and Rowan and/or certain other of our investment professionals) fail to devote the requisite time to managing the fund, the commitment period will terminate if a certain percentage in interest of the investors do not vote to continue the commitment period. This is true of Fund VI, and Fund VII on which our near-to medium-term performance will heavily depend. EPF has a similar provision. In addition to having a significant negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our funds would likely result in significant reputational damage to us.

In addition, it will be an event of default under the AMH credit facility if either (i) Mr. Black, together with related persons or trusts, shall cease as a group to participate to a material extent in the beneficial ownership of AMH or (ii) two of the group constituting Messrs. Black, Harris and Rowan shall cease to be actively engaged in the management of the AMH loan parties. If such an event of default occurs and the lenders exercise their right to accelerate repayment of the $1.0 billion loan, we are unlikely to have the funds to make such repayment and the lenders may take control of us, which is likely to materially adversely impact our results of operations. Even if we were able to refinance our debt, our financial condition and results of operations would be materially adversely affected.

Messrs. Black, Harris and Rowan may terminate their employment with us at any time.

We may not be successful in raising new private equity or capital markets funds or in raising more capital for our capital markets funds.

In this prospectus, we describe capital raising efforts that certain of our businesses are currently undertaking. Our funds may not be successful in consummating these capital-raising efforts or others that they may undertake, or they may consummate them at investment levels far lower than those currently anticipated. Any capital raising that our funds do consummate may be on terms that are unfavorable to us or that are otherwise different from the terms that we have been able to obtain in the past. These risks could occur for reasons beyond our control, including general economic or market conditions, regulatory changes or increased competition. The failure of our funds to raise capital in sufficient amounts and on satisfactory terms would result in us being unable to achieve the increase in AUM that we currently anticipate, and would have a material adverse effect on our financial condition and results of operations.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares.

We have presented in this prospectus the returns relating to the historical performance of our private equity funds and capital markets funds. The returns are relevant to us primarily insofar as they are indicative of incentive income we have earned in the past and may earn in the future. The returns of the funds we manage are not, however, directly linked to returns on our Class A shares. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in Class A shares. However, poor performance of the funds we manage will cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and the value of our Class A shares. An investment in our Class A shares is not an investment in any of the Apollo funds. Moreover, most of our funds will not be consolidated in our financial statements for periods after either August 1, 2007 or November 30, 2007 as a result of the deconsolidation of most of our funds as of August 1, 2007 and November 30, 2007.

Moreover, the historical returns of our funds should not be considered indicative of the future returns of these or from any future funds we may raise, in part because:

•	our private equity funds’ rates of returns, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains, which may never be realized;

•

our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly or that favorable financial market conditions will exist;

•

the historical returns that we present in this prospectus derive largely from the performance of our earlier private equity funds, whereas future fund returns will depend increasingly on the performance of our newer funds, which may have little or no investment track record;

•	Fund VI and Fund VII are several times larger than our previous private equity funds, and we may not be able to deploy this additional capital as profitably as our prior funds;

•

the attractive returns of certain of our funds have been driven by the rapid return of invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

•

our track record with respect to our capital markets funds is relatively short as compared to our private equity funds and five out of nine of our capital markets funds commenced operations in the eighteen months prior to March 31, 2008;

•

in recent years, there has been increased competition for private equity investment opportunities resulting from the increased amount of capital invested in private equity funds and high liquidity in debt markets; and

•	our newly established capital markets funds may generate lower returns during the period that they take to deploy their capital.

Finally, our private equity IRRs have historically varied greatly from fund to fund. Accordingly, you should realize that the IRR going forward for any current or future fund may vary considerably from the historical IRR generated by any particular fund, or for our private equity funds as a whole. Future returns will also be affected by the risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests. See “Business—The Historical Investment Performance of Our Funds.”

Our reported net asset values, rates of return and incentive income from affiliates are based in large part upon estimates of the fair value of our investments, which are based on subjective standards and may prove to be incorrect.

A large number of investments in our private equity and capital markets funds are illiquid and thus have no readily ascertainable market prices. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our investments based on third party models, or models developed by us, which include discounted cash flow analyses and other techniques and may be based, at least in part, on independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, the timing of and the estimated proceeds from expected financings. The actual results related to any particular investment often vary materially as a result of the inaccuracy of these estimates and assumptions. In addition, because many of the illiquid investments held by our funds are in industries or sectors which are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

We include the fair value of illiquid assets in the calculations of net asset values and returns of our funds and our AUM. Furthermore, we recognize incentive income from affiliates based in part on these estimated fair values. Because these valuations are inherently uncertain, they may fluctuate greatly from period to period. Also, they may vary greatly from the prices that would be obtained if the assets were to be liquidated on the date of the valuation and often do vary greatly from the prices we eventually realize.

In addition, the values of our investments in publicly traded assets are subject to significant volatility, including due to a number of factors beyond our control. These include actual or anticipated fluctuations in the quarterly and annual results of these companies or other companies in their industries, market perceptions concerning the availability of additional securities for sale, general economic, social or political developments, changes in industry conditions or government regulations, changes in management or capital structure and significant acquisitions and dispositions. Because the market prices of these securities can be volatile, the valuation of these assets will change from period to period, and the valuation for any particular period may not be realized at the time of disposition. In addition, because our private equity funds often hold very large amounts of the securities of their portfolio companies, the disposition of these securities often takes place over a long period of time, which can further expose us to volatility risk. Even if we hold a quantity of public securities that may be difficult to sell in a single transaction, we do not discount the market price of the security for purposes of our valuations.

If we realize value on an investment that is significantly lower than the value at which it was reflected in a fund’s net asset values, we would suffer losses in the applicable fund. This could in turn lead to a decline in asset management fees and a loss equal to the portion of the incentive income from affiliates reported in prior periods that was not realized upon disposition. These effects could become applicable to a large number of our investments if our estimates and assumptions used in estimating their fair values differ from future valuations due to market developments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis” for information related to fund activity that is no longer consolidated. If asset values turn out to be materially different than values reflected in fund net asset values, fund investors could lose confidence which could, in turn, result in redemptions from our funds that permit redemptions or difficulties in raising additional investments.

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

Our AUM have grown significantly in recent years, and we are pursuing further growth in the near future. Our rapid growth has caused, and planned growth, if successful, will continue to cause, significant demands on our legal, accounting and operational infrastructure, and increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our AUM has grown, but of the growth in the variety, including the differences in strategy between, and complexity of, our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory and tax developments.

Our future growth will depend in part, on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial, regulatory and business controls;

•	implementing new or updated information and financial systems and procedures; and

•	in training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively or be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Poor performance of our funds would cause a decline in our revenue and results of operations, may obligate us to repay incentive income previously paid to us and would adversely affect our ability to raise capital for future funds.

We derive revenues in part from:

•	management fees, which are based generally on the amount of capital invested in our funds;

•	transaction and advisory fees relating to the investments our funds make;

•	incentive income, based on the performance of our funds; and

•	investment income from our investments as general partner.

If a fund performs poorly, we will receive little or no incentive income with regard to the fund and little income or possibly losses from any principal investment in the fund. Furthermore, if, as a result of poor performance of later investments in a private equity fund’s or a certain capital markets fund’s life, the fund does not achieve total investment returns that exceed a specified investment return threshold for the life of the fund, we will be obligated to repay the amount by which incentive income that was previously distributed to us exceeds amounts to which we are ultimately entitled. Our fund investors and potential fund investors continually assess our funds’ performance and our ability to raise capital. Accordingly, poor fund performance may deter future investment in our funds and thereby decrease the capital invested in our funds and ultimately, our management fee income.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our businesses. Changes in tax or law and other legislative or regulatory changes could adversely affect us.

Overview of Our Regulatory Environment. We are subject to extensive regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of an investment advisor from registration or memberships. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing investors or fail to gain new investors. The requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities.

Exceptions from Certain Laws. We regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act and the Employment Retirement Income Security Act, (“ERISA”), in conducting our activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our businesses could be materially and adversely affected. See, for example, “—Risks Related to Our Organization and Structure—If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as contemplated and could have a material adverse effect on our businesses and the price of our Class A shares.”

Fund Regulatory Environment. The regulatory environment in which our funds operate may affect our businesses. For example, changes in antitrust laws or the enforcement of antitrust laws could affect the level of mergers and acquisitions activity, and changes in state laws may limit investment activities of state pension plans. See “Business—Regulatory and Compliance Matters” for a further discussion of the regulatory environment in which we conduct our businesses.

Future Regulation. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. New laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

As a result of highly publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate both in the United States and outside the United States is particularly likely to be subject to further regulation. In recent years, there has been debate in both the U.S. and foreign governments about new rules or regulations to be applicable to the private equity industry. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. The effects of any such legislation could be extensive. For example, such changes could place limitations on the type of investor that can invest in private equity or capital markets funds or on the conditions under which such investors may invest, or could limit the scope of investing activities that may be undertaken.

In addition, regulatory developments designed to increase oversight of hedge funds may adversely affect our businesses. In recent years, there has been debate in U.S. and foreign governments about new rules and regulations for hedge funds. For example, the SEC had recently adopted a rule, which was later struck down by a Federal court, that would have required registration under the Investment Advisers Act of 1940, as amended, or the “Investment Advisers Act,” of hedge fund managers if they had fewer than 15 funds, but those funds had 15 or more investors in the aggregate. While certain of our entities that serve as advisers to our funds are already registered with the SEC under the Advisers Act, other new regulations could constrain or otherwise impose burdens on our businesses.

Legislative proposals have recently been introduced in Denmark and Germany that would significantly limit the tax deductibility of interest expense incurred by companies in those countries. If adopted, these measures would adversely affect Danish and German companies in which our funds have investments and limit the benefits to them of additional investments in those countries. Our businesses are subject to the risk that similar measures might be introduced in other countries in which they currently have investments or plan to invest in the future, or that other legislative or regulatory measures might be promulgated in any of the countries in which we operate that adversely affect our businesses. In particular, the U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of all of our carried interest income as ordinary income, that would cause us to become taxable as a corporation and/or would have other adverse effects. Legislation that would cause us to be taxable as a corporation after the Class A shares are listed is pending in Congress. See “—Risks Related to Taxation” and “—Risks Related to Our Organization and Structure.” In addition, U.S. and foreign labor unions have recently been agitating for greater legislative and regulatory oversight of private equity firms and transactions. Labor unions have also threatened to use their influence to prevent pension funds from investing in private equity funds.

Antitrust Regulation. Recently, it has been reported in the press that a few of our competitors in the private equity industry have received information requests relating to private equity transactions from the Antitrust Division of the U.S. Department of Justice. In addition, the U.K. Financial Services Authority recently published a discussion paper on the impact that the growth in the private equity market has had on the markets in the United Kingdom and the suitability of its regulatory approach in addressing risks posed by the private equity market.

Our revenue, net income and cash flow are all highly variable, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A shares to decline.

Our revenue, net income and cash flow are all highly variable, primarily due to the fact that carried interest from our private equity funds, which constitute the largest portion of income from our combined businesses, and the transaction and advisory fees that we receive can vary significantly from quarter to quarter and year to year. In addition, the investment returns of most of our funds are volatile. We may also experience fluctuations in our results from quarter to quarter and year to year due to a number of other factors, including changes in the values of our funds’ investments, changes in the amount of distributions, dividends or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Such variability may lead to volatility in the trading price of our Class A shares and cause our results for a particular period not to be indicative of our performance in a future period. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the price of our Class A shares or increased volatility in our Class A share price generally.

The timing of carried interest generated by our private equity funds is uncertain and will contribute to the volatility of our results. Carried interest depends on our private equity funds’ performance. It takes a substantial period of time to identify attractive investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value or other proceeds of an investment through a sale, public offering, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years before any profits can be realized in cash or other proceeds. We cannot predict when, or if, any realization of investments will occur. Although we recognize carried interest income on an accrual basis, we receive private equity carried interest payments only upon disposition of an investment by the relevant fund, which contributes to the volatility of our cash flow. If we were to have a realization event in a particular quarter or year, it may have a significant impact on our results for that particular quarter or year that may not be replicated in subsequent periods. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our revenue, which could further increase the volatility of our results.

With respect to most of our capital markets funds, our incentive income is paid annually, semi-annually or quarterly, and the varying frequency of these payments will contribute to the volatility of our revenues and cash flow. Furthermore, we earn this incentive income only if the net asset value of a fund has increased or, in the case of certain funds, increased beyond a particular threshold. Our hedge funds also have “high water marks” whereby we do not earn incentive income during a particular period even though the fund had positive returns in such period as a result of losses in prior periods. If a hedge fund experiences losses, we will not be able to earn incentive income from the fund until it surpasses the previous high water mark. The incentive income we earn is therefore dependent on the net asset value of the hedge fund, which could lead to significant volatility in our results.

Because our revenue, net income and cash flow can be highly variable from quarter to quarter and year to year, we plan not to provide any guidance regarding our expected quarterly and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in our Class A share price.

The investment management business is intensely competitive, which could materially adversely impact us.

Over the past several years, the size and number of private equity funds and capital markets funds has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for our funds to raise capital as funds compete for investments from a limited number of qualified investors. As the size and number of private equity and capital markets funds increase, it could become more difficult to win attractive investment opportunities at favorable prices. More significantly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors may lead to a reduction in profitable investment opportunities, including by driving prices for investments higher and increasing the difficulty of achieving targeted returns. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease.

Competition among private equity funds and capital markets funds is based on a variety of factors, including:

•	investment performance;

•	investor perception of investment managers’ drive, focus and alignment of interest;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	the level of fees and expenses charged for services.

We compete in all aspects of our businesses with a large number of investment management firms, private equity fund sponsors, capital markets fund sponsors and other financial institutions. A number of factors serve to increase our competitive risks:

•	fund investors may develop concerns that we will allow a business to grow to the detriment of its performance;

•

some of our competitors have greater capital, lower targeted returns or greater sector or investment strategy-specific expertise than we do, which creates competitive disadvantages with respect to investment opportunities;

•

some of our competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•

some of our competitors may perceive risk differently than we do, which could allow them either to outbid us for investments in particular sectors or, generally, to consider a wider variety of investments;

•	our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

•	some fund investors may prefer to invest with an investment manager that is not publicly traded;

•

there are relatively few barriers to entry impeding new private equity and capital markets fund management firms, and the successful efforts of new entrants into our various businesses, including former “star” portfolio managers at large diversified financial institutions as well as such institutions themselves, will continue to result in increased competition;

•

there are no barriers to entry to our businesses, implementing an integrated platform similar to ours or the strategies that we deploy at our funds, such as distressed investing, which we believe are our competitive strengths, except that our competitors would need to hire professionals with the investment expertise or grow it internally; and

•	other industry participants continuously seek to recruit our investment professionals away from us.

In addition, private equity and capital markets fund managers have each increasingly adopted investment strategies traditionally associated with the other. Capital markets funds have become active in taking control positions in companies, while private equity funds have assumed minority positions in publicly listed companies. This convergence could heighten our competitive risk by expanding the range of asset managers seeking private equity investments and making it more difficult for us to differentiate ourselves from managers of capital markets funds.

These and other factors could reduce our earnings and revenues and materially adversely affect our businesses. In addition, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current management fee and incentive income structures. We have historically competed primarily on the performance of our funds, and not on the level of our fees or incentive income relative to those of our competitors. However, there is a risk that fees and incentive income in the alternative investment management industry will decline, without regard to the historical performance of a manager. Fee or incentive income reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability.

Our ability to retain our investment professionals is critical to our success and our ability to grow depends on our ability to attract additional key personnel.

Our success depends on our ability to retain our investment professionals and recruit additional qualified personnel. We anticipate that it will be necessary for us to add investment professionals as we pursue our growth strategy. However, we may not succeed in recruiting additional personnel or retaining current personnel, as the market for qualified investment professionals is extremely competitive. Our investment professionals possess substantial experience and expertise in investing, are responsible for locating and executing our funds’ investments, have significant relationships with the institutions that are the source of many of our funds’ investment opportunities, and in certain cases have key relationships with our fund investors. Therefore, if our investment professionals join competitors or form competing companies it could result in the loss of significant investment opportunities and certain existing fund investors. Legislation has been proposed in the U.S. Congress to treat carried interest as ordinary income rather than as capital gain for U.S. Federal income tax purposes. Because we compensate our investment professionals in large part by giving them an equity interest in our business or a right to receive carried interest, such legislation could adversely affect our ability to recruit, retain and motivate our current and future investment professionals. See “—Risks Related to Taxation—Our structure involves complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis” and “—Risks Related to Taxation—The U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of our long-term capital gains as ordinary income, that would cause us to become taxable as a corporation and/or have other adverse effects.” The loss of even a small number of our investment professionals could jeopardize the performance of our funds, which would have a material adverse effect on our results of operations. Efforts to retain or attract investment professionals may result in significant additional expenses, which could adversely affect our profitability.

Our sale of equity interests to the public may harm our ability to provide equity compensation to investment professionals, which could make it more difficult to attract and retain them and could harm aspects of our business.

We might not be able to provide investment professionals with equity interests in our business to the same extent or with the same tax consequences as we did prior to the Offering Transactions. Therefore, in order to recruit and retain existing and future investment professionals, we may need to increase the level of compensation that we pay to them. Accordingly, as we promote or hire new investment professionals over time, we may increase the level of compensation we pay to our investment professionals, which would cause our total employee compensation and benefits expense as a percentage of our total revenue to increase and adversely affect our profitability. In addition, any issuance of equity interests in our business to investment professionals would dilute the holders of Class A shares.

We strive to maintain a work environment that reinforces our culture of collaboration, motivation and alignment of interests with investors. The effects of becoming public, including potential changes in our compensation structure, could adversely affect this culture. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain this culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.

We may not be successful in expanding into new investment strategies, markets and businesses.

We actively consider the opportunistic expansion of our businesses, both geographically and into complementary new investment strategies. We may not be successful in any such attempted expansion. Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the diversion of management’s attention from our core businesses;

•	the disruption of our ongoing businesses;

•	entry into markets or businesses in which we may have limited or no experience;

•	increasing demands on our operational systems;

•	potential increase in investor concentration; and

•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in foreign jurisdictions.

Additionally, any expansion of our businesses could result in significant increases in our outstanding indebtedness and debt service requirements, which would increase the risks in investing in our Class A shares and may adversely impact our results of operations and financial condition.

We also may not be successful in identifying new investment strategies or geographic markets that increase our profitability, or in identifying and acquiring new businesses that increase our profitability. Because we have not yet identified these potential new investment strategies, geographic markets or businesses, we cannot identify for you all the risks we may face and the potential adverse consequences on us and your investment that may result from our attempted expansion. We also do not know how long it may take for us to expand, if we do so at all. We have total discretion, at the direction of our manager, without needing to seek approval from our board of directors or shareholders, to enter into new investment strategies, geographic markets and businesses, other than expansions involving transactions with affiliates which may require limited board approval.

Many of our funds invest in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amount we invest in these activities.

Many of our funds invest in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Accordingly, our funds may be forced, under certain conditions, to sell securities at a loss. The ability of many of our funds, particularly our private equity funds, to dispose of investments is heavily dependent on the public equity markets, inasmuch as the ability to realize value from an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is held. Furthermore, large holdings even of publicly traded equity securities can often be disposed of only over a substantial period of time, exposing the investment returns to risks of downward movement in market prices during the disposition period.

Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments.

Because many of our private equity funds’ investments rely heavily on the use of leverage, our ability to achieve attractive rates of return on investments will depend on our continued ability to access sufficient sources of indebtedness at attractive rates. For example, in many private equity investments, indebtedness may constitute

70% or more of a portfolio company’s total debt and equity capitalization, including debt that may be incurred in connection with the investment, and a portfolio company’s leverage will often increase in recapitalization transactions subsequent to the company’s acquisition by a private equity fund. An increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Increases in interest rates could also make it more difficult to locate and consummate private equity investments because other potential buyers, including operating companies acting as strategic buyers, may be able to bid for an asset at a higher price due to a lower overall cost of capital. In addition, a portion of the indebtedness used to finance private equity investments often includes high-yield debt securities issued in the capital markets. Availability of capital from the high-yield debt markets is subject to significant volatility, and there may be times when we might not be able to access those markets at attractive rates, or at all. For example, the dislocation in the credit markets which began in July 2007 and the record backlog of supply in the debt markets resulting from such dislocation has materially affected the ability and willingness of banks to underwrite new high-yield debt securities.

Investments in highly leveraged entities are inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. The incurrence of a significant amount of indebtedness by an entity could, among other things:

•

give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity’s ability to respond to changing industry conditions to the extent additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;

•

allow even moderate reductions in operating cash flow to render it unable to service its indebtedness, leading to a bankruptcy or other reorganization of the entity and a loss of part or all of the equity investment in it;

•	limit the entity’s ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors who have relatively less debt;

•	limit the entity’s ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and

•	limit the entity’s ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or general corporate purposes.

As a result, the risk of loss associated with a leveraged entity is generally greater than for companies with comparatively less debt.

Our capital markets funds may choose to use leverage as part of their respective investment programs and regularly borrow a substantial amount of their capital. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss in the value of the investment portfolio. The fund may borrow money from time to time to purchase or carry securities. The interest expense and other costs incurred in connection with such borrowing may not be recovered by appreciation in the securities purchased or carried, and will be lost—and the timing and magnitude of such losses may be accelerated or exacerbated—in the event of a decline in the market value of such securities. Gains realized with borrowed funds may cause the fund’s net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s net asset value could also decrease faster than if there had been no borrowings. In addition, as a business development company under the Investment Company Act, AIC is permitted to issue senior securities in amounts such that its asset coverage ratio equals at least 200% after each issuance of senior securities. AIC’s ability to pay dividends will be restricted if its asset coverage ratio falls below at least 200% and any amounts that it uses to service its indebtedness are not available for dividends to its common stockholders. An increase in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

The requirements of being a public entity may strain our resources.

Once the registration statement of which this prospectus forms a part becomes effective, we will be subject to the reporting requirements of the Exchange Act and requirements of the U.S. Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act.” These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our businesses and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which is discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We have not had to prepare and file such reports in the past. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our businesses and stock price.

We have not previously been required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirement of Section 404 of that statute, and we will not be required to comply with all those requirements until after we have been subject to the requirements of the Exchange Act for a specified period. We are in the process of addressing our internal control over, and policies and processes related to, financial reporting and the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

We have not begun the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of applicable stock exchange listing rules, and result in a breach of the covenants under the AMH credit facility. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in our share price. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. These costs will be significant and are not reflected in our financial statements.

Operational risks relating to the execution, confirmation or settlement of transactions, our dependence on our headquarters in New York City and third party providers may disrupt our businesses, result in losses or limit our growth.

We face operational risk from errors made in the execution, confirmation or settlement of transactions. We also face operational risk from transactions not being properly recorded, evaluated or accounted for in our funds. In particular, our credit-oriented capital markets business is highly dependent on our ability to process and evaluate, on a daily basis, transactions across markets and geographies in a time-sensitive, efficient and accurate manner. Consequently, we rely heavily on our financial, accounting and other data processing systems. New investment products we may introduce could create a significant risk that our existing systems may not be adequate to identify or control the relevant risks in the investment strategies employed by such new investment products. In addition, our information systems and technology might not be able to accommodate our growth, and the cost of maintaining such systems might increase from its current level. These risks could cause us to suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention and reputational damage.

Furthermore, we depend on our headquarters, which is located in New York City, for the operation of many of our businesses. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, may have an adverse impact on our ability to continue to operate our businesses without interruption which could have a material adverse effect on us. Although we have disaster recovery programs in place, these may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

Finally, we rely on third party service providers for certain aspects of our businesses, including for certain information systems, technology and administration of our funds and compliance matters. Any interruption or deterioration in the performance of these third parties could impair the quality of the funds’ operations and could impact our reputation and adversely affect our businesses and limit our ability to grow.

We derive a substantial portion of our revenues from funds managed pursuant to management agreements that may be terminated or fund partnership agreements that permit fund investors to request liquidation of investments in our funds on short notice.

The terms of our funds generally give either the general partner of the fund or the fund’s board of directors the right to terminate our investment management agreement with the fund. However, insofar as we control the general partner of our funds that are limited partnerships, the risk of termination of investment management agreement for such funds is limited, subject to our fiduciary or contractual duties as general partner. This risk is more significant for our offshore capital markets funds, which have independent boards of directors.

With respect to our funds that are subject to the Investment Company Act, each fund’s investment management agreement must be approved annually by such funds’ board of directors or by the vote of a majority of the shareholders and the majority of the independent members of such fund’s board of directors and, as required by law. The funds’ investment management agreement can also be terminated by the majority of the shareholders. Termination of these agreements would reduce the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations. Currently, AIC is the only Apollo fund that is subject to these provisions of the Investment Company Act, as it has elected to be treated as a business development company under the Investment Company Act.

In addition, in connection with the deconsolidation of certain of our private equity and capital markets funds, the governing documents of those funds were amended to provide that a simple majority of a fund’s unaffiliated investors have the right to liquidate that fund, which would cause management fees and incentive income to terminate. Our ability to realize incentive income from such funds also would be adversely affected if we are required to liquidate fund investments at a time when market conditions result in our obtaining less for investments than could be obtained at later times. Because this right is a new one, we do not know whether, and under what circumstances, the investors in our funds are likely to exercise such right.

In addition, the management agreements of our funds would terminate if we were to experience a change of control without obtaining investor consent. Such a change of control could be deemed to occur in the event our managing partners exchange enough of their interests in the Apollo Operating Group into our Class A shares such that our managing partners no longer own a controlling interest in us. We cannot be certain that consents required for the assignment of our management agreements will be obtained if such a deemed change of control occurs. Termination of these agreements would affect the fees we earn from the relevant funds and the transaction and advisory fees we earn from the underlying portfolio companies, which could have a material adverse effect on our results of operations.

Our use of leverage to finance our businesses will expose us to substantial risks, which are exacerbated by our funds’ use of leverage to finance investments.

We have a $1 billion term loan outstanding under the AMH credit facility. We may choose to finance our business operations through further borrowings. Our existing and future indebtedness exposes us to the typical risks associated with the use of leverage, including those discussed below under “—Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments.” These risks are exacerbated by certain of our funds’ use of leverage to finance investments and, if they were to occur, could cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, which might result in an increase in our borrowing costs or result in other material adverse effects on our businesses.

Borrowings under the AMH credit facility mature on April 20, 2014. As these borrowings and other indebtedness matures, we will be required to either refinance them by entering into new facilities, which could result in higher borrowing costs, or issuing equity, which would dilute existing shareholders. We could also repay them by using cash on hand or cash from the sale of our assets. We could have difficulty entering into new facilities or issuing equity in the future on attractive terms, or at all.

Borrowings under the AMH credit facility are LIBOR-based floating-rate obligations. As a result, an increase in short-term interest rates will increase our interest costs to the extent such borrowings have not been hedged into fixed rates.

See “Unaudited Condensed Consolidated Pro Forma Financial Information” for information concerning the pro forma effects of borrowings under the AMH credit facility on our historical financial results.

We are subject to third-party litigation that could result in significant liabilities and reputational harm, which could materially adversely affect our results of operations, financial condition and liquidity.

In general, we will be exposed to risk of litigation by our investors if our management of any fund is alleged to constitute bad faith, gross negligence, willful misconduct, fraud, willful or reckless disregard for our duties to the fund or other forms of misconduct. Investors could sue us to recover amounts lost by our funds due to our alleged misconduct, up to the entire amount of loss. Further, we may be subject to litigation arising from investor dissatisfaction with the performance of our funds or from allegations that we improperly exercised control or influence over companies in which our funds have large investments. By way of example, we, our funds and certain of our employees are each exposed to the risks of litigation relating to investment activities in our funds and actions taken by the officers and directors (some of whom may be Apollo employees) of portfolio companies, such as the risk of shareholder litigation by other shareholders of public companies in which our funds have large investments. We are also exposed to risks of litigation or investigation relating to transactions that presented conflicts of interest that were not properly addressed. In addition, our rights to indemnification by the funds we manage may not be upheld if challenged, and our indemnification rights generally do not cover bad faith, gross negligence, willful misconduct, fraud, willful or reckless disregard for our duties to the fund or other forms of misconduct. If we are required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds or failure to obtain indemnification from our funds, our results of operations, financial condition and liquidity would be materially adversely affected.

In addition, with a workforce that includes many very highly paid investment professionals, we face the risk of lawsuits relating to claims for compensation, which may individually or in the aggregate be significant in amount. The cost of settling such claims could adversely affect our results of operations.

If any lawsuits brought against us were to result in a finding of substantial legal liability, the lawsuit could, in addition to any financial damage, cause significant reputational harm to us, which could seriously harm our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

Our failure to deal appropriately with conflicts of interest could damage our reputation and adversely affect our businesses.

As we have expanded and as we continue to expand the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to our funds’ investment activities. Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. For example, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action. In addition, fund investors (or holders of Class A shares) may perceive conflicts of interest regarding investment decisions for funds in which our managing partners, who have and may continue to make significant personal investments in a variety of Apollo funds, are personally invested. Similarly, conflicts of interest may exist in the valuation of our investments and regarding decisions about the allocation of specific investment opportunities among us and our funds and the allocation of fees and costs among us, our funds and their portfolio companies.

Pursuant to the terms of our operating agreement, whenever a potential conflict of interest exists or arises between any of the managing partners, one or more directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any shareholder other than a managing partner, on the other, any resolution or course of action by our board of directors shall be permitted and deemed approved by all shareholders if the resolution or course of action (i) has been specifically approved by a majority of the voting power of our outstanding voting shares (excluding voting shares owned by our manager or its affiliates) or by a conflicts committee of the board of directors composed entirely of one or more independent directors, (ii) is on terms no less favorable to us or our shareholders (other than a managing partner) than those generally being provided to or available from unrelated third parties or (iii) it is fair and reasonable to us and our shareholders taking into account the totality of the relationships between the parties involved. All conflicts of interest described in this prospectus will be deemed to have been specifically approved by all shareholders. Notwithstanding the foregoing, it is possible that potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation which would materially adversely affect our businesses in a number of ways, including as a result of redemptions by our investors from our funds, an inability to raise additional funds and a reluctance of counterparties to do business with us.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

We intend, to the extent that market conditions warrant, to grow our businesses by increasing AUM in existing businesses and expanding into new investment strategies, geographic markets and businesses. Our organizational documents, however, do not limit us to the investment management business. Accordingly, we may pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business, such as the insurance, broker-dealer or financial advisory industries. In addition, we expect opportunities will arise to acquire other alternative or traditional asset managers. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with (i) the required investment of capital and other resources, (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, (iii) combining or integrating operational and management systems and controls and (iv) the broadening of our geographic footprint, including the risks associated with conducting operations in foreign jurisdictions. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.

Employee misconduct could harm us by impairing our ability to attract and retain investors and by subjecting us to significant legal liability, regulatory scrutiny and reputational harm.

Our reputation is critical to maintaining and developing relationships with the investors in our funds, potential fund investors and third-parties with whom we do business. In recent years, there have been a number of highly publicized cases involving fraud, conflicts of interest or other misconduct by individuals in the financial services industry. There is a risk that our employees could engage in misconduct that adversely affects our businesses. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, investor relationships and ability to attract future investors. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations, could result in a material adverse effect on our reputation and our businesses.

The due diligence process that we undertake in connection with investments by our funds may not reveal all facts that may be relevant in connection with an investment.

Before making investments in private equity and other investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

Certain of our funds utilize special situation and distressed debt investment strategies that involve significant risks.

Our funds often invest in obligors and issuers with weak financial conditions, poor operating results, substantial financial needs, negative net worth and/or special competitive problems. These funds also invest in obligors and issuers that are involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these obligors and issuers. Additionally, the fair values of such investments are subject to abrupt and erratic market movements and significant price volatility if they are publicly traded securities, and are subject to significant uncertainty in general if they are not publicly traded securities. Furthermore, some of our funds’ distressed investments may not be widely traded or may have no recognized market. A fund’s exposure to such investments may be substantial in relation to the market for those investments, and the assets are likely to be illiquid and difficult to sell or transfer.

As a result, it may take a number of years for the market value of such investments to ultimately reflect their intrinsic value as perceived by us.

A central feature of our distressed investment strategy is our ability to successfully predict the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions, that we believe will improve the condition of the business. If the corporate event we predict is delayed, changed or never completed, the market price and value of the applicable fund’s investment could decline sharply.

In addition, these investments could subject us to certain potential additional liabilities that may exceed the value of our original investment. Under certain circumstances, payments or distributions on certain investments may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or similar transaction under applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In the case where the investment in securities of troubled companies is made in connection with an attempt to influence a restructuring proposal or plan of reorganization in bankruptcy, our funds may become involved in substantial litigation.

We often pursue investment opportunities that involve business, regulatory, legal or other complexities.

As an element of our investment style, we often pursue unusually complex investment opportunities. This can often take the form of substantial business, regulatory or legal complexity that would deter other investment managers. Our tolerance for complexity presents risks, as such transactions can be more difficult, expensive and time-consuming to finance and execute; it can be more difficult to manage or realize value from the assets acquired in such transactions; and such transactions sometimes entail a higher level of regulatory scrutiny or a greater risk of contingent liabilities. Any of these risks could harm the performance of our funds.

Our funds make investments in companies that we do not control.

Investments by our capital markets funds (and, in limited instances, our private equity funds) will include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds through trading activities or through purchases of securities from the issuer. In the future, our private equity funds may seek to acquire minority equity interests more frequently and may also dispose of a portion of their majority equity investments in portfolio companies over time in a manner that results in the funds retaining a minority investment. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of investments by our funds could decrease and our financial condition, results of operations and cash flow could suffer as a result.

Our funds may face risks relating to undiversified investments.

While diversification is generally an objective of our funds, we cannot give assurance as to the degree of diversification that will actually be achieved in any fund investments. Because a significant portion of a fund’s capital may be invested in a single investment or portfolio company, a loss with respect to such investment or portfolio company could have a significant adverse impact on such fund’s capital. This risk is exacerbated by co-investments that we cause AAA to undertake. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund’s performance and therefore, our financial condition and results of operations.

Some of our funds invest in foreign countries and securities of issuers located outside of the United States, which may involve foreign exchange, political, social and economic uncertainties and risks.

Some of our funds invest a portion of their assets in the equity, debt, loans or other securities of issuers located outside the United States, including, Germany, China and Singapore. In addition to business uncertainties, such investments may be affected by changes in exchange values as well as political, social and economic uncertainty affecting a country or region. Many financial markets are not as developed or as efficient as those in the United States, and as a result, liquidity may be reduced and price volatility may be higher. The legal and regulatory environment may also be different, particularly with respect to bankruptcy and reorganization. Financial accounting standards and practices may differ, and there may be less publicly available information in respect of such companies.

Restrictions imposed or actions taken by foreign governments may adversely impact the value of our fund investments. Such restrictions or actions could include exchange controls, seizure or nationalization of foreign deposits or other assets and adoption of other governmental restrictions that adversely affect the prices of securities or the ability to repatriate profits on investments or the capital invested itself. Income received by our funds from sources in some countries may be reduced by withholding and other taxes. Any such taxes paid by a fund will reduce the net income or return from such investments. While our funds will take these factors into consideration in making investment decisions, including when hedging positions, our funds may not be able to fully avoid these risks or generate sufficient risk-adjusted returns.

Third-party investors in our funds will have the right under certain circumstances to terminate commitment periods or to dissolve the funds, and investors in our hedge funds may redeem their investments in our hedge funds at any time after an initial holding period of 12 to 36 months. These events would lead to a decrease in our revenues, which could be substantial.

The governing agreements of certain of our funds allow the limited partners of those funds to (i) terminate the commitment period of the fund in the event that certain “key persons” (for example, one or more of our managing partners and/or certain other investment professionals) fail to devote the requisite time to managing the fund, (ii) (depending on the fund) terminate the commitment period, dissolve the fund or remove the general partner if we, as general partner or manager, or certain key persons engage in certain forms of misconduct, or (iii) dissolve the fund or terminate the commitment period upon the affirmative vote of a specified percentage of limited partner interests entitled to vote. Both Fund VI and Fund VII, on which our near-to medium-term performance will heavily depend, include a number of such provisions. Also, in order to deconsolidate most of our funds for financial reporting purposes, we amended the governing documents of those funds to provide that a simple majority of a fund’s unaffiliated investors have the right to liquidate that fund. In addition to having a significant negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our funds would likely result in significant reputational damage to us.

Investors in our hedge funds may also generally redeem their investments on an annual, semiannual or quarterly basis following the expiration of a specified period of time when capital may not be redeemed (typically between one and five years). Fund investors may decide to move their capital away from us to other investments for any number of reasons in addition to poor investment performance. Factors which could result in investors leaving our funds include changes in interest rates that make other investments more attractive, changes in investor perception regarding our focus or alignment of interest, unhappiness with changes in or broadening of a fund’s investment strategy, changes in our reputation and departures or changes in responsibilities of key investment professionals. In a declining market, the pace of redemptions and consequent reduction in our Assets Under Management could accelerate. The decrease in revenues that would result from significant redemptions in our hedge funds could have a material adverse effect on our businesses, revenues, net income and cash flows.

In addition, because all of our funds have advisers that are affiliates of advisers registered under the Advisers Act, the management agreements of all of our funds would be terminated upon an “assignment,” without the requisite consent, of these agreements, which may be deemed to occur in the event these advisers were to experience a change of control. We cannot be certain that consents required to assignments of our investment management agreements will be obtained if a change of control occurs. In addition, with respect to our publicly traded closed-end mezzanine funds, each fund’s investment management agreement must be approved annually by the independent members of such fund’s board of directors and, in certain cases, by its stockholders, as required by law. Termination of these agreements would cause us to lose the fees we earn from such funds.

Our financial projections for portfolio companies could prove inaccurate.

Our funds generally establish the capital structure of portfolio companies on the basis of financial projections for such portfolio companies. These projected operating results will normally be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable, along with other factors may cause actual performance to fall short of the financial projections we used to establish a given portfolio company’s capital structure. Because of the leverage we typically employ in our investments, this could cause a substantial decrease in the value of our equity holdings in the portfolio company. The inaccuracy of financial projections could thus cause our funds’ performance to fall short of our expectations.

Fraud and other deceptive practices could harm fund performance.

Instances of fraud and other deceptive practices committed by senior management of portfolio companies in which an Apollo fund invests may undermine our due diligence efforts with respect to such companies, and if such fraud is discovered, negatively affect the valuation of a fund’s investments. In addition, when discovered, financial fraud may contribute to overall market volatility that can negatively impact an Apollo fund’s investment program. As a result, instances of fraud could result in fund performance that is poorer than expected.

Contingent liabilities could harm fund performance.

We may cause our funds to acquire an investment that is subject to contingent liabilities. Such contingent liabilities could be unknown to us at the time of acquisition or, if they are known to us, we may not accurately assess or protect against the risks that they present. Acquired contingent liabilities could thus result in unforeseen losses for our funds. In addition, in connection with the disposition of an investment in a portfolio company, a fund may be required to make representations about the business and financial affairs of such portfolio company typical of those made in connection with the sale of a business. A fund may also be required to indemnify the purchasers of such investment to the extent that any such representations are inaccurate. These arrangements may result in the incurrence of contingent liabilities by a fund, even after the disposition of an investment. Accordingly, the inaccuracy of representations and warranties made by a fund could harm such fund’s performance.

Our funds may be forced to dispose of investments at a disadvantageous time.

Our funds may make investments that they do not advantageously dispose of prior to the date the applicable fund is dissolved, either by expiration of such fund’s term or otherwise. Although we generally expect that investments will be disposed of prior to dissolution or be suitable for in-kind distribution at dissolution, and the general partners of the funds have a limited ability to extend the term of the fund with the consent of fund investors or the advisory board of the fund, as applicable, our funds may have to sell, distribute or otherwise dispose of investments at a disadvantageous time as a result of dissolution. This would result in a lower than expected return on the investments and, perhaps, on the fund itself.

Possession of material, non-public information could prevent Apollo funds from undertaking advantageous transactions; our internal controls could fail; we could determine to establish information barriers.

Our managing partners, investment professionals or other employees may acquire confidential or material non-public information and, as a result, be restricted from initiating transactions in certain securities. This risk affects us more than it does many other investment managers, as we generally do not use information barriers that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. Our decision not to implement these barriers could prevent our investment professionals from undertaking advantageous investments or dispositions that would be permissible for them otherwise.

In order to manage possible risks resulting from our decision not to implement information barriers, our compliance personnel maintain a list of restricted securities as to which we have access to material, non-public information and in which our funds and investment professionals are not permitted to trade. This internal control relating to the management of material non-public information could fail and with the result that we, or one of our investment professionals, might trade when at least constructively in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our reputation, result in the imposition of regulatory or financial sanctions and as a consequence, negatively impact our financial condition. In addition, we could in the future decide that it is advisable to establish information barriers, particularly as our business expands and diversifies. In such event, our ability to operate as an integrated platform will be restricted. The establishment of such information barriers may also lead to operational disruptions and result in restructuring costs, including costs related to hiring additional personnel as existing investment professionals are allocated to either side of such barriers, which may adversely affect our business.

Regulations governing AIC’s operation as a business development company affect its ability to raise, and the way in which it raises, additional capital.

As a business development company under the Investment Company Act, AIC may issue debt securities or preferred stock and borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act. Under the provisions of the Investment Company Act, AIC is permitted to issue senior securities only in amounts such that its asset coverage, as defined in the Investment Company Act, equals at least 200% after each issuance of senior securities. If the value of its assets declines, it may be unable to satisfy this test. If that happens, it may be required to sell a portion of its investments and, depending on the nature of its leverage, repay a portion of its indebtedness at a time when such sales may be disadvantageous.

In addition, under the provisions of the Investment Company Act, AIC is not generally able to issue and sell its common stock at a price below the current net asset value per share of the common stock without shareholder approval, and could as a result be limited in its ability to raise capital.

Our hedge funds are subject to numerous additional risks.

Our hedge funds are subject to numerous additional risks, including the risks set forth below.

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Generally, there are few limitations on the execution of our hedge funds’ investment strategies, which are subject to the sole discretion of the management company or the general partner of such funds.

•	Hedge funds may engage in short-selling, which is subject to a theoretically unlimited risk of loss.

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Hedge funds are exposed to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem, thus causing the fund to suffer a loss.

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Credit risk may arise through a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions.

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The efficacy of investment and trading strategies depend largely on the ability to establish and maintain an overall market position in a combination of financial instruments, which can be difficult to execute.

•	Hedge funds may make investments or hold trading positions in markets that are volatile and which may become illiquid.

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Hedge fund investments are subject to risks relating to investments in commodities, futures, options and other derivatives, the prices of which are highly volatile and may be subject to a theoretically unlimited risk of loss in certain circumstances.

Risks Related To This Offering

There may not be an active market for our Class A shares, which may cause our Class A shares to trade at a discount price and make it difficult to sell the Class A shares you purchase.

Although the initial purchasers have made a market in the Class A shares through the GSTrUE OTC market, prior to this offering there has been no public trading market for our Class A shares. It is possible that an active market will not develop, which would make it difficult for you to sell your Class A shares at an attractive price or at all. As no current holders of our Class A shares are obligated to sell any shares, volume of trading in our shares may be very limited.

The market price and trading volume of our Class A shares may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our Class A shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A shares may fluctuate and cause significant price variations to occur. If the market price of our Class A shares declines significantly, you may be unable to resell your Class A shares at or above your purchase price, if at all. The market price of our Class A shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A shares or result in fluctuations in the price or trading volume of our Class A shares include:

•	variations in our quarterly operating results or dividends, which variations we expect will be substantial;

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our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns;

•	failure to meet analysts’ earnings estimates;

•	publication of research reports about us or the investment management industry or the failure of securities analysts to cover our Class A shares after this offering;

•	additions or departures of our managing partners and other key management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

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changes or proposed changes in laws or regulations or differing interpretations thereof affecting our businesses or enforcement of these laws and regulations, or announcements relating to these matters;

•	a lack of liquidity in the trading of our Class A shares;

•	adverse publicity about the asset management industry generally or individual scandals, specifically; and

•	general market and economic conditions.

In addition, from time to time, management may also declare special quarterly distributions based on investment realizations. Volatility in the market price may be heightened at or around times of investment realizations as well as following such realization, as a result of speculation as to whether such a distribution may be declared.

An investment in Class A shares is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

This prospectus is solely an offer with respect to Class A shares, and is not an offer directly or indirectly of any securities of any of our funds. Class A shares are securities of Apollo Global Management, LLC only. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of certain Apollo funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except through management fees, incentive income, distributions and other proceeds arising from agreements with funds, as discussed in more detail in this prospectus.

Our Class A share price may decline due to the large number of shares eligible for future sale and for exchange into Class A shares.

The market price of our Class A shares could decline as a result of sales of a large number of our Class A shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. At March 31, 2008, we had 97,324,541 Class A shares outstanding, not including approximately 28 million Class A shares or share units granted, subject to vesting, to certain employees and consultants under our equity incentive plan. The Class A shares reserved under our equity incentive plan are increased on the first day of each fiscal year during the plan’s term by the lesser of (x) the excess of (i) 15% of the number of outstanding Class A shares of the company and the number of outstanding Apollo Operating Group units on the last day of the immediately preceding fiscal year over (ii) the number of shares reserved and available for issuance under our equity incentive plan as of such date or (y) such lesser amount by which the administrator may decide to increase the number of Class A shares. Following such increase and grants of RSUs made on March 31, 2008, 51,826,277 Class A shares remained available for future grant under our equity incentive plan. In addition, Holdings may at any time exchange its Apollo Operating Group units for up to 240,000,000 Class A shares on behalf of our managing partners and contributing partners. We may also elect to sell additional Class A shares in one or more future primary offerings.

Our managing partners and contributing partners, through their partnership interests in Holdings, own an aggregate of 71.1% of the Apollo Operating Group units. Subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and contributing partners and any applicable transfer restrictions and lock-up agreements) each managing partner and contributing partner has the right, upon 60 days’ notice prior to a designated quarterly date, to exchange the Apollo Operating Group units for Class A shares. Holdings, our executive officers and directors, certain employees and consultants who received Class A shares in connection with the Offering Transactions and the Strategic Investors have agreed with the initial purchasers not to dispose of or hedge any of our Class A shares, subject to specified exceptions, through the date 180 days after the shelf effectiveness date, except with the prior written consent of the representatives of the initial purchasers. After the expiration of this 180-day lock-up period, these Class A shares will be eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations. Under certain circumstances, the 180-day lock-up period may be extended.

After the expiration of their lock-up period, our managing partners and contributing partners (through Holdings) will have the ability to cause us to register the Class A shares they acquire upon exchange of their Apollo Operating Group units. Such rights will be exercisable beginning two years after the shelf effectiveness date.

The Strategic Investors will have the ability to cause us to register any of its non-voting Class A shares beginning two years after the shelf effectiveness date, and, generally, may only transfer its non-voting Class A shares prior to such time to its controlled affiliates.

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under our equity incentive plan. Subject to vesting and contractual lock-up arrangements, upon effectiveness of the registration statement on Form S-8, such shares will be freely tradable.

We cannot assure you that our intended quarterly dividends will be paid each quarter or at all.

Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of our net after-tax cash flow from operations in excess of amounts determined by our manager to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable laws and regulations, to service our indebtedness or to provide for future distributions to our Class A shareholders for any one or more of the ensuing four quarters. The declaration, payment and determination of the amount of our quarterly dividend will be at the sole discretion of our manager, who may change our dividend policy at any time. We cannot assure you that any dividends, whether quarterly or otherwise, will or can be paid. In making decisions regarding our quarterly dividend, our manager considers general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, legal, tax, regulatory and other restrictions that may have implications on the payment of dividends by us to our common shareholders or by our subsidiaries to us, and such other factors as our manager may deem relevant.

Our managing partners beneficial ownership of interests in the Class B share that we have issued to BRH, the control exercised by our manager and anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Our managing partners, through their ownership of BRH, beneficially own the Class B share that we have issued to BRH. The managing partners interests in such Class B share represents 86.5% of the total combined voting power of our shares entitled to vote. As a result, they are able to exercise control over all matters requiring the approval of shareholders and are able to prevent a change in control of our company. In addition, our operating agreement provides that so long as the Apollo control condition is satisfied, our manager, which is owned and controlled by our managing partners, manages all of our operations and activities. The control of our manager will make it more difficult for a potential acquirer to assume control of us. Other provisions in our operating agreement may also make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our operating agreement requires advance notice for proposals by shareholders and nominations, places limitations on convening shareholder meetings, and authorizes the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control. The market price of our Class A shares could be adversely affected to the extent that our managing partners’ control over us, the control exercised by our manager as well as provisions of our operating agreement discourage potential takeover attempts that our shareholders may favor.

We are a Delaware limited liability company, and there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our Class A shareholders.

Our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our operating agreement may be less protective of the interests of our Class A shareholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors and other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market and industry data and forecasts from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

OUR STRUCTURE

Apollo Global Management, LLC was formed as a Delaware limited liability company for the purposes of completing the Reorganization, the Strategic Investors Transaction and the Offering Transactions and conducting our businesses as a publicly held entity. Apollo Global Management, LLC is a holding company whose primary assets are 28.9% of the limited partner interests of the Apollo Operating Group entities, in each case held through intermediate holding companies. The remaining 71.1% limited partner interests of the Apollo Operating Group entities are owned directly by Holdings, an entity 100% owned, directly and indirectly, by our managing partners and contributing partners, and represent its economic interest in the Apollo Operating Group. With limited exceptions, the Apollo Operating Group owns each of the operating entities included in our historical consolidated and combined financial statements as described below under “—Reorganization—Our Assets.” Prior to the Reorganization, our business was conducted through a number of entities as to which there was no single holding entity but that were separately owned by our managing partners. In order to facilitate the Rule 144A Offering, which closed on August 8, 2007, we effected the Reorganization to form our current holding company structure.

Apollo Global Management, LLC is owned by its Class A and Class B shareholders. Holders of our Class A shares and Class B share vote as a single class on all matters presented to the shareholders, although the Strategic Investors do not have voting rights in respect of any of their Class A shares. We have issued to BRH a single Class B share solely for purposes of granting voting power to BRH. BRH is the general partner of Holdings and is a Cayman Islands exempted company owned and controlled by our managing partners. The Class B share does not represent an economic interest in Apollo Global Management, LLC. The voting power of the Class B share will, however, increase or decrease with corresponding changes in Holdings’ economic interest in the Apollo Operating Group.

Our shareholders vote together as a single class on the limited set of matters on which shareholders have a vote. Such matters include a proposed sale of all or substantially all of our assets, certain mergers and consolidations, certain amendments to our operating agreement and an election by our manager to dissolve the company.

The diagram below depicts our current organizational structure.

(1)	Investors in the Rule 144A Offering hold 30.7% of the Class A shares, the CS Investor holds 7.7% of the Class A shares, and the Strategic Investors hold 61.6% of the Class A shares. The Class A shares held by investors in the Rule 144A Offering represent 10.8% of the total voting power of our shares entitled to vote and 8.8% of the economic interests in the Apollo Operating Group. Class A shares held by the CS Investor represent 2.7% of the total voting power of our shares entitled to vote and 2.2% of the economic interests in the Apollo Operating Group. Class A shares held by the Strategic Investors do not have voting rights and represent 17.8% of the economic interests in the Apollo Operating Group. Such Class A shares will become entitled to vote upon transfers by a Strategic Investor in accordance with the agreements entered into in connection with the Strategic Investors Transaction.

(2)	Our managing partners own BRH, which in turn holds our only outstanding Class B share. The Class B share represents 86.5% of the total voting power of our shares entitled to vote but no economic interest in Apollo Global Management, LLC. Our managing partners’ economic interests are instead represented by their indirect ownership, through Holdings, of 71.1% of the limited partnership interests in the Apollo Operating Group.
(3)	Through BRH Holdings, L.P., our managing partners own limited partnership interests in Holdings.
(4)	Represents 71.1% of the limited partner interests in each Apollo Operating Group entity. The Apollo Operating Group units held by Holdings are exchangeable for Class A shares, as described below under “—Reorganization—Equity Interests Retained by Our Managing Partners and Contributing Partners.” Our managing partners, through their interest in BRH and Holdings, own 62.0% of the Apollo Operating Group units. Our contributing partners, through their ownership interests in Holdings, own 9.1% of the Apollo Operating Group units.
(5)	BRH is the sole member of AGM Management, LLC, our manager. The management of Apollo Global Management, LLC is vested in our manager as provided in our operating agreement. See “Description of Shares—Operating Agreement” for a description of the authority that our manager exercises.
(6)	Represents 28.9% of the limited partnership interests in each Apollo Operating Group entity, held through intermediate holding companies. Apollo Global Management, LLC also indirectly owns 100% of the general partner interests in each Apollo Operating Group entity.
(7)	Apollo Principal Holdings I, L.P. holds 100% of the non-economic general partner interests in the domestic general partners set forth below its name in the chart above. It also holds between 50% and 100% (depending on the particular fund investment) of all limited partner interests in the domestic general partners set forth below its name. The remaining limited partner interests in these domestic general partners are held by certain of our current and former professionals. Apollo Principal Holdings I, L.P. also holds 100% of the limited partner interests in Apollo Co-Investors VII (D), L.P. The general partner interest in Apollo Co-Investors VII (D), L.P. is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners. Apollo Principal Holdings I, L.P., is the sole owner of Apollo COF Investor, LLC.
(8)	Apollo Principal Holdings III, L.P. holds 100% of the non-economic general partner interests in the foreign general partners set forth below its name in the chart above. It also holds between 54% and 66% (depending on the particular fund investment) of all limited partner interests in the foreign general partners set forth below its name. The remaining limited partner interests in these foreign general partners are held by certain of our current and former professionals. Apollo Principal Holdings III, L.P. also holds 100% of the limited partner interests in the foreign private equity co-invest vehicle set forth below its name in the chart above. The general partner interest in the foreign private equity co-invest vehicle is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners.
(9)	Apollo Principal Holdings II, L.P. holds 100% of the non-economic general partner interests in the domestic general partners set forth below its name in the chart above. Apollo Principal Holdings II, L.P. also holds between 81% and 95% (depending on the particular fund investment) of all limited partner interests in the domestic general partners set forth below its name, except for A/A Capital Management, LLC. The remaining limited partner interests in these domestic general partners are held by certain of our current and former professionals. Apollo Principal Holdings II, L.P. is the sole owner of A/A Capital Management, LLC and the domestic capital markets co-invest vehicles set forth below its name in the chart above.
(10)	Apollo Principal Holdings IV, L.P. holds 100% of the non-economic general partner interests in the domestic general partners set forth below its name in the chart above. It also holds 95% of the limited partner interests in the foreign general partners set forth below its name. The remaining limited partner interests in the foreign general partners are held by certain of our professionals. Apollo Principal Holdings IV, L.P. also holds 100% of the limited partner interests in the foreign capital markets co-invest vehicle set forth below its name in the chart above. The general partner interest in Apollo EPF Co-Investors (B), L.P. is held by Apollo EPF Administration, Limited which is solely owned by one of our managing partners. The general partner interest in Apollo AIE II Co-Investors (B), L.P. is held by Apollo Co-Investors Manager, LLC, which is solely owned by one of our managing partners.
(11)	Apollo Management Holdings, L.P. holds 100% of the management companies comprising the investment advisors of all of Apollo’s funds including AIC, AIE I and AAA; however, a portion of the management fees, incentive income and other fees payable to these investment advisors are allocated to certain of our current and former professionals, as described in more detail under “Our Structure—Reorganization—Our Assets.”
(12)	Apollo Advisors IV, L.P. is the general partner of Fund IV, Apollo Advisors V, L.P. is the general partner of Fund V, Apollo Advisors VI, L.P. is the general partner of Fund VI, Apollo Advisors VII, L.P. is the general partner of Fund VII and Apollo Credit Opportunity Advisors, LLC is the sole general partner of COF I and COF II. Certain offshore vehicles that comprise the foregoing funds also have an administrative general partner, which is an affiliate of the foregoing general partner.
(13)	Apollo Advisors V (EH Cayman), L.P. is the sole general partner of Fund V’s Cayman Islands alternative investment vehicle, Apollo Advisors VI (EH), L.P. is the sole general partner of Fund VI’s Cayman Islands alternative investment vehicle, Apollo Advisors VII (EH), L.P. is the sole general partner of Fund VII’s Cayman Islands alternative investment vehicle and AAA Associates, L.P. is the sole general partner of AAA Investments, the limited partnership through which AAA’s investments are made.
(14)	Apollo SVF Advisors, L.P. is the general partner of SVF, Apollo Asia Advisors, L.P. is the general partner of AAOF, Apollo Credit Liquidity Advisors, L.P. is the sole general partner of ACLF, Apollo Value Advisors, L.P. is the general partner of VIF, Apollo SOMA Advisors, L.P. is the sole general partner of SOMA, and A/A Capital Management, LLC is the sole general partner of Artus. Certain offshore vehicles that comprise the foregoing funds also have an administrative general partner, which is an affiliate of the foregoing general partners.
(15)	Apollo EPF Advisors, L.P. is the sole general partner of EPF. Apollo Europe Advisors, L.P. is the sole general partner of AIE II.

Reorganization

Holding Company Structure

Apollo Global Management, LLC, through two intermediate holding companies (APO Corp. and APO Asset Co., LLC) owns 28.9% of the economic interests of, and operate and controls all of the businesses and affairs of, the Apollo Operating Group and its subsidiaries. Holdings owns the remaining 71.1% of the economic interests in the Apollo Operating Group. Apollo Global Management, LLC consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a minority interest in Apollo Global Management, LLC’s consolidated financial statements.

The “Apollo Operating Group” consists of the following partnerships: Apollo Principal Holdings I, L.P. (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings II, L.P. (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings III, L.P. (a Cayman Islands exempted limited partnership that is a partnership for U.S. Federal income tax purposes), Apollo Principal Holdings IV, L.P. (a Cayman Islands exempted limited partnership that is a partnership for U.S. Federal income tax purposes), and AMH (a Delaware limited partnership that is a partnership for U.S. Federal income tax purposes). Apollo Global Management, LLC conducts all of its material business activities through the Apollo Operating Group. Substantially all of our expenses, including substantially all expenses solely incurred by or attributable to Apollo Global Management, LLC are borne by the Apollo Operating Group; provided that obligations incurred under the tax receivable agreement by Apollo Global Management, LLC or its wholly owned subsidiaries (which currently consist of our two intermediate holding companies, APO Corp. and APO Asset Co., LLC), income tax expenses of Apollo Global Management, LLC and its wholly owned subsidiaries and indebtedness incurred by Apollo Global Management, LLC and its wholly owned subsidiaries are borne solely by Apollo Global Management, LLC and its wholly owned subsidiaries.

Each of the Apollo Operating Group partnerships holds interests in different businesses or entities organized in different jurisdictions. Apollo Principal Holdings I, L.P. holds our domestic general partners of private equity funds and certain capital markets funds and our domestic co-invest vehicles of our private equity funds and certain of our capital markets funds; Apollo Principal Holdings II, L.P. holds our domestic general partners of capital markets funds and two capital markets domestic co-invest vehicles; Apollo Principal Holdings III, L.P. holds our foreign general partners of private equity funds, including the foreign general partner of AAA Investments, and our private equity foreign co-invest vehicle; Apollo Principal Holdings IV, L.P. holds our foreign general partners of capital markets funds and two capital markets foreign co-invest vehicles; and Apollo Management Holdings, L.P. holds the management companies for our private equity funds (including AAA) and our capital markets funds.

In summary:

•	Apollo Global Management, LLC is a holding company;

•	Through its intermediate holding companies, Apollo Global Management, LLC, holds equity interests in, and is the sole general partner of, each of the Apollo Operating Group partnerships;

•	Each of the Apollo Operating Group partnerships has an identical number of partnership units outstanding;

•	Apollo Global Management, LLC holds, through wholly-owned subsidiaries, a number of Apollo Operating Group units equal to the number of Class A shares that Apollo Global Management, LLC has issued;

•

The Apollo Operating Group units that are held by Apollo Global Management, LLC’s wholly-owned subsidiaries are economically identical in all respects to the Apollo Operating Group units that are held by the managing partners and contributing partners through Holdings; and

•	Apollo Global Management, LLC conducts all of its material business activities through the Apollo Operating Group partnerships.

Accordingly, and similar in many respects to the structure referred to as an “umbrella partnership” real estate investment trust, or “UPREIT,” that is frequently used in the real estate industry:

•	Our business is conducted through limited partnerships of which Apollo Global Management, LLC, indirectly through wholly-owned subsidiaries, is the sole general partner;

•

Our managing partners and contributing partners, through Holdings, hold equity interests in these limited partnerships that are exchangeable for the Class A shares of Apollo Global Management, LLC; and

•

If and when any managing partner or contributing partner, through Holdings, exchanges an Apollo Operating Group unit for a Class A share of Apollo Global Management, LLC, the relative economic ownership positions of the exchanging managing partner or contributing partner and of the other equity owners of Apollo (whether held at Apollo Global Management, LLC or at the Apollo Operating Group) will not be altered.

We intend to cause the Apollo Operating Group to make distributions to its partners, including Apollo Global Management, LLC’s wholly-owned subsidiaries, in order to fund any distributions Apollo Global Management, LLC may declare on its Class A shares. If the Apollo Operating Group makes such distributions, the limited partners of the Apollo Operating Group will be entitled to receive distributions pro rata based on their partnership interests in the Apollo Operating Group.

The partnership agreements of the Apollo Operating Group partnerships provide for cash distributions, which we refer to as “tax distributions,” to the partners of such partnerships if the wholly-owned subsidiaries of Apollo Global Management, LLC that wholly-own the general partners of the Apollo Operating Group partnerships determine that the taxable income of the relevant partnership will give rise to taxable income for its partners. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. Federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). The Apollo Operating Group partnerships will make tax distributions only to the extent distributions from such partnerships for the relevant year are otherwise insufficient to cover such tax liabilities.

Our Manager

Our operating agreement provides that so long as the Apollo Group (as defined below) beneficially owns at least 10% of the aggregate number of votes that may be cast by holders of outstanding voting shares, our manager, which is 100% owned by BRH, will conduct, direct and manage all activities of Apollo Global Management, LLC. We refer to the Apollo Group’s beneficial ownership of at least 10% of such voting power as the “Apollo control condition.” So long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it. See “Description of Shares.”

For purposes of our operating agreement, the “Apollo Group” means (i) our manager and its affiliates, including their respective general partners, members and limited partners, (ii) Holdings and its affiliates, including their respective general partners, members and limited partners, (iii) with respect to each managing partner, such managing partner and such managing partner’s “group” (as defined in Section 13(d) of the Exchange Act), (iv) any former or current investment professional of or other employee of an “Apollo employer” (as defined below) or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group), (v) any former or current executive officer of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group); and (vi) any former or current director of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group). With respect to any person, “Apollo employer” means Apollo Global Management, LLC or such other entity controlled by Apollo Global Management, LLC or its successor as may be such person’s employer.

Holders of our Class A shares and Class B share have no right to elect our manager, which is controlled by our managing partners through BRH. Although our manager has no business activities other than the management of our businesses, conflicts of interest may arise in the future between us and our Class A shareholders, on the one hand, and our managing partners, on the other. The resolution of these conflicts may not always be in our best interests or those of our Class A shareholders. We describe the potential conflicts of interest in greater detail under “Risk Factors—Risks Related to Our Organization and Structure—Potential conflicts of interest may arise among our manager, on the one hand, and us and our shareholders on the other hand. Our manager and its affiliates have limited fiduciary duties to us and our shareholders, which may permit them to favor their own interests to the detriment of us and our shareholders.” We will reimburse our manager and its affiliates for all costs incurred in managing and operating us, and our operating agreement provides that our manager will determine the expenses that are allocable to us. Our operating agreement does not limit the amount of expenses for which we will reimburse our manager and its affiliates.

Our Assets

Prior to the Offering Transactions, our managing partners contributed to the Apollo Operating Group their interests in each of the entities included in our historical consolidated and combined financial statements, but excluding the “excluded assets” described below under “—Excluded Assets.”

More specifically, prior to the Offering Transactions, our managing partners contributed to the Apollo Operating Group the intellectual property rights associated with the Apollo name and the indicated equity interests in the following businesses (other than the excluded assets), which we refer to collectively as the “Contributed Businesses”:

•

100% of the investment advisors of all of Apollo’s funds, which provide investment management services to, and are entitled to any management fees and incentive income payable in respect of, these funds, as well as transaction, advisory and other fees that may be payable by these funds’ portfolio companies, other than the percentage of fees that has been allocated or that we determine to allocate to our professionals, as described below.

•	With respect to Fund IV, Fund V, Fund VI and AAA, which constituted all of our private equity funds that were either actively investing or had a meaningful amount of unrealized investments:

•	100% of the entire non-economic general partner interests in the general partners of such funds, which non-economic interests give the Apollo Operating Group control of these funds;

•	100% of the economic interests in the managing general partner of AAA; and

•

46% to 57% (depending on the particular fund investment) of all limited partner interests in the general partners of such funds, representing 46% to 57% of the carried interest earned in relation to investments by such funds; this includes all of the carried interest in these funds that had been allocated to our managing partners, with the remainder of such carried interest continuing to be held by certain of our professionals.

•	With respect to a number of our capital markets funds (the Value Funds, AAOF, SOMA and EPF):

•	100% of the entire non-economic general partner interests in the general partners of these funds, which non-economic interests give the Apollo Operating Group control of these funds; and

•

54% to 100% (depending on the particular fund investment) of all limited partner interests in the general partners of these funds, representing 54% to 100% of the incentive income earned in relation to investments by these funds; this includes all of the incentive income in these funds that had been allocated to our managing partners, with the remainder of such incentive income continuing to be held by certain of our professionals.

In addition, prior to the Offering Transactions, our contributing partners contributed to the Apollo Operating Group a portion of their points. We refer to such contributed points as “partner contributed interests.” In return for a contribution of points, each contributing partner received an interest in Holdings. Prior to the exchange, the points held by our managing partners and contributing partners were designated relative values based upon estimated 2007 cash flows. The partnership interests in Holdings (representing an indirect ownership interest of an equivalent number of Apollo Operating Group units) that were granted to each managing partner and contributing partner, correspond to the value of the points such partner contributed relative to each other. Each contributing partner continues to own directly those points that such partner did not contribute to the Apollo Operating Group or sell to the Apollo Operating Group in connection with the Strategic Investors Transaction. Each contributing partner remained entitled (on an individual basis and not through ownership interests in Holdings) to receive payments in respect of his partner contributed interests with respect to fiscal year 2007 based on the date his partner contributed interests were contributed or sold as described below under “—Distributions to Our Managing Partners and Contributing Partners Related to the Reorganization.” The Strategic Investors are similarly entitled to receive a pro rata portion of our net income prior to the date of the Offering Transactions for our fiscal year 2007, calculated in the same manner as for the managing partners and contributing partners, as described in more detail under “—Strategic Investors Transaction.” In addition, we issued points in Fund VII, and intend to issue points in future funds, to our contributing partners and other of our professionals.

As a result of these contributions and the contributions of our managing partners, the Apollo Operating Group and its subsidiaries generally is entitled to:

•

all management fees payable in respect of all our current and future funds as well as transaction and other fees that may be payable by these funds’ portfolio companies (other than fees that certain of our professionals have a right to receive, as described below);

•

50% – 66% (depending on the particular fund investment) of all incentive income earned from the date of contribution in relation to investments by both our current private equity and capital markets funds (with the remainder of such incentive income continuing to be held by certain of our professionals);

•

all incentive income earned from the date of contribution in relation to investments made by our future private equity and capital markets funds, other than the percentage we determine to allocate to our professionals, as described below; and

•	all returns on current or future investments of our own capital in the funds we sponsor and manage.

With respect to our existing funds that are currently investing as well as any future funds that we may sponsor, we intend to continue to allocate a portion of the management fees, transaction and advisory fees and incentive income earned in relation to these funds to our professionals, including the contributing partners, in order to better align their interests with our own and with those of the investors in these funds. Our current estimate is that approximately 20% to 40% of management fees, 20% of transaction and advisory fees and 34% to 50% of incentive income earned in relation to our funds will be allocated to our investment professionals, although these percentages may fluctuate up or down over time. When apportioning incentive income to our professionals we typically cause our general partners in the underlying funds to issue these professionals limited partnership interests, thereby causing our percentage ownership of the limited partnership interests in these general partners to fluctuate. For the next five years, our managing partners will not receive any allocations of management fees, transaction and advisory fees or incentive income, and all of their rights to receive such fees and incentive income earned in relation to our actively investing funds and future funds will be solely through their ownership of Apollo Operating Group units.

The income of the Apollo Operating Group (including management fees, transaction and advisory fees, and incentive income) benefits Apollo Global Management, LLC to the extent of its equity interest in the Apollo Operating Group. See “Business—Fees, Carried Interest, Redemption and Termination.”

Excluded Assets

“Excluded assets” consist of any direct or indirect interest in the following, whether existing now or in the future:

•

any personal investment or co-investment in any fund or co-investment vehicle by any managing partner or a related group member, as defined below (including any future personal investments or co-investments and investments funded through any Apollo management fee waiver program, which allows each of our managing partners to waive the right to receive any future distribution that he would otherwise be entitled to receive on a periodic basis from AMH in respect of management fees from certain private equity funds in exchange for a profits interest in the applicable Apollo fund, which satisfies his obligation to make a capital contribution to such fund in the amount of the waived management fee), although no managing partner may waive compensation that would not otherwise be paid to the managing partner, directly or indirectly, from the members of the Apollo Operating Group;

•	amounts owed, directly or indirectly, to any managing partner or a related group member by an Apollo fund pursuant to any fee deferral arrangement in an investment management agreement;

•

any direct or indirect amounts owed to any managing partner or a related group member pursuant to any escrow of Fund VI carried interest payments (“escrowed carry”) to secure the clawback obligation of the general partner of Fund VI pursuant to its organizational documents;

•

Apollo Real Estate or Ares, which are funds formerly managed by us but in which neither we nor our managing partners continue to exert any managerial control although our managing partners continue to have minority interests in such entities, including their general partners and management companies;

•	the general partners of Funds I, II and III;

•	compensation and benefits paid or given to a managing partner consistent with the terms of his employment agreement;

•	director options issued prior to January 1, 2007 by any portfolio company;

•

Hamlet Holdings, LLC, an entity partially owned by our managing partners (without any economics) that has 100% voting control over the investment of Fund VI in Harrah’s Entertainment, Inc. and that will remain exclusively in the personal control of the managing partners; and

•	other miscellaneous, non-core assets.

The excluded assets were not contributed to the Apollo Operating Group; however, due to the existence of a common control group, Funds I, II and III and the general partner are consolidated in our historical financial statements for the periods prior to July 13, 2007.

With respect to our contributing partners, “excluded assets” includes all points not contributed to the Apollo Operating Group or purchased in connection with the Strategic Investors Transaction, any personal investment or co-investment in any fund or co-investment vehicle by any contributing partner, the right to receive escrowed carry and all other assets not specifically described in this prospectus as being contributed to the Apollo Operating Group.

“Related group member” means, with respect to each of our managing partners, (i) such managing partner’s spouse, (ii) a lineal descendant of such managing partner’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a charitable institution controlled by such managing partner or one of his related group members, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such managing partners and persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such managing partners and persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order, or (vii) a legal or personal representative of such managing partner in the event of his death or disability; for purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of 18 years and such adopted person’s descendants, (y) “presumptive remaindermen” shall refer to those persons entitled to a share of a trust’s assets if it were then to terminate, and (z) no managing partner shall ever be deemed a related group member of another managing partner.

Equity Interests Retained by Our Managing Partners and Contributing Partners

Our managing partners, through their interests in Holdings, own 62.0% of the Apollo Operating Group units and, through their ownership of BRH, the Class B share that we have issued to BRH. The Agreement Among Managing Partners provides that each managing partner’s interest in the Apollo Operating Group units that he holds indirectly through his partnership interest in Holdings is subject to vesting. Each of Messrs. Harris and Rowan vests in his interest in the Apollo Operating Group units in 60 equal monthly installments, and Mr. Black vests in his interest in the Apollo Operating Group units and in 72 equal monthly installments. Although the Agreement Among Managing Partners was entered into on July 13, 2007, for purposes of its vesting provisions, our managing partners are credited for their employment with us since January 1, 2007. In the event that a managing partner terminates his employment with us for any reason, he will be required to forfeit the unvested portion of his Apollo Operating Group units to the other managing partners. The number of Apollo Operating Group units that must be forfeited upon termination depends on the cause of the termination. See “Certain Relationships and Related Party Transactions—Agreement Among Managing Partners.” However, this agreement may be amended and the terms and conditions of the agreement may be changed or modified upon the unanimous approval of the managing partners. We, our shareholders (other than our Strategic Investors, as set forth under “Certain Relationships and Related Party Transactions—Lenders Rights Agreement—Amendments to Managing Partner Transfer Restrictions”) and the Apollo Operating Group have no ability to enforce any provision of this agreement or to prevent the managing partners from amending the agreement or waiving any of its obligations.

Pursuant to the Managing Partner Shareholders Agreement, no managing partner may voluntarily effect transfers of his Equity Interests for a period of two years after the shelf effectiveness date, subject to certain exceptions, including an exception for certain transactions entered into by one or more managing partners the results of which are that the managing partners no longer exercise control over us or the Apollo Operating Group or no longer hold at least 50.1% of the economic interests in us or the Apollo Operating Group. The transfer restrictions applicable to Equity Interests held by our managing partners and the exceptions to such transfer restrictions are described in more detail under “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement—Transfer Restrictions.” Our managing partners and contributing partners also were granted demand, piggyback and shelf registration rights through Holdings which are exercisable six months after the shelf effectiveness date.

Our contributing partners, through their interests in Holdings, own 9.1% of the Apollo Operating Group units. Pursuant to the Roll-Up Agreements, no contributing partner may voluntarily effect transfers of his Equity Interests for a period of two years after the shelf effectiveness date. The transfer restrictions applicable to Equity Interests held by our contributing partners are described in more detail under “Certain Relationships and Related Party Transactions—Roll-Up Agreements.”

Subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and any applicable transfer restrictions and lock-up agreements), upon 60 days’ notice prior to a designated quarterly date, each managing partner and contributing partner will have the right to cause Holdings to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, to sell such Class A shares at the prevailing market price (or at a lower price that such managing partner or contributing partner is willing to accept) and to distribute the net proceeds of such sale to such managing partner or contributing partner. We have reserved for issuance 240,000,000 Class A shares, corresponding to the number of existing Apollo Operating Group units held by our managing partners and contributing partners. To effect an exchange, a managing partner or contributing partner, through Holdings, must simultaneously exchange one Apollo Operating Group unit, being an equal limited partner interest in each Apollo

Operating Group entity, for each Class A share received. As a managing partner or contributing partner exchanges his Apollo Operating Group units, our interest in the Apollo Operating Group units will be correspondingly increased and the voting power of the Class B share will be correspondingly decreased. If and when any managing partner or contributing partner, through Holdings, exchanges an Apollo Operating Group unit for a Class A share of Apollo Global Management, LLC, the relative economic ownership positions of the exchanging managing partner or contributing partner and of the other equity owners of Apollo (whether held at Apollo Global Management, LLC or at the Apollo Operating Group) will not be altered.

Deconsolidation of Apollo Funds

Certain of our private equity funds and capital markets funds have historically been consolidated into our financial statements, due to our controlling interest in certain funds notwithstanding that we have only a non-controlling equity interest in these funds. Consequently, our pre-Reorganization financial statements do not reflect our ownership interest at fair value in these funds, but rather reflect on a gross basis the assets, liabilities, revenues, expenses and cash flows of our funds. We amended the governing documents of most of our funds to provide that a simple majority of the funds’ unaffiliated investors have the right to liquidate that fund. These amendments, which became effective on either August 1, 2007 or November 30, 2007, deconsolidated these funds that have historically been consolidated in our financial statements. Accordingly, we no longer reflect the share that other parties own in total assets and Non-Controlling Interest in these respective funds. The deconsolidation of these funds will present our financial statements in a manner consistent with how Apollo evaluates its business and the related risks. Accordingly, we believe that deconsolidating these funds will provide investors with a better understanding of our business. We did not seek or receive any consideration from the investors in our funds for granting them these rights. There was no change in either our equity or net income as a result of the deconsolidation. See “Unaudited Condensed Consolidated Pro Forma Financial Information” for a more detailed description of the effect of the deconsolidation of these funds on our financial statements.

As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, and therefore Apollo, for accounting purposes, will continue to control this entity.

Distribution to Our Managing Partners Prior to the Offering Transactions

On April 20, 2007, AMH, one of the entities in the Apollo Operating Group, entered into the AMH credit facility, under which AMH borrowed a $1.0 billion variable-rate term loan. We used these borrowings to make a $986.6 million distribution to our managing partners and to pay related fees and expenses. This distribution was a distribution of prior undistributed earnings, and an advance on possible future earnings, of AMH. As a result, this distribution caused the managing partners’ accumulated equity basis in AMH to become negative. The AMH credit facility is guaranteed by Apollo Management, L.P.; Apollo Capital Management, L.P.; Apollo International Management, L.P.; Apollo Principal Holdings II, L.P.; Apollo Principal Holdings IV, L.P.; and AAA Holdings, L.P. and matures on April 20, 2014. It is secured by (i) a first priority lien on substantially all assets of AMH and the guarantors and (ii) a pledge of the equity interests of each of the guarantors, in each case subject to customary carveouts.

Distributions to Our Managing Partners and Contributing Partners Related to the Reorganization

We intend to make one or more distributions to our managing partners and contributing partners, representing all of the undistributed earnings generated by the businesses contributed to the Apollo Operating Group prior to July 13, 2007. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to July 13, 2007 or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to July 13, 2007 shall be treated as having been earned prior to that date. Undistributed earnings generated through the date of Reorganization that were payable to the managing partners and contributing partners were approximately $193.0 million (see “Capitalization—Footnote (1)”) and $387.0 million, and were included in our consolidated and combined statements of financial condition as of March 31, 2008 and December 31, 2007, respectively. In addition, we have also entered into a Tax Receivable Agreement with our managing partners and contributing partners which requires us to pay them 85% of any tax savings received by APO Corp. from our step-up in tax basis. In our condensed and consolidated financial statements, the item Due to Affiliates includes $520.3 million payable to our managing partners and contributing partners in connection with the Tax Receivable Agreement as of March 31, 2008 and December 31, 2007.

As part of the Reorganization, the managing partners and the contributing partners received the following:

•	Apollo Operating Group units having a fair value on issuance date of approximately $5.6 billion (subject to five or six year forfeiture);

•	$1,224 million in cash in July 2007, excluding any potential contingent consideration;

•

In January 2008 and April 2008, a preliminary and final distribution related to a contingent consideration of $37.7 million. The determination of the amount and timing of the distribution were based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC. Included in the distribution were AAA RDUs valued at approximately $12.7 million and a distribution of interests in Apollo VIF Co-Investors, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund, Ltd. of approximately $0.8 million; and

•

The fair value of carried interest related to the sale of portfolio companies where definitive sales contracts were executed but had not closed at July 13, 2007. We have accrued an estimated payment of approximately $193.0 million (see “Capitalization—Footnote 1(a)”) and $387.0 million at March 31, 2008 and December 31, 2007, respectively.

Strategic Investors Transaction

On July 13, 2007, we sold securities to the Strategic Investors in return for a total investment of $1.2 billion. The Strategic Investors are two of the largest alternative asset investors in the world and have been significant investors with us in multiple funds, covering a variety of strategies. In total, from our inception through the date hereof, the Strategic Investors have invested or committed to invest approximately $6.4 billion of capital in us and our funds. The Strategic Investors are significant supporters of our integrated platform, having invested in multiple private equity and capital markets funds. With substantial combined assets, we believe the Strategic Investors will be an important source of future growth in the AUM in our existing and future funds for many years, as well as in new products and geographic expansions. Although they have no obligation to invest further in our funds, in connection with our sale of securities to the Strategic Investors, we granted to each of them the option, exercisable until July 13, 2010, to invest or commit to invest up to 10% of the aggregate dollar amount invested or committed by investors in the initial closing of any privately placed fund that we offer to third party investors, subject to limited exceptions.

Through our intermediate holding companies, we used all of the proceeds from the issuance of the securities to the Strategic Investors to purchase from our managing partners 17.4% of their Apollo Operating Group units for an aggregate purchase price of $1,068 million, and to purchase from our contributing partners a portion of their points for an aggregate purchase price of $156.4 million, excluding any potential contingent consideration. Upon completion of the Offering Transactions, the securities sold to the Strategic Investors converted into non-voting Class A shares, which currently represents 61.6% of our issued and outstanding Class A shares and 17.8% of the economic interest in the Apollo Operating Group. Based on our agreement with the Strategic Investors, we will distribute to the Strategic Investors the greater of 7% on the convertible notes issued or a pro rata portion of our net income for our fiscal year 2007, based on (i) their proportionate interests in Apollo Operating Group units during the period after the Strategic Investors Transaction and prior to the date of the Offering Transactions, and (ii) the number of days elapsed during such period. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to the date of the Offering Transactions or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to the date of the Offering Transactions shall be treated as having been earned prior to the date of the Offering Transactions. On August 8, 2007, we paid approximately $6 million in interest expense on the convertible notes and as a result of our net loss we have no further obligations for 2007 to pay the Strategic Investors.

In connection with the sale of securities to the Strategic Investors, we entered into the Lenders Rights Agreement with the Strategic Investors. For a more detailed summary of the Lenders Rights Agreement, see “Certain Relationships and Related Party Transactions—Lenders Rights Agreement.”

Tax Considerations

We believe that under current law, Apollo Global Management, LLC will be treated as a partnership and not as a corporation for U.S. Federal income tax purposes. An entity that is treated as a partnership for U.S. Federal income tax purposes is not a taxable entity and incurs no U.S. Federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its own U.S. Federal income tax liability, regardless of whether or not cash distributions have been made. Investors in this offering will be deemed to be limited partners of Apollo Global Management, LLC for U.S. Federal income tax purposes. See “Material Tax Considerations—Material U.S. Federal Tax Considerations” for a summary discussing certain U.S. Federal income tax considerations related to the purchase, ownership and disposition of our Class A shares as of the date of this offering.

Legislation was introduced in Congress in mid-2007 that would, if enacted in its present form, cause Apollo Global Management, LLC to become taxable as a corporation, which would substantially reduce our net income or increase our net loss, as applicable, or cause other significant adverse tax consequences for us and/or the holders of Class A shares. See “Risk Factors—Risks Related to Taxation—The U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of our long-term capital gains as ordinary income, that would cause us to become taxable as a corporation and/or have other adverse effects” and “Risk Factors—Risks Related to Our Organization and Structure—Members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a substantial increase in our tax liability and it could well result in a reduction in the value of our Class A shares” and “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Possible New Legislation or Administrative or Judicial Action.”

Offering Transactions

The CS Investor purchased from us in a private placement that closed on August 8, 2007, concurrently with the Rule 144A Offering an aggregate of $180 million of the Class A shares at a price per share equal to $24, or 7,500,000 Class A shares, representing 7.7% of the total number of our Class A shares outstanding.

Apollo Global Management, LLC contributed the net proceeds it received in the Offering Transactions to its wholly-owned subsidiaries, APO Asset Co., LLC and APO Corp. These wholly-owned subsidiaries then contributed the funds to the Apollo Operating Group.

Amounts contributed to the Apollo Operating Group concurrently with the Offering Transactions diluted (i) the percentage ownership interests of our managing partners (held indirectly through Holdings) in those entities by 7.7% to 62.0%, and (ii) the percentage ownership interests of our contributing partners (held indirectly through Holdings) in those entities by 1.1% to 9.1%. The relative percentage ownership interests in Apollo Operating Group held by the Apollo Global Management, LLC, our managing partners and our contributing partners will continue to change over time. Potential future events that would result in a relative increase in the number of Apollo Operating

Group units held by Apollo Global Management, LLC, and result in a corresponding dilution of our managing partners’ and contributing partners’ percentage ownership interest in the Apollo Operating Group include (i) issuances of Class A shares (assuming that the proceeds of any such issuance is contributed to the Apollo Operating Group), (ii) the conversion by our managing partners or contributing partners of their Apollo Operating Group units for Class A shares and (iii) any offers, from time to time, at the discretion of our manager, to purchase from our managing partners and contributing partners their Apollo Operating Group units.

As a result of the Reorganization, the Strategic Investors Transaction and the Offering Transactions:

•	Apollo Global Management, LLC, through its wholly-owned subsidiaries, holds 28.9% of the outstanding Apollo Operating Group units;

•	our managing partners, through Holdings, hold 62.0% of the outstanding Apollo Operating Group units;

•	our contributing partners, through Holdings, hold 9.1% of the outstanding Apollo Operating Group units;

•

the Strategic Investors own 60,000,001 of our non-voting Class A shares representing 61.6% of our Class A shares outstanding, which represent 17.8% of the economic interests in the Apollo Operating Group units;

•

the investors in the Rule 144A Offering and the CS Investor hold 37,324,540 Class A shares, representing 38.4% of our Class A shares outstanding, which represent 11.1% of the economic interests in the Apollo Operating Group units;

•	our managing partners, through BRH, own the single Class B share of Apollo Global Management, LLC;

•

on those few matters that may be submitted for a vote of the shareholders of Apollo Global Management, LLC, our Class A shareholders (other than the Strategic Investors) collectively have 13.5% of the voting power of, and our Class B shareholder have 86.5% of the voting power of, Apollo Global Management, LLC;

•

APO Corp. or APO Asset Co., LLC, as applicable, is the sole general partner of each of the entities that constitute the Apollo Operating Group; accordingly, we operate and control the businesses of the Apollo Operating Group and its subsidiaries; and

•

net profits, net losses and distributions of the Apollo Operating Group are allocated and made to its partners on a pro rata basis in accordance with their respective Apollo Operating Group units; accordingly, net profits and net losses allocable to Apollo Operating Group partners will initially be allocated, and distributions will initially be made, approximately 28.9% indirectly to us, approximately 62.0% indirectly to our managing partners and approximately 9.1% indirectly to our contributing partners.

USE OF PROCEEDS

We are registering these Class A shares for resale pursuant to the registration rights granted to the selling shareholders in connection with the Rule 144A Offering and the Private Placement. We will not receive any proceeds from the sale of the Class A shares offered by this prospectus. The net proceeds from the sale of the Class A shares by this prospectus will be received by the selling shareholders.

CASH DIVIDEND POLICY

Dividend Policy for Class A Shares

Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of our net after-tax cash flow from operations in excess of amounts determined by our manager to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable law, to service our indebtedness or to provide for future distributions to our Class A shareholders for any one or more of the ensuing four quarters. Our quarterly dividend is determined based on available cash flow from our management companies as well as any special activities which provide excess cash flow from our private equity or capital markets funds. Items such as the sale of a portfolio company, dividends from portfolio companies and interest income from the funds debt investments typically provide excess cash flows for distribution. On April 4, 2008, we announced our first cash distribution amounting to $0.33 per Class A share, resulting from the first quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.17 per Class A share primarily resulting from the sale by Fund V of Goodman Global, Inc., one of its portfolio companies, to affiliates of another private equity firm, in February 2008. The $111.3 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $32.2 million was received by Apollo Global Management, LLC and distributed to its Class A shareholders of record on April 18, 2008. Additionally, on July 15, 2008, we declared a cash distribution amounting to $0.23 per Class A share, resulting from our second quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.07 per Class A share primarily resulting from realizations from (i) portfolio companies of Fund IV, Sky Terra Communications, Inc. and United Rentals, Inc., (ii) dividend income from a portfolio company of Fund VI, and (iii) interest income related to debt investments of Fund VI. This $77.6 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $22.4 million was received by Apollo Global Management, LLC and distributed on July 25, 2008, to its Class A shareholders of record on July 18, 2008. Because we will not know what our actual available cash flow from operations will be for any year until the end of such year, we expect that the fourth quarter dividend payment will be adjusted to take into account actual net after-tax cash flow from operations for that year. From time to time, management may also declare special quarterly distributions based on investment realizations.

The declaration, payment and determination of the amount of our quarterly dividend will be at the sole discretion of our manager, which may change our dividend policy at any time. We cannot assure you that any dividends, whether quarterly or otherwise, will or can be paid. In making decisions regarding our quarterly dividend, our manager will take into account general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, legal, tax and regulatory restrictions, restrictions and other implications on the payment of dividends by us to our common shareholders or by our subsidiaries to us and such other factors as our manager may deem relevant.

Because we are a holding company that owns intermediate holding companies, the funding of each dividend, if declared, will occur in three steps, as follows.

•

First, we will cause one or more entities in the Apollo Operating Group to make a distribution to all of its partners, including our wholly-owned subsidiaries APO Corp. and APO Asset Co., LLC (as applicable), and Holdings, on a pro rata basis;

•

Second, we will cause our intermediate holding companies, APO Corp. and APO Asset Co., LLC (as applicable), to distribute to us, from their net after-tax proceeds, amounts equal to the aggregate dividend we have declared; and

•	Third, we will distribute the proceeds received by us to our Class A shareholders on a pro rata basis.

If Apollo Operating Group units are issued to other parties, such as investment professionals, such parties would be entitled to a portion of the distributions from the Apollo Operating Group as partners described above.

We believe that the payment of dividends will provide transparency to our Class A shareholders and will impose upon us an investment discipline with respect to new products, businesses and strategies.

Payments that any of our intermediate holding companies make under the tax receivable agreement will reduce amounts that would otherwise be available for distribution by us on Class A shares.

The Apollo Operating Group intends to make periodic distributions to its partners (that is, Holdings and our intermediate holding companies) in amounts sufficient to cover hypothetical income tax obligations attributable to allocations of taxable income resulting from their ownership interest in the various limited partnerships making up the Apollo Operating Group, subject to compliance with any financial covenants or other obligations. Tax distributions will be calculated assuming each shareholder was subject to the maximum (corporate or individual, whichever is higher) combined U.S. Federal, New York State and New York City tax rates, without regard to whether any shareholder was subject to income tax liability at those rates. Because tax distributions to partners are made without regard to their particular tax situation, tax distributions to all partners, including our intermediate holding companies, will be increased to reflect the disproportionate income allocation to our managing partners and contributing partners with respect to “built-in gain” assets at the time of the Offering Transactions. Tax distributions will be made only to the extent all distributions from the Apollo Operating Group for such year are insufficient to cover such tax liabilities and all such distributions will be made to all partners on a pro rata basis based upon their respective interests in the applicable partnership. No such tax distribution will necessarily be required to be distributed by us and there can be no assurance that we will pay cash dividends on the Class A shares in an amount sufficient to cover any tax liability arising from the ownership of Class A shares.

Under Delaware law we are prohibited from making a distribution to the extent that our liabilities, after such distribution, exceed the fair value of our assets. Our operating agreement does not contain any restrictions on our ability to make distributions, except that we may only distribute Class A shares to holders of Class A shares. The AMH credit facility, however, restricts the ability of AMH to make cash distributions to us by requiring mandatory collateralization and restricting payments under certain circumstances. AMH will generally be restricted from paying dividends, repurchasing stock and making distributions and similar types of payments if any default or event of default occurs, if it has failed to deposit the requisite cash collateralization or does not expect to be able to maintain the requisite cash collateralization or if, after giving effect to the incurrence of debt to finance such distribution, its debt to EBITDA ratio would exceed specified levels. Instruments governing indebtedness that we or our subsidiaries incur in the future may contain further restrictions on our or our subsidiaries’ ability to pay dividends or make other cash distributions to equityholders.

In addition, the Apollo Operating Group’s cash flow from operations may be insufficient to enable it to make required minimum tax distributions to its partners, in which case the Apollo Operating Group may have to borrow funds or sell assets, and thus our liquidity and financial condition could be materially adversely affected. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends. To the extent we do not have cash on hand sufficient to pay dividends, we may have to borrow funds to pay dividends, or we may determine not to borrow funds to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing that pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures, should the need arise.

Distributions to Our Managing Partners and Contributing Partners

We made a distribution to our managing partners in April 2007 in respect of their ownership of AMH totaling $986.6 million, which was paid out of the net proceeds of borrowings under the AMH credit facility. In addition, we used all of the proceeds received from the Strategic Investors Transaction to purchase Apollo Operating Group units from our managing partners and points from our contributing partners.

We intend to make one or more distributions to our managing partners and contributing partners, representing all of the undistributed earnings generated by the businesses contributed to the Apollo Operating Group prior to July 13, 2007. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to July 13, 2007 or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to July 13, 2007 shall be treated as having been earned prior to that date. Undistributed earnings generated through the date of Reorganization that were payable to managing partners and contributing partners were approximately $193.0 million (see “Capitalization—Footnote (1)”) and $387.0 million, which were included in our consolidated and combined statements of financial condition as of March 31, 2008 and December 31, 2007, respectively. In addition, we have also entered into a Tax Receivable Agreement with our managing partners and contributing partners which requires us to pay them 85% of any tax savings received by APO Corp. from our step-up in tax basis. In our condensed and consolidated financial statements, the item Due to Affiliates includes $520.3 million payable to our managing partners and contributing partners in connection with the Tax Receivable Agreement as of March 31, 2008 and December 31, 2007.

As part of the Reorganization, the managing partners and the contributing partners received the following:

•	Apollo Operating Group units having a fair value on issuance date of approximately $5.6 billion (subject to five or six year forfeiture);

•	$1,224 million in cash in July 2007, excluding any potential contingent consideration;

•

In January 2008 and April 2008, a preliminary and final distribution related to a contingent consideration of $37.7 million. The determination of the amount and timing of the distribution were based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC. Included in the distribution were AAA RDUs valued at approximately $12.7 million and a distribution of interests in Apollo VIF Co-Investors, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund, Ltd. of approximately $0.8 million; and

•

The fair value of carried interest related to the sale of portfolio companies where definitive sales contracts were executed but had not closed at July 13, 2007. We have accrued an estimated payment of approximately $193.0 million (see “Capitalization—Footnote (1)”) and $387.0 million at March 31, 2008 and December 31, 2007, respectively.

Prior to the Apollo Operating Group Formation, 100% of the Apollo Operating Group was owned by our managing partners and contributing partners. Accordingly, all decisions regarding the amount and timing of distributions were made in prior periods by our managing partners with regard to their personal financial and tax situations and their assessments of appropriate amounts of distributions, taking into account Apollo’s capital needs as well as actual and potential earnings and borrowings.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents as of March 31, 2008.

This table should be read in conjunction with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Condensed Consolidated Pro Forma Financial Information” and the financial statements and notes thereto included in this prospectus.

As of March 31, 2008(1)
(in thousands)
Cash and cash equivalents	$898,106

Total Debt	$1,056,406
Non-Controlling Interest	2,073,693
Shareholders’ equity	80,503

Total Capitalization	$3,210,602

(1)	We distributed or will distribute the following subsequent to March 31, 2008 to our managing partners and contributing partners:

•

On April 18, 2008, a $111.3 million aggregate distribution was paid to the owners of the Apollo Operating Group. Of this amount, $79.1 million was paid to Holdings, which is owned by the managing and contributing partners, and $32.2 million was paid to the Class A shareholders.

•

On July 15, 2008, a $77.6 million aggregate distribution was declared to the owners of the Apollo Operating Group. Of this amount, $55.2 million was paid to Holdings, and $22.4 million was paid to the Class A shareholders.

•

Approximately $193.0 million related to transactions entered into prior to July 13, 2007 but not consummated as of such date, the majority of which relates to a pending transaction with respect to Hexion, which transaction is contingent upon the close of the merger of Huntsman with Hexion, a portfolio company of Funds IV and V. On June 18, 2008, the company and certain of its affiliates, including Hexion, commenced legal action in Delaware to declare Hexion’s contractual rights with respect to the Merger Agreement among Hexion, Nimbus Merger Sub, Inc. and Huntsman. The suit alleges, among other things, that consummating the merger on the basis of the capital structure agreed to with Huntsman would render the combined company insolvent. The suit also alleges that in light of the substantial deterioration in Huntsman’s financial performance, the increase in its net debt and the expectation that the material downturn in Huntsman’s business that has occurred will continue for a significant period of time, Huntsman has suffered a material adverse effect as defined in the Merger Agreement. The suit further seeks a declaration that the company and certain of its affiliates have no liability to Huntsman in connection with the merger. See “Business—Legal Proceedings.”

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

Overview

The following unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2007 is based upon our historical consolidated and combined financial statements included elsewhere in this prospectus. In addition, the following pro forma measure of Economic Net Income (“ENI”) for the year ended December 31, 2007 represents a supplemental financial measure used by management to assess financial performance. ENI is based upon non-GAAP financial measures and is defined elsewhere in this prospectus. This unaudited condensed consolidated pro forma statement of operations and the non-GAAP supplemental financial measure present our consolidated and combined results of operations giving pro forma effect to the transactions specified below as if such transactions had been completed as of January 1, 2007. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical consolidated and combined financial information for 2007. The adjustments are described below, and then further in the notes to the unaudited condensed consolidated pro forma statement of operations.

No pro forma information is presented for the three months ended March 31, 2008 as all Reorganization and deconsolidated adjustments had occurred prior to January 1, 2008.

The unaudited condensed consolidated pro forma financial information should be read together with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical consolidated and combined financial statements and related notes included elsewhere in this prospectus.

Apollo Management Holdings Credit Facility

On April 20, 2007, Apollo Management Holdings, L.P., one of the entities in the Apollo Operating Group, entered into the AMH credit facility, under which AMH borrowed a $1.0 billion variable-rate term loan. We used these borrowings to make a $986.6 million distribution to our managing partners and to pay related fees and expenses. The Apollo Management Holdings, L.P. credit facility is guaranteed by Apollo Management, L.P.; Apollo Capital Management, L.P.; Apollo International Management, L.P.; Apollo Principal Holdings II, L.P.; Apollo Principal Holdings IV, L.P.; and AAA Holdings, L.P. and matures on April 20, 2014. The pro forma adjustment in the column labeled Borrowing Under AMH Credit Facility gives effect to the increase in interest expense, without consideration of any hedging, resulting from our entering into the AMH credit facility, as if the transaction occurred on January 1, 2007.

Our Reorganization

We were formed as a Delaware limited liability company on July 3, 2007. We are managed and operated by our manager, AGM Management, LLC, which in turn is wholly owned and controlled by the managing partners.

Apollo’s business was historically conducted through a large number of entities as to which there was no single holding entity but which were separately owned by the managing partners and others (“Predecessor Owners”), and controlled by the managing partners. In order to facilitate the Offering Transactions as described in further detail below, the Predecessor Owners completed the Reorganization as of the close of business on July 13, 2007 whereby, except for Apollo Advisors (“Apollo Advisors”) and Apollo Advisors II, L.P. (“Apollo Advisors II”), each of the operating entities and the intellectual property rights associated with the Apollo name, were contributed (“Contributed Businesses”) to the five newly-formed holding partnerships (Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Management Holdings, L.P. and Apollo Principal Holdings IV, L.P. which was formed subsequent to July 13, 2007) that comprise the Apollo Operating Group.

Apollo currently owns, after completion of the transactions described below, through two intermediate holding companies (APO Corp., a Delaware corporation that is a domestic corporation for U.S. Federal income tax purposes, and APO Asset Co., LLC, a Delaware limited liability company that is a disregarded entity for U.S. Federal income tax purposes) (collectively, the “Intermediate Holding Companies”), 28.9% of the economic interests of, and operates and controls all of the businesses and affairs of, the Apollo Operating Group as general partners. Holdings is the entity through which our managing partners and other contributing partners hold the remaining Apollo Operating Group units. Holdings owns the remaining 71.1% of the economic interests in the Apollo Operating Group. The company consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a Non-Controlling Interest in our historical consolidated and combined financial statements. The pro forma adjustments in the column labeled Reorganization and Other Adjustments give effect to (i) amortization of Apollo Operating Group units, (ii) a reduction in profit sharing based on reduced points for the contributing partners and (iii) other related transactions.

Purchase Accounting

The Reorganization was accounted for as an exchange of entities under common control for the interests in the Contributed Businesses, which were contributed by the managing partners. The acquisition of Non-Controlling Interests from the contributing partners was accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). The pro forma adjustment in the column labeled Reorganization and Other Adjustments give effect to the purchase of interests from the contributing partners and the amortization of the intangible assets.

Deconsolidation of Funds

Certain of our private equity funds and capital markets funds have historically been consolidated into our financial statements, due to our controlling interest in certain funds notwithstanding that we have only a minority equity interest in these funds. Consequently, our pre-Reorganization financial statements do not reflect our ownership interest at fair value in these funds, but rather reflect on a gross basis the assets, liabilities, revenues, expenses and cash flows of our funds. We amended the governing documents of most of our funds to provide that a simple majority of the funds’ unaffiliated investors have the right to liquidate that fund. These amendments, which became effective on either August 1, 2007 or November 30, 2007, deconsolidated these funds that have historically been consolidated in our financial statements. Accordingly, we no longer reflect the share that other parties own in total assets and Non-Controlling Interest in these respective funds. The deconsolidation of these funds will present our financial statements in a manner consistent with how Apollo evaluates its business and the related risks. Accordingly, we believe that deconsolidating these funds will provide investors with a better understanding of our business. As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, and therefore Apollo, for accounting purposes, will continue to control this entity. The pro forma adjustment in the column labeled Deconsolidation of Funds gives effect to the deconsolidation of the funds which were deconsolidated on either August 1, 2007 or November 30, 2007, as if they were deconsolidated as of January 1, 2007.

Deconsolidation of Gulfstream G-IV (“G-IV”)

On July 31, 2007, certain management companies within Apollo Management Holdings, L.P. transferred their indirect interests in a corporate aircraft, a G-IV, to a group of Apollo Non-Controlling Interest holders, which was treated as a distribution to such Non-Controlling Interest holders. Simultaneously with the transfer, such management companies were released from their obligations as guarantors of the loan used to finance the purchase of the G-IV. The transfer of the indirect interests and release as guarantors resulted in deconsolidation of the trust that owns the corporate aircraft. The pro forma adjustments in the column labeled Reorganization and Other Adjustments include the deconsolidation of a trust, which holds the G-IV Aircraft.

Earnings Per Share

On August 8, 2007, we sold 34,500,000 Class A shares to the initial purchasers in connection with the Offering Transactions, which also triggered the issuance of 60,000,001 Class A shares to the Strategic Investors as a result of the conversion of the notes. On August 31, 2007, the initial purchasers exercised their over-allotment option to purchase additional shares, which closed on September 5, 2007 and resulted in the issuance of 2,824,540 additional Class A shares to the initial purchasers.

Pro Forma Adjustments

The pro forma adjustments in Reorganization and Other Adjustments give effect to:

•

the effects of the compensation arrangements made in connection with the Offering Transactions, including adjustments to compensation expense as a result of (i) the granting of equity-based compensation to certain executives; (ii) the reduction of the contributing partners’ points in the underlying entities held by the Apollo Operating Group; and (iii) the recharacterization of contributing partners to employees in connection with the Reorganization;

•

the elimination of expenses including interest, depreciation, professional fees, and general administrative and other expenses relating to one of the corporate aircraft as a result of the Reorganization;

•	additional amortization expense incurred in connection with the intangible assets recognized as a result of the Reorganization;

•

the tax-related effects of our Reorganization, including (i) the provision for corporate income taxes on the income of APO Corp., our wholly-owned subsidiary that is taxable as a corporation for U.S. Federal income tax purposes, and (ii) the tax effects related to the pro forma adjustments presented in the column labeled Borrowing Under AMH Credit Facility; and

•

exclusion of Apollo Advisors and Advisors II along with their respective consolidated funds, as if they were excluded on January 1, 2007. These entities were historically combined for the periods prior to the effective date of the Reorganization on July 13, 2007.

We have taken the necessary steps to amend the governing documents of our funds that have historically been consolidated to provide that a simple majority of each such fund’s unaffiliated investors have the right, without cause, to liquidate that fund in accordance with certain procedures. The granting of these rights resulted in the deconsolidation of such funds from our consolidated and combined financial statements. The deconsolidation of these funds only affected the manner in which we account for these funds, which is to reflect our share of the funds’ net assets and liabilities and our share of the funds’ net earnings; this accounting treatment affects neither our consolidated equity nor net income or loss. The following describes the significant effects of the pro forma adjustment related to the deconsolidation of funds on our historical consolidated and combined financial statements:

•

Management fees and incentive income earned as well as the carried interest income and equity basis investment income from these funds are included in our statement of operations rather than eliminated in consolidation.

•	We no longer record gross expenses and other income of the deconsolidated funds. Accordingly, we no longer record the Non-Controlling Interests’ share of these funds’ net income.

The unaudited condensed consolidated pro forma financial information is included for informational purposes only and does not purport to reflect our results of operations that would have occurred had the transactions referenced above occurred on January 1, 2007. The unaudited condensed consolidated pro forma financial information also does not project our results of operations for any future period.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

Year Ended December 31, 2007

(dollars in thousands, except per share data)

	Historical	Deconsolidation of Funds(1)	Subtotal	Borrowing Under AMH Credit Facility(2)	Reorganization and Other Adjustments(3)		Pro Forma
Revenues:
Advisory and transaction fees from affiliates	$150,191	$(59,589)	$90,602	$—	$—		$90,602
Management fees from affiliates	192,934	56,490	249,424	—	—		249,424
Carried interest income from affiliates	294,725	443,663	738,388	—	—		738,388

Total Revenues	637,850	440,564	1,078,414	—	—		1,078,414

Expenses:
Compensation and benefits	1,450,330	—	1,450,330	—	37,836	(a)	1,488,166
Interest expense—beneficial conversion feature	240,000	—	240,000	—	—		240,000
Interest expense	105,968	(2,741)	103,227	20,765	(499	)(b)	123,493
Professional fees	81,824	(7,900)	73,924	—	(502	)(b)(d)	73,422
General, administrative and other	36,618	(2,016)	34,602	—	(2,244	)(b)(d)	32,358
Placement fees	27,253	—	27,253	—	—		27,253
Occupancy	12,865	—	12,865	—	(89	)(b)	12,776
Depreciation and amortization	7,869	—	7,869	—	4,622	(c)	12,491

Total Expenses	1,962,727	(12,657)	1,950,070	20,765	39,124		2,009,959

Other Income:
Net gains from investment activities	2,279,263	(2,046,529)	232,734	—	5,382	(d)	238,116
Dividend income from affiliates	238,609	(238,609)	—	—	—		—
Interest income	52,500	(32,299)	20,201	—	(973	)(d)	19,228
Income from equity method investments	1,722	2,659	4,381	—	—		4,381
Other loss	(36)	—	(36)	—	—		(36)

Total Other Income	2,572,058	(2,314,778)	257,280	—	4,409		261,689

Income (Loss) before income tax provision and Non-Controlling Interest	1,247,181	(1,861,557)	(614,376)	(20,765)	(34,715)		(669,856)
Income tax provision	(6,726)	—	(6,726)	—	(2,353	)(e)	(9,079)

Income (Loss) before Non-Controlling Interest	1,240,455	(1,861,557)	(621,102)	(20,765)	(37,068)		(678,935)
Non-Controlling Interest	(1,810,106)	1,861,557	51,451	—	357,325	(f)	408,77	6(3)(f)

Net loss	$(569,651)	$—	$(569,651)	$(20,765)	$320,257		$(270,159)

	July 13, 2007 through December 31, 2007(4)						January 1, 2007 through December 31, 2007(4)
Net loss per Class A share:
Net loss available to Class A shareholders	$(962,107)						$(270,159)

Net loss per Class A share—Basic and Diluted	$(11.71)						$(2.78)

Number of Class A shares—Basic and Diluted	82,152,883						97,324,541

See Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations

(dollars in thousands, except per share data)

1. Deconsolidation of Funds

With the exception of AAA, which we continue to include in our consolidated and combined financial statements, we have taken the necessary steps to amend the governing documents of the consolidated funds to provide that a simple majority of each such fund’s unaffiliated investors have the right, without cause, to liquidate that fund in accordance with certain procedures. These changes led to the deconsolidation of such investment funds from our consolidated and combined financial statements on either August 1, 2007 or November 30, 2007. This column reflects the deconsolidation of such funds as if it had occurred as of January 1, 2007.

Because the portion of the interests of the limited partner investor, “Non-Controlling Interest” will be eliminated in connection with the deconsolidation of these investment funds, such deconsolidation does not impact our net loss. The adjustment reflects the elimination of the historical amounts of (i) other income of the funds, comprised principally of net gains from investment activities, and (ii) expenses of the funds which will no longer be consolidated. In addition, the management fee and incentive income as well as the carried interest income and equity basis investment income, which had been previously eliminated in consolidation of our historical financial statements, are restored for purposes of the pro forma presentation.

2. Borrowing Under AMH Credit Facility

Our April 20, 2007, $1.0 billion borrowing under the AMH credit facility bears interest at three-month LIBOR, plus 1.50%. The LIBOR rate applied to our term loan borrowing resets on a quarterly basis. As of December 31, 2007, we have incurred $47.9 million in interest expense in connection with AMH credit facility. On a pro forma basis, we estimate interest expense for the year of $68.7 million assuming the borrowing had occurred on January 1, 2007. Therefore, an interest expense adjustment of $20.8 million was recorded in the pro forma statement of operations based on actual rates, as if the agreement was in place as of January 1, 2007. For every 1/8% change in the interest rate applied, the pro forma interest expense adjustment would change by approximately $1.3 million.

3. Reorganization and Other Adjustments

(a) The pro forma adjustment includes (i) incremental amortization expense associated with the Apollo Operating Group units granted to the contributing partners to give effect of the units granted in July 2007 as if they were granted on January 1, 2007 in the amount of $49.6 million, (ii) a decrease to profit sharing expense based on a reduction in points for the contributing partners of $30.1 million, (iii) an increase in compensation expense attributable to the recharacterization of contributing partners to employees in conjunction with our Reorganization of $18.6 million, and (iv) a net decrease to compensation expense associated with the Reorganization in the amount of $0.2 million related to the impact of deconsolidation of the G-IV of ($0.9) million and the effect of excluded assets of $0.7 million. Note that there is no pro forma effect of the Apollo Operating Group units granted to the managing partners as they were granted with a service inception date of January 1, 2007 and a full year of amortization expense is already reflected in the historical financial information. As a result, the historical financial statements prior to pro-forma adjustments reflect a full year impact of expense related to their Apollo Operating Group grants. Therefore, no pro-forma adjustments are required for the Apollo Operating Group units granted to the managing partners for the year ended December 31, 2007.

The following table summarizes the adjustments and net impact.

Year Ended December 31, 2007
Apollo Operating Group units pro forma incremental amortization	$49,568
Reduced profit sharing plan participation	(30,126)
Recharacterization of Contributing Partners as employees	18,607
Other	(213)

Total compensation expense	$37,836

(b) Reflects the elimination of expenses incurred up to the date of the Reorganization associated with the corporate aircraft. These expenses were incurred prior to the Reorganization and presented in our consolidated and combined historical financial statements for the year ended December 31, 2007. The net effect of the deconsolidation of the aircraft was a reduction in expenses by $2.6 million. The company will continue to incur aircraft expenses on an as needed basis and will utilize rental aircraft as a result.

(c) Reflects the impact of the finite-life intangible assets related to the contractual right to future fee income from management and advisory services and the contractual right to earn future carried interest from the private equity and capital markets funds estimated to be $100.3 million. For the year ended December 31, 2007, we recorded in our historical consolidated and combined financial statements approximately $4.7 million in amortization expense. On an annual basis we expect to incur approximately $9.9 million, resulting in a pro forma adjustment of approximately $5.2 million. Additionally, the adjustment includes a decrease to depreciation associated with the corporate aircraft in the amount of $0.6 million, resulting in a total pro forma adjustment of $4.6 million.

(d) Reflects the net impact of the excluded assets of Apollo Advisors, Apollo Advisors II and Funds I, II and III. These entities were historically combined for the periods prior to the effective date of the Reorganization on July 13, 2007. The pro forma adjustment was to exclude these entities as if the Reorganization was effective on January 1, 2007.

(e) Apollo historically operated as a group of partnerships and disregarded entities for U.S. Federal income tax purposes and primarily as a corporate entity in non-U.S. jurisdictions. Accordingly, income tax provisions shown in our historical consolidated and combined statements of operations of $6.7 million primarily consisted of the New York City Unincorporated Business Tax (“UBT”). Several entities will continue to be subject to UBT and non-U.S. entities will be subject to corporate income taxes in jurisdictions in which they operate.

Following the Reorganization, the Apollo Operating Group and its subsidiaries continue to operate in the U.S. as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business tax, or in the case of non-U.S. entities, to non-U.S. corporate income taxes. In addition, the company became subject to U.S. corporate Federal income tax through its corporate subsidiary APO Corp.

In calculating the pro forma income tax provision, the pro forma income tax expense adjustment reflects the additional tax expenses assuming that the entities subject to U.S. Federal and state income taxes commencing on the date of the Reorganization had become subject to U.S. Federal and state income taxes commencing on January 1, 2007. The blended statutory rate reflects statutory rate of 35% for federal taxes and the state blended rate (net of federal benefit) of 3%. The state rate reflects a reduced rate of tax on portfolio income.

(f) Includes our allocation of a portion of the pro forma loss before income tax provision to Holdings, the entity that became a Non-Controlling Interest holder in the Apollo Operating Group once we became the beneficial owner of the general partner interests thereof. Although we would generally not allocate losses to Non-Controlling Interest resulting in a balance below zero, our pro forma loss before income tax provision and Non-Controlling Interest of $669.9 million for the year ended December 31, 2007, includes equity-based compensation expense with respect to which there is a corresponding paid-in capital and Non-Controlling Interest contribution. Since we allocate equity-based compensation expense between our controlling and Non-Controlling Interest to the extent of the corresponding contribution and the remaining income is positive for the periods presented, this income was proportionately allocated to Non-Controlling Interest holders. In addition, the adjustment includes our allocation of a portion of the pro forma loss after income tax provision to a Non-Controlling Interest holder in certain of our capital markets entities, the impact of excluded assets and the deconsolidation of the G-IV. The pro forma Non-Controlling Interest of Holdings is based on the pro forma loss before income tax provision and Non-Controlling Interest of $669.9 million, increased for the pro forma Non-Controlling Interest of Other Entities of $235.1 million for a total pro forma loss before income tax provision and after the Non-Controlling Interest of Other Entities of $905.0 million. The pro forma Non-Controlling Interest of Holdings is calculated by applying its ownership percentage of 71.1% to this amount which results in a pro forma Non-Controlling Interest of Holdings of $643.9 million.

Pro forma adjustments to Non-Controlling Interest include the following:

Year Ended December 31, 2007
Non-Controlling Interest—A.P. Professional Holdings—Pro Forma	$643,876
Less: Non-Controlling Interest—A.P. Professional Holdings—Historical	(278,549)

Non-Controlling Interest—A.P. Professional Holdings—Pro Forma Adjustment	365,327
Non-Controlling Interest—Contributing partners interests in private equity and capital markets management companies	(2,855)
Non-Controlling Interest—Exclusion of Apollo Advisors, Advisors II and Fund I, II, and III	(3,839)
Non-Controlling Interest—Deconsolidation of G-IV	(1,308)

Total pro forma adjustments	$357,325

Final allocation of our pro forma loss before income tax provision and Non-Controlling Interest to Non-Controlling Interest holders in our consolidated subsidiaries includes the following:

Year Ended December 31, 2007
Non-Controlling Interest—A.P. Professional Holdings(1)	$643,876

Non-Controlling Interest—Other Entities:
AP Alternative Assets(2)	(226,569)
Capital Market Entities(3)	(8,936)
Other Entity(4)	405

$408,776

(1)	Reflects the Non-Controlling Interest in the loss of the consolidated entities relating to the Holdings units held by our managing partners and contributing partners after the Offering Transactions. The pro forma Non-Controlling Interest of Holdings is based on the pro forma loss before income tax provision and Non-Controlling Interest of $669.9 million, increased for the pro forma Non-Controlling Interest of Other Entities of $235.1 million for a total of pro forma loss before income tax provision and after the Non-Controlling Interest of Other Entities of $905.0 million. The pro forma Non-Controlling Interest of Holdings is calculated by applying its ownership percentage of 71.1% to this amount which results in a pro forma Non-Controlling Interest of Holdings of $643.9 million.
(2)	Reflects the Non-Controlling Interest in the profits of AP Alternative Assets.
(3)	Reflects the remaining interests held by Non-Controlling Interest in the net earnings of certain of our capital market entities.
(4)	Reflects the interests owned by unaffiliated parties in the Aircraft Trust.

4. Determination of Earnings per Share

The Apollo Global Management, LLC pro forma earnings per share assume that the Apollo Operating Group units held by Holdings immediately following the Reorganization and the Offering Transactions and additional Class A shares as a result of the exercise of the over-allotment option were outstanding from January 1, 2007.

Basic and diluted earnings per share are calculated as follows:

	July 13, 2007 - December 31, 2007	Year Ended December 31, 2007
	Historical (after Reorganization)	Pro forma
Basic and diluted net loss per Class A share
Net loss available to the Apollo Global Management, LLC shareholders	$(962,107)	$(270,159)

Net loss per Class A share	$(11.71)	$(2.78)

Weighted average number of Class A shares outstanding	82,152,883	97,324,541

5. Pro Forma Economic Net Income

Economic Net Income (“ENI”) is a key performance measure used by management in making operating decisions and evaluating the performance of our businesses and employees. ENI is a measure of profitability and represents segment income (loss) which excludes the impact of non-cash charges related to equity-based compensation, income taxes and Non-Controlling Interest.

Below is a reconciliation of Apollo Global Management, LLC’s pro forma net loss to pro forma ENI:

		Year Ended December 31, 2007
	Pro forma net loss	$(270,159)
	(i) Income tax provision
	Historical	6,726
	Pro forma	2,353
	(ii) Adjustment for the impact of non-cash charges related to equity-based compensation(1)	1,039,417
	(iii) Non-Controlling Interest(2)
	Historical	(274,078)
	Pro forma	(361,268)

	Pro forma Economic Net Income(3)	$142,991

(1)	(a) Issuance of Apollo Operating Group units to contributing partners
	Historical	$49,568
	Pro forma	49,568
	(b) Agreement Among Managing Partners—Historical	931,145
	(c) Issuance of Apollo Global Management, LLC restricted shares units to employees—Historical	5,267
	(d) Issuance of AP Alternative Assets restricted depositary units—Historical	3,869

	Total	$1,039,417

(2)	Economic Net Income adjusts for Non-Controlling Interest related to Holdings, contributing partners’ interests retained in management companies and Non-Controlling Interest in the Aircraft Trust.
(3)

In addition, included in the calculation of pro forma Economic Net Income are (i) placement fees—$27,253, (ii) interest expense—beneficial conversion feature—$240,000, and (iii) transaction costs—$44,327. If these items were excluded from the calculation of pro forma Economic Net Income, the adjusted pro forma Economic Net Income would be $454,571.

SELECTED FINANCIAL DATA

The following selected historical consolidated and combined financial and other data of Apollo Global Management, LLC should be read together with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

The selected historical consolidated and combined statements of operations data of Apollo Global Management, LLC for each of the years ended December 31, 2007, 2006 and 2005 and the selected historical consolidated and combined statements of financial condition data as of December 31, 2007 and 2006 have been derived from our audited consolidated and combined financial statements which are included elsewhere in this prospectus. We derived the selected historical consolidated and combined statements of operations data of Apollo Global Management, LLC for the years ended December 31, 2004 and 2003 and the selected consolidated and combined statements of financial condition data as of December 31, 2005, 2004 and 2003 from our unaudited consolidated and combined financial statements which are not included in this prospectus. The unaudited consolidated and combined financial statements have been prepared on substantially the same basis as the audited combined financial statements and include all adjustments that we consider necessary for a fair presentation of our combined financial position and results of operations for all periods presented.

We derived the selected historical condensed consolidated and combined statement of operations of Apollo Global Management, LLC for the three months ended March 31, 2008 and 2007 and the selected historical consolidated and combined statement of financial condition data as of March 31, 2008 from our unaudited condensed consolidated and combined financial statements, which are included elsewhere in this prospectus. The unaudited condensed consolidated and combined financial statements of Apollo Global Management, LLC have been prepared on substantially the same basis as the audited consolidated and combined financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated and combined financial condition and results of operation for all periods presented.

The selected historical financial data are not indicative of our expected future operating results. In particular, after undergoing the Reorganization on July 13, 2007 and providing liquidation rights to limited partners of certain of the funds we manage on either August 1, 2007 or November 30, 2007, Apollo Global Management, LLC no longer consolidated in its financial statements certain of the funds that have historically been consolidated in our financial statements.

	Three months ended March 31,		Year ended December 31,
	2008(a)	2007(a)	2007(a)	2006(a)	2005	2004	2003
	(in thousands)
Statement of Operations Data
Revenues:
Advisory and transaction fees from affiliates	$72,975	$26,399	$150,191	$147,051	$80,926	$67,503	$42,126
Management fees from affiliates	84,692	31,210	192,934	101,921	33,492	26,391	9,299
Carried interest (loss) income from affiliates	(142,238)	67,301	294,725	97,508	69,347	67,370	25,915

Total Revenues	15,429	124,910	637,850	346,480	183,765	161,264	77,340

Expenses:
Compensation and benefits	268,067	109,471	1,450,330	266,772	309,235	473,691	165,086
Interest expense—beneficial conversion feature	—	—	240,000	—	—	—	—
Interest expense	16,564	3,253	105,968	8,839	1,405	2,143	3,919
Professional fees	23,995	18,033	81,824	31,738	45,687	39,652	37,806
General, administrative and other	12,836	6,827	36,618	38,782	25,955	19,506	15,927
Placement fees	24,132	—	27,253	—	47,028	171	538
Occupancy	5,262	2,926	12,865	7,646	5,993	5,089	1,731
Depreciation and amortization	6,336	830	7,869	3,288	2,304	2,210	1,876

Total Expenses	357,192	141,340	1,962,727	357,065	437,607	542,462	226,883

Other (Loss) Income:
Net (losses) gains from investment activities	(125,300)	753,017	2,279,263	1,620,554	1,970,770	2,826,300	1,809,319
Dividend income from affiliates	—	79,836	238,609	140,569	25,979	178,620	188,549
Interest income	6,752	14,924	52,500	38,423	33,578	41,745	73,064
(Loss) Income from equity method investments	(2,639)	584	1,722	1,362	412	1,010	321
Other (loss) income	(468)	487	(36)	3,154	2,832	3,098	3,457

Total Other (Loss) Income	(121,655)	848,848	2,572,058	1,804,062	2,033,571	3,050,773	2,074,710

(Loss) Income Before Income Tax Benefit (Provision) and Non-Controlling Interest	(463,418)	832,418	1,247,181	1,793,477	1,779,729	2,669,575	1,925,167
Income tax benefit (provision)	2,494	(1,771)	(6,726)	(6,476)	(1,026)	(2,800)	(2,506)

(Loss) Income Before Non-Controlling Interest	(460,924)	830,647	1,240,455	1,787,001	1,778,703	2,666,775	1,922,661
Non-Controlling Interest	364,520	(686,606)	(1,810,106)	(1,414,022)	(1,577,459)	(2,191,420)	(1,725,815)

Net (Loss) Income	$(96,404)	$144,041	$(569,651)	$372,979	$201,244	$475,355	$196,846

Statement of Financial Condition Data (as of period end)
Total Assets	$4,637,060	$11,187,967	$5,115,642	$11,179,921	$7,571,249	$7,798,333	$7,267,359
Total Debt Obligations	1,056,406	78,017	1,057,761	93,738	20,519	22,262	42,061
Total Equity	80,503	431,667	96,043	484,921	338,625	406,672	190,860
Non-Controlling Interest	2,073,693	9,971,875	2,312,286	9,847,069	6,556,621	6,843,076	6,843,741

(a)	Significant changes in the consolidated and combined statement of operations for 2008 and 2007 compared to their respective comparative period are due to (i) the Reorganization, (ii) the deconsolidation of certain funds, and (iii) the Strategic Investors Transaction.

Some of the significant impacts of the above items are as follows:

•	Revenue from affiliates increased due to the deconsolidation of certain funds.

•	Compensation and benefits, including non-cash charges related to equity-based compensation increased due to amortization of Apollo Operating Group units, RDUs and RSUs.

•	Interest expense increased as a result of conversion of debt on which the Strategic Investors had a beneficial conversion feature. Additionally, interest expense increased related to the $1.0 billion AMH credit facility obtained in April 2007.

•	Professional fees increased due to Apollo Global Management, LLC’s formation and ongoing new requirements.

•	Net gain from investment activities increased due to increased activity in our consolidated funds through the date of deconsolidation.

•	Non-Controlling Interest changed significantly due to the formation of Holdings and reflects net losses attributable to Holdings post-Reorganization.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(tables in thousands except otherwise indicated)

As Apollo Global Management, LLC was formed in July 2007, the Apollo Operating Group is considered our predecessor for accounting purposes and its consolidated and combined financial statements are our historical financial statements for the periods prior to our Reorganization on July 13, 2007.

The following discussion should be read in conjunction with the Apollo Global Management, LLC condensed consolidated and combined financial statements and the related notes as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 and as of December 31, 2007 and 2006 and for the years ended 2007, 2006 and 2005. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors.” The highlights listed below have had significant effects on many items within our consolidated and combined financial statements and affect the comparison of the current year’s activity with those of prior years.

General

Our Businesses

Founded in 1990, Apollo is a leading global alternative asset manager with a proven track record of successful private equity, distressed debt and mezzanine investing. More recently, we have also begun to invest in senior debt. We raise, invest and manage private equity and capital markets funds on behalf of some of the world’s most prominent pension and endowment funds, as well as, other institutional and individual investors.

Apollo conducts its management and investment businesses through the following two segments: (i) private equity and (ii) capital markets. These segments are differentiated based on the varying investment strategies of the funds and how we manage each segment.

(i)	Private equity. We have managed private equity funds since 1990. We pursue a diverse group of transactions globally, including traditional buyouts, corporate partner buyouts and distressed investments.

(ii)	Capital markets. Our capital markets segment is comprised of our management of mezzanine, distressed and hedge funds in the U.S. and globally.

Beginning in July 2007, the financial markets encountered a series of events from the sub-prime contagion to the ensuing credit crunch. These events led to a significant dislocation in the capital markets and created a backlog in the debt pipeline. Much of the backlog is left over from debt raised for large private equity-led transactions which reached record levels in 2006 and 2007. This record backlog of supply in the debt markets has materially affected the ability and willingness of lenders to fund new large private equity-led transactions and has applied downward pressure on prices of outstanding debt. Due to the difficulties in financing transactions in this market, the volume and size of traditional private equity-led transactions has declined significantly. We are drawing on our long history of investing across market cycles and are deploying capital by looking to acquire distressed securities in industries that we know well. We search for companies with stressed balance sheets in this market at attractive prices. We are investing in debt securities of companies that are performing well, but are attractively priced due to the disruption in the debt markets. For example, we are able to buy portfolios of performing debt from motivated sellers, such as financial institutions, at attractive rates of return. Additionally, we seek to take advantage of creative structures to use our equity to de-leverage a company’s balance sheet and take a controlling position. We also intend to build out our strategic platforms through value added follow-on investments in current portfolio companies.

Our Reorganization and the Offering Transactions

We were formed as a Delaware limited liability company on July 3, 2007. We are managed and operated by our manager, AGM Management, LLC, which in turn is wholly owned and controlled by our managing partners.

Apollo’s business was historically conducted through a large number of entities as to which there was no single holding entity but which were separately owned by our Predecessor Owners, and controlled by our Managing Partners. In order to facilitate the Offering Transactions we completed a reorganization as of the close of business on July 13, 2007 whereby, except for Apollo Advisors and Apollo Advisors II, each of the operating entities and the intellectual property rights associated with the Apollo name, were contributed to the five newly-formed holding partnerships (Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Management Holdings, L.P. and Apollo Principal Holdings IV, L.P., which was formed subsequent to July 13, 2007) that comprise the Apollo Operating Group.

On July 13, 2007, the company issued convertible notes with a principal amount of $1.2 billion to the Strategic Investors. The notes bore interest at 7% per annum and had a stated 15-year term. Apollo incurred approximately $44.3 million in costs in conjunction with the issuance of the debt. The notes included provisions calling for either an optional or mandatory conversion of the loan to non-voting Class A shares at a conversion price of $20 per share. The mandatory conversion occurred at the time of the Rule 144A Offering, which was completed on August 8, 2007 at $24 per share. On the conversion date, the unamortized deferred debt issuance costs of $44.1 million were written off and included as a component of interest expense.

Based on EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the intrinsic value calculated at the commitment date is based on the fair value of the company as determined through an independent valuation. The intrinsic value of the beneficial conversion feature (“BCF”) was approximately $240 million based on the difference between the conversion price of $20 per share and $24 fair value per share and given the conversion of the $1.2 billion notes into 60,000,001 Class A shares. The BCF was charged to interest expense upon conversion of the notes. At that time, the $1.2 billion of notes held by the Strategic Investors converted to 60,000,001 Class A shares. Additionally, the company paid approximately $6.1 million of interest while the notes were outstanding prior to conversion.

On July 13, 2007, the company contributed to the Intermediate Holding Companies $1.2 billion proceeds from the sale of convertible securities to the Strategic Investors. The Intermediate Holding Companies used these proceeds to purchase from the managing partners for $1,068 million certain interests in the limited partnerships that operate the business, and contributed those purchased interests to the Apollo Operating Group, in return for approximately 17.4% of the limited partnership interests of the Apollo Operating Group. In addition, the Intermediate Holding Companies purchased from the contributing partners a portion of their interests in subsidiaries of the Apollo Operating Group for an aggregate purchase price of $156.4 million (excluding any potential contingent consideration) and contributed those purchased interests to the Apollo Operating Group in return for approximately 2.6% of the limited partnership interests of the Apollo Operating Group. Additionally, on August 8, 2007 and September 5, 2007, Apollo issued 34,500,000 Class A shares and 2,824,541 Class A shares, respectively, which diluted the Non-Controlling Interest by 8.9%. The purchase agreement related to the managing partners’ and contributing partners’ interests also included a provision for contingent consideration.

In January 2008 and April 2008, a preliminary and final distribution was made to the company’s managing partners and contributing partners related to a contingent consideration of $37.7 million. The determination of the amount and timing of the distribution were based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC, the general partner of AMH. Included in the distribution were RDUs of AAA valued at approximately $12.7 million for the managing partners combined with a distribution of interests in Apollo VIF Co-Investor, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund, Ltd. of approximately $0.8 million for the managing partners and contributing partners.

Subsequent to the Reorganization, the Contributed Businesses that act as general partners of most of the consolidated funds granted rights to the unaffiliated investors in each respective fund to provide that a simple majority of such fund’s unaffiliated investors have the right, without cause, to liquidate that fund in accordance with certain procedures. These rights were granted in order to achieve the deconsolidation of such funds from the company’s financial statements. For the Apollo funds previously consolidated, these rights became effective either on August 1, 2007 or November 30, 2007. The deconsolidation of these funds present our financial statements in a manner consistent with how Apollo evaluates its business and its related risks. Accordingly, we believe that deconsolidating these funds provide investors with a better understanding of our business. The result of the deconsolidated funds are included in the condensed consolidated and combined financial statements through the date of deconsolidation.

As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, and therefore Apollo, for accounting purposes, will continue to control this entity.

Because the company and the Apollo Advisors and Apollo Advisors II (“Advisor Entities”) were under the same control group as defined by FASB Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of “Common Control” in Relation to FASB No. 141, the Advisor Entities are combined for the periods prior to the effective date of the Reorganization in the accompanying condensed consolidated and combined financial statements. Also in accordance with EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entry When the Limited Partners Have Certain Rights (“EITF 04-5”), the Advisor Entities consolidate their respective funds. These Advisor Entities were excluded assets in the Reorganization on July 13, 2007 (see note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus). As such, they are not presented in the condensed consolidated and combined financial statements subsequent to the Reorganization.

Through its Intermediate Holding Companies, Apollo currently owns 28.9% of the economic interests of, and operates and controls all of the businesses and affairs of, the Apollo Operating Group and its subsidiaries as general partners with the super majority voting rights of its Class B shareholder. Holdings, a Delaware limited partnership through which our managing partners and our contributing partners hold their Apollo Operating Group units, owns the remaining 71.1% of the economic interests in the Apollo Operating Group. The company consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a Non-Controlling Interest in our condensed consolidated and combined financial statements.

Managing Business Performance

We believe that the presentation of Economic Net Income and Private Equity Dollars Invested (as described below) supplements a reader’s understanding of the economic operating performance of each segment.

Economic Net Income (Loss)

Economic Net Income (“ENI”) is a key performance measure used by management in evaluating the performance of our private equity and capital markets segments, as the amount of management fees, advisory and transaction fees and carried interest income are indicative of the company’s performance. Management also uses ENI in making key operating decisions such as the following:

•	Decisions related to the allocation of resources such as staffing decisions including hiring and locations for deployment of the new hires.

•	Decisions related to capital deployment such as providing capital to facilitate growth for our business and/or to facilitate expansion into new businesses.

•

Decisions related to compensation expense, such as determining annual discretionary bonuses to our employees. As it relates to compensation, our philosophy has been and remains to better align the interests of certain professionals and selected other individuals who have a profit sharing interest in the carried interest earned in relation to our funds with our own and with those of the investors in the funds. To achieve that objective, a significant amount of compensation paid is based on our performance and growth for the year.

ENI is a measure of profitability and has certain limitations in that it does not take into account certain items included under U.S. GAAP. ENI represents segment income (loss), which excludes the impact of non-cash charges related to equity-based compensation, income taxes and Non-Controlling Interest. In addition, segment data excludes the assets, liabilities and operating results of the Apollo funds that are included in the consolidated and combined financial statements. We believe that ENI is helpful to an understanding of our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed below in the “Overview of Results of Operations” that have been prepared in accordance with U.S. GAAP.

The following summarizes the adjustments to ENI that reconcile ENI to the net loss determined in accordance with U.S. GAAP.

•

Inclusion of the impact of non-cash charges such as equity-based compensation to our managing partners and contributing partners related to Apollo Operating Group units that vested during the period. Management assesses our performance based on management fees, advisory and transaction fees, and carried interest income generated by the business and excludes the impact of non-cash charges related to equity-based compensation because this non-cash charge is viewed part of our core operations.

•

Inclusion of the impact of income taxes as we do not take income taxes into consideration when evaluating the performance of our segments or when determining compensation for our employees. Additionally, income taxes at the segment level are not material as the entities included in our segments operate as partnerships and therefore are only subject to New York City unincorporated business taxes and foreign taxes when applicable.

•

Carried interest income, management fees and other revenues from Apollo funds are reflected on an unconsolidated basis. As such, ENI excludes the Non-Controlling Interest from AAA which remains consolidated in our consolidated and combined financial statements included elsewhere in this prospectus. Management views the business as an alternative asset management firm and therefore assesses performance using the combined total of carried interest income and management fees from each of our funds.

ENI may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. We use ENI as a measure of operating performance, not as a measure of liquidity. ENI should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with U.S. GAAP. The use of ENI without consideration of related U.S. GAAP measures is not adequate due to the adjustments described above. Management compensates for these limitations by using ENI as a supplemental measure to U.S. GAAP results to provide a more complete understanding of our performance as management measures it. To ensure a complete understanding, a reconciliation of ENI to our U.S. GAAP net income can be found in the notes to our consolidated and combined financial statements included elsewhere in this prospectus.

Private Equity Dollars Invested

Private equity dollars invested is the aggregate amount of newly funded or committed capital invested by our private equity funds during a reporting period. Such amount is indicative of the pace and magnitude of deployment of fund capital which could result in future revenue such as transaction fees and additional incentive income. Private equity dollars invested may give rise to certain future costs such as hiring additional resources to manage and account for the additional capital that was deployed. Private equity dollars invested may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. We use private equity dollars invested as a measure of evaluating future revenues in our private equity segment. The use of private equity dollars invested should not be used without consideration of related U.S. GAAP measures. Management uses private equity dollars invested as a supplemental measure to U.S. GAAP results to provide a more complete understanding of our performance as management measures it.

The following table summarizes the private equity dollars invested for the reporting period:

	March 31,		December 31,
	2008	2007	2007	2006	2005
	(dollars in thousands)
Private equity dollars invested	$3,166,342	$359,998	$8,647,912	$5,216,715	$686,663

Market Considerations

Our revenues consist of the following:

•

Management fees, which are calculated based upon any of “net asset value,” “gross assets,” “adjusted costs of all unrealized portfolio investments,” “capital commitments,” “adjusted assets” or “capital contributions,” each as defined in the applicable management agreement of the unconsolidated funds. Fees earned from our consolidated funds are eliminated in consolidation;

•	Advisory and transaction fees relating to the investments our funds make, or individual monitoring agreements with individual portfolio companies of the private equity funds; and

•	Carried interest with respect to our private equity funds and our capital markets funds.

Our ability to grow our revenues depends in part on our ability to attract new capital and investors, which in turn depends on our ability to appropriately invest our funds’ capital, and on the conditions in the financial markets, including the availability and cost of leverage, and economic conditions in the United States, Western Europe, Asia, and to some extent, elsewhere in the world. The market factors that impact this include the following:

•

The strength of the alternative investment management industry, including the amount of capital invested and withdrawn from alternative investments. Allocations of capital to the alternative investment sector are dependent, in part, on the strength of the economy and the returns available from other investments relative to returns from alternative investments. Our share of this capital is dependent on the strength of our performance relative to the performance of our competitors. The capital we attract is a driver of our Assets Under Management, as are our returns, which, in turn, drive the fees we earn. In light of the current adverse conditions in the financial markets, our funds’ returns may be lower than they have been historically and fundraising efforts may be more challenging.

•

The strength and liquidity of the U.S. and relevant global equity markets generally, and the initial public offering market specifically. The strength of these markets affects the value of and our ability to successfully exit our equity positions in our private equity portfolio companies in a timely manner.

•

The strength and liquidity of the U.S. and relevant global debt markets. Our funds and our portfolio companies borrow money to make acquisitions and our funds utilize leverage in order to increase investment returns that ultimately drive the performance of our funds. Furthermore, we utilize debt to finance the principal investments in our funds and for working capital purposes. To the extent our ability to borrow funds becomes more expensive or difficult to obtain, the net returns we can earn on those investments may be reduced.

•

Stability in interest rate and foreign currency exchange rate markets. We generally benefit from stable interest rate and foreign currency exchange rate markets. The direction and impact of changes in interest rates or foreign currency exchange rates on certain of our funds is dependent on the funds’ expectations and the related composition of their investments at such time.

For the most part, we believe the trends in these factors have historically created a favorable investment environment for our funds. However, current adverse market conditions may affect our businesses in many ways, including reducing the value or hampering the performance of the investments made by our funds, and/or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow, and affect our financial conditions and prospects. As a result of our value-oriented, contrarian investment style which is inherently long-term in nature, there may be significant fluctuations in our financial results from quarter to quarter and year to year.

Beginning in July 2007, the financial markets encountered a series of negative events starting with the sub-prime fall-out which led to the decline in availability of asset backed commercial paper and debt underwriting. Based on the performance of many of our portfolio companies and capital markets funds in the third and fourth quarter of 2007, the impact to date of these events on our private equity and capital markets funds has resulted in a reduction in revenue. We do not currently know the full extent to which this recent disruption will affect us or the markets in which we operate. If the disruption continues, we and the funds we manage may experience further tightening of liquidity, reduced earnings and cash flow, impairment charges, as well as, challenges in raising additional capital, obtaining investment financing and making investments on attractive terms. These market conditions can also have an impact on our ability to liquidate positions in a timely and efficient manner.

For a more detailed description of how economic and global financial market conditions can materially affect our financial performance and condition, see “Risk Factors—Risks Related to Our Businesses—Difficult market conditions may adversely affect our businesses in many ways, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow and adversely affect our financial prospects and condition.”

Uncertainty remains regarding Apollo’s future taxation levels. Members of the United States Congress have introduced and Congress has considered (but not enacted) legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. See “Risk Factors—Risks Related to Taxation—The U.S. Federal income tax law that determines the tax consequences of an investment in Class A shares is under review and is potentially subject to adverse legislative, judicial or administrative change, possibly on a retroactive basis, including possible changes that would result in the treatment of our long-term capital gains as ordinary income, that would cause us to become taxable as a corporation and/or have other adverse effects,” and “Risk Factors—Risks Related to Our Organization and Structure—Members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a substantial increase in our tax liability and it could well result in a reduction in the value of our Class A shares” and “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Possible New Legislation or Administrative or Judicial Action.”

Assets Under Management

Assets Under Management, or AUM, refers to the assets we manage or with respect to which we have control, including capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)	the fair value of our private equity investments plus the capital that we are entitled to call from our investors pursuant to the terms of their capital commitments plus non-recallable capital to the extent a fund is within the commitment period in which management fees are calculated based on total commitments to the fund;

(ii)	the net asset value, or “NAV,” of our capital markets funds, other than collateralized senior credit opportunity funds (such as Artus, which we measure by using the mark-to-market value of the aggregate principal amount of the underlying CLO) plus used or available leverage and/or capital commitments; and

(iii)	the fair value of any other assets that we manage plus unused credit facilities and/or capital commitments available for investment that are not otherwise included in clauses (i) or (ii) above.

We earn management fees from the funds that we manage pursuant to management agreements on a basis that varies from Apollo fund to Apollo fund (e.g., any of “net asset value,” “gross assets,” “adjusted cost of all unrealized portfolio investments,” “capital commitments,” “adjusted assets” or “capital contributions,” each as defined in the applicable management agreement, may form the basis for a management fee calculation). Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our AUM measure includes assets under management for which we charge either no or nominal fees. Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Apollo fund management agreements. Our AUM has increased significantly since December 31, 2005, as a result of (1) raising new funds with sizeable capital commitments and (2) increasing net asset values of our existing funds from new investor capital and their retained profits.

AUM as of March 31, 2008 and 2007, December 31, 2007, 2006 and 2005 are set forth below:

	March 31,		December 31,
	2008	2007	2007	2006	2005
	(dollars in millions)

AUM:
Private equity	$30,553	$19,534	$30,237	$20,186	$18,734
Capital markets	10,141	6,028	10,118	4,392	2,463

Total	$40,694	$25,562	$40,355	$24,578	$21,197

The following table summarizes changes in AUM for the three months ended March 31, 2008 and 2007 and for the years ended December 31, 2007, 2006 and 2005.

	Three Months Ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
	(dollars in millions)

Change in AUM:
Beginning of period	$40,355	$24,578	$24,578	$21,197	$11,322
Change in fair value	(1,106)	1,222	2,968	2,473	1,835
Capital raised	2,826	1,522	14,541	1,191	9,327
Distributions / redemptions	(1,780)	(811)	(869)	(347)	(319)
Other Inflows / (Outflows)	399	(949)	(863)	64	(968)

End of period	$40,694	$25,562	$40,355	$24,578	$21,197

AUM amounted to $40.7 billion at March 31, 2008, including $30.6 billion from private equity and $10.1 billion from capital markets. AUM, as of the end of the first quarter 2008, was up 59% from the first quarter of 2007. At March 31, 2008, approximately $18.3 billion and $9.4 billion of private equity and capital markets AUM, respectively, represent fee generating assets as compared to $13.4 billion and $4.2 billion for the same period in 2007. Fee generating assets are those assets on which we earn management fees. A significant portion of the increase in fee-generating assets at March 31, 2008 was related to our latest private equity fund, Fund VII. We began earning management fee revenue on the committed capital of this fund effective January 1, 2008. In addition, the remaining increase was primarily attributable to new capital markets funds. We also began earning management fee revenue from EPF in July 2007 and ACLF in October 2007.

The increase in private equity AUM from the year ended December 31, 2007 over the year ended December 31, 2006 was largely driven by investment appreciation and by closings in Fund VII. The increase in capital markets AUM during the same year over year period was driven by growth in new funds established during 2007 as well as additional assets in our existing funds. At year end 2007, approximately $14.0 billion and $8.5 billion of private equity and capital markets AUM, respectively, represent fee generating assets. Fee generating assets are those on which we earn management fees. A significant portion of our private equity non- fee generating AUM at December 31, 2007 was related to our latest fund, Fund VII. We began receiving management fees effective January 1, 2008 on those assets and will record corresponding revenues beginning in the first quarter of 2008. Non-fee generating assets include amounts for which we do not currently earn management fees, but for which we expect to earn carried interest income as AUM includes the fair value of private equity investments and management fees of certain of our private equity funds are based on the cost of unrealized investments that have appreciated in value.

The table below displays fee generating and non-fee generating AUM by segments as of March 31, 2008 and 2007, December 31, 2007, 2006 and 2005.

Assets Under Management

Fee Generating/Non-Fee Generating

	March 31,		December 31,
	2008	2007	2007	2006	2005
	(dollars in millions)

Private equity	$30,553	$19,534	$30,237	$20,186	$18,734
Fee generating	18,345	13,370	14,039	13,502	3,223
Non-fee generating	12,208	6,164	16,198	6,684	15,511

Capital markets	10,141	6,028	10,118	4,392	2,463
Fee generating	9,427	4,194	8,502	3,941	1,958
Non-fee generating	714	1,834	1,616	451	505

Total Assets Under Management	40,694	25,562	40,355	24,578	21,197
Fee generating	27,772	17,564	22,541	17,443	5,181
Non-fee generating	12,922	7,998	17,814	7,135	16,016

Our Recent Growth

We have experienced significant growth in our businesses from 2002 to present. We have achieved this growth by our funds raising additional assets/capital in our private equity and credit-oriented capital markets businesses, growing AUM through appreciation and by expanding our businesses using new strategies and geographies. We also expect to achieve growth in our AUM as a result of Fund VII. Fund VII has a target of $15.0 billion, as compared with Fund VI, which had total committed capital of $10.1 billion. As of March 31, 2008, Fund VII has received capital commitments of $11.8 billion, which is included in our AUM above. Additionally, several of our capital markets funds are in various stages of fundraising. As a result of our recent growth, we have experienced a significant increase in our management fees and advisory and transaction fees. To support this growth, we have also experienced a material increase in operating expenses, resulting from hiring additional personnel, opening new offices to expand our geographical reach and incurring additional professional fees.

Performance information for our funds is included throughout this discussion and analysis to facilitate an understanding of our results of operations for the periods presented. An investment in our Class A shares is not an investment in any of our funds. The performance information reflected in this discussion and analysis is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of any particular fund. There can be no assurance that our funds will continue to achieve, or that our future funds will achieve, comparable results. See “Business—The Historical Investment Performance of Our Funds.”

Overview of Results of Operations

Revenues

Advisory and Transaction Fees from Affiliates. As a result of providing advisory services with respect to actual and potential private equity investments, we are entitled to receive fees for transactions related to the acquisition and, in certain instances, disposition of portfolio companies as well as fees for ongoing monitoring of portfolio company operations. Under the terms of the limited partnership agreements for certain of our private equity and capital markets funds, the management fee earned is subject to a reduction of a percentage of such advisory and transaction fees. This management fee rebate is calculated at 65% for Fund V and certain of our capital markets funds and 68% for Funds VI and VII, respectively, and is reflected as a reduction to Advisory and Transaction Fees from Affiliates on our consolidated and combined statements of operations.

Additionally, in the normal course of business, the management companies incur certain costs related to private equity fund (and certain capital markets funds) transactions that are not consummated (“broken deal costs”). A portion of broken deal costs related to certain of our private equity funds, up to the total amount of transaction and advisory fees, are reimbursed by the unconsolidated funds (through reductions of the management fee offset described above), except for Fund VII and certain of our capital markets funds which bear all broken deal costs and these costs are factored into the management fee offset. These payments are included in Advisory and Transaction Fees from Affiliates in our consolidated and combined statements of operations.

As we have grown the invested capital of the Apollo private equity funds, the advisory and transaction fees that we have earned from private equity transactions have grown as well.

Management Fees from Affiliates. The significant growth of the assets we manage has had a positive effect on our revenues. Management fees are calculated based upon any of “net asset value,” “gross assets,” “adjusted costs of all unrealized portfolio investments,” “capital commitments,” “adjusted assets” or “capital contributions,” each as defined in the applicable management agreement of the unconsolidated funds. Fees earned from our consolidated funds are eliminated in consolidation. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated on either August 1, 2007 or November 30, 2007, therefore, subsequent to deconsolidation the management fees associated with these funds are included in the consolidated and combined statement of financial operations.

Carried Interest Income from Affiliates. The general partners are entitled to an incentive return that can amount to as much as 20% of the total returns on fund capital, depending upon performance of the underlying funds. The carried interest income from affiliates is recognized in accordance with EITF Topic D-96, Accounting for Arrangement Fees Based on a Formula (“EITF Topic D-96”). In applying EITF Topic D-96, the carried interest from affiliates for any period is based upon an assumed liquidation of the funds’ net assets at the reporting date, and distribution of the net proceeds in accordance with the funds’ allocation provisions. Carried interest income in both private equity funds and certain capital markets funds is subject to clawback in the event of future losses to the extent of the cumulative carried interest recognized in income to date. Carried interest receivables are reported on a separate line item within the consolidated and combined statements of financial condition. Carried interest from our consolidated funds is eliminated in consolidation. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated on either August 1, 2007 or November 30, 2007, therefore, the carried interest income associated with these funds subsequent to deconsolidation is included in the consolidated and combined statement of financial operations.

Expenses

Compensation and Benefits. Our most significant expense is compensation and benefits expense. This consists of fixed salary, discretionary and non-discretionary bonuses, profit sharing expense associated with the carried interest income earned from private equity funds and recognition of compensation expense associated with the vesting of non-cash equity awards.

Our compensation arrangements with certain partners and employees contain a significant performance-based bonus component. Therefore, as our net revenues increase, our compensation costs also rise. In addition, our compensation costs reflect the increased investment in people as we expand geographically and create new funds. Prior to the Reorganization, all payments for services rendered by our managing partners have been accounted for as partnership distributions rather than compensation and benefits expense. As a result, the financial statements have not reflected compensation expense for services rendered by these individuals. Subsequent to the Reorganization, our managing partners are considered employees of Apollo. As such, payments for services made to these individuals, including the expense associated with Apollo Operating Group units described below, have been recorded as compensation expense. In addition, certain professionals and selected other individuals have a profit sharing interest in the carried interest earned in relation to these funds in order to better align their interests with our own and with those of the investors in these funds. Profit sharing expense is part of our compensation and benefits expense and is based upon a fixed percentage of private equity carried interest income on a pre-tax and a pre-consolidated basis. Profit sharing expense was $307.7 million, $185.0 million and $235.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. Profit sharing expense was $(73.4) million and $82.4 million for the three months ended March 31, 2008 and 2007, respectively, a decrease of $155.8 million or 189.1%, as a result of the decline in fair value of several of our private equity fund portfolio investments.

Salary expense for services rendered by our managing partners will be limited to $100,000 per year for a five-year period commencing September 2007. Subsequent to this period, cash compensation costs will likely increase. Additionally, in connection with the Reorganization, the managing partners and contributing partners received Apollo Operating Group units with a vesting period of five to six years and certain employees were granted RSUs that typically have a vesting period of six years. The non-cash compensation expense related to such Apollo Operating Group units and RSUs was approximately $980.7 million and $5.3 million, respectively, for the year ended December 31, 2007 and $259.9 million and $15.1 million, respectively, for the three months ended March 31, 2008 (see the notes to our consolidated and combined financial statements included elsewhere in this prospectus).

Professional fees. Professional fees consist mainly of legal and consulting fees, fees for audit and tax services, for accounting services and broken deal costs.

Other Expenses. The balance of our other expenses includes interest, including interest related to the BCF, occupancy, depreciation and amortization, costs related to travel, information technology, and other operating expenses. Interest expense consists primarily of interest related to our $1.0 billion credit agreement which has a variable interest amount based on LIBOR and interest on our Strategic Investor convertible debt. Additionally, we incurred interest expense related to the mandatory exercise of the BCF when the Strategic Investors converted the debt they were issued to Class A shares on August 8, 2007. Occupancy expense represents charges related to office leases and associated expenses, such as utilities. Depreciation and amortization of fixed assets is calculated using the straight-line method over their estimated useful lives, ranging from two to sixteen years, taking into consideration any residual value. Leasehold improvements are amortized over the shorter of the useful life of the asset or the expected term of the lease. Intangible assets recognized from the acquisition of the Non-Controlling Interest during the third quarter of 2007 are amortized using the straight-line method over the expected useful lives of the assets as discussed in the notes to our consolidated and combined financial statements included elsewhere in this prospectus.

Other Income

Net Gains from Investment Activities. The performance of the consolidated Apollo funds has impacted our gains (losses) from investments. Gains (losses) from investments includes both realized gains and losses and the change in unrealized gains and losses in our investment portfolio between the opening balance sheet date and the closing balance sheet date. Net unrealized gains (losses) are a result of changes in the fair value of investments that have not been realized as of the balance sheet date. Significant judgment and estimation goes into the assumptions that drive these models and the actual values realized with respect to investments could be materially different from values obtained based on the use of those models. The valuation methodologies applied impact the reported value of investment company holdings and their underlying portfolios in our consolidated and combined financial statements. As discussed in note 1 to our audited condensed consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated on either August 1, 2007 or November 30, 2007. Therefore subsequent to deconsolidation, the financial statements only include the net realized and unrealized gains (losses) of AAA.

Interest and Dividend Income and Other Income. Dividend income is recognized on the ex-dividend date and interest income is recognized as earned on an accrual basis. Discounts and premiums on securities purchased are accreted or amortized over the life of the respective investments using the effective interest method.

Income Tax Provision

Apollo has historically operated as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. As a result, income has not been subject to U.S. Federal and state income taxes. Taxes related to income earned by these entities represent obligations of the individual partners and members and have not been reflected in the consolidated and combined financial statements. Income taxes shown on the historical consolidated and combined statements of operations are attributable to the New York City unincorporated business tax and income taxes on certain entities located in non-U.S. jurisdictions.

Following the Reorganization, the Apollo Operating Group and its subsidiaries continue to operate in the U.S. as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business tax, or in the case of non-U.S. entities, to non-U.S. corporate income taxes. In addition, APO Corp. is subject to federal, state and local corporate income taxes at the entity level and these taxes are reflected in the consolidated and combined financial statements.

Non-Controlling Interest

For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than Apollo. The aggregate of the income or loss and corresponding equity that is not owned by the company is included in Non-Controlling Interest in the consolidated and combined financial statements. Subsequent to the Reorganization, the Non-Controlling Interest relating to Apollo Global Management, LLC includes the ownership interest in the Apollo Operating Group held by the managing partners and contributing partners through their partnership interests in Holdings and the limited partner interests in AAA that remains consolidated. Prior to the deconsolidation of most of the Apollo funds, the Non-Controlling Interest included limited partner interests in the respective consolidated funds.

Investment Platform and Cost Trends

In order to accommodate the increasing demands of our funds’ rapidly growing investment portfolios, we have expanded our investment platform, which is comprised primarily of our people, financial and operating systems and supporting infrastructure. Expansion of our investment platform required increases in headcount, consisting of newly hired professionals and support staff, as well as, leases and associated improvements to new offices to accommodate the increasing number of employees, and related augmentation of systems and infrastructure. Our headcount increased from 144 employees as of December 31, 2006 to 350 employees as of the date hereof. As a result, our compensation and other personnel related expenses have increased, as have our rent and other office related expenses. As we continue to expand our global platform, we anticipate our headcount and related expenses will continue to increase.

Our future growth will depend in part, on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial, regulatory and business controls;

•	implementing new or updated information and financial systems, process and procedures; and

•	in training, managing, hiring qualified professionals and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively or be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Results of Operations

Following is a discussion of our consolidated and combined results of operations for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005. For additional analysis of the factors that affected our results at the segment level, see “—Segment Analysis” below.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Revenues

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Advisory and transaction fees from affiliates	$72,975	$26,399	$46,576	176.4%
Management fees from affiliates	84,692	31,210	53,482	171.4
Carried interest (loss) income from affiliates	(142,238)	67,301	(209,539)	(311.3)

Total Revenues	$15,429	$124,910	$(109,481)	(87.6)%

Our revenues and other income include fixed components that result from measures of capital and asset levels, and variable components that result from realized and unrealized investment performance, as well as the value of successfully completed transactions.

Total revenues were $15.4 million for the three months ended March 31, 2008 compared to $124.9 million for the three months ended March 31, 2007, a decrease of $109.5 million or 87.6%. This change was primarily attributable to decreased carried interest income from affiliates due to the decline in the fair value of our fund portfolio investments, offset in part by increased management fees earned from affiliates as a result of new funds with sizable capital commitments that commenced operations, combined with increased advisory and transaction fees earned from affiliates due to the funding of large private equity acquisitions during the three months ended March 31, 2008, as compared to the same period during 2007.

Advisory and transaction fees from affiliates, including directors’ fees and reimbursed broken deal costs, were $73.0 million for the three months ended March 31, 2008 as compared to $26.4 million for the three months ended March 31, 2007, an increase of $46.6 million or 176.4%. As discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated during 2007. As such, management fee rebates included in advisory and transaction fees that were eliminated in the consolidation of the Apollo funds for the three months ended March 31, 2007 resulted in an increase of $12.6 million in fees when compared with the three months ended March 31, 2008. The remaining change was primarily attributable to the funding of certain private equity acquisitions, as well as the advisory fees associated with newly acquired portfolio companies. Total advisory and transaction fees earned for the private equity and capital markets segments increased by $58.6 million and $0.6 million, respectively. The increase in private equity transaction fees was primarily driven by two acquisitions in Fund VI and AAA, which closed in early 2008, generating net transaction fees of $57.9 million. Private equity advisory and transaction fees, including director fees, are reported net of management fee rebates calculated at 65% for Fund V and 68% for Funds VI and VII, totaling $101.9 million and $12.6 million for the three months ended March 31, 2008 and 2007, respectively, an increase of $89.3 million or 708.7%.

Management fees from affiliates were $84.7 million for the three months ended March 31, 2008 compared to $31.2 million for the three months ended March 31, 2007, an increase of $53.5 million or 171.4%. As discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated during 2007. As such, approximately $24.1 million was attributable to the management fees earned from the Apollo funds that were previously eliminated in consolidation. Excluding the impact of the above, management fees for private equity and capital markets segments increased by $14.5 million and $14.9 million, respectively. The $14.5 million increase in management fees earned from our private equity funds was primarily attributable to the commencement of Fund VII during the third quarter of 2007, which had committed capital of $12.1 billion at March 31, 2008 and management fees totaling $36.8 million during the three months ended March 31, 2008. This increase was partially offset by a $22.3 million decrease within our existing private equity funds primarily due to the reduction of management fees earned from Fund VI as its management fee calculation formula changed in 2008 after the investment period ended and its step down date commenced. The $14.9 million increase in management fees earned from our capital markets funds was primarily attributable to the increase of the net asset values of our existing funds with management fees of $13.0 million combined with the commencement of new capital market funds during the third and fourth quarter of 2007 having combined management fees of $1.9 million.

Carried interest (loss) income from affiliates was $(142.2) million for the three months ended March 31, 2008 compared to $67.3 million for the three months ended March 31, 2007, a decrease of $209.5 million or 311.3%. Carried interest (loss) income is related to investment gains and losses of affiliates. As discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated during 2007. As such, approximately $143.8 million was attributable to the carried interest income that was previously eliminated in the consolidation of the Apollo funds. During the three months ended March 31, 2008 only one entity, AAA, has been consolidated compared to a majority of the private equity funds for the three months ended March 31, 2007. This has the resulting impact of reflecting most of the investment income in this item in 2008 and only a portion in 2007. This change was primarily attributable to an increase in unrealized losses related to investments held by our private equity funds and reversal of unrealized gains on investment realizations in the total amount of $489.6 million, primarily attributable to Fund V. In addition, carried interest income earned from capital markets funds decreased by $32.2 million, primarily driven by a decrease of realized gains attributable to dispositions of investments in AIC combined with unrealized losses on the fair values of portfolio investments held by VIF and SVF. These decreases were partially offset by an increase in carried interest income resulting from realized gains from the disposition of private equity fund investments totaling $168.5 million, primarily attributable to Fund V.

Expenses

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Compensation and benefits	$268,067	$109,471	$158,596	144.9%
Interest expense	16,564	3,253	13,311	409.2
Professional fees	23,995	18,033	5,962	33.1
General, administrative and other	12,836	6,827	6,009	88.0
Placement fees	24,132	—	24,132	NA
Occupancy	5,262	2,926	2,336	79.8
Depreciation and amortization	6,336	830	5,506	663.4

Total Expenses	$357,192	$141,340	$215,852	152.7%

Total expenses were $357.2 million for the three months ended March 31, 2008 compared to $141.3 million for the three months ended March 31, 2007, an increase of $215.9 million or 152.7%. This change was primarily attributable to increased compensation and benefits due to increased non-cash compensation expense, as well as placement fees incurred in relation to the raising of committed capital for new funds, specifically Fund VII and SOMA as discussed below, during the three months ended March 31, 2008, as compared to the same period during 2007.

Compensation and benefits were $268.1 million for the three months ended March 31, 2008 compared to $109.5 million for the three months ended March 31, 2007, an increase of $158.6 million or 144.9%. Non-cash compensation increased by $283.1 million which was attributable to the amortization of the Apollo Operating Group units granted to the managing partners and contributing partners at the time of the Reorganization as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, totaling $259.9 million. The remainder of the compensation and benefits increase was attributable to the amortization associated with the RSUs and RDUs, certain of which were fully vested at grant, totaling $15.1 million and $8.1 million, respectively, during the first quarter of 2008. Additionally, compensation and benefits increased $31.3 million as a result of the growth in overall headcount to support increased investment activity and compensation to existing personnel. These increases were offset by a decrease in profit sharing expense of $155.8 million resulting from decreased carried interest income earned from affiliates due to a decline in the fair value of several of our private equity portfolio investments during the three months ended March 31, 2008, as compared to the same period in 2007.

Interest expense was $16.6 million for the three months ended March 31, 2008 compared to $3.3 million for the three months ended March 31, 2007, an increase of $13.3 million or 409.2%. This change was primarily attributable to $15.9 million of interest incurred during the three months ended March 31, 2008 related to the $1.0 billion seven year credit agreement entered into by AMH during April 2007 as discussed in note 9 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. This increase was partially offset by a $2.6 million reduction of interest expense due to lower interest rates on our variable debt as a result of changes in the interest rate environment.

Professional fees were $24.0 million for the three months ended March 31, 2008 compared to $18.0 million for the three months ended March 31, 2007, an increase of $6.0 million or 33.1%. This change was primarily attributable to increased broken deal costs and external accounting, audit, legal and consulting fees incurred relating to one-time projects during 2008.

General, administrative and other expenses were $12.8 million for the three months ended March 31, 2008 compared to $6.8 million for the three months ended March 31, 2007, an increase of $6.0 million or 88.0%. This change was primarily attributable to organization costs incurred of $2.8 million relating to Fund VII, which commenced operations during the third quarter of 2007. The remaining increase of $3.2 million was attributable to increased travel, information technology and other expenses incurred as a result of expanding our global platform and increased headcount during 2008.

Placement fees incurred were $24.1 million for the three months ended March 31, 2008. These expenses were incurred in relation to the raising of additional committed capital for new funds that commenced operations during 2007, specifically $21.8 million for Fund VII and $2.3 million for SOMA.

Occupancy expense was $5.3 million for the three months ended March 31, 2008 compared to $2.9 million for the three months ended March 31, 2007, an increase of $2.3 million or 79.8%. This change was primarily attributable to the expansion of office space leased as a result of the increase in our overall headcount during 2008, as well as increased maintenance fees incurred on existing office space leased.

Depreciation and amortization expense was $6.3 million for the three months ended March 31, 2008 compared to $0.8 million for the three months ended March 31, 2007, an increase of $5.5 million or 663.4%. Amortization expense of $4.4 million during 2008 was attributable to the intangible assets recognized from the acquisition of the contributing partners’ interest during the third quarter of 2007 as discussed in note 3 of our unaudited condensed consolidated and combined financial statements. The remaining increase of $1.1 million was the result of new assets placed in service partially offset by a decrease of depreciation expense as a result of the distribution of the Gulfstream G-IV during July 2007 as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

Other (Loss) Income

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Net (losses) gains from investment activities	$(125,300)	$753,017	$(878,317)	(116.6)%
Dividend income from affiliates	—	79,836	(79,836)	N/A
Interest income	6,752	14,924	(8,172)	(54.8)
(Loss) income from equity method investments	(2,639)	584	(3,223)	(551.9)
Other (loss) income	(468)	487	(955)	(196.1)

Total Other (Loss) Income	$(121,655)	$848,848	$(970,503)	(114.3)%

Total other (loss) income was $(121.7) million for the three months ended March 31, 2008 compared to $848.8 million for the three months ended March 31, 2007, a decrease of $970.5 million or 114.3%. This change was primarily attributable to a decline in the fair values of fund portfolio investments, combined with lower dividend income from affiliates due to deconsolidation.

Net (losses) gains from investment activities were $(125.3) million for the three months ended March 31, 2008 compared to $753.0 million for the three months ended March 31, 2007, a decrease of $878.3 million or 116.6%. Net gains of $663.1 million during the three months ended March 31, 2007 were attributable to the Apollo funds that were previously consolidated as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, and were comprised of realized gains totaling $691.3 million from the sale of investments, offset by unrealized losses of $28.2 million due to the decline in fair value of their portfolio investments. The remaining change was primarily attributable to a decrease in net unrealized gains of $215.2 million related to the decline in the fair values of AAA’s portfolio investments to a net unrealized loss of $125.3 million for the three months ended March 31, 2008, as compared with net unrealized gains of $89.9 million for the same period during 2007.

Dividend income was $79.8 million for the three months ended March 31, 2007. This income was attributable to dividends from portfolio company investments during the three months ended March 31, 2007 earned by the Apollo funds that were previously consolidated as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, primarily Funds V and VI which earned dividend income totaling $60.8 million and $18.4 million, respectively.

Interest income was $6.8 million for the three months ended March 31, 2008 compared to $14.9 million for the three months ended March 31, 2007, a decrease of $8.2 million or 54.8%. Interest income of $14.0 million was generated by the Apollo funds that were previously consolidated as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, during the three months ended March 31, 2007. Furthermore, interest income of $5.3 million was earned during the first quarter of 2008 primarily on the net undistributed proceeds raised during the third quarter of 2007 related to the Rule 144A Offering also discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

Net (loss) income from equity method investments was $(2.6) million for the three months ended March 31, 2008 compared to $0.6 million for the three months ended March 31, 2007, a decrease of $3.2 million or 551.9%. The net loss attributable to the capital markets segment during 2008 totaled $2.5 million compared with net income of $0.4 million during the same period in 2007, a decrease of $2.9 million which was primarily associated with new capital markets funds, Artus and ACLF, both of which commenced operations during late 2007. The remaining decrease of $0.3 million was attributable to the net loss experienced within our existing private equity investments.

Income Tax Benefit (Provision)

The income tax benefit (provision) was $2.5 million for the three months ended March 31, 2008 compared to $(1.8) million for the three months ended March 31, 2007, a decrease of $4.3 million or 238.9%. This change was primarily due to the Reorganization of Apollo during 2007 and the creation of two intermediate holding companies, APO Corp. and APO Asset Co., LLC. As discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, the earnings of APO Corp. are taxed at a 41% marginal rate in comparison to only being subject to unincorporated business taxes at March 31, 2007. The net loss reported by APO Corp. for the three months ended March 31, 2008 has resulted in an incremental corporate tax benefit of $4.9 million. Foreign income tax expense increased by $0.7 million due to an increase in European operations, partially offset by a decrease in the NYC UBT expense of $0.1 million.

Non-Controlling Interest

Non-Controlling Interest was $364.5 million for the three months ended March 31, 2008 compared to $(686.6) million for the three months ended March 31, 2007, an increase of $1,051.1 million or 153.1%. As discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, of the total change, an increase of $646.7 million was attributable to the Non-Controlling Interest of investors in the net earnings of our previously consolidated funds, partially offset by a decrease of $35.4 million due to Non-Controlling Interest of investors in net losses of our excluded entities during 2007. The remaining increase was primarily attributable to the increase in the Non-Controlling Interest of investors in losses of AAA totaling $198.7 million and post reorganization losses allocated to Holdings of $243.9 million.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Advisory and transaction fees from affiliates	$150,191	$147,051	$3,140	2.1%
Management fees from affiliates	192,934	101,921	91,013	89.3
Carried interest income from affiliates	294,725	97,508	197,217	202.3

Total Revenues	$637,850	$346,480	$291,370	84.1%

Our revenues and other income include fixed components that result from measures of capital and asset levels, and variable components that result from realized and unrealized investment performance and the value of successfully completed transactions.

Total revenues were $637.9 million for the year ended December 31, 2007 compared to $346.5 million for the year ended December 31, 2006, an increase of $291.4 million or 84.1%. This change was primarily attributable to increased carried interest income from affiliates due to the commencement of operations of our new private equity fund, Fund VI, and favorable performance of our existing private equity funds. Additionally, management fees from affiliates increased as a result of the increase in the net asset values of our existing capital markets funds.

Advisory and transaction fees from affiliates, including management fee rebates and reimbursed broken deal costs, were $150.2 million for the year ended December 31, 2007 compared to $147.1 million for the year ended December 31, 2006, an increase of $3.1 million or 2.1%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, most of the Apollo funds were deconsolidated during 2007. As such, a decrease of approximately $9.2 million was attributable to management fee rebates previously eliminated in consolidation. This decrease was offset by an increase in advisory and transaction fees of $12.3 million which was attributable to transaction fees from the funding of certain private equity acquisitions as well as the advisory fees associated with newly acquired portfolio companies. Transaction and advisory fees are reported net of management fee rebates calculated at 65% and 68% for Fund V and Fund VI totaling $130.1 million and $108.0 million for the years ended December 31, 2007 and 2006, respectively.

Management fees from affiliates were $192.9 million for the year ended December 31, 2007 compared to $101.9 million for the year ended December 31, 2006, an increase of $91.0 million or 89.3%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, approximately $45.6 million of this increase was attributable to the management fees previously eliminated in consolidation. Of the remaining increase, $44.1 million was due to an increase in the net asset values of our existing funds and $2.9 million was attributable to the commencement of three new capital markets funds during 2007. This increase was partially offset by a decrease in private equity management fees of $1.6 million principally due to the winding down of private equity Fund III.

Carried interest income represents revenue related to investment gains and losses of unconsolidated affiliates. Carried interest income from affiliates was $294.7 million for the year ended December 31, 2007 compared to $97.5 million for the year ended December 31, 2006, an increase of $197.2 million or 202.3%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, a decrease of $125.0 million was attributable to carried interest income previously eliminated in consolidation. The remaining change was primarily attributable to the increase in unrealized gains related to the investments held by our private equity funds of $334.2 million, mostly in Fund VI, partially offset by a decrease in realized gains of $23.0 million from dispositions of private equity investments. In addition, carried interest income earned from capital markets funds increased by $11.0 million, which was primarily driven by unrealized gains on the fair values of investments held by our new and existing capital markets funds.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Compensation and benefits	$1,450,330	$266,772	$1,183,558	443.7%
Interest expense—beneficial conversion feature	240,000	—	240,000	N/A
Interest expense	105,968	8,839	97,129	1,098.9
Professional fees	81,824	31,738	50,086	157.8
General, administrative and other	36,618	38,782	(2,164)	(5.6)
Placement fees	27,253	—	27,253	N/A
Occupancy	12,865	7,646	5,219	68.3
Depreciation and amortization	7,869	3,288	4,581	139.3

Total Expenses	$1,962,727	$357,065	$1,605,662	449.7%

Total expenses were $1,962.7 million for the year ended December 31, 2007 compared to $357.1 million for the year ended December 31, 2006, an increase of $1,605.7 million or 449.7%. This change was primarily attributable to increased non-cash compensation and profit sharing expense, as well as an increase in interest expense associated with the amortization of the BCF of the convertible debt.

Compensation and benefits were $1,450.3 million for the year ended December 31, 2007 compared to $266.8 million for the year ended December 31, 2006, an increase of $1,183.6 million or 443.7%. A portion of this increase was attributable to the amortization of the Apollo Operating Group units granted to the managing partners and contributing partners at the time of the Reorganization of $980.7 million as discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, combined with the amortization associated with the RSUs and AAA RDUs of $5.3 million and $3.9 million, respectively, as discussed in note 12 to our audited consolidated and combined financial statements included elsewhere in this prospectus. In addition, profit sharing expense increased by $122.7 million, primarily due to the full year activity of Apollo Advisors VI, L.P. and AAA in 2007. The remaining increase of $71.0 million was due to the growth in overall headcount to support increased investment activity and compensation to existing personnel.

As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, interest expense increased by approximately $240 million due to the accelerated amortization of the BCF when the notes subject to contingent conversion issued to the Strategic Investors on July 13, 2007 were mandatorily converted to 60,000,001 Class A shares on August 8, 2007. The intrinsic value of the BCF was based on the difference between the conversion price of $20 per share and $24 fair value per share.

Interest expense was $106.0 million for the year ended December 31, 2007 compared to $8.8 million for the year ended December 31, 2006, an increase of $97.1 million or 1,098.9%. Interest expense of $44.3 million was incurred during 2007 related to the amortization of deferred loan transaction costs and $6.1 million of interest expense related to the convertible notes prior to their conversion to equity as discussed in note 10 to our audited consolidated and combined financial statements included elsewhere in this prospectus. This increase was partially offset by a decrease of $2.2 million related to Apollo funds previously consolidated. Of the remaining increase of $47.9 million was incurred related to the $1.0 billion seven year credit agreement entered into by AMH during 2007.

Professional fees were $81.8 million for the year ended December 31, 2007 compared to $31.7 million for the year ended December 31, 2006, an increase of $50.1 million or 157.8%. This change was primarily attributable to increased external accounting, audit, consulting and legal fees associated with new funds that were established and commenced operations during 2007, as well as various one time projects.

General, administrative and other expenses were $36.6 million for the year ended December 31, 2007 compared to $38.8 million for the year ended December 31, 2006, a decrease of $2.2 million or 5.6%. This change was partially attributable to a decrease of $6.1 million in expenses of Apollo funds previously consolidated as discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus. This decrease was offset by an increase of $3.9 million attributable to increased travel, information technology and other expenses incurred as a result of expanding our global platform and increased headcount during 2007.

Placement fees were $27.3 million for the year ended December 31, 2007. These expenses were incurred in relation to the raising of committed capital for new funds that commenced operations during 2007, specifically $22.8 million for Fund VII and $4.5 million for SOMA.

Occupancy expense was $12.9 million for the year ended December 31, 2007 compared to $7.6 million for the year ended December 31, 2006, an increase of $5.2 million or 68.3%. This change was primarily attributable to the addition of three new leased properties as a result of the increase in our overall headcount, as well as increased rents and maintenance fees due to the expansion of existing spaces leased.

Depreciation and amortization expense was $7.9 million for the year ended December 31, 2007 compared to $3.3 million for the year ended December 31, 2006, an increase of $4.6 million or 139.3%. This increase was primarily related to the amortization expense of $4.7 million associated with the intangible assets recognized from the acquisition of the contributing partners’ interests as discussed in note 3 to our audited consolidated and combined financial statements included elsewhere in this prospectus. This increase was partially offset by a decrease of depreciation expense due to the distribution of the Gulfstream G-IV during July 2007 as discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Net gains from investment activities	$2,279,263	$1,620,554	$658,709	40.6%
Dividend income from affiliates	238,609	140,569	98,040	69.7
Interest income	52,500	38,423	14,077	36.6
Income from equity method investments	1,722	1,362	360	26.4
Other (loss) income	(36)	3,154	(3,190)	(101.1)

Total Other Income	$2,572,058	$1,804,062	$767,996	42.6%

Total other income was $2,572.1 million for the year ended December 31, 2007 compared to $1,804.1 million for the year ended December 31, 2006, an increase of $768.0 million or 42.6%. This change was primarily attributable to the increases in the fair values of our private equity fund investments, as well as increased dividend income from affiliates earned from fund portfolio investments.

Net gains from investment activities were $2,279.3 million for the year ended December 31, 2007 compared to $1,620.6 million for the year ended December 31, 2006, an increase of $658.7 million or 40.6%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, this change was primarily attributable to the increase in unrealized and realized gains of $515.8 million and $1.8 million, respectively, related to the private equity and capital markets funds which were previously consolidated. The increase in unrealized gains was primarily driven by the increase in fair values of investments within Funds V and VI. The increase in realized gains was primarily driven by dispositions of investments within Fund III, Fund IV and VIF. Of these amounts, a decrease in unrealized gains of $306.1 million and an increase in realized gains of $138.4 million are attributed to investments of Funds I, II and III which were excluded from

Apollo Global Management, LLC subsequent to the Reorganization. The remaining increase of $141.1 million was attributable to the increase in the fair value of AAA’s portfolio investments during the year ended December 31, 2007 as compared with 2006.

Dividend income from affiliates was $238.6 million for the year ended December 31, 2007 compared to $140.6 million for the year ended December 31, 2006, an increase of $98.0 million or 69.7%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, this change was primarily attributable to the increase in dividend income of $97.5 million included within private equity funds previously consolidated. This change was primarily attributable to increased one-time liquidating dividends earned from existing portfolio companies in Fund V of $156.4 million and new portfolio companies in Fund VI of $60.6 million during 2007, partially offset by a decrease in one-time liquidating dividends from existing portfolio companies in Funds IV and V of $112.1 million. The remaining change was attributable to a $7.4 million decrease in recurring dividends earned from existing portfolio companies during 2007.

Interest income was $52.5 million for the year ended December 31, 2007 compared to $38.4 million for the year ended December 31, 2006, an increase of $14.1 million or 36.6%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, this change was partially attributable to a decrease of $2.0 million in interest income included in private equity funds previously consolidated. In addition, as discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, interest income of $14.7 million was earned on the net undistributed proceeds raised during the third quarter of 2007 related to the Rule 144A Offering. The remaining increase of $1.4 million was attributable to interest earned on higher cash balances during 2007.

Income Tax Provision

Income taxes were $6.7 million for the year ended December 31, 2007 compared to $6.5 million for the year ended December 31, 2006, an increase of $0.2 million or 3.9%. The increase of the income tax provision is primarily due to the Reorganization of Apollo during 2007 and the creation of two intermediate holding companies, APO Corp. and APO Asset Co., LLC. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, the earnings of APO Corp. are taxed at a 41% marginal rate in comparison to only being subject to unincorporated business taxes in 2006. This resulted in incremental corporate taxes of $1.9 million. Additionally, foreign income tax expense increased by $2.1 million due to an increase in European operations. These increases were partially offset by a decrease in the NYC UBT tax expense of $3.8 million.

Non-Controlling Interest

Non-Controlling Interest was $1,810.1 million for the year ended December 31, 2007 compared to $1,414.0 million for the year ended December 31, 2006, an increase of $396.1 million or 28.0%. Non-Controlling Interest for the year ended December 31, 2007 includes $1,859.9 million primarily related to the income allocated to Non-Controlling Interest holders of Apollo funds deconsolidated during August 2007 and November 2007 and $(3.9) million of losses allocated to investors in excluded entities. Subsequent to the Reorganization, Non-Controlling Interest also includes Holdings’ share of Apollo’s loss of $(278.5) million. In addition, Non-Controlling Interest related to AAA increased by $134.9 million, to $226.6 million for the year ended December 31, 2007 as compared to $91.7 million for the year ended December 31, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Advisory and transaction fees from affiliates	$147,051	$80,926	$66,125	81.7%
Management fees from affiliates	101,921	33,492	68,429	204.3
Carried interest income from affiliates	97,508	69,347	28,161	40.6

Total Revenues	$346,480	$183,765	$162,715	88.5%

Our revenues and other income include fixed components that result from measures of capital and asset levels, and variable components that result from realized and unrealized investment performance and the value of successfully completed transactions.

Total revenues were $346.5 million for the year ended December 31, 2006 compared to $183.8 million for the year ended December 31, 2005, an increase of $162.7 million or 88.5%. This change was primarily attributable to increased management fees earned from affiliates as a result of new funds that commenced operations during 2006, combined with increases in the net asset value of our capital markets funds. In addition, advisory and transaction fees increased due to the funding of large private equity acquisitions during 2006.

Advisory and transaction fees from affiliates, including management fee rebates and reimbursed broken deal costs, were $147.1 million for the year ended December 31, 2006 compared to $80.9 million for the year ended December 31, 2005, an increase of $66.1 million or 81.7%. This change was attributable to an increase in transaction fees from the funding of certain private equity acquisitions as well as advisory fees associated with newly acquired portfolio companies totaling $85.4 million, offset by increased management fee rebates of $19.2 million. Transaction and advisory fees are reported net of management fee rebates calculated at 65% for Funds IV and V and 68% for Fund VI for the years ended December 31, 2006 and 2005, respectively.

Management fees from affiliates were $101.9 million for the year ended December 31, 2006 compared to $33.5 million for the year ended December 31, 2005, an increase of $68.4 million or 204.3%. Private equity and capital markets segments management fees increased by $45.5 million and $22.9 million, respectively. The increase in private equity management fees was attributable to the commencement of Fund VI resulting in management fees of $50.6 million, partially offset by a decrease of management fees from existing private equity funds of $5.1 million. Of the $22.9 million increase in capital markets management fees, $20.9 million was attributable to the commencement of SVF and AIE I.

Carried interest income from affiliates was $97.5 million for the year ended December 31, 2006 compared to $69.3 million for the year ended December 31, 2005, an increase of $28.2 million or 40.6%. This change was primarily attributable to increased carried interest income of $36.2 million earned from capital markets funds as a result of investments in new funds, specifically SVF, combined with increased investment income and realized and unrealized gains in existing capital markets funds, specifically AIC and VIF. This increase was partially offset by decreased carried interest income earned from existing investments in private equity funds of $8.0 million, primarily from Funds IV and V.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Compensation and benefits	$266,772	$309,235	$(42,463)	(13.7)%
Interest expense	8,839	1,405	7,434	529.1
Professional fees	31,738	45,687	(13,949)	(30.5)
General, administrative and other	38,782	25,955	12,827	49.4
Placement fees	—	47,028	(47,028)	(100.0)
Occupancy	7,646	5,993	1,653	27.6
Depreciation and amortization	3,288	2,304	984	42.7

Total Expenses	$357,065	$437,607	$(80,542)	(18.4)%

Total expenses were $357.1 million for the year ended December 31, 2006 compared to $437.6 million for the year ended December 31, 2005, for a decrease of $80.5 million or 18.4%. This change was primarily attributable to decreased compensation and benefits due to decreased profit sharing expense, as well as decreased placement fees incurred during 2006.

Compensation and benefits were $266.8 million for the year ended December 31, 2006 compared to $309.2 million for the year ended December 31, 2005, a decrease of $42.5 million or 13.7%. This change was primarily attributable to a reduction in profit sharing expense of approximately $50.1 million driven by the decrease in carried interest income from affiliates and a one-time charge in 2005 of $27.0 million for severance expense, partially offset by increased compensation expense of $34.6 million due to growth in our overall headcount to support investment activity and compensation to existing personnel.

Interest expense was $8.8 million as of December 31, 2006 and $1.4 million as of December 31, 2005, a total increase of $7.4 million or 529.1%. The increase in interest expense was primarily attributable to $2.6 million of interest incurred on the $75 million loan issued to AAA Holdings during June 2006. The remaining increase of $4.8 million was related to additional interest expense incurred by our consolidated funds.

Professional fees were $31.7 million for the year ended December 31, 2006 compared to $45.7 million for the year ended December 31, 2005, a decrease of $13.9 million or 30.5%. This change was partially attributable to decreased consulting fees incurred by our consolidated funds of $12.4 million during 2006, primarily related to Fund V and the formation of Fund VI.

General, administrative and other expenses were $38.8 million for the year ended December 31, 2006 compared to $26.0 million for the year ended December 31, 2005, an increase of $12.8 million or 49.4%. This change was partially due to an increase of $5.0 million in expenses incurred by our consolidated funds, primarily attributable to travel expenses associated with Fund VI. The remaining increase of $7.8 million was attributable to increased travel, information technology and other expenses incurred as a result of expanding our global platform and increased headcount during 2006.

Placement fees were $47.0 million during the year ended December 31, 2005. These expenses were related to the raising of committed capital for Fund VI during 2005.

Occupancy expense was $7.6 million for the year ended December 31, 2006 compared to $6.0 million for the year ended December 31, 2005, an increase of $1.7 million or 27.6%. This change was primarily attributable to the addition of new leased properties as a result of the increase in our overall headcount, as well as increased rents and maintenance fees due to expansion of our existing spaces leased.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Net gains from investment activities	$1,620,554	$1,970,770	$(350,216)	(17.8)%
Dividend income from affiliates	140,569	25,979	114,590	441.1
Interest income	38,423	33,578	4,845	14.4
Income from equity method investments	1,362	412	950	230.6
Other income	3,154	2,832	322	11.4

Total Other Income	$1,804,062	$2,033,571	$(229,509)	(11.3)%

Total other income was $1,804.1 million for the year ended December 31, 2006 compared to $2,033.6 million for the year ended December 31, 2005, a decrease of $229.5 million or 11.3%. This change was primarily attributable to a decrease in the fair values of our private equity fund investments, partially offset by increased dividend income from affiliates.

Net gains from investment activities were $1,620.6 million for the year ended December 31, 2006 compared to $1,970.8 million for the year ended December 31, 2005, a decrease of $350.2 million or 17.8%. This change was primarily attributable to the decrease in realized and unrealized gains of $263.1 million and $87.1 million, respectively, related to the private equity and capital market funds. The decrease in realized gains was primarily driven by a decrease in gains from dispositions of investments within Fund III and IV of $503.1 million, partially offset by an increase in gains from dispositions of investments of $240.0 million primarily within Fund V. The decrease in unrealized gains was due to a decrease in fair values of investments and reversals of unrealized gains of $568.0 million, primarily within Fund V, partially offset by an increase in fair value of investments of $480.9 million, primarily within Fund III, as well as the commencement of Fund VI and AAA. Of the total changes in realized and unrealized gains, a decrease in realized gains of $84.6 million and an increase in unrealized gains of $298.2 million are attributable to investments of Funds I, II and III which were excluded from Apollo Global Management, LLC subsequent to the Reorganization.

Dividend income from affiliates was $140.6 million for the year ended December 31, 2006 compared to $26.0 million for the year ended December 31, 2005, an increase of $114.6 million or 441.1%. This change was primarily attributable to increased one-time liquidating dividend of $107.8 million earned from existing portfolio companies during 2006, primarily in Fund IV, combined with a one-time dividend income of $20.7 million earned from a new portfolio investment in Fund V. These increases were offset by a $13.9 million decrease in recurring dividends earned from existing portfolio investments in Funds IV and V.

Income Tax Provision

Income taxes were $6.5 million for the year ended December 31, 2006 compared to $1.0 million for the year ended December 31, 2005, an increase of $5.5 million or 531.2%. The increase of the income tax provision was primarily attributable to $5.1 million increase in the unincorporated business tax of New York City driven by the increase in a pre-tax net income attributable to New York City.

Non-Controlling Interest

Non-Controlling Interest was $1,414.0 million for the year ended December 31, 2006 compared to $1,577.5 million for the year ended December 31, 2005, for a decrease of $163.5 million or 10.4%. Non-Controlling Interest primarily represents income (loss) of consolidated funds allocated to Non-Controlling Interest holders. The change was primarily attributable to a decrease in the fair value of our private equity fund investments partially offset by higher dividend income allocated to Non-Controlling Interest holders.

Segment Analysis

Discussed below are our results of operations for each of our reportable segments. They represent the segment information available and utilized by our executive management, which consists of our managing partners, who operate collectively as our chief operating decision maker, to assess performance and to allocate resources. Management divides its operations into two reportable segments: Private Equity and Capital Markets. These segments were established based on the nature of investment activities in each fund including the specific type of investment made, the frequency of trading, and the level of control over the investment.

Segment results do not consider consolidation of funds, non-cash equity-based compensation, income taxes and Non-Controlling Interest.

Private Equity

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

The following table sets forth our segment statement of operations information and our supplemental performance measure, ENI, for our private equity segment for the three months ended March 31, 2008 and 2007, respectively.

	Three Months Ended March 31,
	2008	2007
Revenues
Advisory and transaction fees from affiliates	$72,374	$13,796
Management fees from affiliates	51,025	36,522
Carried interest (loss) income from affiliates	(158,299)	162,770

Total Revenues	(34,900)	213,088

Expenses	(22,548)	(125,641)

Other Income
Interest income	3,983	870
(Loss) Income from equity method investments	(5,139)	3,473
Other (loss) income	(468)	479

Total Other (Loss) Income	(1,624)	4,822

Economic Net (Loss) Income	$(59,072)	$92,269

Revenues

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Advisory and transaction fees from affiliates	$72,374	$13,796	$58,578	424.6%
Management fees from affiliates	51,025	36,522	14,503	39.7
Carried interest (loss) income from affiliates	(158,299)	162,770	(321,069)	(197.3)

Total Revenues	$(34,900)	$213,088	$(247,988)	(116.4)%

Total revenues for the private equity segment were $(34.9) million for the three months ended March 31, 2008 compared to $213.1 million for the three months ended March 31, 2007, representing a decrease of $248.0 million or 116.4%. This change was primarily attributable to lower carried interest income from affiliates due to the decline in the fair value of our fund portfolio investments, offset by increased management fees earned from affiliates as a result of the commencement of Fund VII, combined with increased advisory and transaction fees earned from affiliates due to the funding of large private equity acquisitions during the three months ended March 31, 2008, as compared to the same period during 2007.

Advisory and transaction fees from affiliates, including director fees and reimbursed broken deal costs, were $72.4 million for the three months ended March 31, 2008 as compared to $13.8 million for the three months ended March 31, 2007, an increase of $58.6 million or 424.6%. The increase in transaction fees was primarily driven by two acquisitions by Fund VI and AAA, which generated net transaction fees of $57.9 million. Advisory and transaction fees, including director fees, are reported net of management fee rebates calculated at 65% for Fund V and 68% for Funds VI and VII, totaling $101.9 million and $12.6 million for the three months ended March 31, 2008 and 2007, respectively, an increase of $89.3 million or 708.7%. In addition, reimbursed broken deal costs associated with these advisory and transaction fees were $3.5 million and $1.3 million for the three months ended March 31, 2008 and 2007, respectively, an increase of $2.2 million or 169.2%.

Management fees from affiliates were $51.0 million for the three months ended March 31, 2008 compared to $36.5 million for the three months ended March 31, 2007, an increase of $14.5 million or 39.7%. This change was primarily attributable to management fees earned from Fund VII totaling $36.8 million. Fund VII commenced operations during 2008 and had committed capital of $11.8 billion as of March 31, 2008. This increase was partially offset by a decrease in management fees earned of $22.3 million within our existing private equity funds primarily due to the reduction in management fees earned from Fund VI by $24.3 million as its management fee calculation formula changed in 2008 after the investment period ended and its step down date commenced.

Carried interest (loss) income from affiliates was $(158.3) million for the three months ended March 31, 2008 compared to $162.8 million for the three months ended March 31, 2007, a decrease of $321.1 million or 197.3%. This change was primarily attributable to the increase of $489.6 million in unrealized losses from our fund portfolio investments to $(501.5) million for the three months ended March 31, 2008 as compared to $(11.9) million for the same period in 2007, which was driven by the decline in the fair values of our underlying portfolio investments and reversal of unrealized gains of investments, primarily in Funds V and VI. This was offset by an increase in realized gains of $168.5 million from our fund portfolio investments to $343.2 million for the three months March 31, 2008 as compared to $174.7 million for the same period in 2007, primarily due to the disposition of investments within Fund V.

Expenses

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Compensation and benefits	$(42,641)	$98,826	$(141,467)	(143.1)%
Interest expense	9,069	1,333	7,736	580.3
Professional fees	17,728	15,599	2,129	13.6
General, administrative and other	7,702	6,850	852	12.4
Placement fees	21,825	—	21,825	N/A
Occupancy	3,213	2,246	967	43.1
Depreciation and amortization	5,652	787	4,865	618.2

Total Expenses	$22,548	$125,641	$(103,093)	(82.1)%

Total expenses for the private equity segment were $22.5 million for the three months ended March 31, 2008 compared to $125.6 million for the three months ended March 31, 2007, a decrease of $103.1 million or 82.1%. This change was primarily attributable to decreased compensation and benefits due to decreased profit sharing expense, offset by an increase in placement fees incurred in relation to the raising of committed capital for a new private equity fund, Fund VII.

Compensation and benefits were $(42.6) million for the three months ended March 31, 2008 compared to $98.8 million for the three months ended March 31, 2007, a decrease of $141.5 million or 143.1%. This change was primarily attributable to decreased profit sharing expense of $155.8 million resulting from decreased carried interest income earned from affiliates due to the decline in fair value of our fund portfolio investments during 2008, as compared to the same period during 2007. This decrease was offset by payments to Contributing Partners totaling $10.5 million and an increase in compensation and benefits of approximately $3.8 million primarily to personnel driven by the increased overall headcount during 2008 to support increased investment activity.

Interest expense was $9.1 million for the three months ended March 31, 2008 compared to $1.3 million for the three months ended March 31, 2007, an increase of $7.7 million or 580.3%. This change was primarily attributable to additional interest of $8.4 million that was allocated to the private equity segment related to the $1.0 billion seven year credit agreement entered into by AMH during April 2007 (refer to note 9 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus for further discussion). This increase was partially offset by a reduction in interest expense of $0.7 million attributable to lower interest rates on our variable debt due to market changes in the interest rate environment during the 2008 period.

Professional fees were $17.7 million for the three months ended March 31, 2008 compared to $15.6 million for the three months ended March 31, 2007, an increase of $2.1 million or 13.6%. This change was primarily attributable to increased broken deal costs and external accounting, audit, legal and consulting fees incurred during 2008 related to one-time projects.

General, administrative and other expense were $7.7 million for the three months ended March 31, 2008 compared to $6.9 million for the three months ended March 31, 2007, an increase of $0.9 million or 12.4%. This change was primarily attributable to organization costs incurred of $2.8 million relating to Fund VII which commenced operations during late 2007. This increase was partially offset by $1.9 million attributable to reduced travel, information technology and other expenses during 2008.

Placement fees incurred were $21.8 million for the three months ended March 31, 2008. These expenses were incurred in relation to the raising of committed capital for Fund VII during 2008.

Occupancy expense was $3.2 million for the three months ended March 31, 2008 compared to $2.2 million for the three months ended March 31, 2007, an increase of $1.0 million or 43.1%. This change was primarily attributable to the expansion of existing office space leased as a result of the increase in our overall headcount during 2008, as well as increased rents and maintenance fees incurred on existing office space leased.

Depreciation and amortization expense was $5.7 million for the three months ended March 31, 2008 compared to $0.8 million for the three months ended March 31, 2007, an increase of $4.9 million or 618.2%. Amortization expense of $4.4 million during 2008 was attributable to the intangible assets recognized from the acquisition of the contributing partners interests during the third quarter of 2007 as discussed in note 3 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. The remaining increase of $0.5 million as a result of new assets placed in service during 2008 was offset by a slight decrease of depreciation expense due to the distribution of the Gulfstream G-IV during July 2007 as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

Other (Loss) Income

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Interest income	$3,983	$870	$3,113	357.8%
(Loss) income from equity method investments	(5,139)	3,473	(8,612)	(248.0)
Other (loss) income	(468)	479	(947)	(197.7)

Total Other (Loss) Income	$(1,624)	$4,822	$(6,446)	(133.7)%

Total other (loss) income for the private equity segment was $(1.6) million for the three months ended March 31, 2008 compared to $4.8 million for the three months ended March 31, 2007, a decrease of $6.4 million or 133.7%. This change was primarily attributable to investment losses as a result of the decline in the values of equity method investments, offset by increased interest income primarily as a result of the interest earned during 2008 on the undistributed proceeds raised during the third quarter of 2007 as described below.

Interest income was $4.0 million for the three months ended March 31, 2008 compared to $0.9 million for the three months ended March 31, 2007, an increase of $3.1 million or 357.8%. Interest income of $3.0 million was earned on the net undistributed proceeds raised during the third quarter of 2007 related to the Rule 144A Offering as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, which was allocated to the private equity segment during the first quarter of 2008.

Net (loss) income from equity method investments was $(5.1) million for the three months ended March 31, 2008 compared to $3.5 million for the three months ended March 31, 2007, a decrease of $8.6 million or 248.0%. This change was primarily attributable to a decline in the values of private equity method investments held during 2008, specifically AAA.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table sets forth our segment statement of operations information and our supplemental performance measure, ENI, for our private equity segment for the years ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007	2006
Revenues
Advisory and transaction fees from affiliates	$90,408	$78,335
Management fees from affiliates	149,180	150,731
Carried interest income from affiliates	656,901	345,702

Total Revenues	896,489	574,768

Expenses	(679,917)	(302,862)

Other Income
Net loss from investment activities	(73)	—
Dividend income	551	—
Interest income	16,394	3,031
Income from equity method investments	10,664	5,989
Other (loss) income	(36)	3,384

Total Other Income	27,500	12,404

Economic Net Income	$244,072	$284,310

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Advisory and transaction fees from affiliates	$90,408	$78,335	$12,073	15.4%
Management fees from affiliates	149,180	150,731	(1,551)	(1.0)
Carried interest income from affiliates	656,901	345,702	311,199	90.0

Total Revenues	$896,489	$574,768	$321,721	56.0%

Total revenues were $896.5 million for the year ended December 31, 2007 compared to $574.8 million for the year ended December 31, 2006, an increase of $321.7 million or 56.0%. This increase was primarily attributable to increased carried interest income from affiliates due to the commencement of Fund VI and an increase in the fair values of our portfolio investments in our existing funds.

Advisory and transaction fees from affiliates, including management fee rebates and reimbursed broken deal costs, were $90.4 million for the year ended December 31, 2007 compared to $78.3 million for the year ended December 31, 2006, an increase of $12.1 million or 15.4%. This increase was primarily driven by an increase in the number of portfolio company acquisition and disposition transactions to 14 in 2007 from 12 in 2006, resulting in an increase in net transaction fees of $5.6 million. In addition, net advisory fees increased by $4.5 million primarily due to advisory fees from newly acquired portfolio companies. Transaction and advisory fees are reported net of management fee rebates calculated at 65% and 68% for Funds V and VI totaling $130.1 million and $108.0 million for the years ended December 31, 2007 and 2006, respectively. In addition, reimbursed broken deal costs included with these fees were $13.0 million and $11.0 million in 2007 and 2006, respectively, an increase of $2.0 million.

Management fees from affiliates were $149.2 million for the year ended December 31, 2007 compared to $150.7 million for the year ended December 31, 2006, a decrease of $1.6 million or 1.0%. This decrease was primarily attributable to the winding down of Fund III resulting in a decrease of $7.5 million, partially offset by an increase of $5.9 million associated with the full year activity of AAA.

Carried interest income from affiliates was $656.9 million for the year ended December 31, 2007 compared to $345.7 million for the year ended December 31, 2006, an increase of $311.2 million or 90.0%. This change was primarily attributable to an increase of $334.2 million in unrealized gains on the market values of portfolio investments held by our private equity funds to $387.9 million from $53.7 million at December 31, 2007 and 2006, respectively, primarily driven by our new private equity funds, Fund VI and AAA. This increase was partially offset by a decrease of realized gains of $23.0 million to $269.0 million from $292.0 million at December 31, 2007 and 2006, respectively from the disposition of private equity investments, primarily in Fund V.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Compensation and benefits	$377,965	$242,403	$135,562	55.9%
Interest expense—beneficial conversion feature	126,720	—	126,720	N/A
Interest expense	56,647	3,893	52,754	1,355.1
Professional fees	59,119	20,300	38,819	191.2
General, administrative and other	22,695	26,733	(4,038)	(15.1)
Placement fees	22,753	—	22,753	N/A
Occupancy	8,551	6,340	2,211	34.9
Depreciation and amortization	5,467	3,193	2,274	71.2

Total Expenses	$679,917	$302,862	$377,055	124.5%

Total expenses were $679.9 million for the year ended December 31, 2007 compared to $302.9 million for the year ended December 31, 2006, an increase of $377.1 million or 124.5%. This change was primarily attributable to increased non-cash compensation and profit sharing expense, as well as an increase of interest expense associated with the accelerated amortization of the BCF.

Compensation and benefits other than non-cash equity-based compensation were $378.0 million for the year ended December 31, 2007 compared to $242.4 million for the year ended December 31, 2006, an increase of $135.6 million or 55.9%. This change was primarily attributable to an increase in profit sharing expense of $122.7 million as a result of increased carried interest income earned from Fund VI and AAA, as well as, increased compensation and benefits of $12.9 million to existing and new personnel.

As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, interest expense increased by $126.7 million due to the amortization of the BCF when the convertible notes issued to the Strategic Investors on July 13, 2007, were mandatorily converted to 60,000,001 Class A shares on August 8, 2007. The allocation of interest expense to this segment was based on the fair value of the entities in this segment on July 13, 2007.

Interest expense was $56.6 million for the year ended December 31, 2007 compared to $3.9 million for the year ended December 31, 2006, an increase of $52.8 million or 1,355.1%. This change was primarily attributable to interest expense on the convertible debt incurred prior to conversion to equity, the amortization of deferred loan transaction costs totaling $26.8 million as discussed in note 10 to our audited consolidated and combined financial statements included elsewhere in this prospectus, and additional interest of $25.3 million attributable to the $1.0 billion credit agreement entered into during April 2007.

Professional fees were $59.1 million for the year ended December 31, 2007 compared to $20.3 million for the year ended December 31, 2006, an increase of $38.8 million or 191.2%. This change was attributable to increased external accounting, audit, legal and consulting fees associated with new funds that were established and commenced operations during 2007, as well as various one-time projects.

General, administrative and other expenses were $22.7 million for the year ended December 31, 2007 compared to $26.7 million for the year ended December 31, 2006, a decrease of $4.0 million or 15.1%. This change was primarily attributable to additional travel expenses incurred in 2006 related to Fund VI.

Placement fees were $22.8 million for the year ended December 31, 2007. These expenses were incurred in relation to the raising of committed capital for Fund VII.

Occupancy expense was $8.6 million for the year ended December 31, 2007 compared to $6.3 million for the year ended December 31, 2006, an increase of $2.2 million or 34.9%. This change was primarily the result of the addition of three new leased properties as a result of the increase in overall headcount, as well as increased rents and maintenance fees due to the expansion of existing spaces leased.

Depreciation and amortization expense was $5.5 million for the year ended December 31, 2007 compared to $3.2 million for the year ended December 31, 2006, an increase of $2.3 million or 71.2%. As discussed in note 3 to our audited consolidated and combined financial statements included elsewhere in this prospectus, amortization expense of $2.7 million was incurred related to the intangible assets associated with the acquisition of the contributing partners’ interest during 2007. This expense was partially offset by a decrease in depreciation expense during 2007 as compared to 2006 due to the distribution of the Gulfstream G-IV.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Net loss from investment activities	$(73)	$—	$(73)	N/A
Dividend income	551	—	551	N/A
Interest income	16,394	3,031	13,363	440.9%
Income from equity method investments	10,664	5,989	4,675	78.1
Other (loss) income	(36)	3,384	(3,420)	(101.1)

Total Other Income	$27,500	$12,404	$15,096	121.7%

Total other income was $27.5 million for the year ended December 31, 2007 compared to $12.4 million for the year ended December 31, 2006, an increase of $15.1 million or 121.7%. This change was primarily attributable to increased interest income on the net undistributed proceeds related to the Rule 144A Offering, Reorganization of the company, as well as investment gains in the values of equity method investments.

Interest income was $16.4 million for the year ended December 31, 2007 compared to $3.0 million for the year ended December 31, 2006, an increase of $13.4 million or 440.9%. As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, this increase was primarily attributable to interest earned on the net undistributed proceeds related to the Rule 144A Offering.

Income from equity method investments was $10.7 million for the year ended December 31, 2007 compared to $6.0 million for the year ended December 31, 2006, an increase of $4.7 million or 78.1%. This change was primarily attributable to the increase in fair value of our equity method investments.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table sets forth our segment statement of operations information and ENI for our private equity segment for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
	2006	2005
Revenues
Advisory and transaction fees from affiliates	$78,335	$42,274
Management fees from affiliates	150,731	70,831
Carried interest income from affiliates	345,702	438,522

Total Revenues	574,768	551,627

Expenses	(302,862)	(399,454)

Other Income
Interest income	3,031	730
Income from equity method investments	5,989	1,634
Other income	3,384	2,807

Total Other Income	12,404	5,171

Economic Net Income	$284,310	$157,344

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Advisory and transaction fees from affiliates	$78,335	$42,274	$36,061	85.3%
Management fees from affiliates	150,731	70,831	79,900	112.8
Carried interest income from affiliates	345,702	438,522	(92,820)	(21.2)

Total Revenues	$574,768	$551,627	$23,141	4.2%

Total revenues were $574.8 million for the year ended December 31, 2006 compared to $551.6 million for the year ended December 31, 2005, an increase of $23.1 million or 4.2%. This change was primarily attributable to increased management fees as a result of a new private equity fund that commenced operations during 2006 partially offset by decreased carried interest income due to the decline in fair values of our fund investments.

Advisory and transaction fees from affiliates, including management fee rebates and reimbursed broken deal costs, were $78.3 million for the year ended December 31, 2006 compared to $42.3 million for the year ended December 31, 2005, an increase of $36.1 million or 85.3%. The number of private equity portfolio company acquisition and disposition transactions increased from nine in 2005 to 12 in 2006, an increase of $32.2 million. In addition, advisory fees for ongoing services performed for portfolio companies increased by $3.9 million primarily due to advisory fees from newly acquired portfolio companies. Transaction and advisory fees are reported net of management fee rebates calculated at 65% for Funds IV and V and 68% for Fund VI totaling $108.0 million and $57.0 million for the years ended December 31, 2006 and 2005, respectively. Reimbursed broken deal costs included with these fees were $11.0 million and $11.1 million in 2006 and 2005, respectively, resulting in a decrease in advisory and transaction fees of $0.1 million.

Management fees from affiliates were $150.7 million for the year ended December 31, 2006 compared to $70.8 million for the year ended December 31, 2005, an increase of $79.9 million or 112.8%. The increase in private equity management fees was attributable to the commencement of Fund VI resulting in management fees of $123.1 million, partially offset by a decrease of management fees of $43.2 million from existing private equity Funds III, IV and V.

Carried interest income from affiliates was $345.7 million for the year ended December 31, 2006 compared to $438.5 million for the year ended December 31, 2005, a decrease of $92.8 million or 21.2%. This change was primarily attributable to a decrease of $64.2 million in net realized gains from the disposition of fund investments to $292.0 million for the year ended December 31, 2006 from $356.2 million for the years ended December 31, 2006 and 2005, respectively, primarily attributable to Fund IV. In addition, net unrealized gains on the market values of portfolio investments held by our private equity funds decreased by $28.6 million to $53.7 million from $82.3 million for the years ended December 31, 2006 and 2005, respectively, primarily attributable to Fund V.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Compensation and benefits	$242,403	$300,644	$(58,241)	(19.4)%
Interest expense	3,893	1,257	2,636	209.7
Professional fees	20,300	24,166	(3,866)	(16.0)
General, administrative and other	26,733	19,319	7,414	38.4
Placement fees	—	47,028	(47,028)	(100.0)
Occupancy	6,340	4,814	1,526	31.7
Depreciation and amortization	3,193	2,226	967	43.4

Total Expenses	$302,862	$399,454	$(96,592)	(24.2)%

Total expenses were $302.9 million for the year ended December 31, 2006 compared to $399.5 million for the year ended December 31, 2005, a decrease of $96.6 million or 24.2%. This change was primarily attributable to a decrease in compensation and benefits due to decreased profit sharing expense, as well as decreased placement fees.

Compensation and benefits were $242.4 million for the year ended December 31, 2006 compared to $300.6 million for the year ended December 31, 2005, a decrease of $58.2 million or 19.4%. This change was primarily attributable to a reduction in profit sharing expense of $50.1 million resulting from decreased carried interest income earned from affiliates and a decrease resulting from severance charges incurred during 2005 of $27.0 million. These reductions were partially offset by $9.6 million of non-cash compensation related to fee waiver compensation in 2006. The remaining increase of $9.3 million was due to the growth in overall headcount to support increased investment activity during 2006.

Interest expense was $3.9 million for the year ended December 31, 2006 and $1.3 million for the year ended December 31, 2005, an increase of $2.6 million or 209.7%. This increase is primarily the result of the interest incurred on the $75.0 million loan issued to AAA Holdings during June 2006.

Professional fees were $20.3 million for the year ended December 31, 2006 and $24.2 million for the year ended December 31, 2005, a decrease of $3.9 million or 16.0%. This change was primarily attributable to additional legal expenses incurred during 2005 relating to the funds.

Placement fees were $47.0 million during the year ended December 31, 2005. These expenses were incurred in relation to the raising of committed capital for Fund VI during 2005.

Occupancy expense was $6.3 million for the year ended December 31, 2006 compared to $4.8 million for the year ended December 31, 2005, an increase of $1.5 million or 31.7%. This change was primarily attributable to the addition of new leased properties as a result of the increase in our overall headcount, as well as increased rents and maintenance fees due to the expansion of existing spaces leased.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Interest income	$3,031	$730	$2,301	315.2%
Income from equity method investments	5,989	1,634	4,355	266.5
Other income	3,384	2,807	577	20.6

Total Other Income	$12,404	$5,171	$7,233	139.9%

Total other income was $12.4 million for the year ended December 31, 2006 compared to $5.2 million for the year ended December 31, 2005, an increase of $7.2 million or 139.9%. This change was primarily attributable to the increase in income from equity method investments.

Interest income was $3.0 million for the year ended December 31, 2006 compared to $0.7 million for the year ended December 31, 2005, an increase of $2.3 million or 315.2%. This change was primarily attributable to higher cash balances and favorable interest rate changes during 2006.

Income from equity method investments was $6.0 million for the year ended December 31, 2006 compared to $1.6 million for the year ended December 31, 2005, an increase of $4.4 million or 266.5%. This change was primarily attributable to the increase in the fair values of our equity method investments during 2006.

Capital Markets

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

The following table sets forth segment statement of operations information and ENI, for our capital markets segment for the three months ended March 31, 2008 and 2007, respectively.

	Three Months Ended March 31,
	2008	2007
Revenues
Advisory and transaction fees from affiliates	$601	$—
Management fees from affiliates	33,667	18,801
Carried interest income from affiliates	16,061	48,271

Total Revenues	50,329	67,072

Expenses	(48,909)	(14,444)

Other (Loss) Income
Interest income	2,769	85
Income (loss) from equity method investments	(2,458)	407
Other loss	—	(21)

Total Other Income	311	471

Economic Net Income	$1,731	$53,099

Revenues

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Advisory and transaction fees from affiliates	$601	$—	$601	N/A
Management fees from affiliates	33,667	18,801	14,866	79.1%
Carried interest income from affiliates	16,061	48,271	(32,210)	(66.7)

Total Revenues	$50,329	$67,072	$(16,743)	(25.0)%

Total revenues for the capital markets segment were $50.3 million for the three months ended March 31, 2008 compared to $67.1 million for the three months ended March 31, 2007, a decrease of $16.7 million or 25.0%. This change was primarily attributable to lower carried interest income from affiliates due to the decline in fair value of several of our fund portfolio investments, offset by increased management fees earned from affiliates as a result of the increase in the net asset values of our existing funds combined with the commencement of new funds during the three months ended March 31, 2008, as compared to the same period during 2007.

Advisory and transaction fees from affiliates were $0.6 million for the three months ended March 31, 2008 attributable to a new capital markets fund, Artus, which commenced operations during late 2007.

Management fees from affiliates were $33.7 million for the three months ended March 31, 2008 compared to $18.8 million for the three months ended March 31, 2007, an increase of $14.9 million or 79.1%. This change was primarily attributable to an increase in management fees earned from existing funds totaling $13.0 million due to the increase of the net asset values of our existing funds, as well as management fees earned from new funds that commenced operations during the third and fourth quarter of 2007, totaling $1.9 million.

Carried interest income from affiliates was $16.1 million for the three months ended March 31, 2008 compared to $48.3 million for the three months ended March 31, 2007, a decrease of $32.2 million or 66.7%. This change was primarily attributable to a decrease of realized gains of $17.4 million from our fund portfolio investments to $14.8 million for the three months ended March 31, 2008 as compared to $32.2 million for the same period in 2007, primarily attributable to dispositions of investments in AIC, and the decrease in unrealized gains of $14.8 million from our fund portfolio investments to $1.3 million for the three months ended March 31, 2008 as compared to $16.1 million for the same period in 2007, primarily driven by the decline in fair values of investments held by VIF and SVF of $7.9 million and $7.2 million, respectively.

Expenses

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Compensation and benefits	$27,431	$10,456	$16,975	162.3%
Interest expense	7,495	—	7,495	NA
Professional fees	4,140	2,705	1,435	53.0
General, administrative and other	4,803	560	4,243	757.7
Placement fees	2,307	—	2,307	NA
Occupancy	2,049	680	1,369	201.3
Depreciation and amortization	684	43	641	1,490.7

Total Expenses	$48,909	$14,444	$34,465	238.6%

Total expenses for the capital markets segment were $48.9 million for the three months ended March 31, 2008 compared to $14.4 million for the three months ended March 31, 2007, an increase of $34.5 million or 238.6%. This change was primarily attributable to increased compensation and benefits and interest expense.

Compensation and benefits were $27.4 million for the three months ended March 31, 2008 compared to $10.5 million for the three months ended March 31, 2007, an increase of $17.0 million or 162.3%. This change was primarily attributable to increased compensation to existing personnel combined with growth in our overall headcount during 2008 to support increased investment activity.

Interest expense increased to $7.5 million related to the $1.0 billion seven year credit agreement entered into by AMH during April 2007 that was allocated to the capital markets segment during 2008 (refer to note 9 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus for further discussion).

Professional fees were $4.1 million for the three months ended March 31, 2008, compared to $2.7 million for the three months ended March 31, 2007, an increase of $1.4 million or 53.0%. This change was primarily attributable to increased external accounting, audit, legal and consulting fees incurred during 2008 relating to one-time projects.

General, administrative and other expense were $4.8 million for the three months ended March 31, 2008 compared to $0.6 million for the three months ended March 31, 2007, an increase of $4.2 million or 757.7%. This change was primarily attributable to increased travel, information technology and other expenses incurred during 2008 as a result of expanding our global platform and increased headcount.

Placement fees incurred were $2.3 million for the three months ended March 31, 2008. These expenses were incurred in relation to the raising of additional committed capital for SOMA during 2008.

Occupancy expense was $2.0 million for the three months ended March 31, 2008 compared to $0.7 million for the three months ended March 31, 2007, an increase of $1.4 million or 201.3%. This change was primarily attributable to the expansion of office space leased during 2008 as a result of the increase in our headcount, as well as increased maintenance fees incurred on existing office space leased.

Depreciation and amortization expense was $0.7 million for the three months ended March 31, 2008 compared to less than $0.1 million for the three months ended March 31, 2007, an increase of $0.6 million or 1,490.7%. This change was primarily attributable to additional depreciation expense as a result of new assets placed in service during 2008.

Other (Loss) Income

	Three Months Ended March 31,		Amount Change	Percentage Change
	2008	2007
Interest income	$2,769	$85	$2,684	3,157.6%
Income (loss) from equity method investments	(2,458)	407	(2,865)	(703.9)
Other loss	—	(21)	21	100.0

Total Other (Loss) Income	$311	$471	$(160)	(34.0)%

Total other income for capital markets segment was $0.3 million for the three months ended March 31, 2008 compared to $0.5 million for the three months ended March 31, 2007, a decrease of $0.2 million or 34.0%. This change was primarily attributable to investment losses as a result of the decline in the values of equity method investments, offset by increased interest income primarily as a result of the interest earned during 2008 on the undistributed proceeds raised during the third quarter of 2007 as described below.

Interest income was $2.8 million for the three months ended March 31, 2008 compared to $0.1 million for the three months ended March 31, 2007, an increase of $2.7 million or 3,157.6%. Interest income of $2.3 million was earned on the net undistributed proceeds raised during the third quarter of 2007 related to the Rule 144A Offering as discussed in note 1 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus, which was allocated to the capital markets segment during the first quarter of 2008.

Income (loss) from equity method investments was $(2.5) million for the three months ended March 31, 2008 compared to $0.4 million for the three months ended March 31, 2007, a decrease of $2.9 million or 703.9%. This change was primarily attributable to equity method investment losses in two new capital markets funds, which commenced operations in late 2007, Artus and ACLF, of approximately $1.7 million and $0.8 million, respectively.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table sets forth segment statement of operations information and ENI, for our capital markets segment for the year ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007	2006
Revenues
Advisory and transaction fees from affiliates	$194	$—
Management fees from affiliates	100,244	53,222
Carried interest income from affiliates	80,186	69,159

Total Revenues	180,624	122,381

Expenses	(276,227)	(31,863)

Other Income
Interest income	3,027	290
Income from equity method investments	1,350	1,482

Total Other Income	4,377	1,772

Economic Net (Loss) Income	$(91,226)	$92,290

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Advisory and transaction fees from affiliates	$194	$—	$194	N/A
Management fees from affiliates	100,244	53,222	47,022	88.4%
Carried interest income from affiliates	80,186	69,159	11,027	15.9

Total Revenues	$180,624	$122,381	$58,243	47.6%

Total revenues for the capital markets segment were $180.6 million for the year ended December 31, 2007 compared to $122.4 million for the year ended December 31, 2006, an increase of $58.2 million or 47.6%. This change was primarily attributable to an increase in the net asset values of our existing funds combined with the commencement of three new funds during 2007.

Advisory and transaction fees from affiliates were $0.2 million for the year ended December 31, 2007 attributable to a new capital markets fund, Artus, that commenced operations during late 2007.

Management fees from affiliates were $100.2 million for the year ended December 31, 2007 compared to $53.2 million for the year ended December 31, 2006, an increase of $47.0 million or 88.4%. Of this change,

$44.1 million was due to an increase in the net asset values and gross assets of our existing funds including AIC, SVF and AIE I. An additional increase of $2.9 million was due to the commencement of three new capital markets funds, specifically AAOF, EPF and ACLF.

Carried interest income from affiliates was $80.2 million for the year ended December 31, 2007 compared to $69.2 million for the year ended December 31, 2006, an increase of $11.0 million or 15.9%. This change was primarily attributable to the increase in net realized gains of $5.8 million. This increase was comprised of realized gains of $31.7 million primarily due to the dispositions of investments in AIC, AIE I and AAOF offset by a decrease in realized gains in VIF and SVF totaling $25.9 million. The remaining change was due to an increase in unrealized gains by $5.2 million driven by the increase in fair values of investments held by VIF and SVF.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Compensation and benefits	$82,516	$24,369	$58,147	238.6%
Interest expense—beneficial conversion feature	113,280	—	113,280	N/A
Interest expense	46,579	—	46,579	N/A
Professional fees	12,464	3,916	8,548	218.3
General, administrative and other	10,172	2,177	7,995	367.2
Placement fees	4,500	—	4,500	N/A
Occupancy	4,314	1,306	3,008	230.3
Depreciation and amortization	2,402	95	2,307	2,428.4

Total Expenses	$276,227	$31,863	$244,364	766.9%

Total expenses were $276.2 million for the year ended December 31, 2007 compared to $31.9 million for the year ended December 31, 2006, an increase of $244.4 million or 766.9%. This change was primarily attributable to increased compensation and benefits and interest expense associated with the accelerated amortization of the BCF.

Compensation and benefits other than non-cash equity-based compensation were $82.5 million for the year ended December 31, 2007 compared to $24.4 million for the year ended December 31, 2006, an increase of $58.1 million or 238.6%. This change was primarily attributable to increased compensation expense as a result of the favorable performance of our existing funds, the expansion of the capital markets business, as well as with the increased compensation to existing personnel. In addition, non-cash compensation related to fee waivers totaled $10.9 million during 2007.

As discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus, the interest expense increased by $113.3 million due to the amortization of the BCF charge when the convertible notes issued to the Strategic Investors on July 13, 2007 were mandatorily converted to 60,000,001 Class A shares on August 8, 2007. The allocation of interest expense to this segment was based on the fair value of the entities in this segment on July 13, 2007.

Interest expense was $46.6 million for the year ended December 31, 2007. This increase was primarily attributable to the interest expense on the convertible debt incurred prior to conversion to equity and the amortization of deferred loan transaction costs totaling $24.0 million as discussed in note 10 to our audited consolidated and combined financial statements included elsewhere in this prospectus. Additional interest of $22.6 million was attributable to the $1.0 billion seven year credit agreement entered into during April 2007.

Professional fees were $12.5 million for the year ended December 31, 2007 compared to $3.9 million for the year ended December 31, 2006, an increase of $8.5 million or 218.3%. This change was primarily attributable to increased external accounting, audit, legal and consulting fees associated with new capital markets funds that commenced operations during 2007, as well as various one-time projects.

General, administrative and other expenses were $10.2 million for the year ended December 31, 2007 compared to $2.2 million for the year ended December 31, 2006, an increase of $8.0 million or 367.2%. This change was primarily attributable to additional travel, information technology and other expenses incurred as a result of expanding our global platform and headcount during 2007, as well as the commencement of new funds.

Placement fees were $4.5 million for the year ended December 31, 2007. These expenses were incurred in relation to the raising of committed capital for a new capital markets fund, SOMA.

Occupancy expense was $4.3 million for the year ended December 31, 2007 compared to $1.3 million for the year ended December 31, 2006, an increase of $3.0 million or 230.3%. This increase was primarily attributable to the addition of three new leased properties as a result of the increase in our overall headcount, as well as increased rents and maintenance fees due to expansion of our existing spaces leased.

Depreciation and amortization expense was $2.4 million for the year ended December 31, 2007 compared to less than $0.1 million for the year ended December 31, 2006, an increase of $2.3 million or 2,428.4%. As discussed in note 3 to our audited consolidated and combined financial statements included elsewhere in this prospectus, amortization expense of $1.9 million was incurred related to the intangible assets associated with the acquisition of the contributing partners’ interest during 2007. The remaining increase was attributable to additional depreciation expense as a result of new assets placed in service during 2007.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2007	2006
Interest income	$3,027	$290	$2,737	943.8%
Income from equity method investments	1,350	1,482	(132)	(8.9)

Total Other Income	$4,377	$1,772	$2,605	147.0%

Total other income was $4.4 million for the year ended December 31, 2007 compared to $1.8 million for the year ended December 31, 2006, an increase of $2.6 million or 147.0%. This change was primarily attributable to an increase in interest income on the net undistributed proceeds related to the Rule 144A Offering.

Interest income was $3.0 million for the year ended December 31, 2007 compared to $0.3 million for the year ended December 31, 2006, an increase of $2.7 million or 943.8%. This increase was primarily attributable to interest earned on the net undistributed proceeds raised related to the Rule 144A Offering as discussed in note 1 to our audited consolidated and combined financial statements included elsewhere in this prospectus.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table sets forth segment statement of operations information and ENI, for our capital markets segment for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
	2006	2005
Revenues
Management fees from affiliates	$53,222	$29,895
Carried interest income from affiliates	69,159	24,701

Total Revenues	122,381	54,596

Expenses	(31,863)	(13,228)

Other Income
Interest income	290	55
Income from equity method investments	1,482	93

Total Other Income	1,772	148

Economic Net Income	$92,290	$41,516

Revenues

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Management fees from affiliates	$53,222	$29,895	$23,327	78.0%
Carried interest income from affiliates	69,159	24,701	44,458	180.0

Total Revenues	$122,381	$54,596	$67,785	124.2%

Total revenues for the capital markets segment were $122.4 million for the year ended December 31, 2006 compared to $54.6 million for the year ended December 31, 2005, an increase of $67.8 million or 124.2%. This change was primarily attributable to an increase in carried interest income from affiliates due to the increase in fair value of our fund portfolio investments.

Management fees from affiliates were $53.2 million for the year ended December 31, 2006 compared to $29.9 million for the year ended December 31, 2005, an increase of $23.3 million or 78.0%. This change was primarily attributable to a $16.2 million increase in management fees due to an increase in the net asset values and gross assets of our existing funds, AIC and VIF. The remaining increase of $7.1 million was attributable to the commencement of our new funds, SVF and AIE I.

Carried interest income from affiliates was $69.2 million for the year ended December 31, 2006 compared to $24.7 million for the year ended December 31, 2005, an increase of $44.5 million or 180.0%. This change was primarily attributable to an increase of $44.5 million in net realized gains from the disposition of capital markets fund investments to $69.2 million for the year ended December 31, 2006 from $24.7 million for the year ended December 31, 2005. This increase was primarily attributable to existing capital markets funds, VIF and AIC, which contributed $33.1 million of the increase along with AIE I and SVF, which commenced operations in 2006 and generated an additional $11.4 million of realized gains.

Expenses

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Compensation and benefits	$24,369	$8,591	$15,778	183.7%
Professional fees	3,916	1,596	2,320	145.4
General, administrative and other	2,177	1,783	394	22.1
Occupancy	1,306	1,180	126	10.7
Depreciation and amortization	95	78	17	21.8

Total Expenses	$31,863	$13,228	$18,635	140.9%

Total expenses at were $31.9 million for the year ended December 31, 2006 compared to $13.2 million for the year ended December 31, 2005, an increase of $18.6 million or 140.9%. This increase was primarily attributable to an increase in compensation and benefits expense.

Compensation and benefits expense were $24.4 million for the year ended December 31, 2006 compared to $8.6 million for the year ended December 31, 2005, an increase of $15.8 million or 183.7%. This change was primarily attributable to the increase in overall headcount to support increased investment activity during 2006.

Professional fees were $3.9 million for the year ended December 31, 2006 compared to $1.6 million for the year ended December 31, 2005, an increase of $2.3 million or 145.4%. This change was primarily attributable to additional external accounting, audit, legal and consulting fees incurred to support increased levels of investing activity related to the funds in 2006.

Other Income

	Year Ended December 31,		Amount Change	Percentage Change
	2006	2005
Interest income	$290	$55	$235	427.3%
Income from equity method investments	1,482	93	1,389	1,493.5

Total Other Income	$1,772	$148	$1,624	1,097.3%

Total other income was $1.8 million for the year ended December 31, 2006 compared to $0.1 million for the year ended December 31, 2005, an increase of approximately $1.6 million or 1,097.3%. This change was primarily due to the increase in the values of our equity method investments.

Income from equity method investments was $1.5 million for the year ended December 31, 2006 compared to $0.1 million for the year ended December 31, 2005, an increase of $1.4 million or 1,493.5%. This change was primarily attributable to investment income earned on the deferred performance fees from the Apollo Value Investment Offshore Fund Ltd. during 2006, as compared to 2005.

Liquidity and Capital Resources

Historical

Although we have managed our historical liquidity needs by looking at deconsolidated cash flows, our historical consolidated and combined statement of cash flows reflects the cash flows of Apollo, as well as those of our consolidated Apollo funds.

The primary cash flow activities of the consolidated Apollo are:

•	Generating cash flow from operations;

•	Making investments in Apollo funds;

•	Meeting financing needs through credit agreements; and

•	Distributing cash flow to equity holders.

Primary cash flow activities of the consolidated Apollo funds are:

•	Raising capital from their investors, which have been reflected historically as Non-Controlling Interest of the consolidated subsidiaries in our financial statements;

•	Using capital to make investments;

•	Generating cash flow from operations through dividends, interest and the realization of investments; and

•	Distributing cash flow to investors.

While primarily met by cash flows generated through fee income and carried interest income received, working capital needs have also been met (to a limited extent) through borrowings as follows:

		March 31, 2008		December 31, 2007
Debt Obligation	Final Stated Maturity	Outstanding Balance	Annualized Weighted Average Interest Rate	Outstanding Balance	Weighted Average Interest Rate
AMH credit agreement	April 2014	$1,000,000	6.35%	$1,000,000	6.73%
AAA Holdings credit agreement	December 2009	54,810	4.77	54,810	6.24
RACC secured loan agreements	August 2013	1,596	5.37	2,951	7.83

Total		$1,056,406	6.27%	$1,057,761	6.71%

We determine whether to make capital commitments to our private equity funds in excess of our minimum required amounts based on a variety of factors, including estimates regarding our liquidity resources over the estimated time period during which commitments will have to be funded, estimates regarding the amounts of capital that may be appropriate for other funds that we are in the process of raising or are considering raising, and our general working capital requirements.

We have made one or more distributions to our managing partners and contributing partners, representing all of the undistributed earnings generated by the businesses contributed to the Apollo Operating Group prior to our offering. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to our offering or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to our offering are treated as having been earned prior our offering. We intend to distribute such undistributed earnings to the managing and contributing partners in an amount of approximately $193.0 million (see “Capitalization—Footnote (1)”), which was included in our condensed consolidated and combined statements of financial conditions as of March 31, 2008.

In January and April 2008, a preliminary and final distribution was made to our managing partners and contributing partners related to contingent consideration of $37.7 million. The determination of the amount and timing of the distribution was based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC. Included in the distribution were AAA RDUs valued at approximately $12.7 million for the managing partners combined with a distribution of interests in Apollo VIF Co-Investors, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund Ltd. of approximately $0.8 million for the managing partners and contributing partners.

Cash Flows

The consolidated funds’ cash flows, which are reflected in our consolidated and combined statement of cash flows, have increased substantially as a result of this growth, which is the primary cause of increases in the gross cash flows.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
Operating Activities	$197,646	$1,573,398	$855,741	$(1,825,504)	$2,117,820
Investing Activities	(9,308)	(5,255)	(29,113)	(9,411)	(1,819)
Financing Activities	(53,285)	(1,266,831)	(272,922)	1,804,040	(2,120,549)

Net Increase (Decrease) in Cash and Cash Equivalents	$135,053	$301,312	$553,706	$(30,875)	$(4,548)

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Operating Activities

Our net cash flow provided by operating activities was $197.6 million and $1,573.4 million during the three months ended March 31, 2008 and March 31, 2007, respectively. These amounts primarily include net purchases of $0.2 million and net proceeds from sales of investments and liquidating dividends of $1,652.1 million for the three months ended March 31, 2008 and 2007, respectively. In addition, increase in non-cash net unrealized losses was $125.3 million, partially offset by a decrease in Non-Controlling Interest related to Apollo funds of $122.8 million for the three months ended March 31, 2008. The corresponding change was an increase in non-cash net unrealized and realized gains of $753.0 million, partially offset by an increase in Non-Controlling Interest related to Apollo funds of $687.2 million for the same period in 2007.

Our operating activities for the three months ended March 31, 2008 generated cash inflows from the reduction in carried interest receivable of $521.9 million and an increase in deferred revenue of $124.9 million, partially offset by decreases in due to affiliates of $129.2 million and profit sharing payable of $240.6 million. In addition, the net loss of $96.4 million included non-cash equity-based compensation of $283.3 million for the three months ended March 31, 2008.

These amounts represent the significant variances between net income and cash flow from operations and are reflected as operating activities pursuant to Investment Company accounting. The increasing capital needs reflect the growth of our business while the fund-related requirements vary based upon the specific investment activities being conducted at a point in time. These movements do not adversely affect our liquidity or earnings trends because we currently have, and anticipate having, additional borrowing capacity. These amounts have been reflected as operating activities pursuant to the Investment Company accounting guidance.

Investing Activities

Our net cash flow used in investing activities was $9.3 million and $5.3 million for the three months ended March 31, 2008 and March 31, 2007, respectively. The increase of $4.0 million from March 31, 2007 is primarily due to a $6.5 million increase in the purchase of furniture, equipment, and leasehold improvements, offset by a $3.3 million decrease in change of restricted cash. In addition, cash contributions to equity method investments were $20.5 million, partially offset by cash distribution from equity method investments of $19.0 million for the three months ended March 31, 2008.

Financing Activities

Our net cash used in financing activities was $53.3 million and $1,266.8 million during the three months ended March 31, 2008 and 2007, respectively. Our financing activities consisted of cash outflows primarily from the net distributions made to the Non-Controlling Interest holders of $2.1 million and $864.2 million during those periods, respectively, and making net distributions to managing partners and contributing partners, of $16.8 million and $170.6 million during those periods, respectively. Of the total net distribution to Non-Controlling Interest holders during the three months ended March 31, 2008, $2.5 million of distributions and $0.4 million of contributions were related to the pre- and post-Reorganization, respectively.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Operating Activities

Our net cash flow provided by operating activities was $855.7 million for the year ended December 31, 2007 as compared to the net cash flows used in operating activities of $1,825.5 million for the year ended December 31, 2006. These amounts primarily consisted of net proceeds of $781.8 million and net purchases of $1,885.4 million from investments by Apollo funds during the years ended December 31, 2007 and 2006, respectively. These amounts have been reflected as operating activities pursuant to the Investment Company accounting guidance.

Purchases of investments for the years ended December 31, 2007 and 2006 were $3,010.5 million and $4,216.5 million, respectively. Proceeds from dispositions were $3,792.3 million and $2,331.1 million, for the same respective periods.

•

Purchases for the year ended December 31, 2007 included new investments of $1,898.6 million and $1,111.9 million in consolidated private equity funds and consolidated capital markets funds, respectively. For the year ended December 31, 2006 new investments consisted of $3,636.5 million and $580.0 million in consolidated private equity funds and consolidated capital markets funds, respectively.

•

Proceeds from dispositions for the year ended December 31, 2007 included sales of investments of $2,831.6 million and $960.7 million in consolidated private equity and consolidated capital market funds, respectively. The amount for the year ended December 31, 2006 represented the proceeds from sales of investments of $1,795.5 million and $535.6 million in consolidated private equity funds and consolidated capital markets funds, respectively.

Net increase in unrealized gains and losses from investment activities for the years ended December 31, 2007 and 2006 was $1,266.0 million and $609.1 million, respectively. The increase for the year ended December 31, 2007 was driven by net unrealized gains of $1,294.1 million in consolidated private equity funds. The increase for the year ended December 31, 2006 primarily related to an increase in net unrealized gains of $589.5 million in consolidated private equity funds.

Net realized gains from investment activities for the years ended December 31, 2007 and 2006 was $1,013.2 million and $1,011.4 million, respectively. The amount during the year ended December 31, 2007 included realized gains of $948.9 million and $64.3 million in consolidated private equity funds and consolidated capital markets funds, respectively. The amount for the year ended December 31, 2006 consisted of realized gains of $985.7 million and $25.7 million in the consolidated private equity funds and consolidated capital markets funds, respectively.

Net increase in carried interest receivables for the years ended December 31, 2007 and 2006 was $203.1 million and $26.3 million, respectively. The increase for the year ended December 31, 2007 was mainly due to an increase in carry income from Fund VI and AAA Investments, which began generating carry income in 2007.

Net increase in profit sharing payable was $174.8 million for the year ended December 31, 2007 as compared to $42.3 million for the year ended December 31, 2006. These amounts were mainly due to the accrual of profit sharing of $307.7 million and $185.0 million and the payment related to this payable of $132.9 million and $142.7 million for the years ended December 31, 2007 and 2006, respectively. The change was a result of higher carried interest income in the year ended December 31, 2007 compared to 2006 due to an increase in the fair market value of underlying funds and the inclusion of Fund VI in 2007.

Investing Activities

Our net cash flows used in investing activities were $29.1 million and $9.4 million for the years ended December 31, 2007 and 2006, respectively. The primary amount for December 31, 2007 was the cash relinquished related to excluded assets of $16.0 million, equity investments of $9.2 million and fixed assets of $6.9 million. The cash flows used for the December 31, 2006 were primarily due to the purchase of fixed assets of $7.0 million and an increase in restricted cash of $2.6 million. As described above, investment activity of Apollo funds appears in cash flows from operating activities.

Financing Activities

Our net cash flow used in financing activities was $272.9 million and net cash provided by financing activities was $1,804.0 million for the years ended December 31, 2007 and 2006, respectively. Our financing activities primarily include:

•	Issuance of securities related to the Reorganization and offering of $2,018.9 million for the year ended December 31, 2007;

•

Net distributions made to the managing partners prior to the Reorganization of $1,207.3 million and $165.4 million, for the years ended December 31, 2007 and 2006, respectively and net distributions to contributing partners made prior to the Reorganization of $38.9 million and $24.9 million, respectively, for the years ended December 31, 2007 and 2006, respectively;

•	Distribution to managing partners post-reorganization of $1,068 million for the year ended December 31, 2007;

•	Purchase of interests from contributing partners of $156.4 million, excluding any potential contingent consideration, for the year ended December 31, 2007;

•	Debt issuance, net of costs, of $986.9 million and $75.0 million for the years ended December 31, 2007 and 2006, respectively;

•

The net distributions made to the Non-Controlling Interest holders of $559.1 million for the year ended December 31, 2007, of which, $538.7 million represented net distributions made to the investors of Apollo funds prior to the deconsolidation of these funds, $15.9 million to the investors of AAA, and remaining $4.5 million were made to our contributing partners subsequent to the Reorganization and net contributions made by the investors in our consolidated funds of $2,029.2 million for the year ended December 31, 2006;

•

Withdrawals paid to the investors in our consolidated Apollo funds of $227.7 million for the year ended December 31, 2007, which were historically reflected as Non-Controlling Interest prior to the deconsolidation of these funds; and

•	Principal repayments on debt of $21.4 million and $1.8 million for the years ended December 31, 2007 and 2006, respectively.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Operating Activities

Our net cash flow used in operating activities was $1,825.5 million for the year ended December 31, 2006 as compared to the net cash flows provided by operating activities of $2,117.8 million for the year ended December 31, 2005. These amounts primarily consisted of net purchases of $1,885.4 million and net proceeds of $2,242.7 million from investments by Apollo funds for the years ended December 31, 2006 and 2005, respectively. These amounts have been reflected as operating activities pursuant to the investment company accounting guidance.

Purchases of investments for the years ended December 31, 2006 and 2005 were $4,216.5 million and $849.3 million, respectively. Proceeds from dispositions were $2,331.1 million and $3,092.1 million, for the same respective periods.

•

Purchases for the year ended December 31, 2006 included new investments of $3,636.5 million and $580.0 million in consolidated private equity funds and consolidated capital markets funds, respectively. For the year ended December 31, 2005 new investments consisted of $590.6 million and $258.7 million in consolidated private equity funds and consolidated capital markets funds, respectively.

•

Proceeds from dispositions for the year ended December 31, 2006 included sales of investments of $1,795.5 million and $535.6 million in consolidated private equity funds and consolidated capital market funds, respectively. The amount during the year ended December 31, 2005 represented the proceeds from sales of investments of $2,865.4 million and $226.7 million in consolidated private equity funds and consolidated capital markets funds, respectively.

Net increase in unrealized gains losses from investment activities for the years ended December 31, 2006 and 2005 was $609.1 million and $696.2 million, respectively. The increase for the year ended December 31, 2006 was driven by net unrealized gains of $589.5 million in consolidated private equity funds. The increase for the year ended December 31, 2005 primarily related to net unrealized gains of $698.6 million in consolidated private equity funds.

Net realized gains from investment activities for the years ended December 31, 2006 and 2005 were $1,011.4 million and $1,274.6 million, respectively. The amount for the year ended December 31, 2006 included realized gains of $985.7 million and $25.7 million in consolidated private equity funds and consolidated capital markets funds, respectively. The amount during the year ended December 31, 2005 consisted of realized gains of $1,262.3 million and $12.3 million in the consolidated private equity funds and consolidated capital markets funds, respectively.

Net increase in profit sharing payable was $42.3 million for the year ended December 31, 2006 as compared to $35.5 million for the year ended December 31, 2005. These amounts were mainly due to the accrual of profit sharing of $185.0 million and $235.1 million and the payment related to this payable of $142.7 million and $199.6 million during those periods, respectively. The change was a result of higher carried interest income in the year ended December 31, 2006 compared to 2005 due to an increase in the fair market value of underlying funds.

Investing Activities

Our net cash flows used in investing activities were $9.4 million and $1.8 million for the years ended December 31, 2006 and 2005, respectively. The amount for year ended December 31, 2006 was primarily due to the purchase of fixed assets of $7.0 million and an increase in restricted cash of $2.6 million. The cash flows used for December 31, 2005 was primarily due to the purchase of fixed assets of $2.2 million, which was offset by cash distributions from equity investments of $0.5 million. As described above, investment activity of Apollo funds appears in cash flows from operating activities.

Financing Activities

Our net cash flow provided by financing activities was $1,804.0 million and net cash used in financing activities was $2,120.5 million for the years ended December 31, 2006 and 2005, respectively. Our financing activities primarily include:

•	Net distributions made to the partners of $190.3 million and $261.1 million for the years ended December 31, 2006 and 2005, respectively;

•	Debt issuance, net of costs, of $75.0 million during the year ended December 31, 2006;

•

The net contributions from the Non-Controlling Interest holders was $2,029.2 million for the year ended December 31, 2006 and the net distributions made to the Non-Controlling Interest holders was $1,857.7 million for the year ended December 31, 2005; and

•	Principal repayments on debt were $1.8 million and $1.7 million for the years ended December 31, 2006 and 2005, respectively.

Excluded Assets

At the time of the Reorganization on July 13, 2007, certain assets were not contributed to Apollo Global Management, LLC. The following summarizes the impact of the exclusion of the Advisor Entities for the three months ended March 31, 2007, the period from January 1, 2007 to July 13, 2007 and the years ended December 31, 2006 and 2005:

	Three Months Ended March 31, 2007	Period January 1, 2007 – July 13, 2007	For the year ended December 31, 2006	For the year ended December 31, 2005
Revenues	$—	$—	$(5,736)	$157
Expenses	(39,989)	(297)	(18,625)	2,652
Other (loss) income	—	(4,513)	163,362	(50,900)

Loss before Minority Interest	(39,989)	(4,810)	139,001	(48,091)
Minority Interest	35,358	3,942	(123,285)	47,568

Net (loss) income	$(4,631)	$(868)	$15,716	$(523)

Future

We have contributed the net proceeds of the Offering Transactions to the Apollo Operating Group, which is using the net proceeds:

•	to provide capital to facilitate the growth of our existing private equity and capital markets businesses, including through funding a portion of our general partner capital commitments to our funds;

•

to provide capital to facilitate our expansion into new businesses that are complementary to our existing businesses and that can benefit from being affiliated with us, including possibly through selected strategic acquisitions; and

•	for other general corporate purposes.

The net proceeds of the Offering Transactions, cash on hand and our cash flows from operating activities will satisfy our liquidity needs with respect to current commitments relating to investments and with respect to our debt obligations over the next 12 months. We expect to meet our long-term liquidity requirements, including the repayment of our debt obligations and any new commitments, through the generation and growth of operating income and capital raise as necessary.

Our ability to execute our business strategy, particularly our ability to increase our AUM, depends on our ability to establish new funds and to raise additional investor capital within such funds. Our liquidity will depend on a number of factors, such as our ability to project financial performance, which is highly dependent on our funds and our ability to manage our projected costs, having access to credit facilities, being in compliance with existing credit agreements, as well as, industry and market trends.

Distributions to Managing Partners and Contributing Partners

As all managing partners became employees of Apollo Global Management LLC, on July 13, 2007, they are entitled to $100,000 base salary. Any additional consideration will be paid to them in their proportional ownership interest in Holdings. Please refer to the structure chart for participation of profits in the Apollo

Operating Group by Holdings. Additionally, 85% of any tax savings APO Corp. recognizes as a result of the Tax Receivable Agreement will be paid to any exchanging or selling managing partners.

It should be noted that subsequent to the Reorganization, the contributing partners retained ownership interests at the entity level below the Apollo Operating Group, therefore any distributions prior to flowing up to the Apollo Operating Group are shared pro rata with the contributing partners who have a direct interest in the entity (management or advisory entity). These distributions are considered compensation expense post-reorganization.

The contributing partners are entitled to receive the following:

•

Profit sharing—private equity carried interest income, from direct ownership of advisory entity. Any changes in fair value of the underlying fund investments would result in changes to Apollo Global Management, LLC’s profit sharing payable.

•

Net management fee income—distributable cash determined by the general partner of each management company, from direct ownership of management company entity. The contributing partners will continue to receive net management fee income payments based on the points they retained in management companies directly. Such payments are treated as compensation expense post-Reorganization as described above.

•

Any additional consideration will be paid to them in their proportional ownership interest in Holdings. Please refer to the structure chart for participation of profits in and distributions from the Apollo Operating Group by Holdings.

•	No base compensation is paid to the contributing partners from Apollo Global Management, LLC.

•	Additionally, 85% of any tax savings APO Corp. recognizes as a result of the Tax Receivable Agreement will be paid to any exchanging or selling contributing partner.

Commitments

Our management companies and general partners have committed that we, or our affiliates, will invest into the funds a certain percentage of their capital. While a small percentage of these amounts are funded by us, the majority of these amounts have historically been funded by our affiliates, general partners and employees. The original amounts of these commitments, including amounts of unconsolidated affiliates, percentage of total fund commitments, remaining commitments, and percentage of total remaining commitments for each private equity fund and each capital markets fund as of March 31, 2008, were as follows (in millions):

Fund	Original Commitment	% of Total Fund Commitments		Remaining Commitment	% of Total Remaining Commitments
Fund VII	$287.1	2.43%		$269.7	2.45%
Fund VI	246.3	2.43		110.4	3.03
Fund V	100.0	2.67		11.7	2.40
Fund IV	100.0	2.78		3.5	4.22
Fund III	100.6	6.71		15.5	9.81
ACLF	16.6	2.44		9.3	2.45
EPF (a)	519.7	68.07		388.1	64.89
AAOF (b)	400.0	(b	)	182.0	(b	)
SOMA	8.0	1.00		1.25	1.0

Total	$1,778.3

(a)	Amounts shown in EPF include commitments from AAA and SOMA. Of the total original commitment amount in EPF, AAA and SOMA have $355.2 million and $118.4 million, respectively. Of the total remaining commitment amount in EPF, AAA and SOMA have $265.3 million and $88.4 million, respectively.
(b)	Amounts shown in AAOF represent commitments of AAA. There are no direct commitments by the company to AAOF.

Apollo has an ongoing obligation to acquire additional common units from AAA on a quarterly basis in an amount equal to 25% of the aggregate after tax cash distributions, if any, that are made to Apollo affiliates pursuant to the carried interest distribution rights that are applicable to the investments that are made through AAA Investments.

The AMH credit agreement, which provides for a $1.0 billion variable-rate term loan will have future impacts on our cash uses. Borrowings under the AMH credit agreement accrue interest at a rate of (i) LIBOR loans (LIBOR plus 1.50%), or (ii) base rate loans (base rate plus 0.50%). The applicable margin for such borrowing may be reduced subject to AMH obtaining certain leverage ratios. As of March 31, 2008, the loans under the AMH credit facility were LIBOR-based and had an interest rate of 4.57%.

If AMH receives net cash proceeds from certain asset sales, then such net cash proceeds shall be deposited in the cash collateral account to the extent necessary to reduce its debt to EBITDA ratio on a pro forma basis as of the last day of the most recently completed fiscal quarter (after giving effect to such non-ordinary course asset sale and such deposit) to (i) for 2010, 2011 and 2012, a debt to EBITDA ratio of 3.50 to 1.00 and (ii) for all other years, a debt to EBITDA ratio of 4.00 to 1.00.

If AMH’s debt to EBITDA ratio as of the end of any fiscal year exceeds the level set forth in the next sentence (the “Excess Sweep Leverage Ratio”), AMH must deposit its excess cash flow in the cash collateral account to the extent necessary to reduce the debt to EBITDA ratio on a pro forma basis as of the end of such fiscal year to 0.25 to 1.00 below the Excess Sweep Leverage Ratio. The Excess Sweep Leverage Ratio will be: for 2007, 5.00 to 1.00; for 2008, 4.75 to 1.00; for 2009, 4.25 to 1.00; for 2010, 4.00 to 1.00; for 2011, 4.00 to 1.00; and for 2012, 4.00 to 1.00. In addition, during 2010, 2011 and 2012, AMH must deposit the lesser of (a) 50% of any remaining Excess Cash Flow and (b) the amount required to reduce such debt to EBITDA ratio on a pro forma basis at the end of such fiscal year to 3.25 to 1.00. To the extent AMH is required to provide cash to collateralize the AMH credit agreement, such cash will not be available to distribute to us and to Holdings.

The borrower may prepay loans under the AMH credit facility in whole or in part, without penalty or premium, subject to certain minimum amounts and increments. Upon the incurrence of certain indebtedness, AMH must apply all of its net cash proceeds to the prepayment of the AMH credit facility and the AAA Holdings credit facility described below on a ratable basis.

The AMH credit facility contains customary events of default, including, without limitation, payment defaults, failure to comply with covenants, cross-defaults to other material indebtedness, bankruptcy and insolvency. In addition, it will be an event of default under the AMH credit facility if either (i) Mr. Black, together with related persons or trusts, shall cease as a group to participate to a material extent in the beneficial ownership of AMH or (ii) two of the group constituting Messrs. Black, Harris and Rowan shall cease to be actively engaged in the management of the AMH loan parties. If any event of default occurs and is continuing, the lenders may declare all of the amounts owed under the AMH credit facility to be immediately due and payable and prevent AMH and the guarantors from making any distribution on their equity (except tax distributions).

We have entered into a Tax Receivable Agreement with our managing partners and contributing partners which requires us to pay 85% of any tax savings received at the APO Corp. entity from our step up in tax basis to our managing partners and contributing partners. The tax savings achieved may not ensure that we have sufficient cash available to pay our tax liability or generate additional distributions to our investors. Also, we might need to incur additional debt to repay the Tax Receivable Agreement if our cash flows are not adequate.

Dividends/Distributions

Although Apollo Global Management, LLC expects to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends. To the extent we do not have cash on hand sufficient to pay dividends, we may have to borrow funds to pay dividends, or we may determine not to pay dividends.

Carried interest income from certain of the private equity funds and a managed account may be distributed to us on a current basis, generally subject to the obligation of the subsidiary of the Apollo Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event that certain specified return thresholds are not ultimately achieved. The managing partners and contributing partners have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this clawback obligation. Such guarantees are several and not joint and are limited to a particular managing partner’s or contributing partner’s distributions. The Managing Partner Shareholders Agreement contains our agreement to indemnify each of our managing partners and contributing partners against all amounts that they pay pursuant to any of these personal guaranties in favor of our funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties) for all interests that our managing partners and contributing partners have contributed or sold to the Apollo Operating Group.

Accordingly, in the event that one of the subsidiaries of the Apollo Operating Group is obligated to repay amounts pursuant to a clawback obligation with respect to amounts that have been paid to our managing partners, contributing partners or certain other investment professionals, we will bear the cost of such clawback obligation even though we did not receive the prior distributions to which the clawback obligation relates. Similarly, in the future, we do not expect to require our investment professionals who receive carried interest income from our funds that have clawback obligations to repay any such amounts to the extent that the clawback obligation becomes applicable.

A cash distribution amounting to $0.33 per Class A share totaling $111.3 million in aggregate was paid to holders of record as of April 18, 2008 by the Apollo Operating Group. Of this amount, $32.2 million was received by Apollo Global Management, LLC. This distribution results from the quarterly distribution with respect to the first quarter of 2008 amounting to $0.16 per Class A share plus a special distribution amounting to $0.17 per Class A share primarily resulting from the realization of a fund portfolio company in February 2008. The declaration, payment and determination of the amount of our quarterly dividend will be at the sole discretion of our manager.

Additionally, on July 15, 2008, we declared a cash distribution amounting to $0.23 per Class A share, which includes our second quarter 2008 quarterly distribution of $0.16 per Class A share plus a special distribution of $0.07 per Class A share primarily resulting from realizations from (i) portfolio companies of Fund IV, Sky Terra Communications, Inc. and United Rentals, Inc., (ii) dividend income from a portfolio company of Fund VI, and (iii) interest income related to debt investments of Fund VI. Of this amount, $22.4 million was received by Apollo Global Management, LLC and distributed on July 25, 2008, to its Class A shareholders of record on July 18, 2008.

We anticipate our annual cost of complying with regulatory requirements once we are a public company will be approximately as follows:

•	Board of Directors and Audit Committee Member Fees—$1.5 million;

•	Audit Fees—$1.0 million;

•	Finance Staff—$3.0 million;

•	Computer Systems and Information Technology Staff—$1.3 million;

•	Investor Relations and Other External Communications—$1.5 million; and

•	Internal Audit Function—$2.1 million.

Application of Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon the consolidated and combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. A summary of our significant accounting policies is presented in our consolidated and combined financial statements included elsewhere in this prospectus. The following is a summary of our accounting policies that are affected most by judgments, estimates and assumptions.

Consolidation

Our policy is to consolidate Apollo funds that are determined to be variable interest entities (“VIE”) where we absorb a majority of the expected losses or a majority of the expected residual returns, or both, pursuant to the requirements of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), as revised. The evaluation of whether a fund is subject to the requirements of FIN 46(R) or is a VIE and the determination of whether we should consolidate such VIE requires management’s judgment. These judgments include determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, evaluating whether the equity group can make decisions that have a significant effect on the success of the entity, determining whether two or more parties interests should be aggregated, determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE, and estimating cash flows in evaluating which member within the equity group absorbs a majority of the expected losses and, hence, would be deemed the primary beneficiary. The use of these judgments has a material impact to certain components of our condensed consolidated and combined financial statements, but does not affect our net income or equity. In addition, we consolidate those entities we control through a majority voting interest or otherwise, including those Apollo funds in which the general partners are presumed to have control pursuant to Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether A General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). The provisions under both FIN 46(R) and EITF 04-5 have been applied retrospectively to prior periods.

Revenue Recognition

Carried Interest Income from Affiliates. We earn carried interest income from our funds as a result of such funds achieving specified performance criteria. Such carried interest income generally is earned based upon a fixed percentage of realized profits or net realized gains of various funds after meeting any applicable hurdle rate or threshold minimum. Carried interest income for certain capital markets funds can be subject to a clawback on a quarterly basis. Once the annual carried interest income has been determined there is no look back to prior periods for a potential clawback. Carried interest income on certain other capital markets funds can be subject to clawback at the end of the life of the fund. Carried interest income (which is included in revenue on the consolidated and combined statement of operations) from certain of the private equity funds and certain of the capital markets funds we manage is subject to contingent repayment (or clawback) and may be paid to us as particular investments made by the funds are realized. If, however, upon liquidation of a fund, the aggregate amount paid to us as carried interest exceeds the amount actually due to us based upon the aggregate performance of the fund, the excess (net of taxes) is required to be returned by us (i.e., “clawed back”) to that fund. Estimates and assumptions are required to be made by us in determining the carried interest income recognized, these estimates and assumptions consider market conditions, industry trends, as well as, judgment as to the estimation of any required clawback. We have elected to adopt Method 2 of Emerging Issues Task Force Topic D-96, “Accounting for Management Fees Based on a Formula.” Under this method, we accrue carried interest income quarterly and separately assess the likelihood of a clawback. If deemed necessary, we will record a reserve for the clawback.

Valuation of Investments

Equity Method Investments. Our investments in Apollo funds are accounted for under the equity method of accounting. As such our results are based on the reported fair value of the funds as of the reporting date with our pro rata ownership interest of the changes in each fund’s net asset value reflected in our results of operations.

Consolidated Investments

Pre-Deconsolidation. The funds are, for U.S. GAAP purposes, investment companies and therefore apply specialized accounting principles specified by the AICPA Audit and Accounting Guide, Investment Companies, and reflect their investments on the consolidated and combined statement of financial condition at their estimated fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of other income in the consolidated and combined statement of income. Realized and unrealized gains have a significant impact on our results of operations.

Subsequent to Deconsolidation. Subsequent to deconsolidation of certain funds, our investments in Apollo funds are accounted for under equity method of accounting.

Private Equity Investments. The value of liquid investments, where the primary market is an exchange (whether foreign or domestic) is determined using period end market prices. Such prices are generally based on the last sales price on the date of determination, or, if no sales occurred on such day, at the “bid” price at the close of business on such day and if sold short at the “ask” price or at ascertainable prices at the close of business on such day. Forwards are valued based on market rates obtained from counterparties or prices obtained from recognized financial data service providers.

When determining fair value pricing when no market value exists, the value attributed to an investment is based on the enterprise value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation approaches used to estimate the fair value of investments include the income approach and the market approach. The income approach provides an indication of fair value based on the present value of cash flows that a business or security is expected to generate in the future. The most widely used methodology used in the income approach is a discounted cash flow method. Inherent in the discounted cash flow method are assumptions of expected results and a calculated discount rate. The market approach provides an indication of fair value based on a comparison of the subject company to comparable publicly traded companies and transactions in the industry. The market approach is driven more by current market conditions of actual trading levels of similar companies and actual transaction data of similar companies. Consideration may also be given to such factors as the company’s historical and projected financial data, valuations given to comparable companies, the size and scope of the company’s operations, the company’s strengths, weaknesses, expectations relating to the market’s receptivity to an offering of the company’s securities, applicable restrictions on transfer, industry information and assumptions, general economic and market conditions and other factors deemed relevant. As part of management’s process we utilize a valuation committee to review and approve the valuations. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

Capital Markets Investments. The vast majority of the investments in our capital markets funds are valued based on quoted market prices. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value utilizing recognized pricing services, market participants or other sources. The capital markets funds also enter into foreign currency exchange contracts, credit default swap contracts, and other derivative contracts, which may include options, caps, collars and floors. Foreign currency exchange contracts are marked-to-market by recognizing the difference between the contract exchange rate and the current market rate as unrealized appreciation or depreciation. Changes in value are recorded in income currently. Realized gains or losses are recognized when contracts are settled. Credit default swap contracts are recorded at fair value as an asset or liability with changes in fair value recorded as unrealized appreciation or depreciation. Realized gains or losses are recognized at the termination of the contract based on the difference between the close-out price of the credit default contract and the original contract price.

As noted in the Sensitivity section, the investment values are impacted by various changes to the assumptions used in determining fair value. For further discussion of the impacts of changes in assumptions refer to “—Sensitivity.”

Compensation and Benefits

Compensation and benefits include salaries, bonuses, profit sharing plans and the amortization of equity-based compensation. Bonuses are accrued over the service period. From time to time, the company may distribute profits interests as a result of waived management fees to their investment professionals, which are considered compensation. Additionally, certain employees have arrangements whereby they are entitled to receive a percentage of carried interest income based on the fund’s performance. To the extent that individuals are entitled to a percentage of the carried interest income and such entitlement is subject to potential forfeiture at inception, such arrangements are accounted for as profit sharing plans, and compensation expense is recognized as the related carried interest income is recognized.

Apollo equity-based compensation is accounted for under the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Under SFAS No. 123(R), the cost of employee services received in exchange for an award of equity instruments is generally measured based on the grant date fair value of the award. Equity-based awards that do not require future service (i.e., vested awards) are expensed immediately. Equity-based employee awards that require future service are recognized over the relevant service period. Further, as required under SFAS No. 123(R), the company estimates forfeitures using industry comparables or historical trends for equity-based awards that are not expected to vest. Apollo’s equity-based compensation awards consist of Apollo Operating Group units, RSUs and RDUs. The company’s assumptions made to determine the fair value on grant date and the estimated forfeiture rate are embodied in the calculations of compensation expense.

Our compensation expense related to our profit sharing payable is a result of agreements with our contributing partners and employees to compensate them based on the ownership interest they have in the general partners of the Apollo funds. Therefore, any movements in the fair value of the underlying investments in the funds we manage and advise affect the profit sharing payable. As of March 31, 2008, our total private equity investments were $13.9 billion. The contributing partners and employees are allocated approximately 45% of the total carried interest income; therefore, any changes in fair value of the underlying fund’s investments related to these individuals is treated as compensation expense. A 10% change in the fair value of the investments in the private equity funds would have resulted in our profit sharing expense changing by $110.5 million.

Another significant part of our compensation expense is from amortization of the Apollo Operating Group units subject to forfeiture by our managing partners and contributing partners. The estimated fair value was determined and recognized over the forfeiture period on a straight-line basis. We have estimated a 0% and 3% forfeiture rate for our managing partners and contributing partners, respectively based on the company’s historical attrition rate for this level of staff as well as industry comparable rates. If either the managing partners or contributing partners are no longer associated with Apollo or if there is no turn over, we will revise our estimated compensation expense to the actual amount of expense based on the units vested at the balance sheet date in accordance with SFAS No. 123(R).

Additionally, the value of the Apollo Operating Group units have been reduced to reflect the transfer restrictions imposed on units issued to the managing partners and contributing partners as well as the lack of rights to participate in future Apollo Global Management, LLC equity offerings. These awards have the following characteristics:

•

Awards granted to the managing partners (i) are not permitted to be sold to any parties outside of the Apollo Global Management, LLC control group and transfer restrictions lapse pro rata during the forfeiture period over 60 or 72 months, and (ii) can initiate a change in control.

•

Awards granted to the contributing partners (i) are not permitted to be sold or transferred to any parties except to the Apollo Global Management, LLC control group and (ii) the transfer restriction period lapses over six years (which is longer than the forfeiture period which lapses ratably over 60 months).

As noted above, the Apollo Operating Group units issued to the managing partners and contributing partners have different restrictions which effect the liquidity of and the discounts applied to each grant.

We utilized the Finnerty Model to estimate the impact of a discount that a restricted stock cannot be sold over a certain period of time. The assumptions utilized were (i) length of holding period, (ii) volatility, (iii) dividend yield and (iv) risk free rate. Our assumptions were as follows:

(i)	We assumed a maximum two year holding period.

(ii)	We concluded based on industry peers, that our volatility annualized would be approximately 40%.

(iii)	We assumed no dividends.

(iv)	We assumed a 4.88% risk free rate based on US Treasury’s with a two year maturity.

This calculation, as detailed above yielded a discount rate of 14% and 29% for the grants to the managing partners and contributing partners, respectively.

Income Taxes

Apollo has historically operated as partnerships for U.S. Federal income tax purposes and primarily corporate entities in non-U.S. jurisdictions. As a result, income has not been subject to U.S. Federal and state income taxes. Taxes related to income earned by these entities represent obligations of the individual partners and members and have not been reflected in the consolidated and combined financial statements. Income taxes presented on the consolidated and combined statements of operations are attributable to the New York City unincorporated business tax and income taxes on certain entities located in non-U.S. jurisdictions.

Following the Reorganization, Apollo Operating Group and its subsidiaries continue to operate in the U.S. as partnerships for U.S. Federal income purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business tax, or in the case of non-U.S. entities, to non-U.S. corporate income taxes. In addition, APO Corp. is subject to Federal, state and local corporate income taxes at the entity level and these taxes, accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes, are reflected in the consolidated and combined financial statements.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amount of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

Fair Value Measurements

The company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) as of January 1, 2008, which among other things, requires enhanced disclosures about investments that are measured and reported at fair value. SFAS No. 157 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include listed equities and listed derivatives. As required by SFAS No. 157, the company does not adjust the quoted price for these investments, even in situations where Apollo holds a large position and a sale could reasonably impact the quoted price.

Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments which are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level III—Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include general and limited partnership interests in corporate private equity and real estate funds, mezzanine funds, funds of hedge funds, distressed debt and non-investment grade residual interests in securitizations and collateralized debt obligations.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of Apollo’s investments by fair value hierarchy levels as of March 31, 2008 and December 31, 2007:

	March 31, 2008
	Total	Level I	Level II	Level III
Investment in AAA Investments, L.P.	$2,007,778	$—	$—	$2,007,778

	December 31, 2007
	Total	Level I	Level II	Level III
Investment in AAA Investments, L.P.	$2,132,847	$—	$—	$2,132,847

The changes in investments measured at fair value for which the company has used Level III investments are:

For the Three Months Ended March 31, 2008
Balance, December 31, 2007	$2,132,847
Purchases	231
Change in unrealized gain	(125,300)

Balance, March 31, 2008	$2,007,778

The above change in unrealized gain has been recorded within the caption “Net (losses) gains from investment activities” on the condensed consolidated and combined statements of operations.

The following table summarizes the company’s Level III investments by valuation methodology:

	March 31, 2008		December 31, 2007
	Private Equity		Private Equity
Values based on Net Asset Value of the underlying funds (which in turn are based on the Funds underlying investments which are valued using market comparables and broker quotes)	$2,007,778	100%	$2,132,847	100%

Additionally, the company has determined that the valuation of the interest rate swaps fall within Level 2 of the SFAS No. 157 fair value hierarchy as discussed in note 7 to our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our predominant exposure to market risk is related to our role as investment manager for our funds and the sensitivity to movements in the fair value of their investments on carried interests and management fee revenues. Our investment in the funds continues to impact our net income in a similar way after the deconsolidation of most of our funds. For a discussion of the impact of market risk factors on our financial instruments refer to “—Application of Critical Accounting Policies—Consolidation—Valuation of Investments.”

The following table summarizes our financial assets and liabilities that may be impacted by various market risks such as equity prices, interest rates and exchange rates:

March 31, 2008
Assets
Investments at fair value and derivatives	$2,007,778
Carried interest receivable from private equity and capital market funds	794,237
Equity method and other investments	29,287

$2,831,302

Liabilities
Management Companies’ Debt Obligation Payable	$1,056,406
Profit sharing payable	356,238

$1,412,644

The fair value of our financial assets and liabilities of our funds may fluctuate in response to changes in the value of investments, foreign exchange, commodities and interest rates. The net effect of these fair value changes impacts the gains and losses from investments in our consolidated and combined statements of operations. However, the majority of these fair value changes are absorbed by the Non-Controlling Interest holders. To the extent our funds are deconsolidated, our investment in the funds will continue to impact our net income.

Risks are analyzed across funds from the “bottom up” and from the “top down” with a particular focus on asymmetric risk. We gather and analyze data, monitor investments and markets in detail, and constantly strive to better quantify, qualify and circumscribe relevant risks.

Each segment runs its own investment and risk management process subject to our overall risk tolerance and philosophy:

•

The investment process of our private equity funds involves a detailed analysis of potential acquisitions, and asset management teams assigned to oversee the strategic development, financing and capital deployment decisions of each portfolio investment;

•

Our capital markets funds continuously monitor a variety of markets for attractive trading opportunities, applying a number of traditional and customized risk management metrics to analyze risk related to specific assets or portfolios, as well as, fund-wide risks.

Impact on Management Fees—Our management fees are based on one of the following:

•	capital commitments to an Apollo fund;

•	capital invested in an Apollo fund; or

•	the gross, net or adjusted asset value of an Apollo fund, as defined.

Management fees will generally be impacted by changes in market risk factors to the extent (i) such market risk factors cause changes in invested capital or in market values to below cost, in the case of our private equity funds and certain capital markets funds, or (ii) such market risk factors cause changes in gross or net asset value, for the capital markets funds. The proportion of our management fees that are based on NAV is dependent on the number and types of our funds in existence and the current stage of each funds’ life cycle. As of March 31, 2008, approximately 13% of our management fees earned were based on the NAV of the applicable funds.

Impact on Advisory and Transaction Fees—We earn transaction fees relating to the negotiation of private equity transactions and may obtain reimbursement for certain out-of-pocket expenses incurred. Subsequently, on a quarterly or annual basis, ongoing advisory fees, and additional transaction fees in connection with additional purchases or follow-on transactions, may be earned. Any broken deal costs are reflected as a reduction to transaction fees to derive “net transaction fees.” Advisory and transaction fees will only be impacted by changes in market risk factors to the extent that they limit our opportunities to engage in private equity transactions or impair our ability to consummate such transactions. The impact of changes in market risk factors on advisory and transaction fees is not readily predicted or estimated.

Impact on Carried Interest Income—We earn carried interest income from our funds as a result of such funds achieving specified performance criteria. Our carried interest income will be impacted by changes in market risk factors. However, several major factors will influence the degree of impact:

•	the performance criteria for each individual fund in relation to how that fund’s results of operations are impacted by changes in market risk factors;

•	whether such performance criteria are annual or over the life of the fund;

•	to the extent applicable, the previous performance of each fund in relation to its performance criteria; and

•	whether each funds’ carried interest income is subject to contingent repayment.

As a result, the impact of changes in market risk factors on carried interest income will vary widely from fund to fund. The impact is heavily dependent on the prior and future performance of each fund, and therefore is not readily predicted or estimated.

Market Risk—We are directly and indirectly affected by changes in market conditions. Market risk generally represents the risk that values of assets and liabilities or revenues and expenses will be adversely affected by changes in market conditions. Market risk is inherent in each of our investments and activities including loans, short-term borrowings, long-term debt, hedging instruments, credit default swaps, and derivatives. Just a few of the market conditions that may shift from time to time, thereby exposing us to market risk, include fluctuations in interest and currency exchange rates, equity prices, changes in the implied volatility of interest rates, foreign exchange rates, and price deterioration. For example, subsequent to the second quarter of 2007, the debt capital markets in the U.S. experienced significant dislocation severely limiting the availability of new credit to facilitate new traditional buyouts. Volatility in the debt markets can impact our pace of deployment, the timing of receipt of transaction fee revenues and the timing of realizations. These market conditions could have an impact on the value of investments. Accordingly, depending on the instruments or activities impacted, market risks can have wide ranging, complex adverse affects on our results from operations and our overall financial condition. Historically, we have effectively managed market risk using certain strategies and methodologies which management evaluates periodically for appropriateness. We intend to continue to mitigate this risk going forward and are continually monitoring our exposure to all market factors.

Our funds hold investments that are reported at fair value as of the reporting date. Market risk creates changes in the value of investments due to changes in interest rates, credit spreads or other market factors, including the valuation of equity securities. Based on the balance as of March 31, 2008, we estimate that the fair value of investments on our consolidated and combined statement of financial condition would change by $0.2 billion in the event of a 10% change in fair value of the holdings and securities. We would also experience an indirect impact on our operating income including reduced management fees as a result of changes in fair value of the underlying investments in unconsolidated funds.

Interest Rate Risk—Interest rate risk represents exposure we have to instruments whose values vary with the change in interest rates. These instruments include, but are not limited to, loans, borrowings and derivative instruments. We may seek to mitigate risks associated with the exposures by taking offsetting positions in derivative contracts. Hedging instruments allow us to seek to mitigate risks by reducing the effect of movements in the level of interest rates, changes in the shape of the yield curve, as well as, changes in interest rate volatility. Hedging instruments used to mitigate these risks may include related derivatives such as options, futures and swaps.

Credit Risk—Certain of our funds are subject to certain inherent risks through their investments.

Various of our entities invest substantially all of their excess cash in open-end money market funds and money market demand accounts, which are included in cash and cash equivalents. The money market funds invest primarily in government securities and other short-term, highly liquid instruments with a low risk of loss. We continually monitor the funds’ performance in order to manage any risk associated with these investments.

Certain of our entities hold derivatives instruments that contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. We minimize our risk exposure by limiting the counterparties with which we enter into contracts to banks and investment banks who meet established credit and capital guidelines. We do not expect any counterparty to default on its obligations and therefore do not expect to incur any loss due to counterparty default.

Foreign Exchange Risk—Foreign exchange risk represents exposures we have to changes in the values of current holdings and future cash flows denominated in other currencies and investments in non-U.S. companies. The types of investments exposed to this risk include investments in foreign subsidiaries and portfolio companies, foreign currency-denominated loans, foreign currency-denominated transactions, and various foreign exchange derivative instruments whose values fluctuate with changes in currency exchange rates or foreign interest rates. Instruments used to mitigate this risk are foreign exchange options, currency swaps, futures and forwards. These instruments may be used, from time to time, to help insulate us against losses that may arise due to volatile movements in foreign exchange rates and/or interest rates.

Non-U.S. Operations—We conduct business throughout the world and are continuing to expand into foreign markets. We have offices in London, Singapore, Frankfurt and Paris, and have been strategically growing our international presence. Our investments and revenues are primarily derived from our U.S. operations. With respect to our non-U.S. operations, we are subject to risk of loss from currency fluctuations, social instability, changes in governmental policies or policies of central banks, expropriation, nationalization, unfavorable political and diplomatic developments and changes in legislation relating to non-U.S. ownership. We also invest in the securities of corporations which are located in non-U.S. jurisdictions. As we continue to expand globally, we will continue to focus on minimizing these risk factors as they relate to specific non-U.S. investments.

Sensitivity

Our assets and unrealized gains, and our related equity and net income are sensitive to changes in the valuations of our funds’ underlying investments and could vary materially as a result of changes in our valuation assumptions and estimates. As described in “—Quantitative and Qualitative Disclosures About Market Risk,” changes in fair value will have the following impacts before a reduction of profit sharing expense and on a pre-tax basis on our results of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007:

•

Management fees for selected funds in our capital markets business are based on the net asset value of the relevant fund, which in turn is dependent on the estimated fair values of their investments. For the most of the remaining funds in our capital markets business, management fees are based on gross Assets Under Management, as defined. For these capital markets funds, the impact of a change in these values would have an immediate impact on the management fees recorded in the three months ended March 31, 2008 and for the year ended December 31, 2007. A 10% decline in the fair values of all of the investments held by such vehicles as of March 31, 2008 and December 31, 2007 would decrease management fees from our capital markets business in the three months ended March 31, 2008 and for the year ended December 31, 2007 by approximately $0.2 million and $7.2 million, respectively.

•

Management fees for our private equity funds range from 0.65% to 1.5% and are charged on either (a) a fixed percentage of committed capital over a stated investment period or (b) a fixed percentage of invested capital of unrealized portfolio investments. Changes in values of investments could indirectly affect future management fees from private equity funds by, among other things, reducing the funds’ access to capital or liquidity and their ability to currently pay the management fees or if such change resulted in a write-down of investments below their associated invested capital.

•

Management fees for AAA Investments range between 1% and 1.25% of AAA Investments invested capital plus its cumulative distributable earnings at the end of each quarterly period, net of any amount AAA Investments pays for the repurchase of limited partner interests, as well as capital invested in Apollo funds and temporary investments and any distributable earnings attributable thereto. A 10% decline in the fair value of all of the investments held by AAA Investments would decrease AAA Investments’ management fees for the three months ended March 31, 2008 and for the year ended December 31, 2007 by approximately $0.3 million and $2.7 million, respectively.

•

Carried interest income from most of our capital markets funds, which are quantified above under “—Results of Operations” and “—Segment Analysis,” are impacted directly by changes in the fair value of their investments. Carried interest income from most of our capital markets funds generally are earned based on achieving specified performance criteria. We anticipate that a 10% decline in the fair values of investments held by all of the capital markets funds at March 31, 2008 and December 31, 2007 would decrease consolidated carried interest income for the three months ended March 31, 2008 and for the year ended December 31, 2007 by approximately $2.5 million and $17.9 million, respectively. Additionally, the changes to carried interest income from most of our capital markets business assume there is no loss in the fund for the relevant period. If the fund had a loss for the period, no carried interest income would be earned by us.

•

Carried interest income from private equity funds generally is earned based on achieving specified performance criteria and is impacted by changes in the fair value of their fund investments. We anticipate that a 10% decline in the fair values of investments held by all of the private equity funds at March 31, 2008 and December 31, 2007 would decrease consolidated carried interest income for the three months ended March 31, 2008 and for the year ended December 31, 2007 by $284.5 million and $262.7 million, respectively. The effects on private equity fees and income assume that a decrease in value does not cause a permanent write-down of investments below their associated invested capital.

•

For select capital markets funds and private equity funds, our share of investment income is derived from unrealized gains or losses on investments in funds included in the consolidated and combined financial statements. For funds in which we have an interest, but are not included in our consolidated and combined financial statements, our share of investment income is limited to our accrued compensation units and direct investments in the funds, which ranges from 0.01% to 6.16% (for capital markets funds) and from 0.002% to 0.322% (for private equity funds). A 10% decline in the fair value of investments at March 31, 2008 and December 31, 2007 would result in an approximately $1.9 million and $2.5 million, respectively, decrease in investment income at the consolidated level.

The following table summarizes the sensitivity impacts of a 10% decline in the fair value of the investments, with the assumption that such entire decline affects unrealized appreciation, held by all of our funds, on a U.S. GAAP basis:

U.S. GAAP Basis
	Management Fees	Carried Interest Income(b)	Investment Income (Unrealized Gains and Losses)(b)

Private Equity Funds(a)	None, except in instances where such funds’ management fees are based on NAV in which case the management fee revenue would drop by a corresponding 10%	Generally, a 10% immediate decline in carried interest income from these funds. Since the carried interest income is equal to 20% of total returns, the dollar effect would be 2% (20% of 10%) of the dollar decrease in value.	Generally, a 10% immediate decline in investment income from these funds. Since we generally have a 0.002% to 0.322% investment in these funds, the dollar effect would be 0% to 0.03% (0.002% to 0.322% of 10%) of the dollar decrease in value.

Capital Markets Funds	Up to 10% annual change in management fees from these funds	Generally, a 10% immediate decline in carried interest income from these funds. Since the carried interest income is generally equal to 20% of fund returns, the dollar effect would be 2% (20% of 10%) of the dollar decrease in value.	Generally, a 10% immediate decline in investment income from these funds. Since we generally have a 0.01% to 6.16% investment in these funds, the dollar effect would be 0.001% to 0.616% (0.01% to 6.16% of 10%) of the dollar decrease in value.

(a)	Certain of our capital markets funds have the same sensitivity impact as the private equity funds.
(b)	After consideration of the allocations between the limited partners of the funds and our carried interest.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosure about fair value measurements. SFAS No. 157 requires companies to measure and disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide enhanced disclosure regarding certain instruments, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Apollo will provide SFAS No. 157 disclosures upon adoption. Other than enhanced disclosures, the adoption of SFAS No. 157 as of January 1, 2008 did not have a material impact on Apollo’s consolidated and combined financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”) SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Apollo adopted SFAS No. 159 as of January 1, 2008. The adoption of SFAS No. 159 as of January 1, 2008 did not have any impact on Apollo’s consolidated and combined financial statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”), which provides clarification on the applicability of FIN 46(R) to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies. FSP FIN 46(R)-7 amends FIN 46(R), to make permanent the temporary deferral of the application of FIN 46(R), to entities within the scope of the guide under AICPA Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1. The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on Apollo’s consolidated and combined financial statements.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged. In February 2008, the FASB issued FSP SOP 07-1-1 Effective Date of AICPA Statement of Position 07-1, to indefinitely defer the effective date of SOP 07-1. Apollo intends to monitor future developments associated with this statement in order to assess the impact, if any, that may result.

In June 2007, the EITF reached consensus on Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 requires that the tax benefit related to dividend equivalents paid on RSUs, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The adoption of EITF 06-11 as of January 1, 2008 is not expected to have a material impact to Apollo’s consolidated and combined financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires that all business combinations whether full, partial or step acquisitions result in all assets and liabilities of an acquired business being recorded at their fair values, with limited exceptions. The standard further requires the companies to expense acquisition costs as incurred and to record contingencies, earn-outs and continent consideration at fair value at the acquisition date. This statement is effective for fiscal years beginning on or after December 15, 2008 and is applied prospectively. Early adoption is prohibited. Assets and liabilities that arose from business combinations whose acquisition dates preceded the application of this statement shall not be adjusted upon application of this statement. The company is currently evaluating the impact of adopting this standard.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present Non-Controlling (minority) Interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and Non-Controlling Interests. SFAS No. 160 applies prospectively as of January 1, 2009, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. The company is currently evaluating the impact of adopting this standard.

In February 2008, the FASB issued FSP No. FAS 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS No. 157, Fair Value Measurements, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The company is currently evaluating the impact that SFAS No. 157 will have on its consolidated and combined financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The company is currently evaluating the impact of adopting this standard.

In March 2008, the EITF ratified its consensus opinion on EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-4”). EITF 07-4 addresses how master limited partnerships should calculate earnings per unit using the two-class method in SFAS No. 128, Earnings per Share (“SFAS No. 128”) and how current period earnings of a master limited partnership should be allocated to the general partner, limited partners, and other participating securities. EITF 07-4 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. EITF 07-4 should be applied retrospectively for all periods presented. The company is currently evaluating the impact that EITF 07-4 will have on its consolidated and combined financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. This FSP requires that an entity consider its own historical experience in developing assumptions about renewal or extension used to determine the useful life of a recognized intangible asset. The FSP intends to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 and other U.S. GAAP. This FSP also requires additional disclosures for all intangible assets recognized as of, and subsequent to, the effective date. The company is in the process of evaluating the impact, if any, that this FSP will have on its consolidated and combined financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP in the United States (the U.S. GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have a material impact on Apollo’s consolidated and combined financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transaction are Participating Securities. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The company is in the process of evaluating the impact, if any, that this FSP will have on its condensed consolidated and combined financial statements.

Off-Balance Sheet Arrangements

In the normal course of business, we engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential clawback obligations. See note 14 to our audited consolidated and combined financial statements included elsewhere in this prospectus, for a discussion of guarantees.

Contractual Obligations

As of March 31, 2008, our material contractual obligations are our lease obligations, our contractual commitments as part of the ongoing operations of our funds and our debt obligations. In addition, on a historical basis, we had the contractual obligations of our consolidated funds while the capital commitments to these funds were substantially eliminated in consolidation (see “—Liquidity and Capital Resources—Future” for a discussion of existing contractual obligations with respect to capital commitments). Fixed and determinable payments due in connection with these obligations are as follows:

	2008	2009	2010	2011	2012	Thereafter	Total
Operating lease obligations (c)(e)	$18,426	$23,205	$21,366	$21,666	$17,983	$39,887	$142,533
AAA Holdings credit agreement (a)(b)	1,961	57,424	—	—	—	—	59,385
RACC secured loan agreement (a)(d)	263	385	418	240	206	167	1,679
AMH Credit Agreement (a)	47,641	63,521	63,521	63,521	63,521	1,084,694	1,386,419

Total Obligations as of March 31, 2008 (f)	$68,291	$144,535	$85,305	$85,427	$81,710	$1,124,748	$1,590,016

(a)	Includes interest to be paid over the term of the related debt obligation which has been calculated assuming no prepayments are made and debt is held until its final maturity date. The future interest payments are calculated using rates in effect as of March 31, 2008, including both variable and fixed rates pursuant to the debt agreements.
(b)	Amounts do not include a $0.9 billion line of credit entered into by AAA Investments, of which $385.0 million has been utilized as of March 31, 2008. These amounts are not included in the above table as Apollo Global Management, LLC is not a guarantor of this loan.
(c)	Certain operating leases with aggregate future obligations of $10.3 million, which are included in the table above, were terminated without penalty in April 2008.
(d)	The RACC secured loan and accrued interest, which are included in the table above, were fully repaid in June 2008.
(e)	Management service agreements for aircraft, which are not included in the operating lease obligations above, having terms of five years were entered into in April and June 2008 with a total aggregate obligation of $16.3 million payable ratably on a monthly basis.
(f)	A secured loan CIT Group\Equipment Financing Master loan agreement having a five year term was entered into during April 2008 and is not included in the table above. Total current borrowings amounted to $26.9 million and interest is payable monthly at the rate of LIBOR plus 318 basis points with a ballon payment of approximately 75% at the end of the term.

Note: Due to timing or the fact that amounts to be paid cannot be determined, the following contractual commitments have not been presented in the table above.

(i)	As noted previously, we have entered into a Tax Receivable Agreement with our managing partners and contributing partners which requires us to pay to our managing partners and contributing partners 85% of any tax savings received by APO Corp. from our step-up in tax basis. The step-up in tax basis is estimated to result in tax savings of $612.2 million, of which $520.3 million is payable to our managing partners and contributing partners. The tax savings achieved may not ensure that we have sufficient cash available to pay our tax liability or generate additional distributions to our investors. Also, we need to incur additional debt to repay the Tax Receivable Agreement if our cash flows are not met.

(ii)	Carried interest income in both private equity funds and certain capital markets funds is subject to clawback in the event of future losses to the extent of the cumulative carried interest recognized in income to date. If all of the existing investments became worthless, the amounts of cumulative revenues that have been recognized by Apollo through March 31, 2008 that would be reversed approximates $1.1 billion. Management views the possibility of all the investments becoming worthless as remote. The amounts relate to the following funds:

March 31, 2008
Fund IV	$601,755
Fund V	326,277
Fund VI	191,485

Total	$1,119,517

As of March 31, 2008, Apollo Management VI, L.P., the investment manager of Fund VI, provided financial guarantees with a maximum exposure of $3.5 million on behalf of certain employees for the benefit of unrelated third party lenders in connection with their capital commitment to funds managed by the Management Companies. Historically, Apollo has not incurred any liabilities as a result of these agreements and does not expect to on a going forward basis.

INDUSTRY

Asset Management

Overview

Asset management involves the management of investments on behalf of investors in exchange for a fee, and often cases include incentive income on the financial performance of investments. Asset managers employ a variety of investment strategies, which fall into two broad categories: traditional asset management and alternative asset management. The key differences between traditional asset managers and alternative asset managers primarily relate to investment strategies, return objectives, compensation structure and investor access to funds.

Traditional asset managers, such as mutual funds, engage in managing and trading investment portfolios of equity, fixed income, derivative securities and commodities. The investment objectives of these portfolios may include total return, capital appreciation, current income and/or replicating the performance of a particular index. Managers of such portfolios are compensated on a predetermined fee based on a percentage of the assets under management, generally substantially independent of performance. Performance measurement of traditional funds is typically against given benchmark market indices and peer groups over various time periods. Investors in traditional funds generally have unrestricted access to their funds either through market transactions in the case of closed-end mutual funds and exchange traded funds, or through withdrawals in the case of open-end mutual funds and separately managed accounts.

Alternative asset managers such as managers of hedge funds, private equity funds, venture capital funds, real estate funds, mezzanine funds and distressed funds, utilize a variety of investment strategies to achieve returns within certain stipulated risk parameters and investment criteria. These returns are evaluated on an absolute basis, rather than benchmarked in relation to an index. The compensation structure for alternative asset managers may include management fees on committed or contributed capital, transaction and advisory fees as capital is invested (typically for private equity funds) and carried interest or incentive fees tied to achieving certain absolute return hurdles. Unlike traditional asset managers, alternative asset managers may limit investors’ access to funds once committed or invested until the investments have been realized.

The asset management industry has experienced significant growth in worldwide assets under management in the past decade, fueled by growth in pension assets and savings globally. According to the Boston Consulting Group, as cited in their December 2007 report, “The Growth Dilemma—Global Asset Management 2007” (Copyright, The Boston Consulting Group 2007), the total value of assets under management globally reached an estimated record $53.4 trillion in 2006, representing a 16% compound annual growth rate since 2002. According to the 2007-2008 Russell Survey on Alternative Investing, which polled 326 large, tax exempt organizations from different geographic regions on their investments in private equity, hedge funds and real estate, average strategic allocations to alternative assets, comprised of private equity, hedge funds, and real estate, have increased on a relative basis across the world and aggregate alternative asset allocations in North America are projected to be 23% in 2009. The same source indicates that in Europe and Japan the share of allocations to private equity and hedge funds has almost doubled in recent years and is expected to represent approximately 13.9% and 14.1%, respectively, in 2009.

Private Equity

Private equity funds raise pools of capital from institutional investors, such as insurance companies and pension and endowment funds, as well as high net worth individuals. These funds typically seek to acquire controlling or influential ownership interests in businesses. Private equity funds typically invest in the common equity or preferred stock of private and sometimes public companies.

Private equity funds are typically structured as unregistered limited partnership funds with terms of typically eight to ten years, and can contain provisions to extend the life of the fund under certain circumstances. Investors in private equity funds provide a commitment to the fund that is called by the fund as investments are made and equity capital is required. Private equity fund managers typically earn fees as follows: (i) management fees based on the amount of invested or committed capital, (ii) transaction and advisory fees as capital is invested and portfolio companies are managed and (iii) carried interest based on the performance of the fund, which is often subject to a preferred return for investors, or “hurdle.”

The objective of a private equity fund is to earn attractive returns on its investment commensurate with the risk being taken. The returns come either in the form of capital gains upon realization of the fund’s underlying investments, or in the form of income, such as interest, dividends or fees. Private equity funds aim to realize their capital gain on an underlying business by either selling it or selling its shares in the public markets. Since time is required to implement the value growth strategy for the business, private equity investments tend to be held for three or more years, although typical hold periods vary according to market conditions.

Private equity funds may seek to enhance returns through the use of financial leverage, which led to the term “leveraged buyout,” or “LBO.” In the course of acquiring a business, a private equity fund will utilize capital that it has raised from its investors to pay for a portion of the transaction value and will typically borrow the remaining proceeds. In leveraged buyouts, the borrowings typically constitute the majority of funds used to pay the transaction value, generally ranging from 65% to 80% of the purchase price. Conditions in the debt markets had been very favorable in recent years; however, the markets have recently experienced a serious dislocation in the availability of debt financing for traditional LBO transactions. The use of leverage increases both the potential risk and potential reward of investments, including assets purchased in LBOs.

International private equity activity has increased significantly in recent years, and we believe these activities remain a large opportunity for growth. According to Thomson Financial as of May 16, 2008, European LBO volume set a new record in 2006 at $263 billion but recorded lower volume in 2007 of $229 billion; additionally, Europe surpassed the U.S. market in buyout activity in the first quarter of 2008 with $20 billion in volume compared to the U.S. market’s $10 billion. The same source indicates that in 2006 the Asia-Pacific region increased its LBO volume significantly to reach $53 billion, though 2007 Asia-Pacific LBO volume was down from that record high at $29 billion and first quarter 2008 volume was only $2 billion. In addition to increasing fund flows from foreign investors, domestic Asia-Pacific funds have gained strength as new domestic players have entered the market and existing firms in the region continue to raise larger funds. Activity internationally has been well-diversified across geography, as shown in the 2007-2008 Russell Survey on Alternative Investing. We believe that “new” buyout markets have emerged in places such as Spain, Greece, the Nordic region and in Israel, driven by private equity firms in search of less competition and higher returns. Additionally, we believe private equity firms are increasingly looking at emerging markets, including Eastern Europe, Turkey and South Africa. The chart below shows global LBO volume from 2000-2007 and the first quarter of 2007 and 2008.

Global LBO Volume ($ billions)

Source: Thomson Financial in May 2008

Over the past two decades, from 1987 to 2006, the upper quartile of private equity funds have, in the aggregate, outperformed the S&P 500 Index by about 9.5% per year net of management fees, partnership expenses and fund managers’ carried interest, according to Thomson Financial. We believe that as a result of the superior returns generated by private equity funds, the amount of money contributed to this alternative asset class continues to experience rapid growth. As displayed in the chart below, the pace of private equity fundraising has accelerated dramatically in the past few years, facilitating private equity firms’ ability to raise increasingly larger funds. According to the 2007-2008 Russell Survey on Alternative Investing, allocations to private equity in Europe, Australia and Japan are anticipated to reach record levels in 2009, with allocations to private equity in North America also expected to increase in 2008 and 2009.

U.S. LBO and Mezzanine Fundraising ($ billions)

Source: Thomson Financial (Buyouts Magazine, January 7, 2008)

In 2005 through 2007, U.S. buyout and mezzanine inflows experienced significant growth, with more money raised in each of these three years than the cumulative funds raised in the previous three years, according to Thomson Financial (Buyouts Magazine, January 7, 2008). According to the same source, several established fund managers with superior track records have recently closed or are in the process of raising funds in excess of $15 billion. Record fundraising, together with historically high levels of liquidity in the debt capital markets, was a key driver of large transactions. The scope of transaction size and complexity has also grown, often requiring several private equity firms to form a consortium to acquire a specific target. The above source reports that in 2007 alone, there were six LBOs with transaction values exceeding $25 billion. According to Thomson Financial as of May 16, 2008, private equity transactions increasingly comprised a larger percentage of total merger and acquisition transaction dollar volume, with financial sponsor activity reaching 24.5% of U.S. volume in 2007, particularly as large public-to-private transactions had become more prevalent. However, the same source indicates a decrease in financial sponsor activity in the wake of recent credit turmoil as private equity transactions represented only 6.4% of U.S. merger and acquisition transaction dollar volume in the first quarter of 2008, as compared to 28.6% in the first quarter of 2007.

Mezzanine Funds

Mezzanine funds are investment vehicles that invest primarily in mezzanine securities, typically high-yielding long-term subordinated loans or preferred stock that may include an equity component or feature, such as warrants or co-investment rights, to enhance returns for the lender. Mezzanine lending is related to the volume of financial sponsor-driven transactions. This form of financing is most frequently utilized in the buyout of middle-market and smaller public companies.

There are several factors that are commonly believed to have contributed to the expansion of mezzanine investing over the past decade. The broad-based consolidation of the U.S. financial services industry over the past two decades has significantly reduced the number of FDIC-insured financial institutions. In recent years, this is believed to have caused many senior lenders to de-emphasize their service and product offerings to middle market businesses in favor of lending to larger corporate clients and managing larger capital markets transactions. As a result, many middle-market firms have faced increased difficulty raising debt from commercial lenders, thus creating demand for alternative sources of financing such as mezzanine debt financing. Additionally, over the past several years, the availability of large pools of capital has increased as mutual funds, private equity funds and hedge funds have all experienced significant growth. In particular, we believe that there is a considerable amount of un-invested private equity capital that will seek mezzanine capital to support investments in middle market companies being made by the private equity capital.

Given the fragmented nature of the mezzanine market, capital providers of mezzanine financing include a broad array of companies. Early mezzanine lenders include traditional investment management firms, investment arms of major companies and insurance companies. Growth in demand for such capital has encouraged various capital providers to enter this market over the last decade, including private equity firms, hedge funds, high-yield debt investors, business development companies and investment banks with dedicated mezzanine funds.

Hedge Funds

Hedge funds are privately held and unregistered investment vehicles managed with the primary aim of delivering positive risk-adjusted returns under various market conditions. Hedge funds differ from traditional asset managers such as mutual funds by the asset classes in which they invest and/or the investment strategies they employ. Asset classes in which hedge funds invest may include liquid and illiquid securities, asset-backed securities, pools of loans and bonds or other financial assets. Hedge funds also employ a variety of strategies that may include short selling, equity long-short convertible arbitrage, fixed income arbitrage, merger arbitrage, event-driven, global macro and other quantitative strategies. The strategies may employ use of leverage, hedges, swaps and other derivative instruments.

Hedge funds are typically structured as limited partnerships, limited liability companies or offshore corporations. Hedge fund managers earn a base management fee typically based on the net asset value of the fund and incentive fees based on a percentage of the fund’s profits. Some hedge funds set a “hurdle rate” under which the fund manager does not earn an incentive fee until the fund’s performance exceeds a benchmark rate. Another feature common to hedge funds is the “high water mark” under which a fund manager does not earn incentive fees until the net asset value exceeds the highest historical value on which incentive fees were last paid. Typical investors include high net worth individuals and institutions. These investors can invest and withdraw funds periodically in accordance with the terms of the funds, which may include lock-up periods on withdrawals. Hedge fund managers often commit a portion of their own capital in the funds they manage to align their interests with the investors.

According to the First Quarter 2008 HFR Industry Report, as of March 31, 2008, there were 10,173 hedge funds in existence globally. The same report shows global assets under management in the hedge fund industry have grown by approximately 26% annually since 1990 to exceed $1.8 trillion at December 31, 2007 and at March 31, 2008, and net inflows in 2007 increased to a record high of $195 billion as compared to $126 billion in 2006. The chart below shows hedge fund assets under management from 1990-2007 and the first quarter of 2007 and 2008.

Hedge Fund Assets Under Management ($ billions)

Source: HFR Industry Reports, © HFR, Inc. First Quarter 2008, www.hedgefundresource.com and HFR Industry Reports, © HFR, Inc. First Quarter 2007, www.hedgefundresource.com

The increasing demand for hedge fund products by institutional investors is one of the main drivers of the industry growth. McKinsey & Company, as cited in their report, “The Asset Management Industry in 2010” (Copyright, McKinsey & Company 2006), estimates that over 50% of total hedge fund asset flows in 2007 and 2008 will come from institutional investors. Higher institutional demand is driven by several factors, including the pursuit of higher returns (compared to those found from traditional equity and fixed income assets), the desire to increase the diversification of investment portfolios by investing in assets with low correlation to traditional asset classes and a diminished risk-aversion in the current low interest-rate environment.

Distressed Funds

Distressed funds typically engage in the purchase or short sale of securities of companies where the price has been, or is expected to be, affected by a distressed situation. This may involve reorganizations, bankruptcies, distressed sales or other corporate restructurings. Investment opportunities arise in the market for distressed securities because holders of previously sound instruments find themselves in possession of creditor claims of uncertain value and, therefore, under pressure to dispose of them.

Investments are made for both the short-and long-term and are both active and passive with respect to participation in restructuring and company operations. In a distressed buyout, the investor works proactively through the restructuring process to equitize its debt position and gain control of the company with the objective of achieving a large return via a turnaround. A second strategy, more common among hedge funds, is to hold a position in a distressed debt security with the expectation that improved performance will lead to a run-up in the price of the debt instrument that will result in high short-term internal rate of return.

The chart below from the First Quarter 2008 HFR Industry Report shows that the distressed investing industry experienced increased net asset flow during the recessionary period of 2002, during which stock market valuations were relatively depressed, there was an increase in the number of corporate distressed sellers of assets who needed to raise cash and company earnings had decreased. Financial distress, however, continues to be company- and industry-specific, and hedge funds have increased their participation in the industry in the search for high-yielding assets. Broader market acceptance of second- and third-lien transactions has also stimulated activity. The recent increase in sub-investment grade issues to finance acquisitions and the increased use of second-lien financing combined with a potential rise in corporate debt defaults are all, we believe, precursors of opportunities for risk-adjusted returns from distressed investing.

Estimated Growth of Assets/ Net Asset Flow Distressed / Restructuring ($ billions)

Source: HFR Industry Reports, © HFR, Inc. First Quarter 2008, www.hedgefundresource.com

[1]	Q108 net asset flow annualized for comparability with prior periods.

Industry Trends

Increased Institutional Investor Allocations

In recent years, alternative asset management has been gaining relative share of institutional capital allocations from traditional asset management, as investors seek strategies that deliver diversification to improve the risk-adjusted return of their portfolios. According to the 2007—2008 Russell Survey on Alternative Investing, the percentage of strategic allocations to private equity and hedge funds by the investors in their survey described earlier is projected to grow from 10.0% to 15.9% between 2001 and 2009 in North America. Despite the rapid expansion in institutional flows, alternative asset management strategies still account for a relatively small portion of all institutional assets, which we believe signifies potential opportunity for continued growth.

Increasingly Larger Funds and Buyouts

Over the past few years, the largest private equity firms, with well-established track records have led fundraising activities and succeeded in raising increasingly large funds. Several have raised funds in excess of $10 billion in capital per fund. The emergence of these large funds, coupled with favorable conditions in the debt capital markets through the second quarter of 2007, had facilitated buyouts of larger and more stable businesses, including through large scale public-to-private transactions. According to Standard and Poor’s Q1 2008 Leveraged Buyout Review, approximately 64% of LBO volume by transaction value in 2007 was related to public-to-private transactions, as compared to only 38% in 2005. In the first quarter of 2008, approximately 60% of LBO volume was related to public-to-private transactions according to Standard and Poor’s Q1 2008 Leveraged Buyout Review.

The long term impact of the recent turmoil in the debt capital markets on the trend of large public-to-private transactions is as yet unclear, but in the second half of 2007 there were only 16 buyouts in excess of $2 billion compared to 39 buyouts of that size in the first half of the year. According to Thomson Financial, in 2007, there were only six buyouts surpassing $20 billion. For the first quarter of 2008, there were three buyouts in excess of $2 billion.

Growing Diversification of Investment Strategies and Product Offerings

The alternative asset management business is becoming more institutionalized, with leading alternative asset managers expanding their investment strategies to pursue a wider range of investment opportunities as they seek to attract more capital from investors. Private equity firms are broadening their product offerings to include investment in distressed securities, mezzanine and infrastructure funds, or capital deployed into new geographic regions such as India or China. Hedge funds are increasingly shifting to multi-strategy vehicles that provide additional diversification to investors. Areas of expansion include financial and non-financial markets, commodities, energy trading, middle market lending, real estate, private convertibles, second-tier bank loans, as well as emerging markets including Latin America and Asia. Hedge funds are also beginning to play a more aggressive role in shaping mergers and acquisitions, as both private equity investors and lenders.

Expanded Sources of Capital

Alternative asset managers have recently expanded their sources of assets under management through permanent capital vehicles. Permanent capital allows asset managers to quickly target attractive investment opportunities by capitalizing new investment vehicles in advance of a lengthier third party fundraising process. In addition, permanent capital vehicles, which are typically publicly offered in at least some jurisdictions, and in some cases marketed to high net worth individuals even in jurisdictions in which the offering is private, make alternative asset management services available to many investors who might not have access to the traditional fundraising process. Alternative asset managers have also increasingly used debt both to leverage fund investments and to finance operations.

BUSINESS

Overview

Founded in 1990, Apollo is a leading global alternative asset manager with a track record of successful private equity, distressed debt and mezzanine investing. At the present time, as a result of the current supply and demand imbalance in the global credit markets, we are investing primarily in senior and subordinated debt securities. We raise, invest and manage private equity and credit-oriented capital markets funds on behalf of some of the world’s most prominent pension and endowment funds as well as other institutional and individual investors. As of March 31, 2008, we had AUM of $40.7 billion in our private equity and capital markets businesses. Our latest private equity fund, Fund VII has raised over $14.0 billion as of the date hereof with a target of $15.0 billion, and a number of our capital markets funds are in various stages of fundraising. We have consistently produced attractive investment returns for our investors, with our private equity funds generating a 40% gross IRR and a 28% net IRR from inception through March 31, 2008.

Over our 18-year history of investing, we have grown to become one of the largest alternative asset managers in the world and attribute our historical success to the following key competitive strengths:

•	our track record of generating attractive risk-adjusted returns;

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our business model which combines the strength of our private equity and credit-oriented capital markets businesses and the extensive intellectual capital base of the global Apollo franchise to create a sustainable competitive advantage;

•	our expertise in distressed investing and ability to invest capital and grow AUM throughout economic cycles;

•	our deep industry knowledge and expertise with complex transactions;

•	our creation of an edge in investing by combining our core industry expertise, comfort with complexity and use of strategic platforms to create proprietary investment opportunities;

•	our long standing investor relationships that include many of the world’s most prominent alternative asset investors; and

•	our strong management team, brand name and reputation.

Apollo is led by our managing partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 20 years and lead a team of more than 190 professionals as of March 31, 2008. This team possesses a broad range of transaction, financial, managerial and investment skills. We have offices in New York, London, Los Angeles, Singapore, Frankfurt and Paris. Subject to obtaining appropriate regulatory authority, we anticipate opening offices in India and Luxembourg. We operate two businesses in which we believe we are a market leader: private equity and credit-oriented capital markets. We generally operate these businesses in an integrated manner. Our investment professionals frequently collaborate and share information including market insight, management, consultant and banking contacts as well as potential investment opportunities, which contributes to our “library” of extensive industry knowledge and enables us to successfully invest across a company’s capital structure. This platform and the depth and experience of our investment team have enabled us to deliver strong long-term investment performance across various asset classes throughout a range of economic cycles. For example, three of Apollo’s most successful funds (in terms of net IRR), Funds I, II and V, were initiated during economic downturns. Funds I and II were initiated during the economic downturn of 1990 through 1993 and Fund V was initiated during the economic downturn of 2001 through late 2003.

Our objective is to achieve superior risk-adjusted returns for our fund investors throughout economic cycles. Commitment to the investors in our funds is a high priority. Our investment approach is value-oriented, focusing on industries in which we have considerable knowledge, and emphasizing downside protection and the preservation of capital. We are also frequently contrarian in our investment approach. Our contrarian nature is reflected in many of the businesses in which we choose to invest, which are often in industries that our competitors typically avoid, the often complex structures we employ in some of our investments, including our willingness to pursue difficult corporate carve-out transactions, our experience in investing during periods of uncertainty or distress in the economy or financial markets when many of our competitors simply reduce their investment activity, our orientation towards sole sponsored transactions when other firms have opted to partner with others and our willingness to undertake transactions having substantial business, regulatory or legal complexity. We have successfully applied this investment philosophy in flexible and creative ways over our 18-year history, allowing us to consistently find attractive investment opportunities, deploy capital up and down the balance sheet of industry leading, or “franchise,” businesses and create value throughout economic cycles.

We have experienced significant growth in our businesses through the growth of our private equity funds, globalizing our credit-oriented capital markets business and adding new products. We had AUM of $40.7 billion as of March 31, 2008 consisting of $30.6 billion in our private equity business and $10.1 billion in our capital markets business. Fund VII has raised over $14.0 billion as of the date hereof and has a target of $15.0 billion. See “Risk Factors—Risks Related to our Businesses—We may not be successful in raising new private equity or capital markets funds or in raising more capital for our capital markets funds.” Additionally, a number of our capital markets funds are currently in various stages of fundraising. We have grown our AUM at a 48% compound annual growth rate, or “CAGR,” from December 31, 2004 to March 31, 2008. We have achieved this growth raising additional capital in our private equity and credit-oriented capital markets businesses, growing AUM through appreciation and by expanding our businesses to new strategies and geographies. We have also expanded the base of investors in our funds by accessing permanent capital through AIC, AIE I, and AAA. These distribution channels, including their current leverage, represent approximately 17% of our AUM as of March 31, 2008. In addition, we benefit from mandates with long-term capital commitments. As of March 31, 2008, approximately 82% of our AUM was in funds with a duration of ten years or more from inception.

We expect our growth in AUM to continue over time as we (1) raise larger private equity funds than the funds being liquidated, (2) retain profits in our capital markets funds and raise additional capital to support those vehicles and (3) launch new investment vehicles as market opportunities present themselves. See “Risk Factors—Risks Related to Our Businesses—We may not be successful in raising new private equity or capital markets funds or in raising more capital for our capital markets funds.”

Our Businesses

We manage private equity and credit-oriented capital markets investment entities. We also manage AAA, a publicly listed vehicle, which generally invests alongside our private equity funds and directly in our capital markets funds. The diagram below summarizes our Assets Under Management.(1)

(1)	All data is as of March 31, 2008 unless otherwise noted. The chart does not reflect legal entities or assets managed by former affiliates.
(2)	Fund VII has a fundraising target of $15.0 billion. As of the date hereof, Fund VII has raised over $14.0 billion.
(3)	Two of our funds are denominated in Euros and translated into U.S. dollars at an exchange rate of €1.00 to $1.58 as of March 31, 2008.

Our revenues and other income consist principally of (i) management fees, which are based upon a percentage of the committed or invested capital (in the case of our private equity funds and certain of our capital markets funds), adjusted assets (in the case of AAA), and gross invested capital or fund net asset value (in the case of the rest of our capital markets funds); (ii) transaction and advisory fees received from private equity portfolio companies in respect of business and transaction consulting services that we provide, as well as advisory services provided to a capital markets fund; (iii) income based on the performance of our funds, which consists of allocations, distributions or fees from our private equity funds, AAA and our capital markets funds; and (iv) investment income from our investments as general partner and other direct investments primarily in the form of net gains from investment activities and dividend income. Carried interest from our private equity funds and certain of our capital markets funds entitles us to an allocation of a portion of the income and gains from that fund and is as much as 20% of the cash received from net realized income and gains that are achieved by the funds, generally subject to an annual preferred return for the limited partners of 8% with a “catch-up” allocation to us thereafter. For example, if one of our private equity funds were to exceed the preferred return threshold and generate $100 million of profits net of allocable fees and expenses from a given investment, our carried interest would entitle us to receive as much as $20 million of these net profits. Carried interest from most of our capital markets funds is as much as 20% of either the fund’s income and gain or the yearly appreciation of the fund’s net asset value. For such capital markets funds, we accrue carried interest on both realized and unrealized gains, subject to any applicable hurdles and high-water marks. Certain of our capital markets funds are subject to a preferred return. Our ability to generate carried interest is an important element of our business and has historically accounted for a very significant portion of our income. For the year ended December 31, 2007, management fees, transaction and advisory fees, and carried interest income represented 23.1%, 8.4% and 68.5%, respectively of our $1,078 million of pro forma revenues. Pro forma other income for the year ended December 31, 2007 was $261.7 million.

The following chart summarizes the breakdown of our funds’ investments by industry as of March 31, 2008:

Investments by Industry

Private Equity

Private Equity Funds

The private equity business is the cornerstone of our investment activities, with AUM of $30.6 billion as of March 31, 2008. Our private equity business grew AUM by a 42% CAGR from December 31, 2004 through March 31, 2008. From our inception in 1990 through March 31, 2008, our private equity business invested approximately $21.7 billion of equity capital. Most recently, during the fourth quarter of 2007 and through the first quarter of 2008, our private equity funds and AAA deployed $3.6 billion of capital in debt and equity opportunities. Since inception, the returns of our private equity funds have performed in the top quartile for all U.S. buyout funds, as measured by Thomson Financial. Our private equity funds have generated a gross IRR of 40% and a net IRR of 28% from inception through March 31, 2008, as compared with a total annualized return of 8% for the S&P 500 Index over the same period. In addition, since our inception, our private equity funds have achieved a 2.4x multiple of invested capital. See “—The Historical Investment Performance of Our Funds” for reasons why our historical private equity returns are not indicative of the future results you should expect from our current and future funds or from us. In addition to owning the companies that manage the investments of each of our private equity funds, the Apollo Operating Group also holds all of the general partner interests in the general partners of such funds.

We believe we have a demonstrated ability to quickly adapt to changing market environments and capitalize on market dislocations through our traditional and distressed investment approach. In periods of strained financial liquidity and economic recession, we have made attractive private equity investments by buying the distressed debt of quality businesses, converting that debt to equity, creating value through active management and ultimately monetizing the investment.

Beginning in July 2007, the financial markets encountered a series of events from the sub-prime contagion to the ensuing credit crunch. These events led to a significant dislocation in the capital markets and created a backlog in the debt pipeline. Much of the backlog is left over from debt raised for large private equity-led transactions which reached record levels in 2006 and 2007. This record backlog of supply in the debt markets has materially affected the ability and willingness of lenders to fund new large private equity-led transactions and has applied downward pressure on prices of outstanding debt. Due to the difficulties in financing transactions in this market, the volume and size of traditional private equity-led transactions has declined significantly. We are drawing on our long history of investing across market cycles and are deploying capital in the following ways:

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We are looking to acquire distressed securities in industries that we know well. Examples include investments in the transportation, media, financial services and packaging industries. We believe that we can find good companies with stressed balance sheets in this market at attractive prices.

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We are also investing in debt securities of companies that are performing well, but are attractively priced due to the disruption in the debt markets. For example, we are able to buy portfolios of performing debt from motivated sellers, such as financial institutions, at attractive rates of return.

•	We are seeking to take advantage of creative structures to use our equity to de-leverage a company’s balance sheet and take a controlling position.

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We continue to build out our strategic platforms through value added follow-on investments in current portfolio companies. In this environment where tighter financing exists around de novo buyouts, we have recently executed, and will look to continue to execute, favorable add-on acquisitions.

Our combination of traditional buyout investing with a “distressed option” has proven successful throughout economic cycles and has allowed us to achieve attractive rates of return in different economic and market environments. However, we cannot assure you that we will be successful in implementing this strategy in the current economic and market environments. See “Risk Factors—Risks Related to Our Businesses—Difficult market conditions may adversely affect our businesses in many ways, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, net income and cash flow and adversely affect our financial prospects and condition.”

Our two more recent funds, Fund V and Fund VI, have proven successful to date (in terms of net IRR) despite the difficult economic conditions within which those funds have operated. Fund V, with $3.7 billion of committed capital, started investing during the economic downturn of 2001 through late 2003. This fund has generated a gross IRR of 68% and a net IRR of 52% from our first investment in April 2001 to March 31, 2008.

It has already returned more than $9.9 billion to investors through March 31, 2008. At March 31, 2008, Fund V had an estimated unrealized value of $3.3 billion and a current multiple of invested capital of 3.5x. This performance was generated during an initial period of economic distress followed by substantial economic and capital markets expansion, which we believe illustrates our ability to use our flexible investment approach to generate returns across a range of economic environments. Fund V is in the top quartile of similar vintage funds according to Thomson Financial. See “—The Historical Investment Performance of Our Funds” for a discussion of the reasons we do not believe our future IRRs will be similar to the IRRs for Fund V.

Fund VI, together with AAA through its co-investment with Fund VI, had $11.6 billion of committed capital as of March 31, 2008 and had invested or committed to invest approximately $10.1 billion through March 31, 2008. Fund VI has generated an unrealized gross IRR of 30% and an unrealized net IRR of 21% from the first investment in July 2006 to March 31, 2008 and has already returned more than $1.2 billion to investors. As of the date hereof, the Fund VI portfolio includes 15 portfolio companies and one portfolio company investment commitment, all but one of which are transactions where we were the sole financial sponsor, nine of which were proprietary in nature (meaning deals that arise other than from winning a competitive auction process), four of which were complex corporate carveouts and all of which were in industries well known to us. The Fund VI portfolio also includes debt investment vehicles formed by our affiliates to invest in debt securities to take advantage of volatility in the credit markets.

The following charts summarize the breakdown of our funds’ private equity investments by type and industry from our inception through March 31,2008.

Private Equity Investments by Type	Private Equity Investments by Industry

AP Alternative Assets (AAA)

AAA issued approximately $1.9 billion of equity capital in its initial global offering in June 2006. AAA is designed to give investors in its common units exposure as a limited partner to certain of the strategies that we employ and allows us to manage the asset allocations to those strategies by investing alongside our private equity funds and directly in our capital markets funds and certain other transactions that we sponsor and manage. AAA anticipates that approximately 50% or more of its capital will be invested in or alongside our private equity funds. The common units of AAA, which represent limited partner interests, are listed on Euronext Amsterdam. AAA Investments is the limited partner through which AAA makes its investments, and the Apollo Operating Group holds the general partnership interests in AAA Investments. On June 1, 2007, AAA Investments entered into a credit agreement that provides for a $900 million revolving line of credit, thus increasing the amount of cash that AAA Investments has available for making investments, and funding its liquidity and working capital needs. AAA may incur additional indebtedness from time to time.

We are contractually committed to reinvest a certain amount of our carried interest income from AAA into common units or other equity interests of AAA, as described in more detail below under “—General Partner and Professionals Investments and Co-Investments—General Partner Investments.”

AAA is an important component of our business strategy, as it has allowed us to quickly target attractive investment opportunities by capitalizing new investment vehicles formed by Apollo in advance of a lengthy third party fundraising process. In particular, we have used AAA capital to seed one of our mezzanine funds and three of our global distressed and hedge funds. AAA Investments’ current portfolio also includes private equity co-investments in Fund VI and Fund VII portfolio companies and temporary cash investments. AAA may also invest in additional capital markets funds, private equity funds and opportunistic investments identified by Apollo Alternative Assets, L.P., the investment manager of AAA. As of March 31, 2008, AAA Investments had utilized approximately $385 million of its line of credit for certain investments.

AAA Investments has a co-investment agreement with Fund VI pursuant to which it co-invests with Fund VI in each of Fund VI’s investments, with Fund VI allocated 87.5% of each investment and AAA Investments allocated 12.5%. This represents an aggregate co-investment opportunity expected to approximate $1.5 billion. Such co-investments are required to be made and sold (or otherwise disposed of) concurrently with Fund VI and on substantially equivalent economic terms as those applicable to Fund VI. AAA Investments is required to bear its pro rata share of any investment expenses related to such co-investments. AAA Investments entered into a co-investment agreement with Fund VII similar to its agreement with Fund VI, except that the co-investment allocation to AAA Investments is as follows: AAA Investments’ initial co-investment commitment will be 5%, applicable to all investments to which Fund VII commits during the 2008 calendar year and to any follow-on investments in the relevant portfolio companies. For subsequent calendar years, the agreement provides for a variable co-investment commitment ranging from 0% to 12.5%, to be determined by the board of directors of the managing general partner of AAA, taking into account Fund VII’s projected investment pace and AAA Investments’ estimated available capital. AAA Investments generates management fees for us through the Apollo funds in which it invests. In addition, AAA Investments generates management fees and incentive income on the portion of its assets that are not invested directly in Apollo funds or temporary investments. AAA pays management fees to Apollo Alternative Assets, L.P., its investment manager, which is 100% owned by the Apollo Operating Group, and pays incentive income to AAA Associates, L.P.

The following chart shows the breakdown of AAA Investments’ $2.4 billion in investments as of March 31, 2008.

AAA Investments

In order to maximize the amount of capital that is invested by the fund at any time, we have adopted an over-commitment approach pursuant to which we may cause AAA Investments to enter into contractual commitments to fund future capital calls by our funds as well as to make direct co-investments in investments by our funds that exceed the amount of capital that AAA Investments then has available to it. We cannot assure you that any of such commitments will be funded. As of March 31, 2008, AAA Investments was overcommitted.

Capital Markets

Our credit-oriented capital markets operations commenced in 1990 with the management of a $3.5 billion high-yield bond and leveraged loan portfolio. The business was spun off in the late 1990s and re-established in 2003 to complement our private equity business.

As of March 31, 2008, we managed nine capital markets funds that utilize the same disciplined, value-oriented investment philosophy that we employ with respect to private equity. These vehicles include mezzanine funds, distressed and hedge funds and senior credit opportunity funds. Our capital markets business had AUM of $10.1 billion as of March 31, 2008 and grew its AUM by a 78% CAGR from December 31, 2004 through March 31, 2008. Additionally, a number of our capital markets funds are currently in various stages of fundraising. We expect our existing funds to be regularly fundraising, as we continue to add new products, geographies and strategies.

Mezzanine Funds

The investment objective of our mezzanine funds is to generate both capital appreciation and current income through mezzanine, debt and equity investments while adhering to Apollo’s industry-specialized value-oriented investment strategy.

Apollo Investment Corporation. AIC is a publicly traded, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act. AIC’s common stock is quoted on the NASDAQ Global Select Market under the symbol “AINV” and was recently added to the S&P MidCap 400 index. Shareholders who invested in the stock at inception in April 2004 have earned a total annualized return of 9.8% through March 31, 2008. See “—The Historical Investment Performance of Our Funds” for reasons why future AIC returns might fall short of its historical performance. AIC (as a business development company under the Investment Company Act) has the ability to incur indebtedness by issuing senior securities in amounts such that its asset coverage equals at least 200% after each such issuance.

In order to maintain its status as a regulated investment company under Subchapter M of the Code, AIC is required to distribute at least 90% of its ordinary income and realized, net short-term capital gains in excess of realized net long-term capital losses, if any, to its shareholders. In addition, in order to avoid excise tax, it needs to distribute at least 98% of its income (such income to include both ordinary income and net capital gains), which would take into account short-term and long-term capital gains and losses. AIC, at its discretion, may carry forward taxable income in excess of calendar year distributions and pay an excise tax on this income. In addition, as a business development company, AIC must not acquire any assets other than “qualifying assets” specified in the Investment Company Act unless, at the time the acquisition is made, at least 70% of AIC’s total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” In late 2006, the SEC adopted rules under the Investment Company Act to expand the definition of “eligible portfolio company” to include all private companies and companies whose securities are not listed on a national securities exchange. The rules also permit AIC to include as qualifying assets certain follow-on investments in companies that were eligible portfolio companies at the time of initial investment but that no longer meet the definition. In addition, the SEC recently adopted a new rule under the Investment Company Act to expand the definition of “eligible portfolio company” to include companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million. This new rule became effective July 21, 2008.

Set forth in the chart below are the market values and yields of the AIC portfolio since inception.

AIC Portfolio Growth and Yield Since Inception

The information above is as of March 31, 2008, is presented for illustrative purposes only and is no guarantee of the future success of AIC.

The charts below break down AIC’s portfolio by investment type and industry as of March 31, 2008.

AIC Portfolio by Investment Type	AIC Portfolio Investments by Industry

AIE I. AIE I is an unregistered private closed-ended investment fund that was formed in July 2006 to more fully take advantage of opportunities available to Apollo in Europe due to AIC’s limited ability to make investments outside of the United States. AIE I intends to invest approximately 70% of its gross assets in secured and unsecured subordinated loans (also referred to as mezzanine loans), senior secured loans, high-yield debt and preference equity and approximately 70% of its gross assets in securities issued by, or loans made to, companies established or operating in Europe. Since inception in June 2006 and through March 31, 2008, AIE I has generated a gross annualized return of (5.3%) and a net annualized return of (9.6%). While the primary market in Europe remains virtually shutdown, we believe there exists investment opportunities in secondary credit markets and collateralized loan obligations in Europe. However, in light of the current economic and market environments for the kinds of investments these funds customarily make, we expect that, for as long as these market conditions continue, returns in this sector will be lower than they have been in recent history, and fundraising efforts will be challenging.

The investment objective of AIE I is to generate both capital appreciation and current income through mezzanine debt and equity investments. Within a flexible overall investment approach, AIE I utilizes a disciplined approach that seeks to evaluate the appropriate part of the capital structure in which to invest based on the risk/reward profile of the investment opportunity. AIE I invests either directly or indirectly through special purpose vehicles, derivative contracts or swap arrangements, primarily in European investments, with a primary focus in Western European companies. AIE I also invests in other investments, including private or public equity investments worldwide and non-control distressed loans.

As of March 31, 2008, AIE I had an investment portfolio of approximately $1,094 million, based on an exchange rate of €1.00 to $1.58 as of such date. See “—The Historical Investment Performance of Our Funds” for reasons why AIE I’s returns might decrease from its historical performance and the historical performances of our other funds.

The charts below break down AIE I’s portfolio by investment type and industry as of March 31, 2008.

AIE I Portfolio by Investment Type	AIE I Portfolio Investments by Industry

Global Distressed and Hedge Funds

We currently manage five distressed and hedge funds that primarily invest in North America, Europe and Asia. These funds had a total of $3.5 billion in AUM as of March 31, 2008. Investors can invest in several of our distressed and hedge funds as frequently as monthly. Our global distressed and hedge funds utilize similar value-oriented investment philosophies as our private equity business and are focused on capitalizing on our substantial industry knowledge. In addition to owning the companies that manage our global distressed and hedge funds, the Apollo Operating Group holds the general partner interests in the general partners of each of these funds.

Value Funds. We are the investment managers for the Value Funds, which utilize similar investment strategies. The Value Funds seek to identify and capitalize on absolute-value driven investment opportunities by investing primarily in the securities of leveraged companies through special situations, distressed investments and privately negotiated investments. VIF began investing capital in October 2003 and is currently closed to new investors. SVF began investing capital in June 2006 and is currently open to new investors. The Value Funds had a combined net asset value of approximately $1.4 billion as of March 31, 2008. In the 12 months preceding March 31, 2008, the Value Funds collectively generated a gross return of (3.1%), a net return of (5.2%). See “—The Historical Investment Performance of Our Funds” for reasons why future performance by the Value Funds might fall short of their historical performance. The flexible investment strategy is intended to enable the Value Funds to capture investment opportunities as they arise across the capital structure through the purchase or sale of senior secured bank debt, second lien debt, high yield debt, trade claims, credit derivatives, preferred stock and equity. The strategy focuses on companies trading off their intrinsic value, such as undervalued securities and near-term catalysts. As of March 31, 2008, the Value Funds’ investments were primarily located in North America and comprised approximately 70% of the portfolio, with the remaining 30% of the total portfolio being investments in Western Europe. There are no investment restrictions with respect to the amount that may be invested in North America versus outside North America or on the location of their investments outside North America.

The following charts break down the Value Funds’ portfolio by investment type and industry as of March 31, 2008:

Value Funds Portfolio by Investment Type	Value Funds Portfolio Investments by Industry

SOMA. SOMA is a private investment fund we formed to manage for one of our Strategic Investors and that seeks to generate attractive risk-adjusted returns through investment in distressed securities, primarily in North America and Europe. SOMA began investing capital in March 2007 and represents a commitment by one of our Strategic Investors of $800 million, with an option for such Strategic Investor to increase its commitment to $1.2 billion. This account has a very similar investment strategy to our Value Funds and is currently managed by the same investment professionals.

We manage two distressed and hedge funds with non-U.S. investment focuses: AAOF and EPF. These funds had an aggregate AUM of $1,368 million as of March 31, 2008. We currently expect our global distressed and hedge fund activities will increase in scale and scope as we continue our global expansion.

AAOF. AAOF is an investment vehicle that seeks to generate attractive risk-adjusted returns throughout economic cycles by capitalizing on investment opportunities in the Asian markets, excluding Japan, and targeting event-driven volatility across capital structures, as well as opportunities to develop proprietary platforms. It began investing capital in February 2007. We believe our experienced Asia team has great access to private deals throughout Asia. The fund primarily invests in the securities of public and private companies in need of capital for acquisitions, refinancing, monetization of assets and distressed financings and other special situations. AAOF primarily focuses on two core strategies, event driven investments and strategic opportunity investments. The fund’s flexible investment strategy as a provider of capital is intended to enable it to take advantage of opportunities in the Asian capital markets. We believe that the fund’s investment team has the ability to source unique investment opportunities through their local relationships with entrepreneurs, management teams and regional financial institutions. We believe this local expertise is complemented by Apollo’s global reach across its core industry verticals. The fund’s first investment was made in February 2007. The fund had a net asset value of approximately $422 million as of March 31, 2008. In the 12 months ended March 31, 2008, AAOF has generated a gross return of 22.5% and a net return of 14.3%.

EPF. EPF is an investment vehicle formed in May 2007 that seeks to invest primarily in non-performing loans, or “NPLs,” in Europe. Currently the fund has investments in Germany, Spain, Portugal and the United Kingdom. The fund seeks to capitalize on the inefficiencies of financial institutions in managing and restructuring their NPLs. We believe the team’s global experience and local network of relationships complements Apollo’s background in distressed and private equity investing. As of March 31, 2008, EPF had $764 million in total committed capital.

Senior Credit Opportunity Funds

We established two new senior credit opportunity funds, Artus and ACLF, in late 2007 in order to take advantage of the supply-demand imbalances in the leveraged finance market. We were able to establish these funds with some of our largest and most loyal investors in a rapid fashion to capitalize on the time sensitive nature of the dislocation in the capital markets which began in July 2007. The Apollo Operating Group holds the general partner interests in the general partners of each of these funds.

Artus. Artus closed on October 19, 2007 with aggregate capital commitments of $106.5 million, including a commitment from one of our Strategic Investors. In November 2007, Artus purchased certain of the notes issued by the CLO. The notes issued by the CLO are secured by a diversified pool of approximately $1.0 billion in aggregate principal amount of United States dollar denominated commercial loans and cash as of March 31, 2008, or the “Portfolio Collateral.” The notes purchased by Artus are divided into five classes based on their risk and subordination characteristics. Babson Capital Management LLC, as collateral manager to the CLO, performs certain advisory and administrative functions with respect to the Portfolio Collateral. We, as global investment advisor to the CLO, perform certain advisory functions with respect to the management of the Portfolio Collateral. The collateral manager has the obligation to consult with us in respect of any sale of an item of Portfolio Collateral with principal or face amount greater than $5 million. In addition, we have the right to appoint three of the five members of the investment committee that is responsible for approving any material purchase, which includes, among other things, the purchase of an item of Portfolio Collateral with a principal amount greater than $5 million. Decisions with respect to material purchases must be approved by a majority of the members of the investment committee.

ACLF. ACLF held its final closing on November 13, 2007 with aggregate capital commitments of $681.6 million and began investing capital in October 2007. ACLF invests principally in newly issued senior secured bank debt and debt related securities in the United States, Canada and Western Europe. Additionally, up to 20% of ACLF’s capital commitments may be invested in other types of debt and debt related securities, including second lien bank debt, publicly traded debt securities, “bridge” financings and the equity tranche of any collateralized debt obligation fund sponsored by Apollo or others. Investments may be effected using a wide variety of investment types and transaction structures, including the use of derivatives or other credit instruments, such as credit default swaps, total return swaps and any other credit securities or other credit instruments. No more than 20% of ACLF’s aggregate capital commitments may be invested in companies organized and operating primarily outside of the United States, Canada and Western Europe without the consent of the ACLF’s limited partner advisory board.

We may in our sole discretion allocate up to 10% of each investment opportunity made available to ACLF to AAA Investments by establishing prior to the first day of each calendar quarter a fixed AAA co-investment percentage with respect to such calendar quarter, the “Designated Quarterly Percentage.” AAA Investments may co-invest alongside ACLF (and any limited partner who has been offered co-investment rights) in the Designated Quarterly Percentage of each investment made by ACLF during the applicable calendar quarter. As of March 31, 2008, AAA Investments has not co-invested alongside ACLF. In addition, as part of the initial closing of ACLF, Apollo closed on a co-investment vehicle that has the capacity to invest alongside ACLF on a pre-determined proportionate basis in senior debt investments.

Our capital commitment to ACLF is equal to 2.5% of the aggregate capital commitments of ACLF’s limited partners (without regard to any co-investment commitments). ACLF is closed to additional investors. As of March 31, 2008, ACLF had $103.9 million of investments in senior debt across, either directly or indirectly, 24 issuers.

Competitive Strengths

Over our 18-year history, we have grown to be one of the largest alternative asset managers in the world. We attribute our success, and our confidence in our future plans, to the following competitive strengths.

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Our Investment Track Record. Our cornerstone private equity funds have generated a 40% gross IRR and a 28% IRR from inception through March 31, 2008. Our track record of generating attractive risk-adjusted returns is a key differentiating factor for our fund investors and, we believe, will allow us to continue to expand our AUM and capitalize new investment vehicles. See “—The Historical Investment Performance of Our Funds” for reasons why our historical returns are not indicative of the future results you should expect from our current or future funds or from us.

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Our Integrated Business Model. Generally, we operate our global franchise as an integrated investment platform with a free flow of information across our businesses. See “Risk Factors—Risks Related to Our Businesses—Possession of material non-public information could prevent Apollo funds from undertaking advantageous transactions; our internal controls could fail; we could determine to establish information barriers.” Our investment professionals interact frequently across our businesses on a formal and informal basis. Each of our private equity and credit-oriented capital markets businesses contributes to and draws from what we refer to as our “library” of information and experience. This “library” includes market insight, management, industry consultant and banking contacts, as well as potential investment opportunities. For example, in the course of reviewing a large buyout, a partner from the private equity business might discover an opportunity to invest in an attractive non-control debt investment and convey the opportunity to one of our capital markets partners. See “Risk Factors—Risks Related to Our Businesses—Possession of material, non-public information could prevent Apollo funds from undertaking advantageous transactions; our internal controls could fail; we could determine to establish information barriers.” In addition, members of the private equity investment committee currently serve on the investment committees of each of our capital markets funds.

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Our Flexible Approach to Investing Across Market Cycles. We have consistently invested capital and grown AUM throughout economic cycles by focusing on opportunities that we believe are often overlooked by other investors. Our expertise in capital markets, focus on core industry sectors and investment experience allow us to respond quickly to changing environments. In our private equity business, we have had success investing in buyouts during both expansionary and recessionary economic periods. During the recovery and expansionary periods of 1994 through 2000 and late 2003 through the first half of 2007, we invested or committed to invest approximately $13.2 billion primarily in traditional and corporate partner buyouts. In the recessionary periods of 1990 through 1993, 2001 through late 2003 and the slowdown period of the third quarter of 2007 through the second quarter of 2008, we invested approximately $12.4 billion, the majority of which was in distressed buyouts and debt investments when the debt securities of quality companies traded at deep discounts. We believe distressed buyouts represent a highly attractive risk/reward profile and allow our funds to invest at below-market multiples when historically our peer private equity firms have largely been inactive. We believe our ability to invest capital through market cycles will allow us to grow our AUM consistently and generate attractive investment opportunities in various market environments. Our capital markets funds follow the same disciplined approach to investing throughout economic cycles. We pay close attention to the cycles that our core industry sectors are experiencing and are opportunistic in entering and exiting investments when the risk/reward profile is in our favor. Since September 30, 2007 through June 30, 2008, the Apollo funds have invested in $15.2 billion of debt securities representing a face value of $20.0 billion, to take advantage of these strategies. Of the amount invested, $7.9 billion of equity was contributed by various private equity and capital markets funds managed by Apollo.

The table below summarizes our view of how our private equity differed from that of a typical private equity firm during the U.S. economic cycles since our inception in 1990 and our view of certain market conditions during these cycles.

	Recession 1990-1993	Recovery 1994-1997	Expansion 1998-2000	Recession 2001-2003 3Q	Recovery 2003 4Q-2005	Expansion 2006-2007 2Q	Slowdown 2007 3Q-2008 2Q
Liquidity	Low	High	High	Low	High	High	Low

Valuation	Low	Low-Medium	High	Low	Medium	Medium-High	Medium
Typical private equity firm	Inactive	Active	Inactive or paid high prices	Inactive	Active and paid high prices	Active and paid high prices	Reduced activity

Apollo	Focus on distressed buyout option	Traditional buyouts	Seeks to reduce acquisition price through complex buyouts and corporate partnerships	Focus on distressed buyout option	Traditional buyouts using industry expertise to reduce acquisition price	Seeks to reduce acquisition price through complex buyouts and corporate partnerships	Focus on distressed investments and strategic acquisitions
Apollo’s traditional and corporate partner buyouts (1)	$547	$1,454	$3,216	$521	$2,469	$5,830	$2,764

Apollo’s distressed buyouts and debt investments (1)	$3,010	$60	$0	$1,445	$134	$58	$4,122

(1)	Dollars in millions. Amounts set forth above represent capital invested by our private equity business.
Note: Characterization of economic cycles is based on our management’s views.

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Our Deep Industry Expertise and Focus on Complex Transactions. We have substantial expertise in eight core industry sectors and have invested in over 150 companies since inception. Our core industry sectors are chemicals; consumer and retail; distribution and transportation; financial and business services; manufacturing and industrial; media, cable and leisure; packaging and materials; and satellite and wireless. Our deep experience in these industry sectors has allowed us to develop an extensive network of strategic relationships with CEOs, CFOs and board members of current and former portfolio companies, as well as consultants, investment bankers and other industry-focused intermediaries. We believe that situational and structural complexity often hides compelling value that competitors may lack the inclination or ability to uncover. For example, carveouts of divisions of larger corporations are complex transactions that often provide compelling investment opportunities. We believe that we are known in the market for having substantial corporate carveout experience, having consummated 15 buy-side carveouts since 2000, and that our industry expertise and comfort with complexity help drive our performance.

The table below lists and briefly describes the background of all proprietary carve-out deals we have done since 2000.

Proprietary Corporate Carve-outs
Company	Seller	Date of Initial Investment	Date of Final Exit	Multiple of Invested Capital(1)
Prestige Cruise Holdings (Regent Seven Seas)	Carlson	January 2008	NA	1.1x
Noranda Aluminum	Xstrata plc	May 2007	NA	3.0x

Momentive Performance Materials	General Electric	December 2006	NA	1.2x
CEVA Logistics	TNT Group	November 2006	NA	3.1x
Verso Paper	International Paper	August 2006	NA	1.3x(2)

Hughes Communications	DirecTV Group	February 2006	NA	6.0x

United Agri Products	ConAgra Foods	November 2003	November 2006	7.7x
Compass Minerals	IMC Global	November 2001	November 2004	5.0x
Hexion Specialty Chemicals	Shell, Eastman, Rutgers, KKR	November 2000	NA	4.5x

Educate	Sylvan	July 2000	NA	2.7x

(1)	If investment has not been exited, multiple of invested capital is calculated for investments that have realized proceeds as of March 31, 2008. Multiple of invested capital is calculated from total value (realized proceeds plus unrealized fair value as of March 31, 2008).
(2)	The multiple does not reflect the fair value after its initial public offering.

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Our Investment Edge Creates Proprietary Investment Opportunities. We seek to create an investment “edge,” which allows us to deploy capital up and down the balance sheet of franchise businesses, make investments at attractive valuations and maximize returns. We believe our industry expertise allows us to create strategic platforms and approach new investments as a strategic buyer with synergies, cross-selling opportunities and economies of scale advantages over other purely financial sponsors. Recent examples include the creation of Hexion Specialty Chemicals, Inc., a $5 billion chemical company and Berry Plastics, a $3 billion plastic packaging company, both of which we have built through multiple acquisitions in our core industry verticals. Additionally, our expertise in complex corporate carveouts allows us to source investment opportunities in a private to private negotiation, oftentimes exclusively, which facilitates deployment of capital at attractive valuations. Examples include the purchase of United Agri Products from ConAgra Foods (where we realized 7.7x invested capital) and the purchase of Compass Minerals from IMC Global (where we realized 5.0x invested capital). Since our inception, we believe over 75% of our private equity buyouts have been proprietary in nature. We have also avoided the market trend of consortium transactions (defined as including more than one main financial sponsor), being the sole financial sponsor in 15 of our last 16 private equity portfolio company transactions. We believe that our proprietary investment opportunities provide an opportunity to consistently invest capital and generate market leading returns. We believe these competitive advantages often result in our buyouts being effected at a lower multiple of adjusted EBITDA than many of our peers. For example, of our last 16 buyouts since the beginning of 2006, the average transaction multiple of adjusted EBITDA was 7.6x. Since the beginning of 2006, the average purchase price multiple of all financial sponsor transactions, as tracked by Thomson Financial as of May 16, 2008, was 11.7x for deals with values over $500 million. In addition, Apollo has a net Debt to EBITDA ratio of 5.7x for the current portfolio companies of its private equity funds as of March 31, 2008. Apollo’s percentage of equity for current portfolio companies of its private equity funds is 76.4% as of March 31, 2008.

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Our Strong, Longstanding Investor Relationships. We manage capital for hundreds of investors in our private equity funds, which include many of the world’s most prominent pension funds, university endowments and financial institutions, as well as individuals. Most of our private equity investors are invested in multiple Apollo private equity funds, and many have invested in one or more of our capital markets funds, including as seed investors in new strategies. We believe that our deep investor relationships, founded on our consistent performance, disciplined and prudent management of our fund investors’ capital and our frequently contrarian investment approach, have facilitated the growth of our existing businesses and will assist us with the launch of new businesses.

Investor Base of Apollo Private Equity

Represents Investor Base of Fund VI only. Data as of March 31, 2008.

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The Continuity of Our Strong Management Team and Reputation. Our managing partners actively participate in the oversight of the investment activities of our funds, have worked together for more than 20 years and lead a team of more than 190 professionals who possess a broad range of transaction, financial, managerial and investment skills. Our investment team includes our contributing partners, who, together with our managing partners, have worked together for an average of 14 years, as well as exclusive relationships with operating executives who are former CEOs with significant experience in our core industries. We have developed a strong reputation in the market as an investor and partner who can make significant contributions to a business or investing decision, and we believe the longevity of our management team is a key competitive advantage.

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Alignment of Interests with Investors in Our Funds. Fundamental to our business model is the alignment of interests of our professionals with those of the investors in our funds. From our inception through March 31, 2008, our professionals have committed or invested an estimated $1.0 billion of their own capital to our funds (including Fund VII). In addition, our practice is to allocate a portion of the management fees and incentive income payable by our funds to our professionals, which serves to incentivize those employees to generate superior investment returns. We believe that this alignment of interests with our fund investors helps us to raise new funds and execute our growth strategy.

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Long-Term Capital Base. A significant portion of our $40.7 billion of AUM as of March 31, 2008 was long-term in nature. Our permanent capital vehicles, AIC, AIE I and AAA, including their current leverage, represented approximately 17% of our AUM. As of March 31, 2008, approximately 82% of our AUM would have been in funds with a duration of ten years or more from inception. Our long-lived capital base allows us to invest assets with a long-term focus that we believe drives attractive returns. We believe that our increasing use of permanent capital vehicles also facilitates the efficient raising of capital, as demonstrated by the four follow-on equity offerings of AIC that we have successfully completed since AIC’s inception in April 2004. These four offerings generated a total of $1.4 billion in net proceeds for AIC, which AIC was able to leverage with increases to its committed credit facility. These permanent capital vehicles are able to grow organically through the continuous investment and reinvestment of capital, which we believe provides us with stability and with a valuable potential source of long-term income.

Growth Strategy

Our growth and investment returns have been supported by an institutionalized and strategic organizational structure designed to promote teamwork, industry specialization, permanence of capital, compliance and regulatory excellence and internal systems and processes. Our ability to grow our revenues depends on our performance and on our ability to attract new capital and fund investors, which we have done successfully over the last 18 years.

The following are key elements of our growth strategy.

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Continue to Achieve Superior Returns in Our Funds. Continued achievement of superior returns will support growth in AUM. We believe our experienced investment team, value-oriented investment strategy and flexible investment approach will continue to drive superior returns. We will emphasize creating long-term value for our shareholders with less focus on our quarter-to-quarter or year-to-year earnings volatility.

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Continued Commitment to Our Fund Investors. Commitment to our fund investors is a high priority. We intend to continue managing our businesses with a strong focus on developing and maintaining long-term relationships with our fund investors. Our fund investors include many of the world’s most prominent pension and endowment funds as well as other institutional and individual investors. Most of our private equity investors are invested in multiple Apollo private equity funds, and many invested in one or more of our capital markets funds. We believe that our strong investor relationships facilitate the growth of our existing businesses and the successful launch of new businesses.

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Raise Additional Investment Capital for our Current Businesses. We will continue to utilize our firm’s reputation and track record to grow our AUM. Our funds’ capital raising activities benefit from our 18-year investment track record, the reputation of our firm and investment professionals, our access to public markets through AIC and AAA and our strong relationships with our investors.

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Expand Into New Investment Strategies, Markets and Businesses. We intend to grow our businesses through the targeted development of new investment strategies that we believe are complementary to our existing businesses. In addition, we expect to continue expanding into new businesses, possibly through strategic acquisitions of other investment management companies or other strategic initiatives.

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Take Advantage of the Benefits of Being a Public Company. We believe that being a public company will help us grow our AUM and revenues. We believe that fund investors will increasingly prefer to trust their capital to publicly traded asset managers because of the corporate-governance and disclosure requirements that apply to such managers, as well as the more efficient succession-planning and reduced “key man” risk that we believe result from becoming a public company, as we become more institutionalized. As a public company we expect to become less dependent on a small number of individuals and better able to attract senior talent with the backing of public investors and with the ability to provide senior talent with more liquid equity incentive income. We also believe that we can utilize our currency as a public company to broaden our industry verticals and capital markets products and expand into new product offerings and strategies.

Fundraising and Investor Relations

Commitment to our fund investors is a high priority, and we believe our performance track record across our funds has resulted in strong relationships with our fund investors. Our fund investors include many of the world’s most prominent pension funds, university endowments and financial institutions, as well as individuals. We maintain an internal team dedicated to investor relations across our private equity and credit-oriented capital markets businesses.

In our private equity business, fundraising activities for new funds begin once the investor capital commitments for the current fund are largely invested or committed to be invested. The investor base of our private equity funds includes both investors from prior funds and new investors. In many instances, investors in our private equity funds have increased their commitments to subsequent funds as our private equity funds have increased in size. During our Fund VI fundraising effort, investors representing over 90% of Fund V’s capital committed to the new fund. The single largest unaffiliated investor represents only 6% of Fund VI’s commitments. In addition, our investment professionals commit their own capital to each private equity fund.

During the management of a fund, we maintain an active dialogue with our fund investors. We provide quarterly reports to our fund investors detailing recent performance by investment, and we organize an annual meeting for our private equity investors that consists of detailed presentations by the senior management teams of many of our current investments. From time to time, we also hold meetings for the advisory board members of our private equity funds.

AAA is an important component of our business strategy, as it has allowed us to quickly target attractive investment opportunities by capitalizing new investment vehicles formed by Apollo in advance of a lengthier third party fundraising process. In particular, we have used AAA capital to seed AIE I, SVF, AAOF and EPF. The common units of AAA are listed on Euronext Amsterdam, and AAA complies with the reporting requirements of that exchange. AAA provides monthly information and quarterly reports to, and hosts conference calls with, our AAA investors.

In our credit-oriented capital markets business, we have raised capital from prominent institutional investors, similar to our private equity business, and have also raised capital from public market investors, as in the case of AIC. AIC provides quarterly reports to, and hosts conference calls with, investors that highlight investment activities. AIC is listed on the NASDAQ Global Select Market and complies with the reporting requirements of that market.

Private Equity Investments

Apollo has a demonstrated ability to quickly adapt to changing market environments and to take advantage of market dislocations through its traditional and distressed buyout approach. In periods of strained financial liquidity and economic recession, we have made attractive private equity investments by buying distressed debt of quality franchise businesses, converting that debt to equity, growing value and ultimately monetizing the investment. We pay close attention to the cycles that industries experience and are opportunistic in making and exiting investments when the risk/reward profile is in our favor. We have successfully executed our industry-focused buyout strategy over time through three different types of buyouts: traditional, distressed and corporate partner buyouts.

Traditional Buyouts

Traditional buyouts have historically comprised the majority of our investments. We generally target investments in companies where an entrepreneurial management team is comfortable operating in a leveraged environment. We also pursue acquisitions where we believe a non-core business owned by a large corporation will function more effectively if structured as an independent entity managed by a focused, stand-alone management team. Our leveraged buyouts have generally been in situations that involved consolidation through merger or follow-on acquisitions; carveouts from larger organizations looking to shed non-core assets; situations requiring structured ownership to meet a seller’s financial goals; or situations in which the business plan involved substantial departures from past practice to maximize the value of its assets. Some of our recent widely recognized traditional buyout investments include Compass Minerals International in 2001, Nalco Investment Holdings and United Agri Products in 2003, Intelsat in 2004, Berry Plastics in 2006, Realogy and Claire’s in 2007.

Distressed Buyouts

Over our 18-year history, approximately 30% of our private equity investments have involved distressed buyouts and debt. We target assets with high quality operating businesses but low-quality balance sheets, consistent with our traditional buyout strategies. The distressed securities we purchase include bank debt, public high-yield debt and privately held instruments, often with significant downside protection in the form of a senior position in the capital structure. Our investment professionals generate these distressed buyout opportunities based on their many years of experience in the debt markets, and as such they are generally proprietary in nature.

We believe distressed buyouts represent a highly attractive risk/reward profile. Our investments in debt securities have generally resulted in two outcomes. The first has been when we succeed in taking control of a company through its distressed debt. By working proactively through the restructuring process, we are able to equitize our debt position, resulting in a well-financed buyout. Once we control the company, the investment team works closely with management toward an eventual exit, typically over a three- to five-year period as with a traditional buyout. The second outcome for debt investments has been when we do not gain control of the company. This is typically driven by an increase in the price of the debt beyond what is considered an attractive acquisition valuation. The run-up in bond prices is usually a result of market interest or a strategic investor’s interest in the company at a higher valuation than we are willing to pay. In these cases, we typically sell our securities for cash and seek to realize a high short-term internal rate of return. Some of our distressed buyout investments include Vail Resorts in 1991, Telemundo in 1992, SpectraSite in 2003 and Cablecom in 2003.

Corporate Partner Buyouts

Corporate partner buyouts offer another way to take advantage of investment opportunities during environments in which purchase prices for control of companies are at high multiplies of earnings, making them less attractive for traditional buyout investors. Corporate partner buyouts focus on companies in need of a financial partner in order to consummate acquisitions, expand product lines, buy back stock or pay down debt. In these investments, we do not seek control but instead make significant investments that typically allow us to demand control rights similar to those that we would require in a traditional buyout, such as control over the direction of the business and our ultimate exit. Although corporate partner buyouts historically have not represented a large portion of our overall investment activity, we do engage in them selectively when we believe circumstances make them an attractive strategy.

Corporate partner buyouts typically have lower purchase multiples and a significant amount of downside protection, when compared with traditional buyouts. Downside protection can come in the form of seniority in the capital structure, a guaranteed minimum return from a creditworthy partner, or extensive governance provisions. Importantly, Apollo has often been able to use its position as a preferred security holder in several buyouts to weather difficult times in a portfolio company’s lifecycle and to create significant value in investments that otherwise would have been impaired. Some of our recent corporate partner buyouts include Sirius Satellite Radio in 1998, Educate in 2000, AMC Entertainment in 2001 and Oceania Cruises in 2007.

Our Recent Buyouts

The following table presents the 16 most recent buyouts made by our private equity funds as of March 31, 2008, except as otherwise indicated. All of the buyouts listed below were traditional buyouts, except for Oceania Cruises and Norwegian Cruise Lines.

Company	Year of Initial Investment	Industry	Region	Equity Invested (1)	Transaction Value (2)	Sole Financial Sponsor
Harrah’s Entertainment	2008	Gaming & Leisure	North America	1,325	29,900	No
Norwegian Cruise Line	2008	Cruise	North America	791	4,450	Yes
Smart & Final	2007	Food Retail	North America	263	895	Yes
Noranda Aluminum	2007	Materials	North America	214	1,224	Yes
Countrywide	2007	Real Estate Services	Western Europe	292	1,877	Yes
Claire’s	2007	Specialty Retail	North America	499	2,980	Yes
Prestige Cruise Holdings (3)	2007	Cruise	North America	830	1,833	Yes
Realogy	2007	Real Estate Services	North America	1,050	8,337	Yes
Jacuzzi Brands	2007	Building Products	North America	109	435	Yes
Verso Paper	2006	Paper Products	North America	261	1,475	Yes
Berry Plastics (4)	2006	Packaging	North America	346	2,369	Yes
Momentive Performance Materials	2006	Chemicals	North America	454	3,928	Yes
CEVA Logistics (5)	2006	Logistics	Western Europe	421	4,181	Yes
Rexnord (6)	2006	Diversified Industrial	North America	714	2,842	Yes
Hughes Telematics	2006	Satellite & Wireless	North America	88	88	Yes
SOURCECORP	2006	Business Services	North America	145	475	Yes

Totals				$7,802	$67,289

(1)	Fund VI investments include AAA co-investments.
(2)	Combined debt and equity values plus transaction fees and expenses.
(3)	In connection with its acquisition of Regent Seven Seas Cruises, Oceania Cruise Holdings, Inc. changed its name to Prestige Cruise Holdings, Inc. Prestige now owns both Oceania Cruises and Regent Seven Seas Cruises, which operate as independent brands under Prestige Cruise Holdings, Inc.
(4)	Prior to the merger with Covalence.
(5)	Includes add-on investment in EGL, Inc.
(6)	Includes add-on investment in Zurn.

Building Value in Portfolio Companies

We are a “hands-on” investor and remain actively involved with the operations of our buyout investments for the duration of the investment. As a result of our organization around core industries, and our extensive network of executives and other industry participants, we are able to actively participate in building value. Following an investment, the deal team that executed the transaction focuses its role on functioning as a catalyst for business-transforming events and participates in all significant decisions to develop and support management in the execution of each portfolio company’s business strategy. In connection with this strategy, we have established relationships with operating executives that assist in the diligence review of new opportunities and provide strategic and operational oversight for portfolio investments.

Exiting Investments

We realize the value of the investments that we have made on behalf of our funds typically through either an initial public offering, or IPO, of common stock on a recognized exchange or through the private sale of the companies in which we have invested. The advantage of having long-lived funds and complete investment discretion is that we are able to time our exit when we believe we may most easily maximize value. We rigorously review the ongoing business plan for each portfolio company and determine if we believe we can continue to compound increases in equity value at acceptable rates of return. Generally, if we believe we can, we continue to hold and manage the investment and if we do not, we seek to exit. We also monitor the debt capital markets closely, which often times provides windows of opportunity to reduce risk in an investment by recouping a large portion of our investment through a leveraged recapitalization. We sponsored the IPOs of 12 of our portfolio companies from January 1, 2002 through March 31, 2008. We believe that a track record of successful IPOs facilitates access to the public markets in exiting fund investments.

Investment Process

We maintain a rigorous investment process and a comprehensive due diligence approach across all of our funds. We have developed polices and procedures, the adequacy of which are reviewed annually, that govern the investment practices of our funds. Moreover, each fund is subject to certain investment criteria set forth in its governing documents that generally contain requirements and limitations for investments, such as limitations relating to the amount that will be invested in any one company and the geographic regions in which the fund will invest. Our investment professionals are thoroughly familiar with our investment policies and procedures and the investment criteria applicable to the funds that they manage, and these limitations have generally not impacted our ability to invest our funds.

Our investment professionals interact frequently across our businesses on a formal and informal basis. Each of our private equity and credit-oriented capital markets businesses contributes to and draws from what we refer to as our “library” of information and experience. This “library” includes market insight, management, industry consultant and banking contacts, as well as potential investment opportunities. In addition, members of the private equity investment committee currently serve on the investment committees of each of our capital markets funds. We believe this structure is uncommon and provides us with a competitive advantage.

We have in place certain procedures to allocate investment opportunities among our funds. These procedures are meant to ensure that each fund is treated fairly and that transactions are allocated in a way that is equitable, fair and in the best interests of each fund, subject to the terms of the governing agreements of such funds. Each of our funds has primary investment mandates, which are carefully considered in the allocation process.

Private Equity

Private Equity Funds. Our private equity investment professionals are responsible for selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments for our traditional private equity funds, as well as pursuing operational improvements in our funds’ portfolio companies. These investment professionals perform significant research into each prospective investment, including a review of the company’s financial statements, comparisons with other public and private companies and relevant industry data. The due diligence effort will also typically include:

•	on-site visits;

•	interviews with management, employees, customers and vendors of the potential portfolio company;

•	research relating to the company’s management, industry, markets, products and services, and competitors; and

•	background checks.

After an initial selection, evaluation and diligence process, the relevant team of investment professionals will prepare a detailed analysis of the investment opportunity for our private equity investment committee. Our private equity investment committee generally meets weekly to review the investment activity and performance of our private equity funds.

After discussing the proposed transaction with the deal team, the investment committee will decide whether to give its preliminary approval to the deal team to continue the selection, evaluation, diligence and negotiation process. The investment committee will typically conduct several lengthy meetings to consider a particular investment before finally approving that investment and its terms. Both at such meetings and in other discussions with the deal team, our managing partners and partners will provide guidance to the deal team on strategy, process and other pertinent considerations. Every private equity investment requires the approval of our three managing partners.

Our private equity investment professionals are responsible for monitoring an investment once it is made and for making recommendations with respect to exiting an investment. Disposition decisions made on behalf of our private equity funds are subject to careful review and approval by the private equity investment committee, including all three of our managing partners.

AAA. Investment decisions on behalf of AAA are subject to investment policies and procedures that have been adopted by the board of directors of the managing general partner of AAA. Those policies and procedures provide that all AAA investments (except for temporary investments) must be reviewed and approved by the AAA investment committee. In addition, they provide that over time AAA will invest approximately 90% or more of its capital in Apollo funds and private equity transactions and, subject to market conditions, target approximately 50% or more in private equity transactions. Pending those uses, AAA capital is invested in temporary liquid investments. AAA’s investments do not need to be exited within fixed periods of time or in any specified manner. AAA is, however, required to exit any co-investments it makes with an Apollo fund at the same time and on the same terms as the Apollo fund in question exits its investment. The AAA investment policies and procedures provide that the AAA investment committee should review the policies and procedures on a regular basis and, if necessary, propose changes to the board of directors of the managing general partner of AAA when the committee believes that those changes would further assist AAA in achieving its objective of building a strong investment base and creating long-term value for its unitholders.

Capital Markets

Each of our capital markets funds maintains an investment process similar to that described above under “—Private Equity.” Our capital markets investment professionals are responsible for selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments for our capital markets funds. The investment professionals perform significant research into and due diligence of each prospective investment, and prepare analyses of recommended investments for the investment committee of the relevant fund.

Investment decisions are carefully scrutinized by the investment committees, who review potential transactions, provide input regarding the scope of due diligence and approve recommended investments and dispositions. Close attention is given to how well a proposed investment accord with the distinct investment objectives of the fund in question, which in many cases have specific geographic or other focuses. At least one of our managing partners approves every significant capital markets fund investment decision. The investment committee of each of our capital markets funds generally reviews the investment activity and performance of the relevant capital markets funds on a weekly basis.

The Historical Investment Performance of Our Funds

Below and elsewhere in this prospectus, we present information relating to the historical performance of our funds, including certain legacy Apollo funds that do not have a meaningful amount of unrealized investments, and the general partners of which are not being contributed to us. The data for these funds are presented from the date indicated through July 13, 2007 and have not been adjusted to reflect acquisitions or disposals of investments subsequent to that date.

When considering the data presented in this prospectus, you should note that the historical results of our funds are not indicative of the future results that you should expect from such funds, from any future funds we may raise or from your investment in our Class A shares. An investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. As a result of the deconsolidation of most of our funds, we will not be consolidating those funds in our financial statements for periods after either August 1, 2007 or November 30, 2007. See “Management’s Discussion and Analysis of Financial Condition and results of Operations.” The historical and potential future returns of the funds we manage are not directly linked to returns on our Class A shares. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in our Class A shares. However, poor performance of the funds that we manage would cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and in all likelihood the value in our Class A shares. There can be no assurance that any Apollo fund will continue to achieve comparable results.

Moreover, the historical returns of our funds should not be considered indicative of the future results you should expect from such funds or from any future funds we may raise, in part because:

•	our private equity funds’ rates of return, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains, which may never be realized;

•

our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly or that favorable financial market conditions will exist;

•

the historical returns that we present in this prospectus derive largely from the performance of our earlier private equity funds, whereas future fund returns will depend increasingly on the performance of our newer funds, which may have little or no investment track record;

•	Fund VI and Fund VII are several times larger than our previous private equity funds, and we may not be able to deploy this additional capital as profitably as our prior funds;

•

the attractive returns of our funds have been driven by the rapid return of invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

•

our track record with respect to our capital markets funds is relatively short as compared to our private equity funds and five out of nine of our capital markets funds commenced operations in the eighteen months prior to March 31, 2008;

•

in recent years, there has been increased competition for private equity investment opportunities resulting from the increased amount of capital invested in private equity funds and periods of high liquidity in debt markets; and

•	our newly established capital markets funds may generate lower returns during the period that they take to deploy their capital;

Finally, our private equity IRRs have historically varied greatly from fund to fund. For example, Fund IV has generated a 12% gross IRR and 10% net IRR since inception, while Fund V has generated a 68% gross IRR and 52% net IRR since inception. Accordingly, you should realize that the IRR going forward for any current or future fund may vary considerably from the historical IRR generated by any particular fund, or for our private equity funds as a whole. Future returns will also be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests. See “Risk Factors—Risks Related to Our Businesses—The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares.”

Independent Valuation Firm

We are ultimately responsible for determining the fair value of our private equity fund portfolio investments on a quarterly basis in good faith. We have retained Duff & Phelps, LLC, an independent valuation firm, to provide third party valuation consulting services to the company which consist of certain limited procedures that the company identifies and requests them to perform. Upon completion of the limited procedures, Duff & Phelps, LLC assesses whether the fair value of those investments subjected to the limited procedures do not appear to be unreasonable. The limited procedures do not involve an audit, review compilation or any other form of examination or attestation under generally accepted auditing standards. In accordance with U.S. GAAP, an investment for which a market quotation is readily available will be valued using a market price for the investment as of the end of the applicable reporting period and an investment for which a market quotation is not readily available will be valued at the investment’s fair value as of the end of the applicable reporting period as determined in good faith. While there is no single standard for determining fair value in good faith, the methodologies described below will generally be followed when fair value pricing is applied.

Historical Returns of Our Private Equity Funds

We calculate the aggregate realized value of a private equity fund’s portfolio company investments based on the historical amount of the net cash and marketable securities actually distributed to fund investors from all of the fund’s investments made from the date of the fund’s formation through the valuation date. Such amounts do not give effect to the allocation of any realized returns to the fund’s general partner pursuant to carried interest or the payment of any applicable management fees to the fund’s investment advisor. Where the value of an investment is only partially realized, we classify the actual cash and other consideration distributed to fund investors as realized value, and we classify the balance of the value of the investment as unrealized and valued using the methodology described below.

We calculate the aggregate estimated unrealized value of a private equity fund by adding the individual estimated unrealized values of the fund’s portfolio companies. We determine individual investment valuations using market prices where a market quotation is available for the investment or fair value pricing where a market quotation is not available for the investment. Fair value pricing represents an investment’s fair value as determined by us in good faith. Market value represents a valuation of an investment derived from the last available closing sales price as of the valuation date. Market values that we derive from market quotations do not take into account various factors which may affect the value that may ultimately be realized in the future, such as the possible illiquidity associated with a large ownership position or a control premium.

There is no single standard for determining fair value in good faith and, in many cases, fair value is best expressed as a range of fair values from which a single estimate may be derived. We determine the fair values of investments for which market quotations are not readily available based on the enterprise values at which we believe the portfolio companies could be sold in orderly dispositions over a reasonable period of time between willing parties other than in a forced or liquidation sale. These estimated unrealized values may not be realized for the amount provided.

Historical Returns of Our Capital Markets Funds

AIE I and Distressed and Hedge Funds. In calculating the historical returns of our distressed and hedge funds, we generally value securities that are listed on a recognized exchange or a computerized quotation system and that are freely transferable at their last sales price on the relevant exchange or computerized quotation system on the date of determination or, if no sales occurred on such day, at the “bid” price (and if sold short at the “asked” price) on the consolidated tape at the close of business on such day. For AIE I, the “mid” price is used. We value all other assets of the fund at fair value in a manner that we determine. We may change the foregoing valuation methods if we determine in good faith that such change is advisable to better reflect market conditions or activities. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the value of investments by AIE I or our distressed and hedge funds may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

AIC. Since AIC is a public company, returns are derived by changes in the value of its stock and typically assumes reinvested dividends. That said, in calculating NAVs for AIC, investments, including certain subordinated debt, senior secured debt and other debt securities with maturities greater than 60 days, for which market quotations are readily available, are valued at such market quotations (unless they are deemed not to represent fair value). From time to time, AIC may also utilize independent third party valuation firms to assist in determining fair value if and when such market quotations are deemed not to represent fair value. Investments purchased within 60 days of maturity are valued at cost plus accreted discount, or minus amortized premium, which approximates fair value. Debt and equity securities that are not publicly traded or whose market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of AIC’s board of directors. Such determination of fair values may involve subjective judgments and estimates. With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, AIC’s board of directors has approved a multi-step valuation process each quarter. AIC’s quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of AIC’s investment advisor that are responsible for the portfolio investment. Preliminary valuation conclusions are then documented and discussed with senior management of AIC’s investment advisor. Independent valuation firms engaged by AIC’s board of directors conduct independent appraisals and review the investment advisor’s preliminary valuations and make their own independent assessment. The audit committee of AIC’s board of directors then reviews and discusses the preliminary valuation of the investment adviser and that of the independent valuation firms. Finally, the board of directors discusses valuations and determines the fair value of each investment in AIC’s portfolio in good faith based on the input of AIC’s investment advisor, the respective independent valuation firm and the audit committee.

AIC’s investments are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that AIC may take into account in fair value pricing its investments include, as relevant: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, M&A comparables, the principal market and enterprise values, among other factors. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of AIC’s investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

AIC adopted SFAS No. 157 on a prospective basis beginning in the quarter ended June 30, 2008. Adoption of this statement did not have a material effect on AIC’s financial statements for the quarter ended June 30, 2008.

Investment Record

The following table summarizes the investment record for our private equity funds apart from AAA. All dollar amounts are in millions as of March 31, 2008, unless otherwise noted. See “Terms Used in This Prospectus” for the definitions of the terms “multiple of invested capital,” “gross IRR” and “net IRR” used in the table below.

	Vintage Year	Committed Capital	Realized	Unrealized(1)	Total	Multiple of Invested Capital		Gross	Net
Fund VII	2008	$11,806	$—	$159	$159	NM		NM	NM
Fund VI	2006	10,136	1,252	7,414	8,666	1.1x		30%	21%
Fund V	2001	3,742	9,960	3,250	13,210	3.5x		68	52
Fund IV	1998	3,600	4,794	1,935	6,729	1.9x		12	10
Fund III	1995	1,500	2,591	33	2,624	1.8x		18	11
Fund I, II & MAI(2)	1990/92	2,220	7,923	—	7,923	3.6x		47	37

Total		$33,004	$26,520	$12,791	$39,311	2.4x	(3)	40	28

(1)	Figures include the market values, estimated fair value of certain unrealized investments and capital committed to investments. See “Risk Factors—Risks Related to Our Businesses—Many of our funds invest in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amount we invest in these activities” and “—Our funds may be forced to dispose of investments at a disadvantageous time” for a discussion of why our unrealized investments may ultimately be realized at valuations different than those provided here.
(2)	Fund I and Fund II were structured such that investments were made from either fund depending on which fund had available capital. We do not differentiate between Fund I and Fund II investments for purposes of performance figures because they are not meaningful on a separate basis and do not demonstrate the progression of returns over time. In addition, “MAI” represents a “mirrored” investment account established to mirror Funds I and II for investments in debt securities.
(3)	This figure represents an average of the multiples of invested capital for the funds included in the table.

Fees, Carried Interest, Redemption and Termination

Our revenues from the management of our funds consist primarily of:

•

management fees, which are based on committed or invested capital (in the case of our private equity funds and certain of our capital markets funds) and gross invested capital or fund net asset value (in the case of most of our capital markets funds);

•	carried interest based on the performance of our funds; and

•	transaction and advisory fees relating to the investments our private equity funds make.

In addition, we earn management fees based on the adjusted assets (as defined below) of AAA and are entitled to a carried interest based on the realized gains on each co-investment made by AAA pursuant to a committed co-investment facility. We also earn incentive income from the underlying investments of AAA in our capital markets funds, calculated per the terms of the applicable funds. In addition, with respect to Artus we earn an investment advisory fee based on the sum of the average principal amount of the Portfolio Collateral and certain cash and cash equivalents held by the CLO.

We also receive investment income from the direct investment of capital in our funds in our capacity as general partner, which is described below under “—General Partner and Professionals Investments and Co-Investments—General Partner Investments.” Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed description of our revenues.

A significant portion of our $40.7 billion AUM as of March 31, 2008 were long-term in nature. Our permanent capital vehicles, AAA, AIC and AIE I, including their current leverage, represented approximately 17% of our AUM.

We present our AUM as of March 31, 2008 throughout this prospectus, except as otherwise noted. Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Apollo fund management agreements. Our AUM measure includes assets under management for which we charge either no or nominal fees. Some of the categories of assets on which we charge no or nominal management fees include: (i) the amount of unused credit facilities until such capital is drawn and invested, at which time management fees are charged and we are eligible to earn incentive income, (ii) capital commitments to most of our capital markets funds until such capital is called and invested, at which time management fees are charged and we are eligible to earn incentive income, and (iii) our principal investments in funds as well as investments in funds by our managing partners and employees on which we charge no or nominal fees throughout the investment.

As of March 31, 2008, approximately $18.4 billion and $9.4 billion of private equity and capital markets AUM, respectively, represent fee generating assets. Fee generating assets are those on which we earn management fees. The table below displays fee generating and non-fee generating AUM by segments as of March 31, 2008 and 2007, December 31, 2007, 2006 and 2005.

Assets Under Management

Fee Generating/Non-Fee Generating

	March 31,		December 31,
	2008	2007	2007	2006	2005
	(dollars in millions)
Private equity	$30,553	$19,534	$30,237	$20,186	$18,734
Fee generating	18,345	13,370	14,039	13,502	3,223
Non-fee generating	12,208	6,164	16,198	6,684	15,511

Capital markets	10,141	6,028	10,118	4,392	2,463
Fee generating	9,427	4,194	8,502	3,941	1,958
Non-fee generating	714	1,834	1,616	451	505

Total Assets Under Management	40,694	25,562	40,355	24,578	21,197
Fee generating	27,772	17,564	22,541	17,443	5,181
Non-fee generating	12,922	7,998	17,814	7,135	16,016

With respect to our private equity funds and certain of our capital markets funds, we also charge no management fees on the fair value of our funds’ investments above the invested capital for such investments, although we generally are entitled to carried interest on these amounts when the investments are disposed of.

Overview of Fund Operations

Investors in our private equity funds make commitments to provide capital at the outset of a fund and deliver capital when called by us as investment opportunities become available. We determine the amount of initial capital commitments for any given private equity fund by taking into account current market opportunities and conditions, as well as investor expectations. The general partner’s capital commitment is determined through negotiation with the fund’s investor base. The commitments are generally available for six years during what we call the investment period. We have typically invested the capital committed to our funds over a three to four-year period. Generally, as each investment is realized, our private equity funds first return the capital and expenses related to that investment and any previously realized investments to fund investors and then distribute any profits. These profits are typically shared 80% to the investors in our private equity funds and 20% to us so long as the investors receive at least an 8% compounded annual return on their investment, which we refer to as a “preferred return” or “hurdle.” Our private equity funds typically terminate ten years after the final closing, subject to the potential for two one-year extensions. After the amendments we sought in order to deconsolidate most of our funds, dissolution of those funds can be accelerated upon a majority vote of investors not affiliated with us and, in any case, all of our funds also may be terminated upon the occurrence of certain other events, as described below under “—Redemption and Termination.” Ownership interests in our private equity funds and certain of our capital markets funds, are not, however, subject to redemption prior to termination of the funds.

The processes by which our capital markets funds receive and invest capital vary by type of fund. AIC, for instance, raises capital by selling shares in the public markets. Our distressed and hedge funds sell shares, subscriptions for which are payable in full upon a fund’s acceptance of an investor’s subscription, via private placements. The investors in SOMA and EPF made a commitment to provide capital at the formation of such funds and deliver capital when called by us as investment opportunities become available. As with our private equity funds, the amount of initial capital commitments for our capital markets funds is determined by taking into account current market opportunities and conditions, as well as investor expectations. The general partner commitments for our capital markets funds that are structured as limited partnerships, are determined through negotiation with the funds’ investor base. The fees and incentive income we earn for management of our capital markets funds and the performance of these funds and the terms of such funds governing withdrawal of capital and fund termination vary across our capital markets funds and are described in detail below.

We conduct the management of our private equity and capital markets funds primarily through a partnership structure, in which limited partnerships organized by us accept commitments and/or funds for investment from investors. Funds are generally organized as limited partnerships with respect to private equity funds and other U.S. domiciled vehicles and limited partnership and limited liability (and other similar) companies with respect to non-U.S. domiciled vehicles. Typically, each fund has an investment advisor affiliated with an advisor registered under the Advisers Act. Responsibility for the day-to-day operations of the funds is typically delegated to the funds’ respective investment advisors pursuant to an investment advisory (or similar) agreement. Generally, the material terms of our investment advisory agreements relate to the scope of services to be rendered by the investment advisor to the applicable funds, certain rights of termination in respect of our investment advisory agreements and, generally, with respect to our capital markets funds (as these matters are covered in the limited partnership agreements of the private equity funds), the calculation of management fees to be borne by investors in such funds, as well as the calculation of the manner and extent to which other fees received by the investment advisor from fund portfolio companies serve to offset or reduce the management fees payable by investors in our funds. The funds themselves do not register as investment companies under the Investment Company Act, in reliance on Section 3(c)(7) or Section 7(d) thereof or, typically in the case of funds formed prior to 1997, Section 3(c)(1) thereof. Section 3(c)(7) of the Investment Company Act excepts from its registration requirements funds privately placed in the United States whose securities are owned exclusively by persons who, at the time of acquisition of such securities, are “qualified purchasers” or “knowledgeable employees” for purposes of the Investment Company Act. Section 3(c)(1) of the Investment Company Act excepts from its registration requirements privately placed funds whose securities are beneficially owned by not more than 100 persons. In addition, under current interpretations of the SEC, Section 7(d) of the Investment Company Act exempts from registration any non-U.S. fund all of whose outstanding securities are beneficially owned either by non-U.S. residents or by U.S. residents that are qualified purchasers.

In addition to having an investment advisor, each fund that is a limited partnership, or “partnership” fund, also has a general partner that makes all policy and investment decisions relating to the conduct of the fund’s business. All decisions concerning the making, monitoring and disposing of investments are made by the general partner. The limited partners of the partnership funds take no part in the conduct or control of the business of the funds, have no right or authority to act for or bind the funds and have no influence over the voting or disposition of the securities or other assets held by the funds. These decisions are made by the fund’s general partner in its sole discretion, subject to the investment limitations set forth in the agreements governing each fund. The limited partners often have the right to remove the general partner or investment advisor for cause or cause an early dissolution by a majority vote. In connection with the Offering Transactions, we have amended the governing agreements of certain of our consolidated private equity funds (with the exception of AAA) and capital markets funds to provide that a simple majority of a fund’s investors will have the right to accelerate the dissolution date of the fund.

In addition, the governing agreements of our private equity funds enable the limited partners holding a specified percentage of the interests entitled to vote not to elect to continue the limited partners’ capital commitments in the event certain of our managing partners do not devote the requisite time to managing the fund or in connection with certain Triggering Events (as defined below). This is true of Fund VI and Fund VII on which our near-to medium-term performance will heavily depend. EPF has a similar provision. In addition to having a significant, immeasurable negative impact on our revenue, net income and cash flow, the occurrence of such an event with respect to any of our funds would likely result in significant reputational damage to us. Further, the loss of one or more our of managing partners may result in the acceleration of our debt. The loss of the services of any of our managing partners would have a material adverse effect on us, including our ability to retain and attract investors and raise new funds, and the performance of our funds. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of any of our managing partners.

Management Fees

During the investment period, we earn semi-annual management fees from our private equity funds ranging between 1.0% to 1.5% per annum of the capital commitments of limited partners, other than designated management investors and certain other investors. Upon the earlier of the termination of the investment period for the relevant fund and the date as of which management fees begin to accrue with respect to a successor fund (the “Management Fee Step Down Date”), the percentage rates of the management fees are reduced to a percentage ranging from 0.65% to 0.75% of the cost of unrealized portfolio investments. Private equity management fees are reduced by a percentage of any monitoring, consulting, investment banking, advisory, transaction, directors’ or break-up or similar fees paid to the fund’s general partner, management company, “principal partners” (i.e., those of our named partners who are principally responsible for the management of the fund) or any of their affiliates (“Fund Special Fees”). In the case of Funds IV, V, and VI this reduction applies only after deducting from Fund Special Fees the costs of unconsummated transactions borne by us. In Fund VII, such unconsummated transaction costs will be borne by Fund VII, but reimbursed to Fund VII by an offset against the management fee of Fund Special Fees in an amount up to the amount of such costs, and thereafter the management fee will be offset by the applicable percentage of Fund Special Fees. In the case of Funds VI and VII, management fees are also reduced by an amount equal to any organizational expenses (to the extent they exceed those that the fund is required to bear) and placement fees paid by the fund.

The Management Fee Step Down Date has already occurred with respect to Funds IV, V and VI and the percentage rates of their management fees have been reduced. Fund VII and EPF will transition from the investment period rate to the post Management Fee Step Down Date rate upon the earliest of (i) August 30, 2013 and March 3, 2012 for Fund VII and EPF, respectively, (ii) the permanent termination, pursuant to certain provisions of the Fund VII partnership agreement, of the Fund VII investment period, and (iii) the date as of which management fees begin to accrue that are payable by another pooled investment vehicle with investment objectives and policies substantially similar to those of Fund VII and formed by us or by Fund VII’s partners.

Management fees for AAA range between 1.0% and 1.25% of AAA’s invested capital plus its cumulative distributable earnings at the end of each quarterly period (taking into account actual distributions but without taking into account the management period fee relating to the period or any non-cash equity compensation expense), net of any amount AAA pays for the repurchase of limited partner interests, as well as capital invested in Apollo funds and temporary investments and any distributable earnings attributable thereto. There are no reductions to the AAA management fees.

Management fees for most of our capital markets funds generally range between 1.5% and 2.0% per annum of the applicable fund’s average gross assets under management or net asset value and are paid on a monthly or quarterly basis, depending on the fund. Unlike our private equity funds, which have fixed, limited lives, most of our capital markets funds have unlimited lives, so there is no investment period or mandatory reduction in the percentage charged over time. There are also generally no reductions for financial consulting, advisory, transactions, directors’ or break-up fees, although such fees are not typically charged in respect of our capital markets investments.

Transaction Fees

We receive transaction fees in connection with many of the acquisitions and dispositions made by our private equity funds and by AAA in its co-investments alongside our private equity funds. These fees are generally calculated as a percentage of the total enterprise value of the entity acquired or sold. Except in the case of AAA, discussed above, a specified percentage of these fees reduce our management fees.

We generally do not receive transaction fees in connection with the investments of our capital markets funds.

Advisory Fees

We receive advisory fees for consulting services that we perform for our private equity funds’ portfolio companies. The fees vary between portfolio companies and for certain portfolio companies, the fees are dependent on EBITDA. Except in the case of AAA, discussed above, a specified percentage of these fees reduce our management fees.

Except as related to Artus for which we receive advisory fees, we generally do not receive advisory fees in connection with investments of our capital markets funds.

Carried Interest

Carried interest for our private equity and capital markets funds entitles us to an allocation of a portion of the income and gains from that fund and, in the case of our private equity funds and certain of our capital markets funds, is as much as 20% of the cash received from the disposition of a portfolio investment or dividends, interest income or other items of ordinary income received from a portfolio investment or the value of securities distributed in kind, after deducting the capital contributions, organizational expenses, operating expense and management fees in respect of any realized investments. In the case of each of our private equity funds and certain of our capital markets funds, the carried interest is subject to annual preferred return for limited partners of 8%, subject to a catch-up allocation to us thereafter. Carried interest is distributed upon the disposition of a portfolio investment. With respect to dividends, interest income and ordinary income received from a portfolio investment, carried interest is distributed no later than a specified period after the end of a fiscal year of the relevant fund.

Carried interest for most of our capital markets funds is as much as 20% of either the fund’s income and gain or the yearly appreciation of the fund’s net asset value. For such capital markets funds, we accrue incentive income on both realized and unrealized gains, subject to any applicable hurdles and high-water marks. Certain of our capital markets funds are subject to a preferred return. Most of our capital markets funds do not have clawback provisions.

If, upon the final distribution of any of our private equity funds or certain of our capital markets funds, the relevant fund’s general partner has received cumulative carried interest on individual portfolio investments in excess of the amount of carried interest it would be entitled to from the profits calculated for all portfolio investments in the aggregate, the general partner will return the excess amount of incentive income it received to the limited partners up to the amount of carried interest it has received less taxes on that carried interest. We refer to such provisions as “clawback provisions.” An escrow account is required to be maintained (except in the case of EPF), such that upon each distribution, if the fair value of unrealized investments (plus any amounts already in the escrow accounts) is not equal to 115% of the cost of the unrealized investments plus allocable expenses and management fees, the general partner will place the portion of its carried interest into such escrow account as is necessary for the value of the account, together with the fair value of the unrealized investments, to equal 115% of the cost of the unrealized investments plus allocable expenses and management fees. As of March 31, 2008, based on the inception to date performance of Funds IV, V and VI, none of the general partners of those funds had a clawback obligation based on realization of investments. In Funds IV, V, VI and VII, the clawback obligation is guaranteed by the partners of the fund’s general partners. In addition, the Managing Partner Shareholders Agreement contains our agreement to indemnify each of our managing partners and contributing partners against all amounts that they pay pursuant to current and future personal guarantees of general partner clawback obligations.

Our carried interest from AAA entitles us to 20% of the realized gains (net of related expenses, including any allocable borrowing costs) from each co-investment made by AAA pursuant to a committed co-investment facility (such as its agreement with Fund VI) after its capital contributions in respect of realized investments made pursuant to that committed co-investment facility have been recovered, subject (in the case of AAA’s co-investment with Fund VI) to a preferred return of 8%, with a catch-up allocation to us thereafter. There is no similar preferred return requirement in respect of AAA’s co-investment with Fund VII. Distributions in respect of our carried interest in investments made pursuant to AAA co-investment facilities are made as investments are realized. We are also allocated 20% of the realized gains on AAA’s opportunistic investments (meaning ones that are not temporary, a co-investment with a private equity fund or a direct investment in an Apollo fund), with no preferred return and no netting for costs.

Redemption and Termination

Our mezzanine funds, AIC and AIE I (including AAA’s investments in AIE I), with a combined total of $4.9 billion of AUM as of March 31, 2008, are not subject to mandatory termination and do not permit investors to withdraw capital through redemptions. We refer to AIC, AIE I and AAA as our permanent capital vehicles. Our other funds are subject to termination or redemption as described below.

Private Equity Funds. Our private equity funds, with a combined total of $30.6 billion of AUM as of March 31, 2008 (including a portion of the AAA Investments’ co-investment with Fund VI and Fund VII), generally terminate 10 years after the last date on which a limited partner purchased an interest in the fund, subject to extension for up to two years if certain consents of the limited partners or the fund’s advisory board are obtained. However, termination can be accelerated:

•

six years after the applicable fund’s general partner or advisory board gives written notice to the fund’s limited partners that the requisite number of key persons have failed to devote the requisite time to the management of the fund, if at a specified number of days after such notice the limited partners holding a specified percentage of the limited partner interests entitled to vote fail to elect to continue the investment period, subject to extension for up to two years with the same consents as are required to extend the fund at the end of its scheduled 10-year term;

•

upon a “disabling event” (as defined below), unless within 90 days after such disabling event, a majority of the limited partner interests entitled to vote agree in writing to continue the business of the fund and to the appointment of another general partner;

•	upon the affirmative vote of a simple majority in interest of the total limited partner interests entitled to vote;

•

except in the case of Fund VII, upon the affirmative vote of 50% to 66.6% of the total limited partner interests entitled to vote, upon the occurrence of a triggering event (as defined below) with respect to the fund’s general partner or management company, or some specified number of the fund’s key persons;

•	after the commitment period, upon a good faith determination by the general partner of the applicable fund that the fund has disposed of substantially all of its portfolio investments;

•

in the discretion of the general partner of the applicable fund to address certain circumstances where the continued participation in the fund by certain limited partners would violate law or have certain adverse consequences for such limited partner or the fund;

•	the entry of a decree of judicial dissolution under Delaware partnership law; or

•	any time there are no limited partners, unless the business of the applicable fund is continued in accordance with Delaware partnership law.

“Disabling event” means (i) the occurrence of an event set forth in Section 17-402 of the Delaware Revised Uniform Limited Partnership Act, which include the withdrawal of the applicable fund’s general partner, the assignment of the general partner’s interest, the general partner’s removal under the applicable fund’s limited partnership agreement and certain events of bankruptcy, reorganization or dissolution relating to the general partner, and (ii) in the case of one of our private equity funds, the termination of the investment period by the limited partner in connection with a Triggering Event. With respect to the general partner or management company of the fund, a “Triggering Event” generally means with respect to any person, the criminal conviction of, or admission by consent (including a plea of no contest or, in the case of certain of our private equity funds, consent to a permanent injunction prohibiting future violations of the federal securities laws) of such person to a material violation of federal securities law, or any rule or regulation promulgated thereunder or any other criminal statute involving a material breach of fiduciary duty; or the conviction of such person of a felony under any federal or state statute; or the commission by such person of an action, or the omission by such person to take an action, if such commission or omission constitutes bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such person’s duties to the applicable fund or its limited partners; or the obtaining by such person of any material improper personal benefit as a result of its breach of any covenant, agreement or representation and warranty contained in the applicable partnership agreement or the subscription agreement between the applicable fund and its limited partners.

Capital Markets Funds. Equity interests issued by SVF, VIF and AAOF may be redeemed at the option of the holder on a quarterly or annual basis after satisfying the applicable minimum holding period requirement (ranging from 12 months to 60 months depending on the particular fund and class of interest). Certain classes of interests in certain funds provide for the imposition of redemption charges at declining rates for interests redeemed on any of the first four quarterly redemption dates from the expiration of the minimum holding period requirement (ranging from 1% to 6% of gross redemption proceeds, depending on the terms of the applicable fund and class). Aggregate redemptions on any redemption date may be limited by a gating restriction to a maximum of 25% of net assets. An investor’s allocable share of certain investments designated as “special investments” generally is not eligible for redemption until the occurrence of a realization or liquidity event with respect to the underlying investment. Holders of a majority of the outstanding equity interests in each fund also have the right to accelerate the liquidation date of the fund.

The investor in SOMA may elect to withdraw its capital as of January 31 of each year, commencing January 31, 2010. We have the right to terminate SOMA at any time. In addition, SOMA will dissolve automatically upon the occurrence of certain events that result in the general partner ceasing to serve or to be able to serve in that capacity (such as bankruptcy, insolvency or withdrawal) unless the investor elects to continue SOMA and to appoint a new general partner.

Under the terms of their respective partnership agreements, certain capital markets funds will terminate either five or six years after the last date on which a limited partner purchased an interest in the fund, subject to extensions for further periods if certain consents of the limited partners are obtained. However, termination can be accelerated in similar circumstances to those set out under “—Private Equity Funds” above. Under the terms of its partnership agreement, Artus can be terminated only upon the determination of its general partner; however, a majority in interest of its unaffiliated investors may remove the general partner at any time with or without cause.

General Partner and Professionals Investments and Co-Investments

General Partner Investments

Certain of our management companies and general partners of the private equity and capital markets funds and affiliates, are committed to contribute to those funds. As of March 31, 2008, we have unfunded capital commitments of approximately $193.0 million to the funds. See “Capitalization—Footnote (1).”

Under the services agreement between AAA and one of our subsidiaries, we are obligated to reinvest into common units (which may be in the form of RDUs) or other equity interests of AAA, on a quarterly basis, 25% of the aggregate after tax distributions, if any, that the Apollo Operating Group entity receives in respect of carried interests allocable to investments made by AAA, including co-investments with Fund VI and Fund VII. Accordingly, we expect to periodically acquire newly issued common units of AAA (which may be in the form of RDUs) in connection with AAA’s investments in our funds. Such common units will be subject to a three-year lockup period.

Managing Partners and Other Professionals Investments

To further align our interests with those of investors in our funds, our managing partners and other professionals have invested their own capital in our funds. Our managing partners and other professionals will either re-invest their carried interest to fund these investments or use cash on hand or funds borrowed from third parties. On occasion, we have provided guarantees to lenders in respect of funds borrowed by some of our professionals to fund their capital commitments. We do not provide guarantees for our managing partners or other senior executives. We have not historically charged management fees on capital invested by our managing partners and other professionals directly in our private equity and certain of our capital markets funds or management fees and incentive income with respect to capital invested in certain of our capital markets funds. In Fund VII, such investments by our partners and other professionals will not be subject to management fees or carried interest. Our managing partners and other professionals are not contributing the investments made in their personal capacity in our funds, or as co-investments.

Co-Investments

Investors in many of our funds as well as other investors may receive the opportunity to make co-investments with the funds. Co-investments are investments in portfolio companies or other assets generally on the same terms and conditions as those acquired by the applicable fund.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation in the United States and elsewhere.

All of the investment advisors of our funds are affiliates of certain of our subsidiaries that are registered as investment advisors with the SEC. Registered investment advisors are subject to the requirements and regulations of the Investment Advisers Act. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients and general anti-fraud prohibitions.

In addition, AIC has elected to be treated as a business development company under the Investment Company Act. AIC and the entity that serves as AIC’s investment advisor is subject to the Investment Advisers Act and the rules thereunder, which among other things regulate the relationship between a registered investment company and its investment advisor and prohibit or severely restrict principal transactions and joint transactions.

The SEC and various self-regulatory organizations have in recent years increased their regulatory activities in respect of asset management firms.

Certain of our businesses are subject to compliance with laws and regulations of U.S. Federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Our businesses have operated for many years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities.

However, additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Rigorous legal and compliance analysis of our businesses and investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. We have a compliance group that monitors our compliance with all of the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Legal and Administrative Officer supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities.

As an element of our platform, we generally operate without information barriers between our businesses. In an effort to manage possible risks resulting from our decision not to implement these barriers, our compliance personnel maintain a list of restricted securities as to which we have access to material, non-public information and in which our funds and investment professionals are not permitted to trade. We could in the future decide that it is advisable to establish information barriers, particularly as our business expands and diversifies. In such event our ability to operate as an integrated platform will be restricted.

We anticipate our annual cost of complying with regulatory requirements once we are a public company will be approximately as follows:

•	Board of Directors and Audit Committee Member Fees—$1.5 million;

•	Audit Fees—$1.0 million;

•	Finance Staff—$3.0 million;

•	Computer Systems and Information Technology Staff—$1.3 million;

•	Investor Relations and Other External Communications—$1.5 million; and

•	Internal Audit Function—$2.1 million.

Competition

The asset management industry is intensely competitive, and we expect it to remain so. We compete both globally and on a regional, industry and niche basis.

We face competition both in the pursuit of outside investors for our funds and in acquiring investments in attractive portfolio companies and making other investments. We compete for outside investors based on a variety of factors, including:

•	investment performance;

•	investor perception of investment managers’ drive, focus and alignment of interest;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	the level of fees and expenses charged for services.

Over the past several years, the size and number of private equity funds and capital markets funds has continued to increase, heightening the level of competition for investor capital.

In addition, private equity and capital markets fund managers have increasingly adopted investment strategies traditionally associated with the other. Capital markets funds have become active in taking control positions in companies, while private equity funds have acquired minority and/or debt positions in publicly listed companies. This convergence could heighten our competitive risk by expanding the range of asset managers seeking private equity investments and making it more difficult for us to differentiate ourselves from managers of capital markets funds.

Depending on the investment, we expect to face competition in acquisitions primarily from other private equity funds, specialized funds, hedge fund sponsors, other financial institutions, corporate buyers and other parties. Many of these competitors in some of our businesses are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Several of these competitors have recently raised, or are expected to raise, significant amounts of capital and many of them have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Lastly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors could well lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors—Risks Related to Our Businesses—The investment management business is intensely competitive, which could materially adversely impact us.”

Legal Proceedings

We are, from time to time, party to various legal actions arising in the ordinary course of business, including claims and litigation, reviews, investigations and proceedings by governmental and self-regulatory agencies regarding our business. Although the ultimate outcome of these matters cannot be ascertained at this time, we are of the opinion, after consultation with counsel, that the resolution of any such matters to which we are a party at this time will not have a material adverse effect on our financial statements. Legal actions material to us could, however, arise in the future.

On June 18, 2008, the company and certain of its affiliates, including Hexion Specialty Chemicals, Inc. (“Hexion”), a portfolio company of Funds IV and V, commenced legal action in Delaware to declare its contractual rights with respect to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Hexion, Nimbus Merger Sub, Inc. and Huntsman Corporation (“Huntsman”). In this suit, Hexion alleges, among other things, that it believes that the capital structure agreed to by Huntsman and Hexion for the combined company is no longer viable because of Huntsman’s increased net debt and decreased earnings. The suit alleges that while both companies individually are solvent, consummating the merger on the basis of the capital structure agreed to with Huntsman would render the combined company insolvent. The suit alleges that, in light of this conclusion, Hexion does not believe that the banks will provide the debt financing for the merger contemplated by their commitment letters. The suit also alleges that in light of the substantial deterioration in Huntsman’s financial performance, the increase in its net debt and the expectation that the material downturn in Huntsman’s business that has occurred will continue for a significant period of time, Huntsman has suffered a material adverse effect as defined in the Merger Agreement. The suit further seeks a declaration that the company and certain of its affiliates have no liability to Huntsman in connection with the merger.

On June 23, 2008, the company, Leon Black, Joshua Harris and certain of the company’s and affiliates were named as defendants in a lawsuit filed by Huntsman in Texas. Huntsman asserts certain fraud and tortious interference claims in connection with the facts surrounding the Merger Agreement and seeks, among other things, damages in excess of $3.0 billion. The company believes, after consulting with its counsel, that the Huntsman lawsuit is without merit and intends to vigorously defend itself.

On July 2, 2008, Huntsman filed an answer and counterclaims in the lawsuit filed in Delaware by the company and certain of its affiliates described above, which asserts claims against the company and certain of its affiliates, including Hexion, in connection with the Merger Agreement including breach of contract, breach of the duty of good faith and fair dealing, tortious interference with contract, and defamation. The company believes, after consulting with its counsel, that the claims alleged in Huntsman’s answer and counterclaims are without merit.

On July 7, 2008, the company and certain of its affiliates, including Hexion, filed an amended and supplemental complaint against Huntsman in the Delaware action. In this complaint, the company and certain of its affiliates assert the same claims as set forth in the June 18, 2008 complaint. In addition, they seek a declaration that Huntsman’s extension of the termination date of the Merger Agreement to October 2, 2008 was invalid, and they assert that Huntsman breached the Merger Agreement by bringing suit in Texas.

The Delaware court has scheduled trial to begin September 8, 2008.

On July 16, 2008, the company was joined as a defendant in a pre-existing purported class action pending in Massachusetts federal court against, among other defendants, numerous private equity firms. The suit alleges that beginning in mid-2003 the company, the other private equity firm defendants, and other unidentified alleged co-conspirators, violated U.S. antitrust laws by forming “bidding clubs” or “consortia” that, among other things, rigged the bidding for control of various public corporations, restricted the supply of private equity financing, fixed the prices for target companies at artificially low levels, and allocated amongst themselves an alleged market for private equity services in leveraged buyouts. The suit seeks class action certification, declaratory and injunctive relief, unspecified damages, and attorneys’ fees. The company believes that the lawsuit is without merit and intends to defend itself vigorously.

Properties

Our principal executive offices are located in leased office space at 9 West 57th Street, New York, New York. We also lease the space for our offices in Purchase, NY, London, Los Angeles, Singapore, Frankfurt and Paris. Subject to obtaining appropriate regulatory authority, we anticipate opening offices in India and Luxembourg. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.

Employees

We believe that one of the strengths and principal reasons for our success is the quality and dedication of our employees. As of the date hereof, we employed 350 people, including 51 partners and 299 employees. We strive to attract and retain the best talent in the industry.

Our Partners

Set forth below are the names, ages, numbers of years with Apollo, number of years in the financial services industry and area of operation of each of our partners as of the date hereof.

Name	Age	Years with Apollo	Years in Industry
Executive Officers
Leon Black	57	18	31
Joshua Harris	43	18	22
Marc Rowan	45	18	24
Kenneth Vecchione	53	<1	30
Barry Giarraputo	44	2	22
John Suydam	48	2	23

Private Equity
Andrew Africk	42	16	16
Jean-Luc Allavena	45	1	11
Marc Becker	36	12	14
Dan Bellissimo	34	1	10
Laurence Berg	42	16	20
Mintoo Bhandari	42	2	16
Anthony Civale	34	9	12
Michael Cohen	31	8	10
Peter Copses	50	18	22
Stephanie Drescher	35	4	13
Robert Falk	70	16	35
Damian Giangiacomo	31	8	10
Andrew Jhawar	37	8	13
Scott Kleinman	35	12	14
Lukas Kolff	34	2	11
Gernot Lohr	39	1	14
Michael Lu	34	1	9
Steve Martinez	39	8	13
Lance Milken	32	10	10
Stan Parker	32	8	10
Eric Press	42	10	17
Ali Rashid	32	6	8
Robert Seminara	36	5	14
Aaron Stone	35	11	13
Gareth Turner	44	3	20
Jordan Zaken	33	9	11
Eric Zinterhofer	36	10	13

Capital Markets
David Abrams	41	2	19
José Briones	37	2	16
Robert Burdick	45	<1	20
Matthew Constantino	35	6	10
Patrick Dalton	40	4	18
John Fitzgerald	41	1	19
John Hannan	55	18	29
Abraham Katz	37	4	14
Narayanan Girish Kumar	41	1	18
Justin Sendak	39	1	18
Chin Hwee Tan	37	1	12
James Zelter	46	2	23

Commodities
Gizman Abbas	35	<1	6
Michael Block	39	7	15
Sam Oh	38	<1	16
Neal Shear	54	<1	29
Mark Thompson	36	<1	14

Real Estate
Joseph Azrack	61	<1	30

MANAGEMENT

Our Manager

Our operating agreement provides that so long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it. Pursuant to a delegation of authority from our manager, which may be revoked, our board of directors will establish and maintain audit and conflicts committees of the board of directors that has the responsibilities described below under “—Committees of the Board of Directors—Audit Committee” and “—Conflicts Committee.”

Decisions by our manager are made by its executive committee, which is composed of our three managing partners. Each managing partner will remain on the executive committee for so long as he is employed by us, provided that Mr. Black, upon his retirement, may at his option remain on the executive committee until his death or disability or any commission of an act that would constitute cause if Mr. Black had still been employed by us. Actions by the executive committee are determined by majority vote of its members, except as to the following matters, as to which Mr. Black will have the right of veto: (i) the designations of directors to our board, or (ii) a sale or other disposition of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party (other than through an exchange of Apollo Operating Group units and interests in our Class B share for Class A shares, transfers by a founder or a permitted transferee to another permitted transferee, or the issuance of bona fide equity incentives to any of our non-founder employees) that constitutes (x) a direct or indirect sale of a ratable interest (or substantially ratable interest) in each entity that constitutes the Apollo Operating Group or (y) a sale of all or substantially all of the assets of Apollo. Exchanges of Apollo Operating Group units for Class A shares that are not pro rata among our managing partners or in which each managing partner has the option not to participate are not subject to Mr. Black’s right of veto.

Subject to limited exceptions described in our operating agreement, our manager may not sell, exchange or otherwise dispose of all or substantially all of our assets and those of our subsidiaries, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the aggregate number of voting shares outstanding; provided, however, that this does not preclude or limit our manager’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets and those of our subsidiaries (including for the benefit of persons other than us or our subsidiaries, including affiliates of our manager).

We will reimburse our manager and its affiliates for all costs incurred in managing and operating us, and our operating agreement provides that our manager will determine the expenses that are allocable to us. This agreement does not limit the amount of expenses for which we will reimburse our manager and its affiliates.

Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers. Each of our executive officers serves at the pleasure of our manager, subject to rights under any employment agreement. See “—Employment, Non-Competition and Non-Solicitation Agreements with Managing Partners.” Under our operating agreement, our board of directors has authority to act only when such authority is delegated to it by our manager or the Apollo control condition is not satisfied. See “Description of Shares—Operating Agreement” for a more detailed description of the terms of our operating agreement.

For so long as the Apollo control condition is satisfied, our manager shall (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors and (iii) fill any vacancies on our board of directors. Our manager has nominated and elected our initial board of directors. After the Apollo condition is no longer satisfied, each of our directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. Our board currently consists of three members.

For so long as the Apollo control condition is satisfied, our manager may remove any director, with or without cause, at anytime. After such condition is no longer satisfied, a director or the entire board of directors may be removed by the affirmative vote of holders of 50% or more of the total voting power of our shares.

Upon listing of our Class A shares on the NYSE, our manager will appoint at least two additional directors who are independent within the criteria established by the NYSE for independent board members. Following these appointments, we expect that our board of directors will consist of at least five directors. Prior to the listing of our Class A shares on the NYSE, our manager is not required by the terms of our operating agreement or otherwise to appoint any independent directors or use the criteria established by the NYSE for independent board members. After such listing, if completed, our manager will be required to establish an audit committee comprised of independent directors using the NYSE criteria, as described below under “—Committee of the Board of Directors—Audit Committee.”

Name	Age	Position(s)
Leon Black	57	Chairman, Chief Executive Officer and Director
Joshua Harris	43	President and Director
Marc Rowan	45	Senior Managing Director and Director
Kenneth Vecchione	53	Chief Financial Officer
Barry Giarraputo	44	Chief Accounting Officer
John Suydam	48	Chief Legal and Administrative Officer

Leon Black. In 1990, Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black serves on the boards of directors of Sirius Satellite Radio, Inc. and the general partner of AAA. Mr. Black is a trustee of Dartmouth College, The Museum of Modern Art, Mount Sinai Hospital, The Metropolitan Museum of Art, Prep for Prep, and The Asia Society. He is also a member of The Council on Foreign Relations, The Partnership for New York City and the National Advisory Board of JPMorganChase. He is also a member of the boards of directors of FasterCures and the Port Authority Task Force. Mr. Black graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975.

Joshua Harris. Mr. Harris co-founded Apollo Management, L.P. in 1990. Prior to that time, Mr. Harris was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of the general partner of AAA, Berry Plastics Corporation, CEVA Logistics, Hexion Specialty Chemicals, Inc., Metals USA, Momentive Performance Materials, Noranda Aluminum, and Verso Paper Corp. Mr. Harris has previously served on the boards of directors of Nalco Company, Allied Waste Industries, Inc., Pacer International, Inc., General Nutrition Centers, Inc., Furniture Brands International, Compass Minerals Group, Inc., Alliance Imaging, Inc., NRT Inc., Covalence Specialty Materials Corp., United Agri Products, Inc., Quality Distribution, Inc. and Whitmire Distribution Corp. Mr. Harris is actively involved in charitable and political organizations. He is a member and serves on the Corporate Affairs Committee of the Council on Foreign Relations. Mr. Harris serves as a member of the Department of Medicine Advisory Board for The Mount Sinai Medical Center and is a member of The University of Pennsylvania’s Wharton Undergraduate Executive Board and a board member for The Dalton School. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a BS in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Marc Rowan. Mr. Rowan co-founded Apollo Management, L.P. in 1990. Prior to that time, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of the general partner of AAA, Harrah’s Entertainment, Inc., Norwegian Cruise Lines and Mobile Satellite Ventures. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Inc., Furniture Brands International, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. Mr. Rowan is also active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the boards of directors of the National Jewish Outreach Program, Riverdale Country School and the Undergraduate Executive Board of the University of Pennsylvania’s Wharton School of Business. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance.

Kenneth Vecchione. Mr. Vecchione joined Apollo in 2007. From 2004 to 2006, Mr. Vecchione was Vice-Chairman and Chief Financial Officer of MBNA Corporation. Mr. Vecchione joined MBNA America Bank in 1998 as Division Head of Finance and in 2000, he became Chief Financial Officer and Director of MBNA America Bank N.A., and served on both the Executive and Management Committees. From 1997 to 1998, Mr. Vecchione served as Chief Financial Officer of AT&T Universal Card Services. From 1994 to 1997, Mr. Vecchione served as Chief Financial Officer and Group President of First Data Corporation’s Electronic Funds Management business. Prior to joining First Data, Mr. Vecchione worked at Citigroup for 17 years, where he was Chief Financial Officer of their credit card business. Mr. Vecchione is a board member and Chairman of the Audit Committee for Affinion Group. Mr. Vecchione is also a board member and Chairman of the Finance and Audit Committee of International Securities Exchange. He is also a board member and Chairman of the Finance and Investment Committee of Western Alliance Bancorporation (NYSE: WAL). He holds a BS in Accounting from the University of New York at Albany.

Barry Giarraputo. Mr. Giarraputo joined Apollo in 2006. Prior to that time, Mr. Giarraputo was a Senior Managing Director at Bear Stearns & Co. where he served in a variety of finance roles over nine years. Previous to that, Mr. Giarraputo was with the accounting and auditing firm of PricewaterhouseCoopers LLP for 12 years where he was a member of the firm’s Audit and Business Services Group and was responsible for a number of capital markets clients including broker-dealers, money-center banks, domestic investment companies and offshore hedge funds and related service providers. Mr. Giarraputo has also served as an Adjunct Professor of Accounting at Baruch College where he graduated cum laude in 1985 with a BBA in Accountancy.

John Suydam. Mr. Suydam joined Apollo in 2006. From 2002 through 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that, Mr. Suydam served as chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves on the board of directors of the Big Apple Circus. Mr. Suydam received his JD from New York University and graduated magna cum laude with a BA in History from the State University of New York at Albany.

Management Approach

Throughout our history as a privately owned firm, we have had a management structure involving strong central control by our three managing partners, Messrs. Black, Harris and Rowan. We believe that this management structure has been a meaningful reason why we have achieved significant growth and successful performance in all of our businesses.

Moreover, as a privately owned firm, Apollo has always been managed with a perspective of achieving successful growth over the long term. Both in entering and building our various businesses over the years and in determining the types of investments to be made by our funds, our management has consistently sought to focus on the best way to grow our businesses and investments over a period of many years and has paid little regard to their short-term impact on revenue, net income or cash flow.

We intend to continue to employ our current management structure with strong central control by our managing partners and to maintain our focus on achieving successful growth over the long term. This desire to preserve our existing management structure is one of the principal reasons why upon the listing of our Class A shares on the NYSE, if achieved, we have decided to avail ourselves of the “controlled company” exception from certain of the NYSE governance rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. It is also the reason that the managing partners chose to have a manager that manages all our operations and activities, with only limited powers retained by the board of directors, so long as the Apollo control condition is satisfied.

Limited Powers of Our Board of Directors

As noted, so long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities, and our board of directors will have no authority other than that which our manager chooses to delegate to it. Our manager has delegated to an audit committee of our board of directors the functions described below under “—Committees of the Board of Directors—Audit Committee” and to a conflicts committee the functions described below under “—Committees of the Board of Directors—Conflicts Committee.” In the event that the Apollo control condition is not satisfied, our board of directors will manage all of our operations and activities.

Pursuant to a delegation of authority from our manager, which may be revoked, our board of directors has established and at all times will maintain audit and conflicts committees of the board of directors that have the responsibilities described below under “—Committees of the Board of Directors—Audit Committee” and “—Conflicts Committee.”

Where action is required or permitted to be taken by our board of directors or a committee thereof, a majority of the directors or committee members present at any meeting of our board of directors or any committee thereof at which there is a quorum shall be the act of our board or such committee, as the case may be. Our board of directors or any committee thereof may also act by unanimous written consent.

Under the Agreement Among Managing Partners, the vote of a majority of the independent members of our board will decide the following: (i) in the event that a vacancy exists on the executive committee of our managers and the remaining members of the executive committee cannot agree on a replacement, the independent members of our board shall select one of the two nominees to the executive committee of our manager presented to them by the remaining members of such executive committee to fill the vacancy on such executive committee and (ii) in the event that at any time after December 31, 2009, Mr. Black wishes to exercise his ability to cause (x) the direct or indirect sale of a ratable interest (or substantially ratable interest) in each Apollo Operating Group entity, or (y) a sale of all or substantially all of our assets, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party. We are not a party to the Agreement Among Managing Partners, and neither we nor our shareholders (other than our Strategic Investors, as set forth under “Certain Relationships and Related Party Transactions—Lenders Rights Agreement—Amendments to Managing Partner Shareholders Restrictions”) have any right to enforce the provisions described above. Such provisions can be amended or waived upon agreement of our managing partners at any time.

Committees of the Board of Directors

We have established an audit committee as well as a conflicts committee. Our audit committee has adopted a charter that complies with current federal and NYSE rules relating to corporate governance matters. Our board of directors may from time to time establish other committees of our board of directors.

Audit Committee

The purpose of the audit committee is to assist our manager in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence and (iv) the performance of our independent registered public accounting firm. Our manager intends, on or prior to the planned listing of our Class A shares on the NYSE, to cause the members of the audit committee to meet the independence standards for service on an audit committee of a board of directors pursuant to federal securities regulations and NYSE rules relating to corporate governance matters. These rules require that we have one independent member of the audit committee at the time our Class A shares are listed on the NYSE, a majority of independent members within 90 days of listing and a fully independent committee within one year. Pending appointment of independent directors to our audit committee, it is comprised of Messrs. Black and Harris.

Conflicts Committee

The purpose of the conflicts committee is to review specific matters that our manager believes may involve conflicts of interest. The conflicts committee will determine whether the resolution of any conflict of interest submitted to it is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us and not a breach by us of any duties that we may owe to our shareholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved pursuant to our related person policy, as described under “Certain Relationships and Related Party Transactions—Statement of Policy Regarding Transactions with Related Persons,” and may establish guidelines or rules to cover specific categories of transactions.

Lack of Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. Our managing partners have historically made all final determinations regarding executive officer compensation. Our manager has determined that maintaining our existing compensation practices as closely as possible is desirable and intends that these practices will continue. Accordingly, our manager does not intend to establish a compensation committee of our board of directors. For a description of certain transactions between us and our managing partners see “Certain Relationships and Related Party Transactions.”

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Philosophy

Historically, our principal compensation philosophy has been to align the interests of our managing partners, contributing partners, and other senior professionals with those of our fund investors. That alignment has been principally achieved by our managing partners’ direct ownership of the Apollo Operating Group, our contributing partners’ ownership of rights to receive a portion of the management fees and incentive income earned for management of our funds, and the direct investment by both our managing partners and our contributing partners in our funds.

We believe that this philosophy of seeking to align the interests of our managing partners, contributing partners and other senior professionals with those of our fund investors has been a key contributor to our growth and successful performance. Accordingly, we seek to retain the culture we have developed as a privately owned firm by having primarily performance-based compensation for our managing partners, contributing partners, and other professionals. Our managing partners and contributing partners retain personal investments in our funds (as more fully described under “Certain Relationships and Related Party Transactions”), directly or indirectly, and we continue to encourage our managing partners, contributing partners and other professionals to invest their own capital in and alongside our funds. Our partners (other than our managing partners) retain a portion of their “points” in our funds and, in regard to future funds, will generally continue to receive allocations of points.

Following the Reorganization, our compensation practices reflect the complementary goal of aligning the interests of our managing partners, contributing partners, executive officers, and other senior professionals and other personnel with those of our Class A shareholders. We believe ownership by our managing partners and contributing partners of significant amounts of equity in our businesses in the form of their Apollo Operating Group units affords significant alignment with our Class A shareholders. In addition, our investment professionals (including our named executive officers who are not managing partners) have been issued RSUs, which provide rights to receive Class A shares. In connection with the Reorganization, each of the managing partners exchanged existing interests in our funds (excluding certain of his investments in our funds) for pecuniary interests in Apollo Operating Group units, which interests are subject to a five- or six-year vesting schedule from and after January 1, 2007. Ownership of Apollo Operating Group units by our managing partners and contributing partners, and of Class A shares by our professionals, further aligns their interests with our fund investors and shareholders because of their substantial dependence on performance-based incentive income tied to the performance of our funds. Consistent with this philosophy, compensation elements tied to the profitability of our different businesses and that of the investment funds that we manage are the primary means of compensating our six executive officers listed in the tables below (“named executive officers”).

Compensation Elements for Named Executive Officers

The key elements of the compensation of our named executive officers following the Reorganization are as follows. Apart from base salary, compensation of our named executive officers continues to be based primarily on the performance of our underlying funds and fee-generating businesses.

•

Annual Salary. Each of our named executive officers receives an annual salary. Prior to the Reorganization, our managing partners did not receive an annual salary. Pursuant to their employment, non-competition and non-solicitation agreements entered into in connection with the Reorganization (discussed below), each managing partner now receives a base salary of $100,000 per year. After the expiration of the terms of their employment agreements, compensation for our managing partners will be determined by our manager, if the Apollo control condition is then satisfied, or otherwise by our board of directors. We expect to re-examine the $100,000 salary as we approach the end of the five-year terms of the employment agreements. We believe that having our managing partners’ compensation (other than their salary) solely based on their ownership of a significant amount of our equity in the form of Apollo Operating Group units beneficially aligns their interests with those of our shareholders and the investors in our funds. The base salaries of our named executive officers other than our managing partners are set forth in the Summary Compensation Table below, and those base salaries were determined after considering those officers’ historic compensation, their level of responsibility, their contributions to our overall success, and discussions between the officers and our managing partners.

•

Distributions on Apollo Operating Group units. None of our managing partners receives a cash bonus. Instead, their earnings above their base salaries are based solely on the distributions they receive on the Apollo Operating Group units that they beneficially own, in the same amount per unit as distributions are made to us in respect of the Apollo Operating Group units we hold, creating an alignment of interest with our Class A shareholders that is consistent with our fundamental philosophy.

•

Restricted Share Units. Each of our named executive officers who are not managing partners received a grant of RSUs that provide rights to receive Class A shares. These units, and the compensation objectives that they promote, are discussed more fully below under “—Awards of Restricted Share Units Under the Equity Plan.”

•

Annual Bonus. The three named executive officers who are not managing partners are eligible to receive an annual bonus at the discretion of our managing partners, except that Barry J. Giarraputo and Kenneth A. Vecchione are entitled to minimum annual bonuses for 2007 and 2008 pursuant to their employment, non-competition and non-solicitation agreements (discussed below). For services performed in 2007, the annual bonuses were paid in cash except for Mr. Suydam, for whom a portion of his 2007 bonus was paid in the form of AAA incentive units, described below. The cash portion of the annual bonuses is customarily paid in December of the year with respect to which it is earned. From time to time we may also pay special discretionary bonuses due to contributions on a particular project or for outstanding performance. Our annual bonuses further the twin objectives of rewarding superior performance and enabling the company to attract and retain talented executives by enhancing our capacity to offer competitive compensation opportunities.

•

Carried Interest. Our managing partners participate in the carried interests of the general partners of our underlying private equity investment funds indirectly, through their ownership of Apollo Operating Group units. Mr. Suydam has been allocated carry points directly in the general partner of two of our private equity funds. We believe this fosters an alignment of interests with the investors in those funds and therefore benefits our shareholders. Following the Reorganization, for purposes of our financial statements, we are treating as compensation the income allocated to Mr. Suydam due to his ownership interests in the general partners of certain of our funds. Accordingly, we are reflecting such income as compensation in the summary compensation table below in accordance with applicable SEC rules. For our funds, subject to vesting as described below, carried interest distributions are generally made to the executive officer following the realization of the investment. Such distributions are subject to a “clawback” obligation related to the fund. The actual gross amount of carried interest allocations available is a function of the performance of our funds. Participation in carried interest generated by our funds for Mr. Suydam is subject to vesting. Mr. Suydam vests in the carried interest related to a fund in monthly installments over five years (unless an investment by such fund is realized prior to the expiration of such five-year period, in which case he is deemed 100% vested in the proceeds of such realizations). We believe that vesting of carried interest promotes stability and encourages sustained contributions to the success of our firm.

Determination of Compensation

Our managing partners have historically made all final determinations regarding named executive officer compensation based, in part, on recommendations from senior management. Our manager has determined that maintaining as closely as possible our historical compensation practices following the Reorganization is desirable and is continuing these practices. Decisions about a named executive officer’s cash bonus, grant of equity awards, and percentage of his participation in carried interest are based primarily on our managing partners’ assessment of such named executive officer’s individual performance, operational performance for the division in which the officer serves, and the officer’s impact on our overall operating performance and potential to contribute to the returns of investors in our funds and to long-term shareholder value. In evaluating these factors, our managing partners do not utilize quantitative performance targets but rather rely upon their judgment about each named executive officer’s performance to determine an appropriate reward for the current year’s performance. The determinations by our managing partners are ultimately subjective and are not tied to specified annual qualitative individual objectives or performance factors. Key factors that our managing partners consider in making such determinations include the officer’s nature, scope and level of responsibility and overall contribution to our success. Our managing partners also consider each named executive officer’s prior-year compensation, the appropriate balance between incentives for long-term and short-term performance, and the compensation paid to the named executive officer’s peers within the company.

Employment, Non-Competition and Non-Solicitation Agreements with Managing Partners

In connection with the Reorganization, we entered into an employment, non-competition and non-solicitation agreement with each of our managing partners. The term of each agreement is the five years concluding July 13, 2012. Each managing partner has the right to terminate his employment voluntarily at any time, but we may terminate a managing partner’s employment only for cause or by reason of disability.

Each managing partner is entitled during his employment to an annual salary of $100,000 and to participate in our employee benefit plans, as in effect from time to time. The employment agreements require our managing partners to protect the confidential information of Apollo both during and after employment, and, both during and for a one or two year period after employment, to refrain from soliciting employees under the circumstances specified therein or interfering with our relationships with investors and to refrain from competing with us in a business that involves primarily (i.e., more than 50%) third party capital, whether or not the termination occurs during the term of the agreement or thereafter. However, the non-competition restrictions allow our managing partners significant opportunities to effectively compete with us by setting up businesses with less than 50% of capital from third parties.

Under their respective employment agreements, each of the managing partners has these obligations to us through the earlier of December 31, 2013 or one or two years after his employment termination. The restricted period for each of the managing partners lasts during his employment and for a specified period thereafter. In the case of Mr. Black, his restricted period lasts until the first anniversary of his termination of employment with us. In the case of each of Messrs. Harris and Rowan, it lasts until the second anniversary of his employment termination (or, if the managing partner’s employment termination is after January 1, 2012 and on or before December 31, 2012, until December 31, 2013, and if the employment termination is after December 31, 2012, for one year thereafter).

For all three managing partners, the sum of the years from and after January 1, 2007 that their Apollo Operating Group units are subject to vesting and the period of time that their post-employment covenants generally survive is equal to seven. These post-termination covenants survive any termination or expiration of the Agreement Among Managing Partners.

We may terminate a managing partner’s employment during the term of the employment agreement solely for cause or by reason of his disability. Each employment agreement defines “cause” as a final, non-appealable conviction of or plea of no contest to a felony that prohibits the managing partner from continuing to provide his services as an investment professional due to legal restriction or physical confinement or the occurrence of a final, non-appealable legal restriction that precludes him from serving as an investment professional. “Disability” is defined in each employment agreement as any physical or mental incapacity that prevents the managing partner from carrying out all or substantially all of his duties for any period of 180 consecutive days or any aggregate period of eight months in any 12-month period as determined by the executive committee of our manager. If a managing partner becomes subject to a potential termination for cause or by reason of disability, our manager may appoint an investment professional to perform the functional responsibilities and duties of the managing partner until cause or disability definitively results in the managing partner’s termination or is determined not to have occurred, but the manager may so appoint an investment professional only if the managing partner is unable to perform his responsibilities and duties or, as a matter of fiduciary duty, should be prohibited from doing so. During any such period, the managing partner shall continue to serve on the executive committee of our board of directors unless otherwise prohibited from doing so pursuant to the Agreement Among Managing Partners.

Under the employment agreements, if we terminate a managing partner’s employment with cause or the managing partner’s employment is terminated by reason of death or disability, or if a managing partner terminates his employment voluntarily, the managing partner (or his estate) will be paid only his accrued but unpaid salary and accrued but unused vacation pay through the date of termination.

Employment, Non-Competition and Non-Solicitation Agreement with Chief Financial Officer

We also entered into an employment, non-competition and non-solicitation agreement with our chief financial officer Kenneth A. Vecchione, effective October 29, 2007. Under his employment agreement, Mr. Vecchione is entitled to an annual salary of $                 and has an annual bonus target of 100% of his annual salary. The actual amount of Mr. Vecchione’s bonus is determined by us in our discretion. In addition, he is entitled to participate in our employee benefit plans as in effect from time to time. In establishing compensation for Mr. Vecchione, we have taken into account his historic compensation and his overall contribution to our business.

The employment agreement requires Mr. Vecchione to protect the confidential information of Apollo both during and after employment, and, both during and for a two year period after employment, to refrain from soliciting employees under the circumstances specified therein or interfering with our relationships with investors and to refrain from competing with us in a business that manages or invests in assets substantially similar to Apollo or its affiliates, whether or not the termination occurs during the term of the agreement or thereafter.

We may terminate Mr. Vecchione’s employment during the term of the employment agreement with or without cause. Mr. Vecchione has the right to terminate his employment voluntarily at any time. If Mr. Vecchione’s employment terminates by the company without cause or by him for good reason (as such terms are defined in the employment agreement), then, subject to his timely execution of a release of claims against the company, he will be entitled to receive severance payments equal to 12 months’ base salary. If a termination without cause or for good reason occurs in 2008, Mr. Vecchione will also be entitled to a prorated bonus based on a target equal to 50% of his base salary, with such payment also subject to execution of the release of claims.

Awards of Restricted Share Units Under the Equity Plan

On October 23, 2007 we adopted our 2007 Omnibus Equity Incentive Plan (described below under “—2007 Omnibus Equity Incentive Plan”). To date, the only awards made under the 2007 Omnibus Equity Incentive Plan have been grants of RSUs we made in the fourth quarter of 2007 and the first half of 2008 (“Plan Grants”). The Plan Grants were made to a broad range of employees under our 2007 Omnibus Equity Incentive Plan, including three of our named executive officers, Kenneth A. Vecchione, our chief financial officer, Barry J. Giarraputo, our chief accounting officer and controller and John J. Suydam, our chief legal and administrative officer. The Plan Grants generally vest over six years, with the first installment becoming vested on December 31, 2008 and the balance vesting thereafter in equal quarterly installments, with additional vesting upon death, disability or a termination without cause. As we pay ordinary distributions on our outstanding Class A Shares, recipients of Plan Grants will be paid distribution equivalents on their vested RSUs, which payments shall accumulate over the course of a calendar year and be paid in the beginning of the following calendar year. Once vested, the Class A shares underlying the RSUs generally are issued on fixed dates as follows: 7.5% of the interests are issued on each of the second, third, fourth and fifth anniversaries of the grant date, with the remaining 70% issued in seven equal installments over the seven calendar quarters beginning on the fifth anniversary of the grant date. The administrator of the 2007 Omnibus Equity Incentive Plan determines when shares issued pursuant to the Plan Grants may be disposed of, except that a participant will be permitted to sell shares if necessary to cover taxes. Pursuant to the RSU award agreements provided to them in connection with their Plan Grants, Mr. Vecchione, Mr. Giarraputo and Mr. Suydam are subject to non-competition restrictions during employment and for up to two years after employment termination. During the restricted period set forth in a participant’s award agreement evidencing his Plan Grant, the participant will not (i) engage in any business activity that the company operates in, (ii) render any services to any competitive business or (iii) acquire a financial interest in, or become actively involved with, any competitive business (other than as a passive holding of less than a specified percentage of publicly traded companies). In addition, the grant recipient will be subject to non-solicitation, non-hire and non-interference covenants during employment and for up to two years thereafter. Each grant recipient is also bound to a non-disparagement covenant with respect to us and the managing partners and to confidentiality restrictions. Any resignation by a grant recipient shall generally require at least 90 days’ notice. Any restricted period applicable to the grant recipient will commence after the notice of termination period.

The RSUs advance several goals of our compensation program. The Plan Grants align employee interests with those of shareholders by making them, upon delivery of the underlying Class A Shares, shareholders themselves. Because they vest over time, the Plan Grants reward employees for sustained contributions to the company and foster retention. The size of the Plan Grants is determined by the Plan administrator based on level of responsibility and contributions to the company. The restrictive covenants contained in the RSU agreements reinforce our culture of fiduciary protection of our investors by requiring RSU holders to abide by the provisions regarding non-competition, confidentiality and other limitations on behavior described in the immediately preceding paragraph.

AAA Unit Awards

In addition to the Plan Grants, a portion of the compensation paid to certain of their investment professionals and officers is in the form of incentive units that provide the right to receive shares of AAA RDUs. These awards are intended to align the interests of their recipients with those of our investors, and therefore our shareholders, and to bolster retention of our management team because they are generally subject to a vesting schedule. These awards are granted pursuant to the Apollo Management Companies AAA Unit Plan, which is described below in the section entitled, “—Apollo Management Companies AAA Unit Plan.” Mr. Giarraputo and Mr. Suydam are the only named executive officers to have received grants of AAA incentive units under the plan, although the managing partners received fully vested AAA RDUs as a non-cash distribution in respect of their Reorganization ownership interests on March 15, 2007 and March 14, 2008 (such grants are set forth below on the “Grant of Plan Based Awards,” “Option Exercises and Vested Stock,” and “Outstanding Equity Awards at Fiscal Year-End” tables).

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our principal executive officer, our principal financial officers (two individuals served in that capacity at different times in 2007) and our three other most highly compensated executive officers for services rendered in 2007. Messrs. Black, Harris and Rowan contributed all of their interests in our underlying funds (excluding certain of their investments in our funds) to Holdings on July 13, 2007. The officers named in the table are referred to as the named executive officers, and the named executive officers other than our chief financial officers and chief legal and administrative officer are referred to elsewhere in this prospectus as our managing partners.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	All Other Compensation ($)	Total ($)
Leon D. Black, Chairman and Chief Executive Officer (1)	2007
Kenneth A. Vecchione, Chief Financial Officer and Vice President, October 29, 2007-present	2007
Barry J. Giarraputo, Chief Financial Officer and Vice President, August 3, 2007-October 29, 2007 (currently Chief Accounting Officer and Controller)	2007
Joshua J. Harris, President (1)	2007
Marc J. Rowan, Senior Managing Director (1)	2007
John J. Suydam, Chief Legal and Administrative Officer	2007

(1)	Represents the portion of the officer’s salary received from July 13, 2007 (the day that these officers became entitled to base salary at the annual rate of $ ) to December 31, 2007.
(2)	Represents cash bonuses paid in 2007 and 2008 in respect of services provided in 2007. For Mr. Suydam, also includes a special one-time bonus he received in January of 2008 in the amount of $ , which bonus is subject to repayment in full if his employment terminates due to his resignation for any reason or his termination for cause on or before December 31, 2008.
(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for awards of stock in accordance with FAS 123(R). See note 12 to our audited consolidated and combined financial statements included elsewhere in this prospectus for further information concerning the shares underlying such expense. For Messrs. Black, Harris, and Rowan, the reference to “stock” in this table is to Apollo Operating Group units that they received in exchange for their contribution to Holdings of interests in entities comprising our business as part of the Reorganization. The amounts shown do not reflect compensation actually received by the named executive officers but instead represent the expense recognized for financial statement reporting purposes in 2007 by the company pursuant to Financial Accounting Standards Board Statement on Financial Accounting Standards No. 123 (revised 2004), Share Based Payments (“FAS 123(R)”), excluding the effect of estimated forfeitures, for unvested Class A shares, Apollo Operating Group units, or AAA restricted depositary units, as applicable.
(4)	Includes $ in director fees received for service on the Boards of Directors of our portfolio companies.
(5)	Includes $ in director fees received for service on the Boards of Directors of our portfolio companies.
(6)	Includes $ in director fees received for service on the Boards of Directors of our portfolio companies, including such service prior to Mr. Vecchione’s commencement of employment with the company. Also includes $ for housing and amounts for ground transportation.

Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the named executive officers under a plan in 2007:

Name	Plan	Grant Date	Manager Action Date	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (5)
Leon D. Black (1) (2)	Apollo Operating Group Units
AAA Restricted Depositary Units

Kenneth A. Vecchione (3)	Apollo Global Management 2007 Omnibus Equity Plan

Barry J. Giarraputo (4)	Apollo Management Companies AAA Unit Plan

Joshua J. Harris (1) (2)	Apollo Operating Group Units
AAA Restricted Depositary Units

Marc J. Rowan (1) (2)	Apollo Operating Group Units
AAA Restricted Depositary Units

John J. Suydam (4)	Apollo Management Companies AAA Unit Plan

(1)	Represents the aggregate number of Apollo Operating Group units beneficially owned by each managing partner that were received in exchange for the contribution to Holdings of his interests in entities comprising our business as part of the Reorganization. The Apollo Operating Group units vest on a monthly basis beginning on January 1, 2007 and are fully vested after six years (in the case of Mr. Black) or five years (in the case of Messrs. Harris and Rowan).
(2)	Represents the aggregate number of RDUs of AAA received by the named executive officer. These units were fully vested at grant.
(3)	Represents the aggregate number of RSUs (all of which are unvested) covering our Class A shares received by Mr. Vecchione. For a discussion of these grants, please see the discussion above under “—Executive Compensation—Awards of Restricted Share Units Under the Equity Plan”.
(4)	Represents the aggregate number of incentive units covering restricted depositary units of AAA received by the named executive officer. One third of the AAA incentive units granted under the AAA Plan that were held by Mr. Suydam on December 31, 2007 vest on each of December 31, 2007, December 31, 2008 and December 31, 2009. Those incentive units that vested on December 31, 2007 were delivered to Mr. Suydam in the form of restricted depositary units on March 13, 2008. Mr. Giarraputo’s AAA incentive units were granted on March 15, 2007, with approximately 20% vested on the grant date and the balance vesting in 19 equal monthly installments thereafter. Those incentive units that vested in 2007 were delivered to Mr. Giarraputo in the form of restricted depositary units as they vested in 2007. Please see the discussion entitled “—Apollo Management Companies AAA Unit Plan” below for more information on the design and incentives intended to be created by the AAA Plan grants.
(5)	Represents the amount accounted for as a compensation expense in accordance with FAS 123(R).

Please see the discussion in the Compensation Discussion and Analysis section above for more information on the design and incentives intended to be created by the grants made under the Apollo Global Management 2007 Omnibus Equity Incentive Plan and the Apollo Management Companies AAA Unit Plan, as indicated. The Apollo Operating Group units are discussed in this prospectus in the section entitled “Our Structure.”

Outstanding Equity at Fiscal Year-End

The following table presents information regarding the outstanding unvested equity awards made to each of our named executive officers as of December 31, 2007.

	Source of Award	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Leon D. Black	Apollo Operating Group Units

Kenneth A. Vecchione	Apollo Global Management 2007 Omnibus Equity Plan

Barry J. Giarraputo	Apollo Management Companies AAA Unit Plan

Joshua J. Harris	Apollo Operating Group Units

Marc J. Rowan	Apollo Operating Group Units

John J. Suydam	Apollo Management Companies AAA Unit Plan

(1)	Amounts calculated by multiplying the number of unvested Apollo Operating Group units held by the named executive officer by the closing market price of $ per Class A share of Apollo Global Management, LLC on December 31, 2007.
(2)	Amount calculated by multiplying the number of unvested RSUs held by Mr. Vecchione by the closing market price of $ per Class A share of Apollo Global Management, LLC on December 31, 2007. Mr. Vecchione’s RSUs vest as follows: Approximately 20% vest on December 31, 2008, with the remainder vesting in 20 equal annual installments concluding on December 31, 2013.
(3)	Amounts calculated by multiplying the number of unvested AAA incentive units held by the named executive officer by the closing market price of $ per common unit of AAA on December 31, 2007. One third of the AAA incentive units granted under the AAA Plan that were held by Mr. Suydam on December 31, 2007 vest on each of December 31, 2007, December 31, 2008 and December 31, 2009. Those AAA incentive units that vested on December 31, 2007 were delivered to Mr. Suydam in the form of RDUs on March 13, 2008. Mr. Giarraputo’s AAA incentive units were granted on March 15, 2007, with approximately 20% vested on the grant date and the balance vesting in 19 equal monthly installments thereafter. Those incentive units that vested in 2007 were delivered to Mr. Giarraputo in the form of RDUs as they vested in 2007. Please see “—Apollo Management Companies AAA Unit Plan” below for more information on the design and incentives intended to be created by the AAA Plan grants.

Option Exercises and Stock Vested

The following table presents information regarding the number of outstanding initially unvested equity awards made to our named executive officers that vested during 2007. No options have been granted to our named executive officers. This table depicts three types of equity-based awards:

•

Apollo Operating Group units received by Messrs. Black, Harris and Rowan in exchange for the contribution to Holdings of their interests in the entities comprising our business as part of the reorganization we effected in connection with the Reorganization, which units vest on a monthly basis over six years (in the case of Mr. Black) or five years (in the case of Messrs. Harris and Rowan);

•	Restricted depositary units of AAA, which were fully vested at grant; and

•

Incentive units that provide the right to receive restricted depositary units of AAA, which incentive units, in the case of Mr. Suydam, vest in equal annual installments on December 31 of 2007, 2008 and 2009, and in the case of Mr. Giarraputo, were vested with respect to approximately 20% of the units upon grant and vest in 19 equal monthly installments thereafter until they are fully vested on October 15, 2008.

Stock Awards
Name	Type of Equity	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Leon D. Black	Apollo Operating Group Units
AAA Restricted Depositary Units

Kenneth A. Vecchione	N/A

Barry J. Giarraputo	AAA Restricted Depositary Units

Joshua J. Harris	Apollo Operating Group Units
AAA Restricted Depositary Units

Marc J. Rowan	Apollo Operating Group Units
AAA Restricted Depositary Units

John J. Suydam	AAA Restricted Depositary Units

(1)	Amounts calculated by multiplying the number of vested Apollo Operating Group units beneficially held by the named executive officer as of each month-end vesting date by the closing market price per Class A Share on the vesting date.
(2)	Amounts calculated by multiplying the number of restricted depositary units held by the named executive officer that vested and were awarded on March 15, 2007 by the closing market price of $ per common unit of AAA on March 15, 2007.
(3)	Amounts calculated by multiplying the number of restricted depositary units covered by AAA incentive units and held by the named executive officer that vested on each vesting date by the closing market price per common unit of AAA on the vesting date. The restricted depositary units underlying such awards were delivered to the named executive officers on March 13, 2008.

Potential Payments upon Termination or Change in Control

Our managing partners’ employment agreements do not provide for severance or other payments or benefits in connection with a termination or a change in control.

Mr. Vecchione’s employment agreement provides for 12 months of base salary if he is terminated by the company without cause or he resigns for good reason. Had his employment terminated on December 31, 2007 without cause (and other than due to his death or disability) or for good reason, he would have also been entitled to a bonus equal to 100% of base salary. The payment of these severance benefits is contingent upon the effective execution of a general release of claims in our favor. The payment of base salary is over a period of 12 months from the date of termination and the payment of annual bonus is payable in a lump sum. Mr. Vecchione’s employment agreement subjects him to a confidentiality covenant and a non-disparagement covenant during and after his employment. In addition, he is bound by non-competition and non-solicitation restrictions during his employment and for two years thereafter.

Mr. Suydam’s Plan Grant of RSUs pursuant to our 2007 Omnibus Equity Incentive Plan provides that the vesting of his award partially accelerates in the event of his death, disability, termination without cause or resignation for good reason. Upon such a termination, 50% of those RSUs that remain subject to the award will vest as of his termination date. Similarly, Mr. Giarraputo’s Plan Grant provides for partial accelerated vesting upon Mr. Giarraputo’s termination due to his death or disability and upon his termination by us without cause. In the event of his death or disability, Mr. Giarraputo will vest in those RSUs in which he would have vested during the year following his termination date. If he is terminated without cause, he will vest in the greater of (i) those RSUs that he would have vested in during the year following his termination or (ii) those RSUs that will vest through December 31, 2009. Mr. Vecchione’s Plan Grant provides that upon Mr. Vecchione’s termination due to his death or disability, by us without cause or by his resignation for good reason, he will vest in the lesser of (i) 50% of those RSUs that remain subject to the award and (ii) those RSUs that would have vested during the 24 months following the date of termination. The administrator of the 2007 Omnibus Equity Plan also may accelerate the vesting of any Plan Grants. The Plan Grant agreements with Mr. Suydam, Mr. Giarraputo and Mr. Vecchione contain covenants not to disclose or use our confidential information and not to disparage us following termination. In addition, each of their Plan Grant agreements provides that during a “protected period” he may not compete with us or solicit our employees. For Mr. Suydam, the protected period is until one year after his termination of service if Mr. Suydam is still providing services as a partner on November 28, 2012; if he is no longer providing services as a partner on that date, his protected period will last until the earlier to occur of two years after his termination or November 28, 2013. For Mr. Giarraputo, the protected period is six months after his resignation (three months if his resignation is within 90 days of the completion of our Form 10K for 2008) or, in the case of his termination for any other reason, three months. For Mr. Vecchione, the protected period is two years after his resignation and one year following his termination for any other reason.

Our determination of appropriate severance for Messrs. Vecchione, Giarraputo and Suydam was based on our managing partners’ subjective assessment of what would be fair and reasonable in the circumstances in light of each named executive officer’s responsibilities, historic compensation, prior job experience, role within the larger organization, and duration of their post-employment noncompetition period. The severance levels were fixed at the time the agreements were negotiated and signed and are not intended to be a measure of corporate performance at the time of employment termination.

The following table lists the estimated amounts payable to each of our named executive officers in connection with a termination. When listing the potential payments to named executive officers under the plans and agreements described above, we have assumed that the applicable triggering event occurred on December 31, 2007 and that the price per share of our common stock was $            , which is equal to the closing price on such date. For purposes of this table, RSU acceleration values are based on the $             closing price.

Name	Estimated Total Value of Cash Payments (Base Salary and Annual Bonus Amounts) ($)	Estimated Total Value of Equity Acceleration (1) ($)
Leon D. Black
Kenneth A. Vecchione
Barry J. Giarraputo
Joshua J. Harris
Marc J. Rowan
John J. Suydam

(1)	Please see our Outstanding Equity Awards at Fiscal Year-End table for information regarding the unvested equity holdings of each of our named executive officers as of December 31, 2007.
(2)	This amount represents the additional equity vesting the named executive officer would have received had his employment been terminated by the company without cause, by reason of his death or disability, or by him for good reason.
(3)	This amount represents the additional equity vesting Mr. Giarraputo would have received had his employment terminated by reason of death or disability.
(4)	This amount represents the additional equity vesting Mr. Giarraputo would have received had his employment been terminated by the company without cause.

Director Compensation

We currently do not have any non-employee directors. None of our directors receives compensation for his service on our Board. Our directors are the managing partners and their compensation is set forth above on the Summary Compensation Table.

2007 Omnibus Equity Incentive Plan

A new equity incentive plan for our employees, the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan, or the “Equity Plan,” was adopted on October 23, 2007. The purposes of the Equity Plan are to provide additional incentive to selected employees and directors of, and consultants to, us or our subsidiaries or affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated individuals who are essential to the success of our businesses and whose efforts will result in our long-term growth and profitability. To accomplish such purposes, the Equity Plan permits us to make grants of share options, share appreciation rights, restricted shares, RSUs, deferred shares, performance shares, distribution equivalent rights, unrestricted shares and other share-based awards, or any combination of the foregoing.

As of March 31, 2008 we granted our employees, subject to vesting, RSUs covering 26,880,654 Class A shares (net of forfeitures). While we may issue restricted shares and other share-based awards in the future to professionals and other employees as a recruiting and retention tool, we have not established specific parameters regarding future grants. Our Board of Directors will determine the specific criteria surrounding other equity issuances under the Equity Plan. A total of 52,950,000 Class A shares was initially reserved for issuance under the Equity Plan. Beginning in 2008, the Class A shares reserved under the Equity Plan are increased on the first day of each fiscal year during the Equity Plan’s term by the lesser of (i) the excess of (a) 15% of the number of outstanding Class A shares and Apollo Operating Group units exchangeable for Class A shares on the last day of the immediately preceding fiscal year over (b) the number of shares reserved and available for issuance under the Equity Plan as of such date or (ii) such lesser amount by which the administrator may decide to increase the number of Class A shares. After such increase and grants of RSUs made on March 31, 2008, 51,826,277 shares remained available for new grants under the Equity Plan. The number of shares reserved under the Equity Plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, employee shares that are forfeited or canceled from awards under the Equity Plan will be available for future awards.

Administration

The Equity Plan is currently administered by our manager, although it may be administered by either our manager or any committee appointed by our manager (the manager or committee being sometimes referred to as the “plan administrator”). The plan administrator may interpret the Equity Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Plan. The Equity Plan permits the plan administrator to select the directors, employees and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards, the performance goals and the vesting schedule applicable to awards, to determine the restrictions applicable to awards of restricted shares or deferred shares and the conditions under which such restrictions will lapse, and to amend the terms and conditions of outstanding awards (except that certain amendments require the approval of the company’s shareholders). All partners, employees, directors or consultants of Apollo Global Management, LLC or its subsidiaries or affiliates are eligible to participate in our share incentive plan.

Options

We may issue share options under the Equity Plan. No such options have been granted to date. The option exercise price of any share options granted under the Equity Plan will be determined by the plan administrator. The term of any share options granted under the Equity Plan will be determined by the plan administrator, but may not exceed ten years. Each share option will be exercisable at such time and pursuant to such terms and conditions as are determined by the plan administrator in the applicable share option agreement. Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination, and then expire. Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding share options will expire at the commencement of business on the date of such termination.

Restricted Shares and Other Awards

Restricted shares, deferred shares or performance shares and other share-based awards may be granted under the Equity Plan. The plan administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares that have vested generally have all of the rights of a shareholder; participants generally will not have any rights of a shareholder with respect to deferred shares. Subject to the provisions of the Equity Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Share Appreciation Rights

Share appreciation rights may also be granted under the Equity Plan. These rights may be granted either alone or in conjunction with all or part of any options granted under the Equity Plan, so long as the shares underlying the share appreciation rights are traded on an “established securities market” within the meaning of Section 409A of the Code. The plan administrator will determine the number of shares to be awarded, the price per share and all other conditions of share appreciation rights. The provisions of share appreciation rights need not be the same with respect to each participant. The prospective recipients of share appreciation rights will not have any rights with respect to such awards unless and until such recipient has executed an award agreement. The plan administrator has sole discretion to determine the times at which share appreciation rights are exercisable, and the term of such rights.

Share-Based Awards

Other share-based awards under the Equity Plan include awards that may be denominated in or payable in, or valued in whole or in part by reference to, our Class A shares, including but not limited to RSUs, distribution equivalents, Long Term Incentive Plan, or “LTIP,” units or performance units, each of which may be subject to the attainment of performance goals, a period of continued employment, or other terms or conditions as permitted under the Equity Plan. LTIP units may be issued pursuant to a separate series of Apollo Operating Group units. LTIP units, which can be granted as free-standing awards or in tandem with other awards under the Equity Plan, will be valued by reference to the value of our Class A shares, and will be subject to such conditions and restrictions as the plan administrator may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Class A shares corresponding to the LTIP award or other distributions from the Apollo Operating Group and the plan administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Class A shares or LTIP units. The Equity Plan provides that on terms and conditions determined by the plan administrator, including the conversion ratio, the LTIP units granted under those plans in the limited partnership units of the operating and investing entities may be converted into our Class A shares in the same manner as applicable to the managing partners.

Profits Interests

LTIP units may be structured as “profits interests” for U.S. Federal income tax purposes, and we do not expect the grant, vesting or conversion of any profits interests would produce a tax deduction for us. Profits interests initially would not have full parity, on a per unit basis, with the Apollo Operating Group units with respect to liquidating distributions. Upon the occurrence of specified events, profits interests could over time achieve full parity with the units and therefore accrete to an economic value for the participant equivalent of such units. Ordinarily, we anticipate that each profits interest awarded will be equivalent to an award of one Class A share reserved under the Equity Plan, thereby reducing the number of shares available for other equity awards on a one-for-one basis. However, the plan administrator has the authority under the Equity Plan to determine the number of shares underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the partnership agreements for Apollo Operating Group, the Code or Treasury Regulations, value accretion factors and conversion ratios.

Amendment and Termination

The Equity Plan provides that the manager may amend, alter or terminate the Equity Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the manager determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Equity Plan will terminate on the tenth anniversary of the effective date of the Equity Plan.

Registration

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Equity Plan following the shelf effectiveness date.

Apollo Management Companies AAA Unit Plan

Our Apollo Management Companies AAA Unit Plan (the “AAA Plan”), which is administered by management companies that employ our investment professionals, provides for the award, to certain of our investment professionals and officers, of incentive units that provide the right to receive RDUs of AAA. AAA is a fund that we manage that is publicly traded on the Euronext Amsterdam and is consolidated in the enclosed financial statements as of December 31, 2007 and March 31, 2008. The AAA Plan Awards are intended to align the interests of their recipients with those of our investors and to bolster retention of our management team because they are generally subject to a vesting schedule.

The AAA Plan provides for the grant of AAA incentive units, each of which is a unit of measurement deemed for bookkeeping purposes to be equivalent to one AAA RDU. Each RDU represents one common unit of AAA. AAA incentive units are used solely as a device for determining the payment to be made if such units vest pursuant to the AAA Plan and the agreement evidencing the award. Unless otherwise provided in an AAA Plan award agreement, AAA Plan awards typically vest in three equal annual installments beginning on December 31 of the year that they are granted. The RDUs granted under the AAA Plan are currently held by one of our indirect subsidiaries, AAA Holdings, L.P. AAA incentive units may be granted under the AAA Plan by certain management companies affiliated with Apollo Management, L.P. With respect to any award, the AAA Plan is administered by the applicable management company that granted the award. The management companies have broad authority to administer and interpret the AAA Plan with respect to awards they grant, including the power to: (1) determine who will receive awards under the AAA Plan, (2) determine the form and substance of grants and the conditions and restrictions (if any) subject to which such grants are made, (3) determine appropriate adjustments in connection with a reorganization, change in control or certain other events, and (4) accelerate the vesting of awards.

A participant generally has no rights as a security holder of AAA, no distribution rights (except as described below) and no voting rights with respect to AAA incentive units and any RDUs underlying or issuable in respect of such units until such RDUs are actually issued to and held of record by the participant. However, if any distribution is made in respect of RDUs that the applicable management company determines to be a distribution other than a tax distribution, the applicable management company will credit a participant’s Plan account with an amount equal to the per-RDU non-tax distribution, multiplied by the total number of outstanding and unpaid AAA incentive units held by the participant as of the date of distribution. Non-tax distributions credited to a participant’s account are subject to the same vesting, payment and other applicable terms, conditions and restrictions as the AAA incentive units to which the non-tax distribution relates. Any vested AAA incentive units that have not already been paid to a participant as of June 7, 2009 shall be paid on or about that date as an equivalent number of RDUs, along with a cash payment of any corresponding non-tax distributions credited to the participant with respect to the vested AAA incentive units. The lock-up period applicable to grants made under the AAA Plan will expire on June 7, 2009. Unless otherwise provided in a separate agreement between a participant and a management company, a participant’s unvested AAA incentive units will automatically terminate without payment upon the participant’s termination of employment or service with the management company. Prior to the time they become vested under the AAA Plan, neither the AAA incentive units nor any interest therein may be sold, assigned or otherwise transferred, except for transfers to the management company that granted the award. The RDUs issuable upon vesting of AAA incentive units are also subject to substantial restrictions on transfer under applicable securities laws and listing requirements, the AAA limited partnership agreement and a lock-up agreement to which participants are required to become a party as a condition to receiving an award under the AAA Plan.

Indemnification

Under our operating agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our manager; any departing manager; any person who is or was an affiliate of our manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager; any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our manager. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of our executive officers which set forth the obligations described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement Among Managing Partners

Our managing partners have entered into the Agreement Among Managing Partners, which provides that each managing partner’s Pecuniary Interest (as defined below) in the Apollo Operating Group units that he holds indirectly through Holdings shall be subject to vesting. The managing partners own Holdings in accordance with their respective sharing percentages, or “Sharing Percentages,” as set forth in the Agreement Among Managing Partners. For the purposes of the Agreement Among Managing Partners, “Pecuniary Interest” means, with respect to each managing partner, the number of Apollo Operating Group units that would be distributable to such managing partner assuming that Holdings were liquidated and its assets distributed in accordance with its governing agreements.

Pursuant to the Agreement Among Managing Partners, each of Messrs. Harris and Rowan will vest in his interest in the Apollo Operating Group units in 60 equal monthly installments, and Mr. Black will vest in his interest in the Apollo Operating Group units in 72 equal monthly installments. Although the Agreement Among Managing Partners was entered into on July 13, 2007, for purposes of its vesting provisions, our managing partners are credited for their employment with us since January 1, 2007. Upon a termination for cause, 50% of such managing partner’s unvested Pecuniary Interest in Apollo Operating Group units shall vest. Upon a termination as a result of death or disability (as defined in the Agreement Among Managing Partners) of Messrs. Rowan or Harris, vesting will be calculated using a 60-month vesting schedule and 50% of such managing partner’s unvested interest shall also vest. Upon a termination as a result of death or disability of Mr. Black, 100% of his interest shall vest. Upon a termination as a result of resignation or retirement, a fraction of such managing partner’s unvested interest shall vest, the numerator of which is the number of months that have elapsed since January 1, 2007 and the denominator of which is 60 (in the case of Messrs. Harris and Rowan) or 72 (in the case of Mr. Black). We may not terminate a managing partner except for cause or by reason of disability.

Upon a managing partner’s resignation or termination for any reason, the Pecuniary Interest held by such managing partner that has not vested shall be forfeited as of the applicable Forfeiture Date (as defined below) and the remaining Pecuniary Interest held by such managing partner shall no longer be subject to vesting. None of such interests, or the “Forfeited Interests,” shall return to or benefit us or the Apollo Operating Group. Forfeited Interests will be allocated within Holdings for the benefit of the managing partners, or the “continuing managing partners,” who continue to be employed as of the applicable Forfeiture Date, pro rata based upon their relative Sharing Percentages.

For the purposes of the Agreement Among Managing Partners, “Forfeiture Date” means, as to the Forfeited Interests to be forfeited within Holdings for the benefit of the continuing managing partners, the date which is the earlier of (i) the date that is six months after the applicable date of termination of employment and (ii) the date on or after such termination date that is six months after the date of the latest publicly reported disposition (or deemed disposition subject to Section 16 of the Exchange Act) of equity securities of Apollo by any of the continuing managing partners.

The transfer by a managing partner of any portion of his Pecuniary Interest to a permitted transferee will in no way affect any of his obligations under the Agreement Among Managing Partners (nor will such transfer in any way affect the vesting of such Pecuniary Interest in Apollo Operating Group units ); provided, that all permitted transferees are required to sign a joinder to the Agreement Among Managing Partners in order to bind such permitted transferee to the forfeiture provisions in the Agreement Among Managing Partners.

The managing partners’ respective Pecuniary Interests in certain funds, or the “Heritage Funds,” within the Apollo Operating Group are not held in accordance with the managing partners’ respective Sharing Percentages. Instead, each managing partner’s Pecuniary Interest in such Heritage Funds are held in accordance with the historic ownership arrangements among the managing partners, and the managing partners continue to share the operating income in such Heritage Funds in accordance with their historic ownership arrangement with respect to such Heritage Funds.

The Agreement Among Managing Partners may be amended and the terms and conditions of the Agreement Among Managing Partners may be changed or modified upon the unanimous approval of the managing partners. We, our shareholders (other than the Strategic Investors, as set forth under “—Lenders Rights Agreement—Amendments to Managing Partner Transfer Restrictions”) and the Apollo Operating Group have no ability to enforce any provision thereof or to prevent the managing partners from amending the Agreement Among Managing Partners or waiving any forfeiture obligation.

Managing Partner Shareholders Agreement

We have entered into the Managing Partner Shareholders Agreement with our managing partners. The Managing Partner Shareholders Agreement provides the managing partners with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own.

Board Representation

The Managing Partner Shareholders Agreement requires our board of directors, so long as the Apollo control condition is satisfied, to nominate individuals designated by our manager such that our manager will have a majority of the designees on our board.

Transfer Restrictions

No managing partner may, nor shall any of such managing partner’s permitted transferee, directly or indirectly, voluntarily effect cumulative transfers of Equity Interests, representing more: (i) 0.0% of his Equity Interests at any time prior to the second anniversary of the date on which the registration statement of which this prospectus forms a part became effective (the “shelf effectiveness date”), (ii) 7.5% of his Equity Interests at any time on or after the second anniversary and prior to the third anniversary of the shelf effectiveness date; (iii) 15% of his Equity Interests at any time on or after the third anniversary and prior to the fourth anniversary of the shelf effectiveness date; (iv) 22.5% of his Equity Interests at any time on or after the fourth anniversary and prior to the fifth anniversary of the shelf effectiveness date; (v) 30% of his Equity Interests at any time on or after the fifth anniversary and prior to the sixth anniversary of the shelf effectiveness date; and (vi) 100% of his Equity Interests at any time on or after the sixth anniversary of the shelf effectiveness date, other than, in each case, with respect to transfers (a) from one founder to another founder, (b) to a permitted transferee of such managing partner, or (c) in connection with a sale by one or more of our managing partners in one or a related series of transactions resulting in the managing partners owning or controlling, directly or indirectly, less than 50.1% of the economic or voting interests in us or the Apollo Operating Group, or any other person exercising control over us or the Apollo Operating Group by contract, which would include a transfer of control of our manager.

The percentages referenced in the preceding paragraph will apply to the aggregate amount of Equity Interests held by each managing partner (and his permitted transferees) as of July 13, 2007 and adjusted for any additional Equity Interests received by such managing partner upon the forfeiture of Equity Interests by another managing partner. Any Equity Interests received by a managing partner pursuant to the forfeiture provisions of the Agreement Among Managing Partners (described below) will remain subject to the foregoing restrictions in the receiving managing partner’s hands; provided, that each managing partner shall be permitted to sell without regard to the foregoing restrictions such number of forfeitable interests received by him as are required to pay taxes payable as a result of the receipt of such interests, calculated based on the maximum combined U.S. Federal, New York State and New York City tax rate applicable to individuals; and, provided further, that each managing partner who is not required to pay taxes in the applicable fiscal quarter in which he receives Equity

Interests as a result of being in the U.S. Federal income tax “safe harbor” will not effect any such sales prior to the six-month anniversary of the applicable termination date which gave rise to the receipt of such Equity Interests. After six years, each managing partner and his permitted transferees may transfer all of the Equity Interests of such managing partner to any person or entity in accordance with Rule 144, in a registered public offering or in a transaction exempt from the registration requirements of Securities Act. The above transfer restrictions will lapse with respect to a managing partner if such managing partner dies or becomes disabled.

A “permitted transferee” means, with respect to each managing partner and his permitted transferees, (i) such managing partner’s spouse, (ii) a lineal descendant of such managing partner’s parents (or any such descendant’s spouse), (iii) a charitable institution controlled by such managing partner, (iv) a trustee of a trust (whether inter vivos or testamentary), the current beneficiaries and presumptive remaindermen of which are one or more of such managing partner and persons described in clauses (i) through (iii) above, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such managing partner and persons described in clauses (i) through (iv) above, (vi) an individual mandated under a qualified domestic relations order, (vii) a legal or personal representative of such managing partner in the event of his death or disability, (viii) any other managing partner with respect to transactions contemplated by the Managing Partner Shareholder Agreement, and (ix) any other managing partner who is then employed by Apollo or any of its affiliates or any permitted transferee of such managing partner in respect of any transaction not contemplated by the Managing Partner Shareholders Agreement, in each case that agrees in writing to be bound by these transfer restrictions.

Any waiver of the above transfer restrictions may only occur with our consent. As our managing partners control the management of our company, however, they have discretion to cause us to grant one or more such waivers. Accordingly, the above transfer restrictions might not be effective in preventing our managing partners from selling or transferring their Equity Interests.

Clawback Guaranty Indemnity

Incentive income from certain of the private equity and capital markets funds may be distributed to us on a current basis, generally subject to the obligation of the subsidiary of the Apollo Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event that certain specified return thresholds are not ultimately achieved. The managing partners and contributing partners have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this clawback obligation. The guarantees are limited (i) by the extent of the aggregate amount of all carried interest distributions received by the particular contributing partner or managing partner and (ii) by the fact that they are several, not joint, guarantees limited to the contributing partner’s or managing partner’s percentage interest in the distributions. The Managing Partner Shareholders Agreement contains our agreement to indemnify each of our managing partners and contributing partners against all amounts that they pay pursuant to any of these personal guaranties in favor of our funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties) for all interests that our managing partners and contributing partners have contributed or sold to the Apollo Operating Group.

Accordingly, in the event that one of the subsidiaries of the Apollo Operating Group is obligated to repay amounts pursuant to a clawback obligation with respect to amounts that have been paid to our managing partners, contributing partners or other professionals, we will bear the cost of such clawback obligation even though we did not receive the prior distributions to which the clawback obligation relates. Similarly, in the future, we do not expect to require our professionals who receive incentive income from our funds that have clawback obligations to repay any such amounts to the extent that the clawback obligation becomes applicable.

Registration Rights

Pursuant to the Managing Partner Shareholders Agreement, we have granted Holdings, an entity through which our managing partners and contributing partners own their Apollo Operating Group units, and its permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our shares held or acquired by them. Under the Managing Partner Shareholders Agreement, the registration rights holders (i) will have “demand” registration rights, exercisable two years after the shelf effectiveness date, but unlimited in number thereafter, which require us to register under the Securities Act the shares that they hold or acquire, (ii) may require us to make available shelf registration statements permitting sales of shares they hold or acquire into the market from time to time over an extended period and (iii) have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other registration rights holders or initiated by us. We have agreed to indemnify each registration rights holders and certain related parties against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such holder’s misstatement or omission, and each registration rights holder has agreed to indemnify us against all losses caused by his misstatements or omissions.

Fee Waiver Program

Subject to the executive committee’s approval, each managing partner and each other professional designated by the executive committee may elect to waive a portion of the management fees that he would otherwise be entitled to receive directly or indirectly on a periodic basis from AMH in exchange for a profits interest in the applicable Apollo fund, which is deemed to satisfy a portion of his capital commitment in the amount of such waived amount.

Roll-Up Agreements

Pursuant to the Roll-Up Agreements, the contributing partners received interests in Holdings, which we refer to as “Holdings Units,” in exchange for their contribution of assets to the Apollo Operating Group. The Holdings Units received by our contributing partners and any units into which they are exchanged will generally vest over six years in equal monthly installments with additional vesting (i) on death, disability, a termination without cause or a resignation by the partner for good reason, (ii) with consent of BRH, which is controlled by our managing partners, and (iii) in connection with certain other transactions involving sales of interests in us and with transfers by our managing partners in connection with their registration rights to the extent that our contributing partners do not have sufficient vested securities to otherwise allow them to participate pro rata. Holdings Units are subject to a lock-up until two years after the shelf effectiveness date. Thereafter, 7.5% of the Holding Units will become tradable on each of the second, third, fourth and fifth anniversaries of the shelf effectiveness date, with the remaining Holding Units becoming tradable on the sixth anniversary of the shelf effectiveness date or upon subsequent vesting. A Holdings Unit that is forfeited will revert to the managing partners. Our contributing partners have the ability to direct Holdings to exercise Holdings’ registration rights described above under “Managing Partner Shareholders Agreement—Registration Rights.”

Our contributing partners are subject to a noncompetition provision for the applicable period of time as follows: (i) if the contributing partner is still providing services as a partner to us on the fifth anniversary of the date of his Roll-Up Agreement, the first anniversary of the date of termination of his service as a partner to us, or (ii) if the contributing partner is terminated for any reason such that he is no longer providing services to us prior to the fifth anniversary of the date of his Roll-Up Agreement, the earlier to occur of (A) the second anniversary of such date of termination and (B) the sixth anniversary of the date of his Roll-Up Agreement. During that period, our contributing partners will be prohibited from (i) engaging in any business activity that we operate in, (ii) rendering any services to any alternative asset management business (other than that of us or our affiliates) that involves primarily (i.e., more than 50%) third party capital or (iii) acquiring a financial interest in, or becoming actively involved with, any competitive business (other than as a passive holding of a specified percentage of publicly traded companies). In addition, our contributing partners will be subject to nonsolicitation, nonhire and noninterference covenants during employment and for two years thereafter. Our contributing partners will also be bound to a nondisparagement covenant with respect to us and our contributing partners and to confidentiality restrictions. Any resignation by any of our contributing partners shall require ninety days’ notice. Any restricted period applicable to a contributing partner will commence after the ninety day notice of termination period.

Exchange Agreement

We have entered into an exchange agreement with Holdings under which, subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and any applicable transfer restrictions and lock-up agreements) upon 60 days’ notice prior to a designated quarterly date, each managing partner and contributing partner (or certain transferees thereof) has the right to cause Holdings to exchange the Apollo Operating Group units that he owns through Holdings for our Class A shares and to sell such Class A shares at the prevailing market price (or at a lower price that such managing partner or contributing partner is willing to accept) and distribute the net proceeds of such sale to such managing partner or contributing partner. Under the exchange agreement, to effect an exchange, a managing partner or contributing partner, through Holdings, must simultaneously exchange one Apollo Operating Group unit (being an equal limited partner interest in each Apollo Operating Group entity) for each Class A share he receives. As a managing partner or contributing partner exchanges his Apollo Operating Group units, our interest in the Apollo Operating Group units will be correspondingly increased and the voting power of the Class B share will be correspondingly decreased.

We may, from time to time, at the discretion of our manager, provide the opportunity for Holdings and any other holders of Apollo Operating Group units at such time to sell Apollo Operating Group units to us, provided that the aggregate amount of designated quarterly dates for exchanges and such opportunities for the sale of such units may not exceed four. We will use an independent, third party valuation expert for purposes of determining the purchase price of any such purchases of Apollo Operating Group units.

Tax Receivable Agreement

With respect to any exchange by a managing partner or contributing partner of Apollo Operating Group units (together with the corresponding interest in our Class B share) that he owns through Holdings for our Class A shares in a taxable transaction, three of the Apollo Operating Group entities controlled by APO Corp. intend to make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of a portion of the assets owned by the Apollo Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions from depreciable and amortizable assets, as well as an increase in the tax basis of other assets, of the Apollo Operating Group that otherwise would not have been available. A portion of these increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of such other assets, will reduce the amount of tax that APO Corp. would otherwise be required to pay in the future. Additionally, our acquisition of Apollo Operating Group units from the managing partners or contributing partners, such as our acquisition of Apollo Operating Group units from the managing partners in the Strategic Investors Transaction, may result in increases in tax deductions and tax basis that reduces the amount of tax that APO Corp. would otherwise be required to pay in the future.

APO Corp. has entered into a tax receivable agreement with our managing partners and contributing partners that provides for the payment by APO Corp. to an exchanging or selling managing partner or contributing partner of 85% of the amount of actual cash savings, if any, in U.S. Federal, state, local and foreign income tax that APO Corp. realizes (or is deemed to realize in the case of an early termination payment by APO Corp. or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. APO Corp. expects to benefit from the remaining 15% of actual cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that APO Corp. would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Apollo Operating Group entity as a result of the transaction and had APO Corp. not entered into the tax receivable agreement. The tax savings achieved may not ensure that we have sufficient cash available to pay our tax liability or generate additional distributions to our investors. Also, we need to incur additional debt to repay the Tax Receivable Agreement if our cash flows are not met. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless APO Corp. exercises the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units that have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that APO Corp. would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a managing partner or contributing partner elects to exchange his or her Apollo Operating Group units in a tax-free transaction. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Apollo Operating Group units in the future, or if we become taxable as a corporation for U.S. Federal income tax purposes, each will become subject to a tax receivable agreement with substantially similar terms.

The IRS could challenge our claim to any increase in the tax basis of the assets owned by the Apollo Operating Group that results from the exchanges entered into by the managing partners or contributing partners. The IRS could also challenge any additional tax depreciation and amortization deductions or other tax benefits we claim as a result of such increase in the tax basis of such assets. If the IRS were to successfully challenge a tax basis increase or tax benefits we previously claimed from a tax basis increase, our managing partners and contributing partners would not be obligated under the tax receivable agreement to reimburse APO Corp. for any payments previously made to it (although future payments would be adjusted to reflect the result of such challenge). As a result, in certain circumstances, payments could be made to our managing partners and contributing partners under the tax receivable agreement in excess of 85% of APO Corp.’s actual cash tax savings. In general, estimating the amount of payments that may be made to our managing partners and contributing partners under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•

the timing of the transactions—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Apollo Operating Group entities at the time of the transaction;

•

the price of our Class A shares at the time of the transaction—the increase in any tax deductions, as well as tax basis increase in other assets, of the Apollo Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	the taxability of exchanges—if an exchange is not taxable for any reason, increased deductions will not be available; and

•

the amount and timing of our income—APO Corp. will be required to pay 85% of the tax savings as and when realized, if any. If APO Corp. does not have taxable income, it is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, APO Corp.’s (or its successor’s) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that APO Corp. would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a managing partner or contributing partner elects to exchange his or her Apollo Operating Group units in a tax-free transaction.

Strategic Investors Transaction

On July 13, 2007, we sold securities to the Strategic Investors in return for a total investment of $1.2 billion. Through our intermediate holding companies, we used all of the proceeds from the issuance of such securities to the Strategic Investors to purchase from our managing partners 17.4% of their Apollo Operating Group units for an aggregate purchase price of $1,068 million, and to purchase from our contributing partners a portion of their points for an aggregate purchase price of $156 million. The Strategic Investors hold non-voting Class A shares, representing 61.6% of our issued and outstanding Class A shares and 17.8% of the economic interest in the Apollo Operating Group. Based on our agreement with the Strategic Investors, we will distribute to the Strategic Investors the greater of 7% on the convertible notes issued or a pro rata portion of our net income for our fiscal year 2007, based on (i) their proportionate interests in Apollo Operating Group units during the period after the Strategic Investors Transaction and prior to the date of the Offering Transactions, and (ii) the number of days elapsed during such period. For this purpose, income attributable to carried interest on private equity funds related to either carry-generating transactions that closed prior to the date of the Offering Transactions or carry-generating transactions in respect of which a definitive agreement was executed, but that did not close, prior to the date of the Offering Transactions shall be treated as having been earned prior to the date of the Offering Transactions. On August 8, 2007, we paid approximately $6 million in interest expense on the convertible notes and as a result of our net loss we have no further obligations for 2007 to pay the Strategic Investors.

Although they have no obligation to invest further in our funds, in connection with our sale of securities to the Strategic Investors, we granted to each of them the option, exercisable until July 13, 2010, to invest or commit to invest up to 10% of the aggregate dollar amount invested or committed by investors in the initial closing of any privately placed fund that we offer to third party investors, subject to limited exceptions.

As all of their holdings in us are non-voting; neither of the Strategic Investors has any means for exerting control over our company.

Lenders Rights Agreement

In connection with the Strategic Investors Transaction, we entered into a shareholders agreement, or the “Lenders Rights Agreement,” with the Strategic Investors.

Transfer Restrictions

Except in connection with the drag-along covenants provided for in the Lenders Rights Agreement, prior to the second anniversary of the shelf effectiveness date, each Strategic Investor may not transfer its rights, other than to an “Investor Permitted Transferee,” as defined below, without the prior written consent of our managing partners.

Following the shelf effectiveness date, each Strategic Investor may transfer its non-voting Class A shares up to the percentages set forth below during the relevant periods identified:

Period	Maximum Cumulative Amount
Shelf Effectiveness Date—2nd anniversary of the Shelf Effectiveness Date	0%
2nd—3rd anniversary of Shelf Effectiveness Date	25%
3rd—4th anniversary of Shelf Effectiveness Date	50%
4th—5th anniversary of Shelf Effectiveness Date	75%
6th anniversary of Shelf Effectiveness Date (and thereafter)	100%

Notwithstanding the foregoing, at no time following the shelf effectiveness date may a Strategic Investor make a transfer representing 2% or more of our total Class A Share to any one person or group of related persons.

An “Investor Permitted Transferee” shall include any entity controlled by, controlling or under common control with a Strategic Investor, or certain of its affiliates so long as such entity continues to be an affiliate of the Strategic Investor at all times following such transfer.

Registration Rights

Pursuant to the Lenders Rights Agreement, following the second anniversary of the shelf effectiveness date, each Strategic Investor shall be afforded four demand registrations with respect to non-voting Class A shares, covering offerings of at least 2.5% of our total equity ownership and customary piggyback registration rights. All cut-backs between the Strategic Investors, the CS Investor and Holdings (or its members) in any such demand registration shall be pro rata based upon the number of shares available for sale at such time (regardless of which party exercises a demand).

Amendments to Managing Partner Transfer Restrictions

Each Strategic Investor has a consent right with respect to any amendment or waiver of any transfer restrictions that apply to our managing partners.

Private Placement Shareholders Agreement

In connection with the Private Placement, we entered into a shareholders agreement with the CS Investor. The shareholders agreement provides for a lock-up period applicable to the CS Investor’s Class A shares for one year from August 8, 2007. The CS Investor has three demand registration rights, exercisable after expiration of its lock-up period, and customary piggyback registration rights. The CS Investor has exercised its demand rights and is participating as a selling shareholder in this prospectus.

Our Operating Agreement and Apollo Operating Group Limited Partnership Agreements

Please see the section entitled “Description of Shares—Operating Agreement” for a description of our Operating Agreement.

Pursuant to the partnership agreements of the Apollo Operating Group partnerships, the wholly-owned subsidiaries of Apollo Global Management, LLC that are the general partners of those partnerships have the right to determine when distributions will be made to the partners of the Apollo Operating Group and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners of Apollo Operating Group pro rata in accordance with their respective partnership interests.

The partnership agreements of the Apollo Operating Group partnerships also provide that substantially all of our expenses, including substantially all expenses solely incurred by or attributable to Apollo Global Management, LLC (such as expenses incurred in connection with the Offering Transactions), will be borne by the Apollo Operating Group; provided that obligations incurred under the tax receivable agreement by Apollo Global Management, LLC or its wholly owned subsidiaries (which currently consist of our two intermediate holding companies, APO Corp. and APO Asset Co., LLC), income tax expenses of Apollo Global Management, LLC and its wholly owned subsidiaries and indebtedness incurred by Apollo Global Management, LLC and its wholly owned subsidiaries shall be borne solely by Apollo Global Management, LLC and its wholly owned subsidiaries.

Employment Agreements

Please see the section entitled “Management—Employment, Non-Competition and Non-Solicitation Agreements with Managing Partners” for a description of these agreements.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Legal Officer will then promptly communicate that information to our manager. No related person transaction will be consummated without the approval or ratification of the executive committee of our manager or any committee of our board of directors consisting exclusively of disinterested directors. It is our policy that persons interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our Class A shares by (i) each person known to us to beneficially own more than 5% of any class of the outstanding shares of Apollo Global Management, LLC, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

None of our managing partners directly own our Class A shares, Class B share or the Apollo Operating Group units. BRH, the entity through which our managing partners hold the Class B share, directly owns the Class B share, currently representing 240,000,000 votes, or 86.5% of our voting control. In the event that a managing partner or contributing partner, through Holdings, exercises his right to exchange the Apollo Operating Group units that he owns through his limited partnership interest in Holdings for Class A shares, the voting power of the Class B share is proportionately reduced. Holdings, the entity through which our managing partners and the contributing partners hold their Apollo Operating Group units, directly owns 240,000,000 Apollo Operating Group units, representing 71.1% of the economic interests in the Apollo Operating Group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class A shares and interests in our Class B share shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Apollo Global Management, LLC, 9 West 57th Street, New York, NY 10019.

In respect of our Class A shares, the table set forth below assumes the exchange by Holdings of all Apollo Operating Group units for our Class A shares with respect to which the person listed below has the right to direct such exchange pursuant to the exchange agreement described under “Certain Relationships and Related Party Transactions—Exchange Agreement,” and the distribution of such shares to such person as a limited partner of Holdings.

	Amount and Nature of Beneficial Ownership
	Class A Shares Beneficially Owned			Class B Share Beneficially Owned
	Number of Shares	Percent (1)	Total Percentage of Voting Power (2)	Number of Shares	Percent	Total Percentage of Voting Power (2)
Leon Black (3)(4)	92,109,120	48.6%	86.5%	1	100%	86.5%
Joshua Harris (3)(4)	58,614,960	37.6	86.5	1	100	86.5
Marc Rowan (3)(4)	58,614,960	37.6	86.5	1	100	86.5
Barry Giarraputo	0	*	*	0	*	N/A
Kenneth Vecchione	0	*	*	0	*	N/A
John Suydam	0	*	*	0	*	N/A
All directors and executive officers as a group (six persons)	209,339,040	68.3	86.5	1	100	86.5
BRH (4)	0	*	86.5	1	100	86.5
AP Professional Holdings, L.P. (5)	240,000,000	71.1	86.5	0	*	N/A
Credit Suisse Management LLC (6)	7,500,000	7.7	2.7	0	*	N/A

*	Represents less than 1%.
(1)	The percentage of beneficial ownership of our Class A shares is based on voting and non-voting Class A shares outstanding.
(2)	The total percentage of voting power is based on voting Class A shares and the Class B share.
(3)

Does not include any Class A shares owned by Holdings with respect to which this individual, as one of the three owners of all of the interests in BRH, the general partner of Holdings, or as a party to the Agreement Among Managing Partners described under “Certain

Relationships and Related Party Transactions—Agreement Among Managing Partners” or the Managing Partner Shareholders Agreement described under “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement,” may be deemed to have shared voting or dispositive power. Each of these individuals disclaim any beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(4)	BRH, the holder of the Class B share, is one third owned by Mr. Black, one third owned by Mr. Harris and one third owned by Mr. Rowan. Pursuant to the Agreement Among Managing Partners, the Class B share is to be voted and disposed by BRH based on the determination of at least two of the three managing partners; as such, they share voting and dispositive power with respect to the Class B share.
(5)	Assumes that no Class A shares are distributed to the limited partners of Holdings. The general partner of AP Professional Holdings, L.P. is BRH, which is one third owned by Mr. Black, one third owned by Mr. Harris and one third owned by Mr. Rowan. BRH is also the general partner of BRH Holdings, L.P., the limited partnership through which Messrs. Black, Harris and Rowan hold their limited partnership interests in AP Professional Holdings, L.P. Each of these individuals disclaim any beneficial ownership of these Class A shares, except to the extent of their pecuniary interest therein.
(6)	Credit Suisse Management LLC has the following address: 11 Madison Avenue, New York, New York 10010.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our Class A shares set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the persons who purchased their shares in the Offering Transactions and are listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in our Class A shares other than through a public sale.

Certain selling shareholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling shareholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholders for whom we are registering shares for resale to the public, and the number of Class A shares that each selling shareholder may offer pursuant to this prospectus. The Class A shares offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were qualified institutional buyers or accredited investors and were acquiring our Class A shares, for investment and had no present intention of distributing the Class A shares. We have agreed to file a registration statement covering the Class A shares received by the selling shareholders. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the Class A shares from time to time by the selling shareholders, and this prospectus forms a part of that registration statement.

We have been advised that, as noted below in the footnotes to the table,             of the selling shareholders are broker-dealers and             of the selling shareholders are affiliates of broker-dealers. We have been advised that each of such selling shareholders purchased our Class A shares in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the Class A shares. All selling shareholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness of the registration of which this prospectus forms a part.

Based on information provided to us by the selling shareholders and as of the date the same was provided to us, assuming that the selling shareholders sell all the Class A shares beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling shareholders will not own any shares other than those appearing in the column entitled “Number of Class A shares Owned After the Offering.” We cannot advise as to whether the selling shareholders will in fact sell any or all of such Class A shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Selling Shareholder	Number of Class A Shares That May Be Sold	Percentage of Class A Shares Outstanding	Number of Class A Shares Owned After the Offering

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our manager and its affiliates (including our managing partners), on the one hand, and us and our Class A shareholders, on the other hand.

Whenever a potential conflict arises between our manager or its affiliates, on the one hand, and us or any Class A shareholders, on the other hand, our manager will resolve that conflict. Our operating agreement contains provisions that reduce and eliminate our manager’s duties (including fiduciary duties) to the Class A shareholders. Our operating agreement also restricts the remedies available to Class A shareholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

Under our operating agreement, our manager will not be in breach of its obligations under the operating agreement or its duties to us or our Class A shareholders if the resolution of the conflict is:

•

approved by a conflicts committee of our board of directors comprised entirely of independent directors, although we currently do not have such a committee, and if and when we do have such a committee, our manager is not obligated to seek its approval;

•

approved by the vote of a majority of the voting power of our outstanding voting shares, excluding any voting shares owned by our manager or its affiliates, although our manager is not obligated to seek the approval of our Class A shareholders;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our manager does not seek approval from a conflicts committee of our board of directors or our Class A shareholders and it determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision our manager acted in good faith, and in any proceeding brought by or on behalf of any shareholder or us or any other person bound by our operating agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our operating agreement, our manager or a conflicts committee of our board of directors may consider any factors it determines in good faith to consider when resolving a conflict. Our operating agreement provides that our manager will be conclusively presumed to be acting in good faith if our manager subjectively believes that the decision made or not made is in the best interests of the company.

The standards set forth in the four bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our operating agreement. These procedures benefit our manager by providing our manager with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our manager to resolve conflicts of interest—including that our manager has the right to determine not to seek the approval of Class A shareholders with respect to the resolution of such conflicts—our manager may resolve conflict of interests pursuant to the operating agreement in a manner that Class A shareholders may not believe to be in their or in our best interests. Neither our Class A shareholders nor we will have any recourse against our manager if our manager satisfies one of the standards described in the four bullet points above.

In addition to the provisions relating to conflicts of interest, our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our operating agreement provides that when our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any Class A shareholders and will not be subject to any different standards imposed by the operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our Class A shareholders will only have recourse and be able to seek remedies against our manager if our manager breaches its obligations pursuant to our operating agreement. Unless our manager breaches its obligations pursuant to our operating agreement, we and our Class A shareholders will not have any recourse against our manager even if our manager were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our operating agreement, our operating agreement provides that our manager and its officers and directors will not be liable to us or our Class A shareholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our manager or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the Class A shareholders because they restrict the remedies available to Class A shareholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our manager may affect the amount of cash flow from operations available for distribution to our Class A shareholders.

The amount of cash flow from operations that is available for distribution to our Class A shareholders is affected by decisions of our manager regarding such matters as:

•	amount and timing of cash expenditures, including those relating to compensation;

•	amount and timing of investments and dispositions;

•	indebtedness;

•	tax matters;

•	reserves; and

•	issuance of additional equity securities, including Class A shares, or additional Apollo Operating Group units.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our manager to our Class A shareholders. Our operating agreement provides that we and our subsidiaries may borrow funds from our manager and its affiliates on terms that are fair and reasonable to us, provided, however, that such borrowings will be deemed to be fair and reasonable if (i) they are approved in accordance with the terms of the operating agreement, (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) the terms are fair and reasonable to us, taking into account the totality of the relationship between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to us).

We will reimburse our manager and its affiliates for expenses.

Our manager will not have any business activities other than managing and operating us. We will reimburse our manager and its affiliates for all costs incurred in managing and operating us, and our operating agreement provides that our manager will determine the expenses that are allocable to us. Although there are no ceilings on the expenses for which we will reimburse our manager and its affiliates, the expenses to which they may be entitled to reimbursement from us are expected to be immaterial.

Our manager intends to limit its liability regarding our obligations.

Our manager intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our manager, its assets or its owners. Our operating agreement provides that any action taken by our manager to limit its liability or our liability is not a breach of our manager’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Class A shareholders will have no right to enforce obligations of our manager and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our manager and its affiliates, on the other, will not grant to the Class A shareholders, separate and apart from us, the right to enforce the obligations of our manager and its affiliates in our favor.

Contracts between us, on the one hand, and our manager and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our operating agreement allows our manager to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our manager may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the operating agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our manager and its affiliates on the other, are or will be the result of arm’s-length negotiations.

Our manager will determine the terms of any of these transactions entered into on terms that are fair and reasonable to us.

Our manager and its affiliates have no obligation to permit us to use any facilities or assets of our manager and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our manager and its affiliates to enter into any contracts of this kind.

We may not choose to retain separate counsel for ourselves or for the holders of Class A shares.

The attorneys, independent auditors and others who have performed services for us regarding this offering have been retained by our manager. Attorneys, independent auditors and others who will perform services for us will be selected by our manager and may perform services for our manager and its affiliates. We may retain separate counsel for ourselves or the holders of our Class A shares in the event of a conflict of interest between our manager and its affiliates, on the one hand, and us or the holders of our Class A shares, on the other, depending on the nature of the conflict, but are not required to do so.

Our manager’s affiliates may compete with us.

Our operating agreement provides that our manager will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the non-competition and non-solicitation agreements to which our managing directors are subject, affiliates of the manager, including our managing directors, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Certain of our subsidiaries have obligations to investors in our funds that may conflict with your interests.

Our subsidiaries that serve as the managers of our funds have fiduciary and contractual obligations to the investors in those funds. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our managing directors have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds and our Class A shareholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. Federal income tax considerations of our managing directors may conflict with your interests.

Because our managing directors hold their Apollo Operating Group units through entities that are not subject to corporate income taxation, and Apollo Global Management, LLC holds Apollo Operating Group units through wholly-owned subsidiaries, one of which is subject to corporate income taxation, conflicts may arise between our managing directors and Apollo Global Management, LLC relating to the selection and structuring of investments. Our Class A holders will be deemed to expressly acknowledge that our manager is under no obligation to consider the separate interests of our Class A shareholders (including without limitation the tax consequences to Class A holders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

The Delaware Limited Liability Company Act or, the “Delaware LLC Act,” provides that Delaware limited liability companies may in their operating agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a manager to the limited liability company.

Our operating agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our manager. We have adopted these restrictions to allow our manager and its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to our Class A shareholders because they restrict the remedies available to our Class A shareholders for actions that, without those limitations, might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our manager to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our Manager to our Class A shareholders:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in an operating agreement providing otherwise, the duty of care would generally require a manager to act for the limited liability company in the same manner as a prudent person would act on his own behalf. In the absence of a provision in an operating agreement providing otherwise, the duty of loyalty would generally prohibit a manager of a Delaware limited liability company from taking any action or engaging in any transaction that is not in the best interests of the limited liability company where a conflict of interest is present.

General

Operating Agreement Modified Standards

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any members, including our Class A shareholders, and will not be subject to any different standards imposed by the operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity. In addition, when our manager is acting in its individual capacity, as opposed to in its capacity as our manager it may act without any fiduciary obligation to us or the Class A shareholders whatsoever. These standards reduce the obligations to which our manager would otherwise be held.

In addition, our operating agreement provides that our manager and its officers and directors will not be liable to us, our members (including our Class A shareholders), or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the manager or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions

Our operating agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of Class A shareholders and that are not approved by the conflicts committee of the board of directors of our manager or by our Class A shareholders must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our manager does not seek approval from the conflicts committee or our Class A shareholders and the board of directors of our manager determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any member, including our Class A shareholders, or any other person bound by our operating agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our manager would otherwise be held.

Rights and Remedies of Class A Shareholders	The Delaware LLC Act generally provides that a member or an assignee of a limited liability company interest may institute legal action on behalf of the limited liability company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a member or an assignee of a limited liability company interest to institute legal action on behalf of himself and all other similarly situated members or assignees to recover damages from a manager for violations of its fiduciary duties to the members or assignees.

By purchasing our Class A shares, each Class A shareholder will automatically agree to be bound by the provisions in our operating agreement, including the provisions described above. This is in accordance with the policy of the Delaware LLC Act favoring the principle of freedom of contract and the enforceability of operating agreements. The failure of Class A shareholder to sign our operating agreement does not render our operating agreement unenforceable against that person.

We have agreed to indemnify our manager and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership, our manager or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our manager or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our manager could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See “Description of our Shares—Operating Agreement—Indemnification.”

DESCRIPTION OF INDEBTEDNESS

AMH Credit Facility

General

AMH is the borrower under a credit agreement, dated as of April 20, 2007, by and among the borrower, Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P. and AAA Holdings, as initial guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and certain financial institutions from time to time party thereto, as lenders. Apollo Principal Holdings IV, L.P. subsequently became a guarantor. The AMH credit facility provides for a $1.0 billion term loan facility and matures on April 20, 2014.

Use of Proceeds

As of April 20, 2007, we had borrowed the full amount under the AMH credit facility. We used borrowings under the AMH credit facility to make a $986.6 million distribution to our managing partners and to pay related fees and expenses.

Security for the AMH Credit Facility

The AMH credit facility is secured by (i) a first priority lien on substantially all assets of the borrower and the guarantors and (ii) a pledge of the equity interests of each of the guarantors, in each case, subject to customary carveouts.

Interest Rate

Loans under the AMH credit facility accrue interest at a rate equal to with respect to (i) LIBOR loans, LIBOR plus 1.50% and (ii) base rate loans, base rate plus 0.50%. Under the AMH credit facility, base rate is defined for any day as a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 0.50% and (ii) the prime rate as publicly announced by JPMorgan Chase Bank, N.A. The applicable margin for such borrowing may be reduced subject to AMH obtaining certain leverage ratios. As of March 31, 2008, the loans under the AMH credit facility were LIBOR-based and had an interest rate of 4.57%.

Amortization

The AMH credit facility does not require any scheduled amortization payment prior to the final maturity date.

Mandatory Cash Collateralization

Asset Sales

If AMH receives net cash proceeds from certain non-ordinary course asset sales, then such net cash proceeds shall be deposited in the cash collateral account to the extent necessary to reduce its debt to EBITDA ratio on a pro forma basis as of the last day of the most recently completed fiscal quarter (after giving effect to such non-ordinary course asset sale and such deposit) to (i) for 2010, 2011 and 2012, a debt to EBITDA ratio of 3.50 to 1.00 and (ii) for all other years, a debt to EBITDA ratio of 4.00 to 1.00.

Excess Cash Flow

If AMH’s debt to EBITDA ratio as of the end of any fiscal year exceeds the level set forth in the next sentence (the “Excess Sweep Leverage Ratio”), AMH must deposit its Excess Cash Flow (as defined in the AMH credit facility) in the cash collateral account to the extent necessary to reduce the debt to EBITDA ratio on a pro forma basis as of the end of such fiscal year to 0.25 to 1.00 below the Excess Sweep Leverage Ratio. The Excess Sweep Leverage Ratio will be: for 2007, 5.00 to 1.00; for 2008, 4.75 to 1.00; for 2009, 4.25 to 1.00; for 2010, 4.00 to 1.00; for 2011, 4.00 to 1.00; and for 2012, 4.00 to 1.00.

In addition, during 2010, 2011 and 2012, AMH must deposit the lesser of (a) 50% of any remaining Excess Cash Flow and (b) the amount required to reduce such debt to EBITDA ratio on a pro forma basis at the end of such fiscal year to 3.25 to 1.00.

To the extent AMH is required to provide cash to collateralize the AMH credit agreement, such cash will not be available to distribute to us and to Holdings.

Voluntary Prepayment

The borrower may prepay loans under the AMH credit facility in whole or in part, without penalty or premium, subject to certain minimum amounts and increments.

Mandatory Prepayment

Upon the incurrence of certain indebtedness, AMH must apply all of its net cash proceeds to the prepayment of the AMH credit facility and the AAA Holdings credit facility described below on a ratable basis.

Affirmative and Negative Covenants

The AMH credit facility includes customary affirmative and negative covenants. Among other things the borrower and its subsidiaries are prohibited from incurring additional indebtedness, further encumbering their assets or making payments on equity, subject to certain exceptions. The AMH credit facility does not contain financial maintenance covenants.

Restricted Payments

AMH will generally be restricted from paying dividends, repurchasing capital stock and making distributions and similar types of payments if any default or event of default occurs, if it has failed to deposit the requisite cash collateralization or does not expect to be able to maintain the requisite cash collateralization or if, after giving effect to the incurrence of debt to finance such distribution, its debt to EBITDA ratio would exceed specified levels.

Events of Default

The AMH credit facility contains customary events of default, including, without limitation, payment defaults, failure to comply with covenants, cross-defaults to other material indebtedness, bankruptcy and insolvency. In addition, it will be an event of default under the AMH credit facility if either (i) Mr. Black, together with related persons or trusts, shall cease as a group to participate to a material extent in the beneficial ownership of AMH or (ii) two of the group constituting Messrs. Black, Harris and Rowan shall cease to be actively engaged in the management of the AMH loan parties. If any event of default occurs and is continuing, the lenders may declare all of the amounts owed under the AMH credit facility to be immediately due and payable and prevent AMH and the guarantors from making any distribution on their equity (except tax distributions).

AAA Holdings Credit Facility

General

AAA Holdings, L.P. is the borrower under a credit agreement, dated as of June 15, 2006, by and among the borrower, certain affiliates of the borrower as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and certain financial institutions from time to time party thereto as lenders, as amended on April 20, 2007. The same entities that guarantee the AMH credit facility, plus AMH, guarantee the AAA Holdings credit facility. The AAA Holdings credit facility provides for a $75.0 million term loan facility. The credit facility matures on December 15, 2009.

Use of Proceeds

As of March 31, 2008, $54.8 million under the AAA Holdings credit facility remains outstanding. We used borrowings under the AAA Holdings credit facility to make a $74 million cash contribution to AAA in return for 3.7 million common units of AAA, in the form of RDUs, and to fund a $1.0 million intercompany note issued by AAA Associates, L.P.

Security for the AAA Holdings Credit Facility

The AAA Holdings credit facility is secured by the same collateral as the AMH credit facility, plus a pledge of a $1.0 million intercompany note owned by the borrower and the RDUs.

Interest Rate

Loans under the AAA Holdings credit facility accrue interest at a rate equal to with respect to (i) LIBOR loans, LIBOR plus 1.00% and (ii) base rate loans, base rate plus 0.00%. Under the AAA Holdings credit facility, base rate is defined for any day as a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 0.50% and (ii) the prime rate as publicly announced by JPMorgan Chase Bank, N.A. As of March 31, 2008, all loans under the AAA Holdings credit facility were LIBOR-based loans and had an interest rate of 3.56%.

Amortization

The AAA Holdings credit facility does not require any scheduled amortization payments prior to the final maturity date.

Mandatory Cash Collateralization

The AAA Holdings credit facility contains covenants substantially identical to those set forth above under “—AMH Credit Facility—Mandatory Cash Collateralization.”

Voluntary Prepayment

The borrower may prepay loans under the AAA Holdings credit facility in whole or in part, without penalty or premium, subject to certain minimum amounts and increments.

Mandatory Prepayment

The AAA Holdings credit facility provides that in connection with the release from the lien securing the AAA Holdings credit facility of any RDUs or of the intercompany note described above (or any portion thereof), the released RDUs or note (or the released portion) shall be used or set aside for use in compensating partners and employees of AAA Holdings and its affiliates and that it shall make a prepayment of the term loans under the AAA Holdings credit facility as such compensation is vested using an amount of $20 per each RDU (less any optional prepayment of such term loans designated by AAA Holdings as an offset to such required prepayment), provided that no such prepayment shall be required to be made until the end of the fiscal year.

In addition, upon the incurrence of certain indebtedness, AAA Holdings must apply all of its net cash proceeds to the prepayment of the AAA Holdings credit facility and the AMH credit facility on a pro rata basis.

Affirmative and Negative Covenants

The AAA Holdings credit facility includes covenants substantially identical to those set forth above under “—AMH Credit Facility—Affirmative and Negative Covenants.” The AAA Holdings credit facility does not contain financial maintenance covenants.

Restricted Payments

The AAA Holdings credit facility contains covenants substantially identical to those set forth above under “—AMH Credit Facility—Restricted Payments.”

Events of Default

The AAA Holdings credit facility contains customary events of default, including, without limitation, payment defaults, failure to comply with covenants, cross-defaults to other material indebtedness, bankruptcy, insolvency and change of control, and certain adverse events with respect to our funds. If any event of default occurs and is continuing, the lenders may declare all of the amounts owed under the AAA Holdings credit facility to be immediately due and payable and prevent the borrower and the guarantors from making any distribution on their equity (except tax distributions).

DESCRIPTION OF SHARES

The following descriptions of our shares and provisions of our operating agreement are summaries and are qualified by reference to our operating agreement, which is included in this prospectus as Annex A.

Shares

Our operating agreement authorizes us to issue an unlimited number of shares. Currently, two classes of shares have been designated: Class A shares and Class B shares. As of the date of this prospectus, there are 97,324,541 Class A shares issued and outstanding, and one Class B share issued and outstanding.

Class A Shares

All of the outstanding Class A shares are duly issued. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares, other than the Strategic Investors and their affiliates, are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Class A shares held by the Strategic Investors and their affiliates have no voting rights, although their written consent will be required for certain changes to our operating agreement, including in respect of share splits and combinations, capital accounts, allocation of the items and distributions, dissolution and liquidation, requirements for amending our operating agreement and mergers, consolidations or sales of substantially all our assets, if such changes would have a disproportionate adverse impact on the Strategic Investors or their Affiliates. Class A shares owned by the Strategic Investors will become entitled to vote upon transfers by a Strategic Investor or its affiliates in accordance with the Lenders Rights Agreement. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors when the Apollo control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares will share ratably (based on the number of Class A shares held) in any dividend declared by our manager out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution. Such assets will be distributed to the holders of our Class A shares pro rata based upon the number of shares held by them.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event that our manager determines that we should seek relief pursuant to Section 7704(e) of the Code to preserve our status as a partnership for U.S. Federal (and applicable state) income tax purposes, we and each of our shareholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as are required by the tax authorities to preserve our status as a partnership.

Class B Shares

We have duly issued a single Class B share to BRH, which is owned by our managing partners. If BRH elects to give up its Class B share, we will issue one Class B share to each record holder of an Apollo Operating Group unit for each unit held. No holder of Class B shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The Class B share that we have issued to Holdings is initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. In the event that a managing partner or contributing partner exercises his right to exchange the Apollo Operating Group units (together with his interest in the Class B share) that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share will be proportionately reduced. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of our Class B share will not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred Shares

Our operating agreement authorizes our manager to establish one or more series of preferred shares. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our manager is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series.

We could issue a series of preferred shares that would, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

We will be entitled to recognize the person in whose name any shares are registered on the books of the transfer agent as of the opening of business on a particular business day as owner, or record holder, of such shares, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, regardless of whether we have actual or other notice thereof, except as otherwise provided by law, including any applicable rule, regulation, guideline or requirement of any national securities exchange on which such shares are listed for trading. Without limiting the foregoing, when a person is acting as nominee, agent or in some other representative capacity for another person in acquiring and/or holding the shares, as between us on the one hand and such other person on the other, such representative person shall be deemed the record holder of such share.

Listing

We intend to apply for our Class A shares to be listed on the NYSE upon the effectiveness of our shelf registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B share is American Stock Transfer & Trust Company.

Operating Agreement

Manager

Our operating agreement provides that so long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it.

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligations to us or our shareholders whatsoever. When our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders. See “Risk Factors—Risks Related to Our Organization and Structure—Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our manager and limit remedies available to shareholders for actions that might otherwise constitute a breach of duty. It will be difficult for a shareholder to challenge a resolution of a conflict of interest by our manager or by its conflicts committee.” See also “Conflicts of Interest and Fiduciary Responsibilities” for a more detailed description of our manager’s potential conflicts of interest and how our operating agreement restricts and limits certain duties of our manager, including fiduciary duties.

Organization

We were formed on July 3, 2007 and have a perpetual existence.

Purpose

Under our operating agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law.

Power of Attorney

Each Class A shareholder, and each person who acquires Class A shares in accordance with our operating agreement, grants to our manager and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our manager the authority to amend, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Board of Directors

For so long as the Apollo control condition is satisfied, pursuant to the terms of our operating agreement, our manager shall (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors and (iii) fill any vacancies on our board of directors. After the Apollo condition is no longer satisfied, (i) each of the directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal, and (ii) the size of the board of directors will be set by resolution of the board.

For so long as the Apollo control condition is satisfied, our manager may remove any director, with or without cause, at any time. After such condition is no longer satisfied, a director or the entire board of directors may be removed by the affirmative vote of holders of 50% or more of the total voting power of our shares.

Subject to limited exceptions described in our operating agreement, our manager may not sell, exchange or otherwise dispose of all or substantially all of our assets and those of our subsidiaries, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the aggregate number of voting shares outstanding; provided, however, that this does not preclude or limit our manager’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets and those of our subsidiaries (including for the benefit of persons other than us or our subsidiaries, including affiliates of our manager).

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

The Delaware LLC Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional Securities

Our operating agreement authorizes us to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to shares for the consideration and on the terms and conditions established by our manager in its sole discretion without the approval of any shareholders.

In accordance with the Delaware LLC Act and the provisions of our operating agreement, we may also issue additional membership interests that have designations, preferences, rights, powers and duties that do not apply to the Class A shares.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by our manager, and our manager is under no obligation or duty to make any amendments to our operating agreement. A proposed amendment, other than those amendments that require the approval of the shareholders or those amendments that are within the unilateral discretion of our manager, both of which are discussed below, will be effective upon the approval of our manager and a majority of the aggregate number of votes that may be cast by holders of voting shares outstanding as of the relevant record date.

Prohibited Amendments

No amendment may be made that would:

•

enlarge the obligations of any Class A shareholder without his or her consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of shares in relation to other classes of shares interests may be approved by at least a majority of the type or class of shares so affected, or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which may be given or withheld in its sole discretion.

These two provisions can only be amended upon the approval of the holders of at least 90% of the outstanding voting shares.

No Shareholder Approval

Our manager may generally make amendments to our operating agreement or certificate of formation without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or its registered office,

•	the admission, substitution, withdrawal or removal of shareholders in accordance with the operating agreement,

•

a change that our manager determines is necessary or appropriate for the company to qualify or to continue our qualification as a limited liability company or a company in which the Class A shareholders have limited liability under the laws of any state or other jurisdiction or to ensure that the company and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. Federal income tax purposes,

•	an amendment that our manager determines to be necessary or appropriate to address certain changes in U.S. Federal income tax regulations, legislation or interpretation,

•

an amendment that our manager determines is necessary or appropriate, based on the advice of counsel, to prevent the company or our manager or its partners, officers, trustees, representatives or agents, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

•	a change in our fiscal year or taxable year and related changes,

•

an amendment that our manager determines in its sole discretion to be necessary, desirable or appropriate for the creation, authorization or issuance of any class or series of shares or options, rights, warrants or appreciation rights relating to shares,

•	any amendment expressly permitted in our operating agreement to be made by our manager acting alone,

•	an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our operating agreement,

•

any amendment that in the sole discretion of our manager is necessary or appropriate to reflect and account for the formation by the limited liability company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our operating agreement,

•

a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance,

•

an amendment effected, necessitated or contemplated by an amendment to any partnership agreement of the Apollo Operating Group partnerships that requires partners of any Apollo Operating Group Holdings partnership to provide a statement, certification or other proof of evidence regarding whether such shareholder is subject to U.S. Federal income taxation on the income generated by the Apollo Operating Group partnerships; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our manager may make amendments to our operating agreement without the approval of any shareholder if those amendments, in the discretion of our manager:

•

do not adversely affect our shareholders considered as a whole (including any particular class of shares as compared to other classes of shares, treating the Class A shares and the Class B shares as a separate class for this purpose) in any material respect,

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware LLC Act),

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading,

•	are necessary or appropriate for any action taken by our manager relating to splits or combinations of shares under the provisions of our operating agreement, or

•	are required to effect the intent expressed of this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our operating agreement generally prohibits our manager, without the prior approval of the holders of a majority of the voting power of our outstanding voting shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our manager in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. Our manager may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

Pursuant to the Agreement Among Managing Partners, however, Mr. Black, as a member of the executive committee of our manager, will have the right of veto over, among other things a sale or other disposition of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party (other than through an exchange of Apollo Operating Group units and interests in our Class B share for Class A shares, transfers by a founder or a permitted transferee to another permitted transferee, or the issuance of bona fide equity incentives to any of our non-founder employees) that constitutes (x) a direct or indirect sale of a ratable interest (or substantially ratable interest) in each entity that constitutes the Apollo Operating Group or (y) a sale of all or substantially all of the assets of Apollo.

If conditions specified in our operating agreement are satisfied, our manager may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or the Delaware LLC Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our manager determines that it is no longer in our best interests to continue as a limited liability company for U.S. Federal income tax purposes, our manager may elect to treat us as an association or as a publicly traded company taxable as a corporation for U.S. Federal (and applicable state) income tax purposes.

Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (i) the election of our manager to dissolve us, if approved by the holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (ii) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (iii) the entry of a decree of judicial dissolution of our limited liability company; or (iv) at any time that we no longer have any shareholders, unless our businesses are continued in accordance with the Delaware LLC Act.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the operating agreement and by law and thereafter to the shareholders pro rata according to the percentages of their respective shares as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to Class A shareholders in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the Class A shareholders.

Resignation of the Manager

Our manager may resign at any time by giving notice of such resignation in writing or by electronic transmission to us. Any such resignation shall take effect at the time specified therein. The acceptance of such resignation shall not be necessary to make it effective. Our manager may at any time designate a substitute manager, which substitute manager will, upon the later of the acceptance of such designation and the effective date of such resignation of the departing manager, have control of us under the terms of the operating agreement upon the effective date of the departing manager’s resignation. In the event our manager resigns and does not designate a substitute manager in accordance with the terms of the operating agreement, control of us will shift to our board of directors.

Limited Call Right

If at any time less than 10% of the then issued and outstanding shares of any class, including our Class A shares, are held by persons other than our manager and its affiliates, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons as of a record date to be selected by our manager, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(i)	the current market price as of the date three days before the date the notice is mailed, and

(ii)	the highest cash price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests.

As a result of our manager’s right to purchase outstanding shares, a Class A shareholder may have his Class A shares purchased at an undesirable time or price. The tax consequences to a Class A shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market. See “Material Tax Considerations—Material U.S. Federal Tax Considerations.”

Preemptive Rights

We have not granted any preemptive rights with respect to our Class A shares.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, record Class A shareholders will be entitled to notice of, and to vote at, meetings of our Class A shareholders and to act upon matters as to which Class A shareholders have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, each record holder of a Class A share, other than the Strategic Investors or their affiliates, is entitled to a number of votes equal to the number of Class A shares held. Each outstanding Class A share, other than Class A shares held by the Strategic Investors or their affiliates, shall be entitled to one vote per share on all matters submitted to the shareholders for approval. Class A shares held by the Strategic Investors or their affiliates will not be entitled to vote, although such Class A shares will become entitled to vote upon certain transfers in accordance with the Lenders Rights Agreement. In the case of Class A shares held by our manager on behalf of non-citizen assignees, our manager will distribute the votes on those Class A shares in the same ratios as the votes of shareholders in respect of other Class A shares are cast.

The Class B share that we have issued to BRH is initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. In the event that a managing partner or contributing partner exercises his right to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share will be proportionately reduced. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all shares present in person or represented by proxy, voting together as a single class.

Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of such holder without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by holders owning not less than the minimum percentage of the voting power of the outstanding shares that would be necessary to authorize or take that action at a meeting. Meetings of the shareholders may be called by our manager. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding shares for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the holders of the shares requires approval by holders of a greater percentage of such shares, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Shareholder

By transfer of Class A shares in accordance with our operating agreement, each transferee of Class A shares will be admitted as a shareholder with respect to the Class A shares transferred when such transfer and admission is reflected in our books and records. Except as described in our operating agreement, the Class A shares will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our manager create a substantial risk of cancellation or forfeiture of any property in which the limited liability company has an interest because of the nationality, citizenship or other related status of any Class A shareholder, we may redeem the Class A shares held by that holder at their current market price. To avoid any cancellation or forfeiture, our manager may require each Class A shareholder to furnish information about his nationality, citizenship or related status. If a Class A shareholder fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our manager determines, with the advice of counsel, after receipt of the information that the Class A shareholder is not an eligible citizen, the Class A shareholder may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Class A shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our operating agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	our manager;

•	any departing manager;

•	any person who is or was an affiliate of our manager or any departing manager;

•

any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager;

•

any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

•	any person designated by our manager.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of our executive officers which set forth the obligations described above.

Books and Reports

Our manager is required to keep appropriate books of the limited liability company’s business at our principal offices or any other place designated by our manager. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each shareholder tax information (including Schedule K-1), which describes on a U.S. dollar basis such shareholder’s share of our income, gain, loss and deduction for our preceding taxable year. It will most likely require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, shareholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each shareholder will be required to report for all tax purposes consistently with the information provided by us. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Right to Inspect Our Books and Records

Our operating agreement provides that a shareholder can, for a purpose reasonably related to his or her interest as such a holder, upon reasonable written demand and at his or her own expense, have furnished to him or her:

•	promptly after becoming available, a copy of our U.S. Federal, state and local income tax returns; and

•	copies of our operating agreement, the certificate of formation of the limited liability company, related amendments and powers of attorney under which they have been executed.

Our manager may, and intends to, keep confidential from the Class A shareholders trade secrets or other information the disclosure of which our manager believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Shareholders Agreement

Upon consummation of the Offering Transactions, we entered into a shareholders agreement with Holdings regarding voting, transfer and registration rights, among other things. See “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement.”

Lenders Rights Agreement

In connection with the sale of Class A shares to the Strategic Investors, we entered into the Lenders Rights Agreement. See “Certain Relationships and Related Party Transactions—Lenders Rights Agreement.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A shares. We cannot predict the effect, if any, future sales of Class A shares, or the availability for future sale of Class A shares, will have on the market price of our Class A shares prevailing from time to time. The sales of substantial amounts of our Class A shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A shares.

General

Our Strategic Investors, CalPERS and ADIA, own 30,000,001 and 30,000,000 non-voting Class A shares respectively. Such shares are “restricted securities” as defined in Rule 144, unless we register such shares under the Securities Act. However, we have granted the Strategic Investors rights that require us to register their Class A shares under the Securities Act. Although the shares held by our Strategic Investors are currently non-voting, upon sale by a third party, the shares will have voting rights. See “—Registration Rights” and “Certain Relationships and Related Party Transactions—Lenders Rights Agreement.”

Our managing partners and contributing partners hold indirectly through Holdings 240,000,000 Apollo Operating Group units. We have entered into an exchange agreement with Holdings under which, subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and any applicable transfer restrictions and lock-up agreements) upon 60 days’ notice prior to a designated quarterly date, each managing partner and contributing partner (or certain transferees thereof) has the right to cause Holdings to exchange the Apollo Operating Group units that he owns through Holdings for our Class A shares and to sell such Class A shares at the prevailing market price (or at a lower price that such managing partner or contributing partner is willing to accept). See “—Lock-Up Arrangements” and “Certain Relationships and Related Party Transactions—Exchange Agreement.”

In addition, we have granted 28,129,182 RSUs, subject to vesting to certain employees and consultants that will settle in Class A shares and effective as of January 1, 2008, 25,777,866 additional interests in respect of Class A shares were reserved for issuance under our equity incentive plan. We intend to file one or more registrations statements on Form S-8 under the Securities Act to register Class A shares covered by such RSUs. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, Class A shares registered under such registration statements will be available for sale in the open market.

Registration Rights

Pursuant to the Lenders Rights Agreement, following the second anniversary of the shelf effectiveness date, each Strategic Investor shall be afforded four demand registrations with respect to their Class A shares, covering offerings of at least 2.5% of our total equity ownership and customary piggyback registration rights.

Pursuant to the Managing Partners Shareholders Agreement, we have granted Holdings, an entity through which our managing partners and contributing partners own Apollo Operating Group units, the right to require us to register under the Securities Act our shares held or acquired by them. Holders of such rights (i) will have “demand” registration rights, exercisable two years after the shelf effectiveness date, but unlimitedly in number thereafter, (ii) may require us to make available shelf registration statements permitting sales of shares they hold or acquire into the market from time to time over an extended period and (iii) have the ability to exercise certain piggyback registration rights. See “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement —Registration Rights Agreement.”

Lock-Up Arrangements

Pursuant to the Lenders Rights Agreement, the Strategic Investors have agreed not to sell any of their shares for a period of two years following the shelf effectiveness date.

Holdings, our executive and directors, certain employees and consultants who received Class A shares in connection with the Offering Transactions and the Strategic Investors have agreed with the initial purchasers not to dispose of or hedge any of our Class A shares, subject to specified exceptions, through the date 180 days after the shelf effectiveness date, except with the prior written consent of the representatives of the initial purchasers. After the expiration of this 180-day lock-up period, these Class A shares will be eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations. Under certain circumstances, the 180-day lock-up period may be extended.

Rule 144

In general, under Rule 144 a person, or a group of persons whose shares are aggregated, including any person who may be deemed our affiliate, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least six months have elapsed since such shares were acquired from us or any affiliate of our partnership and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares which are not restricted securities. In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell shares without regard to the foregoing limitations, provided that at least six months have elapsed since the shares were acquired from us or any affiliate of ours.

REGISTRATION RIGHTS

We entered into a registration rights agreement pursuant to which we agreed, at our expense and, for the benefit of the holders of Class A shares, to file with the SEC a shelf registration statement covering resale of the Class A shares held by the selling shareholders, or the “registrable securities,” no later than 240 days after August 8, 2007, or the “filing deadline.” We have agreed to keep the shelf registration statement effective, supplemented and amended until the earlier of (i) such time as all of the registrable securities have been sold; (ii) such time as all of the registrable securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto; and (iii) the second anniversary of the effective date of the shelf registration statement.

Pursuant to a registration rights agreement we entered into with the CS Investor in connection with the Offering Transactions, the CS Investor has exercised its demand rights and we have agreed to include it in this prospectus.

Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement (and therefore suspend sales under the shelf registration statement) for certain periods, referred to as “blackout periods,” if:

•

the lead underwriter in any underwritten public offering by us of our Class A shares advises us that an offer or sale of shares covered by the shelf registration statement would have a material adverse effect on our offering;

•

our board of directors or our manager determines in good faith that the sale of shares covered by the shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving us; or

•

our board of directors or our manager determines in good faith that it is in our best interests or it is required by law that we supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to ensure that the prospectus included in the shelf registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the shelf registration statement or any material change to that information;

and we notify the selling shareholders of the suspension. The cumulative blackout periods in any 12 month period may not exceed a period of 45 consecutive days or an aggregate of 90 days, except as a result of a refusal by the SEC to declare effective any post-effective amendment to the registration statement after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

A holder that sells our Class A shares pursuant to the shelf registration statement generally will be required to be named as a selling shareholder in this prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our Class A shares may be required to deliver information to be used in connection with the registration statement in order to have such holder’s Class A shares included in the registration statement and to benefit from the provisions of the next paragraph.

Each Class A share certificate contains a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice of the occurrence of any event that makes a statement in this prospectus untrue in any material respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our Class A shares pursuant to this prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the Class A shares may be resumed.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Tax Considerations

To ensure compliance with Treasury Department Circular 230, investors are hereby notified that: (i) any discussion of U.S. Federal income tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by any investor for the purpose of avoiding penalties that may be imposed on such investor under the Internal Revenue Code; (ii) such discussion is included herein by Apollo Global Management, LLC in connection with the promotion or marketing (within the meaning of Circular 230) by the issuer and of the transactions or matters addressed herein; and (iii) investors should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion summarizes the material U.S. Federal income tax considerations relating to an investment in Class A shares. For purposes of this section, references to “Apollo,” “we,” “our,” and “us” mean only Apollo Global Management, LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is not a comprehensive discussion of all of the U.S. Federal income tax considerations applicable to us or that may be relevant to a particular holder of Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of Class A shares subject to special treatment under the U.S. Federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, REITs, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of holders in a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their own tax advisors.

Legislation has been introduced in the U.S. Congress that would, if enacted, preclude us from qualifying as a partnership for U.S. Federal income tax purposes. On June 14, 2007, legislation was introduced that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. Similar legislation was introduced on June 20, 2007. On June 22, 2007, legislation was introduced that would cause allocations of income associated with carried interests to be taxed as ordinary income for the performance of services, which apparently would have the effect of treating publicly traded partnerships that derive income directly or indirectly from investment management services as corporations for U.S. Federal income tax purposes. On October 25, 2007, the House Ways and Means Committee Chairman, in connection with his tax reform proposal, introduced legislation that was substantially similar to the June 22, 2007 bill. On November 9, 2007, the House of Representatives passed legislation similar to the June 22, 2007 legislation. Under a transition rule contained in the November 9, 2007 legislation, the carried interest would not be treated as ordinary income for purposes of Section 7704 until December 31, 2009 and therefore would not preclude us from qualifying as a partnership for U.S. Federal income tax purposes until our taxable year beginning January 1, 2010. None of these legislative proposals affecting the tax treatment of our carried interests or of our ability to qualify as a partnership for U.S. Federal income tax purposes has yet been entered into law.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. Federal income tax purposes. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, we have not and will not seek any advance rulings from the IRS regarding any matter discussed in this prospectus. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Accordingly, prospective holders of Class A shares should consult their own tax advisors to determine the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. Federal income tax purposes.

Taxation of the Company

Federal Income Tax Opinion Regarding Partnership Status. O’Melveny & Myers LLP has acted as our counsel in connection with this offering. O’Melveny & Myers LLP is of the opinion that at the closing of this offering we, Principal Holdings I, L.P. and Principal Holdings III, L.P., will be treated as a partnership and not as a corporation for U.S. Federal income tax purposes based on certain assumptions and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs and the composition of our income. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge. We must emphasize that the opinion of O’Melveny & Myers LLP is based on various assumptions and representations relating to our organization, operation, assets, activities and income, including that all factual representations set forth in the relevant documents, records and instruments are true and correct, all actions described in this offering are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this offering, and such opinion is conditioned upon representations and covenants made by our management regarding our organization, assets, activities, income, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete.

Taxation of Apollo. While we are organized as a limited liability company and intend to operate so that we will be treated for U.S. Federal income tax purposes as a partnership, and not as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, neither we nor O’Melveny & Myers LLP can give any assurance that we will so qualify for any particular year. O’Melveny & Myers LLP will have no obligation to advise us or the holders of Class A shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our treatment as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by O’Melveny & Myers LLP on an ongoing basis. Accordingly, we cannot give any assurance that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and we cannot give any assurance that the IRS will not challenge the conclusions set forth in such opinions. Furthermore, it is possible that the U.S. Federal income tax law could be amended by Congress so as to cause part or all of our income to be non-qualifying income under the publicly traded partnership rules. A change in the administrative or judicial interpretation of the U.S. Federal income tax law could also create this result. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, we would be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby substantially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from APO Asset Co., LLC to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. Federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. Federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. We expect that we will be treated as a publicly traded partnership.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. Federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our investments will earn interest, dividends, capital gains and other types of qualifying income, however, we cannot give any assurance as to the types of income that will be earned in any given year.

While we will be treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. We cannot give any assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. Federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief would be available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. Federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the underlying partnerships of Apollo Operating Group will be treated as partnerships for U.S. Federal income tax purposes. However, due to proposed legislation this could change. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. Federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not be able to be used by holders of our Class A shares as a credit against their U.S. Federal income tax liability, subject to applicable limitations under the Code.

APO Corp. APO Corp. is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, even though we expect to qualify as a partnership for U.S. Federal income tax purposes, the income from the portion of our business that we hold through APO Corp. will be subject to U.S. Federal corporate income tax and other taxes. As the holder of APO Corp.’s shares, we will not be taxed directly on earnings of entities we hold through APO Corp. Distributions of cash or other property that APO Corp. pays to us will constitute dividends for U.S. Federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). If the amount of a distribution by APO Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in APO Corp.’s common stock, and thereafter will be treated as a capital gain.

APO Asset Co., LLC. APO Asset Co., LLC is a wholly-owned limited liability company. APO Asset Co., LLC will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of APO Asset Co., LLC will be treated as our assets, liabilities and items of income, deduction and credit.

Personal Holding Companies. APO Corp. could be subject to additional U.S. Federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. Federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. Federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. Federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of stock in APO Corp. Consequently, APO Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. Certain aspects of the gross income test cannot be predicted with certainty. Thus, we cannot give any assurance that APO Corp. will not become a PHC in the future.

If APO Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%).

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S Federal income tax liability. Instead, each holder of Class A shares in computing such holder’s U.S. Federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of APO Asset Co., LLC as an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Limits on Deductions for Losses and Expenses. A holder’s deduction of its share of our losses, if any, will be limited to such holder’s tax basis in its Class A shares and, if such holder is an individual or a corporation that is subject to the “at risk” rules, to the amount for which such holder is considered to be “at risk” with respect to our activities, if that is less than such holder’s tax basis. In general, a holder of Class A shares will be at risk to the extent of such holder’s tax basis in its Class A shares, reduced by (1) the portion of that basis attributable to such holder’s share of our liabilities for which such holder will not be personally liable and (2) any amount of money such holder borrows to acquire or hold its Class A shares, if the lender of those borrowed funds owns an interest in us, is related to such holder or can look only to the Class A shares for repayment. A holder’s at risk amount will generally increase by its allocable share of our income and gain and decrease by cash distributions to such holder and such holder’s allocable share of losses and deductions. A holder must recapture losses deducted in previous years to the extent that distributions cause such holder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that a holder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used. It is not entirely free from doubt whether a holder would be subject to additional loss limitations imposed by Section 470 of the Code. The IRS has not yet issued final guidance limiting the scope of this anti-abuse provision. Prospective holders of Class A shares should therefore consult their own tax advisors about the possible effect of this provision.

We do not expect to generate any income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder of Class A shares may not be offset by any Section 469 passive losses of such holder from other sources and any losses we allocate to a holder generally may not be used to offset Section 469 passive income of such holder from other sources. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Prospective holders of Class A shares should consult with their own tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees. In general, neither we nor any U.S. holder of Class A shares may deduct organizational or syndication expenses. An election may be made by our partnership to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. A holder’s share of our interest expense is likely to be treated as “investment interest” expense. If a holder is a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of such holder’s “net investment income.” A holder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if a holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a holder’s share of our interest expense.

The computation of a holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a holder of Class A shares elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions, such reductions to be reduced on a phased basis through 2009. The operating expenses of Apollo may be treated as miscellaneous itemized deductions subject to the foregoing rule. Prospective non-corporate holders of Class A shares should consult their own tax advisors with respect to the application of these limitations.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of APO Asset Co., LLC as an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) generally will be allocated among the holders of Class A shares pro rata in accordance with the number of shares held. To the extent that our managing and contributing partners exchange Apollo Operating Group units for Class A shares, such income and gain will from time to time include the built-in income or gain inherent in the underlying assets of the Apollo Operating Group at the time of this offering. Section 704(c) of the Code arguably requires that we specially allocate such built-in income or gain to the holders of these specific Class A shares. However, since we do not expect to be able to identify these specific Class A shares following their sales on the market by such partners, we expect that we will not be able to make such special allocations to the holders of these specific Class A shares. Accordingly, such built-in income or gain will likely be allocated pro rata among all holders of Class A shares.

We may make investments that produce taxable income before they generate cash and/or may devote cash flow to make other investments or pay principal amount of debt. Therefore the amount of taxable income that we allocated to you may exceed your cash distributions, and this excess may be substantial.

We must allocate items of partnership income and deductions between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to you even if you do not receive any distributions.

If the IRS does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. The Board of Directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period). See “—Administrative Matters—Possible New Legislation or Administration or Judicial Action” below.

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (a) distributions from us, (b) the holder’s allocable share of items of our deductions and losses, and (c) the holder’s allocable share of the reduction in our liabilities, if any. Although a holder in such circumstance would have a single adjusted tax basis in the separately purchased Class A shares, such holder will have a split holding period in such shares.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. Federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the holder’s share of our liabilities) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided (i) his shares are divided into identifiable shares with ascertainable holding periods, (ii) the selling holder can identify the portion of the shares transferred, and (iii) the selling holder elects to use the identification method for all sales or exchanges of our shares.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. Federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. Federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” will depend upon the exact nature of our future investments. We will operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. Federal income tax purposes and, therefore, exempt from U.S. Federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership generally could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

An investment in Class A shares will give rise to UBTI, in particular from “debt-financed” property, because APO Asset Co., LLC and/or its subsidiaries will borrow funds from APO Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property. We will not make investments through taxable corporations solely for the purpose of limiting UBTI from “debt-financed” property and other sources.

Prospective tax-exempt holders are urged to consult their own tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies and Controlled Foreign Corporations. It is possible that we will invest in non-U.S. corporations treated as PFICs or CFCs. In the case of PFICs, a U.S. Class A shareholder’s share of certain distributions from such corporations and gains from the sale by us of interests in such corporations (or gains from the sale by a U.S. Class A shareholder of their interest) could be subject to an interest charge and certain other disadvantageous tax treatment. In the case of CFCs, a portion of the income of such corporations (whether or not distributed) could be imputed currently as ordinary income to certain U.S. Class A shareholder. Furthermore, in the case of PFICs and CFCs, gains from the sale by us of an interest in such corporations (or gains recognized by certain U.S. Class A shareholder on the sale of their interest) could be characterized as ordinary income (rather than as capital gains) in whole or in part. If we make a “qualified electing fund,” or “QEF,” election with respect to a PFIC, each U.S. Class A shareholder would in general be required to include in income annually its share of the PFIC’s current income and gains (losses are not currently deductible), but would avoid the interest charge and ordinary income treatment as to gains described above. As a result of a QEF election, a U.S. Class A shareholder could recognize income subject to tax prior to the receipt by us of any distributable proceeds. We can not give any assurance that the QEF election will be available with respect to a PFIC that we invest in.

U.S. Federal Estate Taxes. Since Class A shares held by a U.S. citizen or resident would be included in the gross estate of such U.S. citizen or resident for U.S. Federal estate tax purposes, then a U.S. Federal estate tax might be payable with respect to such shares in connection with the death of such person. Prospective individual U.S. holders of Class A shares should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with respect to Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. Federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. Federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our methods of operation will not result in a determination that we are engaged in a U.S. trade or business, we cannot give any assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in the Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. Federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. Federal income tax at regular U.S. Federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. Federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. Federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. Federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. Federal income tax on the sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” provisions of the Code, non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property) through APO Asset Co., LLC that could constitute investments in U.S. real property or USRPHCs, including dividends from REIT investments that are attributable to gains from the sale of U.S. real property. If we make such investments, each non-U.S. person will be subject to U.S. Federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. Federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. Federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

U.S. Federal Estate Tax Consequences. The U.S. Federal estate tax treatment of Class A shares with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If Class A shares are includible in the U.S. gross estate of such person, then a U.S. Federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. holders of Class A shares who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with regard to Class A shares.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner. One of our managing partners will act as our “tax matters partner.” Our board of directors will have the authority, subject to certain restrictions, to appoint another founder or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. We have not determined whether we will make the election permitted by Section 754 of the Code with respect to us. Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., and Apollo Management Holdings, L.P. each currently intend to make such an election while Apollo Principal Holdings I, L.P., and Apollo Principal Holdings III, L.P. have not determined whether to make such an election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of common units under Section 743(b) of the Code to reflect the purchase price of the common units paid by the transferee. However, this election does not apply to a person who purchases common units directly from us, including in this offering. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets, or “common basis,” and (2) the Section 743(b) adjustment to that basis.

If no Section 754 election is made, there would be no adjustment for the transferee of Class A shares, even if the purchase price of those common units, is higher than the transferee’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such Class A shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of the Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have been terminated and reformed as a new partnership for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore likely that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of our income, gain, loss and/or deduction and necessitate that you file amended tax returns for the taxable year(s) affected to reflect such adjustment. If you are not a U.S. person, we cannot give any assurance that the tax information we furnish will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to file amended tax returns for the taxable year(s) affected to reflect such adjustment and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest in the Class A shares is acquired by a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedule K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Withholding and Backup Withholding. For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. Federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular holder of Class A shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but, if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of our Class A shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. Federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. Federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors own concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Possible New Legislation or Administrative or Judicial Action. The rules dealing with U.S. Federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. We cannot give any assurance as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. Federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial action at any time, and any such action may affect investments and commitments previously made. The U.S. Congress, the IRS and the U.S. Treasury Department are currently examining the U.S. Federal income tax treatment of private equity funds, hedge funds and other kinds of investment partnerships. The present U.S. Federal income tax treatment of an investment in our Class A shares and/or our own taxation as described under “—Material U.S. Federal Tax Considerations” may be adversely affected by any new legislation, new regulations or revised interpretations of existing tax law that arise as a result of such examinations. Most notably, on June 14, 2007, legislation was introduced in the Senate that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. A similar bill was introduced in the House of Representatives on June 20, 2007. In addition, on June 22, 2007, legislation was introduced in the House of Representatives that would cause allocation of income associated with carried interests to be taxed as ordinary income for the performance of services, which apparently would have the effect of treating publicly traded partnerships that derive substantial amounts of income from carried interests as corporations for U.S. Federal income tax purposes. On October 25, 2007, the House Ways and Means Committee Chairman, in connection with his tax reform proposal, introduced legislation that was substantially similar to the June 22, 2007 bill. On November 9, 2007, the House of Representatives passed legislation similar to the June 22, 2007 legislation. Under a transition rule contained in the November 9, 2007 legislation, the carried interest would not be treated as ordinary income for purposes of Section 7704 until December 31, 2009 and therefore would not preclude us from qualifying as a partnership for U.S. Federal income tax purposes until our taxable year beginning January 1, 2010. None of these legislative proposals affecting the tax treatment of our carried interests or of our ability to qualify as a partnership for U.S. Federal income tax purposes has yet been entered into law. Any such changes in tax law would cause us to be taxable as a corporation, thereby substantially increasing our tax liability and potentially reducing the value of Class A shares. Furthermore, it is possible that the U.S. Federal income tax law could be changed in ways that would adversely affect the anticipated tax consequences for us and/or the holders of Class A shares as described herein, including possible changes that would adversely affect the taxation of tax-exempt and/or non-U.S. holders of Class A shares. For example, there could be changes that would adversely affect the taxation of tax-exempt and/or non-U.S. holders of Class A shares, since carried interest income arguably has some economic resemblance to a fee for services (which generally would be taxable to tax-exempt investors and non-U.S. holders).

It is unclear whether any such legislation will be proposed or enacted or, if enacted, whether and how the legislation would apply to us and/or the holders of Class A shares, and it is unclear whether any other such tax law changes will occur or, if they do, how they might affect us and/or the holders of Class A shares. Our organizational documents and agreements permit the Manager to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares in light of such potential U.S. Federal income tax law changes.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO APOLLO AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS OFFERING CIRCULAR, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

Material Argentine Tax Considerations

The following summary describes the material Argentine tax considerations relating to an investment in Class A shares by holders resident in Argentina. This summary does not purport to be a comprehensive discussion of all Argentine tax considerations relevant to a holder resident in Argentina. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Argentine laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Argentine tax consequences described herein, it is assumed that an Argentine person is a person that is (i) an individual resident in Argentina for income tax purposes (an “Argentine Individual”) or (ii) (x) a corporation or any other company taxable as a corporation for Argentine income tax purposes that is resident in Argentina, (y) a permanent establishment that is located in Argentina and belongs to a non-resident company or individual or (z) a trust or an investment fund formed in Argentina (an “Argentine Legal Entity”).

Taxation of Holders of Class A Shares

Taxation of Dividends. Pursuant to the Argentine income tax law (“ITL”), dividends either distributed to or available for collection by Argentine holders of Class A shares, whether in the form of cash, stock or other types of consideration, would be subject to Argentine income tax.

Argentine Individuals are subject to progressive tax rates ranging from 9% to 35%, whereas Argentine Legal Entities are subject to a flat rate of 35%, imposed on taxable income.

Argentine holders of Class A shares would be entitled to an ordinary direct foreign tax credit for any income taxes or similar taxes effectively paid by such holders upon the distribution of dividends.

Taxation of Capital Gains. The tax treatment of capital gains realized upon the sale, exchange or other disposition of Class A shares would depend on whether such gains are realized by an Argentine Individual or an Argentine Legal Entity.

Under current law and the interpretation of the Attorney General, Argentine Individuals who do not sell Class A shares on a regular basis generally are not subject to the Argentine income tax on capital gains derived from the disposal of such Class A shares. There is no legal test or definition used to determine whether such activity is deemed to be carried out on a regular basis.

Argentine Individuals who purchase and sell shares on a regular basis would be subject to income tax at a progressive rate ranging from 9% to 35% on capital gains realized upon the sale, exchange or other disposition of Class A shares. The taxable gain would equal the price paid for the shares less the cost for the shares and related expenses.

Capital gains realized upon the sale, exchange or other disposition of Class A shares by an Argentine Legal Entity would be subject to income tax at the rate of 35%. The taxable gain would equal the price paid for the shares less the cost for the shares and related expenses.

Capital losses realized upon the disposal of Class A shares (i.e., foreign source losses from shares) would be subject to a basket limitation and could only be offset against foreign source gains from the disposal of shares.

Value Added Tax (“VAT”). Neither the sale, exchange or other disposition of Class A shares nor the payment of dividends on such shares is subject to VAT.

Personal Assets Tax (“PAT”). Under Law 23,966, as amended, Argentine Individuals are subject to the PAT, a net wealth tax levied on worldwide assets, which would include Class A shares, held as of December 31 of each year. Argentine Legal Entities are not subject to the PAT with respect to the shares they own in other legal entities.

The PAT is imposed on the value (calculated according to the PAT Law) of an Argentine Individual’s assets. The Individuals whose total assets does not exceed AR$305,000 are exempt from the tax.

For Argentine Individuals who own assets with a value that does not exceed AR$ 750,000 the PAT is calculated at the rate of 0.5% on the total assets.

Argentine Individuals who own assets with a value in excess of AR$ 750,000 and up to AR$ 2,000,000 must calculate the PAT at a 0.75% tax rate on the total assets.

For Argentine Individuals who own assets with a value in excess of AR$ 2,000,000 and up to AR$ 5,000,000 the PAT is calculated at the rate of 1% on the total assets.

Argentine Individuals who own assets with a value of more than AR$ 5,000,000 must calculate the PAT at a 1% tax rate on the total assets.

Class A shares would be considered assets subject to the PAT based on their fair market value as of December 31st of each year if they are listed on an established securities market and based on the holder’s proportionate share of the net worth of Apollo if they are not listed on an established securities market.

Minimum Deemed Income Tax (“MDIT”). Argentine Legal Entities are subject to the MDIT at the rate of 1% (0.2% in the case of local financial entities, leasing entities, insurance entities) on their assets wherever located, according to the value of such assets at the end of the fiscal year. If Class A shares are listed on an established securities market they would have to be valued according to their market price. If they are not listed on an established securities market, value would be determined based on the holder’s proportionate share of the net worth of Apollo.

There is a de minimis threshold of AR$200,000, but if the value of the assets exceeds such amount, the total value of the assets is subject to the tax.

The MDIT is payable only if the income tax as determined for a given fiscal year does not equal or exceed the amount of the MDIT assessed for such year. In such a case, only the difference between the MDIT determined for such year and the income tax determined for such year shall be paid. Any MDIT paid in a given year may be used as a credit against any income tax payable during any of the immediately following ten fiscal years in which income tax exceeds MDIT.

Tax on Debits and Credits on Banking Accounts. Law No. 25,413, as amended, levies a tax on debits from and credits to bank accounts at financial institutions located in Argentina and on other transactions that are used as a substitute for the regular use of bank accounts.

The general tax rate is 0.6% for each debit or credit. In certain cases, an increased rate of 1.2% or a reduced rate of 0.075% may apply.

A tax credit is available against income tax and MDIT for 34% of the tax paid at the 0.6% rate, and 17% of the tax paid at the 1.2% rate.

This tax could be applicable to Argentine holders in connection with any debit from or credit to Argentine bank accounts generated by, among others, the purchase or disposal of Class A shares or the collection of dividends.

Turnover Tax. The turnover tax is a local tax levied by the Argentine provinces and the city of Buenos Aires on the performance of a for-profit activity (i.e., an activity for which consideration is paid) on a regular basis. The taxable gain is the amount of gross receipts realized from any such activity within the local jurisdiction. The applicable tax rate ranges from 1% to 3%, depending on the jurisdiction.

Argentine Legal Entities are generally subject to this tax, but Argentine Individuals who are not involved in the regular activity of buying and selling shares are not. Prospective Argentine holders of Class A shares should analyze the possible application of the turnover tax, taking into account the relevant provincial laws given such holders’ places of residence and business.

Under the Tax Code of the City of Buenos Aires, turnover derived from dividends or as a result of any transaction in respect of shares is exempt. Therefore, the holding of Class A shares would not trigger turnover tax in the City of Buenos Aires.

Stamp Tax. The stamp tax is a local tax levied on the instrumentation of contracts either signed or having effects in Argentina. It is payable in the jurisdiction in which the economic transaction is instrumented, but it may also be applicable in the jurisdiction in which such transaction has effects. The tax rate varies in each jurisdiction (the average is 1%) and the tax is imposed on the economic value of the instrumented transaction.

Argentine holders of Class A shares could be subject to stamp tax in certain Argentine provinces (other than the City of Buenos Aires, La Rioja Province or Tierra del Fuego Province) if any instrumented transaction in connection with Class A shares is performed or executed in such local jurisdiction.

Other Taxes. There are no Argentine inheritance or gift taxes applicable on the ownership, transfer or disposition of Class A shares.

Tax Treaties. There is currently no tax treaty in effect between Argentina and the United States to avoid double taxation on income and capital.

Material Brazilian Tax Considerations

The following summary describes the material Brazilian Federal income tax (Income Tax and Social Contribution on Profit) considerations relating to an investment in Class A shares by holders resident in Brazil. This summary is not meant to be a comprehensive and complete description of all Brazilian tax considerations that may be relevant for Brazilian resident holders. This summary is based on Brazilian laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the Brazilian Federal income tax consequences to them of acquiring, holding and disposing of Class A shares.

Taxation of Brazilian Holders of Class A Shares

Under Brazilian law, Brazilian resident holders of Class A shares (whether individuals or entities) would be subject to income tax upon the disposal of Class A shares and upon receipt of distributions of profits or dividends.

Capital Gain on Disposal of Class A Shares. Under Articles 117, 138 and 142 of the Income Tax Regulation individual holders of Class A shares would be subject to Income Tax at a rate of 15% on the excess of the sale price of the Class A shares over the acquisition cost of such Class A shares, in respect of capital gains received upon the disposal of Class A shares. Such tax must be collected on or before the last business day of the month following the month in which the shares are disposed.

If the holder is an entity, any capital gains would be added to the holder’s taxable income for Income Tax purposes. Such an addition could result in taxation of the capital gain at a rate of 15%, plus an additional rate of 10% on the amount of taxable income that exceeds R$20,000 (twenty thousand Reais), monthly, unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains. Capital gains would also be added to such holder’s tax basis for the Social Contribution on Profit, and would be subject to taxation at a rate of 9%, unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains.

Capital gains earned by companies located in Brazil with respect to transactions abroad subject such companies to Income Tax and to Social Contribution on Profit under the real profit regime. As a result, if a holder of Class A shares normally calculates such taxes under the presumed profit regime, such holder would instead be required to perform the calculations using the real profit regime from the moment the shares are disposed (the three month period in which the event occurred) until the end of the elected taxable period (quarter or year).

Capital gains earned abroad must be converted into Reais at the exchange rate (selling rate) as of the date they are accounted in Brazil. In accordance with Article 395 of Income Tax Regulation, the income tax due abroad with respect to capital gains that are added to taxable income in Brazil can be offset against Income Tax due in Brazil on such capital gains.

In addition, under a reciprocity agreement executed between Brazil and the United States, income tax paid in the United States can be offset against Income Tax due in Brazil, and Income Tax paid in Brazil can be offset against income tax due in the United States.

Distribution of Profits and Dividends. Distributions of profits or dividends to Brazilian resident holders of Class A shares would be subject to Income Tax and, for entity holders, additionally to Social Contribution on Profit.

From an individual standpoint, distributions paid to Class A shares are subject to the Income Tax at variable rates of 15% (on monthly income from R$1.372.82 to R$2,743.25, with a R$205.92 tax deduction allowed) or 27,5% (on monthly income exceeding R$2,743.25, with a R$ 548.82 deduction), based on the amount received.

If the holder is an entity, any distributed profits or dividends in respect of equity held abroad would be added to the holder’s taxable income for Income Tax purposes. Such an addition could result in taxation of such distributions at a rate of 15%, plus an additional rate of 10% on the amount of the taxable income that exceeds R$20,000 (twenty thousand Reais), monthly, unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains. Distributions of profits or dividends must also be added to such holder’s tax basis for the Social Contribution on Profit, and would be subject to taxation at a rate of 9%, unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains.

Foreign exchange operations in Brazil are now subject to the assessment of the Tax on Financial Operations, at a rate of 0.38%, which applies to exchange transactions destined to internalize both capital gains and profits and dividends, and is supposed to be witheld by the financial institution through which the exchange transaction is carried out.

Material French Tax Considerations

The following summary describes certain French tax considerations of the acquisition, holding and disposition of our Class A shares as of the date hereof. This summary does not represent a detailed description of all French tax considerations that may be relevant to a decision to acquire, hold or dispose of our shares. This summary is based on French tax laws (including, as the case may be, the income tax treaty entered into between France and the United States on July 31, 1994, as amended (the “U.S.-France Treaty”)) and regulations in force as of the date of this prospectus, and as interpreted by the French courts and tax authorities without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. Each prospective holder of Class A shares should consult his or her own professional tax advisor with respect to the tax consequences of an investment in Class A shares. The discussion of the principal French tax consequences of the acquisition, holding and disposal of Class A shares set forth below is included for general information only.

For purposes of the following summary, it is assumed that no holder of Class A shares holds (directly or indirectly, taking into account constructive ownership and attribution rules as may be applicable under French tax law) shares representing 5% or more of the total issued and outstanding capital or voting rights of Apollo, and that no Class A shares held by a French resident holder are attributable to a permanent establishment or fixed base situated outside France.

This discussion does not apply to certain categories of investors that may be subject to specific rules, including inter alia banks and financial institutions, insurance companies, collective investment schemes, companies holding Class A shares as a controlling interest (titres de participation) or individuals holding Class A shares as part of their professional assets. Those investors should consult their own professional tax advisors with respect to the French tax consequences of such an investment.

Investors Holding Class A Shares

We expect to be treated as a partnership for U.S. tax purposes. Generally, there is no clear guidance under French tax law addressing the treatment of tax transparent entities formed under foreign law. However, the French tax authorities have issued a statement of practice addressing certain specific aspects of the application of the U.S.-France Treaty to partnerships and similar entities (including certain limited liability companies) organized under the laws of the United States (the Instruction of April 26, 1999 published in the Bulletin officiel des impôts 14 B-3-99 dated May 6, 1999; the “Statement of Practice”). However, the Statement of Practice does not provide comprehensive guidelines regarding the application of the U.S.-France Treaty to such entities, and the French tax authorities are currently considering potential modifications of their current practice regarding foreign partnerships in general. On this basis, it is expected that the current tax treatment of French holders of Class A shares would be as summarized below.

Taxation of Income. The tax treatment of U.S.-source dividends received by a French resident in respect of an investment in a U.S. limited liability company treated as a partnership for U.S. Federal income tax purposes is not entirely clear and is not specifically addressed in the Statement of Practice. It may however be inferred from the Statement of Practice and the usual practice of the French tax authorities that holders of Class A shares who are resident in France for tax purposes should not be taxable on a flow-through basis in relation to their investment (i.e., they should not recognize income upon its realization by Apollo). Such holders should be required to include distributions made by Apollo in their taxable income in respect of the taxable period during which those distributions are made.

The proportionate share of income realized by Apollo that is allocated to a French individual holder of Class A shares as part of his or her private assets would be subject to income tax at a progressive rate, together with social taxes of 11%.

Income distributed by Apollo to a holder that is an entity subject to French corporation tax should be included in that entity’s taxable income, subject to corporation tax at the standard rate of 33.33% plus (subject to certain exemptions) a social contribution of 3.3% assessed on the amount of corporation tax after a deduction capped at €763,000 per twelve month period.

Although this is not expressly confirmed in the guidelines published by the French tax authorities, the U.S.-France Treaty provisions could, in principle, be construed as entitling French holders of Class A shares to (subject to certain requirements and limitations) a tax credit in France in respect of any withholding taxes paid in the United States, in accordance with the “U.S.-France Treaty” in respect of distributions made by Apollo.

Taxation of Capital Gains or Losses. Capital gains resulting from the sale of Class A shares by an individual holding such shares as part of his or her private assets would be taxable from the first euro if the total amount realized in respect of disposals of securities and other assimilated interests during the same calendar year within such individual’s fiscal household is greater than €25,000. In such a case, such capital gains would be subject to income tax at a rate of 18%, together with social taxes of 11% (resulting in an aggregate rate of 29%). Capital losses could be set off against capital gains of the same nature realized in the year of transfer or in the following ten years, provided that the €25,000 threshold has been reached during the year of realization of the capital loss.

A disposal of Class A shares by an entity subject to French corporation tax should give rise to a gain or loss included in that entity’s taxable income, subject to corporate tax at the standard rate of 33.3% plus (subject to certain exemptions) a social contribution of 3.3% assessed on the amount of corporation tax after a deduction capped at €763,000 per twelve month period.

Wealth Tax. Class A shares held by individuals that are resident of France for tax purposes are in principle included in such holders’ taxable assets for wealth tax purposes.

Registration Duty. No French registration duty would be due on the issue or transfer of Class A shares, unless the transfer is effected by means of a written agreement executed in France.

Material German Tax Considerations

The following summary describes the material German tax considerations relating to an investment in Class A shares by persons resident in Germany. This summary is not meant to be a comprehensive and complete representation of all German tax considerations possibly relevant for German resident holders. This discussion is not directed to holders of Class A shares subject to special treatment under German income tax laws, such as banks, insurance companies or other financial institutions. The tax treatment of partners in a partnership as holders of Class A shares generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein.

The following discussion is based upon German tax law applicable as of the date of this prospectus and upon provisions of double taxation treaties entered into between the Federal Republic of Germany and other countries. In both areas, the law may change and such changes may have retroactive effect.

Prospective holders of Class A shares should consult their own tax advisors about the tax consequences of the acquisition, holding and transfer of Class A shares. Only such tax advisors are in a position to take into account adequately the special tax situation of the individual holder.

Qualification of Apollo Global Management, LLC for German Tax Purposes

We intend to operate so that we will qualify to be treated for U.S. Federal income tax purposes as a partnership. However, according to an interpretation letter on the qualification of US-LLCs for German tax purposes issued by the German Federal Ministry of Finance (BMF letter of March 19, 2004, IV B4—S1301 USA—22/04, BStBl. I 2004, page 411), such qualification is not binding for German tax purposes. Based on this interpretation letter, we believe that we qualify as a corporation for German tax purposes.

Taxation of Dividends

For individuals tax resident in Germany (i.e., persons whose domicile or customary residence is in Germany) and holding Class A shares as private assets, half of the dividends are subject to personal income tax (so-called half income system, Halbeinkünfteverfahren). Such dividends are subject to personal income tax at a progressive tax rate plus solidarity surcharge thereon. Only half of the expenses economically related to the dividends (i.e., expenses incurred to generate income) are deductible for tax purposes.

Individuals holding Class A shares as private assets are entitled to an annual tax-exempt allowance for investment income (Sparerfreibetrag) in the amount of €750 or €1,500 (for married couples assessed jointly) per calendar year. In addition, a holder is entitled to a lump sum deduction for investment income related expenses (Werbungskostenpauschale) in the amount of €51 and €102 (for married couples assessed jointly), unless a higher amount of expenses can be demonstrated.

For persons holding Class A shares as business assets, the taxation depends on whether the holder is a corporation or an individual:

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If a corporation tax resident in Germany holds Class A shares as business assets, 95% of the dividends are exempt from corporate income tax and solidarity surcharge. No minimum shareholding limit or minimum holding period applies. The remaining 5% of the dividends are considered to be non-deductible business expenses and are thus subject to corporate income tax (plus solidarity surcharge). Actual business expenses incurred in connection with the dividends can be deducted. The full amount of the dividend income minus any business expenses economically associated with such dividends is subject to trade tax, unless the corporate holder held at least 15% of the company’s registered share capital since the beginning of the relevant assessment period. In the latter case, the dividends are not subject to trade tax; however, trade tax is levied on the amount that is deemed a non-deductible business expense (i.e., 5% of the dividend).

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If a sole proprietor (natural person) holds Class A shares as business assets, half of the dividends are taken into account as taxable income for personal income tax purposes. Likewise, only half of the business expenses that are economically related to the dividends are deductible for personal income tax purposes. In addition, if a German permanent establishment of a commercial enterprise holds Class A shares as business assets, the full amount of the dividends (minus expenses economically associated with such dividends) is subject to trade tax, unless the holder held at least 15% of the company’s registered share capital since the beginning of the relevant assessment period. In principle, the trade tax is creditable by way of a lump-sum imputation procedure against the personal income tax liability of the holder.

If the holder is an individual resident outside Germany and the Class A shares belong to the business assets of a German permanent establishment or fixed base in Germany, or to business assets for which a permanent representative has been appointed in Germany, half of the dividends will be subject to German income tax plus solidarity surcharge thereon. If the Class A shares belong to a German permanent establishment of a commercial enterprise, the dividend income, minus any business expenses economically associated with such dividends, is subject to trade tax on the full amount, unless the holder held at least 15% of the company’s registered share capital since the beginning of the relevant assessment period. The trade tax is generally credited against the holder’s personal income tax liability using a lump-sum method.

Dividends paid to corporations tax resident abroad are 95% exempt from German corporate income tax and solidarity surcharge if the Class A shares are held through a business establishment or permanent establishment in Germany or if they belong to business assets, for which a permanent representative has been appointed in Germany. 5% of the dividends are deemed to be non-deductible business expenses and, therefore, are subject to corporate income tax plus solidarity surcharge. If the Class A shares belong to the business assets of a domestic business establishment, the dividend income, minus any business expenses economically associated with such dividends, is also subject to trade tax on the full amount, unless the corporation held at least 15% of the company’s registered share capital or nominal capital since the beginning of the relevant assessment period. In the latter case, 5% of the dividends are deemed non-deductible business expenses and as such are subject to trade tax.

Taxation of Capital Gains

Half of the capital gains from the sale of Class A shares held as private assets by an individual resident in Germany are generally subject to personal income tax plus solidarity surcharge, whereas only half of the losses resulting from a sale of Class A shares and half of the expenses economically related to a sale may be deducted, if the sale takes place in the context of a private sales transaction, i.e., within one year after the acquisition. In respect of Class A shares deposited at a depository pursuant to § 5 of the German Securities Deposit Act (Depotgesetz), it is assumed that the shares acquired first will be sold first. Capital gains are not taxable if they are, together with other gains derived from private sales transactions, less than € 512 per annum. Losses from private sales transactions can be offset only against profits from private sales transactions in the same calendar year or can, to the extent same-year offsetting is not possible and subject to certain restrictions, be offset against profits from private sales transactions in the previous year or in subsequent years.

Half of the profits from the disposal of Class A shares held as private assets by an individual resident in Germany are subject to personal income tax at the individual tax rate plus solidarity surcharge, even after the expiration of the aforementioned one-year period, if the individual or, in the case of a gratuitous transfer, his or her legal predecessor(s) held, directly or indirectly, at least 1% of the share capital of the company at any time during the five years prior to the disposal. Only half the losses on the disposal of the Class A shares and the expenses that are economically related to the disposal are deductible. Losses on the disposal of the Class A shares may not be offset against other income of the holder.

For persons holding Class A shares as business assets, the taxation of capital gains depends on whether the holder is a corporation or an individual:

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Generally, 95% of capital gains generated by taxpayers subject to corporate income tax are exempt from corporate income tax (including the solidarity surcharge) and trade tax, irrespective of the size of the shareholding and the holding period; 5% of the capital gains are considered non-deductible business expenses and as such are subject to corporate income tax (plus solidarity surcharge) and trade tax. Losses from the sale as well as any other reductions of profits related to the sold Class A shares are not tax-deductible.

•

If a sole proprietor (natural person) holds Class A shares as business assets, 50% of the capital gains are subject to progressive personal income tax plus solidarity surcharge. Only 50% of the losses on the disposal of Class A shares and the expenses economically related to the sale are tax-deductible. Losses on the disposal of Class A shares may not be offset against other income of the holder. If Class A shares form part of the business assets of a commercial enterprise of the holder, half of the capital gains are also subject to trade tax. Trade tax is generally credited against the holder’s personal income tax liability in accordance with a flat-rate tax credit method.

If Class A shares are sold by an individual who resides abroad and holds Class A shares as part of the business property of a permanent establishment or fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed, 50% of the individual’s capital gains are subject to German income tax, plus a 5.5% solidarity surcharge thereon. If Class A shares form part of the business property of a permanent establishment maintained in Germany by a commercial trade or business, 50% of the capital gains are also subject to trade tax.

Subject to certain exceptions for companies in the finance and insurance sector, 95% of capital gains earned by foreign corporations are generally exempt from trade tax and corporate income tax and the solidarity surcharge, while the remaining 5% of capital gains are considered non-deductible business expenses and, as such, are subject to corporate income tax (plus solidarity surcharge) provided such corporation holds the shares as part of the business property of a permanent establishment or a fixed base in Germany or as part of a business property for which a permanent representative in Germany has been appointed. If Class A shares form part of the business property of a permanent establishment maintained in Germany of a commercial trade or business held by such corporation, 5% of the capital gains are also subject to trade tax. Losses from the sale of Class A shares or other reductions of profits related to the sold shares generally do not qualify as tax-deductible business expenses.

Credit of Foreign Taxes

Persons who are residents in Germany may be subject to certain U.S. taxes (e.g., withholding taxes) as a result of an investment in Class A shares. Such taxes may be, subject to certain requirements and limitations, creditable against the German (corporate) income tax liability.

Reform of Taxation of Investment Income

The Business Tax Reform Act 2008 dated 14 August 2007, among other things, introduces as of 1 January 2009 a 25% flat-rate withholding tax for income from investments held as non-business (private) assets and, where the shares are acquired after 31 December 2008, for gains from the sale of shares held as private assets, independent of the holding period of such shares. The half-income method is to be abolished for individuals who hold the shares as non-business (private) assets and hold less than a 1% interest in the company. For other individuals, only 40% of dividends and capital gains will be tax exempt starting in 2009. The legal situation will remain unchanged for corporations in that respect. Further, the annual tax-exempt allowance for investment income (Sparerfreibetrag) will be increased to €801 or €1,602 (for married couples assessed jointly). Additional investment income related expenses will not be deductible.

Other Taxes

No German stock exchange transfer tax, value-added tax, stamp duty or other such taxes are levied on the acquisition, sale or other disposal of Class A shares. Currently, no net wealth tax is payable in Germany.

Material Hong Kong Tax Considerations

The following summary describes the material Hong Kong tax considerations relating to an investment in Class A shares by holders resident in Hong Kong. This summary does not purport to be a comprehensive discussion of all Hong Kong tax considerations that may be relevant to a holder resident in Hong Kong. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Hong Kong laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

Profits Tax on Our Profits, Distributions, or Disposition of Interest

No Profits Tax is imposed under Hong Kong law in respect of income generated from holding or disposing of Class A shares, unless all of the following factors are present: (i) such income is derived from or arises in Hong Kong; (ii) such income is attributable to a trade, profession or business carried on in Hong Kong; and (iii) in the case of dispositions, Class A shares were not a capital asset of that trade, profession or business.

If the above factors are present for a given holder, taxable gains would be subject to Hong Kong Profits Tax, which is currently imposed on companies at a rate of 17.5% and on other persons at a rate of 16%. On 27 February 2008, the Financial Secretary of Hong Kong proposed that the rate for companies be lowered from 17.5% to 16.5%, and the rate for other taxpayers be lowered from 16% to 15%. After enactment of the relevant legislation on the lower rates for the Profits Tax, the Hong Kong Inland Revenue Department will automatically apply the lower rates in calculating the 2008-09 provisional tax. Gains from sales of Class A shares would be considered to be derived from or arising in Hong Kong if the relevant purchase or sales contracts are negotiated and concluded in Hong Kong. Such gains will be subject to Hong Kong Profits Tax for holders dealing or trading in Class A shares as part of their business being carried out in Hong Kong.

Tax Treaties

Except for a treaty on the avoidance of double taxation on shipping profits, Hong Kong is not party to any income tax treaty with the United States. The discussion above in “—Material U.S. Federal Tax Considerations” regarding the possibility of reduced rates of U.S. taxation due to a tax treaty with the United States is not relevant for Hong Kong residents.

Stamp Duty

A sale or purchase of Class A shares would be subject to Hong Kong Stamp Duty if a share register for such shares is maintained in Hong Kong. Because Class A shares will not have a share register maintained in Hong Kong, their transfer should not be subject to Hong Kong Stamp Duty.

Material Luxembourg Tax Considerations

The following summary describes the material Luxembourg tax considerations relating to an investment in Class A shares by holders residing in the Grand Duchy of Luxembourg. This summary does not purport to be a comprehensive discussion of all Luxembourg tax considerations that may be relevant to a holder resident in Luxembourg. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Luxembourg laws and regulations currently in force, as well as the treaty for avoidance of double taxation concluded between the United States of America and the Grand Duchy of Luxembourg on April 3, 1996, and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

Holders resident in Luxembourg must, for income tax purposes, include in their annual taxable income any income (dividends, capital gains, liquidation proceeds in excess of their cost base) received or accrued on their Class A shares. Luxembourg holders will not be subject to any Luxembourg income tax on the repayment of principal.

Status of the LLC

For the purpose of the material Luxembourg tax consequences described herein, it is assumed that Apollo Global Management, LLC will be considered to be a corporation under Luxembourg law. To qualify as a corporation, Apollo must be considered as taxed at a corporate tax rate corresponding to the Luxembourg corporate tax rate. Even if Apollo is not taxable itself in the United States, it could be considered to be a corporation if the taxes paid on the income it receives at the level of APO Asset Co., LLC and APO Corp. are comparable to the Luxembourg income tax in principle and in level. As long as the income from APO Asset Co., LLC does not exceed 2/3 of the total income received (assuming that the 1/3 of the income received from APO Corp. is taxed in the United States at a 35% rate), Apollo should under that approach be considered as corresponding to the Luxembourg income tax.

Alternatively, under a literal and more formalistic approach one would disregard the taxation at the lower level of the income flows received by Apollo and only consider its tax exempt status under U.S. tax laws. In that case, Apollo would fail to qualify as a corporation subject to taxation in the United States in a manner comparable to the Luxembourg corporations. Consequently, none of the provisions of the Luxembourg tax laws aiming at alleviating the economical double taxation would apply, subjecting all of the income derived from Apollo being fully taxable at the marginal tax rate of the Luxembourg investor. The below only analyzes the applicable tax treatment under the more favorable substance over form approach. Investors should carefully consider together with their counsel whether the substance over form approach might be applicable to them before making any investment decision.

Taxation of Individual Luxembourg Holders

Dividends. Dividend distributions received by a Luxembourg resident individual holder of Class A shares would be taxed at a progressive rate corresponding to the yearly income of such individual, with a maximum of 38% with a potential surcharge of 2.5% for employment fund. However, individual shareholders would benefit from an exemption of 50% of the amounts received if Apollo meets the exemption criteria necessary to be considered as taxed at a corporate tax rate corresponding to the Luxembourg corporate tax rate.

Any withholding tax levied by U.S. tax authorities will be creditable up to a maximum of 15% against the Luxembourg corporate tax due on all the U.S. income received. No second tier or lower tier tax credit is available.

Capital Gains. If Class A shares are sold by a Luxembourg individual within six months after the shares’ acquisition, any gain realized upon the sale would be subject to tax at the rate corresponding to the yearly income of such individual.

If Class A shares are sold more than six months after the shares’ acquisition, the gain would be tax exempt if the individual holds, at the time of the sale, a participation not exceeding 10% of the capital of Apollo. If the individual owns a participation in excess of 10% of the capital of Apollo, then the gain would be subject to tax at half of the normal tax rate corresponding to the yearly income of such individual.

Net Wealth Tax. Individuals are no longer subject to net wealth tax since January 2006.

Taxation of Luxembourg Entities

A Luxembourg resident holder subject to (i) the law of July 31,1929 on pure holding companies (“sociétés holding 1929”) or (ii) the laws of March 30, 1988, July 19, 1991 or December 20, 2002 on undertakings for collective investment (fonds d’investissement) would not be subject to any Luxembourg income tax in respect of interest received or accrued on Class A shares, or on gains realized on the sale or disposal of Class A shares.

Other Luxembourg resident entities will be subject to the following treatment:

Dividends. Dividends received by a Luxembourg entity could (i) be fully taxable at the global corporate tax rate (i.e., 29.63% for entities residing in Luxembourg City), (ii) be exempt from tax if the recipient entity holds or undertakes to hold a participation of at least 10% or of an acquisition price of at least €1.2 million for an uninterrupted period of at least 12 months in an entity that is taxed at an income tax corresponding to the Luxembourg corporation tax (a “Qualifying Participation”) or (iii) benefit from a specific exemption under a treaty for the avoidance of double taxation.

Dividends received in respect of Class A shares should be tax exempt if (i) Apollo is considered as taxed at a rate corresponding to the Luxembourg corporate tax, (ii) the participation held is at least 10% and (iii) the shares have been held since the beginning of the accounting year.

Any withholding tax levied by U.S. tax authorities will be creditable against the Luxembourg corporate tax due on all the U.S. income received. No second tier or lower tier tax credit is available.

Capital Gains. Any gain realized by a Luxembourg resident entity on the sale of Class A shares should be taxed at the global corporate tax rate (i.e., 29.63% for entities residing in Luxembourg City). Gains realized on the sale of a Qualifying Participation should be tax exempt, but in this case the minimum acquisition price threshold would be €6 million.

Net Wealth Tax. Luxembourg companies are subject to the annual net wealth tax (the “NWT”), which is assessed at the rate of 0.5% on the fair market value of a company’s net assets as of January 1st of each year.

However, a Luxembourg entity would be exempt from NWT on Class A shares under the conditions of the Qualifying Participation (without regard to the 12 month holding period).

Material Mexican Tax Considerations

The following summary describes the material Mexican tax considerations relating to an investment in Class A shares by holders resident in Mexico. This summary does not purport to be a comprehensive discussion of all Mexican tax considerations that may be relevant to a holder resident in Mexico. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Mexican laws currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Mexican tax consequences described herein, it is assumed that Mexican taxpayers are (i) individuals with their dwelling located within Mexican territory or, if they have another dwelling located abroad, individuals whose “center of vital interests” is located within Mexico and (ii) entities with the principal administration of their business or effective place of management located within Mexican territory.

The material Mexican tax consequences of an investment in Class A shares described herein would not be different by virtue of being held through a nominee or deposited or kept by a third party (i.e., DTC).

Acquisition of Class A Shares

General Tax Regime. Under the Mexican Income Tax Law (“MITL”), an individual taxpayer is liable for tax when acquiring shares for a purchase price that is 10% or more below market value.

Taxable gain is the difference between market value and purchase price.

Entities that purchase shares must consider the effective purchase price as part of the shares’ tax basis when they determine future capital gains on the disposal of the shares.

Equity interests are treated as shares for all income tax purposes.

Transfers of shares or equity are exempted under the Business Flat Rate Tax Law effective as of January 1st 2008. The Business Flat Rate Tax is a complementary tax of the Income Tax and substitutes the previous Asset Tax.

Investment in Preferential Tax Regimes. Income considered to be obtained from a preferential tax regime is deemed to be received when it is accrued even if it is not distributed to the Mexican taxpayer as dividends or profits. For such purposes, income is considered to be obtained in proportion to the average per diem direct or indirect participation owned by the Mexican taxpayer.

Investments in preferential tax regimes must be reported annually. Delay in filing the report for more than three months is a criminal offense. Income from such investments may not be commingled with any other income.

Under the MITL, income from entities or structures that are transparent for tax purposes is considered as originated in a preferential tax regime.

An entity or structure is considered to be transparent for tax purposes if it is not considered as an income tax taxpayer in the jurisdiction in which it was incorporated or where it has its principal administration or effective place of management, and the income generated by it is attributable (for income tax purposes) to its members, partners or beneficiaries.

According to the administrative rules in effect as of January 1st 2008, income from transparent entities or structures shall not be considered as income from preferential tax regimes if the taxpayer’s participation in the transparent entity or structure is insufficient to give such taxpayer effective control (directly or through a nominee) over distributions of income or the administration of such entity or structure. This is also applicable to investments made through transparent entities or structures.

Administrative rules may be amended or eliminated by the authorities at any time.

For such case the administrative rules provide that income is accruable when the transparent structure or entity distributes it to the taxpayer.

If Apollo Global Management, LLC is treated as a partnership for U.S. Federal income tax purposes, an investment in Class A shares would be subject to the provisions for income derived from preferential tax regimes unless acquiror demonstrates that it does not hold effective control on Apollo Global Management, LLC or its administration.

The MITL assumes that a Mexican taxpayer has effective control over an investment in a preferential tax regime, so such taxpayer must provide evidence of its ownership percentage in the entity or structure and such taxpayer’s lack of such control.

Nevertheless, Mexican tax authorities have issued administrative rules providing that when a taxpayer owns less than a 10% interest in the stock or equity of a foreign entity or structure and does not participate in the administration of such entity or structure directly or through related parties, income received from such investments may not be subject to the provisions governing an investment in a preferential tax regime, subject to certain other requirements. These administrative rules may be amended or eliminated by the authorities at any time.

Dividends and Capital Redemptions

General Regime

Taxation of Mexican Entities. Dividends paid by a foreign entity to a taxpayer entity are taxable and are accrued for income tax purposes to determine monthly provisional payments and the annual tax. The taxpayer is entitled to credit the provisional tax payments paid during the tax year against the annual tax.

Income realized by a taxpayer in relation to the capital reduction or liquidation of a foreign entity in which the taxpayer is a partner or shareholder is accrued as capital gain. The taxable gain is the income realized in relation to the capital reduction or liquidation less the acquisition cost of the shares.

Taxation of Mexican Individuals. Dividends paid by a foreign entity to an individual taxpayer are taxable. If the taxpayer receives dividends regularly, such taxpayer must file monthly tax returns and pay the applicable tax at a progressive rate up to a maximum of 28%.

For income realized by an individual taxpayer in relation to a capital reduction or liquidation of an entity, taxable gain is the amount redeemed per share less the updated acquisition cost per share.

A taxpayer is entitled to a credit against annual income tax for monthly provisional payments made by such taxpayer in such tax year.

Income from Preferential Tax Regimes. There is no tax payable at the time of a dividend in relation to an investment in a preferential tax regime, including through transparent entities or structures, since the applicable tax was already paid at the time of accrual.

For any income realized in relation to the liquidation or capital reduction of an entity, trust, joint venture, investment fund or any similar structure incorporated or formed under foreign law, a taxpayer must determine taxable income by applying the capital reductions rules for Mexican entities. Such taxpayer must maintain a capital contributions account that is increased by capital contributions and net premiums for capital subscriptions and decreased by capital reductions reimbursed to such taxpayer. Specific rules govern the extent to which capital reductions are treated as distributions of profit.

Tax Credit on Dividends and Capital Reductions Paid from Abroad. Mexican resident individuals and entities are entitled to credit foreign income tax paid in relation to income realized from a source located abroad against the Mexican income tax, provided that such income is taxable under the MITL.

Additionally, corporate tax paid abroad by a non-resident entity paying dividends or profits directly or indirectly to a Mexican taxpayer entity may be credited in proportion to the Mexican taxpayer’s ownership, subject to certain ownership thresholds and other rules. In such case, the Mexican taxpayer must consider as tax base the dividend or profit received and the income tax paid abroad related to that dividend or profit.

Credits claimed by a Mexican taxpayer are subject to certain limitations and other rules.

Transfer of Shares

Capital Gains for Entities. Gain derived from the transfer of shares is included in the determination of provisional payments and annual income tax. Gain is calculated by subtracting the average price paid for the shares by the transferor (tax basis) from the purchase price paid by the acquiror. The general corporate rate is applicable to such gain.

The average price paid for shares issued by a non-resident entity is the proven price paid less any reimbursement derived from capital reductions.

For a transfer of shares issued by an entity subject to the preferential tax regimes’ regulations, gain may be determined according to the rules applicable to a transfer of shares issued by a Mexican entity. These rules require specific calculations and vary depending on the period in which the Mexican company owned the shares.

Deduction of losses incurred in the transfer of stock is limited by the MITL, and some formal requirements must be met in order to take the corresponding deduction.

Capital Gains for Individuals. Individuals must make a provisional payment of 20% of the consideration received for the shares.

If shares are transferred to another Mexican taxpayer, the acquiror must withhold the tax and pay it to the Mexican tax authorities. If the shares are transferred to a non-Mexican, the Mexican transferor must pay the tax directly.

The tax payment may be reduced by complying with certain requirements and filing an auditor’s report in connection with the calculation of the tax. This releases the acquiror from the withholding obligation.

Individuals transferring shares governed by the provisions of preferential tax regimes may determine the corresponding capital gain applying the tax basis rules for shares issued by Mexican companies.

Exemptions. Income realized by Mexican individuals in relation to the transfer of stock issued by a foreign entity listed in a Mexican stock house authorized under the Mexican Law of Securities Markets is exempt as long as holders or group of interest does not own directly or indirectly 10% or more of the shares of the entity. In case of equity derivatives referred to shares listed in a Mexican Stock house authorized under the Mexican Law of Securities Market, an exemption applies to income realized by individuals provided certain requirements are satisfied.

Tax Credit on Transfer of Shares. The use of credits by a Mexican entity or individual in connection with income tax paid abroad is subject to certain limitations and other rules.

Material Singapore Tax Considerations

The following summary describes the material Singapore tax considerations relating to an investment in Class A shares by persons resident in Singapore. This summary is based on the tax laws of Singapore as currently applied by the Singapore courts and on published practice of the Inland Revenue Authority of Singapore (“IRAS”) as of the date of this prospectus. This summary does not purport to be a complete discussion of all Singapore tax considerations that may be relevant to holders of Class A shares. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor.

Prospective holders who are resident or may otherwise be subject to tax in Singapore should consult their own tax advisors with regard to the Singapore income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as eligibility for any reduced withholding benefits.

Income Tax

In General. Singapore imposes income tax on income accruing in or derived from Singapore (“sourced in Singapore”) and income received in Singapore from outside Singapore (“remitted to Singapore”).

Foreign-sourced income not remitted to Singapore is generally not subject to Singapore income tax.

Foreign-sourced income received by an individual resident in Singapore is tax exempt (unless such income is received through a partnership registered in Singapore). Foreign-sourced dividend income, branch profits and service income received by a person (other than an individual) resident in Singapore may be tax exempt subject to satisfaction of certain conditions.

An individual is considered resident in Singapore in any year if he resides in Singapore (except for such temporary absences therefrom as may be reasonable and not inconsistent with a claim by such person to be resident in Singapore) or if he is physically present or is employed (other than as a director of a company) in Singapore for 183 days or more in the particular year. A company or body of persons is considered resident in Singapore in any year if the control and management of its business is exercised in Singapore.

The current corporate tax rate in Singapore is 18%. Singapore resident individuals are subject to tax based on progressive rates, currently ranging from 0% to 20%.

Taxation of Holders of Class A Shares

There is no regime in Singapore that provides for a limited liability company to be taxed as a partnership.

Where a limited liability company established in the United States (“LLC”) (which is not resident in Singapore and neither carries on any business operations or activities nor has any office or any form of permanent establishment in Singapore) qualifies to be taxed as a partnership for U.S. Federal income tax purposes, the IRAS presently does not have any published or official position as to whether distributions made by such LLC would be treated for Singapore income tax purposes either as dividend income arising from the holding of shares in such LLC or as partnership distributions. Accordingly, both characterizations are set forth below.

Tax Treatment of Foreign-sourced Dividend Income Received by any Singapore-resident Person

If distributions by us are deemed to be foreign-sourced dividend income, then such income would generally not be subject to Singapore income tax if not remitted to or received in Singapore.

Foreign-sourced dividend income remitted to or received by an individual resident in Singapore is tax exempt (unless such income is remitted or received through a partnership registered in Singapore).

Foreign-sourced dividend income remitted to or received by a person (other than an individual) resident in Singapore is prima facie entitled to tax exemption if such dividend is subject to tax in the jurisdiction from which the dividend is paid and the highest corporate tax rate of such jurisdiction at the time of remittance is at least 15%.

Tax Treatment of Distributions from Foreign Partnership Sourced Outside Singapore

If distributions by us are deemed to be distributions paid by a foreign partnership the following would apply:

As a general rule, a partnership is not a taxable legal entity and partnership income is allocated to each partner in accordance with the partner’s respective interest in the partnership and taxed solely at the hands of the respective partner level.

Whether any portion of a partner’s allocated partnership income is subject to tax in Singapore depends on (i) the source of such income (i.e., whether the income is sourced in Singapore or foreign-sourced), (ii) the character of such income (i.e., whether the income consists of dividends, interest, trading income, etc.) and (iii) the form of legal entity of the partner (i.e., whether it is a corporation, an individual or any other form of legal entity).

Partnership distributions consisting of foreign-sourced income are not subject to Singapore income tax if not remitted to or received in Singapore.

In the case of an individual partner resident in Singapore, all partnership distributions consisting of foreign-sourced income are tax exempt even if remitted to or received in Singapore by such individual (provided that such foreign-sourced income is not remitted or received through a partnership registered in Singapore).

In the case of a partner (other than an individual) resident in Singapore, partnership distributions consisting of, inter alia, foreign-sourced interest income and trading income/sale proceeds are potentially subject to Singapore income tax if remitted to or received in Singapore, whereas partnership distributions consisting of foreign-sourced dividend income are prima facie entitled to tax exemption if such dividend is subject to tax in the jurisdiction from which the dividend is paid and the highest corporate tax rate of such jurisdiction at the time of remittance is at least 15%.

The tax treatment of foreign partnership distributions is currently under review by the IRAS and the tax treatment set forth above may change.

Tax Credit

Singapore does not have a comprehensive double tax treaty with the United States. However, Singapore domestic income tax legislation provides for unilateral tax credits to be given to Singapore residents in respect of remittances of certain offshore income derived from prescribed countries with which Singapore does not have a tax treaty (“prescribed non-treaty countries”). The United States is a prescribed non-treaty country.

Where Singapore tax is payable on the remittance of all types of income, including dividends, the resident taxpayer may be entitled to claim unilateral tax credits subject to the fulfillment of certain conditions. The amount of tax credit given is restricted to the tax charged on the same income in Singapore or the actual foreign tax paid, whichever is less.

If a resident taxpayer holds at least 25% of the total number of issued shares of the foreign dividend paying company, the tax credit shall take into account any foreign tax paid by such company in such foreign jurisdiction in which the company is resident in respect of its income out of which the dividend is paid.

Unilateral tax credit is not available to any non-resident person.

Taxation on Disposal of Class A Shares

Singapore does not impose capital gains tax. Hence, gains arising from disposal of assets that are held as capital assets for long term investment purposes will not be subject to Singapore income tax.

However, gains derived from the disposal of the Class A shares may be regarded as income and subject to Singapore income tax if they arise from or are otherwise connected with the activities of a trade or business carried on in Singapore. Such gains may also be considered income and subject to Singapore income tax even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity if the holders of such Class A shares have the intention or purpose to make a profit at the time of acquisition and the Class A shares are not intended to be held as long term capital investments.

Stamp Duty

Singapore stamp duty is not payable on the subscription of the Class A shares by any holder resident in Singapore.

If a register of the Class A shares is kept in Singapore and an instrument of transfer is executed in respect of such shares, stamp duty may be payable on such instrument at the rate of 0.2%, based on the higher of the consideration or market value of the shares.

Goods and Services Tax (“GST”)

The subscription of shares by and the sale of shares to Singapore investors are not subject to GST in Singapore.

Material Spanish Tax Considerations

The following summary describes the material Spanish tax considerations relating to an investment in Class A shares by holders resident in Spain. This summary does not purport to be a comprehensive discussion of all Spanish tax considerations that may be relevant to a holder resident in Spain. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Spanish laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective Spanish holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Spanish tax consequences described herein, it is assumed that a prospective holder of Class A shares will hold, either directly or indirectly, less than 5% of the share capital in Apollo, and that such holder is not subject to any special tax regime in relation to Class A shares, such as the Spanish Holding Companies (Entidades de Tenencia de Valores Extranjeros) regime. Also, in the case of Spanish corporate holders (“Corporate Holders”), it is assumed that the financial year of Corporate Holders has started after 31 December 2007.

Income Tax

The Spanish income tax treatment applicable to Spanish resident holders of Class A shares depends upon Apollo’s characterization for Spanish tax purposes. In this respect, Apollo could be characterized legally as either (i) a corporation or (ii) a foreign entity with a similar or analogous nature to that of a Spanish pass-through entity (Entidad en Regimen de Atribución de Rentas).

In the following paragraphs, both of the above mentioned possible characterizations of Apollo will be considered because Apollo’s tax characterization for Spanish tax purposes is unclear. This lack of clarity is caused by the absence of (i) specific provisions of law regarding the legal characteristics that a foreign entity must have to be characterized as a pass-through entity for Spanish tax purposes; (ii) interpretations by the tax administration as to whether the nature of a U.S. limited liability company is similar to that of a pass-through for Spanish tax purposes; and (iii) clear guidance as to whether the tax treatment in a foreign entity’s state of incorporation would prevail over its legal classification under Spanish law the entity for Spanish tax purposes.

Characterization of Apollo as a Corporation—Dividend Taxation. If Class A shares are characterized as shares in a corporation for Spanish tax purposes, profits distributed on Class A shares received by Spanish tax residents would be subject to the following regime:

•	Dividends paid by us to Corporate Holders and duly recognized for accounting purposes in the P&L account will form part of the aggregate taxable income of such holders, subject to corporate income tax

(“CIT”) currently at a 30% rate (for tax periods starting as of 1 January 2008 and at a 32.5% rate for tax periods which have started before that date).

•

If dividends paid by us to Corporate Holders are subject to U.S. withholding tax, such Corporate Holders would be allowed to deduct from their annual CIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to CIT or to Spanish Non–Resident Income Tax (“NRIT”) (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Double Tax Treaty (the “U.S.-Spain Treaty”) or (ii) the amount of tax which would have been payable had such income been realized in Spain.

•	If the dividends are paid by a Spanish paying agent, such agent must withhold from such dividend payments an 18% withholding tax as prepayment of the Spanish Corporate Holder’s final CIT liability.

•

Dividends paid by a non-resident company, such as Apollo, to Spanish tax resident individuals holding Class A shares (“Individual Holders”) would be subject to Individual Income Tax (“IIT”) at a flat rate of 18%. The first € 1,500 of any dividends received annually may be exempt under certain circumstances.

•

If dividends paid by us to Individual Holders are subject to U.S. withholding tax, such Individual Holder would be allowed to deduct from his or her annual IIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to IIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty; or (ii) the result of applying the Spanish effective average tax rate to the portion of the net tax base taxed abroad.

•	If the dividends are paid by a Spanish paying agent, such agent must withhold from such dividend payments an 18% withholding tax as prepayment of the Spanish Individual Holder’s final IIT liability.

Characterization of Apollo as a Corporation—Capital Gain Taxation. If Class A shares are characterized as shares in a corporation for Spanish tax purposes, capital gains derived from Class A shares would be subject to the following regime:

•

Capital gains realized by a Corporate Holder upon holding or disposing of Class A shares will be regarded as taxable income on an accrual basis based on the income recognized in its P&L account adjusted in accordance with the rules contained in the CIT Law and, therefore, subject to CIT and taxed at the ordinary CIT rate (30% for tax periods starting as of 1 January 2008 and 32.5% for tax periods which have started before that date).

•

If the capital gains are subject to U.S. withholding tax, the Corporate Holder would be allowed to deduct from its annual CIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to CIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty or (ii) the amount of tax which would have been payable had such income had been realized in Spain.

•

Capital losses incurred by the Corporate Holder in relation to Class A shares based on the loss recognized in its P&L account adjusted in accordance with the rules contained in the CIT Law would be deductible for CIT purposes.

•	Disposal of Class A shares by an Individual Holder may give rise to a taxable capital gain or a tax deductible capital loss to be included in such Individual Holder’s IIT taxable income.

•	Such gain or loss shall be calculated by reference to the difference between the transfer value of Class A shares, as established under IIT Law, and their acquisition value.

•	Capital gains obtained by an Individual Holder upon disposal of Class A shares will be taxed at a flat rate of 18%.

•

Capital losses may be offset against capital gains arising in the same taxable year. Outstanding capital losses can be carried forward and offset against capital gains arising in the same part of the taxable income base during the following four years.

•

If the capital gains are subject to U.S. withholding tax, the Individual Holder would be allowed to deduct from its IIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to IIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty or (ii) the result of applying the Spanish effective average tax rate to the portion of the net tax base taxed abroad.

Characterization of Apollo as a Foreign Pass-Through Entity (Entidad en Regimen de Atribución de Rentas). If Apollo is characterized as a foreign pass-trough entity for Spanish tax purposes, Spanish holders of Class A shares would be treated as follows:

•

Any items of income or capital gains realized by Apollo would be allocated to Spanish holders of Class A shares in proportion to such holders’ interests in Apollo, even if such holders have not received any distributions. Therefore, the amount of tax allocated to Spanish holders of Class A shares may exceed the cash distributions. Distributions of cash by Apollo would not be taxable to Spanish holders of Class A shares. Also, in the case of Corporate Holders, amounts which may be recognized in the P&L account as a result of a change in value of the Class A shares should not be included in the CIT taxable income.

•

The characterization of the items of income and capital gains realized by Apollo would be maintained upon allocation to Spanish holders of Class A shares. Determination of the taxable income to be allocated to Spanish holders of Class A shares would generally be made according to the IIT rules, regardless of whether such holders are individuals or corporations.

•

The tax rate applicable to income and capital gain allocated to Corporate Holders would be 32.5% (30% for tax periods starting as of January 1, 2008 and 32.5% of tax periods which have started before that date), while the tax rate applicable to income allocated to Individual Holders would depend on the nature of the income allocated. If the income allocated to Individual Holders qualifies as dividend, interest or capital gain income, the applicable tax rate would be 18%.

•

If the income or capital gain allocated to Spanish holders of Class A shares is subject to withholding tax outside of Spain, such holders would be allowed to deduct this withholding tax from their Spanish income tax liability, subject to the terms and restrictions set forth in the above paragraphs regarding Corporate Holders and Individual Holders.

•

Disposal of Class A shares by Spanish holders may give rise to taxable capital gain or tax-deductible capital loss to be included in such holders’ taxable income, in accordance with the rules established under CIT Law (in the case of Corporate Holders) or under IIT Law (in the case of Individual Holders).

•

In the case of Corporate Holders, we believe that the capital gains should be calculated by reference to the difference between the transfer value and the acquisition value of Class A shares, and that for these purposes the acquisition value of transferred Class A shares should be increased by the amount of the previous undistributed income allocations during the transferring holder’s holding period that are allocable to such transferred Class A shares, although this is an unclear issue which is not expressly stated in the law. Capital gains realized by Corporate Holders would be taxed at a flat rate of 30% (for tax periods starting as of 1 January 2008 and 32.5% for tax periods which have started before that date). Capital losses would be deductible in accordance with the rules established under CIT Law.

•

In the case of Individual Holders, such gain or loss would be calculated by reference to the difference between the transfer value and the acquisition value of Class A shares. For these purposes, we also believe that the acquisition value of transferred Class A shares should be increased by the amount of the previous undistributed income allocations during the transferring holder’s holding period that are allocable to such transferred Class A shares, although this is not expressly stated in the law. Capital gains realized by Individual Holders would be taxed at a flat rate of 18%. Capital losses would be deductible in accordance with the rules established under IIT Law.

•

Capital gains realized by Corporate Holders would be taxed at a flat rate of 32.5% (30% for tax periods starting as of January 1, 2008). Capital gains realized by Individual Holders would be taxed at a flat rate of 18%. Capital losses would be deductible in accordance with the rules established under CIT Law or under IIT Law, as applicable.

•

If the capital gain realized upon the disposal of Class A shares is subject to withholding tax outside of Spain, Spanish holders would be allowed to deduct this withholding tax from their Spanish income tax liability, subject to the terms and restrictions set forth in the above paragraphs regarding Corporate Holders and Individual Holders.

Prospective holders of Class A shares should be aware of the risk that, for Spanish tax purposes, the Spanish tax authorities could disregard Apollo and any of the companies, partnerships or entities in which Apollo owns an interest, and could try to allocate to Spanish holders of Class A shares any income or capital gain obtained by such a lower-tier entity before such entity makes distributions to Apollo if (i) the lower-tier entity is characterized as a foreign pass-through entity for Spanish tax purposes and (ii) the interest in the lower-tier entity is held by Apollo directly or through another lower-tier entity which is also deemed a foreign pass-through entity for Spanish tax purposes.

Spanish Net Wealth Tax

Spanish resident Individual Holders are subject to Spanish Net Wealth Tax at a rate ranging from 0.2% to 2.5% on their worldwide net wealth. The Wealth Tax is assessed following the rules established in corresponding regulations (qualifying debts or liabilities would be deductible for these purposes) as of December 31 of each year. Such assessment would include the value of Class A shares.

Notwithstanding the above, and unless otherwise regulated by the relevant region (Comunidad Autónoma) of residence, Individual Holders would be exempt from any Spanish Net Wealth Tax on the first €108,182.18 of their net wealth.

Transfer Tax, Stamp Duty and Capital Duty

Transfers of Class A shares will be exempt from any Spanish Transfer Tax or Value Added Tax. Additionally, no Stamp Duty will be levied on such transfers.

Material Swiss Tax Considerations

The following summary describes the material Swiss tax considerations relating to an investment in Class A shares by holders resident in Switzerland. This summary does not purport to be a comprehensive discussion of all Swiss tax considerations that may be relevant to a holder resident in Switzerland. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Swiss laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of the Class A shares.

In General

Under Swiss tax regulations, an investment in a U.S. limited liability company, such as Apollo, is typically treated as an investment in a “company” (rather than in a partnership). This is the case without regard to whether a U.S. election is made to treat the limited liability company as a partnership for U.S. tax purposes.

In light of the above, Swiss resident holders of Class A shares will be treated in the following manner for Swiss tax purposes:

Income Tax

In General. Our earnings would not be included in the taxable income or taxable profits of a Swiss resident before those earnings are effectively distributed to such Swiss resident.

Distributions by us would be considered dividend income and thus included in the taxable income or profits of the recipient of such distribution. If Class A shares are held by a Swiss resident legal entity and represent a participation of more than 20% of the share capital or a market value of more than $2 million, a “participation reduction” may be available to substantially reduce the profit tax due on such income.

Capital gains realized by a Swiss resident upon disposal of Class A shares would be treated differently depending on the qualification of the Swiss resident holder of Class A shares as a private or business investor.

Private Investors. Swiss resident investors who do not qualify as so-called professional securities dealers (“commerçants professionnels de titres”) and who hold Class A shares as part of their private (as opposed to business) assets are hereby defined as Private Investors.

Capital gains realized upon disposal of Class A shares by a Private Investor is generally treated as tax exempt capital gain. Such exemption would, however, not be available if the Class A shares are redeemed by the company or its affiliates in order to cancel them or if they are not sold within six years following the redemption. Similarly, the tax exempt capital gain may, under certain circumstances, be re-characterized as a taxable income (either as an indirect partial liquidation or sale of a liquid company).

Business Investors. Swiss resident individuals holding Class A shares as part of their business assets as well as Swiss resident legal entities would be liable to income or profit taxes on the gain realized upon disposal of the Class A shares. The difference between book value and market value would be included in the taxable income or profits and taxed as such.

If the Class A shares are held by a Swiss resident legal entity, and the ownership of such shares represents a participation of more than 20% of the share capital and is held for more than one year, the participation reduction may be available to substantially reduce the profit tax due on such gain.

U.S. Withholding Tax—Relief under the U.S.—Switzerland Treaty and Foreign Tax Credit

In General. As discussed above (see “—Taxation of Non-U.S. Persons”), non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States.

Relief from Double Taxation. According to Article 10 of the Convention between the United States of America and the Swiss Confederation for the avoidance of double taxation with respect to taxes on income (“U.S.—Switzerland”), a partial relief from double taxation may however be granted to Swiss resident investors. For example, according to Article 10 of the Treaty, Swiss resident individuals may benefit from a reduction to 15% of the U.S. withholding tax. This is subject, among other things, to compliance with the limitation of benefits provision (Article 22).

The partial relief from double taxation may be granted by way of reimbursement by the relevant U.S. tax authorities or directly by the bank where the Swiss resident holder of the Class A shares has opened the bank account with respect to which the dividend is credited. This is subject to the requirement that such bank qualifies as a qualified intermediary within the meaning of the relevant U.S. legislation (“QI”). Provided that the relevant forms are filed with the QI, the latter would credit 85% of the gross dividend to the Swiss resident holder of the Class A shares and would retain the other 15% in favor of the United States.

However, should the QI be a Swiss resident, it will have to additionally withhold on behalf of the Swiss Federal tax administration for an amount equal to the relief from the U.S. withholding tax it is granting to the investor (i.e., backup withholding). Hence, in such case, the QI will credit 70% of the gross dividend to the Swiss resident holder of the Class A shares and will retain 15% in favor of the U.S. and 15% in favor of Switzerland. The Swiss resident holder of the Class A shares will be entitled to a reimbursement or a credit against the backup withholding tax. This presupposes, however, that the Swiss resident holder of the Class A shares correctly declares such income on its Swiss tax return.

Foreign Tax Credit. To the extent that partial relief from double taxation is granted to the Swiss investor (see above), a foreign tax credit is, generally, granted to the Swiss investor for the irrecoverable portion of the U.S. withholding tax. Certain limitations may however apply.

Cantonal Wealth Tax

Class A shares held by Swiss resident individuals are included in the taxable net wealth and are subject to Cantonal/Communal wealth taxes.

Swiss Transfer Stamp Duty

The issuance of Class A shares will be subject to a Swiss Transfer stamp duty (at the current rate of 0.3%) if a Swiss securities dealer is involved in the transaction either as a party to the transaction or as an intermediary. The notion of Swiss securities dealer is very broad and encompasses Swiss and Liechtenstein banks, securities brokers, and even companies holding in their books taxable securities for an amount exceeding CHF 10 million.

The purchase or sale of Class A shares is subject to a Swiss transfer stamp duty at the current rate of 0.30% if a Swiss securities dealer is involved in the transaction either as a party to the transaction or as an intermediary. Certain exceptions apply.

If the securities dealer is a party to the transaction it will have to settle half of the stamp duty for itself and the other half for the counterparty to the extent that the latter does not qualify as a securities dealer or as an exempt investor (e.g., Swiss or foreign investment schemes). If the bank acts as an intermediary, it will be liable for half of the stamp duty for each party to the transaction that does qualify as a securities dealer or an exempt investor.

Material United Kingdom Tax Considerations

The following summary describes the material United Kingdom (“UK”) tax considerations relating to an investment in Class A shares by holders resident in the UK (“UK holders”). This summary does not purport to be a comprehensive discussion of all UK tax considerations that may be relevant to a holder resident in the UK In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on UK laws and the published practices of HM Revenue and Customs currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. It also takes into account the proposed changes to UK tax law as announced in the 2008 UK Budget delivered on March 12, 2008 and assumes that such changes will be enacted as proposed in due course. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

The following summary applies only to holders who are the beneficial owners of Class A shares and hold such shares for investment purposes, and does not apply to dealers in shares, insurance companies, trustees, collective investment schemes or tax-exempt entities.

General

For UK tax purposes we are treated as a company and not as a partnership or other tax transparent entity. Accordingly, UK holders of Class A shares would not generally be subject to UK tax in respect of income or gains that we accrue, or entitled to relief in respect of losses or expenses that we realize, incur or suffer. UK holders would be subject to UK tax on distributions by us, which would be treated as dividends for UK tax purposes.

Taxes that we or holders of Class A shares incur in respect of income or gains that we accrue would be regarded for UK double taxation relief purposes as “underlying tax”. Therefore, except in relation to a person holding 10% or more of our voting power, no credit would be available against UK taxation on distributions by us, under UK national tax law or under any double tax arrangements, for any taxes that we or holders of Class A shares pay in respect of the income, profits or gains out of which we pay such distributions. Any withholding tax levied in respect of such distributions, however, would generally be creditable.

Taxation of Distributions

A UK holder, or a holder of Class A shares who is carrying on a trade, profession or vocation in the UK through a branch or agency in connection with which Class A shares are held, would generally, depending upon the holder’s particular circumstances, be subject to UK income tax or corporation tax (as the case may be), on the gross amount of any distributions that we pay on Class A shares, before deduction of any U.S. withholding tax.

An individual UK holder who is liable to UK income tax at no more than the basic rate would be liable to income tax on the distributions at the dividend ordinary rate (10% in 2007-2008). An individual UK holder who is liable to UK income tax at the higher rate would be subject to income tax on the dividend income at the dividend upper rate (32.5% in 2007-2008). From April 6, 2008, individual UK holders whose Class A shares represent less than 10% of our shares should become entitled to a UK tax credit of  1/ 9 of the dividend income, reducing the effective rate of tax on gross dividend distributions to 25% for higher rate taxpayers and eliminating the tax liabilities for basic rate taxpayers.

An individual holder who is resident in the UK but is not ordinarily resident, or is not domiciled, in the UK and who has made a claim for the “remittance basis of taxation” in the UK for the relevant tax year would generally be subject to UK income tax on distributions received in that tax year to the extent that sums are received in the UK in respect of those distributions. This concept is interpreted broadly and is extended further under certain anti-avoidance legislation.

Corporate holders of Class A shares within the charge to UK corporation tax should be aware of the HMRC discussion document entitled “Taxation of the foreign profits of companies” published on June 21, 2007. This document proposes, inter alia, possible changes for such corporate shareholders to the UK law on the taxation of dividends and in relation to “Controlled Foreign Companies.” The document is open for consultation until September 2007 and legislation is currently not expected until Finance Bill 2009.

Taxation of Chargeable Gains

A disposal of Class A shares by a holder who is either resident or, in the case of an individual, ordinarily resident for UK tax purposes in the UK, may, depending on the holder’s circumstances, give rise to a chargeable gain or an allowable loss (including by reference to changes in the U.S. dollar/UK sterling exchange rate) for the purposes of UK taxation of chargeable gains (subject to any available exemptions or relief). A holder who is an individual and who has ceased to be resident or ordinarily resident for UK tax purposes in the UK for a period of less than five years, and who disposes of Class A shares during that period, may, depending on certain further conditions relating to tax years prior to the tax year of his departure, be liable on his return to UK taxation of chargeable gains (subject to any available exemptions or relief).

For a holder within the charge to corporation tax, indexation allowance on the cost apportioned to Class A shares should be available to reduce the amount of any chargeable gain realized on a subsequent disposal.

For a holder not within the charge to corporation tax (such as an individual, trustee or personal representative), taper relief, which reduces a chargeable gain depending on the length of time for which an asset is held, may be available to reduce the amount of chargeable gain realized on a subsequent disposal. An individual holder may also be entitled to set all or part of his gains against his annual capital gains exemption.

UK Stamp Duty and Stamp Duty Reserve Tax (SDRT)

As long as no register of our members or of the holders of any class of our shares is kept in the UK by us or on our behalf, the following position in respect of UK transfer taxes would apply. No UK stamp duty or stamp duty reserve tax (“SDRT”) would be payable in respect of the issue of Class A shares or any certificate representing Class A shares. Transfers of Class A shares or of interest in Class A shares under the system operated by DTC would not be subject to UK SDRT. Stamp duty would also not be payable on a transfer of Class A shares or of interests in Class A shares under the system operated by DTC provided that the instrument of transfer is not executed in the UK nor relates to any property situate, or any matter or thing done or to be done, in the UK. No UK stamp duty or SDRT would be payable in respect of the issue of Class A shares to Euroclear or Clearstream or on the transfer of Class A shares within Euroclear or Clearstream.

Other UK Tax Considerations

Individual holders ordinarily resident in the UK should be aware of the provisions of Chapter 2 of Part 13 of the Income Tax Act 2007 (“ITA”). These anti-avoidance provisions deal with the transfer of assets to overseas persons in circumstances which may render such individuals liable to taxation in respect of our undistributed profits. More generally, individual holders should also be aware of the provisions of Chapter 1 of Part 13 of the ITA and the corresponding provisions applicable to holders within the charge to UK corporation tax in sections 703-709 of the Income and Corporation Taxes Act 1988 that give powers to HM Revenue & Customs to cancel tax advantages derived from certain transactions in securities.

Companies resident in the UK should be aware of the fact that the “controlled foreign companies provisions” contained in sections 747-756 of the Income and Corporation Taxes Act 1988 could be material to any company so resident that holds alone, or together with certain other associated persons, 25%, or more of the Class A shares, if at the same time we are controlled by companies or any other persons who are resident in the UK for taxation purposes. Persons who may be treated as “associated” with each other for these purposes include two or more companies one of which controls the other(s) or all of which are under common control. The effect of such provisions could be to render such companies liable to UK corporation tax in respect of our undistributed income profits.

UK resident or ordinarily resident (and if an individual, resident or ordinarily resident and not taxed in the UK on a remittance basis) holders should be aware of the provisions of section 13 of the Taxation of Chargeable

Gains Act 1992 under which, in certain circumstances where we would, if UK resident, be a close company, a portion of capital gains realized by us can be attributed to an investor who, alone or together with associated persons, has more than a 10% interest in us.

Material Venezuelan Tax Considerations

The following summary describes the material Venezuelan tax considerations relating to an investment in Class A shares by holders resident in Venezuela. This summary does not purport to be a comprehensive discussion of all Venezuelan tax considerations that may be relevant to a holder resident in Venezuela. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Venezuelan laws currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Venezuelan tax consequences described herein, we assume that, according to the Venezuelan Income Tax Law, tax residents in Venezuela are: (i) Venezuelan citizens; (ii) individuals who are present in Venezuela for more than 183 days in a tax period or during a former tax period; (iii) companies incorporated or domiciled in Venezuela; (iv) companies that have a permanent establishment (e.g., fixed place of business, office, branch, workshop, factory or natural resource extraction site) in Venezuela.

We also assume that, according to the Venezuelan Income Tax Law, any income derived from Class A shares shall be regarded as income from a foreign (Non-Venezuelan) source for Venezuelan tax purposes.

The treaty to avoid double taxation executed between the United States and Venezuela (the “U.S.—Venezuela Treaty”) would be applicable to any income (dividends/interest), received by Venezuelan tax residents in respect of an investment in Class A shares.

The U.S.—Venezuela Treaty establishes that dividends paid from the United States to a Venezuelan tax resident are subject to income tax in Venezuela. Hence, the Venezuelan income tax rules for dividends would apply to dividends paid by us on Class A shares. According to the Venezuelan Income Tax Law dividends received from abroad are subject to income tax at a 34% proportional rate on the gross amount of such dividend.

The U.S.—Venezuela Treaty also establishes that such dividends may be subject to tax in the United States, but that such U.S. tax must not exceed 15% of the gross amount of the dividends. According to the Venezuelan Income Tax Law, the aforementioned tax paid in the United States on dividend income may be credited to the tax payable in Venezuela on the same dividend income.

Under the U.S.—Venezuela Treaty, interests from Class A shares are subject to tax in Venezuela. The taxable base of such tax will be the net profit of the interests. The applicable tax rate imposed on such profit would vary depending on whether the investor is an individual or a corporate entity as follows:

•	For individuals, the following progressive rates would apply depending on the amount of the profit:

Taxable Income (in Tax Units) (1)	Tax Rate
Up to 1,000	6.00%
Over 1,000 up to 1,500	9.00
Over 1,500 up to 2,000	12.00
Over 2,000 up to 2,500	16.00
Over 2,500 up to 3,000	20.00
Over 3,000 up to 4,000	24.00
Over 4,000 up to 6,000	29.00
Over 6,000	34.00

(1)	1 Tax Unit 2008 = Bs. F 46 (approx. US $21.40).

•	For corporate entities, the following progressive rates would apply depending on the amount of the profit:

Taxable Income (in Tax Units)	Tax Rate
Up to 2,000	15.00%
Over 2,000 up to 3,000	22.00
Over 3,000	34.00

Interests derived from Class A shares may also be subject to tax in the United States according to the U.S.—Venezuela Treaty. However, such tax must not exceed a 10% rate over the gross amount of the interest earned. Under Venezuelan Income Tax Law, such tax paid in the US for interests may be credited against the tax payable in Venezuela with respect to the same interests, subject to the tax credit rules established under the Venezuelan Income Tax Law.

Under the U.S.—Venezuela Treaty, capital gain realized on the transfer of Class A shares would only be taxable in Venezuela. Such gain would be treated as ordinary income and, therefore, the same taxable base and the same rates as for interests will apply to individuals and corporate entities.

Any loss realized in connection with an investment in Class A shares could only be allocated to income derived from a foreign (Non-Venezuelan) source.

PLAN OF DISTRIBUTION

We are registering the Class A shares covered by this prospectus to permit the selling shareholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the registration rights agreement covering the Class A shares held by the selling shareholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the Class A shares covered by this prospectus. We will not receive any of the proceeds of the sale of the Class A shares offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the Class A shares will be the purchase price of the Class A shares less any discounts and commissions. Each selling shareholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of Class A shares to be made directly or through agents. If any successor to the selling shareholders named in this prospectus wishes to sell under this prospectus, the company will file a prospectus supplement identifying such successors as selling shareholders.

The Class A shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Class A shares. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Class A shares may be deemed to be “underwriters” within the meaning of the Securities Act. The selling shareholders identified as registered broker-dealers in the selling shareholders table above (see “Selling Shareholders”) are deemed to be underwriters. As a result, any profits on the sale of the Class A shares by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Class A shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Class A shares may be listed or quoted at the time of sale

•	in the over-the-counter market;

•	in transactions on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the Class A shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the Class A shares in the course of hedging their positions;

•	sell the Class A shares short and deliver the Class A shares to close out short positions;

•	loan or pledge the Class A shares to broker-dealers or other financial institutions that in turn may sell the Class A shares;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Class A shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the Class A shares by the selling shareholders.

We intend to apply to list the Class A shares on the NYSE under the symbol “            .” The listing is subject to approval of our application. We can give no assurances as to the development of liquidity or trading market for the Class A shares.

There can be no assurance that any selling shareholder will sell any or all of the Class A shares under this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the Class A shares by other means not described in this prospectus. In addition, any Class A shares covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Class A shares covered by this prospectus may also be sold t non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Class A shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Class A shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the Class A shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Class A shares to engage in market-making activities with respect to the particular Class A shares being distributed. This may affect the marketability of the Class A shares and the ability of any person or entity to engage in market-making activities with respect to the Class A shares.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Class A shares to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of Class A shares.

The Class A shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Class A shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and complied with.

LEGAL MATTERS

The validity of the Class A shares being offered hereby will be passed upon for us by O’Melveny & Myers LLP, New York, New York. O’Melveny & Myers LLP has provided a tax opinion in connection with the Class  A shares being offered hereby.

EXPERTS

The consolidated and combined financial statements of Apollo Global Management, LLC as of December 31, 2007, and for each of the three years in the period ended December 31, 2007, 2006 and 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the Class A shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the website maintained by the SEC. The address of this website is http://www.sec.gov.

Upon effectiveness of the registration statement, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the SEC’s website. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

APOLLO GLOBAL MANAGEMENT, LLC

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF

FINANCIAL CONDITION (UNAUDITED)

MARCH 31, 2008 AND DECEMBER 31, 2007

(dollars in thousands, except share data)

	March 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$898,106	$763,053
Restricted cash	3,368	3,362
Investments	2,037,065	2,164,240
Carried interest receivables	794,237	1,316,125
Due from affiliates	96,636	65,103
Fixed assets, net	20,831	20,178
Deferred tax assets	613,519	614,475
Other assets	34,183	33,403
Goodwill	47,897	40,056
Intangible assets, net	91,218	95,647

Total Assets	$4,637,060	$5,115,642

Liabilities, Non-Controlling Interest and Shareholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$38,758	$42,050
Accrued compensation and benefits	48,453	63,262
Deferred revenue	278,812	153,900
Due to affiliates	662,742	771,213
Profit sharing payable	356,238	596,876
Debt	1,056,406	1,057,761
Other liabilities	41,455	22,251

Total Liabilities	2,482,864	2,707,313

Commitments and Contingencies (see Note 13)
Non-Controlling Interest	2,073,693	2,312,286

Shareholders’ Equity:
Class A shares, no par value, unlimited shares authorized, 97,324,541 shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Class B shares, no par value, unlimited shares authorized, 1 share issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Additional paid in capital	1,145,580	1,064,183
Accumulated deficit	(1,058,511)	(962,107)
Accumulated other comprehensive loss	(6,566)	(6,033)

Total Shareholders’ Equity	80,503	96,043

Total Liabilities, Non-Controlling Interest and Shareholders’ Equity	$4,637,060	$5,115,642

See accompanying notes to unaudited condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONDENSED CONSOLIDATED AND COMBINED

STATEMENTS OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Advisory and transaction fees from affiliates	$72,975	$26,399
Management fees from affiliates	84,692	31,210
Carried interest (loss) income from affiliates	(142,238)	67,301

Total Revenues	15,429	124,910

Expenses:
Compensation and benefits	268,067	109,471
Interest expense	16,564	3,253
Professional fees	23,995	18,033
General, administrative and other	12,836	6,827
Placement fees	24,132	—
Occupancy	5,262	2,926
Depreciation and amortization	6,336	830

Total Expenses	357,192	141,340

Other (Loss) Income:
Net (losses) gains from investment activities	(125,300)	753,017
Dividend income from affiliates	—	79,836
Interest income ($0 and $4,166 from affiliates for the three months ended March 31, 2008 and 2007)	6,752	14,924
(Loss) income from equity method investments	(2,639)	584
Other (loss) income	(468)	487

Total Other (Loss) Income	(121,655)	848,848

(Loss) Income Before Income Tax Benefit (Provision) and Non-Controlling Interest	(463,418)	832,418
Income tax benefit (provision)	2,494	(1,771)

(Loss) Income Before Non-Controlling Interest	(460,924)	830,647
Non-Controlling Interest	364,520	(686,606)

Net (Loss) Income	$(96,404)	$144,041

Net Loss Per Class A Share:
Net Loss Available to Class A Shareholders	$(96,404)

Net Loss Per Class A Share—Basic and Diluted	$(0.99)

Weighted Average Number of Class A Shares Basic and Diluted	97,324,541

See accompanying notes to unaudited condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONDENSED CONSOLIDATED AND COMBINED

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008

(dollars in thousands, except share data)

	Class A Shares	Class B Shares	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity
Shareholders’ Equity at January 1, 2008	97,324,541	1	$1,064,183	$(962,107)	$(6,033)	$96,043
Capital increase related to equity-based compensation			90,079			90,079
Cash distributions to Managing Partners			(16,769)			(16,769)
Non-cash distributions to Managing Partners			(13,173)			(13,173)
Dilution impact of distributions			21,260			21,260
Comprehensive loss:
Net loss				(96,404)		(96,404)
Net unrealized loss on interest rate swaps, net of tax					(533)	(533)

Total comprehensive loss	—	—	—	(96,404)	(533)	(96,937)

Shareholders’ Equity at March 31, 2008	97,324,541	1	$1,145,580	$(1,058,511)	$(6,566)	$80,503

See accompanying notes to unaudited condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONDENSED CONSOLIDATED AND COMBINED

STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net (loss) income	$(96,404)	$144,041
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,336	830
Non-Controlling Interest	(241,720)	(633)
Income (loss) from equity method investments	2,639	(584)
Waived management fees	(9,108)	(6,757)
Non-cash compensation related to waived management fees	9,108	5,125
Deferred taxes, net	5,521	(82)
Equity-based compensation	283,277	189
Impairment on assets held for sale	1,024	—
Other	—	(69)
Changes in assets and liabilities:
Carried interest receivable	521,888	5,846
Due from affiliates	(31,064)	(35,556)
Other assets	3,358	(24,674)
Accrued compensation and benefits	(15,255)	1,639
Deferred revenue	124,912	(8,829)
Accounts payable and accrued expenses	453	4,508
Due to affiliates	(129,235)	3,355
Profit sharing payable	(240,638)	(18,789)
Other liabilities	285	(21,645)
Apollo Funds related:
Non-Controlling Interest	(122,800)	687,239
Net realized gains from investment activities	—	(691,288)
Net change in unrealized losses (gains) from investment activities	125,300	(61,729)
Non-cash dividends from investment activities	—	(60,761)
Purchases of investments	(231)	(389,845)
Proceeds from sale of investments and liquidating dividends	—	2,041,867

Net cash provided by operating activities	197,646	1,573,398

Cash Flows from Investing Activities:
Purchases of fixed assets	(7,729)	(1,245)
Cash contributions to equity method investments	(20,548)	(814)
Cash distributions from equity method investments	18,975	115
Change in restricted cash	(6)	(3,311)

Net cash used in investing activities	$(9,308)	$(5,255)

See accompanying notes to unaudited condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONDENSED CONSOLIDATED AND COMBINED

STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Cash Flows from Financing Activities:
Principal repayments on debt	$(1,355)	$(15,721)
Transaction costs for the S-1 filing	(2,500)	—
Purchase of RDUs from Non-Controlling Interest holders	(23,008)	—
Purchase of interests from Contributing Partners	(7,590)	—
Distributions to Managing Partners	(16,769)	(151,577)
Contributions from Managing Partners	—	840
Distributions to Contributing Partners	—	(19,842)
Distributions to Non-Controlling Interest holders	(2,511)	(1,164,698)
Withdrawals paid to Non-Controlling Interest holders	—	(216,329)
Contributions from Non-Controlling Interest holders	448	300,496

Net cash used in financing activities	(53,285)	(1,266,831)

Net Increase in Cash and Cash Equivalents	135,053	301,312
Cash and Cash Equivalents, Beginning of Period	763,053	209,347

Cash and Cash Equivalents, End of Period	$898,106	$510,659

Supplemental Disclosure of Cash Flow Information:
Interest paid	$17,333	$2,623
Income taxes paid	2,869	665

Supplemental Disclosure of Non-Cash Investing Activities:
Transfer of assets held for sale	4,138	—
Non-cash contributions to equity method investments	—	4,641
Non-cash distributions from equity method investments	1,040	—
Net assets other than cash transferred from feeder fund
Investments, at fair value	—	378,457
Receivables from brokers and counterparties	—	42,967
Other assets	—	4,871
Withdrawals payables	—	(120,509)
Other liabilities	—	(19,114)
Non-Controlling Interests in consolidated subsidiaries	—	(286,672)

Supplemental Disclosure of Non-Cash Financing Activities:
Non-cash distributions of RDUs to Managing Partners	(12,697)	(10,272)
Non-cash distributions of profits interests in funds to Managing Partners	—	(8,000)
Other non-cash distributions to Managing Partners	(476)	—
Non-cash distributions of profits interests in funds to Contributing Partners	—	(3,375)
Non-cash purchase of interests from Contributing Partners	(252)	—
Non-cash distributions of RDUs to Contributing Partners	—	(5,069)
Non-cash contributions from Non-Controlling Interest holders related to equity-based compensation	184,897	—
Non-cash contributions from Non-Controlling Interest holders	—	9,425
Dilution impact of distributions	21,260	—
Unrealized loss on interest rate swaps to Non-Controlling Interest holders	(12,582)	—
Unrealized loss on interest rate swaps	(5,098)	—
Deferred tax asset related to unrealized loss on interest rate swaps	4,565	—
Capital increase related to equity-based compensation	90,079	—
See accompanying notes to unaudited condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

Apollo Global Management, LLC and its consolidated subsidiaries (“Successor” or the “Company” or “Apollo”), is a global alternative asset manager whose predecessor was founded in 1990. Its primary business is to raise, invest and manage private equity and capital markets funds (collectively, the “Funds”) on behalf of pension and endowment funds, as well as, other institutional and individual investors. For these investment and management services, Apollo receives management fees generally related to the amount of assets managed, transaction and advisory fees for the investments made and carried interest income related to the performance of the Funds managed. The Funds fall into two primary business segments:

•	Private equity, which primarily invests in control equity and related debt instruments, or other convertible securities; and

•	Capital markets, which invests principally in non-control debt and non-control equity investments, including distressed instruments.

Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Rule 10-01 of Regulation S-X under the Securities Act of 1934. The condensed consolidated and combined financial statements, including these notes, are unaudited and exclude some of the disclosures required in annual financial statements. Management believes it has made all necessary adjustments (consisting of normal recurring items) so that the condensed consolidated and combined financial statements are presented fairly and that estimates made in preparing its condensed consolidated and combined financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These condensed consolidated and combined financial statements should be read in conjunction with the consolidated and combined financial statements of the Company for the year ended December 31, 2007 included in the Company’s S-1 Registration Statement filed with the Securities and Exchange Commission on April 8, 2008.

Prior to the Reorganization on July 13, 2007 described below, the accompanying condensed consolidated and combined financial statements include the entities engaged in the above businesses and their related funds (collectively, “Predecessor” or “Operating Entities” or the “Partnership”) under the common ownership of Leon Black, Joshua Harris, and Marc Rowan (the “Managing Partners” or “Control Group”). Subsequent to the Reorganization, the accompanying condensed consolidated and combined financial statements include the accounts of Apollo excluding the deconsolidation of the funds.

Reorganization of the Company

The Company was formed as a Delaware limited liability company on July 3, 2007. The Company is managed and operated by its manager, AGM Management, LLC, which in turn is wholly owned and controlled by the Managing Partners.

Apollo’s business was historically conducted through a large number of entities as to which there was no single holding entity but which were separately owned by the Managing Partners and others (“Predecessor Owners”), and controlled by the Managing Partners. In order to facilitate the private placement, as described in

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

further detail below, the Predecessor Owners completed a Reorganization as of the close of business on July 13, 2007 (the “Reorganization”) whereby, except for Apollo Advisors, L.P. (“Apollo Advisors”) and Apollo Advisors II, L.P. (“Apollo Advisors II”), each of the operating entities of the Predecessor and the intellectual property rights associated with the Apollo name, were contributed (“Contributed Businesses”) to five newly-formed holding partnerships (Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Management Holdings, L.P. and Apollo Principal Holdings IV, L.P. that was formed subsequent to July 13, 2007 (collectively, “Apollo Operating Group”)).

The Company currently owns, after completion of the transactions described below, through two Intermediate Holding Companies (APO Corp., a Delaware corporation that is a domestic corporation for U.S. Federal income tax purposes, and APO Asset Co., LLC, a Delaware limited liability company that is a disregarded entity for U.S. Federal income tax purposes, collectively, (the “Intermediate Holding Companies”)), 28.9% of the economic interests of, and operates and controls all of the businesses and affairs of, the Apollo Operating Group as general partners. AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”), is the entity through which its Managing Partners and other Contributing Partners (the “Contributing Partners”) hold the remaining Apollo Operating Group Units (“AOG Units”) representing 71.1% of the economic interests in the Apollo Operating Group. The Company consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a Non-Controlling Interest in the accompanying condensed consolidated and combined financial statements.

On July 13, 2007, the Company contributed to the Intermediate Holding Companies $1.2 billion proceeds from the sale of convertible securities to the California Public Employees Retirement System (“CalPERS”) and an affiliate of the Abu Dhabi Investment Authority (“ADIA” and, together with CalPERS, the “Strategic Investors”). The Intermediate Holding Companies used these proceeds to purchase from the Managing Partners for $1,068 million certain interests in the limited partnerships that operate the business, and contributed those purchased interests to the Apollo Operating Group, in return for approximately 17.4% of the limited partnership interests of the Apollo Operating Group. In addition, the Intermediate Holding Companies purchased from the Contributing Partners a portion of their interests in subsidiaries of the Apollo Operating Group for an aggregate purchase price of $156.4 million (excluding any potential contingent consideration) and contributed those purchased interests to the Apollo Operating Group in return for approximately 2.6% of the limited partnership interests of the Apollo Operating Group. Additionally, on August 8, 2007 and September 5, 2007, Apollo issued 34,500,000 Class A shares and 2,824,541 Class A Shares, respectively, which diluted the Non-Controlling Interest by 8.9%. The purchase agreement related to the Managing Partners’ and Contributing Partners’ interests also included a provision for contingent consideration.

In January 2008 and April 2008, a preliminary and final distribution was made to the Company’s Managing Partners and Contributing Partners related to a contingent consideration of $29.9 million and $7.8 million, respectively. The determination of the amount and timing of the distribution were based on net income with discretionary adjustments, all of which were determined by Apollo Management Holdings GP, LLC, the general partner of Apollo Management Holdings, L.P. Included in the distribution were Restricted Depositary Units (“RDUs” of AP Alternative Assets, L.P. “AAA”) valued at approximately $12.7 million for the Managing Partners combined with a distribution of interests in Apollo VIF Co-Investors, LLC in settlement of deferred compensation units in Apollo Value Investment Offshore Fund, Ltd. of approximately $0.5 million and $0.3 million for the Managing Partners and Contributing Partners, respectively.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

The Reorganization was accounted for as an exchange of entities under common control for the interests in the Contributed Businesses, which were contributed by the Managing Partners. The acquisition of Non-Controlling Interests from the Contributing Partners was accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”).

Apollo also entered into an exchange agreement with Holdings that allows the partners of Holdings, subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the partnership agreements of the Apollo Operating Group, to exchange their Apollo Operating Group Units (“AOG Units”) for the Company’s Class A shares on a one-for-one basis up to four times each year, subject to conversion rate adjustments for splits, unit distributions and reclassifications. A limited partner must exchange one partnership unit in each of the five Apollo Operating Group partnerships to affect an exchange for one Class A share.

As of March 31, 2008 and December 31, 2007, undistributed earnings of the Contributed Businesses through the date of the Reorganization that were attributable to the Managing Partners for the sold portion of their interest were $119.2 million and $238.4 million, respectively. As of March 31, 2008 and December 31, 2007, undistributed earnings of the Contributed Businesses through the date of the Reorganization that were attributable to the Contributing Partners for the sold portion of their interest were $70.1 million and $148.6 million, respectively. These amounts have been recorded as a component of due to affiliates and profit sharing payable, respectively.

Private Placement—On August 8, 2007, Apollo completed a Rule 144A Private Placement (“Private Placement”) of its Class A shares. Upon the completion of the Private Placement, Qualified Institutional Buyers and Accredited Investors, as defined by the Securities and Exchange Commission rules, directly own 37,324,540 Class A shares of Apollo Global Management, LLC. The completion of the Private Placement triggered the conversion of the convertible securities and issuance of 60,000,001 non-voting Class A shares of Apollo Global Management, LLC to CalPERS and ADIA. The Company retained the proceeds from the Private Placement and intends to use such proceeds for general business purposes.

Consolidation and Deconsolidation of Apollo Funds

In accordance with U.S. GAAP, a number of the Funds have historically been consolidated into its Predecessor’s combined financial statements.

Subsequent to the Reorganization, the Contributed Businesses that act as a general partner of most of the consolidated Funds granted rights to the unaffiliated investors in each respective fund to provide that a simple majority of such Fund’s unaffiliated investors have the right, without cause, to liquidate that fund in accordance with certain procedures. These rights were granted in order to achieve the deconsolidation of such Funds from the Company’s financial statements. For the Apollo Funds previously consolidated, these rights became effective either on August 1, 2007 or November 30, 2007. The deconsolidation of these funds will present the Company’s financial statements in a manner consistent with how Apollo evaluates its business and its related risks. Accordingly, the Company believes that deconsolidating these funds will provide investors with a better understanding of its business. The results of the deconsolidated funds are included in the condensed consolidated and combined financial statements through the date of deconsolidation. Apollo will continue to consolidate AAA. As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, therefore Apollo will continue to control this entity.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

As the Company and Apollo Advisors and Apollo Advisors II (“Advisor Entities”) were under a common control group as defined by Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of “Common Control” in Relation to FASB No. 141, the Advisor Entities are combined for the historical periods prior to the effective date of the Reorganization in the accompanying condensed consolidated and combined financial statements. In accordance with EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), the Advisor Entities consolidated their respective funds. The Advisor Entities were excluded assets on July 12, 2007 as they were not sold to Apollo Global Management, LLC as part of the Reorganization (see “Reorganization of the Company” above). As such, they are not presented in the condensed consolidated and combined financial statements subsequent to the Reorganization date.

Apollo’s interest in the Apollo Operating Group (see “Reorganization of the Company” above) is within the scope of EITF 04-5. Although Apollo has less than 50% of the economics in the Apollo Operating Group, it has a majority voting interest and controls the management of the Apollo Operating Group. Additionally, although Holdings has a majority of the economics in Apollo Operating Group, it does not have the right to dissolve the partnerships or have substantive kick-out rights or participating rights that would overcome the presumption of control by Apollo. Accordingly, Apollo consolidates the Apollo Operating Group and records the Non-Controlling Interest for the economic interest in Apollo Operating Group directly held by Holdings.

On July 31, 2007, certain management companies within Apollo Management Holdings, L.P. transferred their indirect interests in a corporate aircraft, a Gulfstream G-IV (“G-IV”), to a group of Apollo Non-Controlling Interest holders, which was treated as a distribution to such Non-Controlling Interest holders. Simultaneously with the transfer, such management companies were released from their obligations as guarantors of the loan used to finance the purchase of the G-IV. The transfer of the indirect interests and release as guarantors resulted in deconsolidation of the trust that owns the corporate aircraft.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying condensed consolidated and combined financial statements are prepared in accordance with U.S. GAAP.

Principles of Consolidation—Apollo consolidates those entities it controls through a majority voting interest or otherwise, including those Funds in which the general partner is presumed to have control over them pursuant to EITF 04-5. Apollo also consolidates entities which are variable interest entities (“VIEs”) for which Apollo is the primary beneficiary pursuant to FASB Interpretation No. 46(R) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB 51 (“FIN 46(R)”). The provisions under both FIN 46(R) and EITF 04-5 have been applied respectively to all periods presented in the condensed consolidated and combined financial statements. Intercompany transactions and balances have been eliminated in the condensed consolidated and combined financial statements.

Equity Method Investments—For entities over which the Company exercises significant influence but which do not meet the requirements for consolidation, the Company uses the equity method of accounting pursuant to Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), whereby the Company records its share of the underlying income or loss of these entities. Earnings from equity method investments are not material and therefore are recognized as part of Other Income in the condensed consolidated and combined statements of operations.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Non-Controlling Interest— For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than Apollo. The aggregate of the income or loss and corresponding equity that is not owned by the Company is included in Non-Controlling Interest in the consolidated and combined financial statements. Subsequent to the Reorganization, the Non-Controlling Interests relating to Apollo Global Management, LLC includes the ownership interest in the Apollo Operating Group held by the Managing Partners and Contributing Partners through their partnership interests in Holdings and the limited partner interests in AAA. In the Predecessor’s combined financial statements, the Non-Controlling Interests include limited partner interests in the consolidated funds.

Use of Estimates—The preparation of the condensed consolidated and combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated and combined financial statements, the disclosure of contingent assets and liabilities at the date of the condensed consolidated and combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Apollo’s most significant estimates include goodwill, intangible assets, income taxes, carried interest income from affiliates, non-cash compensation and fair value of investments in consolidated and unconsolidated funds. Actual results could differ materially from those estimates.

Due from/to Affiliates—Apollo considers its existing partners, employees, non-consolidated private equity funds, non-consolidated capital markets funds, private equity fund portfolio companies, certain real estate management companies and certain advisors to be affiliates or related parties.

Investments—The Company’s investments in Apollo funds are accounted for under the equity method of accounting. The funds are, for U.S. GAAP purposes, investment companies and therefore apply specialized accounting principles specified by the AICPA Audit and Accounting Guide, Investment Companies, and reflect their investments on the condensed consolidated and combined statement of financial condition at their estimated fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of other income in the condensed consolidated and combined statement of operations. Realized and unrealized gains have a significant impact on its results of operations as the Company has retained the specialized accounting for the funds pursuant to the guidance contained in EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) as of January 1, 2008, which among other things, requires enhanced disclosures about investments that are measured and reported at fair value. SFAS No. 157 establishes a hierarchal disclosure framework, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include listed equities and listed

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

derivatives. As required by SFAS No. 157, the Company does not adjust the quoted price for these investments, even in situations where Apollo holds a large position and a sale could reasonably impact the quoted price.

Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments which are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level III—Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include general and limited partnership interests in corporate private equity and real estate funds, mezzanine funds, funds of hedge funds, distressed debt and non-investment grade residual interests in securitizations and collateralized debt obligations.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Private Equity Investments

The value of liquid investments, where the primary market is an exchange (whether foreign or domestic) is determined using period end market prices. Such prices are generally based on the last sales price on the date of determination, or, if no sales occurred on such day, at the “bid” price at the close of business on such day and if sold short at the “ask” price or at ascertainable prices at the close of business on such day. Forwards are valued based on market rates obtained from counterparties or prices obtained from recognized financial data service providers.

When determining fair value pricing when no market value exists, the value attributed to an investment is based on the enterprise value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation approaches used to estimate the fair value of investments include the income approach and the market approach. The income approach provides an indication of fair value based on the present value of cash flows that a business or security is expected to generate in the future. The most widely used methodology used in the income approach is a discounted cash flow method. Inherent in the discounted cash flow method are assumptions of expected results and a calculated discount rate. The Market Approach provides an indication of fair value based on a comparison of the subject company to comparable publicly traded companies and transactions in the industry. The market approach is driven more by current market conditions of actual trading levels of similar companies and actual transaction data of similar companies. Consideration may also be given to such factors as the company’s historical and projected financial data, valuations given to comparable companies, the size and scope of the company’s operations, the company’s strengths, weaknesses, expectations relating to the market’s receptivity to an offering of the company’s securities, applicable restrictions on transfer, industry information and assumptions, general economic and market conditions and other factors deemed relevant. As part of management’s process,

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

the Company utilizes a valuation committee to review and approve the valuations. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

Capital Markets Investments

The vast majority of the investments in Apollo’s capital markets funds are valued by the funds based on quoted market prices. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value utilizing recognized pricing services, market participants or other sources. The capital markets funds also enter into foreign currency exchange contracts, credit default swap contracts, and other derivative contracts, which may include options, caps, collars and floors. Foreign currency exchange contracts are marked-to-market by recognizing the difference between the contract exchange rate and the current market rate as unrealized appreciation or depreciation. Changes in value are recorded in income currently. Realized gains or losses are recognized when contracts are settled. Credit default swap contracts are recorded at fair value as an asset or liability with changes in fair value recorded as unrealized appreciation or depreciation. Realized gains or losses are recognized at the termination of the contract based on the difference between the close-out price of the credit default contract and the original contract price.

Fair Value of Financial Instruments—SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Apollo’s financial instruments are recorded at fair value or at amounts whose carrying value approximate fair value. See the Company’s valuation policy for Investments. While Apollo’s valuations of portfolio investments are based on assumptions that Apollo believes are reasonable under the circumstances, the actual realized gains or losses will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may ultimately differ significantly from the assumptions on which the valuations were based. Other financial instruments carrying values generally approximate fair value because of the short-term nature of those instruments or variable interest rates related to the borrowings.

Interest Rate Swap Agreements—In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, Apollo recognizes derivatives as either an asset or liability measured at fair value. For derivatives that have been formally designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are recorded in accumulated OCI. Amounts in OCI are reclassified into earnings when interest expense on the underlying borrowings is recognized.

If, at any time, the swaps are determined to be ineffective, in whole or in part, due to changes in the interest rate swap or underlying debt agreements, the fair value of the portion of the interest rate swap determined to be ineffective will be recognized as a gain or loss in the statement of operations.

Fixed Assets—Fixed Assets consist primarily of ownership interests in aircraft, leasehold improvements, furniture, fixtures and equipment, computer hardware and software and are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the assets’ estimated useful lives. Aircraft engine overhauls are capitalized and depreciated until the next

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

expected overhaul. Expenditures for repairs and maintenance are charged to expense when incurred. The Company evaluates long-lived assets for impairment periodically and whenever events or changes in circumstances indicate the carrying amounts of the assets may be impaired. Depreciation expense for the three months ended March 31, 2008 and 2007 was $1.9 million and $0.8 million, respectively.

In March 2008, the Company committed to a plan to sell its ownership interest in three aircraft which is expected to occur in the second half of 2008. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company reclassified the aircraft from held and used assets to assets held for sale and measured the aircraft at the lower of cost or fair value less costs to sell. As of March 31, 2008, the aircraft were measured at $4.1 million and included in Other Assets in the accompanying condensed consolidated and combined statements of financial condition. As a result of reclassifying the aircraft to assets held for sale, the Company recognized a loss of $1.0 million during the three months ended March 31, 2008, which is included in Other Loss in the accompanying condensed consolidated and combined statements of operations.

Goodwill and Intangible Assets—SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), does not permit the amortization of goodwill and indefinite-life intangible assets. Under SFAS No. 142, these assets must be reviewed annually for impairment or more frequently if circumstances indicate impairment may have occurred. Identifiable finite-life intangible assets are amortized over their estimated useful lives, which are periodically re-evaluated for impairment or when circumstances indicate impairment may have occurred in accordance with SFAS No. 144. Apollo amortizes its intangible assets using the straight-line method.

Compensation and Benefits—Compensation and benefits include salaries, bonuses, severance and employee benefits, but exclude payments made to the Managing Partners prior to the Reorganization of the Company. Prior to the Reorganization, individuals who owned direct equity interests and participated in its governing process are considered partners. As a result, any distributions made to these individuals are equity distributions and are presented within Statement of Changes in Shareholders’ Equity within the captions of “Cash distributions”, “Distributions to Managing Partners”, “Reorganization adjustments” and “Non-cash distributions”.

Bonuses are accrued over the service period. From time to time, the Company may distribute profit interests received in lieu of management fees. Profit interests received as a result of waived management fees are granted to the investment professionals, which are considered compensation. Additionally, certain employees have arrangements whereby they are entitled to receive a percentage of carried interest income based on the fund’s performance. To the extent that individuals are entitled to a percentage of the carried interest income, and such entitlement is subject to potential forfeiture at inception, such arrangements are accounted for as profit sharing plans, and compensation expense is recognized as the related carried interest income is recognized.

The Company sponsors a 401(k) Savings Plan (the “401(k) Plan”), which is a defined contribution plan. U.S. based employees are entitled to participate in the 401(k) plan, based upon certain eligibility requirements. The Company may provide discretionary contributions from time to time. No contributions relating to this plan were made by the Company for the three months ended March 31, 2008 and 2007, respectively.

Equity-based Compensation—Equity-based compensation is accounted for under the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) which requires the cost of employee services received in exchange for an award of equity instruments generally be measured based on the grant date fair value of the

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

award. Equity-based awards that do not require future service (i.e., vested awards) are expensed immediately. Equity-based employee awards that require future service are recognized over the relevant service period. The Company estimates forfeitures for equity-based awards that are not expected to vest.

Comprehensive Income (Loss)—SFAS No. 130, Reporting Comprehensive Income (“SFAS No. 130”) establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that the Company classify items of other comprehensive income (“OCI”) by their nature in the financial statements and display the accumulated balance of OCI separately in the stockholders’ equity section of the Company’s condensed consolidated and combined statements of financial condition. Comprehensive Income (Loss) consists of Net Income (Loss) and OCI. Apollo’s OCI is comprised of the effective portion of changes in the fair value of the interest rate swap agreements discussed above. If, at any time, the Company’s subsidiaries’ functional currency become non-U.S. dollar denominated, the Company will record foreign currency cumulative translation adjustments in OCI.

Net Loss Per Class A Share—The Company computes net loss per Class A share under the two class method in accordance with SFAS No. 128, Earnings per Share. Basic net income (loss) per Class A share is computed by dividing income (loss) available to Class A shareholders by the weighted average number of shares outstanding for the period. Diluted net income per Class A shares reflects the assumed conversion of all dilutive securities, if any. Prior to the Reorganization, Apollo’s business was conducted through a large number of entities as to which there was no single holding entity but which were separately owned by its then existing partners. There was no single capital structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information is not presented for historical periods prior to the Reorganization. The Class B share has no net loss per share as they do not participate in Apollo’s earnings or distributions.

Recent Accounting Pronouncements

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”), which provides clarification on the applicability of FIN 46(R) to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies. FSP FIN 46(R)-7 amends FIN 46(R), to make permanent the temporary deferral of the application of FIN 46(R), to entities within the scope of the guide under AICPA Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1. The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on Apollo’s condensed consolidated and combined financial statements.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide, Investment Companies, may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged. In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-1, to indefinitely defer the effective date of SOP 07-1. Apollo intends to monitor future developments associated with this statement in order to assess the impact, if any, that may result.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires that all business combinations whether full, partial or step acquisitions result in all assets and liabilities of an acquired business be recorded at fair value, with limited exceptions. The standard further requires the companies to expense acquisition costs as incurred and to record contingencies, earn-outs and contingent consideration at fair value at the acquisition date. This statement is effective for fiscal years beginning on or after December 15, 2008 and is applied prospectively. Early adoption is prohibited. Assets and liabilities that arose from business combinations whose acquisition dates preceded the application of this statement shall not be adjusted upon application of this statement. The Company is currently evaluating the impact of adopting this standard.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present Non-Controlling (minority) Interests as equity (as opposed to a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and Non-Controlling Interests. SFAS No. 160 applies prospectively as of January 1, 2009, except for the presentation and disclosure requirements which, will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of adopting this standard.

In February 2008, the FASB issued FSP SFAS No. 157-2, Effective Date of FASB Statement No. 157. This FSP defers the effective date of SFAS No. 157, Fair Value Measurements, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this standard.

In March 2008, the EITF ratified its consensus opinion of EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-4”). EITF 07-4 addresses how master limited partnerships should calculate earnings per unit using the two-class method in SFAS No. 128, Earnings per Share (“SFAS No. 128”) and how current period earnings of a master limited partnership should be allocated to the general partner, limited partners, and other participating securities. EITF 07-4 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. EITF 07-4 should be applied retrospectively for all periods presented. The Company is currently evaluating the impact that EITF 07-4 will have on its condensed consolidated and combined financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand its effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting this standard.

In April 2008, the FASB issued FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets, effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. This FSP requires that an entity consider its own historical experience in developing assumptions about renewal or extension used to determine the useful life of a recognized intangible asset. The FSP intends to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

asset under SFAS No. 141 and other U.S. GAAP. This FSP also requires additional disclosures for all intangible assets recognized as of, and subsequent to, the effective date. The Company is in the process of evaluating the impact, if any, that this FSP will have on its condensed consolidated and combined financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP in the United States (the U.S. GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have a material impact on Apollo’s condensed consolidated and combined financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company is in the process of evaluating the impact, if any, that this FSP will have on its condensed consolidated and combined financial statements.

3. ACQUISITION OF NON-CONTROLLING INTERESTS

Pursuant to the Reorganization and the Private Placement described in Note 1, the Company acquired interests in the predecessor businesses from the Predecessor Owners. These interests were acquired, in part, through an exchange of Holdings’ units (“Units”) and, in part, through the payment of cash.

This Reorganization has been accounted for partially as a transfer of interests under common control and, as an acquisition of Non-Controlling Interests in accordance with SFAS No. 141. The cash paid for the interests acquired from members of the Control Group has been charged to equity. Cash payments related to the acquisition of interests outside of the Control Group have been accounted for using the purchase method of accounting.

The total consideration paid to the Contributing Partners, including contingent consideration, aggregated to $164.2 million. The excess of the purchase price over the fair value of the tangible assets acquired approximates $148.2 million and has been included in the captions Goodwill and Intangible assets, net in the condensed consolidated and combined statement of financial condition as of March 31, 2008 and December 31, 2007.

The finite-life intangible asset related to (i) trade names, (ii) the contractual right to receive future fee income from management, advisory services and (iii) the contractual right to earn future carried interest income from the private equity and capital markets funds. These finite-life intangible assets were estimated to be $100.3 million. The residual amount representing the purchase price in excess of fair value of the tangible and intangible assets is $47.9 million and has been recorded as Goodwill. Amortization expense related to the intangible assets for the three months ended March 31, 2008 was $4.4 million.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

The Company has performed an analysis and an evaluation of the excess of the cost over the net tangible assets acquired and liabilities assumed. The Company has determined the following estimated fair values for the acquired assets and liabilities assumed as of the date of acquisition. To the extent that the estimates used in the purchase price allocation need to be adjusted, the Company will do so upon making that determination, but not later than one year from the date of acquisition.

Purchase price	$164,246

Net assets acquired, at fair value	$16,049
Trade names/contractual rights	100,300

Total	116,349
Goodwill	47,897

Purchase price allocation	$164,246

4. INVESTMENTS

The following table represents Apollo’s investments:

	March 31, 2008	December 31, 2007
Investments, at fair value	$2,007,778	$2,132,847
Other investments	29,287	31,393

Total Investments	$2,037,065	$2,164,240

Investments at Fair Value

Investments, at fair value, consist primarily of financial instruments held by Consolidated Funds that are investment companies. As of March 31, 2008 and December 31, 2007, the net assets of the Consolidated Funds were $2,003,968 and $2,131,494, respectively. The following investments are presented as a percentage of net assets of Consolidated Funds:

	March 31, 2008
	Private Equity	Capital Markets	Total Amount	% of Net Assets of Consolidated Funds
Investments, at fair value
Affiliates	$2,007,778	$—	$2,007,778	100.2%

	December 31, 2007
	Private Equity	Capital Markets	Total Amount	% of Net Assets of Consolidated Funds
Investments, at fair value
Affiliates	$2,132,847	$—	$2,132,847	100.1%

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Excluded Assets

At the time of the Reorganization on July 13, 2007, certain assets were not contributed to Apollo Global Management. The following summarizes the impact of the exclusion of the Advisor Entities for the period ended March 31, 2007:

Three Months Ended March 31, 2007
Revenues	$—
Expenses	(39,989)

Loss before Minority Interest	(39,989)
Minority Interest	35,358

Net Loss	$(4,631)

Securities

At March 31, 2008 and December 31, 2007, the investment of AAA at fair value was its investment in AAA Investments, L.P. (“AAA Investments”). The following table represents each investment of AAA Investments constituting more than five percent of net assets of AAA Investments:

	March 31, 2008
	Instrument Type	Cost	Fair Value	% of Net Assets of Consolidated Funds
Apollo Strategic Value Offshore Fund, Ltd.	Investment Fund	$550,000	$595,766	29.7%
AP Investment Europe Limited	Investment Fund	339,488	323,768	16.2
Apollo Asia Opportunity Offshore Fund, Ltd	Investment Fund	218,000	241,575	12.1
Apollo European Principal Finance Fund, L.P.	Investment Fund	149,136	157,034	7.8
Harrah’s Entertainment, Inc.	Equity	165,625	179,500	9.0
CEVA Logistics	Equity	17,174	128,314	6.4
Prestige Cruise Holdings	Equity	100,019	105,700	5.3

	December 31, 2007
	Instrument Type	Cost	Fair Value	% of Net Assets of Consolidated Funds
Apollo Strategic Value Offshore Fund, Ltd.	Investment Fund	$550,000	$620,568	29.1%
AP Investment Europe Limited	Investment Fund	339,488	384,280	18.0
Apollo Asia Opportunity Offshore Fund, Ltd	Investment Fund	218,000	239,014	11.2
Apollo European Principal Finance Fund, L.P.	Investment Fund	132,317	128,501	6.0
CEVA Logistics	Equity	17,174	118,578	5.6

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

The following table represents Apollo’s investments held through Consolidated Funds:

	Cost		Fair Value		% of Net Assets of Consolidated Funds
	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
Investments in Affiliates:
Europe
Investment fund
AAA Investments.	$1,803,341	$1,803,110	$2,007,778	$2,132,847	100.2%	100.1%

Net (Losses) Gains from Investment Activities

Net (Losses) Gains from Investment Activities on the condensed consolidated and combined statements of operations includes net realized gains from sales of investments, and the net change in net unrealized gains and losses resulting from changes in fair value of the Consolidated Funds’ investments and realization of previously unrealized gains. The following table presents Apollo’s net realized gains and net change in net unrealized gains (losses) held through the Consolidated Funds:

	Three Months Ended March 31, 2008
	Private Equity	Capital Markets	Total
Change in unrealized gain due to changes in fair value	$(125,300)	$—	$(125,300)

Net Loss From Investment Activities	$(125,300)	$—	$(125,300)

	Three Months Ended March 31, 2007
	Private Equity	Capital Markets	Total
Net realized gains	$655,148	$36,140	$691,288
Net change in net unrealized gains from realization due to sale of investments	(689,595)	(27,677)	(717,272)
Net change in net unrealized gains due to changes in fair value	751,860	27,141	779,001

Net Gains From Investment Activities	$717,413	$35,604	$753,017

Other Investments

Other Investments consists of investments in equity method investees. Apollo’s share of operating (loss) income generated by these investments is recorded as Other (Loss) Income in the condensed consolidated and combined statements of operations.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

(Loss) income from equity method investments for the three months ended March 31, 2008 and 2007 consists of the following:

	Three Months Ended March 31,
	2008	2007
Accrued compensation units in Apollo Value Investment Offshore Fund, Ltd.	$—	$392
Investments:
Capital Markets Funds:
Apollo Special Opportunities Managed Account, L.P.	(19)	15
Apollo Value Investment Fund, L.P.	(6)	—
Apollo Strategic Value Fund, L.P.	(4)	—
Apollo Credit Liquidity Fund, L.P.	(761)	—
Apollo/Artus Investors 2007-I, L.P.	(1,670)	—
Private Equity Funds:
AAA Investments	(73)	—
Apollo Investment Fund IV, L.P. (“Fund IV”)	(7)	11
Apollo Investment Fund V, L.P. (“Fund V”)	(125)	147
Apollo Investment Fund VI, L.P. (“Fund VI”)	26	19

Total (Loss) Income From Equity Method Investments	$(2,639)	$584

Other investments as of March 31, 2008 and December 31, 2007 consists of the following:

	Equity held as of
	March 31, 2008	December 31, 2007

Accrued compensation units in Apollo Value Investment Offshore Fund, Ltd.	$988	$20,804
Investments:
Capital Markets Funds:
Apollo Special Opportunities Managed Account, L.P.	3,618	100
Apollo Value Investment Fund, L.P.	93	99
Apollo Strategic Value Fund, L.P.	92	96
Apollo Credit Liquidity Fund, L.P.	6,602	1,472
Apollo/Artus Investors 2007-I, L.P.	4,890	6,560
Private Equity Funds:
AAA Investments	1,126	1,198
Fund IV	110	117
Fund V	408	727
Fund VI	313	220
Apollo Investment Fund VII, L.P. (“Fund VII”)	11,047	—

Total Other Investments	$29,287	$31,393

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Fair Value Measurements

The following table summarizes the valuation of Apollo’s investments in fair value hierarchy levels as of March 31, 2008 and December 31, 2007:

	March 31, 2008
	Total	Level I	Level II	Level III
Investment in AAA Investments, L.P.	$2,007,778	$—	$—	$2,007,778

	December 31, 2007
	Total	Level I	Level II	Level III
Investment in AAA Investments, L.P.	$2,132,847	$—	$—	$2,132,847

The changes in investments measured at fair value for which the Company has used Level III investments are:

For the Three Months Ended March 31, 2008
Balance, December 31, 2007	$2,132,847
Purchases	231
Change in unrealized gain	(125,300)

Balance, March 31, 2008	$2,007,778

The above change in unrealized gain has been recorded within the caption “Net (losses) gains from investment activities” on the condensed consolidated and combined statements of operations.”

The following table summarizes the Company’s Level III investments by valuation methodology:

	March 31, 2008		December 31, 2007
	Private Equity		Private Equity
Values based on Net Asset Value of the underlying funds (which in turn are based on the Funds underlying investments which are valued using market comparables and broker quotes).	$2,007,778	100.0%	$2,132,847	100.0%

Variable Interest Entities

Apollo is a variable interest holder in certain variable interest entities (“VIEs”), which are not consolidated, as Apollo is not their primary beneficiary.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

The following table presents the total assets of, and maximum exposure to loss relating to, VIEs for which Apollo has concluded that it holds significant variable interests but it is not the primary beneficiary and which have not been consolidated and excludes amounts related to unconsolidated VIEs which are majority owned by AAA Investments, L.P:

	March 31, 2008			December 31, 2007
	Apollo is not Primary Beneficiary			Apollo is not Primary Beneficiary
	Gross Assets	Apollo Exposure		Gross Assets	Apollo Exposure
Private Equity Funds	$—	$—		$3,079,509	$259,852	(a)
Capital Markets Funds	$720,503	$3,618	(b)	$494,336	$100	(b)

(a)	Represents Apollo’s direct investment, carried interest receivable and any applicable maximum potential clawback amounts assuming all of the investments are worthless.
(b)	Represents Apollo’s direct investment.

5. CARRIED INTEREST RECEIVABLES

The carried interest receivables from private equity and capital markets funds consisted of the following at:

	March 31, 2008	December 31, 2007
Private equity	$772,075	$1,273,602
Capital markets	22,162	42,523

Total Carried Interest Receivables	$794,237	$1,316,125

The timing of the payment of carried interest due to the general partner or investment manager varies depending on the terms of the applicable fund agreements. Generally, carried interest in the private equity funds is payable and is distributed to the fund’s general partner upon realization of an investment. In most capital markets funds, carried interest is payable at the end of the relevant fund’s fiscal quarter or, more commonly, year.

6. OTHER ASSETS

Other assets consist of the following:

	March 31, 2008	December 31, 2007
Pending deal costs	$4,003	$22,013
Prepaid expenses	9,699	3,322
Tax receivables	12,713	2,402
Assets held for sale	4,138	—
Prepaid rent	1,904	1,764
Rent deposit	950	934
Other	776	2,968

Total Other Assets	$34,183	$33,403

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

7. OTHER LIABILITIES

Other liabilities consist of the following:

	March 31, 2008	December 31, 2007
Interest rate swap agreements	$39,909	$20,989
Deferred taxes	579	579
Deferred rent	967	683

Total Other Liabilities	$41,455	$22,251

Interest Rate Swap Agreements—The principal financial instruments used for cash flow hedging purposes are interest rate swaps. Apollo enters into interest rate swap agreements to manage its exposure to interest rate changes. The swaps effectively converted a portion of its variable rate debt under the credit agreement to a fixed rate, without exchanging the notional principal amounts. Apollo entered into interest rate swap agreements whereby Apollo receives floating rate payments in exchange for fixed rate payments of 5.15% (weighted average) and 4.85%, on the notional amounts of $500 and $100 million, respectively, effectively converting a portion of its floating rate borrowings to a fixed rate. Apollo has hedged only the risk related to changes in the benchmark interest rate (three month LIBOR). As of March 31, 2008 and December 31, 2007, the Company has recorded a liability of $39,909 and $20,989, respectively, to recognize the fair value of these derivatives, which is included in Other Liabilities in the condensed consolidated and combined statements of financial condition. The Company has determined that the valuation of the interest rate swaps fall within Level 2 of the SFAS No. 157 fair value hierarchy.

8. INCOME TAXES AND RELATED PAYMENTS

Prior to July 13, 2007, the Company had not been subject to U.S. corporate Federal income taxes. However, certain subsidiaries of the Company were subject to New York City Unincorporated Business Tax (“NYC UBT”) attributable to Apollo’s operations apportioned to New York City. In addition, certain non-U.S. subsidiaries of the Company were subject to income taxes in their local jurisdictions. Commencing July 13, 2007, APO Corp. became subject to U.S. corporate Federal income tax. The Company’s provision for income taxes is accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).

Subsequent to the Reorganization, APO Corp. is required to file a standalone Federal corporate tax return, as well as filing standalone corporate state tax returns in New York State and California. In addition, various subsidiaries of the Company file New York City Unincorporated Business Tax returns, and others file corporate tax returns in foreign jurisdictions as required.

Apollo’s benefit (provision) for income taxes totaled $2,494 and $(1,771) for the three months ended March 31, 2008 and 2007, respectively. Apollo’s effective income tax rate was approximately 0.54% and 0.21% for the three months ended March 31, 2008 and 2007, respectively.

The difference between the effective tax rate for the three months March 31, 2008 and the comparable 2007 period is due to the following: (1) as discussed above, prior to the Reorganization, Apollo provided for New York City unincorporated business tax, (2) following the Reorganization, certain newly formed wholly-owned

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

subsidiaries were subject to Federal, state and local corporate income taxes, and (3) the absence of a non-cash compensation expense caused income, instead of a loss, historically. As a result of the estimates used in its calculation, Apollo’s effective tax rate for U.S. GAAP reporting purposes is subject to significant variation from period to period in 2008.

Apollo files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business it is subject to examination by Federal and certain state, local and foreign regulators. As of January 1, 2008, the predecessor entities’ U.S. Federal income tax returns for the years 2004 through 2007 are open under the normal statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2001 through 2007. Currently, New York City is examining certain subsidiaries’ tax returns for the years 2004 and 2005. The Company does not believe that the outcome of these examinations will have a material impact on its condensed consolidated and combined financial statements.

9. DEBT

Debt consists of the following:

	March 31, 2008			December 31, 2007
	Outstanding Balance	Annualized weighted average interest rate		Outstanding Balance	Annualized weighted average interest rate
AMH credit agreement	$1,000,000	6.35	%(1)	$1,000,000	6.73%
AAA Holdings credit agreement	54,810	4.77		54,810	6.24
RACC secured loan agreements	1,596	5.37		2,951	7.83

Total Debt	$1,056,406	6.27%		$1,057,761	6.71%

(1)	Includes the effect of interest rate swaps.

AMH Credit Agreement—On April 20, 2007, Apollo Management Holdings, L.P. (“AMH”) entered into a $1.0 billion seven year credit agreement. The agreement may from time to time be Eurodollar (“LIBOR”) or Alternate Base Rate (ABR) as determined by the borrower. Of this $1.0 billion credit agreement, AMH has irrevocably elected three-month LIBOR for $433 million of the debt for three years and $167 million of the debt for five years. The remaining $400 million of the debt is computed based on three-month LIBOR for the entire term of the Note. The interest rate of the Eurodollar loan will be the daily Eurodollar rate plus the applicable margin rate of 1.5%. The interest rate on the ABR term loan, for any day, will be the greater of (a) the prime rate in effect on such day, or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and the applicable margin rate of 0.5%.

The credit agreement is collateralized by substantially all the assets of Apollo Principal Holdings II and IV and AMH and their subsidiaries, as well as, cash proceeds from the sale of assets or similar recovery events, which will be deposited as cash collateral to the extent necessary as set out in the credit agreement. The proceeds of the term loan have substantially all been distributed to the Managing Partners. In compliance with the terms of this credit agreement, the pre-existing AAA Holdings, L.P. credit agreement has been amended to reflect the elimination of certain covenants and ratios.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

In accordance with the AMH credit agreement, Apollo Principal Holdings II and Apollo Principal Holdings IV and AMH and their subsidiaries are subject to certain debt covenants. Among other things, the covenants limit the amount of aggregate additional indebtedness to 20% of EBITDA for the most recent quarter, limits the AAA Holdings, L.P. guarantee from certain subsidiaries to a maximum of $60 million and specifies the excess sweep leverage ratio may not exceed 5.00:1, 4.75:1 and 4.25:1 for the years ended 2007 through 2009, respectively, then 4.00:1 for the years ended 2010 through 2012. As of March 31, 2008, the Company is not aware of any instances of non-compliance of any debt covenants.

AAA Holdings Credit Agreement—On June 15, 2006, AAA Holdings, L.P. entered into a $75,000 credit agreement with third party lenders, which is guaranteed by certain management company subsidiaries. The proceeds were used to finance the acquisition by AAA Holdings, L.P. of 3,700,000 RDUs of AAA, the sole owner of all limited partnership interests of AAA Investments, L.P. The RDUs are pledged as collateral for the benefit of the lenders. The term loan matures on December 15, 2009. For the three months ended March 31, 2007, $15,340 was repaid on the term loan. Per the credit agreement, AAA Holdings, L.P. may prepay the term loan, in whole or in part, without premium or penalty. The term loan is subject to mandatory prepayment after December 31, 2007 if certain excess cash flows or debt to EBITDA leverage ratio of the respective guarantors and AAA Holdings, L.P. are not met, as defined under the terms of the agreement. The loan is a LIBOR based loan as determined by AAA Holdings, L.P. The computation of LIBOR is defined in the credit agreement and refers to interest rates calculated based on one or multiple indices or variables. The loan bears interest based on the 90 day LIBOR rate plus 100 basis points per annum. As of March 31, 2008, the Company is not aware of any instances of non-compliance of any debt covenants.

10. NET LOSS PER CLASS A SHARES

Basic and diluted weighted average Class A shares outstanding are calculated as follows:

Three Months Ended March 31, 2008
Basic and Diluted
Apollo Global Management, LLC, Class A shares outstanding	97,324,541

Weighted average Class A shares outstanding	97,324,541

Basic and diluted net loss per Class A share is calculated as follows:

Three Months Ended March 31, 2008
Basic and Diluted
Net loss available to Class A shareholders	$(96,404)
Weighted average Class A shares outstanding	97,324,541
Net loss per Class A share	$(0.99)

Prior to the Company’s Reorganization, there was no single capital structure of the Apollo Operating Group upon which to calculate earnings per share information. Accordingly, earnings per share information is not meaningful and has not been presented for periods prior to the Reorganization.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Basic and diluted loss per unit are identical for the three months ended March 31, 2008, as application of the treasury method for Apollo Class A shares equivalents for the Class B share for vested and unvested units are anti-dilutive. Had the Class A shares been dilutive, the Company would have: (1) included an additional 240,000,000 shares from the conversion of the Class B share and 26,880,654 shares from its Apollo Global Management Restricted Share Units (“RSUs”) in the determination of diluted net income per Class A share, and (2) adjusted net income related to amortization of the AOG Units and RSUs, as well as its related tax effects.

Holders of AOG Units are subject to the vesting requirements and transfer restrictions set forth in the agreements with the respective holders, and may up to 4 times each year (subject to the terms of the exchange agreement) exchange their AOG Units for Class A shares on a one-for-one basis. A limited partner must exchange one partnership unit in each of the five Apollo Operating Group partnerships to affect an exchange for one Class A share. If converted, the result would be an additional 240,000,000 Class A shares added to the basic earnings per share calculation. Consequently, the Company applies the “if converted method” to determine the dilutive effect, if any, that the exchange of all AOG Units would have on basic earnings per Class A share. The assumed exchange of AOG Units includes an assumed tax effect resulting from the increased income (loss) allocated to the Company on the exchange of the AOG Units.

Apollo has one Class B share held by Holdings, which is exchangeable into Class A shares based on the amount of Class B votes. The Class B share has no net income (loss) per share as they do not participate in Apollo’s earnings (losses) or distributions. The Class B share has no dividend or liquidation rights. The Class B share, along with one Apollo Operating Group Unit, can be exchanged for 240,000,000 Class A shares, subject to certain limitations. The Class B share has voting rights on a pari passu basis with the Class A shares. The number of Class B shares outstanding did not change subsequent to the Private Placement. The Class B share has a super voting power of 240,000,000 votes.

11. EQUITY-BASED COMPENSATION

AOG Units

At the time of the Reorganization, the Managing Partners and Contributing Partners received 240,000,000 AOG Units, all of which will vest over a period of either 60 or 72 months. The Reorganization agreements specify that the service inception date commenced on January 1, 2007 for Managing Partners. The Company is accounting for the unvested AOG Units as compensation expense in accordance with SFAS No. 123(R). The Company recognized six months of compensation expense on July 13, 2007, based on the terms of a partnership agreement, which provided for the vesting of the units granted to the Managing Partners as if they were granted on January 1, 2007. The Company is accounting for the unvested AOG Units as compensation expense in accordance with SFAS No. 123(R). The unvested AOG Units are charged to compensation expense as the AOG Units vest monthly over the service period on a straight-line basis. For the three months ended March 31, 2008, $259.9 million of compensation expense was recognized related to amortization of AOG Units.

	Apollo Operating Group Units	Weighted Average Grant Date Fair Value
Unvested Balance, January 1, 2008	198,724,070	$23.43
Vested	(11,053,568)	23.51

Unvested at March 31, 2008	187,670,502	$23.43

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Units Expected to Vest—As of March 31, 2008, the following unvested AOG Units are expected to vest:

Units
Apollo Global Management	186,865,652

RSUs

On October 24, 2007 and November 28, 2007, the Company commenced the granting of Apollo Global Management, LLC units in the form of RSUs. Approximately 6.4 million RSUs were granted to its employees during the three months ended March 31, 2008. The grants are accounted for as a grant of equity awards in accordance with SFAS No. 123(R). The fair value of this award of approximately $39.0 million, which is based on the public share price discounted for transfer restrictions and lack of dividends until vested and will be charged to compensation expense on a straight-line basis over the vesting period of 24 quarters. The Company has estimated that 8% will be forfeited based on the employee population. For the three months ended March 31, 2008, $15.1 million of compensation expense was recognized.

The following table summarizes RSU activity for the three months ended March 31, 2008:

	RSUs	Weighted Average Grant Date Fair Value
Balance, January 1, 2008	20,477,101	$15.30
Granted	6,424,387	6.07
Forfeited	(20,834)	16.58
Vested at March 31, 2008	—	—

Unvested at March 31, 2008	26,880,654	$13.09

Units Expected to Vest—As of March 31, 2008, the following unvested RSUs are expected to vest:

RSUs
Apollo Global Management	24,749,369

On June 30, 2008, the Company has committed to grant approximately 2.8 million RSUs.

AAA Restricted Depositary Units (“RDUs”)

During the three months ended March 31, 2008, the Company’s subsidiary, AAA Holdings, L.P. purchased an additional 1,802,016 units for an aggregate purchase price of $23,250. These units were purchased at fair value. These RDUs are granted periodically to employees of Apollo Global Management, LLC and its affiliated management companies. On March 14, 2008 and March 15, 2007, 2,422,496 and 1,280,480 RDUs were granted to employees, respectively, either directly or in the form of incentive units entitling their holders to receive RDUs in the future. The RDUs granted to employees generally vest over three years. The RDUs granted to the Company’s Managing Partners and Contributing Partners fully vest upon grant. The fair value of the grants are recognized over the vesting period. All RDUs are subject to a lock-up that prohibits their disposition or transfer until June 7, 2009. The vested RDUs can be converted into ordinary common units of AP Alternative Assets,

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

L.P. The estimated forfeiture rate was revised from 0% to 8% during the three months ended March 31, 2008 due to forfeitures that occurred during the three months ended March 31, 2008 and the Company’s future forfeiture expectations. For the three months ended March 31, 2008 and 2007, $8,290 and $189 of compensation expense was recognized, respectively. The payable related to RDUs that are vested but not delivered are included in due to affiliates in the condensed consolidated and combined financial statements.

The following table summarizes RDU activity for the three months ended March 31, 2008:

	Unvested	Weighted Average Grant Date Fair Value	Vested	Total Number of RDUs Issued
Balance, January 1, 2008	407,001	$19.60	942,997	1,349,998
Granted	2,422,496	13.00	—	2,422,496
Forfeited	(1,000)	19.50	—	(1,000)
Vested	(1,584,434)	13.01	1,584,434	—

Balance, March 31, 2008	1,244,063	15.05	2,527,431	3,771,494

Units Expected to Vest—As of March 31, 2008, the following unvested RDUs are expected to vest:

RDUs
AP Alternative Assets, L.P	1,145,458

The following table summarizes the activity of RDUs available for future grants:

RDUs Available For Future Grants
Balance, January 1, 2008	2,439,724
Purchases	1,802,016
Granted	(2,422,496)
Forfeited	1,000

Balance, March 31, 2008	1,820,244

Equity-based compensation is allocated based on ownership interests. Therefore, the amortization of the AOG Units is allocated to Shareholders’ Equity and the Non-Controlling Interest, which results in a difference in the amounts charged to equity-based compensation expense and the amounts credited to Shareholders’ Equity in the Company’s condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Below is a reconciliation of the equity-based compensation allocated to Apollo Global Management, LLC for the three months ended March 31, 2008:

	Total Amount	Non- Controlling Interest %	Allocated to Non- Controlling Interest	Allocated to Apollo Global Management, LLC
AOG Units	$259,869	71.1%	$184,908	$74,961
RSUs	15,118			15,118
RDUs	8,290	71.1%	5,898	2,392

Total Equity-based Compensation	$283,277		$190,806	92,471

Less RDUs				(2,392)

Capital Increase Related to Equity-based Compensation				$90,079

12. RELATED PARTY TRANSACTIONS

As a management company, the Company is responsible for paying for certain operating costs incurred by the Funds and affiliates. These costs are reimbursable to us from the Funds and are included in due from affiliates.

Due from affiliates and due to affiliates is comprised of the following:

	March 31, 2008	December 31, 2007
Due from Affiliates:
Due from Managing and Contributing Partners	$14,179	$—
Management and advisory fees receivable from capital markets funds	32,047	25,400
Due from private equity funds	11,616	7,854
Due from capital markets funds	538	—
Due from portfolio companies	26,827	22,592
Due from related party real estate management companies(1)	6,591	6,133
Due from employees	3,998	2,499
Other	840	625

Total Due From Affiliates	$96,636	$65,103

Due to Affiliates:
Due to Managing Partners and Contributing Partners in connection with the tax receivable agreement	$520,330	$520,330
Due to Managing Partners(2)	119,159	238,416
Due to Contributing Partners	1,669	—
AAA RDUs—vested but not delivered	20,365	—
Due to private equity funds	—	4,591
Other	1,219	7,876

Total Due To Affiliates	$662,742	$771,213

(1)	Due from related party real estate management companies primarily represents expense allocations from Apollo.
(2)	Carried interest related to transactions entered into prior to Reorganization.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

Management Fee Waiver and Notional Investment Program

Apollo has forgone a portion of management fee revenue it would have been entitled to receive in cash and instead received profits interests and assigned these profits interests to employees and partners. The amount of management fees waived amounted to $9.1 million and $16.5 million for the three months ended March 31, 2008 and 2007 respectively. Compensation expense was $9.1 million and $5.1 million for the three months ended March 31, 2008 and 2007, respectively and the remaining amount in 2007 was treated as an equity distribution to our Managing Partners and Contributing Partners.

13. COMMITMENTS AND CONTINGENCIES

Financial Guarantees—Apollo has provided financial guarantees on behalf of certain employees for the benefit of unrelated third party lenders, in connection with their capital commitment to Funds managed by Apollo. As of March 31, 2008, the maximum exposure relating to this financial guarantee approximated $3.5 million. Apollo has historically not incurred any liabilities as a result of these agreements and does not expect to in the future. Accordingly, no liability has been recorded in the accompanying condensed consolidated and combined financial statements.

Investment Commitments—As the general partner and manager of the Apollo Private Equity Funds and Capital Markets Funds, Apollo has unfunded capital commitments at March 31, 2008 and December 31, 2007 of $189,319 and $166,242, respectively.

Apollo has an ongoing obligation to acquire additional common units of AP Alternative Assets, L.P., on a quarterly basis, in an amount equal to 25% of the aggregate after-tax cash distributions, if any, that are made to its affiliates pursuant to the carried interests distribution rights that are applicable to investments made through AAA Investments, L.P.

Debt Covenants—Apollo’s debt obligations contain various customary loan covenants. As of the balance sheet date, the Company is not aware of any instances of noncompliance with any of these covenants.

Litigation and Contingencies—Apollo is, from time to time, party to various legal actions arising in the ordinary course of business including claims and litigations, reviews, investigations or proceedings by governmental and self regulatory agencies regarding its business. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of any such matters will not have a material adverse effect on the financial condition of Apollo, taken as a whole; such resolution may, however, have a material effect on the operating results and cash flows in any future period, depending on the level of income for such period.

Commitments—Apollo leases office space and certain office equipment under various lease and sublease arrangements, which expire on various dates through 2022. As these leases expire, it can be expected that in the normal course of business they will be renewed or replaced. Certain lease agreements contain renewal options, rent escalation provisions based on certain costs incurred by the landlord or other inducements provided by the landlord. Rent expense is accrued to recognize lease escalation provisions and inducements provided by the landlord, if any, on a straight-line basis over the lease term and renewal periods where applicable.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

As of March 31, 2008, the approximate aggregate minimum future payments required on the operating leases are as follows:

	2008	2009	2010	2011	2012	Thereafter	Total
Aggregate minimum future payments	$18,426	$23,205	$21,366	$21,666	$17,983	$39,887	$142,533

Lease expense related to non-cancellable operating leases was $5.3 million and $2.9 million for the three months ended March 31, 2008 and 2007, respectively.

Contingent Obligations—Carried interest income in both private equity funds and certain capital markets funds is subject to clawback in the event of future losses to the extent of the cumulative carried interest recognized in income to date. If all of the existing investments became worthless, the amounts of cumulative revenues that have been recognized by Apollo through March 31, 2008 that would be reversed approximates $1.1 billion. Management views the possibility of all the investments becoming worthless as remote. The amounts relate to the following Funds:

March 31, 2008
Fund IV	$601,755
Fund V	326,277
Fund VI	191,485

Total	$1,119,517

14. MARKET AND CREDIT RISK

In the normal course of business, Apollo encounters market and credit risk concentrations. Market risk reflects changes in the value of investments due to changes in interest rates, credit spreads or other market factors. Credit risk includes the risk of default on Apollo’s investments, where the counterparty’s unable or unwilling to make required or expected payments.

Apollo’s derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. Apollo minimizes this risk by limiting its counterparties to highly rated major financial institutions with good credit ratings. Management does not expect any material losses as a result of default by other parties.

Substantially all amounts on deposit with major financial institutions that exceed insured limits are invested in interest-bearing accounts.

Apollo is exposed to economic risk concentrations insofar as they are dependent on the ability of the Funds to compensate them for the services the Management Companies provide to these Funds. Further, the incentive income component of this compensation is based on the ability of the Funds to generate returns above certain specified thresholds.

Additionally, Apollo is exposed to interest rate risk. Apollo has debt obligations which have variable rates. Interest rate changes may therefore affect the amount of interest payments, future earnings and cash flows. At March 31, 2008 and December 31, 2007, $1,056,406 and $1,057,761 of Apollo’s debt balance had a variable interest rate, respectively.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

15. SEGMENT REPORTING

Apollo conducts its management, advisory and investment businesses primarily in the United States and substantially all of its revenues are generated domestically. These businesses are conducted through the following two reportable segments:

•

Private Equity—Apollo’s private equity segment is comprised of its management of private equity funds. Revenues are generated by management fees, advisory and transaction fees, carried interest income and investment income.

•	Capital Markets—Apollo’s capital markets segment is comprised of its management of capital markets funds. Revenues are generated by management fees, carried interest income and investment income.

These business segments are differentiated based on the varying investment strategies of the underlying funds they manage. The performance is measured by management on an unconsolidated basis because management makes operating decisions and assesses the performance of each of Apollo’s business segments based on financial and operating metrics and data that excludes the effects of consolidation of any of the Consolidated Funds.

Economic Net Income (Loss)

Economic Net Income (“ENI”) is a key performance measure used by management in evaluating the performance of Apollo’s private equity and capital markets segments, as the amount of management fees, advisory and transaction fees and carried interest income are indicative of the Company’s performance. Management also uses ENI in making key operating decisions such as the following:

•	Decisions related to the allocation of resources such as staffing decisions including hiring and locations for deployment of the new hires.

•	Decisions related to capital deployment such as providing capital to facilitate growth for the business and/or to facilitate expansion into new businesses.

•

Decisions related to compensation expense, such as determining annual discretionary bonuses to its employees. As it relates to compensation, the philosophy has been and remains to better align the interests of certain professionals and selected other individuals who have a profit sharing interest in the carried interest earned in relation to the funds with its own and with those of the investors in the funds. To achieve that objective, a significant amount of compensation is based on the Company’s performance and growth for the year.

ENI is a measure of profitability and has certain limitations in that it does not take into account certain items included under U.S. GAAP. ENI represents segment income (loss), which excludes the impact of non-cash charges related to equity-based compensation, income taxes and Non-Controlling Interest. In addition, segment data excludes the assets, liabilities and operating results of the Apollo Funds that are included in the condensed consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

The following tables present the financial data for Apollo’s two reportable segments, as of March 31, 2008 and December 31, 2007 and for the three months ended March 31, 2008 and 2007, respectively:

	As of and for the Three Months Ended March 31, 2008
	Private Equity Segment	Capital Markets Segment	Total Reportable Segments
Revenues:
Advisory and transaction fees from affiliates	$72,374	$601	$72,975
Management fees from affiliates	51,025	33,667	84,692
Carried interest (loss) income from affiliates	(158,299)	16,061	(142,238)

Total Revenue	(34,900)	50,329	15,429
Expenses	(22,548)	(48,909)	(71,457)
Other Loss	(1,624)	311	(1,313)

Economic Net (Loss) Income	$(59,072)	$1,731	$(57,341)

Total Assets	$2,086,064	$630,374	$2,716,438

The following table reconciles the Total Reportable Segments to Apollo Global Management, LLC’s condensed consolidated and combined financial statements as of and for the three months ended March 31, 2008.

	As of and for the Three Months Ended March 31, 2008
	Total Reportable Segments	Consolidation Adjustments		Condensed Consolidated and Combined
Revenues	$15,429	$—		$15,429
Expenses	(71,457)	(285,735	)(a)	(357,192)
Other loss	(1,313)	(120,342	)(b)	(121,655)
Economic Net Loss	(57,341)	N/A	(c)	N/A (c)
Total Assets	$2,716,438	$1,920,622	(d)	$4,637,060

(a)	Represents the addition of expenses of AAA and expenses related to equity-based compensation.
(b)	Results from the following:

For the Three Months Ended March 31, 2008
Net loss from investment activities	$(125,300)
Loss from equity method investments	4,958

Total Consolidation Adjustments	$ (120,342)

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

(c)	The reconciliation of Economic Net Loss to Net Loss reported in the condensed consolidated and combined statements of operations consists of the following:

For the Three Months Ended March 31, 2008
Economic Net Loss	$(57,341)
Income tax benefit	2,494
Non-Controlling Interest	241,720
Non-cash charges related to equity-based compensation	(283,277)

Net Loss	$(96,404)

(d)	Represents the addition of assets of the Funds.

	For the Three Months Ended March 31, 2007
	Private Equity Segments	Capital Markets Segments	Total Reportable Segments
Revenues:
Advisory and transaction fees from affiliates	$13,796	$—	$13,796
Management fees from affiliates	36,522	18,801	55,323
Carried interest income from affiliates	162,770	48,271	211,041

Total Revenue	213,088	67,072	280,160
Expenses	(125,641)	(14,444)	(140,085)
Other Income	4,822	471	5,293

Economic Net Income	$92,269	$53,099	$145,368

The following table reconciles the Total Reportable Segments to Apollo Global Management, LLC’s condensed consolidated and combined financial statements for the three months ended March 31, 2007:

	For the Three Months Ended March 31, 2007
	Total Reportable Segments	Consolidation Adjustments		Consolidated, Combined and Condensed
Revenues	$280,160	$(155,250	)(a)	$124,910
Expenses	(140,085)	(1,255	)(b)	(141,340)
Other Income	5,293	843,555	(c)	848,848
Economic Net Income	$145,368	N/A	(d)	N/A	(d)

(a)	Revenues consist of: (i) addition of Funds’ share of transaction and advisory fees, (ii) elimination of management fee income earned from Funds, and (iii) elimination of carried interest income earned from Funds.
(b)	Represents the addition of expenses of the Funds.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

(c)	Results from the following:

For the Three Months Ended March 31, 2007
Net gain from investment activities	$753,017
Dividend income from affiliates	79,836
Interest income	13,969
Income from equity method investments	(3,296)
Other	29

Total Consolidation Adjustments	$843,555

(d)	The reconciliation of Economic Net Income to Net Income reported in the condensed consolidated and combined statements of operations consists of the following:

For the Three Months Ended March 31, 2007
Economic Net Income	$145,368
Income tax provision	(1,771)
Non-Controlling Interest	633
Non-cash charges related to equity-based compensation	(189)

Net Income	$144,041

The following table presents total assets for Apollo’s two reportable segments, and reconciles the two segments to Apollo Global Management, LLC’s condensed consolidated and combined financial statements as of December 31, 2007.:

	As of December 31, 2007
	Private Equity Segments	Capital Markets Segments	Total Reportable Segments	Consolidation Adjustments		Condensed Consolidated and Combined
Total Assets	$2,711,997	$338,447	$3,050,444	$2,065,198	(a)	$5,115,642

(a)	Represents the addition of assets of the Funds.

16. SUBSEQUENT EVENTS

On April 4, 2008, the Company declared a cash distribution amounting to $0.33 per Class A share. The distribution results from the quarterly distribution with respect to the first quarter of 2008 amounting to $0.16 per Class A share plus a special distribution amounting to $0.17 per Class A share primarily resulting from the realization of a fund portfolio company in February 2008. The distribution was paid on April 18, 2008, to holders of record on April 8, 2008.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

On June 18, 2008, the Company and certain of its affiliates, including Hexion Specialty Chemicals, Inc. (“Hexion”), a portfolio company of Funds IV and V, commenced legal action in Delaware to declare its contractual rights with respect to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Hexion, Nimbus Merger Sub, Inc. and Huntsman Corporation (“Huntsman”). In this suit, Hexion alleges, among other things, that it believes that the capital structure agreed to by Huntsman and Hexion for the combined company is no longer viable because of Huntsman’s increased net debt and decreased earnings. The suit alleges that while both companies individually are solvent, consummating the merger on the basis of the capital structure agreed to with Huntsman would render the combined company insolvent. The suit alleges that, in light of this conclusion, Hexion does not believe that the banks will provide the debt financing for the merger contemplated by their commitment letters. The suit also alleges that in light of the substantial deterioration in Huntsman’s financial performance, the increase in its net debt and the expectation that the material downturn in Huntsman’s business that has occurred will continue for a significant period of time, Huntsman has suffered a material adverse effect as defined in the Merger Agreement. The suit further seeks a declaration that the company and certain of its affiliates have no liability to Huntsman in connection with the merger.

On June 23, 2008, the Company, Leon Black, Joshua Harris and certain of the Company’s affiliates were named as defendants in a lawsuit filed by Huntsman in Texas. Huntsman asserts certain fraud and tortious interference claims in connection with the facts surrounding the Merger Agreement and seeks, among other things, damages in excess of $3.0 billion. The Company believes, after consulting with its counsel, that the Huntsman lawsuit is without merit and intends to vigorously defend itself.

On July 2, 2008, Huntsman filed an answer and counterclaims in the lawsuit filed in Delaware by the Company and certain of its affiliates described above, which asserts claims against the Company and certain of its affiliates, including Hexion, in connection with the Merger Agreement including breach of contract, breach of the duty of good faith and fair dealing, tortious interference with contract, and defamation. The Company believes, after consulting with its counsel, that the claims alleged in Huntsman’s answer and counterclaims are without merit.

On July 7, 2008, the Company and certain of its affiliates, including Hexion, filed an amended and supplemental complaint against Huntsman in the Delaware action. In this complaint, the Company and certain of its affiliates assert the same claims as set forth in the June 18, 2008 complaint. In addition, they seek a declaration that Huntsman’s extension of the termination date of the Merger Agreement to October 2, 2008 was invalid, and they assert that Huntsman breached the Merger Agreement by bringing suit in Texas.

The Delaware court has scheduled trial to begin September 8, 2008.

On July 15, 2008, the Company declared a cash distribution amounting to $0.23 per Class A share. The distribution is with respect to the second quarter of 2008, and amounts to $0.16 per Class A share plus a special distribution amounting to $0.07 per Class A share. The special distribution results from the realizations of two fund portfolio companies, dividend income from a fund portfolio company, and interest income attributable to fund debt investments. The distribution was payable on July 25, 2008 to holders of record on July 18, 2008.

On July 16, 2008, the Company was joined as a defendant in a pre-existing purported class action pending in Massachusetts federal court against, among other defendants, numerous private equity firms. The suit alleges

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share and per share data)

(continued)

that beginning in mid-2003 the Company, the other private equity firm defendants, and other unidentified alleged co-conspirators, violated U.S. antitrust laws by forming “bidding clubs” or “consortia” that, among other things, rigged the bidding for control of various public corporations, restricted the supply of private equity financing, fixed the prices for target companies at artificially low levels, and allocated amongst themselves an alleged market for private equity services in leveraged buyouts. The suit seeks class action certification, declaratory and injunctive relief, unspecified damages, and attorneys’ fees. The Company believes that the lawsuit is without merit and intends to defend itself vigorously.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Apollo Global Management, LLC

New York, New York

We have audited the accompanying consolidated and combined statements of financial condition of Apollo Global Management, LLC and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated and combined statements of operations, changes in shareholders’ equity and partners’ capital, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Apollo Global Management, LLC and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

New York, New York

April 7, 2008

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

(dollars in thousands, except share data)

	2007	2006
Assets:
Cash and cash equivalents	$763,053	$155,744
Cash and cash equivalents held at Consolidated Funds	—	53,603
Restricted cash	3,362	5,991
Investments	2,164,240	10,756,303
Carried interest receivable	1,316,125	91,977
Due from affiliates	65,103	26,614
Receivables from brokers and counterparties	—	45,653
Fixed assets, net	20,178	36,446
Deferred tax assets	614,475	2,242
Other assets	33,403	5,348
Goodwill	40,056	—
Intangible assets, net	95,647	—

Total Assets	$5,115,642	$11,179,921

Liabilities, Non-Controlling Interest and Shareholders’ Equity/ Partners’ Capital
Liabilities:
Accounts payable and accrued expenses	$42,050	$28,275
Accrued compensation and benefits	63,262	43,321
Securities sold, not yet purchased, at fair value	—	14,449
Withdrawals payable	—	107,234
Deferred revenue	153,900	46,090
Due to affiliates	771,213	19,724
Profit sharing payable	596,876	468,416
Debt	1,057,761	93,738
Other liabilities	22,251	26,684

Total Liabilities	2,707,313	847,931

Commitments and Contingencies (See Note 14)

Non-Controlling Interest	2,312,286	9,847,069

Shareholders’ Equity/Partners’ Capital:
Class A shares, no par value, unlimited shares authorized, 97,324,541 and 0 shares issued and outstanding at December 31, 2007 and 2006, respectively	—	—
Class B shares, no par value, unlimited shares authorized, 1 and 0 share issued and outstanding at December 31, 2007 and 2006, respectively	—	—
Additional paid in capital	1,064,183	—
Apollo Operating Group partners’ capital	—	484,921
Accumulated deficit	(962,107)	—
Accumulated other comprehensive loss	(6,033)	—

Total Shareholders’ Equity/Partners’ Capital	96,043	484,921

Total Liabilities, Non-Controlling Interest and Shareholders’ Equity/Partners’ Capital	$5,115,642	$11,179,921

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(dollars in thousands, except share data)

	2007	2006	2005
Revenues:
Advisory and transaction fees from affiliates	$150,191	$147,051	$80,926
Management fees from affiliates	192,934	101,921	33,492
Carried interest income from affiliates	294,725	97,508	69,347

Total Revenues	637,850	346,480	183,765

Expenses:
Compensation and benefits	1,450,330	266,772	309,235
Interest expense—beneficial conversion feature	240,000	—	—
Interest expense	105,968	8,839	1,405
Professional fees	81,824	31,738	45,687
General, administrative and other	36,618	38,782	25,955
Placement fees	27,253	—	47,028
Occupancy	12,865	7,646	5,993
Depreciation and amortization	7,869	3,288	2,304

Total Expenses	1,962,727	357,065	437,607

Other Income:
Net gains from investment activities	2,279,263	1,620,554	1,970,770
Dividend income from affiliates	238,609	140,569	25,979
Interest income ($11,268, $8,344 and $17,753 from affiliates for the years ended December 31, 2007, 2006 and 2005, respectively)	52,500	38,423	33,578
Income from equity method investments	1,722	1,362	412
Other (loss) income	(36)	3,154	2,832

Total Other Income	2,572,058	1,804,062	2,033,571

Income Before Income Tax Provision and Non-Controlling Interest	1,247,181	1,793,477	1,779,729
Income tax provision	(6,726)	(6,476)	(1,026)

Income Before Non-Controlling Interest	1,240,455	1,787,001	1,778,703
Non-Controlling Interest	(1,810,106)	(1,414,022)	(1,577,459)

Net (Loss) Income	$(569,651)	$372,979	$201,244

	July 13, 2007 through December 31, 2007
Net Loss Per Class A Share:
Net Loss Available to Class A Shareholders	$ (962,107)

Net Loss Per Class A Share—Basic and Diluted	$ (11.71)

Weighted Average Number of Class A Shares Basic and Diluted	82,152,883

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(dollars in thousands, except share data)

	Class A Shares	Class B Shares	Additional Paid-in Capital	Apollo Global Management (Accumulated Deficit) Apollo Operating Group’s Partners’ Capital (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity and Partners’ Capital (Deficit)
Balance at January 1, 2005	—	—	$—	$406,672	$—	$406,672
Cash distributions				(261,950)		(261,950)
Non-cash distributions				(8,200)		(8,200)
Capital contributions				859		859
Comprehensive income
Net income				201,244		201,244

Total comprehensive income	—	—	—	201,244	—	201,244

Balance at December 31, 2005	—	—	—	338,625	—	338,625
Cash distributions				(190,503)		(190,503)
Non-cash distributions				(36,397)		(36,397)
Capital contributions				217		217
Comprehensive income
Net income				372,979		372,979

Total comprehensive income	—	—	—	372,979	—	372,979

Balance at December 31, 2006	—	—	—	484,921	—	484,921
Cash distributions				(1,239,409)		(1,239,409)
Non-cash distributions				(68,392)		(68,392)
Capital contributions				2,535		2,535
Distributions to Managing Partners and other Reorganization adjustments				(222,047)		(222,047)
Comprehensive income
Unrealized gain on interest rate swaps					2,860	2,860
Net income				392,456		392,456

Total comprehensive income	—	—	—	392,456	2,860	395,316

Balance at July 12, 2007	—	—	—	(649,936)	2,860	(647,076)
Reclassify predecessor partners’ deficit			(649,936)	649,936
Beneficial conversion feature			240,000			240,000
Distributions to Managing Partners			(1,067,862)			(1,067,862)
Conversion of Strategic Investors debt	60,000,001		1,200,000			1,200,000
Issuance of shares	37,324,540	1	816,391			816,391
Dilution impact of conversion and issuance of shares			(237,353)			(237,353)
Deferred tax effects resulting from acquisition of Apollo Operating Group units			92,330			92,330
Capital increase related to equity-based compensation			679,954			679,954
Cash distributions			(9,341)			(9,341)
Comprehensive loss
Net loss				(962,107)		(962,107)
Net unrealized loss on interest rate swaps, net of tax					(8,893)	(8,893)

Total comprehensive loss	—	—	—	(962,107)	(8,893)	(971,000)

Shareholders’ Equity at December 31, 2007	97,324,541	1	$1,064,183	$(962,107)	$(6,033)	$96,043

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(dollars in thousands, except share data)

	2007	2006	2005
Cash Flows from Operating Activities:
Net (loss) income	$ (569,651)	$372,979	$201,244
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,869	3,288	2,304
Amortization of debt issuance costs	430	—	—
Non-Controlling Interest	(274,078)	(2,855)	(3,410)
Income from equity method investments	(1,722)	(1,362)	(412)
Waived management fees	(27,922)	(17,473)	(1,194)
Non-cash compensation expense related to waived management fees	21,582	9,600	—
Deferred taxes, net	(866)	360	(1,000)
Equity-based compensation	989,849	—	—
Interest expense—beneficial conversion feature	240,000	—	—
Other	308	843	(4,721)
Changes in assets and liabilities:
Carried interest receivables	(203,140)	(26,283)	(18,340)
Due from affiliates	(40,270)	(9,589)	1,403
Receivable from brokers and counterparties	51,565	(80)	(32,972)
Other assets	(25,613)	(8,449)	(679)
Accrued compensation and benefits	19,941	9,827	30,363
Deferred revenue	(702)	(22,876)	44,552
Accounts payable and accrued expenses	102,841	(10,295)	23,879
Due to affiliates	15,115	(1,647)	(505)
Profit sharing payable	174,777	42,274	35,450
Other liabilities	(6,974)	3,931	86
Apollo Funds related:
Non-Controlling Interest	2,084,184	1,416,877	1,580,869
Net realized gains from investment activities	(1,013,220)	(1,011,446)	(1,274,601)
Net increase in unrealized gains and losses from investment activities	(1,266,043)	(609,108)	(696,169)
Non-cash dividends from investment activities	(62,161)	(78,649)	(11,036)
Cash relinquished with deconsolidation of funds	(142,161)	—	—
Purchases of investments	(3,010,514)	(4,216,497)	(849,342)
Proceeds from sale of investments and liquidating dividends	3,792,317	2,331,126	3,092,051

Net cash provided by (used in) operating activities	855,741	(1,825,504)	2,117,820

Cash Flows from Investing Activities:
Purchases of fixed assets	(6,856)	(7,039)	(2,194)
Cash contributions to equity investments	(9,211)	(80)	(57)
Cash distributions from equity investments	326	344	495
Cash relinquished related to excluded assets	(16,001)	—	—
Decrease (increase) in restricted cash	2,629	(2,636)	(63)

Net cash used in investing activities	(29,113)	(9,411)	(1,819)

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(dollars in thousands, except share data)

	2007	2006	2005
Cash Flows from Financing Activities:
Principal repayments on debt	$(21,376)	$(1,781)	$(1,743)
Proceeds from credit agreement	1,000,000	75,000	—
Issuance of convertible debt to strategic investors	1,200,000	—	—
Debt issuance costs	(13,096)	—	—
Issuance of shares in Rule 144A offering (net of issuance costs)	818,891	—	—
Offering costs of affiliate	—	(108,102)	—
Distributions to partners	(1,248,750)	(190,503)	(261,950)
Contributions from partners	2,535	217	859
Distributions to Non-Controlling Interest holders	(2,731,108)	(1,803,963)	(2,626,275)
Withdrawals paid to Non-Controlling Interest holders	(227,744)	—	—
Contributions from Non-Controlling Interest holders	2,171,993	3,833,172	768,560
Distributions to Managing Partners	(1,067,862)	—	—
Purchase of interests from Contributing Partners	(156,405)	—	—

Net cash (used in) provided by financing activities	(272,922)	1,804,040	(2,120,549)

Net Increase (Decrease) in Cash and Cash Equivalents	553,706	(30,875)	(4,548)
Cash and Cash Equivalents, Beginning of Period	209,347	240,222	244,770

Cash and Cash Equivalents, End of Period	$763,053	$209,347	$240,222

Supplemental Disclosure of Cash Flow Information:
Interest paid	$95,606	$5,447	$1,257
Income taxes paid	5,443	5,945	2,921

Supplemental Disclosure of Non-Cash Investing Activities:
Net assets other than cash of deconsolidated funds
Investments, at fair value	10,457,695	—	—
Other	(1,044,992)	—	—
Non-Controlling Interests in consolidated subsidiaries	(9,554,871)	—	—
Net assets other than cash of excluded assets on July 13, 2007
Investments, at fair value	116,758	—	—
Other	(12,192)	—	—
Non-Controlling Interests in consolidated subsidiaries	(121,021)	—	—
Assets and liabilities of newly consolidated subsidiaries	20,994	—	—
Net assets other than cash transferred from feeder fund
Investments, at fair value	378,457	—	—
Receivables from brokers and counterparties	42,967	—	—
Other assets	4,871	—	—
Withdrawals payables	(120,509)	—	—
Other liabilities	(19,114)	—	—
Non-Controlling Interests in consolidated subsidiaries	(286,672)	—	—
Non-cash investments (deferred performance fees)	—	14,215	4,328

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(dollars in thousands, except share data)

	2007	2006	2005
Supplemental Disclosure of Non-Cash Financing Activities:
Non-cash distributions	$68,392	$36,397	$8,200
Non-cash distributions of profits interests in funds to Non-Controlling Interest holders	2,625	—	—
Non-cash contributions from Non-Controlling Interest holders	59,952	32,815	7,006
Non-cash contributions from AP Professional Interest holders	291,146	—	—
Non-cash distributions to Non-Controlling Interest holders	1,324	139,388	13,203
Carried interest payable to Managing Partners	238,416	—	—
Transfer of partners’ capital to Non-Controlling Interest holders	237,353	—	—
Accrued transaction costs for S-1 Filing	2,500	—	—
Conversion of Strategic Investors’ notes to equity	1,440,000	—	—
Adjustments related to exchange of Managing Partners and Contributing Partners’ limited partnership interests for Apollo Operating Group units and tax receivable agreement:
Deferred tax assets	612,660	—	—
Due to Affiliates	(520,330)	—	—
Additional paid in capital	(92,330)	—	—
Partners’ capital	(4,033)	—	—
Profit sharing payable	(46,318)	—	—

See accompanying notes to consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

Apollo Global Management, LLC and its consolidated subsidiaries (“Successor” or the “Company” or “Apollo”), is a global alternative asset manager whose predecessor was founded in 1990. Its primary business is to raise, invest and manage private equity and capital markets funds (collectively, the “Funds”) on behalf of pension and endowment funds, as well as, other institutional and individual investors. For these investment and management services, Apollo receives management fees generally related to the amount of assets managed, transaction and advisory fees for the investments made and carried interest income related to the performance of the Funds managed. The Funds fall into two primary business segments:

•	Private equity, which primarily invests in control equity and related debt instruments, or other convertible securities

•	Capital markets, which invests principally in non-control debt and non-control equity investments, including distressed instruments

Basis of Presentation

Prior to the Reorganization on July 13, 2007 described below, the accompanying consolidated and combined financial statements include the entities engaged in the above businesses and their related funds (collectively, “Predecessor” or “Operating Entities” or the “Partnership”) under the common ownership of Leon Black, Joshua Harris, and Marc Rowan (the “Managing Partners” or “Control Group”). Subsequent to the Reorganization, the accompanying consolidated and combined financial statements include the accounts of Apollo excluding deconsolidated funds. The accompanying consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated upon consolidation.

Reorganization of the Company

The Company was formed as a Delaware limited liability company on July 3, 2007. The Company is managed and operated by its manager, AGM Management, LLC, which in turn is wholly owned and controlled by the Managing Partners.

Apollo’s business was historically conducted through a large number of entities as to which there was no single holding entity but which were separately owned by the Managing Partners and others (“Predecessor Owners”), and controlled by the Managing Partners. In order to facilitate the private placement, as described in further detail below, the Predecessor Owners completed a Reorganization as of the close of business on July 13, 2007 (the “Reorganization”) whereby, except for Apollo Advisors, L.P. (“Apollo Advisors”) and Apollo Advisors II, L.P. (“Apollo Advisors II”), each of the operating entities of the Predecessor and the intellectual property rights associated with the Apollo name, were contributed (“Contributed Businesses”) to five newly-formed holding partnerships (Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Management Holdings, L.P. and Apollo Principal Holdings IV, L.P. that was formed subsequent to July 13, 2007 (collectively, “Apollo Operating Group”)).

The Company currently owns, after completion of the transactions described below, through two Intermediate Holding Companies (APO Corp., a Delaware corporation that is a domestic corporation for U.S. Federal income tax purposes, and APO Asset Co., LLC, a Delaware limited liability company that is a disregarded entity for U.S. Federal income tax purposes, collectively, (the “Intermediate Holding Companies”)), 28.9% of the economic interests of, and operates and controls all of the businesses and affairs of, the Apollo Operating Group as general partners. AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”), is the entity

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

through which the Company’s Managing Partners and other contributing partners (the “Contributing Partners”) hold the remaining Apollo Operating Group Units (“AOG Units”). Holdings owns the remaining 71.1% of the economic interests in the Apollo Operating Group. The Company consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. Holdings’ ownership interest in the Apollo Operating Group is reflected as a Non-Controlling Interest in the accompanying consolidated and combined financial statements.

Concurrently with the Reorganization, the Company entered into a strategic investor agreement on July 13, 2007 with a subsidiary of the Abu Dhabi Investment Authority (“ADIA”) and the California Public Employees’ Retirement System (“CalPERS”) (collectively, the “Strategic Investors,” both of which are limited partners in a number of Funds). In connection with this agreement, the Company issued notes which were subject to contingent conversion with a Beneficial Conversion Feature (“BCF”) in the principal amount of approximately $600 million to each of ADIA and CalPERS (see Note 10). These notes were converted into non-voting Class A limited liability company shares in Apollo Global Management, LLC on August 8, 2007.

On July 13, 2007, the Company contributed the $1.2 billion proceeds from the sale of the convertible securities described above to the Intermediate Holding Companies which, in turn, purchased from the Managing Partners for $1,068 million certain interests in the limited partnerships that operate the business, and contributed those purchased interests to the Apollo Operating Group, in return for approximately 17.4% of the limited partnership interests of the Apollo Operating Group. In addition, the Intermediate Holding Companies purchased from the Contributing Partners a portion of their interests in subsidiaries of the Apollo Operating Group for an aggregate purchase price of $156.4 million, excluding potential contingent consideration, and contributed those purchased interests to the Apollo Operating Group in return for approximately 2.6% of the limited partnership interests of the Apollo Operating Group. Additionally, as discussed below in Private Placement, Apollo Global Management, LLC issued additional Class A shares, which diluted the Non-Controlling Interest holders by 8.9%. The purchase of the Managing Partners’ and Contributing Partners’ interests also included a provision for contingent consideration.

The Reorganization was accounted for as an exchange of entities under common control for the interests in the Contributed Businesses, which were contributed by the Managing Partners. The acquisition of Non-Controlling Interests from the Contributing Partners was accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”).

Apollo also entered into an exchange agreement with Holdings that allows the partners in Holdings, subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the partnership agreements of the Apollo Operating Group, to exchange their AOG Units for the Company’s Class A shares on a one-for-one basis up to four times each year, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. A limited partner must exchange one partnership unit in each of the five Apollo Operating Group partnerships to effect an exchange for one Class A share.

Undistributed earnings of the Contributed Businesses through the date of the Reorganization that were attributable to the Managing Partners and Contributing Partners for the sold portion of their interest were $238.4 million and $148.6 million, and have been recorded as a component of due to affiliates and profit sharing payable, respectively.

Private Placement—On August 8, 2007, Apollo completed a Rule 144A Private Placement (“Private Placement”) of its Class A shares. Upon the completion of the Private Placement, Qualified Institutional Buyers

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

and Accredited Investors, as defined by the Securities and Exchange Commission rules, directly own 37,324,540 Class A shares of Apollo Global Management, LLC. The completion of the Private Placement triggered the conversion of the convertible securities and issuance of 60,000,001 non-voting Class A shares of Apollo Global Management, LLC to CalPERS and ADIA. The Company retained the proceeds from the Private Placement and intends to use such proceeds for general business purposes. Additionally, on August 8, 2007 and September 5, 2007, Apollo issued 34,500,000 Class A shares and 2,824,541 Class A Shares, respectively, which diluted the Non-Controlling Interest by 8.9%.

Consolidation and Deconsolidation of Apollo Funds

In accordance with U.S. GAAP, a number of the Funds have historically been consolidated into the Company’s Predecessor’s combined financial statements.

Subsequent to the Reorganization, the Contributed Businesses that act as a general partner of most of the consolidated Funds granted rights to the unaffiliated investors in each respective fund to provide that a simple majority of such Fund’s unaffiliated investors have the right, without cause, to liquidate that fund in accordance with certain procedures. These rights were granted in order to achieve the deconsolidation of such Funds from the Company’s financial statements. For the Apollo Funds previously consolidated, these rights became effective either on August 1, 2007 or November 30, 2007. The deconsolidation of these funds will present the Company’s financial statements in a manner consistent with how Apollo evaluates its business and its related risks. Accordingly, we believe that deconsolidating these funds will provide investors with a better understanding of the Company’s business. The results of the deconsolidated funds are included in the consolidated and combined financial statements through the date of deconsolidation. Apollo will continue to consolidate AAA. As a listed vehicle, AAA is able to access the public markets to raise additional capital. Through its relationship with AAA, Apollo is able to access AAA’s capital to seed new strategies in advance of a lengthy third party fundraising process. As a result, Apollo has not granted voting rights to the AAA limited partners to allow them to liquidate this entity, therefore Apollo will continue to control this entity.

Due to the fact that the Company and Apollo Advisors and Advisors II (“advisor entities”) were under a common control group as defined by Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 02-5, Definition of “Common Control” in Relation to FASB No. 141, the advisor entities are combined for the historical periods prior to the effective date of the Reorganization in the accompanying consolidated and combined financial statements. In accordance with EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), the advisor entities consolidated their respective funds. The advisor entities were excluded assets on July 12, 2007 as they were not sold to Apollo Global Management, LLC as part of the Reorganization (see “Reorganization of the Company” above). As such, they are not presented in the consolidated and combined financial statements subsequent to the Reorganization date.

Apollo’s interest in the Apollo Operating Group (see “Reorganization of the Company” above) is within the scope of EITF 04-5. Although Apollo has less than 50% of the economics in the Apollo Operating Group, it has a majority voting interest and controls the management of the Apollo Operating Group. Additionally, although Holdings has a majority of the economics in Apollo Operating Group, it does not have the right to dissolve the partnerships or have substantive kick-out rights or participating rights that would overcome the presumption of control by Apollo. Accordingly, Apollo consolidates the Apollo Operating Group and records the Non-Controlling Interest for the economic interest in Apollo Operating Group directly held by Holdings.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

On July 31, 2007, certain management companies within Apollo Management Holdings, L.P. transferred their indirect interests in a corporate aircraft, a Gulfstream G-IV (“G-IV”), to a group of Apollo Non-Controlling Interest holders, which was treated as a distribution to such Non-Controlling Interest holders. Simultaneously with the transfer, such management companies were released from their obligations as guarantors of the loan used to finance the purchase of the G-IV. The transfer of the indirect interests and release as guarantors resulted in deconsolidation of the trust that owns the corporate aircraft.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying consolidated and combined financial statements are prepared in accordance with U.S. GAAP.

Principles of Consolidation—Apollo consolidates those entities it controls through a majority voting interest or otherwise, including those Funds in which the general partner is presumed to have control over them pursuant to EITF 04-5. Apollo also consolidates entities which are variable interest entities (“VIEs”) for which Apollo is the primary beneficiary pursuant to FASB Interpretation No. 46(R) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB 51 (“FIN 46(R)”). The provisions under both FIN 46(R) and EITF 04-5 have been applied respectively to all periods presented in the consolidated and combined financial statements. All material intercompany transactions and balances have been eliminated in the consolidated and combined financial statements.

Equity Method—For entities over which the Company exercises significant influence but which do not meet the requirements for consolidation, the Company uses the equity method of accounting pursuant to Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), whereby we record the Company’s share of the underlying income or loss of these entities. Earnings from equity method investments are not material and therefore are recognized as part of Other Income in the consolidated and combined statements of operations.

Non-Controlling Interest—For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than Apollo. The aggregate of the income or loss and corresponding equity that is not owned by the Company is included in Non-Controlling Interest in the consolidated and combined financial statements. Subsequent to the Reorganization, the Non-Controlling Interests relating to Apollo Global Management, LLC includes the ownership interest in the Apollo Operating Group held by the Managing Partners and Contributing Partners through their partnership interests in Holdings, and the limited partner interests in AAA. In the Predecessor’s combined financial statements, the Non-Controlling Interests include limited partner interests in the consolidated funds.

Use of Estimates—The preparation of the consolidated and combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated and combined financial statements, the disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Apollo’s most significant estimates include goodwill, intangible assets, income taxes, carried interest income from affiliates, non-cash compensation and fair value of investments in consolidated and unconsolidated funds. Actual results could differ materially from those estimates.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Revenues—Revenues consist principally of (i) management fees, which are based on committed or invested capital, gross invested capital or fund net asset value, (ii) advisory and transaction fees relating to the investments the Funds make or individual monitoring agreements with portfolio companies of the private equity funds and (iii) carried interest, based on the performance of the Funds.

Management Fees from Affiliates—Management fees for private equity funds and certain capital markets funds are recognized in the period during which the related services are performed in accordance with the contractual terms of the related agreement. Management fees for private equity funds and certain capital markets funds are based upon a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments. For most capital markets funds, management fees are recognized in the period during which the related services are performed and are based upon a percentage of investments, gross assets or net assets, all as defined in the respective partnership agreements.

Advisory and Transaction Fees from Affiliates—Advisory and transaction fees are recognized when the underlying services rendered are substantially completed in accordance with the terms of their engagement letters. Additionally, during the normal course of business, the Company incurs certain costs related to private equity fund transactions that are not consummated (“broken deal costs”). Please refer to “Pending Deal Costs” policy below for information regarding how and when broken deal costs are accounted for.

As a result of providing advisory services and its advice on potential private equity investments, when applicable, Apollo is entitled to receive fees for transactions related to the acquisition and disposition of portfolio companies as well as ongoing monitoring of portfolio company operations. Under the terms of the limited partnership agreements for certain Funds, the management fee is subject to a reduction of a certain percentage of such transaction fees, net of applicable broken deal costs. Such amounts are presented as a reduction to Advisory and Transaction Fees from Affiliates in the consolidated and combined statements of operations.

Carried Interest Income from Affiliates—Apollo is entitled to an incentive return that can amount to as much as approximately 20% of the total returns on Funds’ capital, depending upon performance. Performance-based fees are assessed as a percentage of the investment performance of the Funds. Carried interest income from affiliates is recognized from private equity and capital markets funds in accordance with EITF Topic D-96, Accounting for Arrangement Fees Based on a Formula (“Topic D-96”). In applying Topic D-96, the carried interest income from affiliates for any period is based upon an assumed liquidation of the Fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the Fund’s income allocation provisions. The net carried interest may be subject to clawback based on subsequent performance in accordance with the respective partnership agreements. Carried interest receivable is classified within Investments in the consolidated and combined statements of financial condition.

Management Fee Waiver and Notional Investment Program—Under the terms of certain investment fund partnership agreements, Apollo may from time to time elect to forgo a portion of the management fee revenue which is due from the Funds and instead receive a right to a proportionate interest in future distributions of profits of those Funds. Waived fees recognized during the period are included in management fees in the consolidated and combined statements of operations. In turn this election allows certain employees of Apollo to waive a portion of their respective share of future income from Apollo and receive, in lieu of a cash distribution, title and ownership of the profits interests in the respective fund. Apollo immediately assigns the profits interests received to its employees. Such assignments of profits interests are treated as compensation and benefits when assigned. Waived fees recognized during the period are included in Management Fees from Affiliates in the consolidated and combined statements of operations. Prior to the Reorganization, the profits interests assigned to

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

the Managing Partners and Contributing Partners are treated as asset distributions to Non-Controlling Interest holders and are recorded as Non-Cash Distributions of Funds’ Profits Interests.

Deferred Revenue—In accordance with the management agreements with the Funds, Apollo receives advisory and transaction fees during the same period as management fees are received. When Apollo receives cash in excess of the management fees earned, they are deferred and recorded as a liability within deferred revenue in the consolidated and combined statements of financial condition.

The advisory agreements with the Funds’ portfolio companies vary in duration and the associated fees are received monthly, quarterly or annually. When a payment is received, the payment is deferred and the revenue is recognized as the service is provided.

Under the terms of the Funds’ partnership agreements, Apollo is required to bear organizational expenses over a set dollar amount and placement costs in connection with the offering and sale of interests in private equity and capital markets funds to investors. The placement fees are payable to placement agents, who are independent third parties, which assist in identifying limited partners, when a limited partner either commits or funds a commitment to a Fund, and in certain instances the placement fees are paid over a period of time.

Based on the management fee formula with the Funds, Apollo considers placement fees and organization costs paid in determining if cash has been received in excess of the management fees earned. When transaction fees received are in excess of the management fees earned, the Funds defer the management fee until the excess transaction fees are reduced to zero.

Interest and Dividend Income and Other Income—Apollo recognizes security transactions on the trade date. Dividend income is recognized on the ex-dividend date, and interest income is recognized as earned on an accrual basis. Discounts and premiums on securities purchased are accreted or amortized over the life of the respective securities using the effective interest method. Realized gains and losses are recorded based on the specific identification method.

Cash and Cash Equivalents—Apollo considers all highly liquid short term investments with original maturities of 90 days or less when purchased to be cash equivalents.

Cash and Cash Equivalents Held at Consolidated Funds—Cash held at Consolidated Funds are not available to fund general liquidity needs of Apollo.

Restricted Cash—Restricted cash represents cash deposited at a bank, which is pledged as collateral in connection with leased premises.

Due from/to Affiliates—Apollo considers its existing partners, employees, non-consolidated private equity funds, non-consolidated capital markets funds, private equity fund portfolio companies, certain real estate management companies and certain advisors to be affiliates or related parties.

Investments and Securities Sold, Not Yet Purchased, at Fair Value—The Funds are investment companies and therefore prepare their financial statements under the AICPA Audit and Accounting Guide, Investment Companies. The Funds, therefore, reflect their investments including securities sold, not yet purchased on the consolidated and combined statements of financial condition at their estimated fair value, with unrealized gains and losses resulting from changes in fair value reflected as a component of Other Income in the consolidated and combined statements of operations. Fair value is the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., exit price).

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Additionally, these Funds do not consolidate their majority owned and controlled portfolio companies. Apollo has retained the specialized accounting for the Funds pursuant to the guidance contained in EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.

Private Equity Investments

The value of liquid investments, where the primary market is an exchange (whether foreign or domestic) is determined using period end market prices. Such prices are generally based on the last sales price on the date of determination, or, if no sales occurred on such day, at the “bid” price at the close of business on such day and if sold short at the “ask” price or at ascertainable prices at the close of business on such day. Forwards are valued based on market rates obtained from counterparties or prices obtained from recognized financial data service providers.

When determining fair value when no market value exists, the value attributed to an investment is based on the enterprise value at which the company could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. A market multiple approach that considers a specific financial measure (such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, cash flow, net income, revenues or net asset value) or a discounted cash flow or liquidation analysis is generally used. Consideration may also be given to such factors as the company’s historical and projected financial data, valuations given to comparable companies, the size and scope of the company’s operations, the company’s strengths, weaknesses, expectations relating to the market’s receptivity to an offering of the company’s securities, applicable restrictions on transfer, industry information and assumptions, general economic and market conditions and other factors deemed relevant. As part of management’s valuation process we utilize a valuation committee to review, challenge and approve the valuations. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

Capital Markets Investments

The vast majority of the investments in the Company’s capital markets funds are valued based on quoted market prices. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value utilizing recognized pricing services, market participants or other sources. The capital markets funds also enter into foreign currency exchange contracts, credit default swap contracts, and other derivative contracts, which may include options, caps, collars and floors. Foreign currency exchange contracts are marked-to-market by recognizing the difference between the contract exchange rate and the current market rate as unrealized appreciation or depreciation. Changes in value are recorded in income currently. Realized gains or losses are recognized when contracts are settled. Credit default swap contracts are recorded at fair value as an asset or liability with changes in fair value recorded as unrealized appreciation or depreciation. Realized gains or losses are recognized at the termination of the contract based on the difference between the close-out price of the credit default contract and the original contract price.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Apollo’s financial instruments are recorded at fair value or at amounts whose carrying value approximate fair value as indicated in the valuation policy previously discussed. Apollo’s valuations of portfolio investments are based on assumptions that Apollo believes are reasonable under the circumstances, the actual realized gains or losses will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may ultimately differ significantly from the assumptions on which the valuations were based. Other financial instruments carrying values generally approximate fair value because of the short-term nature of those instruments or variable interest rates related to the borrowings.

Interest Rate Swap Agreements—In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, Apollo recognizes derivatives as either an asset or liability measured at fair value. For derivatives that have been formally designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are recorded in accumulated other comprehensive income (“OCI”). Amounts in OCI are reclassified into earnings when interest expense on the underlying borrowings is recognized.

If, at any time, the swaps are determined to be ineffective, in whole or in part, due to changes in the interest rate swap or underlying debt agreements, the fair value of the portion of the interest rate swap determined to be ineffective will be recognized as a gain or loss in the statement of operations.

Receivable from Brokers and Counterparties—Receivables from brokers and counterparties include cash balances with financial institutions, including proceeds from securities sold short and cash deposited as collateral on foreign currency exchange contracts.

Pending Deal Costs—Pending deal costs consist of certain costs incurred (i.e. research costs) related to private equity fund transactions we are pursuing but have not yet been consummated. These costs are deferred in Other Assets until such transactions are successfully completed or broken. A transaction is determined to be broken upon management’s decision to no longer pursue the transaction. In accordance with the related fund agreements, in the event the deal is broken, a portion of the costs are reimbursed by the funds through reductions of the management fee rebate and are included in Advisory and Transaction Fees from Affiliates in the Company’s consolidated and combined statements of operations. If a deal is successfully completed, Apollo is reimbursed by the portfolio company for all costs incurred.

Fixed Assets—Fixed Assets consist primarily of ownership interests in an aircraft, leasehold improvements, furniture, fixtures and equipment, computer hardware and software and are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the assets’ estimated useful lives, which for leasehold improvements is the lesser of the useful life of the asset or the term of the lease, and two to sixteen years for fixed assets, taking into consideration any residual value. The expected useful life of the aircraft is fifteen years. Aircraft engine overhauls are capitalized and depreciated until the next expected overhaul, which is generally anticipated to be five years. Expenditures for repairs and maintenance are charged to expense when incurred. Apollo evaluates long-life assets for impairment periodically and whenever events or changes in circumstances indicate the carrying amounts of the assets may be impaired.

Business Combinations—The Company accounts for acquisitions using the purchase method of accounting in accordance with SFAS No. 141. The purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition day. The consolidated and combined financial statements of the Company for the periods presented do not reflect any business combinations. However, the acquisitions of Non-Controlling Interests described in Notes 1 and 3 are accounted for using the purchase method of accounting pursuant to SFAS No. 141.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Goodwill and Intangible Assets—SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), does not permit the amortization of goodwill and indefinite-life intangible assets. Under SFAS No. 142, these assets must be reviewed annually for impairment or more frequently if circumstances indicate impairment may have occurred. Identifiable finite-life intangible assets are amortized over their estimated useful lives, which are periodically re-evaluated for impairment or when circumstances indicate impairment may have occurred in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Apollo amortizes its intangible assets using the straight-line method.

Profit Sharing Payable—Profit sharing payable represents the amounts payable to employees and former employees who are entitled to a proportionate share of carried interest income in one or more Funds. The liability is calculated based upon the changes to realized and unrealized carried interest and is therefore not payable until the carried interest itself is realized.

Withdrawals Payable—Non-Controlling Interests related to certain Consolidated Funds are generally subject to annual, semi-annual or quarterly withdrawal or redemption by investors in such funds following the expiration of a specified period of time when capital may not be withdrawn. When redeemed amounts become legally payable to investors, they are reclassified as a liability.

Debt Issuance Costs—Debt issuance costs consist of costs incurred in obtaining financing and are amortized over the term of the financing using the effective interest method. These costs are included in Other Assets on the consolidated and combined statements of financial condition.

Foreign Currency—Foreign currency denominated assets and liabilities are primarily held through the Consolidated Funds. Such assets and liabilities are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income.

Compensation and Benefits—Compensation and benefits include salaries, bonuses, severance and employee benefits, but exclude payments made to the Managing Partners prior to the Reorganization of the Company. Prior to the Reorganization, individuals who owned direct equity interests and participated in the Company’s governing process are considered partners. As a result, any distributions made to these individuals are equity distributions and are presented within Statement of Changes in Shareholders’ Equity and Partners’ Capital within the captions of “Cash distributions,” “Distributions to Managing Partners,” “Reorganization adjustments” and “Non-cash distributions.”

Bonuses are accrued over the service period. From time to time, the Company may distribute profit interests as a result of waived management fees to their investment professionals, which are considered compensation. Additionally, certain employees have arrangements whereby they are entitled to receive a percentage of carried interest income based on the Funds’ performance. To the extent that individuals are entitled to a percentage of the carried interest income, and such entitlement is subject to potential forfeiture at inception, such arrangements are accounted for as profit sharing plans, and compensation expense is recognized as the related carried interest income is recognized.

The Company sponsors a 401(k) Savings Plan (the “401(k) Plan”), which is a defined contribution plan. U.S. based employees are entitled to participate in the 401(k) plan, based upon certain eligibility requirements. The Company may provide discretionary contributions from time to time. No contributions relating to this plan were made by the Company for the years ended December 31, 2007, 2006 and 2005.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Equity-based Compensation—Equity-based compensation is accounted for under the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) requires the cost of employee services received in exchange for an award of equity instruments generally be measured based on the grant date fair value of the award. Equity-based awards that do not require future service (i.e., vested awards) are expensed immediately. Equity-based employee awards that require future service are recognized over the relevant service period. The Company estimates forfeitures for equity-based awards that are not expected to vest.

Comprehensive Income (Loss)—SFAS No. 130, Reporting Comprehensive Income (“SFAS No. 130”) establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that the Company classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately in the stockholders’ equity section of the Company’s consolidated and combined statements of financial condition. Comprehensive Income (Loss) consists of Net Income (Loss) and OCI. Apollo’s OCI is comprised of the effective portion of changes in the fair value of the interest rate swap agreements discussed above. If, at any time, the Company’s subsidiaries’ functional currency become non-U.S. dollar denominated, we will record foreign currency cumulative translation adjustments in OCI.

Income Taxes—Apollo has historically operated as partnerships for U.S. Federal income tax purposes, and primarily corporate entities in non-U.S. jurisdictions. As a result, prior to the Reorganization, income was not subject to U.S. Federal and state income taxes. Taxes related to income earned by these entities represent obligations of the individual partners and members and have not been reflected in the historical consolidated and combined financial statements. Income taxes shown on the historical consolidated and combined statements of operations are attributable to the New York City unincorporated business tax and income taxes on certain entities located in non-U.S. jurisdictions.

Following the Reorganization, Apollo Operating Group and its subsidiaries continue to operate in the U.S. as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business tax, or in the case of non-U.S. entities, to non-U.S. corporate income taxes. In addition, APO Corp., a wholly-owned subsidiary of the Company, is subject to U.S. corporate Federal income tax, and the Company’s provision for income taxes is accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).

As significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”), we recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The tax benefit is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. If a tax position is not considered more likely than not to be sustained then no benefits of the position are to be recognized. We review and evaluate the Company’s tax positions quarterly and determine whether or not we have uncertain tax positions that require financial statement recognition. FIN 48 was adopted on January 1, 2007 and there was no financial statement impact.

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated and combined statements of financial condition. These temporary differences result in taxable or deductible amounts in future years.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Net Loss Per Class A Share—The Company computes net loss per Class A share under the two class method in accordance with SFAS No. 128, Earnings per Share. Basic net income (loss) per Class A share is computed by dividing income (loss) available to Class A shareholders by the weighted average number of shares outstanding for the period. Diluted net income per Class A shares reflects the assumed conversion of all dilutive securities, if any. Prior to the Reorganization, Apollo’s business was conducted through a large number of entities as to which there was no single holding entity but which were separately owned by its then existing partners. There was no single capital structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information is not presented for historical periods prior to the Reorganization.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosure about fair value measurements. SFAS No. 157 requires companies to measure and disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide enhanced disclosure regarding certain instruments, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Apollo will provide SFAS No. 157 disclosures upon adoption. Other than enhanced disclosures, the adoption of SFAS No. 157 as of January 1, 2008 did not have a material impact on Apollo’s consolidated and combined financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 159 as of January 1, 2008 did not have any impact on Apollo’s consolidated and combined financial statements.

In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”), which provides clarification on the applicability of FIN 46(R) to the accounting for investments by entities that apply the accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies. FSP FIN 46(R)-7 amends FIN 46(R), to make permanent the temporary deferral of the application of FIN 46(R), to entities within the scope of the guide under AICPA Statement of Position (“SOP”) No. 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1. The adoption of FSP FIN 46(R)-7 is not expected to have a material impact on Apollo’s consolidated and combined financial statements.

SOP 07-1, issued in June 2007, addresses whether the accounting principles of the AICPA Audit and Accounting Guide, Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1, as originally issued, was to be effective for fiscal years beginning on or after December 15, 2007 with earlier adoption encouraged. In February 2008, the FASB issued FSP SOP 07-1-1, Effective Date of AICPA Statement of Position 07-1, to indefinitely defer the effective date of SOP 07-1. Apollo intends to monitor future developments associated with this statement in order to assess the impact, if any, that may result.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

In June 2007, the EITF reached consensus on Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 requires that the tax benefit related to dividend equivalents paid on restricted share units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The adoption of EITF 06-11 as of January 1, 2008 is not expected to have a material impact to Apollo’s consolidated and combined financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires that all business combinations whether full, partial or step acquisitions result in all assets and liabilities of an acquired business being recorded at their fair values, with limited exceptions. The standard further requires the companies to expense acquisition costs as incurred and to record contingencies, earn-outs and contingent consideration at fair value at the acquisition date. This statement is effective for fiscal years beginning on or after December 15, 2008 and is applied prospectively. Early adoption is prohibited. Assets and liabilities that arose from business combinations whose acquisition dates preceded the application of this statement shall not be adjusted upon application of this statement.

In December 2007, the FASB issued SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present Non-Controlling (minority) Interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and Non-Controlling Interests. SFAS No. 160 applies prospectively as of January 1, 2009, except for the presentation and disclosure requirements which, will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of adopting this standard.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting this standard.

3. ACQUISITION OF NON-CONTROLLING INTERESTS

Pursuant to the Reorganization and the Private Placement described in Note 1, the Company acquired interests in the predecessor businesses from the Predecessor Owners. These interests were acquired, in part, through an exchange of Holdings’ units (“Units”) and, in part, through the payment of cash.

The consideration paid to the Contributing Partners was $156.4 million excluding potential contingent consideration. The excess of the cash paid over the fair value of the tangible assets acquired approximates $140.4 million and has been included in the captions Goodwill and Intangible Assets, Net in the consolidated and combined statement of financial condition as of December 31, 2007.

The finite-life intangible asset related to (i) trade names, (ii) the contractual right to receive future fee income from management, advisory services and (iii) the contractual right to earn future carried interest income from the private equity and capital markets funds. These finite-life intangible assets were estimated to be $100.3 million. The residual amount representing the purchase price in excess of fair value of the tangible and intangible assets is $40.1 million and has been recorded as Goodwill.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The Company has performed an analysis and an evaluation of the excess of the cost over the net tangible assets acquired and liabilities assumed. The Company has determined the following estimated fair values for the acquired assets and liabilities assumed as of the date of acquisition. To the extent that the estimates used in the purchase price allocation need to be adjusted, the Company will do so upon making that determination, but not later than one year from the date of acquisition.

Purchase price	$156,405

Net assets acquired, at fair value	$16,049
Trade names/contractual rights	100,300

Total	116,349
Goodwill	40,056

Purchase price allocation	$156,405

This Reorganization has been accounted for partially as a transfer of interests under common control and, as an acquisition of Non-Controlling Interests in accordance with SFAS No. 141. The cash paid for the interests to the Control Group has been recorded in the Company’s Statement of Changes in Shareholders’ Equity and Partners’ Capital as “Distributions to Managing Partners” in the amount of $1,068 million. Cash payments related to the acquisition of interests outside of the Control Group have been accounted for using the purchase method of accounting.

The estimated useful lives of the finite-life intangibles are expected to range between 2 and 20 years. The Company is amortizing these finite-life intangibles over their estimated useful lives using the straight-line method. The weighted average useful life of the finite-life intangibles is 10 years. Amortization expense associated with the Company’s finite-life intangibles was $4.7 million for the year ended December 31, 2007.

	Useful life in years	Estimated Fair Value
Trade names	20	$400
Existing contractual relationships—Capital Markets	14	42,700
Existing contractual relationships—Private Equity	2 –15	57,200

Total identifiable intangible asset fair values		100,300
Less: Amortization of intangibles		(4,653)

Total		$95,647

Expected amortization of intangible assets for each of the next 5 years and thereafter is as follows:

	2008	2009	2010	2011	2012	There- after	Total
Amortization of intangible assets	$12,653	$12,676	$12,352	$11,524	$10,184	$36,258	$95,647

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

4. INVESTMENTS

The following table represents Apollo’s investments at:

	December 31,
	2007	2006
Investments, at fair value	$2,132,847	$10,728,355
Other investments	31,393	20,558
Derivatives	—	7,390

Total Investments	$2,164,240	$10,756,303

Investments at Fair Value

Investments, at fair value, consist primarily of financial instruments held by Consolidated Funds that are investment companies. As of December 31, 2007 and 2006, the net assets of the Consolidated Funds were $2,131,494 and $10,738,631, respectively. The change of investments at fair value and equity method investments was partially due to the deconsolidation of Apollo Funds as described in Note 1. The following investments are presented as a percentage of net assets of Consolidated Funds:

	December 31, 2007
	Private Equity	Capital Markets	Total Amount	% of Net Assets of Consolidated Funds
Investments, at fair value
Affiliates	$2,132,847	$—	$2,132,847	100.1%

	December 31, 2006
	Private Equity	Capital Markets	Total Amount	% of Net Assets of Consolidated Funds
Investments, at fair value
Affiliates	$10,386,112	$—	$10,386,112	96.7%
Non-Affiliates	—	342,243	342,243	3.2

Total	$10,386,112	$342,243	$10,728,355	99.9%

Of the total amount of investments at fair value at December 31, 2006, $310,971 represents assets excluded from Apollo Global Management, LLC effective on July 13, 2007 and $8,506,051 represents investments of funds deconsolidated effective on August 1, 2007.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Excluded Assets

At the time of the Reorganization on July 13, 2007, certain assets were not contributed to Apollo Global Management. The following summarizes the impact of the exclusion of the Advisor Entities for the period from January 1, 2007 to July 13, 2007 and the years ended December 31, 2006 and 2005:

	Period January 1, 2007 – July 13, 2007	For the year ended December 31, 2006	For the year ended December 31, 2005
Revenues	$—	$(5,736)	$157
Expenses	(297)	(18,625)	2,652
Other (loss) income	(4,513)	163,362	(50,900)

Loss before Minority Interest	(4,810)	139,001	(48,091)
Minority Interest	3,942	(123,285)	47,568

Net (loss) income	$(868)	$15,716	$(523)

Securities

The following table represents each investment constituting more than five percent of net assets of the Consolidated Funds:

	December 31, 2007
	Instrument Type	Cost	Fair Value	% of Net Assets of Consolidated Funds
Apollo Strategic Value Offshore Fund, Ltd.	Investment Fund	$550,000	$620,568	29.1%
AP Investment Europe Limited	Investment Fund	339,488	384,280	18.0
Apollo Asia Opportunity Offshore Fund, Ltd	Investment Fund	218,000	239,014	11.2
Apollo European Principal Finance Fund, L.P.	Investment Fund	132,317	128,501	6.0
CEVA Logistics	Equity	17,174	118,578	5.6

	December 31, 2006
	Instrument Type	Cost	Fair Value	% of Net Assets of Consolidated Funds
Intelsat, Ltd.	Equity	$7,411	$749,991	7.0%
Hexion Specialty Chemicals, Inc	Equity	38,156	726,846	6.8
Apollo Strategic Value Offshore Fund, Ltd.	Investment Fund	550,000	595,081	5.5
Unity Media SCA	Equity	111,754	570,615	5.3

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table represents Apollo’s investments held through Consolidated Funds:

	Cost		Fair Value		% of Net Assets of Consolidated Funds
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Investments in Affiliates:
Europe
Investment fund
AAA Investments, L.P.	$1,803,110	$1,822,816	$2,132,847	$1,918,723	100.1%	17.9%
Equity securities
Distribution and Transportation	—	288,687	—	299,599	0.0	2.8
Media, Cable and Leisure	—	111,754	—	570,615	0.0	5.3
Satellite and Wireless	—	7,411	—	749,991	0.0	7.0

Total Europe	1,803,110	2,230,668	2,132,847	3,538,928	100.1	33.0

North America
Debt Instruments
Auto	—	31,355	—	13,118	0.0	0.1
Distribution and Transportation	—	25,593	—	12,507	0.0	0.1

Total Debt Instruments	—	56,948	—	25,625	0.0	0.2

Equity Securities
Chemicals	—	38,156	—	838,802	0.0	7.8
Distribution and Transportation	—	220,690	—	453,155	0.0	4.2
Financial and Business Services	—	228,832	—	434,637	0.0	4.0
Manufacturing and Industrial	—	628,076	—	1,010,214	0.0	9.4
Media, Cable and Leisure	—	324,915	—	652,849	0.0	6.1
Packaging and materials	—	704,672	—	750,939	0.0	7.0
Rental and Services	—	632,892	—	921,683	0.0	8.6
Retail and Consumer	—	385,915	—	935,832	0.0	8.7
Satellite and wireless	—	348,238	—	823,448	0.0	7.7

Total Equity Securities	—	3,512,386	—	6,821,559	0.0	63.5

Total North America	—	3,569,334	—	6,847,184	0.0	63.7

Total Investments in Affiliates	$1,803,110	$5,800,002	$2,132,847	$10,386,112	100.1%	96.7%

Investments in Non-Affiliates:
Asia
Corporate bonds
Manufacturing and Industrial	$—	$9,303	$—	$10,023	0.0%	0.1%

Total Asia	—	9,303	—	10,023	0.0	0.1

Europe
Corporate bonds
Manufacturing and Industrial	—	8,527	—	8,540	0.0	0.1
Debt instruments
Retail and Consumer	—	5,465	—	5,882	0.0	0.1
Equity securities
Media, Cable and Leisure	—	7,411	—	8,160	0.0	0.1

Total Europe	—	21,403	—	22,582	0.0	0.3

North America
Corporate bonds
Auto	—	28,048	—	30,380	0.0	0.3
Building materials and housing	—	7,004	—	7,444	0.0	0.1
Distribution and Transportation	—	7,911	—	8,418	0.0	0.1
Energy	—	20,395	—	26,410	0.0	0.2
Financial and Business Services	—	23,898	—	25,765	0.0	0.2
Manufacturing and Industrial	—	6,573	—	6,843	0.0	0.1
Media, Cable and Leisure	—	29,747	—	32,011	0.0	0.3
Rental and Services	—	5,407	—	6,779	0.0	0.1
Retail and Consumer	—	13,295	—	13,476	0.0	0.1

Total Corporate Bonds	$—	$142,278	$—	$157,526	0.0%	1.5%

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

	Cost		Fair Value		% of Net Assets of Consolidated Funds
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Debt Instruments
Building materials and housing	—	13,840	—	14,356	0.0	0.1
Distribution and Transportation	—	26,444	—	26,602	0.0	0.3
Energy	—	25,821	—	29,255	0.0	0.3
Manufacturing and industrial	—	2,380	—	2,386	0.0	0.0
Media, Cable and Leisure	—	3,000	—	3,045	0.0	0.0
Rental and Services	—	2,825	—	2,847	0.0	0.0

Total Debt Instruments	—	74,310	—	78,491	0.0	0.7

Equity Securities
Auto	—	1,111	—	1,111	0.0	0.0
Building materials and housing	—	3,655	—	2,957	0.0	0.0
Distribution and Transportation	—	16,777	—	23,184	0.0	0.2
Energy	—	10,334	—	10,267	0.0	0.1
Manufacturing and industrial	—	22,960	—	23,848	0.0	0.2
Media, Cable and Leisure	—	1,343	—	1,431	0.0	0.0
Rental and Services	—	10,711	—	10,823	0.0	0.1

Total Equity Securities	—	66,891	—	73,621	0.0	0.6

Total North America	—	283,479	—	309,638	0.0	2.8

Total Investments in Non-Affiliates	$—	$314,185	$—	$342,243	0.0%	3.2%

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table represents Apollo’s investments in derivatives held through Consolidated Entities:

	December 31, 2006
Investments	Fair Value	% of Net Assets of Consolidated Funds
Derivative Contracts
Credit Default Swaps Buy Protection
United Kingdom
Consumer	$(46)	—%

Total United Kingdom	(46)	—

United States
Building materials and housing	(197)	—
Consumer	(37)	—
Industrial	(237)	—

Total United States	(471)	—

Total Credit Default Swaps Buy Protection	(517)	—

Forward Currency Contracts
EUR/USD	(226)	—
GBP/USD	27	—

Total Forward Currency Contracts	(199)	—

Total Credit Default Swaps Buy Protection / Forward Currency Contracts	(716)	—

Foreign Currency Option
EUR/USD (cost $18,550)	8,106	0.1

Total Foreign Currency Option	8,106	0.1

Total Derivatives	$7,390	0.1%

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Securities Sold, Not Yet Purchased

The following table represents Apollo’s Securities Sold, Not Yet Purchased, as a percentage of net assets, held through the Consolidated Funds:

	December 31, 2006
Instrument Type / Geographic Region / Industry Type	Fair Value	% of Net Assets of Consolidated Funds
Corporate Debt
United States
Building materials and housing	$9,071	0.1%

Total corporate debt (proceeds of $9,097)	9,071	0.1

Common Stock
Canada
Transportation	1,129	—

Total Common Stock (proceeds of $619)	1,129	—

U.S. Government obligations
U.S. Treasury Note 4 1/4 % due 11/15/14	655	—
U.S. Treasury Note 4 1/2 % due 02/15/36	3,594	—

Total U.S. Government obligations (proceeds of $4,122)	4,249	—

Total Securities Sold, Not Yet Purchased (proceeds of $13,818)	$14,449	0.1%

Net Gains from Investment Activities

Net Gains from Investment Activities on the consolidated and combined statements of operations includes net realized gains from sales of investments, and the net change in net unrealized gains and losses resulting from changes in fair value of the Consolidated Funds’ investments and realization of previously unrealized gains. The following table presents Apollo’s net realized gains and net change in net unrealized gains held through the Consolidated Funds:

	Year Ended December 31, 2007
	Private Equity	Capital Markets	Total
Net realized gains	$948,856	$64,364	$1,013,220
Net change in net unrealized gains due to sale of investments	(996,666)	(32,859)	(1,029,525)
Net change in net unrealized gains due to changes in fair value	2,290,782	4,786	2,295,568

Net Gains From Investment Activities	$2,242,972	$36,291	$2,279,263

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

	Year Ended December 31, 2006
	Private Equity	Capital Markets	Total
Net realized gains	$985,758	$25,688	$1,011,446
Net change in net unrealized gains due to sale of investments	(654,965)	(4,111)	(659,076)
Net change in net unrealized gains due to changes in fair value	1,244,505	23,679	1,268,184

Net Gains From Investment Activities	$1,575,298	$45,256	$1,620,554

	Year Ended December 31, 2005
	Private Equity	Capital Markets	Total
Net realized gains	$1,262,284	$12,317	$1,274,601
Net change in net unrealized gains due to sale of investments	(1,571,436)	(6,438)	(1,577,874)
Net change in net unrealized gains due to changes in fair value	2,270,008	4,035	2,274,043

Net Gains From Investment Activities	$1,960,856	$9,914	$1,970,770

Other Investments

Other Investments consists of investments in equity method investees. Apollo’s share of operating income generated by these investments is recorded as Other Income in the consolidated and combined statements of operations.

Income from equity method investments for the years ended December 31, 2007, 2006 and 2005, and the investment balance as of December 31, 2007 and 2006, consists of the following:

	Net Income from Equity Method Investments for the year ended December 31,
	2007	2006	2005
Accrued compensation units in
Apollo Value Investment Offshore Fund, Ltd.	$1,181	$1,080	$—
Investments:
Capital Markets Funds:
Apollo Special Opportunities Managed Account, L.P.	40	—	—
Apollo Value Investment Fund, L.P.	87	—	—
Apollo Strategic Value Fund, L.P.	(4)	—	—
Private Equity Funds:
AAA Investments, L.P.	157	—	—
Fund IV	40	(9)	256
Fund V	224	281	156
Fund VI	(3)	10	—

Total Income From Equity Method Investments	$1,722	$1,362	$412

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

	Equity Held as of December 31,
	2007	2006
Accrued compensation units in Apollo
Value Investment Offshore Fund, Ltd	$20,804	$19,623
Investments:
Capital Markets Funds:
Apollo Special Opportunities Managed Account, L.P.	100	—
Apollo Value Investment Fund, L.P.	99	—
Apollo Strategic Value Fund, L.P.	96	—
Apollo/Artus Investors 2007-I, L.P.	6,560	—
Apollo Credit Liquidity Fund, L.P.	1,472	—
Private Equity Funds:
AAA Investments, L.P.	1,198	—
Fund IV	117	360
Fund V	727	486
Fund VI	220	89

Total Other Investments	$31,393	$20,558

Fair Value Measurements

The Company’s adoption of SFAS No. 157 requires, among other things, enhanced disclosures about investments that are measured and reported at fair value. SFAS No. 157 establishes a hierarchal disclosure framework, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include listed equities and listed derivatives. As required by SFAS No. 157, the Company does not adjust the quoted price for these investments, even in situations where Apollo holds a large position and a sale could reasonably impact the quoted price.

Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments which are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.

Level III—Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include general and limited partnership interests in corporate private equity and real estate funds, mezzanine funds, funds of hedge funds, distressed debt and non-investment grade residual interests in securitizations and collateralized debt obligations.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of Apollo’s investments in a fair value hierarchy levels, including equity investments in U.S. GAAP fair value entities, as of December 31, 2007:

	Total	Level I	Level II	Level III
Investment in AAA Investments, L.P.	$2,132,847	$—	$—	$2,132,847

The following table summarizes the Level III investments by valuation methodology as of December 31, 2007:

	Private Equity	Capital Markets	Total Holdings
Values based on net asset value of the underlying funds (which in turn is based on the funds underlying investments which are valued using market comparables and broker quotes)	100%	0%	100.0%

Variable Interest Entities

Apollo is a variable interest holder in certain variable interest entities (“VIEs”), which are not consolidated, as Apollo is not their primary beneficiary.

The following table presents the total assets of, and maximum exposure to loss relating to, VIEs for which Apollo has concluded that it holds significant variable interests but it is not the primary beneficiary and which have not been consolidated and excludes amounts related to unconsolidated VIE’s which are majority owned by AAA Investments, L.P.:

	December 31, 2007			December 31, 2006
	Apollo is not Primary Beneficiary			Apollo is not Primary Beneficiary
	Gross Assets	Apollo Exposure		Gross Assets	Apollo Exposure
Private Equity Funds	$3,079,509	$259,852	(a)	$1,602,431	$248,590	(a)
Capital Markets Funds	494,336	100	(b)	429,794	19,623	(b)

(a)	Represents Apollo’s direct investment, carried interest receivable and any applicable maximum potential clawback amounts assuming all of the investments are worthless.
(b)	Represents Apollo’s direct investment.

Investment in Derivatives

Foreign Currency Hedges—Apollo Value Investment Fund, L.P. (“VIF”) has entered into foreign currency forward contracts to hedge the economic risk of fluctuations in foreign currency exchange rates with respect to certain foreign investments. When entering into a forward currency contract, VIF agrees to receive or deliver a

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. These contracts are valued daily, and Apollo’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the date of entry into the contracts and the forward rates at the reporting date are recorded in Investments, at fair value, as applicable, on the consolidated and combined statements of financial condition as of December 31, 2006 (prior to deconsolidation). Changes in fair value are reflected in the consolidated and combined statements of operations as a component of Net Gains from Investment Activities through the date of deconsolidation.

In addition, one of the consolidated private equity funds entered into a currency option related to a portfolio investment denominated in Euros. Upon exercise, sale, termination or expiration, Apollo is obligated to pay a premium plus interest on the unpaid portion of the premium, which is recorded in Other Liabilities on the consolidated and combined statements of financial condition as of December 31, 2006 (prior to deconsolidation). The unrealized gains or losses on derivatives not designated as hedges are recorded in Net Gains from Investment Activities on the consolidated and combined statements of operations through the date of deconsolidation. The Company did not have any foreign currency hedges after deconsolidation.

Credit Default Swaps—Certain funds enter into credit default swap contracts (each a “CDS contract”) whereby the buyer (the Funds) of the CDS contract agrees to pay a specified fixed charge to the seller of the CDS contract in return for the right to put the debt of the debtor named in the agreement to the seller of the CDS contract at par value of the applicable debt instrument in the event that the debtor defaults in payment. Prior to deconsolidation, these contracts are recorded in Investments, at fair value, as applicable, on the consolidated and combined statements of financial condition and the changes in fair value are reflected in the accompanying consolidated and combined statements of operations as a component of Net Gains from Investment Activities. When the CDS contract is terminated, the Funds record a realized gain or loss equal to the difference between the close-out price of the CDS contract and the original contract price. The Company did not have any CDS contracts after deconsolidation.

5. CARRIED INTEREST RECEIVABLES

The carried interest receivables from private equity and capital markets funds consisted of the following at:

	December 31,
	2007	2006
Private equity	$1,273,602	$71,514
Capital markets	42,523	20,463

Total Carried Interest Receivables	$1,316,125	$91,977

The timing of the payment of carried interest due to the general partner or investment manager varies depending on the terms of the applicable fund agreements. Generally, carried interest in the private equity funds is payable and is distributed to the fund’s general partner upon realization of an investment. In most capital markets funds, carried interest is payable at the end of the relevant fund’s fiscal quarter or, more commonly, year.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

6. FIXED ASSETS

Fixed assets consist of the following:

	Useful life in years	December 31,
		2007	2006
Ownership interests in aircraft	15	$7,214	$34,835
Leasehold improvements	10 -16	7,250	6,990
Furniture, fixtures and other equipment	4 -10	7,821	5,029
Computer software and hardware	2 - 4	6,893	3,080
Other	4	666	666

Total fixed assets		29,844	50,600
Less—Accumulated depreciation and amortization		(9,666)	(14,154)

Fixed Assets, net		$20,178	$36,446

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $3,216, $3,288 and $2,304, respectively.

7. OTHER ASSETS

Other assets consist of the following:

	December 31,
	2007	2006
Pending deal costs	$22,013	$702
Prepaid expenses	3,322	—
Tax receivables	2,402	—
Prepaid rent	1,764	—
Rent deposit	934	854
Other	2,968	3,792

Total Other Assets	$33,403	$5,348

8. OTHER LIABILITIES

Other liabilities consist of the following:

	December 31,
	2007	2006
Interest rate swap agreements	$20,989	$—
Deferred taxes	579	1,861
Deferred rent	683	2,376
Liability on foreign currency option	—	21,731
Other	—	716

Total Other Liabilities	$22,251	$26,684

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

9. INCOME TAXES AND RELATED PAYMENTS

Prior to July 13, 2007, the Company had not been subject to U.S. corporate Federal income taxes. However, certain subsidiaries of the Company were subject to New York City Unincorporated Business Tax (“NYC UBT”) attributable to Apollo’s operations apportioned to New York City. In addition, certain non-U.S. subsidiaries of the Company were subject to income taxes in their local jurisdictions. Commencing July 13, 2007, APO Corp. became subject to U.S. corporate Federal income tax. The Company’s provision for income taxes is accounted for under the provisions of SFAS No. 109.

Subsequent to the Reorganization, APO Corp. is required to file a standalone Federal corporate tax return, as well as filing standalone corporate state and local tax returns in New York State, New York City, and California. In addition, various subsidiaries of the Company file New York City Unincorporated Business Tax returns, and others file corporate tax returns in foreign jurisdictions as required.

The provision for income taxes is presented in the following table:

	Year Ended December 31,
	2007	2006	2005
Current:
Foreign income tax	$2,507	$409	$—
NYC UBT	5,085	5,707	2,027

Subtotal	7,592	6,116	2,027
Deferred:
Federal	1,596	—	—
State & Local	276	—	—
NYC UBT	(2,738)	360	(1,001)

Subtotal	(866)	360	(1,001)

Total Income Tax Provision	$6,726	$6,476	$1,026

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated and combined statements of financial condition. These temporary differences result in taxable or deductible amounts in future years.

The Company’s deferred tax assets and liabilities on the consolidated and combined statements of financial condition consist of the following:

	December 31,
	2007	2006
Deferred Tax Assets:
Amortizable Assets	$589,351	$—
Other	25,124	2,242

Total Deferred Tax Assets	$614,475	$2,242

Deferred Tax Liabilities:
Other	$579	$1,861

Total Deferred Tax Liabilities	$579	$1,861

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

As a result of the Reorganization, the tax basis of certain assets increased and the Company established a deferred tax asset of $612.2 million for the expected tax benefit associated with this increase. Simultaneous with the recording of this deferred tax asset, a related liability was recorded for the tax receivable agreement (see Note 13). The establishment of the deferred tax asset less the liability increased additional paid-in capital, as the Reorganization transaction gave rise to the increase in tax basis.

No valuation allowance against the deferred tax assets has been recorded as the amounts are more likely than not to be realized in future periods.

	Year Ended December 31,
	2007	2006	2005
Reconciliation of the Statutory Income Tax Rate:
Statutory U.S. Federal income tax rate	35.00%	35.00%	35.00%
Non-Controlling Interest	(39.20)	(35.00)	(35.00)
Foreign income taxes	0.20	0.02	—
State and local taxes, net	0.20	0.34	0.06
Equity-based compensation	3.55	—	—
Other	0.79	—	—

Effective Income Tax Rate	0.54%	0.36%	0.06%

At December 31, 2007, APO Corp. has a federal net operating loss (“NOL”) of approximately $21,000 that will expire on December 31, 2027. APO Corp. also has state and local tax carry-forwards of approximately $21,000 which will begin to expire on December 31, 2017. The Company has established a deferred tax asset of approximately $8,700 related to the NOL. Additionally, APO Corp. has foreign tax credit carry-forwards of approximately $288 that will expire on December 31, 2017.

In July 2006, the FASB issued FIN 48, which clarifies the criteria that must be met prior to recognition of the financial statement benefit of a tax position taken in a tax return. FIN 48 provides a benefit recognition model with a two-step approach consisting of a “more-likely-than-not” recognition criterion, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements.

Apollo files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business it is subject to examination by federal and certain state, local and foreign regulators. As of January 1, 2008, the predecessor entities’ U.S. Federal income tax returns for the years 2004 through 2007 are open under the normal statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2001 through 2007. Currently, New York City is examining certain subsidiaries’ tax returns for the years 2004 and 2005. We do not believe that the outcome of these examinations will have a material impact on the Company’s consolidated and combined financial statements.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

10. DEBT

Debt consists of the following:

	December 31, 2007			December 31, 2006
	Outstanding Balance	Annualized weighted average interest rate		Outstanding Balance	Annualized weighted average interest rate
AMH credit agreement	$1,000,000	6.73	%(1)	$—	—%
AAA Holdings credit agreement	54,810	6.24		75,000	6.36
G.E. Capital loan agreement	—	—		15,378	5.69
RACC secured loan agreements	2,951	7.83		3,360	8.16

Total Debt	$1,057,761	6.71%		$93,738	6.33%

(1)	Includes the effect of interest rate swaps.

AMH Credit Agreement—On April 20, 2007, Apollo Management Holdings, L.P. (“AMH”) entered into a $1.0 billion seven year credit agreement. The agreement may from time to time be Eurodollar (“LIBOR”) or Alternate Base Rate (ABR) as determined by the borrower. Of this $1.0 billion credit agreement, AMH has irrevocably elected three-month LIBOR for $433 million for three years and $167 million for five years. The remaining $400 million is computed based on three-month LIBOR for the entire term of the Note. The interest rate of the Eurodollar loan will be the daily Eurodollar rate plus the applicable margin rate of 1.5%. The interest rate on the ABR term loan, for any day, will be the greater of (a) the prime rate in effect on such day, or (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and the applicable margin rate of 0.5%. At December 31, 2007, the weighted average interest rate was 6.73%.

The credit agreement is collateralized by substantially all the assets of Apollo Principal Holdings II and IV and AMH and their subsidiaries, as well as, cash proceeds from the sale of assets or similar recovery events, which will be deposited as cash collateral to the extent necessary as set out in the credit agreement. The proceeds of the term loan have substantially all been distributed to the Managing Partners. In compliance with the terms of this credit agreement, the pre-existing AAA Holdings, L.P. credit agreement has been amended to reflect the elimination of certain covenants and ratios.

In accordance with the AMH credit agreement, Apollo Principal Holdings II and IV and AMH and their subsidiaries are subject to certain debt covenants. Among other things, the covenants limit the amount of aggregate additional indebtedness to 20% of EBITDA for the most recent quarter, limits the AAA Holdings, L.P. guarantee from certain subsidiaries to a maximum of $60 million and specifies the excess sweep leverage ratio may not exceed 5.00:1, 4.75:1 and 4.25:1 for the years ended 2007 through 2009, respectively, then 4.00:1 for the years ended 2010 through 2012. As of December 31, 2007, the management companies were in compliance with all debt covenants.

Interest Rate Swap Agreements—The principal financial instruments used for cash flow hedging purposes are interest rate swaps. Apollo enters into interest rate swap agreements to manage its exposure to interest rate changes. The swaps effectively converted a portion of its variable rate debt under the credit agreement to a fixed rate, without exchanging the notional principal amounts. Apollo entered into three interest rate swap agreements whereby Apollo receives floating rate payments in exchange for fixed rate payments of 5.15% (weighted average) and 4.85%, on the notional amounts of $500 and $100 million, respectively, effectively converting a portion of its floating rate borrowings to a fixed rate. Apollo has hedged only the risk related to changes in the

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

benchmark interest rate (three month LIBOR). As of December 31, 2007, we have recorded a liability of $20,989 to recognize the fair value of these derivatives, which is included in Other Liabilities in the consolidated and combined financial statements.

AAA Holdings Credit Agreement—On June 15, 2006, AAA Holdings, L.P. entered into a $75,000 credit agreement with third party lenders, which is guaranteed by certain management company subsidiaries. The proceeds were used to finance the acquisition by AAA Holdings, L.P. of 3,700,000 restricted depositary units (“RDUs”) of AP Alternative Investments, L.P., the sole owner of all limited partnership interests of AAA Investments, L.P. The RDUs are pledged as collateral for the benefit of the lenders. The term loan matures on December 15, 2009. For the year ended December 31, 2007, $20,190 was repaid on the term loan. Per the credit agreement, AAA Holdings, L.P. may prepay the term loan, in whole or in part, without premium or penalty. The term loan is subject to mandatory prepayment after December 31, 2007 if certain excess cash flows or debt to EBITDA leverage ratio of the respective guarantors and AAA Holdings, L.P. are not met, as defined under the terms of the agreement. The loan is a LIBOR based loan as determined by AAA Holdings, L.P. The computation of LIBOR is defined in the credit agreement and refers to interest rates calculated based on one or multiple indices or variables. The loan bears interest based on the 90 day LIBOR rate plus 100 basis points per annum. The weighted average interest rates as of December 31, 2007 and 2006 were 6.24% and 6.36%, respectively. As of December 31, 2007, the management companies were in compliance with all debt covenants.

G.E. Capital Loan Agreement—The G.E. Capital loan related to the G-IV aircraft bears interest at the fixed rate of 5.69% per annum with monthly payments of $182 and a balloon payment of $9,500 at maturity in December 2010. As discussed in Note 1, on July 31, 2007, the G-IV and related debt were distributed to certain Non-Controlling Interest holders that contributed them to certain management companies. Additionally, such management companies were released as the guarantor of the G-IV debt.

RACC Secured Loan Agreements—On September 29, 2000, July 31, 2001 and January 3, 2003, certain management companies entered into three secured loan agreements with Raytheon Aircraft Credit Corporation (“RACC”) to finance the purchase of interests in various aircraft. The balance on these loans as of December 31, 2007 and 2006, in the amount of $2,951 and $3,360, respectively, are collateralized by these aircraft. The loans are to be repaid over periods ranging from four to twelve years under an amortization schedule. The loans bear interest at variable rates based on prime rate or 90 day LIBOR plus 350 basis points per annum and are payable in monthly installments, including amortization of the original principal loan balances and interest. Weighted average interest rates on the three secured loans as of December 31, 2007 and 2006 was 7.83% and 8.16%, respectively.

Convertible Debt Issued to Strategic Investors—On July 13, 2007, the Company issued convertible notes with a principal amount of $1.2 billion to the Strategic Investors. The notes bore interest at 7% per annum and had a stated 15-year term. Apollo incurred approximately $44.3 million in costs in conjunction with the issuance of the debt. The notes included provisions calling for either an optional or mandatory conversion of the loan to non-voting Class A shares at a conversion price of $20 per share. The mandatory conversion occurred at the time of the Private Placement, which was completed on August 8, 2007 at $24 per share. On the conversion date, the unamortized deferred debt issuance costs of $44.1 million were written off and included as a component of interest expense.

Based on EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the intrinsic value calculated at the commitment date is based on the fair value of the

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Company as determined through an independent valuation. The intrinsic value of the BCF was approximately $240 million based on the difference between the conversion price of $20 per share and $24 fair value per share and given the conversion of the $1.2 billion notes into 60,000,001 Class A shares. The BCF was charged to interest expense upon conversion of the notes. At that time, the $1.2 billion of notes held by the Strategic Investors converted to 60,000,001 Class A shares. Additionally, the Company paid approximately $6.1 million of interest while the notes were outstanding prior to conversion.

As of December 31, 2007, the Company’s debt obligations have contractual maturities as follows:

	2008	2009	2010	2011	2012	Thereafter	Total
Contractual maturities	$1,606	$55,175	$397	$227	$196	$1,000,160	$1,057,761

Apollo has determined that the carrying value of the debt approximates the fair value of the debt as the loans are primarily variable rate in nature.

11. NET LOSS PER CLASS A SHARES

Basic and diluted weighted average Class A shares outstanding are calculated as follows:

July 13, 2007 Through December 31, 2007
Basic and Diluted
Issuance of shares upon conversion of Strategic Investors’ notes on August 8, 2007	60,000,001
Issuance of shares on August 8, 2007	34,500,000
Issuance of additional shares on September 5, 2007	2,824,540

Apollo Global Management, LLC, Class A shares outstanding	97,324,541

Weighted average Class A shares outstanding	82,152,883

On August 8, 2007, the Company issued 34.5 million Class A shares in connection with the Private Placement, which also triggered the issuance of 60,000,001 Class A shares as a result of the conversion of the Strategic Investor notes. The Private Placement also included an option to purchase additional shares. On August 31, 2007, the initial purchasers exercised their option to purchase additional shares, which closed on September 5, 2007 and resulted in the issuance of 2,824,540 shares. An additional over allotment purchase option of 2,375,460 shares has expired unexercised.

Holders of AOG Units are subject to the vesting requirements and transfer restrictions set forth in the agreements with the respective holders, and may up to 4 times each year (subject to the terms of the exchange agreement) exchange their AOG Units for Class A shares on a one-for-one basis. A limited partner must exchange one partnership unit in each of the five Apollo Operating Group partnerships to effect an exchange for one Class A share. If converted, the result would be an additional 240,000,000 Class A shares added to the basic earnings per share calculation. Consequently, the Company applies the “if converted method” to determine the dilutive effect, if any, that the exchange of all AOG Units would have on basic earnings per Class A share. The assumed exchange of AOG Units includes an assumed tax effect resulting from the increased income (loss) allocated to the Company on the exchange of the AOG Units.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Basic and diluted net loss per Class A share is calculated as follows:

July 13, 2007 Through December 31, 2007
Basic and Diluted
Net loss available to Class A shareholders	$(962,107)
Weighted average Class A shares outstanding	82,152,883
Net loss per Class A share	$(11.71)

Prior to the Company’s Reorganization, there was no single capital structure of the Apollo Operating Group upon which to calculate historical earnings per share information. Accordingly, earnings per share information is not meaningful and has not been presented for historical periods prior to the Reorganization.

Basic and diluted loss per unit are identical for the period July 13, 2007 through December 31, 2007, as application of the treasury method for Apollo Class A shares equivalents for the Class B share for vested and unvested units are anti-dilutive. Had the Class A shares been dilutive, we would have included an additional 240,000,000 shares from the conversion of the Class B share and 20,477,101 shares from the Company’s RSUs in the determination of diluted net income per Class A share.

Apollo has one Class B share held by Holdings, which is exchangeable into Class A shares based on the amount of Class B votes. The Class B share has no net income (loss) per share as they do not participate in Apollo’s earnings (losses) or distributions. The Class B share has no dividend or liquidation rights. The Class B share, along with one Apollo Operating Group unit, can be exchanged for 240,000,000 Class A shares, subject to certain limitations. The Class B share has voting rights on a pari passu basis with the Class A shares. The number of Class B shares outstanding did not change subsequent to the Private Placement. The Class B share has a super voting power of 240,000,000 votes.

The convertible debt issued to the Strategic Investors had participation rights to dividends under certain circumstances for the period from July 13 until August 8, 2007 (Private Placement) based on the number of AGM shares that the debt converted into (60,000,001 Class A shares). We have included these shares in the computation of both basic and diluted earnings per Class A share using the two-class method for participating securities, in accordance with EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128. Additionally, in accordance with the Two-Class Method, we have not added back the interest expense associated with the convertible debt (including the BCF charge) because the effect would be anti-dilutive.

12. EQUITY-BASED COMPENSATION

AOG Units

At the time of the Reorganization, the Managing Partners and Contributing Partners received 240,000,000 AOG Units, all of which will vest over a period of either 60 or 72 months. The Reorganization agreements specify that the service inception date commenced on January 1, 2007 for the Managing Partners. The Company is accounting for the unvested AOG Units as compensation expense in accordance with SFAS No. 123(R). The unvested AOG Units are charged to compensation expense as the AOG Units vest over the service period on a straight-line basis. Compensation expense for the Contributing Partners has been calculated based on the enterprise fair value, which was determined based upon expected future cash flows, discounted back to present

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

value of $28 per share as of July 13, 2007 less a 29% discount to reflect transfer restrictions. Additionally, the calculation of the compensation expense assumes a forfeiture rate for the Contributing Partners of up to 3%, based on Apollo’s historical turnover experience. The Managing Partners compensation expense is also based on $28 per share less a 14% discount to reflect transfer restrictions on the Managing Partners’ units for certain restrictions, which include satisfaction of certain criteria related to transferability and ability to cause a change in control in the entity.

The Managing Partners entered into an agreement among themselves (the “Principals Agreement”) which provides that, in the event a Managing Partner voluntarily terminates his employment with Apollo Global Management, LLC for any reason prior to January 1, 2012 or January 1, 2013, a portion of the equity interests held by that Managing Partner as of the completion of the Private Placement will be forfeited to the remaining Managing Partners who are employed by Apollo Global Management, LLC generally as of the date of such termination of employment. Generally, upon the termination of a Managing Partner’s employment, for any reason, all unvested AOG Units received by the Managing Partner will be immediately forfeited without any payment or consideration; provided that (1) if such termination is due to death or permanent disability, 100% or 50%, respectively, of the unvested AOG Units will become vested, or (2) if such termination occurs in connection with a resignation or retirement, the amount forfeited is the number of unvested units. In the event that a Managing Partner breaches his or her restrictive covenants or is terminated for cause, all AOG Units (whether vested or unvested), and any AOG Units then held by the Managing Partner in respect of previously delivered unvested AOG Units, will be forfeited. Additionally, in connection with certain change of control events, any unvested AOG Units will automatically be deemed vested immediately prior to such change in control and their delivery may be accelerated. The terms of the Principals Agreement provided for partial vesting of the AOG Units as if they were granted on January 1, 2007, therefore six months of expense was recognized on July 13, 2007.

As a result of the service requirement, the fair value of the AOG Units of approximately $5.6 billion will be charged to compensation expense on a straight-line basis over the five or six year service period, as applicable. Accordingly, we have recognized $980.7 million of compensation expense in the Company’s consolidated and combined Statement of Operations for the year ended December 31, 2007. As of December 31, 2007, there was $4.6 billion of total unrecognized compensation cost related to unvested shares which is expected to vest over approximately the next five years.

	Apollo Operating Group Units	Weighted Average Grant Date Fair Value
Balance, July 13, 2007	—	$—
Granted	240,000,000	23.49
Vested at December 31, 2007	41,275,930	23.75

Unvested at December 31, 2007	198,724,070	23.43

Units Expected to Vest—As of December 31, 2007, the following unvested units are expected to vest:

Units
Apollo Operating Group	197,804,241

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Apollo Global Management Restricted Share Units (“RSUs”)

On October 24 and November 28, 2007, the Company commenced the granting of Apollo Global Management, LLC units in the form of RSUs. Approximately 20 million RSUs were granted to its employees during 2007. The grants are accounted for as a grant of equity awards in accordance with SFAS No. 123(R). The fair value of this award of approximately $288,184, which is based on the public share price discounted for transfer restrictions and lack of dividends until vested and will be charged to compensation expense on a straight-line basis over the vesting period of 24 quarters, with 5/24 of the units vesting on December 31, 2008, and the balance vesting in equal quarterly installments thereafter. The Company has estimated that 8% will be forfeited based on the employee population. Accordingly, we have recognized approximately $5,267 of compensation expense for the year ended December 31, 2007.

The following table summarizes RSU activity for 2007:

	RSUs	Weighted Average Grant Date Fair Value
Balance, July 13, 2007	—	$—
Granted	20,477,101	15.30
Vested at December 31, 2007	—	—

Unvested at December 31, 2007	20,477,101	15.30

On March 31, 2008, approximately 8 million RSUs were granted to the Company’s employees with a grant date fair value per unit to be determined shortly after the grant date. These grants have the same terms as those noted above.

Units Expected to Vest—As of December 31, 2007, the following unvested RSUs are expected to vest:

RSUs
Apollo Global Management	18,838,933

AAA Restricted Depositary Units (“RDUs”)

On June 15, 2006, the Company’s subsidiary, AAA Holdings, L.P., purchased 3,700,000 RDUs of AP Alternative Assets, L.P. for $74,000. These units were purchased as part of the global private placement of AAA RDUs. These RDUs are granted periodically to Apollo Global Management, LLC employees. On March 15, 2007, 1,280,498 RDUs were granted, and an additional 74,500 RDUs were granted in June 2007. The RDUs generally vest over three years except the Company’s Managing Partners and Contributing Partners were fully vested upon grant. The fair value of the grants will be recognized on a straight-line basis over the vesting period. The RDUs, once vested, can be converted into units of AP Alternative Assets, L.P. In December 2007, 5,000 of granted RDUs were forfeited. The cash flow impact was a $74,000 cash outflow for the purchase of the 3,700,000 units in 2006.

For the year ended 2007, $3,869 of compensation expense was recognized. The Company granted 513,524 and 253,474 RDUs to the Company’s Managing Partners and Contributing Partners, respectively, prior to the Reorganization which were treated as equity distributions in the amounts of $10,272 and $5,069, respectively. As of December 31, 2007, the unvested awards will incur approximately $8,000 of compensation expense over the next two years.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table summarizes RDUs activity for 2007:

	RDUs	Weighted Average Grant Date Fair Value
Balance, January 1, 2007	—	$—
Granted	1,354,998	19.60
Forfeited	5,000	19.60
Vested at December 31, 2007	942,997	19.60

Unvested at December 31, 2007	407,001	19.60

Units Expected to Vest—As of December 31, 2007, the following unvested RDUs are expected to vest:

RDUs
AP Alternative Assets, L.P.	407,001

Equity-based compensation is based on the ownership interest pre and post-Reorganization. As the ownership structure changed on July 13, 2007, all subsequent Apollo Operating Group amortization is allocated to the Non-Controlling Interest holders at 71.1%. Therefore any Apollo Operating Group amortization creates a difference between the total equity-based compensation disclosed in the Statement of Changes in Shareholders’ Equity and Partners’ Equity and the amounts computed and disclosed above.

Below is a reconciliation of the equity-based compensation allocated to Apollo Global Management, LLC for the year ended December 31, 2007:

	Total Amount	Non- Controlling Interest %	Allocated to Non- Controlling Interest	Allocated to Apollo Global Management, LLC
AOG Units:
Pre Non-Controlling Interest	$550,599			$550,599
Post Non-Controlling Interest	430,114	71.1%	$306,026	124,088
RSUs	5,267			5,267
RDUs	3,869	71.1%	2,753	1,116

Total Equity-based Compensation	$989,849		$308,779	681,070

Less RDUs				(1,116)

Capital Increase Related to Equity-based Compensation				$679,954

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

13. RELATED PARTY TRANSACTIONS

As a management company, we are responsible for paying for certain operating costs incurred by the Funds and affiliates. These costs are reimbursable to us from the Funds and are included in due from affiliates.

Due from affiliates and due to affiliates is comprised of the following:

	December 31,
	2007	2006
Due from Affiliates:

Management fees receivable from capital markets funds	$25,400	$14,524
Due from private equity funds	7,854	6,390
Due from portfolio companies	22,592	3,804
Due from related party real estate management companies(1)	6,133	1,785
Due from employees	2,499	—
Other	625	111

Total Due From Affiliates	$65,103	$26,614

Due to Affiliates:

Due to Managing Partners and Contributing Partners in connection with the tax receivable agreement	$520,330	$—
Due to Managing Partners(2)	238,416	—
Due to private equity funds	4,591	18,024
Due to related party real estate management companies	—	1,357
Other	7,876	343

Total Due To Affiliates	$771,213	$19,724

(1)	Due from related party real estate management companies primarily represents expense allocations from Apollo.
(2)	Carried interest related to transactions entered into prior to Reorganization.

Tax Receivable Agreement

Subject to certain restrictions, each of the Managing Partners and Contributing Partners has the right to exchange their vested units for the Company’s Class A shares. Certain Apollo Operating Group entities will make an election under Section 754 of the U.S. Internal Revenue Code, as amended, which will result in an adjustment to the tax basis of the assets owned by Apollo Operating Group at the time of the exchange. These exchanges will result in increases in tax deductions that will reduce the amount of tax that APO Corp. will otherwise be required to pay in the future. Additionally, the further acquisition of AOG Units from the Managing Partners and Contributing Partners also may result in increases in tax deductions and tax basis of assets that will further reduce the amount of tax that APO Corp. will otherwise be required to pay in the future.

APO Corp. entered into a tax receivable agreement with the Managing Partners and Contributing Partners that provides for the payment of 85% of the amount of cash savings, if any, in U.S. Federal, state, local and foreign income taxes that APO Corp. would realize, as defined in the agreement, as a result of the increases in tax basis of assets that resulted from the Reorganization. These payments are expected to occur approximately over the next 15 years. As a result, a $520.3 million capital decrease and corresponding liability was recorded.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Transactions with the Funds consist of the following:

Private Equity Funds

The agreements entered into with the Funds allow the Company to receive management fees, payable semi-annually in advance. During the years ended December 31, 2007, 2006 and 2005, these fees range from .65% to 1.5% per annum of the aggregate third party capital commitments of the Funds or assets under management as defined by the relevant management agreement with the exception of management fees received by Apollo Alternative Assets, L.P. Management fees are reduced pursuant to the limited partnership agreements of the Funds by a percentage of advisory fees and transaction fees received by the Company, net of costs of unconsummated transactions. Percentages, formula calculations, underlying agreements and terms vary and are defined in each management agreement. See Note 16 for discussion of revenues earned and expenses incurred for the years ended December 31, 2007, 2006 and 2005.

As part of the Management Fee Waiver and Notional Investment Program, the Company elected to receive, in lieu of cash payment for management fees, profits interests in the Funds in the amounts of $49,000, $45,810 and $8,200 the years ended December 31, 2007, 2006 and 2005, respectively. Profits interests received from unconsolidated funds are included in management fee revenue and were assigned to certain Non-Controlling Interest holders and employees of the Company. For the years ended December 31, 2007, 2006 and 2005, $27,418, $36,397 and $8,200 of profits interests received are accounted for as a distribution to Non-Controlling Interest holders, respectively. The Company did not retain any profits interests in the private equity funds for the years ended December 31, 2007, 2006 and 2005, as such assignments were made concurrently with the Company receipt of the profits interests. As the profits interests have been distributed, the Company did not recognize any gains or losses with respect to the profits interests during the years ended December 31, 2007, 2006 and 2005.

Capital Markets Funds

The Company derives revenues from management fees and carried interest income. The management fees are calculated and payable based on the principal amount of investments held, capital commitments or the net asset value of the respective Funds, as applicable. Management fee percentages generally vary from 1.25% to 2.0% per annum. Net asset value includes the value of investments of the fund, which are valued at fair value by the general partner, managing member or board of directors, as applicable, based on quoted market prices or independent market quotations obtained from recognized pricing services, market participants or other sources. See Note 16 for discussion of revenues earned and expenses incurred for the years ended December 31, 2007, 2006 and 2005.

Management Fee Waiver and Notional Investment Program

Apollo has forgone a portion of management fee revenue it would have been entitled to receive in cash and instead received profits interests and assigned these profits interests to employees and partners. The amount of management fees waived amounted to $49.0 million, $45.8 million and $8.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. Compensation expense was $21.6 million, $ 9.6 million and $0 million for the years ended December 31, 2007, 2006 and 2005, respectively and prior to the Reorganization the remaining amount was treated as an equity distribution to our Managing Partners and Contributing Partners.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

14. COMMITMENTS AND CONTINGENCIES

Financial Guarantees—Apollo has provided financial guarantees on behalf of certain employees for the benefit of unrelated third party lenders, in connection with their capital commitment to Funds managed by Apollo. As of December 31, 2007, the maximum exposure relating to this financial guarantee approximated $3.5 million. Apollo has historically not incurred any liabilities as a result of these agreements and does not expect to in the future. Accordingly, no liability has been recorded in the accompanying consolidated and combined financial statements.

Commitments—Apollo leases office space and certain office equipment under various lease and sublease arrangements, which expire on various dates through 2022. As these leases expire, it can be expected that in the normal course of business they will be renewed or replaced. Certain lease agreements contain renewal options, rent escalation provisions based on certain costs incurred by the landlord or other inducements provided by the landlord. Rent expense is accrued to recognize lease escalation provisions and inducements provided by the landlord, if any, on a straight-line basis over the lease term and renewal periods where applicable.

As of December 31, 2007, the approximate aggregate minimum future payments required on the operating leases are as follows:

	2008	2009	2010	2011	2012	Thereafter	Total
Aggregate minimum future payments	$20,177	$19,381	$17,399	$17,550	$15,514	$39,887	$129,908

Lease expense related to non-cancellable operating leases was $13,722, $7,646 and $5,993 for the years ended December 31, 2007, 2006 and 2005, respectively.

Investment Commitments—As the general partner and manager of the Apollo Private Equity Funds and Capital Markets Funds, Apollo has unfunded capital commitments at December 31, 2007 of $166,242.

Apollo has an ongoing obligation to acquire additional common units of AP Alternative Assets, L.P., on a quarterly basis, in an amount equal to 25% of the aggregate after-tax cash distributions, if any, that are made to its affiliates pursuant to the carried interests distribution rights that are applicable to investments made through AAA Investments, L.P.

Debt Covenants—Apollo’s debt obligations contain various customary loan covenants. As of the balance sheet date, we have not violated any of these covenants.

Litigation and Contingencies—Apollo is, from time to time, party to various legal actions arising in the ordinary course of business including claims and litigations, reviews, investigations or proceedings by governmental and self regulatory agencies regarding its business. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of Apollo, taken as a whole; such resolution may, however, have a material effect on the operating results and cash flows in any future period, depending on the level of income for such period.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

Contingent Obligations—Carried interest income in both private equity funds and certain capital markets funds is subject to clawback in the event of future losses to the extent of the cumulative carried interest recognized in income to date. If all of the existing investments became worthless, the amounts of cumulative revenues that have been recognized by Apollo through December 31, 2007 that would be reversed approximates $1.7 billion. Management views the possibility of all the investments becoming worthless as remote.

The amounts relate to the following Funds at:

December 31, 2007
Fund IV	$627,577
Fund V	843,497
Fund VI	266,181

Total	$1,737,255

15. MARKET AND CREDIT RISK

In the normal course of business, Apollo encounters market and credit risk concentrations. Market risk reflects changes in the value of investments due to changes in interest rates, credit spreads or other market factors. Credit risk includes the risk of default on Apollo’s investments, where the counterparty is unable or unwilling to make required or expected payments.

Apollo’s derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. Apollo minimizes this risk by limiting its counterparties to highly rated major financial institutions with good credit ratings. Management does not expect any material losses as a result of default by other parties.

Substantially all amounts on deposit with major financial institutions that exceed insured limits are invested in interest-bearing accounts.

Apollo is exposed to economic risk concentrations insofar as they are dependent on the ability of the Funds to compensate them for the services the Management Companies provide to these Funds. Further, the incentive income component of this compensation is based on the ability of the Funds to generate returns above certain specified thresholds.

Additionally, Apollo is exposed to interest rate risk. Apollo has debt obligations which have variable rates. Interest rate changes may therefore affect the amount of interest payments, future earnings and cash flows. At December 31, 2007 and 2006, $1,057,761 and $78,360 of Apollo’s debt balance had a variable interest rate, respectively.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

16. SEGMENT REPORTING

Apollo conducts its management, advisory and investment businesses primarily in the United States and substantially all of its revenues are generated domestically. These businesses are conducted through the following two reportable segments:

•

Private Equity—Apollo’s private equity segment is comprised of its management of private equity funds. Revenues are generated by management fees, advisory and transaction fees, carried interest income and investment income.

•	Capital Markets—Apollo’s capital markets segment is comprised of its management of capital markets funds. Revenues are generated by management fees, carried interest income and investment income.

These business segments are differentiated based on the varying investment strategies of the underlying funds they manage. The performance is measured by management on an unconsolidated basis because management makes operating decisions and assesses the performance of each of Apollo’s business segments based on financial and operating metrics and data that excludes the effects of consolidation of any of the Consolidated Funds.

Economic Net Income (Loss)

Economic Net Income (“ENI”) is a key performance measure used by management in making operating decisions and evaluating the performance of our businesses and employees. ENI is a measure of profitability and represents segment income (loss), which excludes the impact of non-cash charges related to equity-based compensation, income taxes and Non-Controlling Interest. In addition, segment data excludes the assets, liabilities and operating results of the Apollo Funds that are included in the consolidated and combined financial statements.

The following tables present the financial data for Apollo’s two reportable segments, as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, respectively:

	As of and for the Year Ended December 31, 2007
	Private Equity Segment		Capital Markets Segment		Total Reportable Segments
Revenues:
Advisory and transaction fees from affiliates	$90,408		$194		$90,602
Management fees from affiliates	149,180		100,244		249,424
Carried interest income from affiliates	656,901		80,186		737,087

Total Revenue	896,489		180,624		1,077,113
Expenses	(679,917	)(a)	(276,227	)(a)	(956,144	)(a)
Other Income	27,500		4,377		31,877

Economic Net Income	$244,072		$(91,226)		$152,846

Total Assets	$2,711,997		$338,447		$3,050,444

(a)	Includes expenses related to beneficial conversion feature relating to Strategic Investor debt conversion, placement fees, and transaction costs.

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table reconciles the Total Reportable Segments to Apollo Global Management, LLC’s consolidated and combined financial statements as of and for the year ended December 31, 2007.

	As of and for the Year Ended December 31, 2007
	Total Reportable Segments	Consolidation Adjustments			Consolidated and Combined
Revenues	$1,077,113		$(439,263	)(a)		$637,850
Expenses	$(956,144)		$(1,006,583	)(b)		$(1,962,727)
Other Income	$31,877		$2,540,181	(c)		$2,572,058
Economic Net Income	$152,846	$	N/A	(e)	$	N/A	(e)
Total Assets	$3,050,444		$2,065,198	(d)		$5,115,642

(a)	Revenues consist of: (i) addition of Funds’ share of transaction and advisory fees, (ii) elimination of management fee income earned from Funds, and (iii) elimination of carried interest income earned from Funds.
(b)	Represents the addition of expenses of the Funds and expenses related to equity-based compensation.
(c)	Results from the following:

For the Year Ended December 31, 2007
Net gain from investment activities	$2,279,336
Dividend income from affiliates	238,058
Interest income	33,079
Loss from equity method investments	(10,292)

Total Consolidation Adjustments	$2,540,181

(d)	Represents the addition of assets of the Funds.
(e)	The reconciliation of Economic Net Income to Net Loss reported in the consolidated and combined statements of operations consists of the following:

For The Year Ended December 31, 2007
Economic Net Income	$152,846
Adjusted for the impact of non-cash charges related to equity-based compensation	(989,849)
Income tax provision	(6,726)
Non-Controlling Interest	274,078

Net Loss	$(569,651)

	As of and for the Year Ended December 31, 2006
	Private Equity Segments	Capital Markets Segments	Total Reportable Segments
Revenues:
Advisory and transaction fees from affiliates	$78,335	$—	$78,335
Management fees from affiliates	150,731	53,222	203,953
Carried interest income from affiliates	345,702	69,159	414,861

Total Revenue	574,768	122,381	697,149
Expenses	(302,862)	(31,863)	(334,725)
Other Income	12,404	1,772	14,176

Economic Net Income	$284,310	$92,290	$376,600

Total Assets	$1,205,079	$72,784	$1,277,863

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table reconciles the Total Reportable Segments to Apollo Global Management, LLC’s consolidated and combined financial statements as of and for the year ended December 31, 2006:

	As of and for the Year Ended December 31, 2006
	Total Reportable Segments	Consolidation Adjustments			Consolidated and Combined
Revenues	$697,149		$(350,669	)(a)		$346,480
Expenses	$(334,725)		$(22,340	)(b)		$(357,065)
Other Income	$14,176		$1,789,886	(c)		$1,804,062
Economic Net Income	$376,600	$	N/A	(e)	$	N/A	(e)
Total Assets	$1,277,863		$9,902,058	(d)		$11,179,921

(a)	Revenues consist of: (i) addition of Funds’ share of transaction and advisory fees, (ii) elimination of management fee income earned from Funds, and (iii) elimination of carried interest income earned from Funds.
(b)	Represents the addition of expenses of the Funds.
(c)	Results from the following:

For the Year ended December 31, 2006
Net gain from investment activities	$1,620,554
Dividend income from affiliates	140,569
Interest income	35,102
Loss from equity method investments	(6,109)
Other	(230)

Total Consolidation Adjustments	$1,789,886

(d)	Represents the addition of assets of the Funds.
(e)	The reconciliation of Economic Net Income to Net Income reported in the consolidated and combined statements of operations consists of the following:

For the Year ended December 31, 2006
Economic Net Income	$376,600
Income tax provision	(6,476)
Non-Controlling Interest	2,855

Net Income	$372,979

	For the Year Ended December 31, 2005
	Private Equity Segments	Capital Markets Segments	Total Reportable Segments
Revenues:
Advisory and transaction fees from affiliates	$42,274	$—	$42,274
Management fees from affiliates	70,831	29,895	100,726
Carried interest income from affiliates	438,522	24,701	463,223

Total Revenue	551,627	54,596	606,223
Expenses	(399,454)	(13,228)	(412,682)
Other Income	5,171	148	5,319

Economic Net Income	$157,344	$41,516	$198,860

APOLLO GLOBAL MANAGEMENT, LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

(continued)

The following table reconciles the Total Reportable Segments to Apollo Global Management, LLC’s consolidated and combined financial statements for the year ended December 31, 2005:

	For the Year Ended December 31, 2005
	Total Reportable Segments	Consolidation Adjustments			Consolidated and Combined
Revenues	$606,223		$(422,458	)(a)		$183,765
Expenses	$(412,682)		$(24,925	)(b)		$(437,607)
Other Income	$5,319		$2,028,252	(c)		$2,033,571
Economic Net Income	$198,860	$	N/A	(d)	$	N/A	(d)

(a)	Revenues consist of: (i) addition of Funds’ share of transaction and advisory fees, (ii) elimination of management fee income earned from Funds, and (iii) elimination of carried interest income earned from Funds.
(b)	Represents the addition of expenses of the Funds.
(c)	Results from the following:

For the Year Ended December 31, 2005
Net gain from investment activities	$1,970,770
Dividend income from affiliates	25,979
Interest income	32,793
Loss from equity method investments	(1,315)
Other	25

Total Consolidation Adjustments	$2,028,252

(d)	The reconciliation of Economic Net Income to Net Income reported in the consolidated and combined statement of operations consists of the following:

For the Year Ended December 31, 2005
Economic Net Income	$198,860
Income tax provision	(1,026)
Non-Controlling Interest	3,410

Net Income	$201,244

17. SUBSEQUENT EVENT

The Company has declared a quarterly distribution for the first quarter of 2008 of $0.16 per Class A share and a special distribution of $0.17 per Class A share, primarily resulting from the carried interest income associated with the realization of a fund portfolio company, to shareholders of record on April 8, 2008.

ANNEX A

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APOLLO GLOBAL MANAGEMENT, LLC

DATED AS OF JULY 13, 2007

A-i

(continued)

A-ii

(continued)

A-iii

This Amended and Restated Limited Liability Company Operating Agreement, dated as of July 13, 2007 (as amended, supplemented or restated from time to time, this “Agreement”), of Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), is made and entered into and shall be effective as of this 13th day of July, 2007, by and among the Members (as defined below), AGM Management, LLC, a Delaware limited liability company (the “Manager”), and the Company.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on July 3, 2007;

WHEREAS, the Company and certain Members originally entered into a Limited Liability Company Operating Agreement, dated as of July 3, 2007 (the “Original Agreement”), for the purpose of governing the affairs of, and the conduct of the business of, a limited liability company formed pursuant to the provisions of the Delaware Act;

WHEREAS, the parties hereto are entering into this Agreement to amend and restate the Original Agreement in its entirety as set forth herein and the Manager has authorized and approved an amendment and restatement of the Original Agreement on the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. Except as expressly stated otherwise in this Agreement, the term “Affiliate” with respect to the Company does not include at any time any Fund or Portfolio Company.

“Aggregate Class B Vote” has the meaning set forth in Section 12.7(e).

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Agreement Among Principals” means the Agreement Among Principals, dated as of the date hereof, by and among the Principals, Black Family Partners, L.P., a Delaware limited partnership, MJR Foundation LLC, a New York limited liability company, BRH and Holdings, as may be amended, supplemented or restated from time to time.

“Apollo Employer” means the Company (or such successor thereto or such other entity controlled by the Company or its successor as may be such Person’s employer at such time, but does not include any Portfolio Companies).

“Apollo Group” means (i) the Manager and its Affiliates, including their respective general partners, members and limited partners, (ii) Holdings and its Affiliates, including their respective general partners, members and limited partners, (iii) with respect to each Principal, such Principal and such Principal’s Group, (iv) any former or current investment professional of or other employee of an Apollo Employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group, (v) any former or current executive officer of an Apollo Employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group; and (vi) any former or current director of an Apollo Employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group) and any member of such Person’s Group.

“Apollo Operating Group” means (i) Apollo Management Holdings, L.P., a Delaware limited partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the carry vehicles, management companies or other entities formed by the Company or its Subsidiaries to engage in the asset management business (including alternative asset management) and (ii) any such carry vehicles, management companies or other entities formed by the Company or its Affiliates to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Entity applicable to such Person.

“Assets” means all assets, whether, tangible or intangible and whether real, personal or mixed, at any time owned by the Company, including cash and investments acquired by the Manager for the account of the Company in the course of carrying on the activities of the Company, including the lending of money or the purchasing of shares, bonds, debentures, notes, warrants, options or other securities, instruments, rights or any other assets of the Company (whether convertible or exchangeable or not);

“Audit Committee” means a committee of the Board designated as such in accordance with Section 6.15 hereof, and composed entirely of one or more Independent Directors.

“Beneficial Owner” means, with respect to a Share, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (A) voting power, which includes the power to vote, or to direct the voting of, such Share and/or (B) investment power, which includes the power to dispose, or to direct the disposition of, such Share. The terms “Beneficially Own” and “Beneficial Ownership” have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“BRH” means BRH Holdings, L.P., a Cayman Islands exempted limited partnership.

“BRH Holdings” means BRH Holdings GP, Ltd, a Cayman Islands exempted company.

“BRH Holdings Cessation Date” has the meaning set forth in Section 3.2(c).

“Capital Contribution” means any cash, cash equivalents or the fair market value (as determined by the Manager) of any property or asset that a Member contributes to the Company pursuant to this Agreement.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Manager, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Share by any new or existing Members in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member; (c) the date a Share is relinquished to the Company; or (d) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Manager to reflect the relative economic interests of the Members. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Net Income (Loss)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Certificate” means a certificate issued in global form in accordance with the rules and regulations of the Depository Trust Company or in such other form as may be adopted by the Manager, issued by the Company evidencing ownership of one or more Class A Common Shares or Class B Common Shares or a certificate, in such form as may be adopted by the Manager, issued by the Company evidencing ownership of one or more other securities of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as may be amended, supplemented or restated from time to time.

“Charitable Institution” means an organization described in Section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof.

“Charitable Beneficiary” means one or more beneficiaries of a trust as determined pursuant to Section 3.10(d)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Manager by which a Member certifies that he, she or it (and if he, she or it is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Class A Common Shares” means the Class A Common Shares of the Company (including any non-voting Class A Common Shares held by an Investor or its Affiliates) representing limited liability company interests in the Company, having such rights associated with such Class A Common Shares as set forth in this Agreement and any equity securities issued or issuable in exchange for or with respect to such Class A Common Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class B Common Shares” means the Class B Common Shares of the Company representing limited liability company interests in the Company, having such rights associated with such Class B Common Shares as set forth in this Agreement and any equity securities issued or issuable in exchange for or with respect to such Class B Common Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Common Shares” means the Class A Common Shares and Class B Common Shares.

“Company” has the meaning set forth in the recitals to this Agreement, including any successor entity thereto.

“Company Group” means the Company and each Subsidiary of the Company.

“Company Group Member” means a member of the Company Group.

“Conflicts Committee” means a committee of the Board designated as such in accordance with Section 6.15 hereof, and composed entirely of one or more Independent Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contrast or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“CS Rights Agreement” means the Registration Rights Agreement, to be entered into by and between the Company and “CS” (as defined in the Shareholders Agreement), as it may be amended, supplemented or restated from time to time.

“Current Market Price” means with respect to any class of Shares as of any date, the average of the daily closing prices per Share of such class for the 20 consecutive Trading Days immediately prior to such date, or as otherwise determined in accordance with Section 3.8(a)(ii).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Manager” means a former Manager from and after the effective date of any withdrawal of such former Manager.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” means a member of the Board.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Company Group Member does business or proposes to do business from time to time, and whose status as a Member the Manager determines in its sole discretion does not or would not subject such Company Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“ERISA” means the U.S. Employee Retirement Income Security Law of 1974, as amended, and rules and regulations promulgated thereunder.

“ERISA Person” means any Person which is, or is acting on behalf of, a Plan.

“ERISA Trust” has the meaning set forth in Section 3.10(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of date hereof, by and among the Company, each member of the Apollo Operating Group, Intermediate Holdings and the other parties thereto.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by the Company or any of its Subsidiaries.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership.

“Indemnified Person” means: (a) the Manager, (b) any Departing Manager; (c) any Affiliate of the Manager or any Departing Manager; (d) any member, partner, Tax Matters Partner (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any Company Group Member, the Manager, any Departing Manager or any of their respective Affiliates; (e) any Person who is or was serving at the request of the Manager or any Departing Manager or any of their respective Affiliates as an officer, director, employee, member, partner, Tax Matters Partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any Person that the Manager in its sole discretion designates as an “Indemnified Person” for purposes of this Agreement.

“Independent Director” means a Director who meets the then current independence standards required of audit committee members established by the Exchange Act and the rules and regulations of the SEC thereunder and by each National Securities Exchange on which Shares are listed for trading.

“Initial Offering” means the earlier to occur of (i) a Private Placement or (ii) an IPO.

“Initial Offering Registration Rights Agreements” means any registration rights agreement approved by the Manager in connection with the consummation of an IPO.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, modified, supplemented or restated from time to time.

“Investor” means, each of the APOC Holdings, Ltd., a Cayman Islands exempted company, and California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California (together with its Affiliates that become Noteholders under the Strategic Agreement).

“IPO” means the earlier of (i) the consummation of an underwritten public offering of Class A Common Shares pursuant to an effective registration statement (other than on Forms S-4 or S-8 or successors and/or equivalents to such forms); provided, that no such underwritten public offering shall constitute an “IPO” for the purposes of this Agreement unless (x) it involves a sale to underwriters for distribution to the public representing a public float of at least 10% of the then Outstanding Voting Power of the Company (calculated on a fully-diluted basis as if all outstanding Operating Group Units have been exchanged for, and all outstanding Notes have been converted into, Class A Common Shares) and (y) such offering satisfies the Price Threshold, and (ii) the effectiveness of the shelf registration statement to be filed by the Company in respect of the Class A Common Shares to be sold in the Private Placement; in the case of clauses both (i) and (ii), such registration statement to be filed by the Company with the SEC or (in connection with a listing on the London Stock Exchange) with the Financial Services Authority of the United Kingdom.

“IPO Date” means the first date on which Class A Common Shares are delivered by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Lender Rights Agreement” means the Lender Rights Agreement, dated as of the date hereof, by and among the Investors and the Company, as it may be amended, supplemented or restated from time to time.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 9.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Manager” has the meaning set forth in the recitals.

“Member” means any Person owning any Share in the Company, including any Substitute Member or any Person admitted as a Member of the Company in accordance with Article III as a result of an issuance of Shares by the Company to such Person.

“Merger Agreement” has the meaning set forth in Section 11.1.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act or any other exchange (domestic or foreign, and whether or not so registered) designated by the Manager as a National Securities Exchange.

“Net Income (Loss)” for any tax years means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments; (i) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (ii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iii) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; and (iv) any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

“Non-citizen Assignee” means a Person whom the Manager has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Shares the Manager has become the Member, pursuant to Section 3.8.

“Noteholder” means any Person who holds a Note, other than Persons who acquired Notes in a transaction not permitted by the Notes, the Strategic Agreement, any substantially similar agreement pursuant to which additional Notes may be issued and the Lender Rights Agreement.

“Notes” means the 7% convertible senior unsecured notes of the Company, convertible into non-voting Class A Common Shares, as each may be amended, supplemented, restated or otherwise modified from time to time. “Notes” shall also include any additional Notes issued within ninety (90) days of the date hereof.

“Operating Group Units” refers to units in the Apollo Operating Group, each of which represent one limited partnership interest in each of the limited partnerships that comprise the Apollo Operating Group and any other securities issued or issuable in exchange for or with respect to such Operating Group Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. All calculations in respect of the Operating Group Units shall assume that all Operating Group Units shall have vested fully as of the date of determination.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Manager.

“Outstanding” means, with respect to Company securities, all Company securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than any member of the Apollo Group) Beneficially Owns 20% or more of any class of Outstanding Shares, all Shares owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by Applicable Law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply: (i) to any Person or Group who acquired 20% or more of any Outstanding Shares of any class then Outstanding directly from any member of the Apollo Group; (ii) to any Person or Group who acquired 20% or more of any Outstanding Shares of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Manager shall have notified such Person or Group in writing that such limitation shall not apply; or (iii) to any Person or Group who acquired 20% or more of any Shares issued by the Company with the prior approval of the Manager; provided, further, that if at any time the Investor or any of its Affiliates Beneficially Owns any Class A Common Shares, no Class A Common Shares Beneficially Owned by the Investor or any of its Affiliates shall be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by Applicable Law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.

“Percentage Interest” means, as to any Class A Common Shares held by any Person (assuming the conversion of the Notes into Class A Common Shares), the product obtained by multiplying (a) 100% less the percentage applicable to the Shares referred to in clause (iii) by (b) the quotient obtained by dividing (x) the number of such Class A Common Shares held by such Person (determined on an as-converted basis) by (y) the total number of all Outstanding Class A Common Shares (determined on an as-converted basis), (ii) as to any Class B Common Shares, 0%, and (iii) as to any other Shares, the percentage established for such Shares by the Manager as a part of the issuance of such Shares.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business, association, trust, Governmental Entity or other entity.

“Plan” means (a) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Part 4 of Subtitle B Title I of ERISA, (b) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or any Similar Law, or (c) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement pursuant to ERISA, the Code, any applicable Similar Law or otherwise;

“Plan Asset Regulations” means the plan asset regulations of the U.S. Department of Labor, 29 C.F.R. Sec. 2510.3-101 (as modified by Section 3(42) of ERISA);

“Plan of Conversion” has the meaning set forth in Section 11.1.

“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, an “Investment” (as defined in the Strategic Agreement).

“Preferred Shares” means a class of Shares that entitles the Record Holders thereof to a preference or priority over the Record Holders of any other class of Shares in: (i) the right to share profits or losses or items thereof; (ii) the right to share in Company distributions; or (iii) rights upon dissolution or liquidation of the Company.

“Price Threshold” has the meaning set forth in the Strategic Agreement.

“Principal” means each of Leon D. Black, Marc J. Rowan and Joshua J. Harris.

“Principal’s Group” means with respect to each Principal, such Principal and (i) such Principal’s spouse, (ii) a lineal descendant of such Principal’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a Charitable Institution controlled solely by such Principal and other members of such Principal’s Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Principal and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such Principal and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order, or (vii) a legal or personal representative of such Principal in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. No Principal shall ever be a member of the Principal Group of another Principal. As used herein, “Principal’s Group means individually, any member of a Principal’s Group or, collectively, more than one member of a Principal’s Group.

“Private Placement” means a private placement of Class A Common Shares pursuant to Rule 144A (or any successor provision) and Regulation S promulgated under the Securities Act, in an offering (i) to at least fifteen (15) purchasers and (ii) that requires the Company to file with the SEC a shelf registration statement permitting registered re-sales of the Class A Common Shares within eight (8) months of the consummation of such offering (subject to Section 6.2(d)); provided, that no such private placement shall qualify as a “Private Placement” for the purposes of this Agreement, unless (x) such offering satisfies the Price Threshold and (y) it involves engagement of one or more initial purchasers, placement agents or investment banks performing a similar role for the purpose of facilitating the distribution of Class A Common Shares representing at least 10% of the then outstanding equity interests of the Company (calculated on a fully-diluted basis as if all outstanding Operating Group Units have been exchanged for, and all outstanding Notes had been converted into, Class A Common Shares); provided, further that in the event that any Person purchases Class A Common Shares representing more than 25% of such offering, the amount in excess of 25% shall be disregarded for the purpose of determining whether the 10% threshold set forth in this clause (y) has been satisfied.

“Prohibited Owner” has the meaning set forth in Section 3.10(a).

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the IPO Date, the portion of such fiscal quarter after the IPO Date, of the Company.

“Record Date” means the date established by the Manager in its sole discretion for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members; or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “holder” means with respect to any Shares, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day.

“Registration Statement” means (i) any registration statement or comparable U.K. filing, as it may be amended or supplemented from time to time, filed by the Company with the SEC or the Financial Services Authority of the United Kingdom (other than on Forms S-4 or S-8 or successors and/or equivalents to such forms), in each case, to register the offering and sale of the Class A Common Shares in the Initial Offering, or (ii) any Private Placement offering memorandum, as it may be amended or supplemented from time to time, prepared by the Company pursuant to an exemption from the Securities Act including, without limitation, Rule 144A and Regulation S promulgated under the Securities Act to effect a Private Placement of Class A Common Shares by the Company in the Initial Offering.

“Roll-up Agreements” mean the several Roll-up Agreements, each dated as of the date hereof, among Holdings, BRH, the Company, APO Corp., a Delaware corporation, and APO Asset Co., LLC, a Delaware limited liability company, on the one hand, and a senior manager of Apollo, on the other hand, in each case, dated as of the date hereof.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Share” means a share of capital stock or other equity interests (including, the Class A Common Shares and the Class B Common Shares) of the Company or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company then outstanding (including, for the avoidance of doubt, the Notes).

“Share Designation” means, with respect to any additional Shares that may be issued by the Company in one or more classes in accordance with the terms of this Agreement, such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes of Shares), as shall be fixed by the Manager and reflected in a written action or actions approved by the Manager.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among the Company, Holdings, BRH, Black Family Partners, L.P., a Delaware limited partnership, MJR Foundation LLC, a New York limited liability company, and each of the Principals, as it may be amended, supplemented or restated from time to time.

“Similar Law” means any state, local, non-U.S. or other laws or regulations that would have the same effect as the Plan Asset Regulations so as to cause the underlying assets of the Company to be treated as assets of an investing entity by virtue of its investment (or any beneficial interest) in the Company and thereby subject the Company and the Manager (or other Persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Special Approval” means either (a) approval by a majority of the members of the Conflicts Committee, as applicable, or (b) approval by the vote of the Record Holders of a majority of the voting power of the Outstanding Voting Shares (excluding Voting Shares owned by the Manager and its Affiliates).

“Strategic Agreement” means the Strategic Agreement, dated as of July 13, 2007, by and among the Company, the Investors, as it may be amended, supplemented or restated from time to time.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.

“Substitute Member” means a Person who is admitted as a Member of the Company pursuant to Article III as a result of a Transfer of Shares to such Person.

“Surviving Business Entity” has the meaning set forth in Section 11.2(a)(ii).

“Tax Matters Partner” means the “tax matters partner” as defined in the Code.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among APO Corp., Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Management Holdings, L.P., a Delaware limited partnership (together with all other Persons in which APO Corp. acquires a partnership interest, member interest or similar interest after the date thereof and who becomes party thereto by execution of a joinder), Holdings, the Principals and the Senior Managers party thereto, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Trading Day” means a day on which the principal National Securities Exchange on which such Shares of any class are listed or admitted to trading is open for the transaction of business or, if Shares of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transfer” means a direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity.

“Trust” has the meaning set forth in Section 11.2(g).

“Trustee” means the Person unaffiliated with the Company that is appointed by the Manager to serve as trustee of an ERISA Trust.

“Underwriter” means each Person named as an underwriter or purchaser in the Underwriting Agreement who is obligated to purchase Class A Common Shares pursuant thereto.

“Underwriting Agreement” means the underwriting agreement or the purchase agreement, as the case may be, expected to be entered into by the Company providing for the sale of Class A Common Shares in the Initial Offering, as it may be amended, supplemented or restated from time to time.

“Voting Power” means the aggregate number of votes that may be cast by holders of Voting Shares Outstanding as of the relevant Record Date.

“Voting Share” means a Class A Common Share (other than any Class A Common Shares Beneficially Owned by the Investor or any of its Affiliates), a Class B Common Share and any other Share of the Company that is designated as a “Voting Share” from time to time.

Section 1.2     Interpretation. In this Agreement, unless the context otherwise requires:

(a)    words importing the singular include the plural and vice versa;

(b)     pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(c)     a reference to a clause, party, annex, exhibit or schedule is a reference to a clause of, and a party, annex, exhibit and schedule to this Agreement, and a reference to this Agreement includes any annex, exhibit and schedule hereto;

(d)     a reference to a statute, regulations, proclamation, ordinance or by-law includes all statues, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute;

(e)     a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(f)     a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns;

(g)     the use of the term “including” means “including, without limitation”;

(h)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes, schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;

(i)     the title of and the section and paragraph headings used in this Agreement are for convenience of reference only and shall not govern of affect the interpretation of any of the terms or provisions in this Agreement;

(j)     where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(k)     the language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(l)     unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1).

ARTICLE II

ORGANIZATION

Section 2.1    Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Shares shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2    Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. The Manager shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Manager determines such action to be necessary or appropriate, the Manager shall direct the appropriate officers of the Company to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and any such officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. Subject to Section 3.9(a), the Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

Section 2.3     Name. The name of the Company shall be “Apollo Global Management, LLC.” The Company’s business may be conducted under any other name or names, as determined by the Manager. The words “Limited Liability Company”, “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Manager may change the name of the Company at any time and from time to time by filing an amendment to the Certificate of Formation (and upon any such filing this Agreement shall be deemed automatically amended to change the name of the Company) and shall notify the Members of such change in the next regular communication to the Members.

Section 2.4     Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Manager, the registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Company shall be located at 9 West 57th Street, 43rd Floor, New York, New York 10019 or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Manager determines to be necessary or appropriate.

Section 2.5     Purposes. The purpose and nature of the business to be conducted by the Company shall be to: (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Manager in its sole discretion and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate in furtherance of Section 2.5(a), including the making of capital contributions or loans to a Company Group Member. To the fullest extent permitted by Applicable Law, the Manager shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Company of any business free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member and, in declining to so propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Delaware Act or any other provision of Applicable Law.

Section 2.6     Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.5(a) and for the protection and benefit of the Company.

Section 2.7     Power of Attorney.

(a)    Each Member and Record Holder hereby constitutes and appoints the Manager and, if a Liquidator (other than the Manager) shall have been selected pursuant to Section 9.2, the Liquidator, severally (and any successor to the Liquidator by merger, Transfer, assignment, election or otherwise) and each of their authorized managers, officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)     execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A)     all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Manager or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(B)     all certificates, documents and other instruments that the Manager, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(C)     all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager or the Liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

(D)     all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article III or Article IX (including, without limitation, issuance and cancellations of Class B Common Shares pursuant to Section 3.2);

(E)     all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class of Shares issued pursuant to Section 3.2; and

(F)     all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article XI; and

(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager or the Liquidator determines to be necessary or appropriate to: (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement; or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 10.3 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Manager, or the Liquidator, may exercise the power of attorney made in this Section 2.7(a) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

(b)    Nothing contained in this Section 2.7 shall be construed as authorizing the Manager, or the Liquidator, to amend, change or modify this Agreement except in accordance with Article X or as may otherwise be provided in this Agreement.

(c)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by Applicable Law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member or Record Holder and the Transfer of all or any portion of such Member or Record Holder’s Shares and shall extend to such Member or Record Holder’s heirs, successors, assigns and personal representatives. Each such Member or Record Holder hereby agrees to be bound by any representation made by the Manager, or the Liquidator, pursuant to such power of attorney; and each such Member or Record Holder, to the maximum extent permitted by Applicable Law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager, or the Liquidator, taken in good faith under such power of attorney in accordance with this Section 2.7. Each Member and Record Holder shall execute and deliver to the Manager, or the Liquidator, within 15 days after receipt of the request therefor, such further designations, powers of attorney and other instruments as such Manager or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.8     Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue until the dissolution of the Company in accordance with the provisions of Article IX. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.9     Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company one or more of its Affiliates or one or more nominees, as the Manager may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

MEMBERS AND SHARES

Section 3.1     Members.

(a)     A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the Record Holder of such Share in accordance with the provisions of this Article III. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Share.

(b)     The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c)     Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(d)    Subject to Article XI and Sections 3.8 and 3.10, Members may not be expelled from or removed as Members of the Company. Members shall not have any right to withdraw from the Company; provided, however, that when a transferee of a Member’s Shares becomes a Record Holder of such Shares, such Transferring Member shall cease to be a member of the Company with respect to the Shares so Transferred.

(e)     Except to the extent expressly provided in this Agreement (including any Share Designation):

(i)    no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent that distributions, if any, made pursuant to this Agreement or upon dissolution of the Company may be considered as such by Applicable Law and then only to the extent provided for in this Agreement;

(ii)    no interest shall be paid by the Company on Capital Contributions; and

(iii)    except for any member of the Apollo Group, no Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(f)    Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group, and none of the same shall constitute a breach of this Agreement or any duty (including fiduciary duties) otherwise existing at law, in equity or otherwise to any Company Group Member or Member. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 3.2     Authorization to Issue Shares.

(a)    The Company may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Manager shall determine, all without the approval of any Member. Each Share shall have the rights and be governed by the provisions set forth in this Agreement (including any Share Designation). Except to the extent expressly provided in this Agreement (including any Share Designation), no Share shall entitle any Member to any preemptive, preferential, or similar rights with respect to the issuance of Shares.

(b)    As of the date of this Agreement, two classes of Shares have been designated: Class A Common Shares and Class B Common Shares. Subject to Article XII, the Shares shall entitle the Record Holders thereof to vote on any and all matters submitted for the consent or approval of Members generally. The Company has entered into the Lender Rights Agreement, the Shareholders Agreement and the CS Rights Agreement, which provide certain rights to the other parties thereto, including, without limitation, certain registration rights relating to the Shares. The Company, Holdings and the other parties thereto have entered into an Exchange Agreement which provides for the exchange by Holdings of Operating Group Units, on the one hand, for Class A Common Shares (or, at the election of the Company, cash), on the other hand.

(c)    On the date of this Agreement, the Company shall issue one (1) Class B Common Share to BRH Holdings. On any date BRH Holdings may in its sole discretion elect to give up its Class B Common Share (the “BRH Holdings Cessation Date”), and the Company shall issue one (1) Class B Common Share to each holder of record on such date of an Operating Group Unit (other than the Company and its Subsidiaries) for each Operating Group Unit held, whether or not such Operating Group Unit is vested. In addition, on each date following the BRH Holdings Cessation Date that any Person that is not already a holder of a Class B Common Share shall become a holder of record of an Operating Group Unit (other than the Company and its Subsidiaries), whether or not such Operating Group Unit is vested, the Company shall issue one (1) Class B Common Share to such Person on such date for each Operating Group Unit held. In the event that a holder of a Class B Common Share shall subsequent to the BRH Holdings Cessation Date cease to be the record holder of any such Operating Group Unit, the Class B Common Share held by such holder with respect to such Operating Group Unit shall be automatically cancelled without any further action of any Person and such holder shall cease to be a Member with respect to such Class B Common Share so cancelled. Upon the issuance to it of a Class B Common Share, each holder thereof shall automatically and without further action be admitted to the Company as a Member of the Company.

(d)    The Manager may, without the consent or approval of any Members, amend this Agreement and make any filings under the Delaware Act or otherwise to the extent the Manager determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to this Article III, including, without limitation, an amendment of Section 3.2(b).

Section 3.3    Certificates.

(a)    Notwithstanding anything otherwise to the contrary herein, unless the Manager shall determine otherwise in respect of some or all of any or all classes of Shares, Shares shall not be evidenced by certificates.

(b)    In the event that Certificates are issued:

(i)    such Certificates shall be executed on behalf of the Company by the Manager (and by any authorized officer of the Company on behalf of the Manager).

(ii)    No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Manager elects to issue certificates evidencing Shares in global form, the certificates evidencing Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the certificates evidencing the Shares have been duly registered in accordance with the directions of the Company.

(iii)    If any mutilated Certificate is surrendered to the Transfer Agent, the authorized officers of the Company, on behalf of the Manager, shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered.

(iv)    The authorized officers of the Company, on behalf of the Manager, shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(A)    makes proof by affidavit, in form and substance satisfactory to the Manager, that a previously issued Certificate has been lost, destroyed or stolen;

(B)    requests the issuance of a new Certificate before the Manager has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C)    if requested by the Manager, delivers to the Manager a bond, in form and substance satisfactory to the Manager, with surety or sureties and with fixed or open penalty as the Manager may direct to indemnify the Company, the Manager and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(D)    satisfies any other reasonable requirements imposed by the Manager.

(v)    If a Member fails to notify the Manager within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Shares represented by the Certificate is registered before the Manager or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Manager, the Company or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section 3.3, the Manager may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent and the Manager) connected therewith.

Section 3.4    Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by Applicable Law, including any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Person on the other, such representative Person shall be deemed the Record Holder of such Share.

Section 3.5    Registration and Transfer of Shares.

(a)    No Share shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article III. Any Transfer or purported Transfer of a Share not made in accordance with this Article III shall be null and void.

(b)    Nothing contained in this Agreement shall be construed to prevent a disposition by any equityholder of the Manager of any or all of the issued and outstanding equity interests in the Manager.

(c)    The authorized officers of the Company shall keep or cause to be kept a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 3.5(d), the Company will provide for the registration and Transfer of Shares. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Shares and Transfers of such Shares as herein provided.

(d)    In furtherance, and not in limitation, of this Section 3.5, in the event that Shares are evidenced by Certificates, the provisions of this Section 3.5(c) shall apply to any Transfer of Shares and the Company shall not recognize Transfers of a Certificate unless such Transfers are effected in the manner described in this Section 3.5. Upon surrender of a Certificate for registration of Transfer of any Shares evidenced by a

Certificate to the Company, and subject to the provisions of this Section 3.5(d), the authorized officers of the Company, on behalf of the Manager, shall execute and deliver, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as was evidenced by the Certificate so surrendered. Except as otherwise provided in Section 3.7, the Company shall not recognize any Transfer of Shares evidenced by Certificates until the Certificates evidencing such Shares are surrendered for registration of such Transfer. No charge shall be imposed by the Manager for such Transfer; provided that as a condition to the issuance of any new Certificate under this Section 3.5, the Manager may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(e)    Shares shall be freely transferable subject to the following: (i) the foregoing provisions of this Section 3.5; (ii) Section 3.4; (iii) Section 3.6; (iv) Section 3.10; (v) with respect to any series of Shares, the provisions of any Share Designations, or amendments to this Agreement establishing such series; (vi) any contractual provisions that are binding on any Member; and (vii) any provisions of Applicable Law, including the Securities Act.

Section 3.6    Restrictions on Transfers.

(a)    Except as provided in Section 3.6(c) below, but notwithstanding the other provisions of this Article III, no Transfer of any Shares shall be made if such Transfer would:

(i)    violate the then Applicable Law, including U.S. federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other applicable securities laws of a Governmental Entity (including those outside the jurisdiction of the U.S.) with jurisdiction over such Transfer or have the effect of rendering unavailable any exemption under Applicable Law relied upon for a prior transfer of such Shares;

(ii)    terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii)    cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

(iv)    require the Company to be subject to the registration requirements of the Investment Company Act; or

(v)    result in (A) all or any portion of the Assets of the Company becoming or being deemed to be “plan assets” (pursuant to ERISA, the Code or any applicable Similar Law or otherwise) of any existing or contemplated Member or be subject to the provisions of ERISA, Section 4975 of the Code, or any applicable Similar Law, or (B) the Manager becoming or being deemed to be a fiduciary with respect to any existing or contemplated Member pursuant to ERISA, the Code, any applicable Similar Law or otherwise.

(b)    The Manager may impose restrictions on the Transfer of Shares if it receives an Opinion of Counsel that such restrictions are necessary or advisable to avoid a significant risk of the Company becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. The Manager may impose such restrictions by amending this Agreement without the approval of the Members.

(c)    Nothing contained in this Article III, or elsewhere in this Agreement, shall preclude (i) the Company from complying with its obligations under the Initial Offering Registration Rights Agreement or (ii) the settlement of any transactions involving Shares entered into through the facilities of any National Securities Exchange on which such Shares are listed for trading.

(d)    By acceptance of the Transfer of any Share, and subject to compliance with Sections 3.5 and 3.6 with respect to such Transfer, each transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person): (i) shall be admitted to the Company as a Substitute Member with respect to the Shares so Transferred to such transferee when any such Transfer or admission is reflected in the books and records of the Company; (ii) shall be deemed to agree to be bound by the terms of this Agreement; (iii) shall become the Record Holder of the Shares so Transferred; (iv) grants powers of attorney to the officers of the Company and any Liquidator of the Company, as specified herein; and (v) makes the consents and waivers contained in this Agreement.

(e)    Any Transfer of a Share shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Member pursuant to this Article III.

(f)    The Transfer of any Shares and the admission of any new Member shall not constitute an amendment to this Agreement.

(g)    For the avoidance of doubt, the restrictions on the Transfer of Shares contained herein shall be in addition to restrictions on the Transfer of Shares applicable to a Member pursuant to the terms of any agreement entered into among the Company and such Member.

Section 3.7    Citizenship Certificates; Non-citizen Assignees.

(a)    If any Company Group Member is or becomes subject to any Applicable Law that, in the determination of the Manager in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the Company Group Member has an interest based on the nationality, citizenship or other related status of any Member, the Manager may request any Member (or, in the case of a Member that is an entity, its direct or indirect equity owners, as required) to furnish to the Manager, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Member is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such other Person) as the Manager may request. If a Member fails to furnish to the Manager within such 30-day period such Citizenship Certification or other requested information, or if upon receipt of such Citizenship Certification or other requested information the Manager determines, with the advice of counsel, that a Member is not an Eligible Citizen, the Shares owned by such Member shall be subject to redemption in accordance with the provisions of Section 3.8. The Manager also may require in its sole discretion that the status of any such Member be changed to that of a Non-citizen Assignee and, thereupon, the Manager (or its designee) shall be substituted for such Non-citizen Assignee as the Member in respect of such Shares.

(b)    Upon dissolution of the Company, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 9.3 but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for the Company’s purposes as a purchase by the Company from the Non-citizen Assignee of their Shares (representing their right to receive such share of such distribution in kind).

(c)    At any time after such Member can and does certify that they have become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Manager, request that with respect to any Shares of such Non-citizen Assignee not redeemed pursuant to Section 3.8, such Non-citizen Assignee be admitted as a Member, and upon approval of the Manager in its sole discretion, such Non-citizen Assignee shall be admitted as a Member and shall no longer constitute a Non-citizen Assignee and the Manager (or its designee) shall cease to be deemed to be the Member in respect of the Non-citizen Assignee’s Shares.

Section 3.8    Redemption of Shares of Non-citizen Assignees.

(a)    If at any time a Member fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 3.7(a), or if upon receipt of such Citizenship Certification or other information the Manager determines, with the advice of counsel, that a Member is not an Eligible Citizen, the Manager, in its sole discretion, may cause the Company to, unless the Member establishes to the satisfaction of the Manager that such Member is an Eligible Citizen or has Transferred his, her or its Shares to a Person who is an Eligible Citizen and such Person furnishes a Citizenship Certification to the Manager prior to the date fixed for redemption as provided below, redeem the Shares of such Member as follows:

(i)    The Manager shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Member, at his last address designated on the records of the Company or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the redeemable Shares, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon the redemption of the redeemable Shares (or, if later in the case of redeemable Shares evidenced by Certificates, upon surrender of the Certificates evidencing such redeemable Shares) and that on and after the date fixed for redemption no further allocations or distributions to which the Member would otherwise be entitled in respect of the redeemable Shares will accrue or be made.

(ii)    The aggregate redemption price payable by the Company for Shares redeemable under this Section 3.8 shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Shares of the class to be so redeemed multiplied by the number of Shares of each such class included among the redeemable Shares, as determined by the Manager in its sole discretion. Prior to such time as the Shares are listed on a National Securities Exchange, the Current Market Price shall be determined by the Manager in its sole discretion. The redemption price shall be paid as determined by the Manager in its sole discretion, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the rate of 7% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)    The Member (or its duly authorized representative) shall be entitled to receive the payment for the redeemable Shares at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of redeemable Shares evidenced by Certificates, upon surrender by or on behalf of the Member, at the place specified in the notice of redemption, of the certificates, evidencing the redeemable Shares, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)    After the redemption date, redeemable Shares shall no longer constitute Outstanding Shares.

(b)    The provisions of this Section 3.8 shall also be applicable to Shares held by a Member as nominee of a Person determined to be other than an Eligible Citizen.

(c)     Nothing in this Section 3.8 shall prevent the recipient of a notice of redemption from Transferring his Shares before the redemption date if such Transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a Transfer, the Manager shall withdraw the notice of redemption; provided, the transferee of such Shares certifies to the satisfaction of the Manager in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 3.9    Rights of Members.

(a)    In addition to other rights provided by this Agreement or by Applicable Law, and except as limited by Section 3.4(b), each Member shall have the right, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i)    promptly after its becoming available, to obtain a copy of the Company’s U.S. federal, state and local income tax returns for each year; and

(ii)    to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed.

(b)    The Manager may keep confidential from the Members, for such period of time as the Manager determines in its sole discretion: (i) any information that the Manager believes to be in the nature of trade secrets; or (ii) other information the disclosure of which the Manager believes: (A) is not in the best interests of the Company Group; (B) could damage the Company Group or its business; or (C) that any Company Group Member is required by Applicable Law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company, the primary purpose of which is to circumvent the obligations set forth in this Section 3.9).

Section 3.10    ERISA Ownership Limitations.

(a)    Unless permitted by the Manager pursuant to a written waiver, any purported acquisition or holding of a Share with the assets of any Plan will be void and shall have no force and effect. In addition, if any ERISA Person acquires or holds Shares in violation of the foregoing sentence, (i) the Shares acquired or held by such ERISA Person shall be deemed to be “Shares-in-Trust” to prevent the Assets from being treated as “plan assets” that are subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws; (ii) such Shares shall be transferred automatically and by operation of law to an ERISA Trust (as described below); and (iii) the ERISA Persons purportedly owning such Shares-in-Trust (the “Prohibited Owner”) shall submit such Shares for registration in the name of the ERISA Trust. Such transfer to an ERISA Trust and the designation of Shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the event that otherwise could have caused the Assets to be treated as “plan assets” that are subject to Title I of ERISA, Section 4975 of the Code or any Similar Laws. The Manager shall not permit a waiver of the type described in the first sentence of this Section 3.10(a) unless the Person for which such waiver is provided represents to the Manager in writing, or the Manager otherwise determines, that such purchase and holding of Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Laws and will not cause the Assets to be treated as “plan assets” or equity participation in the Company by “benefit plan investors” to be “significant” (within the meaning of the Plan Asset Regulation).

(b)    During the period prior to the discovery of the existence of the ERISA Trust, any transfer of Shares by an ERISA Person to a non-ERISA Person shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such Shares shall cease to be designated as Shares-in-Trust. After the discovery of the existence of the ERISA Trust, but prior to the redemption of all discovered Shares-in-Trust and/or the submission of all discovered Shares-in-Trust for registration in the name of the ERISA Trust, any transfer of Shares by an ERISA Person to a non-ERISA Person shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such Shares shall cease to be designated as Shares-in-Trust.

(c)    If any Shares are deemed “Shares-in-Trust,” the Prohibited Owner shall immediately cease to own any right or interest with respect to such Shares and the Company will have the right to repurchase such Shares-in-Trust for an amount equal to their Current Market Price, which proceeds shall be payable to the Prohibited Owner.

(d)    (i)    Upon any purported transfer or other event that would result in a transfer of Shares to an ERISA Trust, such Shares shall be deemed to have been transferred to a Trustee as trustee of such ERISA Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported transfer or other event that results in the transfer to the ERISA Trust. Each Charitable Beneficiary shall be designated by the Company as provided below.

(ii)    Shares held by the Trustee shall be issued and outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to any distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the ERISA Trust.

(iii)    The Trustee shall have all consent rights and rights to distributions with respect to Shares held in the ERISA Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Manager that the Shares have been transferred to the ERISA Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no consent rights with respect to Shares held in the ERISA Trust and, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any consent cast by a Prohibited Owner prior to the discovery by the Manager that the Shares have been transferred to the Trustee and (B) to recast such consent in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary, provided that if the Company has already taken irreversible action, then the Trustee shall not have the authority to rescind and recast such consent. Notwithstanding the foregoing, until the Manager has received notification that Shares have been transferred into an ERISA Trust, the Manager shall be entitled to rely on its Shares transfer and other Company records for purposes of preparing lists of Record Holders entitled to consent at meetings, determining the validity and authority of proxies and otherwise obtaining consents of Members.

(iv)    Within 20 days of receiving notice from the Manager that Shares have been transferred to the ERISA Trust, the Trustee of the ERISA Trust shall sell the Shares held in the ERISA Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth herein. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided herein. The Prohibited Owner shall receive the lesser of (A) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the ERISA Trust (e.g., in the case of a gift, devise or other such transaction), the Current Market Price of the Shares on the day of the event causing the Shares to be held in the ERISA Trust and (B) the price received by the Trustee from the sale or other disposition of the Shares held in the ERISA Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (X) such Shares shall be deemed to have been sold on behalf of the ERISA Trust and (Y) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive hereunder, such excess shall be paid to the Trustee upon demand.

(v)    Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Share equal to the lesser of (1) the price per Share in the transaction that resulted in such transfer to the ERISA Trust (or, in the case of a devise or gift, the Current Market Price at the time of such devise or gift) and (2) the Current Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the ERISA Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(vi)    By written notice to the Trustee, the Manager shall designate one or more non-profit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Shares held in the ERISA Trust would not violate the restrictions set forth herein in the hands of such Charitable Beneficiary.

(e)    The provisions of Section 3.10 shall cease to apply and all Shares-in-Trust shall cease to be designated as Shares-in Trust and shall be returned, automatically and by operation of law, to their Prohibited Owners, all of which shall occur at such time as Shares qualify as a class of “publicly-offered securities” within the meaning of the Plan Asset Regulations.

ARTICLE IV

SPLITS AND COMBINATIONS.

Section 4.1    Splits and Combinations.

(a)    Subject to Section 4.1(d), the Company may make a pro rata distribution of Shares of any class or series to all Record Holders of such class or series of Shares, or may effect a subdivision or combination of Shares of any class or series so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Share basis (including voting rights) or stated as a number of Shares are proportionately adjusted.

(b)    Whenever such a distribution, subdivision or combination of Shares is declared, the Manager shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Manager also may cause a firm of independent public accountants selected by it to calculate the number of Shares to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Manager shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)    In the event that Certificates are issued, promptly following any such distribution, subdivision or combination, the Company may issue new Certificates to the Record Holders of Shares or options, rights, warrants or appreciation rights relating to Shares as of the applicable Record Date representing the new number of Shares or options, rights, warrants or appreciation rights relating to Shares held by such Record Holders, or the Manager may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Outstanding Shares or outstanding options, rights, warrants or appreciation rights relating to Shares, the Company shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)    The Company shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would otherwise result in the issuance of fractional Shares, each fractional Share shall be rounded to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share).

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS OF TAX ITEMS; DISTRIBUTIONS.

Section 5.1    Maintenance of Capital Accounts; Allocations.

(a)    There shall be established for each Member on the books of the Company as of the date such Member becomes a Member a capital account (each being a "Capital Account"). Each Capital Contribution by any Member, if any, shall be credited to the Capital Account of such Member on the date such Capital Contribution is made to the Company. In addition, each Member’s Capital Account shall be (a) credited with (i) such Member’s allocable share of any Net Income of the Company, and (ii) the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member, (b) debited with (i) the amount of distributions (and deemed distributions) to such Member of cash or the fair market value of other property so distributed, (ii) such Member’s allocable share of Net Loss of the Company and expenditures of the Company described or treated under Section 704(b) of the Code as described in Section 705(a)(2)(B) of the Code, and (iii) the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company and (c) otherwise maintained in accordance with the provisions of the Code and the United States Treasury Regulations promulgated thereunder. Any other item which is required to be reflected in a Member’s Capital Account under Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The Manager shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the Manager shall maintain the Capital Accounts of the Members in accordance with the principles and requirements set forth in Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder. The Capital Account of each holder of Class B Common Shares shall at all times be zero, except to the extent such holder also holds Shares other than Class B Common Shares.

(b)    Net Income (Loss) of the Company for each tax year shall be allocated among the Capital Accounts of the Members in a manner that as closely as possible gives economic effect to the manner in which distributions are made to the Members pursuant to the provisions of Sections 5.2(e) and 9.3.

(c)    All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Code. Notwithstanding the foregoing, the Manager in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members in the Company, within the meaning of the Code and United States Treasury Regulations. The Manager shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Company and for the preservation of uniformity of Shares (or any portion or class or classes thereof), the Manager may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Shares (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the Manager determines in its sole discretion to be appropriate for (A) the determination for tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Members and between transferors and transferees under this Agreement and pursuant to the Code and the United States Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Members, (C) the valuation of Company assets and the determination of tax basis, (D) the allocation of asset values and tax basis, (E) the adoption and maintenance of accounting methods and (F) taking into account differences between the Carrying Values of Company assets and such asset adjusted tax basis pursuant to Section 704(c) of the Code and the United States Treasury Regulations promulgated thereunder.

(d)    Allocations that would otherwise be made to a Member under the provisions of this Article V shall instead be made to the beneficial owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Manager in its sole discretion.

Section 5.2    Distributions to Record Holders.

(a)    Subject to the applicable provisions of the Delaware Act, the Manager may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets to the Members. Subject to the terms of any Share Designation, distributions shall be paid to Members in accordance with their respective Percentage Interests as of the Record Date selected by the Manager. Notwithstanding anything otherwise to the contrary herein, the Company shall not make or pay any distributions of cash or other assets with respect to the Class B Common Share except for distributions consisting only of additional Class B Common Shares paid proportionally with respect to each outstanding Class B Common Share.

(b)    Notwithstanding Section 5.2(a), in the event of the dissolution and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 9.3.

(c)    Pursuant to Section 8.4, the Company is authorized to withhold from payments or other distributions to the Members, and to pay over to any U.S. federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any other Applicable Law.

(d)    Each distribution in respect of any Shares shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Shares as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)    Notwithstanding anything in this Section 5.2 to the contrary, after an Initial Offering, the following amounts shall be distributed solely to holders of Class A Common Shares that acquired such shares as a result of the conversion of Notes into Class A Shares: (i) any interest on the Notes that was accrued and unpaid at the IPO Date, (ii) any amount Deemed Distribution Reserve as such term is defined in the Strategic Agreement and (iii) any other amount distributable solely to a Noteholder or former Noteholder pursuant to the Strategic Agreement after the IPO Date.

ARTICLE VI

MANAGEMENT AND OPERATION OF BUSINESS

Section 6.1    Management.

(a)    The Manager shall conduct, direct and manage all activities of the Company for so long as the Apollo Group Beneficially Owns at least 10% of the Voting Power. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Manager, and no other Member shall have any management power over the business and affairs of the Company. In the event that the Apollo Group no longer Beneficially Owns, in the aggregate, 10% or more of the Voting Power of the Company, the Board or its designee shall conduct, direct and manage all activities of the Company or, as contemplated under Section 6.3, shall exercise all of the powers granted to the Manager hereunder.

(b)    In addition to the powers now or hereafter granted to the Manager under any other provision of this Agreement, the Manager, subject to Section 6.1(a) and Section 6.2, shall have full power and authority to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.6 and to effectuate the purposes set forth in Section 2.5, including without limitation the power to:

(i)    vest in the Board any or all powers over the business and affairs of the Company, as the Manager determines, in its sole discretion;

(ii)    make any expenditures, lend or borrow money, assume or guarantee, or otherwise contract for, indebtedness and other liabilities, issue evidences of indebtedness, including indebtedness that is convertible or exchangeable into Company securities or options, rights, warrants or appreciation rights relating to Company securities, and incur any other obligations;

(iii)    make tax, regulatory and other filings, or render periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iv)    acquire, dispose of, mortgage, pledge, encumber, hypothecate or exchange any or all of the assets of the Company or merge or otherwise combine the Company with or into another Person (subject, however, to any prior approval that may be required by Section 6.2, Article XI);

(v)    use the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the distribution of Company cash, the financing of the conduct of the operations of the Company Group; subject to applicable securities laws, the lending of funds to other Persons; the repayment or guarantee of obligations of any Company Group Member and the making of capital contributions to any Company Group Member;

(vi)    negotiate, execute and perform any contract, conveyance or other instrument (including instruments that limit the liability of the Manager under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the Manager or its assets other than its interest in the Company, even if same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vii)    select, appoint and dismiss the Company’s officers and employees (including employees having titles such as “chief executive officer,” “senior managing director,” “president,” “vice president,” “secretary,” “treasurer” or any other titles the Manager in its sole discretion may determine) and agents, representatives, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)    maintain insurance for the benefit of the Company Group, the Members and Indemnified Persons;

(ix)    form, or acquire an interest in, and contribute property and make loans to, any limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Company’s Subsidiaries from time to time);

(x)    control any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)    indemnify any Person against liabilities and contingencies to the extent permitted by Applicable Law;

(xii)    enter into listing agreements with any National Securities Exchange and delist some or all of the Shares from, or request that trading be suspended on, any such exchange;

(xiii)    purchase, sell or otherwise acquire or dispose of Company securities or options, rights, warrants or appreciation rights relating to Company securities;

(xiv)    undertake any action in connection with the Company’s participation in the management of the Company Group through its managers, directors, officers or employees or the Company’s direct or indirect ownership of the Company Group Members, including, without limitation, all things described in or contemplated by any Registration Statement and the agreements described in or filed as exhibits to any Registration Statement;

(xv)    cause to be registered for resale under the Securities Act and applicable state or non-U.S. securities laws, any securities of, or any securities convertible or exchangeable into securities of, the Company held by any Person;

(xvi)    declare or pay any distributions of cash or other assets to Members;

(xvii)    file a bankruptcy petition; and

(xviii)    execute and deliver agreements with Affiliates of the Company or any Company Group Member to render services to a Company Group Member.

(c)    In exercising its authority under this Agreement, the Manager may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken (or not taken) by it. Neither the Company nor the Manager shall have any liability to a Member for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Member in connection with such decisions.

(d)    Notwithstanding anything otherwise to the contrary herein, the Delaware Act or any Applicable Law, each of the Members and each other Person who may acquire an interest in Company securities hereby:

(i)    approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Exchange Agreement, the Tax Receivable Agreement, the Strategic Agreement, the Notes, the Lender Rights Agreement, the Shareholders Agreement, the CS Rights Agreement, the Roll-up Agreements and the other agreements described in or contemplated by any Registration Statement;

(ii)    agrees that the Manager is authorized to execute, deliver and perform on behalf of the Company the agreements referred to in Section 6.1(d)(i) and the other agreements, acts, transactions and matters described in or contemplated by any Registration Statement, without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Company securities; and

(iii)    agrees that the execution, delivery or performance by the Company, any Company Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the Company of any duty that the Company may owe the Members or any other Persons under this Agreement (or any other agreements) or of any duty (fiduciary or otherwise) existing at law, in equity or otherwise.

Section 6.2    Restrictions on Manager’s Authority.

(a)    The Manager shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its duly authorized representatives or the duly authorized officers of the Company, and the Manager shall not be responsible for the misconduct or negligence on the part of any such officer or representative duly appointed or duly authorized by the Manager in good faith.

(b)    Except as provided in Article IX and Article XI, the Manager may not sell, exchange or otherwise dispose of all or substantially all of the Company Group’s assets, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the Voting Power of the Company; provided, however, that this provision shall not preclude or limit the Manager’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group (including for the benefit of Persons other than members of the Company Group, including Affiliates of the Manager) and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 6.3    Resignation of the Manager. The Manager, may resign at any time by giving notice of such resignation in writing or by electronic transmission to the Board. Any such resignation shall take effect at the time specified therein. The acceptance of such resignation by the Board shall not be necessary to make it effective. The Manager may at any time designate a substitute manager that is a member of the Apollo Group, which substitute manager shall, upon the later of the acceptance of such designation and the effective date of such resignation of the departing Manager, be subject to the terms and conditions set forth in this Agreement and be deemed the “Manager” for all purposes hereunder. In the event the Manager resigns and does not designate a substitute manager in accordance with the terms of this Agreement, the Board shall conduct, direct and manage all activities of the Company and shall exercise all of the powers granted to the Manager hereunder.

Section 6.4    Board Generally. Following an Initial Offering, the Manager shall establish the Board, unless the Manager determines, in its sole discretion, to establish the Board prior to the Initial Offering. For so long as the Apollo Group Beneficially Owns 10% or more of the Voting Power of the Company, the Manager shall (i) nominate and elect all Directors on the Board, (ii) set the number of Directors which shall constitute the Board and (iii) fill any vacancies on the Board. Each Director elected by the Manager shall hold office until such Director’s successor is duly elected and qualified, or until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided. In the event that the Apollo Group Beneficially Owns less than 10% of the Voting Power of the Company, the number of directors which will constitute the Board shall be set by resolution of the Board.

Section 6.5    Election of Directors. In the event that the Apollo Group Beneficially Owns less than 10% of the Voting Power of the Company, (i) Directors shall be elected at the annual meeting of Members, except as provided in Section 6.8 and each Director elected shall hold office until the succeeding meeting after such Director’s election and until such Director’s successor is duly elected and qualified, or until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided and (ii) Directors shall be elected by a plurality of the votes of Outstanding Voting Shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of Members.

Section 6.6    Removal. For so long as the Apollo Group Beneficially Owns 10% or more of the Voting Power of the Company, any Director may be removed, with or without cause, at any time, by the Manager. In the event that the Apollo Group Beneficially Owns less than 10% of the Outstanding Voting Power of the Company, any Director or the whole Board may be removed, with or without cause, at any time, by the affirmative vote of holders of 50% of the Voting Power of the Company, given at an annual meeting or at a special meeting of Members called for that purpose.

Section 6.7    Resignations. Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Company. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Company of such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.8    Vacancies. For so long as the Apollo Group Beneficially Owns 10% or more of the Voting Power of the Company, unless otherwise required by Applicable Law, any vacancy on the Board will be filled by a designee of the Manager. In the event that the Apollo Group Beneficially Owns less than 10% of the Voting Power of the Company, unless otherwise required by law, (i) any vacancy on the Board that results from newly created Directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, (ii) any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal, (iii) if there are no Directors in office, then an election of Directors may be held in the manner provided by the DGCL, as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation.

Section 6.9    Chairman of Meetings. The Manager may elect one of the Directors then in office as Chairman of the Board. At each meeting of the Board, the Chairman of the Board or, in the Chairman of the Board’s absence, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The Secretary of the Company shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 6.10    Place of Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware.

Section 6.11    Special Meetings; Notice. Special meetings of the Board may be called by either the Manager, the Chairman of the Board, the Chief Executive Officer or, upon a resolution adopted by the Board, by the Secretary (or other officer of the Company if the Secretary is unavailable) on twenty-four (24) hours’ notice to each Director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic communication, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Director, however, if waived by such Director in writing or by facsimile, wireless or other form of recorded or electronic communication, or if such Director shall be present at such meeting.

Section 6.12    Action Without Meeting. Any action required or permitted to be taken at any meeting by the Board or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board or of such committee, as the case may be, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 6.13    Conference Telephone Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 6.14    Quorum. At all meetings of the Board, a majority of the then total number of Directors in office shall constitute a quorum for the transaction of business. At all meetings of any committee of the Board, the presence of a majority of the total number of members of such committee (assuming no vacancies) shall constitute a quorum. The act of a majority of the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board or any committee, a majority of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

Section 6.15    Committees. The Manager may designate one (1) or more committees consisting of one (1) or more Directors of the Company, which, to the extent provided in such designation, shall have and may exercise, subject to the provisions of this Agreement, the powers and authority granted hereunder. Such committee or committees shall have such name or names as may be determined from time to time by the Manager. A majority of all the members of any such committee may determine its action and fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given, unless the Manager shall otherwise provide. The Manager shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time. The Secretary of the Company shall act as Secretary of any committee, unless otherwise provided by the Board or the Committee. From after the IPO Date, the Manager shall cause the Company to form, constitute and empower each of the Audit Committee and the Conflicts Committee, which shall have such powers and rights as the Manager shall set forth in its written resolution.

Section 6.16    Remuneration. Unless otherwise expressly provided by the Manager, none of the Directors shall, as such, receive any stated remuneration for such Director’s services; but the Manager may at any time and from time to time by resolution provide that a specified sum shall be paid to any Director, payable in cash or securities, either as such Director’s annual remuneration as Director or member of any special or standing committee of the Board or as remuneration for such Director’s attendance at each meeting of the Board or any such committee. The Manager may also provide that the Company shall reimburse each Director for any expenses paid by such Director on account of such Director’s attendance at any meeting. Nothing in this Section 6.16 shall be construed to preclude any Director from serving the Company in any other capacity and receiving remuneration therefor.

Section 6.17    Reimbursement of the Manager.

(a)    Except as provided in this Section 6.17 and elsewhere in this Agreement, the Manager shall not be compensated for its services as manager or general partner of any Company Group Member.

(b)    The Manager shall be reimbursed on a monthly basis, or such other reasonable basis as the Manager may determine, in its sole discretion, for: (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Manager to perform services for the Company Group or for the Manager in the discharge of its duties to the Company Group); and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Manager in connection with operating the Company Group’s business (including expenses allocated to the Manager by its Affiliates). The Manager in its sole discretion shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 6.17 shall be in addition to any reimbursement to the Manager as a result of indemnification pursuant to Section 6.20.

(c)    The Manager may, in its sole discretion, without the approval of the other Members (who shall have no right to vote in respect thereof), propose and adopt on behalf of the Company Group equity benefit plans, programs and practices (including plans, programs and practices involving the issuance of Company securities or options, rights, warrants or appreciation rights relating to Company securities), or cause the Company to issue Company securities or options, rights, warrants or appreciation rights relating to Company securities in connection with, or pursuant to, any such equity benefit plan, program or practice or any equity benefit plan, program or practice maintained or sponsored by the Manager or any of its Affiliates in respect of services performed directly or indirectly for the benefit of the Company Group. The Company agrees to issue and sell to the Manager or any of its Affiliates any Company securities or options, rights, warrants or appreciation rights relating to Company securities that the Manager or such Affiliates are obligated to provide pursuant to any equity benefit plans, programs or practices maintained or sponsored by them. Expenses incurred by the Manager in connection with any such plans, programs and practices (including the net cost to the Manager or such Affiliates of Company securities or options, rights, warrants or appreciation rights relating to Company securities purchased by the Manager or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 6.17(b).

Section 6.18    Outside Activities.

(a)    The Manager, for so long as it is a manager of the Company: (i) agrees that its sole business will be to act as a manager, managing member or general partner, and to undertake activities that are ancillary or related thereto, of (x) the Company and any other limited liability company or partnership of which the Company is, directly or indirectly, a member or partner, or (y) any member of the Apollo Group; and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to: (A) its performance as manager, managing member or general partner of one or more Company Group Members or manager, managing member or general partner of one or more members of the Apollo Group; or (B) the acquiring, owning or disposing of debt or equity securities in any Company Group Member or member of the Apollo Group.

(b)    Except insofar as the Manager is specifically restricted by Section 6.18(a), each Indemnified Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Company Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Company Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any Company Group Member or any Member or Record Holder. None of any Company Group Member, any Member or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any Indemnified Person.

(c)    Subject to the terms of Section 6.18(a) and (b), and subject to any agreement between the Manager or the Company and any Indemnified Person, but otherwise notwithstanding anything to the contrary herein: (i) the engaging in competitive activities by any Indemnified Person (other than the Manager) in accordance with the provisions of this Section 6.18 is hereby approved by the Company and all the Members; (ii) it shall be deemed not to be a breach of the Manager’s or any other Indemnified Person’s duties or any other obligation of any type whatsoever of the Manager or any other Indemnified Person for the Indemnified Person (other than the Manager) to engage in such business interests and activities in preference to or to the exclusion of any Company Group Member; (iii) the Manager and the Indemnified Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Company Group Member; and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnified Person.

(d)    The Manager may cause the Company or any other Company Group Member to purchase or otherwise acquire Company securities or options, rights, warrants or appreciation rights relating to Company securities. Affiliates of the Manager may acquire Shares or other Company securities or options, rights, warrants or appreciation rights relating to Company securities and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise all rights of the Manager or a Member, as applicable, relating to such Shares or Company securities or options, rights, warrants or appreciation rights relating to Company securities.

Section 6.19    Loans from the Manager; Loans or Contributions from the Company; Contracts with Affiliates; Certain Restrictions on the Manager.

(a)    Affiliates of the Manager may, but shall be under no obligation to, lend to any Company Group Member, and any Company Group Member may borrow from Affiliates of the Manager, funds needed or desired by the Company Group Member for such periods of time and in such amounts as the Manager may determine, in each case on terms that are fair and reasonable to the Company; provided, however, that the requirements of this Section 6.19 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to any transaction: (i) approved by Special Approval; (ii) the terms of which are no less favorable to the Company than those generally being provided to or available from unrelated third parties; or (iii) that is fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Company).

(b)    Any Company Group Member may lend or contribute to any other Company Group Member, and any Company Group Member may borrow from any other Company Group Member, funds on terms and conditions determined by the Manager. The foregoing authority shall be exercised by the Manager in its sole discretion and shall not create any right or benefit in favor of any Company Group Member or any other Person.

(c)    Affiliates of the Manager may render services to a Company Group Member or to the Manager in the discharge of its duties as manager of the Company. Any services rendered to a Company Group Member by an Affiliate of the Manager shall be on terms that are fair and reasonable to the Company; provided, however, that the requirements of this Section 6.19(c) conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to any transaction: (i) approved by Special Approval; (ii) the terms of which are no less favorable to the Company than those generally being provided to or available from unrelated third parties; or (iii) that is fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Company). The provisions of Section 6.17 shall apply to the rendering of services described in this Section 6.19(c).

(d)    The Manager or any of its Affiliates may Transfer any property to, or purchase any property from, the Company, directly or indirectly, pursuant to transactions that are fair and reasonable to the Company; provided, however that the requirements of this Section 6.19(d) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to: (i) the transactions described in or contemplated by any Registration Statement; (ii) any transaction approved by Special Approval; (iii) any transaction, the terms of which are no less favorable to the Company than those generally being provided to or available from unrelated third parties; or (iv) any transaction that is fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Company). With respect to any contribution of assets to the Company in exchange for Company securities or options, rights, warrants or appreciation rights relating to Company securities, the Conflicts Committee (if utilized), in determining whether the appropriate number of Company securities or options, rights, warrants or appreciation rights relating to Company securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Company against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

Section 6.20    Indemnification.

(a)    To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnified Persons shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions to act occurring before or after the date of this Agreement; provided, however, that the Indemnified Person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Person is seeking indemnification pursuant to this Section 6.20, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.20(k), the Company shall be required to indemnify a Person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Manager in its sole discretion.

(b)    To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 6.20(a) shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnified Peron to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.20. Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 6.20(k), the Company shall be required to indemnify an Indemnified Person pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Manager in its sole discretion.

(c)    The indemnification provided by this Section 6.20 shall be in addition to any other rights to which an Indemnified Person may be entitled under this or any other agreement, pursuant to a vote of a majority of disinterested Directors with respect to such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

(d)    The Company may purchase and maintain (or reimburse the Manager or its Affiliates for the cost of) insurance, on behalf of the Manager, its Affiliates, any other Indemnified Person and such other Persons as the Manager shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or any such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 6.20: (i) the Company shall be deemed to have requested an Indemnified Person to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.20(a); and (iii) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f)    Any indemnification pursuant to this Section 6.20 shall be made only out of the assets of the Company. In no event may an Indemnified Person subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnified Person shall not be denied indemnification in whole or in part under this Section 6.20 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 6.20 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    The Manager and each Director and officer shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the officers, directors or employees of the Company or any other Company Group Member, or committees of the Board, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it) as to matters the Director or the Manager, as the case may be, reasonably believes are within such other Person’s professional or expert competence.

(j)    No amendment, modification or repeal of this Section 6.20 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnified Person under and in accordance with the provisions of this Section 6.20 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 6.20 is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(l)    This Section 6.20 shall not limit the right of the Company, to the extent and in the manner permitted by Applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of Persons other than Indemnified Persons.

Section 6.21    Liability of Indemnified Persons.

(a)    Notwithstanding anything otherwise to the contrary herein, no Indemnified Person shall be liable to the Company, the Members, in their capacity as such, or any other Persons who have acquired interests in the Company securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.

(b)    Any amendment, modification or repeal of this Section 6.21 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Section 6.21 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

Section 6.22    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)    Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Manager, one or more Directors or its or their respective Affiliates, on the one hand, and the Company, any Company Group Member or any Member, on the other hand, any resolution or course of action by the Manager or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty stated or implied by law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is: (i) approved by Special Approval; (ii) on terms no less favorable to the Company, Company Group Member or Member, as applicable, than those generally being provided to or available from unrelated third parties; or (iii) fair and reasonable to the Company taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company).

The Manager shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Manager may also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained. If Special Approval is not sought and the Manager determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii) or (iii) of this Section 6.22(a), then it shall be presumed that, in making its decision, the Manager acted in good faith, and in any proceeding brought by or on behalf of the Company, any Member or any other Person challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything otherwise to the contrary herein or any duty otherwise existing in law, equity, or otherwise, the existence of the conflicts of interest described in any Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or of any duty otherwise existing at law, in equity or otherwise.

(b)    The Members hereby authorize the Manager, on behalf of the Company as a partner or member of a Company Group Member, to approve of actions by the directors, general partner, managers or managing member of such Company Group Member similar to those actions permitted to be taken by the Manager pursuant to this Section 6.22.

(c)    Notwithstanding anything otherwise to the contrary herein or any Applicable Law, whenever in this Agreement or any other agreement contemplated hereby or otherwise, the Manager, in its capacity as the manager of the Company, is permitted to or required to make a decision in its “sole discretion” or

“discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then the Manager, or any of its Affiliates that cause it to make any such decision, shall, to the fullest extent permitted by Applicable Law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or the Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Delaware Act or under any other Applicable Law or in equity. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the Manager is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the Manager, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is in or not opposed to the best interests of the Company.

(d)    Notwithstanding anything otherwise to the contrary herein, the Manager and its Affiliates shall have no duty or obligation, express or implied, to: (i) sell or otherwise dispose of any asset of the Company Group; or (ii) permit any Company Group Member to use any facilities or assets of the Manager and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Manager or any of its Affiliates to enter into such contracts shall be in such Person’s sole discretion.

(e)    Except as expressly set forth in this Agreement, to the fullest extent permitted by Applicable Law, neither the Manager nor any other Indemnified Person shall have any duties or liabilities, including fiduciary duties, to the Company, any Member or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the Manager or any other Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Manager or such other Indemnified Person.

(f)    The Members expressly acknowledge that the Manager is under no obligation to consider the separate interests of the Members (including, without limitation, the tax consequences to Members) in deciding whether to cause the Company to take (or decline to take) any actions, and that the Manager shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

Section 6.23    Other Matters Concerning the Manager.

(a)    The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)    The Manager shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or any duly appointed attorney or attorneys-in-fact, and the Manager shall not be responsible for the misconduct or negligence on the part of any such officer or attorney. Subject to the immediately preceding sentence, each such attorney shall, to the extent provided by the Manager in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager hereunder.

Section 6.24    Reliance by Third Parties. Notwithstanding anything otherwise to the contrary herein, any Person dealing with the Company shall be entitled to assume that the Manager, its representatives and any officer of the Company authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the

Manager, any such representative or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager, any such representative or any such officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VII

BOOKS; RECORDS; ACCOUNTING AND REPORTS

Section 7.1    Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles.

Section 7.2    Fiscal Year. The fiscal year for tax and financial reporting purposes of the Company shall be a calendar year ending December 31 unless otherwise required by the Code or permitted by Applicable Law.

Section 7.3    Reports.

(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Company, the Manager shall cause to be mailed or made available to each Record Holder, as of a date selected by the Manager, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. generally accepted accounting principles, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the Manager.

(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Manager shall cause to be mailed or made available to each Record Holder, as of a date selected by the Manager in its sole discretion, a report containing unaudited financial statements of the Company and such other information as may be required by Applicable Law or any National Securities Exchange on which the Shares are listed for trading, or as the Manager determines to be necessary.

(c)    The Manager shall be deemed to have made a report available to each Record Holder as required by this Section 7.3 if it has either: (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system; or (ii) made such report available on any publicly available website maintained by the Company.

ARTICLE VIII

TAX MATTERS

Section 8.1    Tax Returns and Information. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and its fiscal year. The Company shall use reasonable efforts to furnish to all Members necessary tax information as promptly as possible after the end of the fiscal year of the Company; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Company or any Company Group Member holds an interest. Each Member shall be required to report for all tax purposes consistently with such information provided by the Company.

Section 8.2    Tax Elections.

(a)    The Manager shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the tax laws of the U.S., the several states and other relevant jurisdictions, in its sole discretion. Notwithstanding anything otherwise to the contrary herein, for the purposes of computing the adjustments under Section 743(b) of the Code, the Manager shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Share will be deemed to be the lowest quoted closing price of the Shares on any National Securities Exchange on which such Shares are traded during the calendar month in which such Transfer occurs as is deemed to occur pursuant to this Agreement without regard to the actual price paid by such transferee.

(b)    Except as otherwise provided herein, the Manager shall determine whether the Company should make any other elections permitted by the Code.

Section 8.3    Tax Controversies. The Manager (or such other person as required by applicable law) shall be the Tax Matters Partner. The Manager is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Manager and to do or refrain from doing any or all things reasonably required by the Manager to conduct such proceedings. The Company shall give the Manager any required power of attorney to satisfy the intent of this Section 8.3.

Section 8.4    Withholding. Notwithstanding anything otherwise to the contrary herein, the Manager is authorized to take any action that may be required to cause the Company and other Company Group Members to comply with any withholding requirements established under the Code or any other Applicable Law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Manager may treat the amount withheld as a distribution of cash pursuant to Sections 5.2 or 9.3 in the amount of such withholding from such Member.

Section 8.5    Class B Common Shares. For federal (and applicable state) income tax purposes, no Class B Common Shares shall be treated as outstanding limited liability company membership interests and holders that own only Class B Common Shares shall not be treated as Members.

Section 8.6    Tax Receivable Agreement. In the event the Company is taxed as a corporation for US federal income tax purposes, the Company will enter, and will cause APO LLC, Apollo Principal I, Apollo Principal III, and any other flow-through entity the Issuer owns interests in, to enter, into a tax receivable agreement substantially in the same form as the Tax Receivable Agreement.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

Section 9.1    Dissolution. The Company shall not be dissolved by the admission of Substitute Members or additional Members following the date hereof. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)    an election to dissolve the Company by the Manager that is approved by the Members holding a majority of the Voting Power of the Company;

(b)    the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

(c)    the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d)    at any time that there are no Members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

Section 9.2    Liquidator.

(a)    Upon dissolution of the Company, the Manager shall select one or more Persons to act as Liquidator (which may be the Manager). The Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be approved by the Manager. The Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the Manager.

(b)    Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be appointed by the Manager. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article IX, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 9.3    Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a)    Subject to Section 9.3(c) the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 9.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything otherwise to the contrary herein, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company.

(b)    Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.2) and amounts to Members otherwise than in respect of their distribution rights under Article V. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)    Upon dissolution and liquidation of the Company pursuant to Article IX, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.3(b) shall be distributed to the Members pro rata in accordance with their respective Percentage Interests, and shall also take into consideration any liquidation preference that the Noteholders are entitled to receive under the Strategic Agreement.

Section 9.4    Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 9.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 9.5    Return of Contributions. The Manager, the Members and the officers of the Company will not be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 9.6    Waiver of Partition. To the maximum extent permitted by Applicable Law, each Member hereby waives any right to partition of the Company property.

ARTICLE X

AMENDMENT OF AGREEMENT

Section 10.1    Amendments to be Adopted Solely by the Manager. Each Member agrees that the Manager, without the approval of any Member, the Board or any other Person, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)    a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)    the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)    a change that the Manager determines in its sole discretion to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or a company in which the Members have limited liability under the laws of any state or other jurisdiction or to ensure that the Company Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)    a change that the Manager determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

(e)    a change that the Manager determines in its sole discretion: (i) does not adversely affect the Members considered as a whole (including any particular class of Shares as compared to other classes of Shares, treating the Common Shares as a separate class for this purpose) in any material respect; (ii) to be necessary, desirable or appropriate to: (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the Delaware Act); or (B) facilitate the trading of the Shares (including the division of any class or classes of Shares into different classes to facilitate uniformity of tax consequences within such classes of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed; (iii) to be necessary or appropriate in connection with action taken by the Manager pursuant to Section 4.2; or (iv) is required to effect the intent expressed in any Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(f)    a change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the Manager shall so determine in its sole discretion, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(g)    an amendment that the Manager determines is necessary or appropriate based on advice of counsel, to prevent the Company, or the Manager or its partners, officers, trustees, representatives or agents (as applicable) from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(h)    an amendment that the Manager determines in its sole discretion to be necessary, desirable or appropriate in connection with the creation, authorization or issuance of any class or series of Company securities or options, rights, warrants or appreciation rights relating to Shares;

(i)    any amendment expressly permitted in this Agreement to be made by the Manager acting alone;

(j)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 11.3;

(k)    an amendment that the Manager determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.5 or Section 6.1;

(l)     a merger, conversion or conveyance pursuant to Section 11.3(d), including any amendment permitted pursuant to Section 11.5; or

(m)     any other amendments substantially similar to the foregoing.

Section 10.2     Amendment Procedures. Except as provided in Section 3.2, Section 10.1, Section 10.3 and Section 11.5, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the Manager; provided however, that, to the fullest extent permitted by Applicable Law, the Manager shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member or other Person bound by this Agreement and, in declining to propose an amendment, to the fullest extent permitted by Applicable Law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Applicable Law or at equity. A proposed amendment shall be effective upon its approval by the Manager and the Members holding a majority of the Voting Power of the Company unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of the Voting Power of the Company shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Manager shall seek the written approval of the requisite percentage of the Voting Power of the Company or call a meeting of the Members to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article X. The Manager shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 10.3     Amendment Requirements.

(a)    Notwithstanding the provisions of Section 10.1, Section 10.2 and Section 11.5, no provision of this Agreement that requires the vote or consent of Members holding, or holders of, a percentage of the Voting Power of the Company (including the Voting Power in respect of Voting Shares deemed owned by the Manager and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of Members or holders of Voting Power of the Company whose aggregate Voting Power constitutes not less than the voting or consent requirement sought to be reduced.

(b)    Notwithstanding the provisions of Section 10.1 and Section 10.2, no amendment to this Agreement may: (i) enlarge the obligations of any a Member without his, her or its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 10.3(c); or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the Manager or any of its Affiliates without the Manager’s consent, which consent may be given or withheld in its sole discretion.

(c)     Except as provided in Section 10.1 and Section 11.3, any amendment that would have a material adverse effect on the rights or preferences of any class of Shares in relation to other classes of Shares must be approved by the holders of not less than a majority of the Outstanding Shares of the class affected.

(d)    Except as provided in Section 10.1 and subject to Section 12.7(c), this Section 10.3 shall only be amended with the approval of the Members holding of at least 90% of the Voting Power of the Company.

ARTICLE XI

MERGER, CONSOLIDATION OR CONVERSION

Section 11.1     Authority. The Company may merge or consolidate with one or more limited liability companies or “other business entities” as defined in Section 18-209 of the Delaware Act, or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XI.

Section 11.2     Procedure for Merger, Consolidation or Conversion. Merger, consolidation or conversion of the Company pursuant to this Article XI requires the prior approval of the Manager; provided, however, that to the fullest extent permitted by Applicable Law, the Manager shall have no duty or obligation to consent to any merger, consolidation or other business combination of the Company and, to the fullest extent permitted by Applicable Law, may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or any other Person bound by this Agreement and, in declining to consent to a merger, consolidation or other business combination, shall not be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Applicable Law.

(a)    If the Manager shall determine to consent to a merger or consolidation, the Manager shall approve the Merger Agreement, which shall set forth:

(i)     the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)     the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)     the terms and conditions of the proposed merger or consolidation;

(iv)     the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity; and if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity, the cash, property, rights, or securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive, if any;

(v)     a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)     the effective time of the merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger or the time stated therein); and

(vii)     such other provisions with respect to the proposed merger or consolidation that the Manager determines to be necessary or appropriate.

(b)     If the Manager shall determine to consent to a conversion, the Manager may approve and adopt a Plan of Conversion containing such terms and conditions that the Manager determines to be necessary or appropriate.

Section 11.3     Approval by Members of Merger, Consolidation or Conversion or Sales of Substantially All of the Company’s Assets.

(a)    Except as provided in Section 11.3(d), the Manager, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Members, whether at an annual meeting or a special meeting, in either case, in accordance with the requirements of Article XII. A copy or a summary of the Merger Agreement or Plan of Conversion, as applicable, shall be included in or enclosed with the notice of meeting.

(b)    Except as provided in Section 11.3(d), the Merger Agreement or Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Voting Power of the Company.

(c)     Except as provided in Section 11.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 11.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d)     Notwithstanding anything otherwise to the contrary herein, the Manager is permitted, without Member approval, to convert the Company into a new limited liability entity, or to merge the Company into, or convey all of the Company’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if: (i) the Manager has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity; and (iii) the governing instruments of the new entity provide the Members and the Manager with substantially the same rights and obligations as are herein contained.

(e)     No Member is entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Article XI, a sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other similar transaction or event.

(f)     The Manager may cause the Company to sell, exchange or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, or approve on behalf of the Company any such sale, exchange or other disposition, or mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company, in each case, without the approval of any Member.

(g)     Without the approval of any Member, the Manager may, at any time, cause the Company to implement a reorganization whereby a Delaware statutory trust (the “ERISA Trust”) would hold all Outstanding Class A Common Shares and the holder of each Class A Common Share would receive, in exchange for such Class A Common Shares, a common share of the Trust which would represent one undivided beneficial interest in the Trust, and each common share of the Trust would correspond to one underlying Class A Common Share; provided, however, that the Manager will not implement such a trust structure if, in its sole discretion, it determines that such reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Class A Common Shares, including altering a Member’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. The Manager will also be required to implement the reorganization in such a manner that the reorganization does not have a material effect on the voting or economic rights of Class A Common Shares and Class B Common Shares.

(h)     Each merger, consolidation or conversion approved pursuant to this Article XI shall provide that all holders of Class A Common Shares shall be entitled to receive the same consideration pursuant to such transaction with respect to each of their Class A Common Shares.

Section 11.4     Certificate of Merger or Conversion. Upon the required approval by the Manager of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 11.5     Amendment of Agreement. Pursuant to Section 18-209(f) of the Delaware Act, an agreement of merger, consolidation or other business combination approved in accordance with this Article XI may:

(a)     effect any amendment to this Agreement; or

(b)     effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Business Entity.

Any such amendment or adoption made pursuant to this Section 11.5 shall be effective at the effective time or date of the merger, consolidation or other business combination.

Section 11.6     Effect of Merger.

(a)     At the effective time of the certificate of merger, consolidation or similar certificate:

(i)     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)     the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)     all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)     all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)     It is the intent of the parties hereto that a merger or consolidation effected pursuant to this Article XI shall not be deemed to result in a Transfer or assignment of assets or liabilities from one entity to another.

Section 11.7    Corporate Treatment; Change of Law.

(a)     In the event that the Manager determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership for tax purposes.

(b)     If there is a change in the Code or other applicable tax law that causes the Company to be taxable as an association or a corporation, or otherwise imposes taxes with respect to the earnings of the Company or its Subsidiaries, directly or indirectly, on the Company, its Subsidiaries or its Members in a way that is materially different from the way in which such taxes are imposed as of the date hereof, then the Manager may take such measures as it determines, in consultation with tax counsel, are necessary or advisable to optimize the Company’s tax structure, including causing the Company to be taxed as a corporation.

ARTICLE XII

MEMBER MEETINGS.

Section 12.1     Member Meetings.

(a)     All acts of Members (other than the Manager) to be taken hereunder shall be taken in the manner provided in this Article XII. The Manager may, in its sole discretion, call meetings of the Members for the transaction of such business, at such time and place as the Manager shall specify.

(b)     A failure to hold a meeting of the Members at a designated time shall not affect otherwise valid acts of the Company or work a forfeiture or dissolution of the Company.

(c)     In the event that the Apollo Group Beneficially Owns less than 10% of the Voting Power of the Company and the annual meeting for election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon as is convenient. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the date of this Agreement or its last annual meeting, it is the intent of the parties that no annual meeting be held for that year. In such situations, the Manager will provide notice to all Members entitled to vote in the election of Directors as to the manner in which the election shall be conducted and the procedure that such Member must comply with in order to vote in the election of Directors.

(d)     In the event that the Apollo Group Beneficially Owns less than 10% of the Voting Power of the Company, all elections of Directors will be by written ballots; if authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the electronic transmission was authorized by the Member or proxyholder.

(e)    Special meetings of the Members may only be called by either the Manager or the holders of a majority of the Voting Power of the Company.

Section 12.2    Notice of Meetings of Members.

(a)    Notice, stating the place, day and hour of any annual or special meeting of the Members, as determined by the Manager, and: (i) in the case of a special meeting of the Members, the purpose or purposes for which the meeting is called; or (ii) in the case of an annual meeting, those matters that the Manager, at the time of giving the notice, intends to present for action by the Members, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware law. Any previously scheduled meeting of the Members may be postponed, and any meeting of the Members may be canceled, by written notice of the Manager prior to the date previously scheduled for such meeting of the Members.

Section 12.3    Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Manager may set a Record Date, which shall not be (a) less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting (pursuant to Section 12.6), the date by which Members are requested in writing by the Manager to give such approvals. If no Record Date is fixed by the Manager, then (x) the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given and (ii) the Record Date for determining the Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Manager may fix a new Record Date for the adjourned or postponed meeting.

Section 12.4     Quorum: Required Vote for Member Action; Voting for Directors; Adjournment.

(a)    At any meeting of the Members, the holders of a majority of the Voting Power of the Company or of such class or series for which a meeting has been called, represented in person or by proxy, shall constitute a quorum of such class or classes or series unless any such action by the Members requires approval by holders of a greater percentage of Voting Power of such Shares, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Shares specified in this Agreement. Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

(b)     All matters properly submitted to Members for approval shall be determined by a majority of the Voting Power of the Company entitled to vote at such meeting and which are present in person or by proxy at such meeting (unless a greater percentage is required with respect to such matter under the Delaware Act, under the rules of any National Securities Exchange on which the Shares are listed for trading, or under the provisions of this Agreement, in which case the approval of Members holding Outstanding Shares that in the aggregate represent at least such greater percentage shall be required) and such determination shall be deemed to constitute the act of all of the Members.

(c)    Directors shall be elected by a plurality of the votes cast for a particular position.

(d)    In the absence of a quorum, any meeting of Members may be adjourned from time to time by the affirmative vote of Members holding at least a majority of the Voting Power of the Company entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in this Article XII. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XII.

Section 12.5     Conduct of a Meeting; Member Lists. The Manager shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article XII, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Manager shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Manager. The Manager may make such other regulations consistent with Applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

Section 12.6     Action Without a Meeting. On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

Section 12.7     Voting and Other Rights.

(a)     Only those Record Holders of Outstanding Shares on the Record Date set pursuant to Section 12.3 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the holders of Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares on such Record Date. Each Class A Common Share shall entitle the holder thereof (other than the Investor or any of its Affiliates) to one vote for each Class A Common Share held of record by such holder as of the relevant Record Date. Each Class B Common Share shall entitle the holder thereof to vote in accordance with the provisions of Section 12.7(e).

(b)     With respect to Outstanding Shares that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Outstanding Shares are registered, such other Person shall, in exercising the voting rights in respect of such Outstanding Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Outstanding Shares in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry.

(c)     Notwithstanding anything otherwise to the contrary herein, for the avoidance of doubt, the Investor and each of its Affiliates shall be subject to the limitations on voting set forth in this Section 12.7(c) upon becoming a Member (whether at the time of conversion of the Note into Class A Common Shares or otherwise) and for so long as the Investor and its Affiliates Beneficially Own any Shares. Notwithstanding

anything otherwise to the contrary herein or the terms of any Class A Common Shares, the Investor and each of its Affiliates shall have no voting rights whatsoever with respect to the Company, including any voting rights that may otherwise exist for Members or Record Holders hereunder, under the Delaware Act, at law, in equity or otherwise; provided, that, (i) prior to an Initial Offering, any amendment to Article IV, Article V, Article IX, Section 10.3, or Section 11.3 of this Agreement that would have a disproportionate adverse effect on the Noteholders must be consented to in writing by the Noteholders holding 66% of the aggregate principal balance of the then outstanding Notes; provided, that as long as either Investor (directly or indirectly) holds at least 50% of the outstanding principal amount of the Notes purchased by such Investor under the Strategic Agreement on the Closing Date (as such term is defined in the Strategic Agreement), such consent shall also require the separate prior consent of such Investor; and (ii) after an Initial Offering, any amendment to Article IV, Article V, Article IX, Section 10.3, or Section 11.3 of this Agreement that would have a disproportionate adverse effect on the Investors and their Affiliates must be consented to in writing by the Investors and their Affiliates.

(d)     Notwithstanding anything otherwise to the contrary herein, the Delaware Act or Applicable Law, each of the Members and each other Person who may acquire an interest in Shares hereby agrees that the holders of Class B Common Shares shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the Members on an equivalent basis as holders of Class A Common Shares (including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other Applicable Law), in each case subject to and not in limitation of the rights of the holders of Class B Common Shares as provided in this Agreement.

(e)    Notwithstanding anything otherwise to the contrary contained in this Agreement, the holders of Class B Common Shares, as such, collectively shall be entitled to a number of votes that is equal to the aggregate number of Operating Group Units outstanding as of the relevant Record Date, less the number of Class A Common Shares outstanding as of the same relevant Record Date (the “Aggregate Class B Vote”). Prior to the BRH Holdings Cessation Date, BRH Holdings shall be entitled to all of the votes to which the holders of Class B Common Shares, as such, collectively are then entitled. From and after the BRH Holdings Cessation Date, the Aggregate Class B Vote shall be allocated among all holders of Class B Common Shares (other than the Company or its Subsidiaries), if more than one, as BRH Holdings shall determine in its sole discretion. The number of votes to which the holders of Class B Common Shares shall be entitled shall be adjusted accordingly if (i) a holder of Class A Common Shares, as such, shall become entitled to a number of votes other than one for each Class A Common Share held and/or (ii) under the terms of the Exchange Agreement the holders of Operating Group Units party thereto shall become entitled to exchange each such Operating Group Unit for a number of Class A Common Shares other than one. The holders of Class B Common Shares shall vote together with the holders of Class A Common Shares as a single class and, to the extent that the holders of Class A Common Shares shall vote together with the holders of any other class of limited liability company interests, the holders of Class B Common Shares shall also vote together with the holders of such other class of limited liability company interests on an equivalent basis as the holders of Class A Common Shares.

(f)    Notwithstanding anything otherwise to the contrary herein, and in addition to any other vote required by the Delaware Act or this Agreement, the affirmative vote of the holders of at least a majority of the voting power of the Class B Common Shares (excluding Class B Common Shares held by the Company and its Subsidiaries) voting separately as a class shall be required to alter, amend or repeal Sections 12.7(d) or 12.7(e) or this Section 12.7(f), or to adopt any provision inconsistent therewith.

Section 12.8    Proxies and Voting.

(a)    On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by Applicable Law. Any such proxy shall be filed in accordance with the procedure established for the meeting. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)    The Manager may, and to the extent required by Applicable Law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Manager may designate one or more alternate inspectors to replace any inspector who fails to act.

(c)    With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1    Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Shares at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 13.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.4. The Manager may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 13.2    Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto;

provided, that nothing contained herein shall be construed to amend or modify in any way the rights and obligations of the respective parties under the Agreement Among Principals, the Shareholders Agreement and the Investors Rights Agreement.

Section 13.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 13.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 13.7    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share pursuant to Article III, without need for execution hereto.

Section 13.8    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Prior to the Initial Offering, each Member: (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement; and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by Applicable Law or affect its right to bring any action in any other court.

Section 13.9    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.10    Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 13.11    Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on certificates representing Shares is expressly permitted by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC, its Manager

By:	BRH Holdings GP, Ltd., its Sole Member

By:	/s/ JOHN J. SUYDAM
Name: Title:	John J. Suydam Vice President

AGM MANAGEMENT, LLC

By:	BRH Holdings GP, Ltd., its Sole Member

By:	/s/ JOHN J. SUYDAM
Name: Title:	John J. Suydam Vice President

APOC HOLDINGS, LTD

By:	/s/ Authorized Signatory

California Public Employees Retirement System

By:	/s/ Authorized Signatory

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

37,324,540 Class A Shares

Apollo Global

Management, LLC

Representing Class A Limited Liability Company Interests

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”) and the New York Stock Exchange.

Filing Fee—Securities and Exchange Commission	$16,410
Fee—FINRA	*
Listing Fee—New York Stock Exchange	*
Fees and Expenses of Counsel	*
Printing Expenses	*
Fees and Expenses of Accountants	*
Miscellaneous Expenses	*

Total	*

*	To be filed by amendment.

ITEM 14	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 107 of the Delaware Limited Liability Company Act empowers us to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. Pursuant to Section 6.20 of our Amended and Restated Limited Liability Company Agreement, we will generally indemnify our members, managers, officers, directors and affiliates of the managers and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events. We currently maintain liability insurance for our directors and officers.

ITEM 15	RECENT SALES OF UNREGISTERED SECURITIES.

On August 8, 2007, in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), we sold 27,000,000 Class A shares, at an initial offering price of $24 per share and for a total of $763.3 million in net proceeds, to (i) Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse (USA) LLC, which we refer to as the “initial purchasers,” for their resale to qualified institutional buyers that are also qualified purchasers in reliance upon Rule 144A under the Securities Act, and (ii) to accredited investors, with the initial purchasers acting as placement agents, in a private placement, as defined in Rule 501(a) under the Securities Act. The initial purchasers exercised their over-allotment option and on September 5, 2007, we sold an additional 2,824,540 Class A shares to the initial purchasers at the price of $24 per share and we received a total of $64.1 million in net proceeds. We refer to this exempt sale of Class A shares to the initial purchasers and to accredited investors, as the “Rule 144A Offering.”

In connection with the Rule 144A Offering, on July 16, 2007, we entered into a purchase agreement with Credit Suisse Securities (USA) LLC, one of the Rule 144A Offering initial purchasers, pursuant to which Credit Suisse Management LLC, or the “CS Investor,” purchased from us in a private placement that closed concurrently with the Rule 144A Offering an aggregate of $180 million of the Class A shares at a price per share of $24 or 7,500,000 Class A shares. Pursuant to a shareholders agreement we entered into with the CS Investor, the CS Investor agreed not to sell its Class A shares for a period of one year from August 8, 2007, the closing date of the Rule 144A Offering. We refer to our sale of Class A shares to the CS Investor as the “Private Placement” and to the Private Placement, and the Rule 144A Offering collectively, as the “Offering Transactions.”

On July 13, 2007, we sold securities to the California Public Employees’ Retirement System, or “CalPERS,” and an affiliate of the Abu Dhabi Investment Authority, or “ADIA,” in return for a total investment of $1.2 billion. We refer to CalPERS and ADIA as the “Strategic Investors.” Upon completion of the Offering Transactions, the securities that we sold to the Strategic Investors converted into non-voting Class A shares. Pursuant to a lenders rights agreement we have entered into with the Strategic Investors, the Strategic Investors have agreed not to sell any of their Class A shares for a period of two years after the date on which the shelf registration statement of which this prospectus forms a part became effective, or the “shelf effectiveness date,” subject to limited exceptions. Thereafter, the amount of Class A shares they may sell is subject to a limit that increases with each year.

ITEM 16	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit Number	Description
1.1	Purchase/Placement Agreement, dated as of August 2, 2007, by and among Apollo Global Management, LLC and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC as representatives of the purchasers and placement agents named therein

†3.1	Certificate of Formation of Apollo Global Management, LLC

†3.2	Amended and Restated Limited Liability Company Operating Agreement of Apollo Global Management, LLC dated as of July 13, 2007

*5.1	Opinion of O’Melveny & Myers LLP regarding validity of the Class A shares registered

*8.1	Opinion of O’Melveny & Myers LLP regarding certain tax matters

†10.1	Amended and Restated Limited Liability Company Operating Agreement of AGM Management, LLC dated as of July 10, 2007

10.2	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings I, L.P. dated as of July 13, 2007

10.3	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings II, L.P. dated as of July 13, 2007

10.4	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings III, L.P. dated as of July 13, 2007

10.5	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings IV, L.P. dated as of July 13, 2007

10.6	Registration Rights Agreement, dated as of August 8, 2007, by and among Apollo Global Management, LLC, Goldman Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC

10.7	Investor Rights Agreement, dated as of August 8, 2007, by and among Apollo Global Management, LLC, AGM Management, LLC and Credit Suisse Securities (USA) LLC

10.8	Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan

10.9

Agreement Among Principals, dated as of July 13, 2007, by and among Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P., MJR Foundation LLC, AP Professional Holdings, L.P. and BRH Holdings, L.P.

10.10	Shareholders Agreement, dated as of July 13, 2007, by and among Apollo Global Management, LLC, AP Professional Holdings, L.P., BRH Holdings, L.P., Black Family Partners, L.P., MJR Foundation LLC, Leon D. Black, Marc J. Rowan and Joshua J. Harris

Exhibit Number	Description
10.11

Exchange Agreement, dated as of July 13, 2007, by and among Apollo Global Management, LLC, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Management Holdings, L.P. and the Apollo Principal Holders (as defined therein), from time to time party thereto.

10.12

Tax Receivable Agreement, dated as of July 13, 2007, by and among APO Corp., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Management Holdings, L.P. and each Holder defined therein.

10.13	Credit Agreement dated as of April 20, 2007 among Apollo Management Holdings, L.P., as borrower, Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P. and AAA Holdings, L.P., as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

*10.14	Employment, Non-Competition, and Non-Solicitation Agreement with Leon D. Black

*10.15	Employment, Non-Competition, and Non-Solicitation Agreement with Marc J. Rowan

*10.16	Employment, Non-Competition, and Non-Solicitation Agreement with Joshua J. Harris

*10.17	Employment, Non-Competition and Non-Solicitation Agreement with Kenneth A. Vecchione

*10.18	Employment, Non-Competition, and Non-Solicitation Agreement with Barry Giarraputo

*21.1	Subsidiaries of Apollo Global Management, LLC

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

†24.1	Power of Attorney

†99.1	Consent of Duff & Phelps, LLC

*	To be filed by amendment.
†	Previously filed.

(b)	Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected combined financial data or notes contained in this registration statement.

ITEM 17	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Apollo Global Management, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 12th day of August, 2008.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC, its Manager

By:	BRH Holdings GP, Ltd. its Sole Member

By:	/S/ JOHN J. SUYDAM
Name: John J. Suydam Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2008.

Signature	Title

* Leon D. Black	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Joshua J. Harris	President and Director

* Marc J. Rowan	Director

* Kenneth Vecchione	Chief Financial Officer

* Barry J. Giarraputo	Chief Accounting Officer (Principal Accounting Officer)

*	/S/ JOHN J. SUYDAM
Name: John J. Suydam Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Purchase/Placement Agreement, dated as of August 2, 2007, by and among Apollo Global Management, LLC and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC as representatives of the purchasers and placement agents named therein

†3.1	Certificate of Formation of Apollo Global Management, LLC

†3.2	Amended and Restated Limited Liability Company Operating Agreement of Apollo Global Management, LLC dated as of July 13, 2007

*5.1	Opinion of O’Melveny & Myers LLP regarding validity of the Class A shares registered

*8.1	Opinion of O’Melveny & Myers LLP regarding certain tax matters

†10.1	Amended and Restated Limited Liability Company Operating Agreement of AGM Management, LLC dated as of July 10, 2007

10.2	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings I, L.P. dated as of July 13, 2007

10.3	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings II, L.P. dated as of July 13, 2007

10.4	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings III, L.P. dated as of July 13, 2007

10.5	Amended and Restated Limited Partnership Agreement of Apollo Principal Holdings IV, L.P. dated as of July 13, 2007

10.6	Registration Rights Agreement, dated as of August 8, 2007, by and among Apollo Global Management, LLC, Goldman Sachs & Co., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC

10.7	Investor Rights Agreement, dated as of August 8, 2007, by and among Apollo Global Management, LLC, AGM Management, LLC and Credit Suisse Securities (USA) LLC

10.8	Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan

10.9

Agreement Among Principals, dated as of July 13, 2007, by and among Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P., MJR Foundation LLC, AP Professional Holdings, L.P. and BRH Holdings, L.P.

10.10	Shareholders Agreement, dated as of July 13, 2007, by and among Apollo Global Management, LLC, AP Professional Holdings, L.P., BRH Holdings, L.P., Black Family Partners, L.P., MJR Foundation LLC, Leon D. Black, Marc J. Rowan and Joshua J. Harris

10.11

Exchange Agreement, dated as of July 13, 2007, by and among Apollo Global Management, LLC, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Management Holdings, L.P. and the Apollo Principal Holders (as defined therein), from time to time party thereto.

10.12

Tax Receivable Agreement, dated as of July 13, 2007, by and among APO Corp., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Management Holdings, L.P. and each Holder defined therein.

10.13	Credit Agreement dated as of April 20, 2007 among Apollo Management Holdings, L.P., as borrower, Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P. and AAA Holdings, L.P., as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

Exhibit Number	Description

*10.14	Employment, Non-Competition, and Non-Solicitation Agreement with Leon D. Black

*10.15	Employment, Non-Competition, and Non-Solicitation Agreement with Marc J. Rowan

*10.16	Employment, Non-Competition, and Non-Solicitation Agreement with Joshua J. Harris

*10.17	Employment, Non-Competition and Non-Solicitation Agreement with Kenneth A. Vecchione

*10.18	Employment, Non-Competition, and Non-Solicitation Agreement with Barry Giarraputo

*21.1	Subsidiaries of Apollo Global Management, LLC

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

†24.1	Power of Attorney

†99.1	Consent of Duff & Phelps, LLC

*	To be filed by amendment.
†	Previously filed.